Form 10-K, Exhibit 13
period 1996-03-31
CAPITAL SOUTHWEST CORP
filed 1996-06-28
CIK 17313

Twelve Largest Investments--March 31, 1996


PALM HARBOR HOMES, INC.                                              $71,086,000
- --------------------------------------------------------------------------------
     Palm Harbor Homes, Dallas, Texas, is an integrated manufactured housing company, building, retailing and financing homes produced in 14 plants in Alabama, Arizona, Florida, North Carolina, Ohio, Oregon and Texas and sold in 34 states through over 500 independent dealers and 44 company-owned or affiliated retail superstores. Palm Harbor manufactures high-quality, energy efficient,
site-delivered   homes  designed  to  meet  the  need  for  affordable  housing, particularly among retirees and newly-formed families.

During the year ended March 31, 1996, Palm Harbor reported earnings of $14,978,000 ($1.47 per share) on net sales of $417,214,000, compared with earnings of $11,225,000 ($1.16 per share) on net sales of $330,547,000 in the previous year. The March 29, 1996 closing Nasdaq bid price of Palm Harbor's common stock was $25.25 per share.

At March 31, 1996, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $71,086,000 ($17.68 per share) consisting of 4,021,820 restricted shares of common stock, representing a fully-diluted equity interest of 37.0%.

SKYLAWN CORPORATION                                                  $45,000,000
- --------------------------------------------------------------------------------
     Skylawn   Corporation   owns  and  operates   cemeteries,   mausoleums  and
mortuaries. Skylawn's operations, all of which are in California, include a mausoleum and an adjacent mortuary in Oakland and cemeteries and mausoleums in San Mateo, Hayward, Sacramento and Napa, the latter three of which also have mortuaries at the cemetery sites. All of these entities are well established and have provided funeral services to their respective communities for many years.

     For the fiscal year ended March 31, 1996 Skylawn Corporation earned $4,462,000 on revenues of $22,939,000. in the previous year, Skylawn earned $3,292,000 on revenues of $21,005,000.

     At March 31,1996, Capital Southwest owned 100% of Skylawn Corporation's common stock, which had a cost of $4,510,400 and was valued at $45,000,000.

ALAMO GROUP INC.                                                     $38,209,000
- --------------------------------------------------------------------------------
     Alamo Group Inc. is a leading designer, manufacturer and marketer of heavy-duty, tractor-mounted mowing and growth maintenance equipment. Founded in 1969, Alamo Group operates 10 manufacturing facilities and serves agricultural, governmental and commercial markets in the U.S. and Europe.

     For the year ended December 30,1995, Alamo reported consol idated earnings of $11,615,000 ($1.34 per share) on net sales of $163,852,000, compared with earnings of $9,166,000 ($1.20 per share) on net sales of $119,643,000 in the previous year. The March 29,1996 closing NYSE market price of Alamo's common stock was $17.875 per share.

     At March 31,1996, the $575,000 investment in Alamo by Capital Southwest and its subsidiary was valued at $38,209,000, consisting of 2,660 000 restricted shares of common stock valued at $38,038,000 ($14.30 per sihare) and warrants valued at $171,000, representing a fully-diluted equity interest of 26.8% at an anticipated cost of $1,575,000.

THE RECTORSEAL CORPORATION                                           $28,000,000
- --------------------------------------------------------------------------------
     The RectorSeal Corporation, with plants in Houston and Mount Vernon, New York, manufactures specialty chemical products including pipe thread sealants, firestop sealants, plastic solvent cements and other formulations for plumbing and industrial applications. These products are distributed through over 6,000 supply firms. RectorSeal's subsidiary, Jet-Lube, Inc., with plants in Houston, England and Canada, produces anti-seize compounds, specialty lubricants and other products used in industrial and oil field applications. RectorSeal also owns a 20% equity interest in The Whitmore Manufacturing Company (described subsequently).

     During the fiscal year ended March 31,1996, The RectorSeal Corporation reported consolidated earnings of $3,014,000 on revenues of $29,290,000, compared with earnings of $2,423,000 on revenues of $25,121,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

     At March 31,1996, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $28,000,000.

PETSMART, INC.                                                       $11,857,737
- --------------------------------------------------------------------------------
     PETsMART Inc., Phoenix, Arizona, is the nation's leading operator of superstores specializing in pet food, pet supplies and pet services, including full scale veterinary care. PETsMART currently operates 283 superstores in 33 states.

     For the year ended January 28,1996, PETsMART reported a net loss of $2,803,000 ($0.07 per share) on net sales of $1,030,663,000, compared with a net loss of $9,830,000 ($0.22 per share) on net sales of $817,555,000 in the previous year. The March 29,1996 closing Nasdaq bid price of PETsMART's common stock was $36.25 per share.

     At March 31,1996, Capital Southwest and its subsidiary owned 327,110 unrestricted shares of PETsMART common stock, having a cost of $2,878,733 and a market value of $11,857,737 ($36.25 per share).


AMERICAN HOMESTAR CORPORATION                                         $7,961,210
- --------------------------------------------------------------------------------
     American Homestar Corporation, Webster, Texas, builds, retails and finances manufactured housing, producing homes from its three plants in the Dallas-Fort Worth area and retailing its products through 43 company-owned retail sales centers and more than 100 independently-owned retail centers in Texas, New Mexico, Oklahoma, Louisiana, Colorado, Arkansas and Kansas.

     For the year ended May 31,1995, American Homestar reported net income of $7,188,000 ($0.98 per share) on net sales of $187,653,000. Unaudited earnings for the nine months ended February 29, 1996 were $6,423,000 ($0.83 per share) compared with $4,721,000 ($0.66 per share) during the same period in the preceding year. The March 29,1996 closing Nasdaq bid price of American Homestar's common stock was $19.875 per share.

     At March 31,1996, Capital Southwest and its subsidiary owned 400,564 unrestricted shares of American Homestar common stock, having a cost of $3,405,824 and a market value of $7,961,210 ($19.875 per share), representing a fully-diluted equity interest of 4.3%.

ENCORE WIRE CORPORATION                                               $6,599,000
- --------------------------------------------------------------------------------
     Encore Wire  Corporation,  McKinney,  Texas,  manufactures  a broad line of
copper  electrical  wire  and  cable  including   non-metallic  sheathed  cable,
underground  feeder  cable  and  THHN  cable  for  residential,  commercial  and
industrial  construction.   Encore's  products  are  sold  through  large-volume
distributors and building materials retailers.

     For the year ended December 31, 1995, Encore reported a net loss of $545,000 ($0.08 per share) on net saies of $151,308,000, compared with net income of $6,670,000 ($0.98 per share) on net sales of $122,698,000 in the previous year. The March 29,1996 closing Nasdaq bid price of Encore's common stock was $9.00 per share.

     At March 31,1996, the $4,100,000 investment in 1,122,000 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $6,599,000 (an average of $5.88 per share), representing a fully diluted equity interest of 14.8%.


SDI Holding Corp.                                                     $6,000,000
- --------------------------------------------------------------------------------
     SDI Holding Corp., Glasgow, Delaware, through its wholly-owned subisidiary, Sterling Diagnostic Imaging, Inc., manufactures and markets on a worldwide basis, x-ray medical imaging film, intensifying screens, cassettes, film development chemicals and related equipment and services. A subsidiary, Direct Radiography Corp., is developing a direct radiography system, scheduled for 1998 introduction, which will capture, store and transmit conventional x-ray images in a digital format.

     In March 1996, Capital Southwest invested $6,000,000 in the common stock of SDI Holding Corp., which purchased the assets of the Diagnostic Imaging busi ness from E.I. DuPont de Nemours for approximately $396 mi11ion. The operations acquired by SDI recorded 1995 sales of $539 million.

     At March 31,1996, Capital Southwest's $6,000,000 investment in common stock of SDI Holding Corp. was valued at cost and represents a fully-diluted equity interest of 12.0%.

THE WHITMORE MANUFACTURING COMPANY                                    $5,728,000
- --------------------------------------------------------------------------------
     The Whitmore  Manufacturing  Company,  with plants in  Rockwall,  Texas and
Cleveland,   Ohio,   manufactures  specialty  lubricants  for  extreme-pressure, lubrication of heavy  equipment  used in surface mining and in other  industries
and  produces   transit  coatings  for  the  automobile   industry.   Whitmore's
subsidiary,   Hanson-Loran  Company,  Inc.,  Buena  Park,  California,  produces floor finishing compounds, supplies and equipment for supermarkets.

     During the fiscal year ended March 31,1996, Whitmore reported a net loss of $611,000 on net sales of $16,829,000, compared with net income of $471,000 on net sales of $17,861,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on a previous page).

     At March 31,1996, the direct investment in Whitmore by Capital Southwest was valued at $5,728,000 and had a cost of $2,528,000, consisting of $928,000 in 10% subordinated notes and $1,600,000 in common stock. Our Company's direct and indirect equity in Whitmore's loss for the year ended March 31,1996 was $611,000.


CHEROKEE COMMUNICATIONS, INC.                                         $5,000,000
- --------------------------------------------------------------------------------
     Cherokee Communications,  Inc., Jacksonville,  Texas, is one of the largest
private  payphone   companies  in  the  United  States,   owning  and  servicing
approximately 11,700 payphones installed in convenience stores and other high-traffic areas located primarily in Texas, New Mexico, Montana and Utah.

     For the year ended September 30,1995, Cherokee reported net income of $2,220,000, including a non-recurring gain of $651,000 on net sales of $31,592,000, compared with net income of $603,000 on net sales of $27,865,000 in the previous year.

     At March 31,1996, the $2,400,000 investment in 6% cumulative convertible preferred stock by Capital Southwest and its subsidiary was valued at $5,000,000 and represents a fully-diluted equity interest of 21.0%.


Mail-Well, Inc.                                                       $4,136,000
- --------------------------------------------------------------------------------
     Mail-Well, Inc., Englewood, Colorado, is a leading envelope manufacturer and printer in the United States and Canada, specializing in customized envelopes and high-impact color printing. Mail-Well operates 43 plants and numerous sales offices throughout North America.

     For the year ended December 31, 1995, Mail-Well reported earnings of $10,373,000 ($1.36 per share) on net sales of $596,792,000. The March 29,1996 closing Nasdaq bid price of Mail-Well's common stock was $7.75 per share.

     At March 31,1996, the $2,889,010 investment in Mail-Well by Capital Southwest was valued at $4,136,000 (an average of $5.96 per share) consisting of 694,063 restricted shares of common stock, representing a fully-diluted equity interest of 5.3%.


TELE-COMMUNICATIONS, INC.--TCI GROUP                                  $3,33O,OOO
- --------------------------------------------------------------------------------
     Tele-Communications,  Inc.--TCI Group, Englewood,  Colorado, is principally
engaged  in  the   construction,   acquisition,   ownership   and  operation  of
cable television  systems  end  the  provision  of   satellite-delivered   video
entertainment information and home shopping programming services to various video distribution media, principally cable television systems in 49 states.

     For the year ended December 31,1995, Tele-Communications, Inc.--TCI Group reported a net loss of $178,000,000 ($0.16 per share) on revenues of
$5,384,000,000, compared with net income of $99,000,000 on revenues of $4,269,000,000 in the previous year. The March 29,1996 closing Nasdaq bid price of TeleCommunications, Inc.--TCI Group Series A common stock was $18.50 per share.

     At March 31,1996, Capital Southwest owned 180,000 unrestricted shares of Series A common stock of Tele-Communications, Inc.--TCI Group having a cost of $68 and a market value of $3,330,000 ($18.50 per share).

Portfolio of Investments--March 31, 1996

       Company                  Equity (a)          Investment (b)                 Cost             Value (c)
- ---------------------------------------------------------------------------------------------------------------
*ALAMO GROUP INC.(d)              26.8%     2,660,000 shares common stock        $ 575,000         $38,038,000
 San Antonio, Texas                         (acquired 4-1-73 and (7-18-78)
 Heavy-duty, tractor-mounted                Warrant to purchase 62,500 shares
 mowing and growth maintenance              of common stock at $16.00 per share,
 equipment for agricultural                 expiring 2000 (acquired 11-25-91)       -                  171,000
 and governmental markets.                                                        ----------       ------------
                                                                                   575,000          38,209,000
- ---------------------------------------------------------------------------------------------------------------
ALL COMPONENTS, INC.(d)            30.0%    14% subordinated debenture, due 1999
 Addison, Texas                             (acquired 9-16-94) 150,000 shares      600,000             600,000
 Distributor of memory and other            Series A convertible preferred
 components to personal com-                stock (acquired 9-16-94)               150,000             150,000
 puter manufacturers, retailers             450,000 shares Series B preferred
 and value-added resellers.                 stock (acquired 9-16-94)               450,000             450,000
                                                                                ------------         ----------
                                                                                 1,200,000           1,200,000
- ---------------------------------------------------------------------------------------------------------------
**AMERICAN HOMESTAR CORPORATION (d) 4.3%    400,564 shares common stock
 Webster, Texas                             (acquired 8-31-93, 7-12-94 and
 Manufacturing, retailing and               3-28-96)                             3,405,824           7,961,210
 financing of manufactured
 housing sold n a seven-state
 market area.
- ---------------------------------------------------------------------------------------------------------------
BALCO, INC.(d)                     83.9%    14% subordinated debentures, payable
 Wichita, Kansas                            1997 to 2001 (acquired 8-13-91)        400,000             400,000
 Specialty architectural products           14% subordinated debenture, payable
 used in the contruction and                1997 to 2001, last maturing $250,000
 remodeling of commerical and               convertible into 250,000 shares of
 institutional buildings.                   common stock at $1.00 per share
                                            (acquired 6-1-91)                      800,000             800,000
                                            110,000 shares common stock and
                                            60,920 shares Class B non-voting
                                            stock (acquired 10-25-83)              170,920             170,920
                                            Warrants to purchase 85,000 shares
                                            of common stock at $2.40 per share,
                                            expiring 2001 (acquired 8-13-91)        -                   -
                                                                                 ----------         -----------
                                                                                 1,370,920           1,370,920
- ---------------------------------------------------------------------------------------------------------------
CHEROKEE COMMUNICATIONS, INC. (d)  21.0%    240,000 shares 6% cumulative pre-
 Jacksonville, Texas                        ferred stock, convertible into
 Owns and services approximately            2,218,000 shares of common stock at
 11,700 payphones.                          $1.08 per share (acquired 12-31-92)  2,400,000           5,000,000
- ---------------------------------------------------------------------------------------------------------------
*DATA RACE, INC. (d)                8.0%    475,950 shares common stock (acqu-
 San Antonio, Texas                         ired 10-7-92)                        1,699,485           1,011,000
 Statistical multiplexers, custom           Option to purchase 35,507 shares of
 data/fax/voice modems and local            common stock at $.67 per share,
 and wide area network connectivity         expiring 2000 (acquired 12-31-91)       71,015              52,000
 products.                                                                       -----------        -----------
                                                                                 1,770,500           1,063,000
- ---------------------------------------------------------------------------------------------------------------
* Publicly-owned company
** Unrestricted securities as defined in Note (b)



       Company                  Equity (a)          Investment (b)                  Cost             Value (c)
- ---------------------------------------------------------------------------------------------------------------
DENNIS TOOL COMPANY (d)            46.1%    98,687 shares common stock (acqu-    $ 330,000          $1,200,000
 Houston, Texas                             ired 3-7-94)
 Polycrystalline diamond compacts
 (PDCs) used in oil field drill
 bits and in mining and industrial
 applications.
- ---------------------------------------------------------------------------------------------------------------
DYMETROL COMPANY, INC. (d)         33.8%    15% subordinated notes, payable
 Hockessin, Delaware                        quarterly 1998 to 1999 (acquired
 Nylon strapping for packaging              5-27-93)                               774,379             774,379
 applications and copolyester               19,912 shares common stock, non-
 elastomeric tape used in auto-             voting (acquired 5-27-93)              199,115             199,115
 mobiles.                                                                        ------------       ------------
                                                                                   973,494             973,494
- ---------------------------------------------------------------------------------------------------------------
*ENCORE WIRE CORPORATION (d)       14.8%    1,122,000 shares common stock (ac-
 McKinney, Texas                            quired 7-16-92, 3-15-94 and 4-28-94) 4,100,000           6,599,000
 Electrical wire and cable for
 residential and commerical use.
- ---------------------------------------------------------------------------------------------------------------
*FMC CORPORATION (d)                 (1%    **6,430 shares common stock (acq-
 Chicago, Illinois                          uired 6-6-86)                           123,777             483,053
 Machinery and chemicals in
 diversified product areas.
- ---------------------------------------------------------------------------------------------------------------
*FRONTIER CORPORATION (d)            (1%    **31,338 shares common stock (acq-
 Rochester, New York                        uired 12-20-95)                          78,346             987,147
 Diversified telecommunications
 company.
- ---------------------------------------------------------------------------------------------------------------
LIL' THINGS, INC. (d)               7.3%    2,250,000 shares Class A cumulative
 Arlington, Texas                           preferred stock, convertible into
 Retail chain of superstores                2,250,000 shares of commmon stock
 selling products for children              at $1.00 per share
 from birth to six years.                   (acquired 2-12-93 and 12-1-93)        2,250,000           1,125,000
                                            666,666 shares Class B cumulative
                                            preferred stock, convertible into
                                            746,268 shares of common stock at
                                            $1.34 per share (acquired 9-15-94)    1,000,000             373,134
                                            617,410 shares Class C cumulative
                                            preferred stock, convertible into
                                            617,410 shares of common stock at
                                            $1.20 per share (acquired 12-4-95)      740,894             308,706
                                            Warrants to purchase 58,842 shares
                                            of common stock at $.01 per share,
                                            expiring 2000, (acquired 11-6-95)        -                   28,832
                                                                                -------------       -------------
                                                                                  3,990,894           1,835,672
- -----------------------------------------------------------------------------------------------------------------
*MAIL-WELL, INC.                    5.3%    694,063 shares common stock (acqu-
 Englewood, Colorado                        ired 2-18-94, 12-14-94, and 7-27-95)  2,889,010           4,136,000
 Customized envelopes and
 high-impact color printing.
- -----------------------------------------------------------------------------------------------------------------
* Publicly-owned company
** Unrestricted securities as defined in Note (b)




       Company                  Equity (a)          Investment (b)                  Cost             Value (c)
- ---------------------------------------------------------------------------------------------------------------
*MYLAN LABORATORIES INC. (d)         (1%    **128,286 shares common stock
 Pittsburgh, Pennsylvania                   (acquired 11-20-91)                  $  400,000          $2,694,006
 Proprietary and generic phar-
 maceutical products.
- ------------------------------------------------------------------------------------------------------------------
PTS HOLDINGS, INC.                 21.6%    200,000 shares Class B non-voting
 Anaheim, California                        common stock (acquired 11-21-94)      2,000,000           2,000,000
 Power systems for military
 and commercial applications.
- ------------------------------------------------------------------------------------------------------------------
*PALM HARBOR HOMES, INC. (d)       37.0%    4,021,820 shares common stock (acq-
 Dallas, Texas                              uired 1-3-85, 3-31-88, and 7-31-95)  10,931,955          71,086,000
 Integrated manufacturing, ret-
 ailing and financing of man-
 ufactured housing sold in
 34 states.
- ------------------------------------------------------------------------------------------------------------------
*PETSMART, INC. (d)                  (1%    **327,110 shares common stock (acq-
 Phoenix, Arizona                           uired 6-1-95)                         2,878,733          11,857,737
 Retail chain of superstores
 selling pet foods, supplies
 and services.
- ------------------------------------------------------------------------------------------------------------------
THE RECTORSEAL CORPORATION        100.0%    27,907 shares common stock (acqu-
 Houston, Texas                             ired 1-5-73 and 3-31-73)                 52,600          28,000,000
 Chemical specialty products for
 industrial, construction and oil
 field applications; owns 20% of
 Whitmore Manufacturing.
- ------------------------------------------------------------------------------------------------------------------
SDI HOLDING CORP.                  12.0%    60,000 shares common stock (acqu-
 Glasgow, Delaware                          ired 3-26-96)                         6,000,000           6,000,000
 Owns Sterling Diagnostic Imaging,
 a manufacturer of x-ray medical
 imaging film and direct radio-
 graphy systems.
- ------------------------------------------------------------------------------------------------------------------
SKYLAWN CORPORATION               100.0%    1,449,026 shares common stock (acqu-
 Hayward, California                        ired 7-16-69)                         4,510,400          45,000,000
 Cemeteries, mausoleums and
 mortuaries located in northern
 California.
- ------------------------------------------------------------------------------------------------------------------
*SPRINT CORPORATION (d)              (1%    **36,000 shares common stock (acq-
 Westwood, Kansas                           uired 6-20-84)                          503,645           1,368,000
 Provider of long-distance and
 local telephone service.
- ------------------------------------------------------------------------------------------------------------------
* Publicly-owned company
** Unrestricted securities as defined in Note (b)


    Company                       Equity (a)          Investment (b)                  Cost             Value (c)
- ---------------------------------------------------------------------------------------------------------------

*TECNOL MEDICAL PRODUCTS, INC.       (1%    **183,764 shares common stock (acq-
 Fort Worth, Texas                          uired 2-7-92 and 5-11-94)            $2,396,926          $3,215,870
 Disposable medical products
 marketed to health-care
 facilities.
- ------------------------------------------------------------------------------------------------------------------
*TELE-COMMUNICATIONS, INC.-TCI Group (1%    **180,000 shares Series A common
 Englewood, Colorado                        stock (acquired 6-3-69)                      68           3,330,000
 Operation of the nation's largest
 cable television system.
- ------------------------------------------------------------------------------------------------------------------
*TELE-COMMUNICATIONS, INC.-Liberty   (1%    **45,000 shares Series A common
                       Media Group          stock (acquired 8-4-95)                       -           1,175,625
 Englewood, Colorado
 Production and distribution of
 cable television programming
 services.
- ------------------------------------------------------------------------------------------------------------------
TEXAS SHREDDER, INC. (d)           45.7%    14% subordinated debentures, pay-
 San Antonio, Texas                         able 1997 to 1999 (acquired 3-6-91)   1,125,000           1,125,000
 Design and manufacture of heavy-           3,000 shares Series A preferred
 duty shredder systems for                  stock (acquired 3-6-91)                 300,000             300,000
 recycling steel and other materials        750 shares Series B preferred stock,
 from junk automobiles.                     convertible into 7,500 shares of
                                            common stock at $10.00 per share
                                            (acquired 3-6-91)                        75,000           1,250,000
                                                                                ------------         -----------
                                                                                  1,500,000           2,675,000
- ------------------------------------------------------------------------------------------------------------------
*TRITON ENERGY CORPORATION (d)       (1%    **6,022 shares common stock (acqu-
 Dallas, Texas                              ired 12-15-86)                          144,167             335,727
 Oil and gas exploration
 and development.
- ------------------------------------------------------------------------------------------------------------------
VARIX CORPORATION (d)             100.0%    12% promissory notes due 1997 (acq-
 Richardson, Texas                          uired 12-5-86,3-21-88 and 1-31-90)      566,486             300,000
 Formerly developed software                1,514,566 shares preferred stock,
 for computer-aided design of               convertible into 3 shres of common
 electronic circuits.                       stock at $171,667 per share (acqu-
                                            ired 6-1-84 and 3-21-88)                515,000              -
                                            37 shares common stock (acquired
                                            6-2-86, 3-21-88 and 1-31-90)            100,000              -
                                                                                ------------          ------------
                                                                                  1,181,486             300,000
- ------------------------------------------------------------------------------------------------------------------
WESTMARC COMMUNICATIONS, INC.      -        21 shares Series C preferred stock
 Denver, Colorado                           (acquired 1-3-90)                       -                   508,000
 Cable television systems and
 microwave relay systems.
- ------------------------------------------------------------------------------------------------------------------
* Publicly-owned company
** Unrestricted securities as defined in Note (b)




       Company                  Equity (a)          Investment (b)                  Cost             Value (c)
- ------------------------------------------------------------------------------------------------------------------

THE WHITMORE MANUFACTURING         80.0%    10% subordinated note payable 1997
COMPANY (d)                                 to 1998 (acquired 8-31-79)           $  928,000          $  928,000
 Rockwall, Texas                            80 shares common stock (acquired
 Specialized mining and                     8-31-79)                              1,600,000           4,800,000
 industrial lubricants;                                                         -------------        -------------
 automotive transit coatings;                                                     2,528,000           5,728,000
 floor-finishing compounds and
 equipment.
- ------------------------------------------------------------------------------------------------------------------
MISCELLANEOUS                      40.0%    Amfibe, Inc. (d)-2,000 shares Class
                                            B non-voting common stock (acq-
                                            uired 6-15-94)                          200,000             200,000
                                   98.8%    Humac Company-1,041,000 shares
                                            common stock (acquired 1-31-75 and
                                            12-31-75)                                -                  150,000
                                     (1%    *360 Communications Company
                                            (d) - **12,000 shares common stock
                                            (acquired 3-7-96)                       108,355             288,000
- ------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS OF CAPITAL SOUTHWEST CORPORATION                              $41,172,565        $178,183,590
TOTAL INVESTMENTS OF CAPITAL SOUTHWEST VENTURE CORPORATION                       17,371,535          78,746,871
                                                                                -------------       --------------
TOTAL INVESTMENTS                                                               $58,544,100        $256,930,461
                                                                                =============       ==============
- ------------------------------------------------------------------------------------------------------------------

*    Publicly-owned company
**   Unrestricted securities as defined in Note (b)

                       Notes to Portfolio of Investments

(a) The percentages in the "Equity" column express the potential equity interests held by the Company and Capital Southwest Venture Corporation ("CSVC") in each issuer. Each percentage represents the amount of the issuer's common stock the Company and CSVC own or can acquire as a percentage of the issuer's total outstanding common shares, plus shares reserved for a11 outstanding warrants, convertible securities and employee stock options. The symbol "(1%" indicates that the Company and CSVC hold a potential equity interest of less than one percent.

(b) Unrestricted securities (indicated by *) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 1996, restricted securities represented approximately 87% of the value of the consolidated investment portfolio (78% of CSVC's portfolio).

(c) Under the valuation policy of the Company and CSVC, unrestricted securities are valued at the closing sale price for listed securities and at the closing bid price for over-the-counter securities on the valuation date. Restricted securities, including securities of publicly-owned companies which are subject to restrictions on resale, are valued at fair value as determined by the Board of Directors. Fair value is considered to be the amount which the Company or CSVC may reasonably expect to receive for portfolio securities if such securities were sold on the valuation date. Valuations as of any particular date, however, are not necessarily indicative of amounts which may ultimately be realized as a result of future sales or other dispositions of securities.

Among the factors considered by the Board of Directors in determining the fair value of restricted securities are the financial condition and operating results of the issuer, the long-term potential of the business of the issuer, the market for and recent sales prices of the issuer's securities, the values of similar securities issued by companies in similar businesses, the proportion of the issuer's securities owned by the Company and CSVC, the nature and duration of resale restrictions and the nature of any rights enabling the Company or CSVC to require the issuer to register restricted securities under applicable securities laws. In determining the fair value of restricted securities, the Board of Directors considers the inherent value of such securities without regard to the restrictive feature and adjusts for any diminution in value resulting from restrictions on resale.

(d)Investments of CSVC,excluding the foliowmg which are owned directly by the Company and listed with those owned by CSVC:

Company                       Security                    Cost           Value
- -------------------------------------------------------------------------------

Alamo Group, Inc.             Warrant                   $        0       171,000
American Homestar Corp.       124,289 common shares      1,658,000     2,470,244
Balco, Inc.                   14% subordinated debenture   116,000       116,000
Balco, Inc.                   55,000 common shares          55,000        55,000
Balco, Inc.                   Warrant                            0             0
Cherokee Communications, Inc  110,000 preferred shares   1,100,000     2,291,667
Data Race, Inc                176,105 common shares        480,116       374,000
Data Race, Inc                Option                        71,015        52,000
Dennis Tool Company           4,199 common shares           30,000        51,058
Dymetrol Company, Inc.        15% subordinated note         77,448        77,448
Dymetrol Company, Inc.        1,991 common shares           19,911        19,911
Encore Wire Corporation       300,000 common shares      3,500,000     2,160,000
LiL'Things, Inc.              1,125,000 CI A
                               preferred shares          1,125,000       562,500
LiL'Things, Inc.              333,333 CI B
                               preferred shares            500,000       186,567
LiL'Things, Inc.              308,705 CI C
                               preferred shares            370,447       154,353
LiL' Things, Inc.             Warrant                            0        14,416
Palm Harbor Homes, Inc        3,642,303 common shares   10,820,624    64,378,000
PETsMART Inc.                 171,005 common shares      1,500,000     6,198,931
Texas Shredder, Inc.          14% subordinated debenture   225,000       225,000
Texas Shredder, Inc.          750 preferred shares          75,000       310,000
The Whitmore Mfg. Co.         80 common shares           1,600,000     4,800,000


(e) Agreements between certain issuers and the Company or CSVC provide that the issuers will bear substantially all costs in connection with the disposition of common stocks, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements, which cover common stocks owned at March 31, 1996 and common stocks which may be acquired thereafter through exercise of warrants and conversion of debentures and preferred stocks, apply to restricted securities of all issuers in the investment portfolio of the Company and CSVC except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Skylawn Corporation and The Whitmore Manufacturing Company.

(f) The descriptions of the companies and ownership percentages shown in the portfolio of investments were obtained from published reports and other sources believed to be reliable, are supplemental and are not covered by the report of independent auditors. Acquisition dates indicated are the dates specific securities were acquired. Certain securities were received in exchange for or upon conversion or exercise of other securities previously acquired.

                       Portfolio Changes During the Year

New Investments and Additions to Previous Investments

                                          Amount
                                        ----------
American Homestar Corporation          $ 1,428,000
Frontier Corporation                        78,346
LiL' Things, Inc                         1,023,338
Mail-Well, Inc                             479,072
Palm Harbor Homes, Inc                  10,398,060
SDI HoldingCorp                          6,000,000
- ---------------                         ----------
                                       $19,406,816
                                        ==========

Dispositions
                                                                 Amount
                                          Cost                  Received
                                        --------               -----------
CrossTies Software Company             $1,100,000             $        0
General Communication, Inc                      O                105,098
Intelligent Electronics, Inc            1,217,667                478,375
MESC Holdings, Inc                      2,500,000             20,454,600
PETsMART, Inc                             121,266                432,100
                                       ----------             -----------
                                       $4,938,933             $21,470,173
                                       ==========             ===========

Repayments Received . . . . . . . . . . . . . . . . . . . .   $ 5,515,824
                                                              ===========

[GRAPHIC OMITTED]
[GRAPHIC OMITTED]
                  Capital Southwest Corporation and Subsidiary
                 Consolidated Statements of Financial Condition

                                                     March 31
                                              ---------------------
                                               1996           1995
                                              ------         ------
Assets

Investments at market or fair
 value (Notes 1 and 2)
  Companies more than 25% owned
   (Cost: 1996 - $21,480,361,
   1995 - $15,147,834) ................... $191,043,920    $143,715,000
  Companies 5% to 25% owned
   (Cost: 1996 - $18,750,404,
   1995 - $17,030,438) ...................   19,633,672      31,459,238
  Companies less than 5% owned
   (Cost: 1996 - $18,313,335,
   1995 - $17,551,303) ...................   46,252,869      27,586,335
                                           ------------     -----------
  Total investments
   (Cost: 1996 - $58,544,100,
   1995 - $49,729,575) ...................  256,930,461     202,760,573
Cash and cash equivalents ................   67,045,185       8,372,976
Receivables ..............................      285,002         243,633
Other assets (Note 8) ....................    2,711,802       2,434,231
                                           ------------    ------------
Totals                                     $326,972,450    $213,811,413
                                           ============    ============

                                                     March 31
                                               -------------------
                                               1996           1995
                                               -----          -----
Liabilities and Shareholders' Equity

Note payable to bank (Note 4)               $ 50,000,000    $    -
Accrued interest and other
 liabilities (Note 8) . .                      1,669,839      1,490,506
Income taxes payable                           6,050,730         -
Deferred income taxes (Note 3)                69,204,128     53,951,003
Subordinated debentures (Note 5)              11,000,000     11,000,000
                                             -----------    -----------
Total liabilities                            137,924,697     66,441,509
                                             -----------    -----------

Shareholders' equity
 (Notes 3 and 6)
Common stock, $1 par value: authorized,
 5,000,000 shares; issued,
 4,204,416 shares at March 31, 1996,
 and 4,172,416 shares at
 March 31, 1995 . . . . . . . . . . . .        4,204,416      4,172,416
Additional capital . . . . . . . . . . .       4,813,121      4,270,371
Undistributed net investment income . . .      4,490,374      3,889,288
Undistributed net realized gain on
 investments . . . . . . . . . . . . . . .    53,307,782     42,287,133
Unrealized appreciation of investments--
 net of deferred income taxes . . . . . . .  129,265,362     99,783,998
Treasury stock--at cost
 (437,365 shares). . . . . . . . . . . . . .  (7,033,302)    (7,033,302)
                                             ------------   ------------
Net  assets at  market  or fair  value,
 equivalent  to $50.18  per share on the
 3,767,051  shares  outstanding  at
 March  31,1996,  and  $39.46 per share
 on the 3,735,051 shares out standing
 at March 31,1995                            189,047,753    147,369,904
                                            -------------   ------------
Totals .............................        $326,972,450   $213,811,413
                                            ============   ============


                 See Notes to Consolidated Financial Statements

                  Capital Southwest Corporation and Subsidiary
                     Consolidated Statements of Operations

                                                 Years Ended March 31
                                       ----------------------------------------
                                          1996           1995            1994
                                       ---------     ----------      ----------

Investment income (Note 9):
 Interest                            $ 2,018,308    $ 1,952,557     $ 2,096,346
 Dividends                             3,597,004      2,629,384       2,909,389
 Management and directors' fees          561,950        523,750         498,000
                                       ---------      ---------       ---------
                                       6,177,262      5,105,691       5,503,735
                                       ---------      ---------       ---------
Operating expenses:
 Interest                              1,700,003      1,394,266       1,444,609
 Salaries                              1,112,640        913,555         857,132
 Net pension expense (benefit)
  (Note 8)                              (208,701)      (241,430)       (239,532)
Other operating expenses                 642,955        541,243         483,636
                                       ---------      ---------       ---------
                                       3,246,897      2,607,634       2,545,845
                                       ---------      ---------       ---------
Income before income taxes             2,930,365      2,498,057       2,957,890
Income tax expense(Note3)                 75,448         51,404          88,293
                       -                --------      ---------       ---------
Net investment income                $ 2,854,917    $ 2,446,653     $ 2,869,597
                                     ===========    ===========     ===========
Proceeds from disposition
 of investments                      $21,470,173    $ 1,702,276     $   333,571
Cost of investments sold (Notel)       4,938,933      1,483,194       1,004,592
                                     -----------    -----------     -----------
Realized gain (loss) on
 investments before
 income taxes (Note 9)                16,531,240        219,082        (671,021)
Income tax expense (benefit)           5,357,215         76,679        (196,418)
                                     -----------    -----------     -----------
Net realized gain(loss)
 on investments                       11,174,025        142,403        (474,603)
                                     -----------    -----------     -----------
Increase in unrealized appreciation
 of investments before income taxes
 and distributions                    54,619,668     20,898,731      18,979,514
Increase in deferred income taxes
 on appreciation of investments
 (Note 3)                             15,874,000      7,315,000       7,820,000
                                     -----------    -----------     -----------
Net increase in unrealized
 appreciation of investments
 before distributions                 38,745,668     13,583,731      11,159,514
                                     -----------    -----------     -----------
Net realized and unrealized gain
 on investments before distributions $49,919,693   $ 13,726,134    $ 10,684,911
                                     ===========   ============    ============
Increase in net assets from
 operations before distributions     $52,774,610   $ 16,172,787    $ 13,554,508
                                     ===========   ============    ============

                 See Notes to Consolidated Financial Statements

                  Capital Southwest Corporation and Subsidiary
                Consolidated Statements of Changes in Net Assets

                                                     Year Ended March 31
                                            -----------------------------------
                                            1996           1995          1994
                                           -------        -------       ------
Operations
 Net investment income..................$ 2,854,917    $ 2,446,653  $ 2,869,597
 Net realized gain (loss) on investments 11,174,025        142,403     (474,603)
 Net increase in unrealized appreciation
  of investments before distributions .. 38,745,668     13,583,731   11,159,514
                                         ----------     ----------   ----------
 Increase in net assets from
  operations before distributions ...... 52,774,610     16,172,787   13,554,508

Distributions from:
 Undistributed net investment income.... (2,253,831)    (2,241,031)  (2,227,631)
 Undistributed net realized gain on
   investments..........................   (153,376)         -            -
 Unrealized appreciation of investments. (9,264,304)         -            -

Capital share transactions
 Exercise of employee stock options.....    574,750        384,750      272,000
                                            -------        -------      -------
 Increase in net assets                  41,667,849     14,316,506   11,598,877

Net assets, beginning of year...........147,369,904    133,053,398  121,454,521
                                       ------------    -----------  -----------
Net assets, end of year................$189,047,753   $147,369,904 $133,053,398
                                       ============   ============ ============

                 See Notes to Consolidated Financial Statements

                  Capital Southwest Corporation and Subsidiary
                     Consolidated Statements of Cash Flows

                                                                                            Years Ended March 31
                                                                                            --------------------
                                                                                     1996          1995          1994
                                                                                     ----          ----          ----
Cash flows from operating activities
Increase in net assets from operations before distributions.....................$ 52,774,610   $16,172,787    $13,554,508

Adjustments to reconcile increase in net assets from operations before distributions to net cash provided by operating activities:
 Depreciation and amortization..................................................      33,439        42,623         40,392
 Net pension benefit............................................................    (208,701)     (241,430)      (239,532)
 Net realized and unrealized gain on investments................................ (49,919,693)  (13,793,624)   (10,764,777)
 (Increase) decrease in receivables.............................................     (41,369)       63,301        (15,270)
 (Increase) decrease in other assets............................................      28,950       (18,354)       (54,849)
 Increase in accrued interest and other liabilities.............................      48,075         7,092         23,995
 Deferred income taxes..........................................................      72,640        84,500         89,460
                                                                                      ------        ------         ------
Net cash provided by operating activities.......................................   2,787,951     2,316,895      2,633,927
                                                                                   ---------     ---------      ---------

Cash flows from investing activities
Proceeds from disposition of investments........................................  21,470,173     1,611,976        333,571
Purchases of securities......................................................... (19,406,816)   (9,556,876)   (10,679,997)
Maturities of securities........................................................   5,515,824       574,625      1,635,500
                                                                                   ---------       -------      ---------
Net cash provided (used) by investing activities................................   7,579,181    (7,370,275)    (8,710,926)
                                                                                   ---------    ----------     ----------

Cash flows from financing activities
Increase (decrease) in note payable to bank....................................   50,000,000   (75,000,000)    75,000,000
Repayment of subordinated debentures............................................       -        (4,000,000)         -
Distributions from undistributed net investment income..........................  (2,253,831)   (2,241,031)    (2,227,631)
Distributions from undistributed net realized gain on investments...............     (15,842)        -              -
Proceeds from exercise of employee stock options................................     574,750       384,750        272,000
                                                                                     -------       -------        -------
Net cash provided (used) by financing activities ...............................  48,305,077   (80,856,281)    73,044,369
                                                                                  ----------   -----------     ----------
Net increase (decrease) in cash and cash equivalents............................  58,672,209   (85,909,661)    66,967,370
Cash and cash equivalents at beginning of year .................................   8,372,976    94,282,637     27,315,267
                                                                                   ---------    ----------     ----------
Cash and cash equivalents at end of year .......................................$ 67,045,185   $ 8,372,976    $94,282,637
                                                                                ============   ===========    ===========

Supplemental disclosure of cash flow information:
Cash paid during the year for:
 Interest.......................................................................$  1,653,277   $ 1,419,883    $ 1,410,800
 Income taxes...................................................................$        483   $    15,049         51,000

Supplemental disclosure of investing and financing activities:
On July 31,1995, Capital Southwest Corporation distributed to its shareholders 752,147 shares of common stock of Palm Harbor Homes, Inc., which had a cost of $137,534 and a fair market value of $12.50 pershare, or $9,401,838.

                 See Notes to Consolidated Financial Statements

                     Capital Southwest Venture Corporation
           (wholly-owned subsidiary of Capital Southwest Corporation)

                        Statement of Financial Condition
                                  March 31,1996

Assets

Investments at market or fair value (Notes 1 and 2)
 Companies more than 25% owned (Cost--$4,295,737)          $48,322,862
 Companies 5% to 25% owned (Cost--$3,814,816)                5,993,836
 Companies less than 5% owned (Cost--$9,260,982)            24,430,173
                                                            ----------
  Total investments (Cost--$17,371,535)                     78,746,871
Cash and cash equivalents                                    9,975,795
Interest and dividends receivable                              103,282
Other assets                                                    61,750
                                                                ------

Total                                                      $88,887,698
                                                           ===========

Liabilities and Shareholder's Equity

Accrued interest and other liabilities                     $   340,218
Deferred income taxes (Note 3)                              21,116,000
Subordinated debentures (Note 5)                            11,000,000
                                                           -----------
   Total liabilities                                        32,456,218
                                                           -----------
Shareholder's equity (Notes 3 and 5)
Common stock, $1 par value: authorized,
  5,000,000 shares; issued and outstanding,
  1,000,000 shares                                           1,000,000
Additional capital                                          15,606,949
Undistributed net investment income                            731,662
Accumulated net realized loss on investments                  (816,467)
Unrealized appreciation of investments-
   net of deferred income taxes                             39,909,336
                                                            ----------

Shareholder's equity                                        56,431,480
                                                            ----------
         Total                                             $88,887,698
                                                           ===========

                 See Notes to Consolidated Financial Statements

                     Capital Southwest Venture Corporation
           (wholly-owned subsidiary of Capital Southwest Corporation)

                             Statement of Operations
                            Year Ended March 31,1996

Investment income:
         Interest.................................................. $1,465,974
         Dividends.................................................  1,346,890
                                                                     ---------
                                                                     2,812,864
                                                                     ---------

Operating expenses (Note 1):
         Interest..................................................    980,333
         Management fee ...........................................    311,487
         Miscellaneous ............................................     12,340
                                                                        ------
                                                                     1,304,160
                                                                     ---------
Net investment income (Note 3)..................................... $1,508,704
                                                                    ==========

Proceeds from disposition of investments .......................... $  432,100
Cost of investments sold (Note 1) .................................  1,221,267
                                                                     ---------

Realized loss on investments before income taxes...................   (789,167)
Income tax benefit ................................................   (236,927)
                                                                      --------

Net realized loss on investments ..................................   (552,240)
Net increase in unrealized appreciation of investments before distribution (net of increase in deferred income taxes of
 $1,821,000) (Note 3) ............................................. 12,662,525
                                                                    ----------
Net realized and unrealized gain on investments....................$12,110,285
                                                                   ===========

Increase in shareholder's equity from operations...................$13,618,989
                                                                   ===========


                  Statement of Changes in Shareholder's Equity


                                                                                     Years Ended March 31
                                                                                      1996            1995
                                                                                      ----            ----
Net investment income ..........................................................  $ 1,508,704     $  784,699
Net realized gain (loss) on investments.........................................     (552,240)        15,097
Net increase in unrealized appreciation of investments before distribution .....   12,662,525      5,412,310
                                                                                   ----------      ---------

Increase in shareholder's equity from operations before distribution ...........   13,618,989      6,212,106
Capital contribution by Capital Southwest Corporation ..........................    2,500,000          -
Distributions to Capital Southwest Corporation from:
  Undistributed net investment income ..........................................   (1,089,251)      (718,146)
  Accumulated net realized loss on investments..................................     (137,765)         -
  Unrealized appreciation of investments .......................................   (9,279,873)         -
                                                                                   ----------    -----------
Increase in shareholder'sequity ................................................    5,612,100      5,493,960
Shareholder's equity, beginning of year ........................................   50,819,380     45,325,420
                                                                                   ----------     ----------

Shareholder's equity, end of year ..............................................  $56,431,480    $50,819,380
                                                                                  ===========    ===========


                 See Notes to Consolidated Financial Statements

                     Capital Southwest Venture Corporation
           (wholly-owned subsidiary of Capital Southwest Corporation)

                             Statement of Cash Flows
                            Year Ended March 31, 1996

Cash flows from operating activities
Increase in shareholder's equity from operations
 before distribution $ . . . . . . . . . . . . . . . . . . . . . . $ 13,618,989
Adjustments to reconcile increase in shareholder's
 equity from operations before distribution to net
 cash provided by operating activities:
    Net realized and unrealized gain on investments. . . . . . . .  (12,110,285)
    Decrease in interest and dividends receivable . . . . . . . .        77,982
    Decrease in other assets. . . . . . . . . . . . . . . . . . .        20,041
    Increase in accrued interest and other liabilities. . . . . .        22,698
                                                                    -----------
Net cash provided by operating activities. . . . . . . . . . . . .    1,629,425
                                                                    -----------
Cash flows from investing activities
 Proceeds from disposition of investments. . . . . . . . . . . . .      432,100
 Purchases of securities. . . . . . . . . . . . . . . . . . . . .      (667,682)
 Maturities of securities. . . . . . . . . . . . . . . . . . . . .    5,244,037
                                                                    -----------
Net cash provided by investing activities. . . . . . . . . . . . .    5,008,455
                                                                    -----------
Cash flows from financing activities
Dividend to Capital Southwest Corporation. . . . . . . . . . . . .   (1,089,251)
                                                                    -----------
Net increase in cash and cash equivalents. . . . . . . . . . . . .    5,548,629
Cash and cash equivalents at beginning of year. . . . . . . . . .     4,427,166
                                                                    -----------
Cash and cash equivalents at end of year. . . . . . . . . . . . .   $ 9,975,795
                                                                    ===========
Supplemental disclosure of cash flow information:
Cash paid during the year for:
 Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   959,251
 Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  $       155

Supplemental disclosure of investing and financing activities:
On July 31,1995, Capital Southwest Venture Corporation distributed to Capital Southwest Corporation 753,411 shares of common stock of Palm Harbor Homes. Inc., which had a cost of $ 137,765 and a fair market value of $ 12.50 per share, or $9,417,638.

                 See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

     Capital Southwest Corporation (the"Company") is a business development company subject to regulation under the Investment Company Act of 1940. Capital Southwest Venture Corporation ("CSVC"), a wholly-owned subsidiary of the Company, is a Federal licensee under the Small Business Investment Act of 1958. The following is a summary of significant accounting policies followed in thr preparation of the financial statements of the Company and CSVC:

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements, which include the accounts of the Company and CSVC, have been prepared on the value method of accounting in accordance with generally accepted accounting principles for investment companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

     CASH AND CASH EQUIVALENTS. All temporary cash investments having a maturity of three months or less when purchased are considered to be cash equivalents.

     PORTFOLIO SECURITY VALUATIONS. Investments are stated at market or fair value determined by the Board of Directors as described in the Notes to Portfolio of Investments and Note 2 below. The average cost method is used in determining cost of investments sold.

     OPERATING EXPENSES. Expenses directly related to the activities of the Company or CSVC have been charged directly as appropriate. General operating expenses of the Company and CSVC are allocated between the companies based upon the respective fair values of the portfolios of investments. Such allocation to CSVC is recorded in its statement of operations as a management fee.


2. Valuation of Investments

     The consolidated financial statements of the Company as of March 31, 1996 and 1995 include securities valued at $223,234,086 (87% of the value of the consolidated  investment  portfolio) and  $187,791,413  (93% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. The Financial statements of Capital Southwest Venture Corporation as of March 31, 1996 include $61,441,166 (78% of the value of its investment portfolio) of such securities. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

3. Income Taxes

     Effective April 1,1993, the Company and CSVC adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No.109, "Accounting for Income Taxes". There was no cumulative effect of the change in the method of accounting for income taxes as a result of adopting Statement 109.

     For the tax years ended December 31, 1995, 1994 and 1993, the Company and CSVC qualified to be taxed as regulated investment companies ("RlCs") under applicable provisions of the Internal Revenue Code. As RICs, the Company and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). Both the Company and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RlCs in future years may not be controllable by such company.

     No provision was made for Federal income taxes on the investment company taxable income of the Company and CSVC for the 1996, 1995 and 1994 fiscal years. Such income was distributed to shareholders in the form of cash dividends for which the Company and CSVC receive a tax deduction. With respect to net investment income, the tax provision for each of the three years ended March 31, 1996 includes a deferred tax provision related to the net pension benefit.

     With respect to the net increase in unrealized appreciation of investments before distributions of the Company and CSVC during fiscal 1996,the expected increase in deferred income taxes on appreciation of investments at the Federal statutory rate of 35% differs from the amounts reported in the financial statements due to the distribution of appreciated securities with no associated tax liability. With respect to the net increase in unrealized appreciation of investments of the Company during fiscal 1994, the expected increase in deferred income taxes on appreciation of investments at the Federal statutory rate of 35% differs from the amounts reported in the financial statements due to an increase in deferred income taxes of $1,140,000 arising from the increase in the Federal statutory tax rate from 34% to 35% during the year.

     The Company and CSVC may not qualify or elect to be taxed as RlCs in future years. Therefore, consolidated deferred Federal income taxes of $69,121,000 and

$53,247,000 have been provided on net unrealized appreciation of investments of $198,386,361 and $153,030,998 at March 31,1996 and 1995, respectively. For CSVC, deferred Federal income taxes of $21,466,000 have been provided on net unrealized appreciation of investments of $61,375,336 at March 31,1996. Such appreciation is not included in taxable income until realized. Deferred income taxes on net unrealized appreciation of investments have been provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35% at March 31, 1996 and 1995, respectively.

4. Notes Payable to Bank

     The note payable to bank at March 31, 1996 is an unsecured note with interest payable at 6.24%. The note was paid in fu11 on April 1,1996. The Company also has an unsecured $15,000,000 revolving line of credit, all of which was available at March 31, 1996. The revolving line of credit bears interest at the bank's base rate less .50%, and matures on July 31,1997.

5. Subordinated Debentures

     CSVC's subordinated debentures, payable to others and guaranteed by the Sma11 Business Administration ("SBA"), are as follows:

                                                     March 31
                                             -------------------------
                                              1996                1995
                                             -----               -----
8.750%, due in 1996. . . . . . . . . .    $ 6,000,000         $ 6,000,000
8.000%, due in 2002. . . . . . . . . .      5,000,000           5,000,000
                                           -----------         -----------

TOTAL. . . . . . . . . . . . . . . . .    $11,000,000         $11,000,000
                                           ===========         ===========

     SBA regulations prohibit any loans or advances by CSVC to the Company and permit dividend payments only with the prior approval of the SBA.

6. Employee Stock Option Plan

     Under the 1984 Incentive Stock Option Plan, options to purchase 90,000 shares at prices ranging from $23.25 to $39.1875 per share (the adjusted market prices at the time of grant) were outstanding at March 31, 1996. 0ptions on 37,025 shares were exercisable at March 31, 1996. During the year ended March 31, 1996, options for 32,000 shares were exercised. Outstanding options expire 2000 through 2003. The 1984 Incentive Stock Option Plan expired in 1994 and no options have been authorized or granted since that date.

     At March 31, 1996 and 1995, the dilution of net assets per share arising from options outstanding was not material.

7. Employee Stock Ownership Plan

     The Company and one of its wholly-owned subsidiaries sponsor a qualified employee stock ownership plan ("ESOP") in which certain employees participate. Contributions to the plan, which are invested in Company stock, are made at the discretion of the Company's Board of Directors. A participant's interest in contributions to the ESOP fully vests after five years of active service. During the three years ended March 31, the Company made contributions to the ESOF' which were charged against net investment income, of $76,341 in 1996, $19,338 in 1995 and $13,844 in 1994.

8. Retirement Plan

     The Company sponsors a defined benefit pension plan which covers substantially all of its employees and employees of certain of its wholly-owned subsidiaries. The following information about the plan only represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last ten years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended March 31,1996.

     Components of net pension benefit related to the qualified plan include the following:

                                                   Years Ended March 31
                                          -------------------------------------
                                            1996          1995           1994
                                          --------      --------       --------

Service cost--benefits earned
 during the year. . . . . . . . . .    $   42,184      $  36,661     $   35,559
Interest cost on projected benefit
 obligation . . . . . . . . . . . .       165,906        148,318        154,556
Actual return on assets . . . . . .    (1,421,745)       (94,881)      (411,876)
Net amortization and deferral. . .        873,696       (469,483)      (133,130)
                                        ----------      -----------    ---------
Net pension expense (benefit) from
 qualified plan. . . . . . . . . .     $ (339,959)      $ (379,385)  $ (354,891)
                                        ==========      ===========   ==========

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                         March 31
                                                  ----------------------
                                                   1996           1995
                                                  ------         ------
Actuarial present value of benefit
 obligations: Accumulated benefit obligation,
 including vested benefits of $2,002,992 in
 1996 and $1,813,673 in 1995. . . . . . . . .  $(2,056,275)    $(1,861,920)
                                                ===========     ===========
Projected benefit obligation for service
 rendered to date. . . . . . . . . . . . . .   $(2,289,114)    $(2,047,431)
Plan assets at fair value*. . . . . . . . .      6,927,656       5,574,997
                                                -----------     -----------

Excess of plan assets over the projected
 benefit obligation. . . . . . . . . . . .       4,638,542       3,527,566
Unrecognized net gain from past experience
 different from that assumed and effects of
 changes in assumptions . . . . . . . . . .     (1,418,507)       (570,380)
Prior service costs not yet recognized. . .        (42,998)        (46,277)
Unrecognized net assets being amortized
 over 19 years. . . . . . . . . . . . . . .       (664,463)       (738,294)
                                               -----------      -----------
Prepaid pension cost included in
 other assets. . . . . . . . . . . . . . .     $ 2,512,574      $2,172,615
                                               ===========      ===========

*Primarily equities and bonds including approximately 29,200 shares of common stock of the Company.

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 5.25%, respectively, at March 31, 1996, 8.0% and 5.5%, respectively, at March 31, 1995 and 7.5% and 5.0%, respectively, at March 31, 1994. The expected long-term rate of return used to project estimated earnings on plan assets was 8.5% for the years ended March 31, 1996, 1995 and 1994. The calculations also assume retirement at age 65, the normal retirement age.

     The Company also sponsors an unfunded Retirement Restoration Plan, which is a nonqualified plan that provides for the payment, upon retirement,of the difference between the maximum annual payment permissible under the qualified retirement plan pursuant to Federal limitations and the amount which would otherwise have been payable under the qualified plan.

     The following table sets forth the status of the plan and the amounts recognized in the Company's consolidated statements of financial condition:

                                                      March 31
                                               --------------------
                                                1996          1995
                                               ------        ------
Projected benefit obligation. . . . .      $(1,465,570)   $(1,484,811)
Unrecognized net loss from past
 experience different from that
 assumed and effects of changes
 in assumptions. . . . . . . . . . . .          91,477        222,143
Unrecognized net obligation. . . . . .          99,155        118,988
                                            -----------    ------------
Accrued pension cost included
in other liabilities. . . . . . . . .      $(1,274,938)   $(1,143,680)
                                           ============     ============

     The expenses recognized during the years ended March 31, 1996, 1995 and 1994 of $131,258, $137,955 and $115,359, respectively, are offset against the net pension benefit from the qualified plan.

9. Sources of Income

Income was derived from the following sources:

                                  Investment Income               Realized Gain
                                 ------------------                 (Loss) on
Years Ended                                                         Investments
March 31                                              Other       Before Income
1996                     Interest     Dividends      Income           Taxes
- -----------              --------     ---------      ------           -----
Companies more than
 25%owned               $  755,146    $3,101,219    $545,200      $        -
Companies 5% to 25%
 owned                       2,730            -       16,750       17,954,600
Companies less than
 5% owned                  568,915       495,785          -        (1,423,360)
Other sources,
 including temporary
 investments               691,517            -           -                -
                        ------------------------------------------------------
                        $2,018,308    $3,597,004    $561,950      $16,531,240
                        ======================================================
1995
- -----
Companies more than
 25% owned              $  661,252    $2,269,312    $501,500      $        -
Companies 5% to 25%
 owned                       2,083            -       22,250          774,943
Companies less than
 5% owned                  618,073       360,072          -          (408,506)
Other sources,
 including temporary
 investments               671,149            -           -          (147,355)
                        ------------------------------------------------------
                        $1,952,557    $2,629,384    $523,750      $   219,082
                        ======================================================

1994
- ----
Companies more  than
 25% owned              $  750,541    $2,411,290    $493,500       $       -
Companies 5% to 25%
 owned                         526            -        4,500         (815,964)
Companies less than
 5% owmed                  566,208       498,099          -           144,943
Other sources,
 including temporary
 investments               779,071            -           -                -
                        ------------------------------------------------------
                        $2,096,346    $2,909,389    $498,000       $ (671,021)
                        ======================================================


10. Summarized Financial Information of Unconsolidated Subsidiaries

     The Company has three significant wholly-owned subsidiaries--The RectorSeal Corporation, The Whitmore Manufacturing Company and Skylawn Corporation--which are neither investment companies nor business development companies. Accordingly, the accounts of such subsidiaries are not included with those of the Company. Summarized combined financial information of the three subsidiaries is as follows:
                           (all figures in thousands)

                                                  March 31
                                             1996         1995
                                             ----         ----
Condensed Balance Sheet Data

Assets
Cash and temporary investments             $11,444      $14,638
Receivables                                 20,517       18,748
Inventories                                 30,907       25,150
Property, plant and equipment               15,910       14,745
Other assets                                12,713       11,953
                                            ------       ------
  Totals                                   $91,491      $85,234
                                           =======      =======

Liabilities and Shareholder's Equity
Long-term debt                             $ 2,092      $ 2,505
Other liabilities                           10,533        9,427
Shareholder's equity                        78,866       73,302
                                            ------       ------
  Totals                                   $91,491      $85,234
                                           =======      =======

Condensed Statements of Income            1996        1995        1994
                                          ----        ----        ----
Revenues                                $69,058     $63,987      $59,198
Costs and operating expenses            $60,050     $56,373      $50,812
Net income                              $ 6,865     $ 6,186      $ 6,664

11. Commitments and Contingencies

     The Company leases office space under an operating lease which requires base annual rentals of $42,700 through February 1998 and provides one five-year renewal option subject to certain rental escalations. For the three years ended March 31, total rental expense charged to investment income was $43,449 in 1996, $42,754 in 1995 and $42,275 in 1994.

                       Selected Per Share Data and Ratios

                                                            Years Ended March 31
                                                            --------------------
                                                    1996    1995    1994    1993    1992
                                                    ----    ----    ----    ----    ----
Investment income................................ $ 1.64  $ 1.37  $ 1.48  $ 1.34  $ 1.35
Operating expenses...............................   (.41)   (.32)   (.30)   (.37)   (.31)
Interest expense.................................   (.45)   (.37)   (.39)   (.37)   (.39)
Income taxes.....................................   (.02)   (.01)   (.02)   (.01)     -
                                                    ----    ----    ----    ----    ----
Net investment income ...........................    .76     .67     .77     .59     .65
Distributions from undistributed net
  investment income..............................   (.60)   (.60)   (.60)   (.60)   (.60)
Net realized gain(loss) on investments...........   2.97     .04    (.13)   1.39    3.93
Distributions from undistributed net
  realized gain on investments...................   (.04)     -       -       -       -
Net increase (decrease) in unrealized
  appreciation of investments before
  distributions..................................  10.28    3.64    3.00    2.32   (1.25)
Distributions from unrealized appreciation
  of investments.................................  (2.46)     -       -       -       -
Exercise of employee stock options*..............   (.19)   (.10)   (.22)   (.22)   (.08)
                                                    ----    ----    ----    ----    ----
Increase in net asset value......................  10.72    3.65    2.82    3.48    2.65
Net asset value:
         Beginning of year.......................  39.46   35.81   32.99   29.51   26.86
                                                   -----   -----   -----   -----   -----
         End of year ............................ $50.18  $39.46  $35.81  $32.99  $29.51
                                                  ======  ======  ======  ======  ======

Ratio of operating expenses to average
  net assets.....................................    .9%     .9%     .9%    1.2%    1.1%
Ratio of net investment income to average
  net assets.....................................   1.7%    1.8%    2.3%    1.9%    2.3%
Portfolio turnover rate..........................   4.5%    1.3%    1.3%    5.2%    6.5%

Shares outstanding at end of period
  (000s omitted).................................  3,767   3,735   3,715   3,681   3,644

* Net decrease is due to exercise of employee stock options at less than beginning of period net asset value.

Independent Auditors' Report

The Board of Directors and Shareholders
  of Capital Southwest Corporation:

     We have audited the accompanying: (a) consolidated statements of financial condition of Capital Southwest Corporation and subsidiary as of March 31, 1996 and 1995, the portfolio of investments as of March 31, 1996, the related consolidated statements of operations, changes in net assets and cash flows for each of the years in the three-year period ended March 31, 1996 and the selected per share data and ratios for each of the years in the four-year period ended March 31,1996; (b) statement of financial condition of Capital Southwest Venture Corporation as of March 31, 1996, and the related statements of operations and cash flows for the year then ended and the statements of changes in shareholder's equity for each of the years in the two-year period ended March 31,1996. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits. Capital Southwest Corporation and subsidiary selected per share data and ratios for the year ended March 31, 1992 was audited by other auditors whose report thereon dated May 1, 1992 expressed an unqualified opinion on the selected per share data and ratios.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification of securities owned as of March 31 1996 and 1995, by examination of such securities held by the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion (a) the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Capital Southwest Corporation and subsidiary as of March 31, 1996 and 1995, and the results of their operations, the changes in their net assets, their cash flows for each of the years in the three-year period ended March 31, 1996 and the selected per share data and ratios for each of the years in the four-year period ended March 31, 1996; and (b) the financial statements referred to above present fairly, in all material respects, the financial position of Capital Southwest Venture Corporation as of March 31,1996, and the results of its operations and its cash flows for the year then ended and the changes in its shareholder's equity for each of the years in the two-year period ended March 31,1996, in conformity with generally accepted accounting principles.

                                                           KPMG PEAT MARWICK LLP
Dallas, Texas
April 19,1996

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

Results of Operations

     The composite measure of the Company's financial performance in the Consolidated Statements of Operations is captioned "Increase in net assets from operations before distributions" and consists of three elements. The first is " Net investment income", which is the difference between the Company's income from interest, dividends and fees and its combined operating and interest expenses, net of applicable income taxes. The second element is "Net realized gain (loss) on investments", which is the difference between the proceeds received from disposition of portfolio securities and their stated cost, net of applicable income tax expense (or benefit). The third element is the "Net increase in unrealized appreciation of investments before distributions", which is the net change in the market or fair value of the Company's investment portfolio, compared with stated cost, net of an increase or decrease in deferred income taxes which would become payable if the unrealized appreciation were realized through the sale or other disposition of the investment portfolio. It should be noted that the "Net realized gain (loss) on investments" and "Net increase in unrealized appreciation of investments before distributions" are directly related in that when an appreciated portfolio security is sold to realize a gain, a corresponding decrease in net unrealized appreciation occurs by transferring the gain associated with the transaction from being "unrealized" to being "realized " Conversely, when a loss is realized on a depreciated portfolio security, an increase in net unrealized appreciation occurs.

Net Investment Income

     The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $687,000 in 1996, $667,000 in 1995 and $779,000 in 1994. The
Company also receives management fees from its wholly-owned subsidiaries which aggregated $523,200 in the year ended March 31,1996 and $480,000 in the years ended March 31,1995 and 1994. During the three years ended March 31, 1996, the Company recorded dividend income from the following sources:

                                                 Years Ended March 31
                                                 --------------------
                                         1996          1995           1994
                                         ----          ----           ----
Alamo Group Inc....................  $1,064,000     $ 984,200      $ 877,800
Cherokee Communications, Inc.......     144,000       180,000        144,000
Humac Company .....................     208,200          -              -
The RectorSeal Corporation ........   1,529,019     1,285,112      1,533,490
Skylawn Corporation ...............     300,000          -              -
Texas Shredder, Inc................     178,125          -              -
Other .............................     173,660       180,072        354,099
                                        -------       -------        -------
                                     $3,597,004    $2,629,384     $2,909,389
                                     ==========    ==========     ==========

     Total operating expenses, excluding interest expense, increased by $333,526 and $112,132 or 27.5% and 10.2% during the years ended March 31, 1996 and 1995, respectively. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit. Interest expense, the majority of which is related to the SBA- guaranteed subordinated debentures of CSVC, increased by $305,737 and decreased by $50,343 during the years ended March 31, 1996 and 1995, respectively.

Net Realized Gain or Loss on Investments

     Net realized gain on investments was $11,174,025 (after income tax expense of $5,357,215) during the year ended March 31, 1996, compared with a gain of $142,403 (after income tax expense of $76,679) during 1995 and a loss of $474,603 (after income tax benefit of $196,418) during 1994. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains through the disposition of certain portfolio investments.

Net Increase in Unrealized Appreciation of Investments

     For the three years ended March 31, the Company recorded an increase in unrealized appreciation of investments before income taxes and distributions of $54,619,668, $20,898,731 and $18,979,514 in 1996, 1995 and 1994, respectively.
As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation (before the related change in deferred income taxes and distributions and excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.

                                              Years Ended March 31
                                              --------------------
                                       1996          1995          1994
                                       ----          ----          ----
Alamo Group Inc. .................$  3,652,000   $   103,000   $ 7,766,500
American Homestar Corporation ....   3,834,276       921,434         -
Cherokee Communications, Inc......   1,000,000     1,600,000         -
Data Race, Inc....................  (1,905,300)      920,600    (5,805,000)
Dennis Tool Company ..............    (500,000)        -         1,370,000
Encore Wire Corporation ..........  (5,812,000)      358,250     3,094,250
LiL'Things, Inc...................  (2,155,222)        -             -
Mail-Well, Inc....................   1,246,990         -             -
Mylan Laboratories, Inc...........     (21,381)    1,218,717      (983,526)
Palm Harbor Homes, Inc............  39,931,777    14,096,600     8,201,600
PETsMART, Inc.....................   7,059,004     1,639,320         -
The RectorSeal Corporation .......   3,000,000     5,300,000     3,500,000
Skylawn Corporation ..............   5,000,000    (7,000,000)        -
Tecnol Medical Products, Inc......    (275,646)    1,017,758      (216,819)
Texas Shredder, Inc...............   1,175,000       749,998      (375,000)
The Whitmore Manufacturing
 Company .......................... (1,200,000)     (400,000)        -


     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments- March 31, 1996"

Deferred Taxes on Unrealized Appreciation of Investments

     The Company provides for deferred Federal income taxes on net unrealized appreciation of investments. Such taxes would become payable at such time as unrealized appreciation is realized through the sale or other disposition of those components of the investment portfolio which would result in taxable transactions. At March 31, 1996, consolidated deferred Federal income taxes of $69,121,000 were provided on net unrealized appreciation of investments of $198,386,361 compared with deferred taxes of $53,247,000 on net unrealized appreciation of $153,030,998 at March 31, 1995. Deferred income taxes at March 31, 1996 and 1995 were provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35%.

Portfolio Investments

     During the year ended March 31, 1996, the Company invested $19,406,816 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also iists dispositions of portfolio securities. During the 1995 and 1994 fiscal years, the Company invested a total of $9,556,876 and $10,679,997, respectively.

Financial Liquidity and Capital Resources

     At March 31, 1996, the Company and CSVC had consolidated net cash equivalent assets (cash and cash equivalents less the note payable to bank) of $17.0 million, $10.0 million of which was held by CSVC. Pursuant to Small Business Administration ("SBA") regulations, net cash equivalent assets held by CSVC may not be transferred or advanced to the Company without first obtaining the consent of the SBA.

     The Company, on a separate basis, had $7.0 million in net cash equivalent assets at March 31, 1996. The Company also has an unsecured $15,000,000 revolving line of credit, all of which was available at March 31, 1996. Approximately $16.4 million of the Company's separate investment portfolio is represented by unrestricted publicly-traded securities, which have an ascertainable market value and represent a primary source of liquidity.

     Funds to be used by the Company for operating or investment purposes may be transferred in the form of dividends, management fees or loans from Skylawn Corporation, The RectorSeal Corporation and The Whitmore Manufacturing Company, wholly-owned subsidiaries of the Company, to the extent of their available cash reserves and borrowing capacities.

     Under current SBA regulations and subject to SBA's approval of its credit application, CSVC would be entitled to borrow up to $34.5 million in addition to the $11 million presently outstanding. Management believes that the net cash equivalent assets available at year end and additional borrowing capacity available through the issuance of SBA-guaranteed debentures will provide adequate funds for CSVC's venture investment activities.

     Management believes that the Company's consolidated net cash equivalent assets are adequate to meet its expected requirements. Consistent with the long-term strategy of the Company and CSVC, the disposition of investments from time to time may also be an important source of funds for future investment activities.

Impact of Inflation

     The Company does not believe that its business is materially affected by inflation, other than the impact which inflation may have on the securities markets, the valuations of business enterprises and the relationship of such valuations to underlying earnings, all of which will influence the value of the Company's investments.

Risks

     Pursuant to Section 64(b)(1) of the Investment Company Act of l940, a business development company is required to describe the risk factors involved in an investment in the securities of such company due to the nature of the company's investment portfolio. Accordingly the Company states that:

     The Company's objective is to achieve capital appreciation through investments in businesses believed to have favorable growth potential. Such businesses are often undercapitalized small companies which lack management depth and have not yet attained profitability. The Company's venture investments often include securities which do not yield interest or dividends and are subject to legal or contractual restrictions on resale, which restrictions adversely affect the liquidity and marketability of such securities.

     Because of the speculative nature of the Company's investments and the lack of any market for the securities initially purchased by the Company, there is a significantly greater risk of loss than is the case with traditional investment securities. The high-risk, long-term nature of the Company's venture investment activities may prevent shareholders of the Company from achieving price appreciation and dividend distributions.


                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)

                                   1986      1987      1988      1989     1990
                                   ----      ----      ----      ----     ----
Financial Position (as of March 31)

 Investments at cost            $ 24,O33  $ 21,241  $ 28,478  $ 29,665  $ 32,212
 Unrealized appreciation          45,930    65,290    89,512    97,134    99,903
                                  ------    ------    ------    ------    ------
 Investments at market or
  fair value                      69,963    86,531   117,990   126,799   132,115
 Total assets                     74,211   137,520   183,941   131,365   185,231
 Subordinated debentures          10,000    16,000    15,000    15,000    15,000
 Deferred taxes on
  unrealized appreciation         12,581    21,837*   30,073    32,619    33,608
 Net assets                       51,048    66,367*   78,376    83,124    94,610
 Shares outstanding**              3,955     3,776     3,563     3,563     3,617


Changes in Net Assets (years ended March 31)

 Net investment income          $     87  $     45  $     22  $    716  $  1,737
 Net realized gain (loss) on
  investments                       (190)    8,157       497        27    12,722
 Net increase (decrease) in
  unrealized appreciation
  before distributions             7,764    10,105*   15,986     5,075     1,780
                                   -----    ------    ------     -----     -----
 Increase in net assets
  from operations before
  distributions                    7,661    18,307*   16,505     5,818    16,239
 Cash dividends paid                (316)     (425)     (378)   (1,069)   (5,197)
 Securities dividends                -         -         -         -         -
 Treasury stock acquired             -      (2,563)   (4,118)      -         -
 Employee stock options
  exercised                          -         -         -         -         444
                                   -----    -------   ------     -----    ------
 Increase in net assets            7,345    15,319*   12,009     4,749    11,486


Per Share Data (as of March 31)**

 Deferred taxes on
  unrealized appreciation       $   3.18  $   5.78*  $  8.44  $   9.15  $   9.29
 Net assets                        12.91     17.58*    22.00     23.33     26.16
  % Increase                       16.8%     36.2%     25.1%      6.0%     12.1%
 Closing market price               9.875    17.50     16.75     18.25     21.375
 Cash dividends paid                0.08      0.1075    0.10      0.30      1.44
 Securities dividends               -         -         -         -         -

                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)
                                   (continued)

                                   1991      1992      1993      1994     1995      1996
                                   ----      ----      ----      ----     ----      ----
Financial Position (as of March 31)

 Investments at cost            $ 31,593  $ 34,929  $ 33,953  $ 41,993  $ 49,730  $ 58,544
 Unrealized appreciation         107,120   100,277   113,153   132,212   153,031   198,386
                                 -------   -------   -------   -------   -------   -------
 Investments at market or
  fair value                     138,713   135,206   147,106   174,205   202,761   256,930
 Total assets                    149,975   208,871   176,422   270,874   213,811   326,972
 Subordinated debentures          15,000    11,000    15,000    15,000    11,000    11,000
 Deferred taxes on
  unrealized appreciation         36,063    33,761    38,112    45,932    53,247    69,121
 Net assets                       97,139   107,522   121,455   133,053   147,370   189,048
 Shares outstanding**              3,617     3,644     3,681     3,715     3,735     3,767


Changes in Net Assets (years ended March 31)

 Net investment income          $  2,090  $  2,363  $  2,189  $  2,870  $  2,447  $  2,855
 Net realized gain (loss) on
  investments                     (2,515)   14,313     5,099      (475)      142    11,174
 Net increase (decrease) in
  unrealized appreciation
  before distributions             4,762    (4,541)    8,524    11,160    13,584    38,746
                                   -----    ------     -----    ------    ------    ------
 Increase in net assets
  from operations before
  distributions                    4,337    12,135    15,812    13,555    16,173    52,775
 Cash dividends paid              (1,809)   (2,181)   (2,202)   (2,228)   (2,241)   (2,270)
 Securities dividends                -         -         -         -         -      (9,402)
 Treasury stock acquired             -         -         -         -         -         -
 Employee stock options
  exercised                          -         429       322       272       385       575
                                   -----    -------   ------     -----    ------     -----
 Increase in net assets            2,528    10,383    13,932    11,599    14,317    41,678


Per Share Data (as of March 31)**

 Deferred taxes on
  unrealized appreciation       $   9.97  $   9.27   $ 10.35  $  12.36  $  14.26  $  18.35
 Net assets                        26.86     29.51     32.99     35.81     39.46     50.18
  % Increase                        2.7%      9.9%     11.8%      8.5%     10.2%     27.2%
 Closing market price              20.75     24.25     36.50     38.125    38.00     60.00
 Cash dividends paid                0.50      0.60      0.60      0.60      0.60      0.60
 Securities dividends               -         -         -         -         -         2.50

* Restated on a pro forma basis to reflect a change in method of accounting for deferred income taxes.

** Shares outstanding and per share amounts have been restated to give effect to a two-for-one stock split in September 1987.

Shareholder Information

Stock Transfer Agent

     KeyCorp Shareholder Services, Inc., 1201 Elm Street, Suite 5050, Dallas, TX 75270-2014 (Telephone (800) 527-7844) serves as transfer agent for the Company's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

Shareholders

     The Company had approximately 880 record holders of its common stock at March 31, 1996. This total does not include an estimated 1,400 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

     The common stock of Capital Southwest Corporation is traded in the over-the-counter market through the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market System under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by the National Association of Securities Dealers, Inc.

Quarter Ended                 High     Low
- -------------                 ----     ---
June 30, 1994 ...........   $40       $37 3/4
September 30, 1994.......    40 3/4    39
December 31, 1994 .......    39 1/2    34
March 31, 1995 ..........    38 3/4    36

Quarter Ended                 High     Low
- -------------                 ----     ---
June 30, 1995 ...........   $45       $37 3/4
September 30, 1995.......    45 3/4    41 1/2
December 31, 1995 .......    51 1/2    44 1/4
March 31, 1996 ..........    60        50 1/2

Dividends

     The payment dates and amounts of cash dividends per share since April 1, 1994, are as follows:


Payment Date            Cash Dividend
- ------------            -------------

May 31, 1994 ...........    $0.20
November 30, 1994 ......     0.40

May 31, 1995 ...........     0.20
Novembe 30, 1995 .......     0.40

May 31, 1996 ...........     0.20



     The amounts and timing of cash dividend payments have generally been dictated by requirements of the Internal Revenue Code regarding the distribution of taxable net investment income of regulated investment companies.

     A dividend of one share of Palm Harbor Homes, Inc. common stock for each five shares of Capital Southwest common stock was paid on July 31, 1995. Cash payments were made in lieu of Palm Harbor stock to record holders of fewer than 50 shares of Capital Southwest and in lieu of fractional shares.

Automatic Dividend Reinvestment and Optional Cash Contribution Plan

     As a service to its shareholders, the Company offers an Automatic Dividend Reinvestment and Optional Cash Contribution Plan for shareholders of record who own a minimum of 25 shares. The Company pays all costs of administration of the Plan except brokerage transaction fees. Upon request, shareholders may obtain information on the Plan from the Company, 12900 Preston Road, Suite 700, Dallas, Texas 75230. Telephone (214) 233-8242.

Annual Meeting

     The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 15,1996, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (first floor), 12900 Preston Road, Dallas, Texas.