Form 10-K405, Exhibit 13
period 1998-03-31
CAPITAL SOUTHWEST CORP
filed 1998-06-24
CIK 17313

Twelve Largest Investments - March 31, 1998

Palm Harbor Homes, Inc.                                    $138,250,000
--------------------------------------------------------------------------------

   Palm Harbor Homes, Dallas, Texas, is an integrated manufactured housing company, building, retailing, financing and insuring homes produced in 16 plants in Alabama, Arizona, Florida, Georgia, North Carolina, Ohio, Oregon and Texas and sold in 34 states by over 300 independent dealers and 94 company-owned retail superstores. Palm Harbor manufactures high-quality, energy-efficient homes designed to meet the need for affordable housing, particularly among retirees and newly-formed families.

   During the year ended March 27, 1998, Palm Harbor earned $31,854,000 ($1.69 per share) on net sales of $637,268,000, compared with earnings of $24,739,000 ($1.34 per share) on net sales of $563,192,000 in the previous year. The March 31, 1998 closing Nasdaq bid price of Palm Harbor's common stock was $36.625 per share.

   At March 31, 1998, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $138,250,000 ($22.00 per share) consisting of 6,284,096 restricted shares of common stock, representing a fully-diluted equity interest of 33.2%.

--------------------------------------------------------------------------------
Skylawn Corporation                                         $42,000,000
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

   For  the  fiscal  year  ended  March 31, 1998,  Skylawn  Corporation   earned
$4,031,000 on revenues of $22,156,000. In the previous year, Skylawn earned $3,822,000 on revenues of $20,602,000.

   At March 31, 1998, Capital Southwest owned 100% of Skylawn Corporation's common stock, which had a cost of $4,510,400 and was valued at $42,000,000.

--------------------------------------------------------------------------------
The RectorSeal Corporation                                  $38,500,000
--------------------------------------------------------------------------------

   The RectorSeal Corporation, with plants in Houston, Texas and Mount Vernon, New York, manufactures specialty chemical products including pipe thread sealants, firestop sealants, plastic solvent cements and other formulations for plumbing and industrial applications. RectorSeal's subsidiary, Jet-Lube, Inc., with plants in Houston, England and Canada, produces anti-seize compounds, specialty lubricants and other products used in industrial and oil field applications. RectorSeal also owns a 20% equity interest in The Whitmore Manufacturing Company (described subsequently).

   During the year ended March 31, 1998, RectorSeal earned $3,917,000 on revenues of $42,218,000, compared with earnings of $3,116,000 on revenues of $37,988,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

   At March 31, 1998, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $38,500,000.


--------------------------------------------------------------------------------
Alamo Group Inc.                                            $37,240,000
--------------------------------------------------------------------------------

   Alamo Group Inc. is a leading designer, manufacturer and distributor of heavy-duty, tractor-mounted mowing and vegetation maintenance equipment. Founded in 1969, Alamo Group operates 12 manufacturing facilities and serves agricultural, governmental and commercial markets in the U.S. and Europe.

   For the year ended December 31, 1997, Alamo reported consolidated earnings of $13,600,000 ($1.41 per share) on net sales of $203,092,000, compared with earnings of $8,762,000 ($0.91 per share) on net sales of $183,595,000 in the previous year. The March 31, 1998 closing NYSE market price of Alamo's common stock was $18.125 per share.

   At March 31, 1998, the $575,000 investment in Alamo by Capital Southwest and its subsidiary was valued at $37,240,000, consisting of 2,660,000 restricted shares of common stock valued at $37,240,000 ($14.00 per share) and warrants for 62,500 shares, representing a fully-diluted equity interest of 27.0% at an anticipated cost of $1,575,000.
                                                                               6

--------------------------------------------------------------------------------
Encore Wire Corporation                                     $33,660,000
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

   For the year ended December 31, 1997, Encore reported net income of $21,693,000 ($1.97 per share) on net sales of $254,640,000, compared with net income of $7,159,000 ($0.68 per share) on net sales of $179,132,000 in the previous year. The March 31, 1998 closing Nasdaq bid price of Encore's common stock was $32.25 per share.

   At March 31, 1998, the $4,100,000 investment in 1,683,000 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $33,660,000 ($20.00 per share), representing a fully-diluted equity interest of 14.6%.

--------------------------------------------------------------------------------
Mail-Well, Inc.                                             $24,986,000
--------------------------------------------------------------------------------

   Mail-Well, Inc., Englewood, Colorado, is a leading consolidator in the fragmented printing industry, specializing in the following market segments: customized envelopes, high-impact printing, consumer products labels and business communications documents. Mail-Well has 9,000 employees and operates 75 plants and numerous sales offices throughout North America.

   For the year ended December 31, 1997, Mail-Well reported earnings of $22,176,000 ($1.18 per share) on net sales of $897,560,000, compared with earnings of $16,927,000 ($0.95 per share) on net sales of $778,524,000 in the previous year. The March 31, 1998 closing NYSE price of Mail-Well's common stock was $37.875 per share.

   At March 31, 1998, the $2,889,010 investment in Mail-Well by Capital Southwest was valued at $24,986,000 ($24.00 per share) consisting of 1,041,094 restricted shares of common stock, representing a fully-diluted equity interest of 3.8%.

--------------------------------------------------------------------------------
American Homestar Corporation                               $16,992,710
--------------------------------------------------------------------------------

   American Homestar Corporation, League City, Texas, builds, retails and finances manufactured housing, producing homes from its 11 plants and retailing its products through 83 company-owned retail sales centers and more than 400 independent dealers in 28 states.

   For the year ended May 31, 1997, American Homestar reported net income of $14,692,000 ($0.87 per share) on net sales of $339,979,000. Unaudited earnings for the nine months ended February 28, 1998 were $11,120,000 ($0.62 per share) compared with $10,445,000 ($0.60 per share) during the same period in the prior year. The March 31, 1998 closing Nasdaq bid price of American Homestar's stock was $22.625 per share.

   At March 31, 1998, Capital Southwest and its subsidiary owned 751,059 unrestricted shares of American Homestar common stock, having a cost of $3,405,824 and a market value of $16,992,710 ($22.625 per share), representing a fully-diluted equity interest of 4.1%.

--------------------------------------------------------------------------------
PETsMART, Inc.                                               $6,991,976
--------------------------------------------------------------------------------

PETsMART, Inc., Phoenix, Arizona, is the largest operator of stores specializing in pet foods, supplies and grooming and veterinary services. PETsMART currently operates 468 stores in North America and the United Kingdom.

   For the year ended February 1, 1998, PETsMART reported a net loss of $34,430,000 ($0.30 per share) on net sales of $1,790,599,000, compared with net income of $20,591,000 ($0.17 per share) on net sales of $1,501,017,000 in the previous year. The March 31, 1998 closing Nasdaq bid price of PETsMART's common stock was $10.6875 per share.

   At March 31, 1998, Capital Southwest and its subsidiary owned 654,220 unrestricted shares of PETsMART common stock, having a cost of $2,878,733 and a market value of $6,991,976 ($10.6875 per share).

--------------------------------------------------------------------------------
The Whitmore Manufacturing Company                           $6,000,000
--------------------------------------------------------------------------------

   The Whitmore Manufacturing Company, with plants in Rockwall, Texas and Cleveland, Ohio, manufactures specialty lubricants for heavy equipment used in surface mining and other industries, and produces transit coatings for the automobile industry. Whitmore's subsidiary, Hanson-Loran Company, Inc., Buena Park, California, produces floor-finishing compounds, supplies and equipment for supermarkets.

   During the year ended March 31, 1998, Whitmore reported net income of $118,424 on net sales of $12,901,000, compared with net income of $971,000 on net sales of $12,300,000 (restated) in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on a previous page).

   At March 31, 1998, the direct investment in Whitmore by Capital Southwest was valued at $6,000,000 and had a cost of $1,600,000. Our Company's direct and indirect equity in Whitmore's income for the year ended March 31, 1998 was $118,424.

--------------------------------------------------------------------------------
SDI Holding Corp.                                            $6,000,000
--------------------------------------------------------------------------------

   SDI Holding Corp., Greenville, South Carolina, through its subsidiary, Sterling Diagnostic Imaging, Inc., manufactures and markets, on a world-wide basis, x-ray imaging film, intensifying screens, cassettes, film development chemicals and related equipment and services. A subsidiary, Direct Radiography Corp., recently developed and obtained FDA approval of a system which is the technological leader in capturing, storing and transmitting conventional x-ray images in a digital format.

   The net assets of the Diagnostic Imaging business were purchased from E. I. DuPont de Nemours for approximately $315 million in March 1996. The operations acquired by SDI recorded 1997 sales of $527 million and 1996 sales of $500 million.

   At March 31, 1998, Capital Southwest's $6,000,000 investment in the common stock of SDI Holding Corp. was valued at cost and represents a fully-diluted equity interest of 11.1%.

--------------------------------------------------------------------------------
Media Recovery, Inc.                                         $5,093,000
--------------------------------------------------------------------------------

   Media Recovery, Inc., Graham, Texas, distributes computer and office automation supplies and accessories to corporate customers through its direct sales force with 22 offices in 14 states and also manufactures and sells impact and tilt monitoring devices used to detect mishandled shipments.

   The net assets of Media Recovery were acquired for approximately $23,320,000 in November 1997, by Varix Corporation, which subsequently changed its name to Media Recovery. The acquired operations recorded sales of $57,042,000 and $43,388,000 during the fiscal years ended September 30, 1997 and 1996, respectively.

   At March 31, 1998, the $5,708,000 investment by Capital Southwest and its subsidiary consisted of $293,000 in a 12% promissory note and $5,415,000 in Series A convertible preferred stock, valued at an aggregate of $5,093,000 and representing a fully-diluted equity interest of 68.4%. The $615,000 difference between the cost and value of our investment is attributable to the investment in Varix in earlier years.

--------------------------------------------------------------------------------
Amfibe, Inc.                                                 $4,000,000
--------------------------------------------------------------------------------

   Amfibe, Inc., Ridgeway, Virginia, manufactures and markets nylon monofilament yarns for the textile industry. Key market segments for Amfibe's yarns include
(1) warp knit (fabric used in very sheer specialty fabrics for bras, lingerie lace and bridal veils), (2) very sheer nylon hosiery, and (3) textile weaving (filtration fabrics and selvage yarns). Amfibe's new manufacturing facility in Ridgeway, Virginia enlarges the company's production capacity.

   During the year ended May 31, 1997, Amfibe reported net sales of $9,565,000, compared with $6,779,000 in the previous year.

   At March 31, 1998, Capital Southwest's subsidiary owned 2,000 shares of Amfibe Class B non-voting common stock, which had a cost of $200,000 and was valued at $4,000,000, representing a 40.0% fully-diluted equity interest.


                    Portfolio of Investments - March 31, 1998


                   Company                      Equity (a)          Investment (b)                         Cost          Value (c)
------------------------------------------------------------------------------------------------------------------------------------

AIRFORMED COMPOSITES, INCORPORATED                51.8%    10% subordinated debentures, due 2007
  Charleston, South Carolina                                 (acquired 12-12-97)                         $ 1,800,000     $ 1,800,000
  Airformed composite materials for use in                 425,000 shares Series A convertible
  absorbent specialty products.                              preferred stock, convertible into
                                                             425,000 shares of common stock at
                                                             $1.00 per share (acquired 12-12-97)             425,000         425,000
                                                                                                         -----------     -----------
                                                                                                           2,225,000       2,225,000
------------------------------------------------------------------------------------------------------------------------------------

+ALAMO GROUP INC.                                 27.0%    2,660,000 shares common stock (acquired
  San Antonio, Texas                                         4-1-73 and 7-18-78)                             575,000      37,240,000
  Heavy-duty, tractor-mounted mowing                       Warrant to purchase 62,500 shares of common
  and vegetation maintenance equipment                       stock at $16.00 per share, expiring 2000
  for agricultural and governmental markets.                 (acquired 11-25-91)                                   -               -
                                                                                                         -----------     -----------
                                                                                                             575,000      37,240,000
------------------------------------------------------------------------------------------------------------------------------------

ALL COMPONENTS, INC.                              29.3%    14% subordinated debenture, due 1999
  Dallas, Texas                                              (acquired 9-16-94)                              600,000         600,000
  Distribution and production of memory                    150,000 shares Series A convertible preferred
  and other components to personal computer                  stock, convertible into 600,000 shares of
  manufacturers, retailers and value-added                   common stock at $0.25 per share
  resellers.                                                 (acquired 9-16-94)                              150,000       2,100,000
                                                           450,000 shares Series B preferred stock
                                                             (acquired 9-16-94)                              450,000         450,000
                                                                                                         -----------     -----------
                                                                                                           1,200,000       3,150,000
------------------------------------------------------------------------------------------------------------------------------------

+AMERICAN HOMESTAR CORPORATION                    4.1%     ++751,059 shares common stock (acquired
  League City, Texas                                         8-31-93, 7-12-94 and 3-28-96)                 3,405,824      16,992,710
  Integrated manufacturing, retailing
  and financing of manufactured
  housing produced in 11 plants.
------------------------------------------------------------------------------------------------------------------------------------

AMFIBE, INC.                                      40.0%    2,000 shares Class B non-voting common stock
  Ridgeway, Virginia                                        (acquired 6-15-94)                               200,000       4,000,000
  Nylon monofilament yarns for the textile industry.
------------------------------------------------------------------------------------------------------------------------------------

BALCO, INC.                                       85.0%    14% subordinated debentures, payable 1998 to
  Wichita, Kansas                                           2002 (acquired 8-13-91)                          400,000         400,000
  Specialty architectural products used in                 14% subordinated debenture, payable 1998 to
  the construction and  remodeling of                       2002, last maturing $250,000 convertible into
  commercial and institutional buildings.                   250,000 shares of common stock at $1.00 per
                                                            share (acquired 6-1-91)                          800,000         800,000
                                                           110,000 shares common stock and 60,920 shares
                                                            Class B non-voting common stock
                                                            (acquired 10-25-83)                              170,920         170,920
                                                           Warrants to purchase 85,000 shares of common
                                                            stock at $2.40 per share, expiring 2001
                                                            (acquired 8-13-91)                                     -               -
                                                                                                          ----------     -----------
                                                                                                           1,370,920       1,370,920
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                     ++Unrestricted securities as defined in Note (b)



                                                                              9




                   Company                      Equity (a)          Investment (b)                         Cost          Value (c)
------------------------------------------------------------------------------------------------------------------------------------

CDC TECHNOLOGIES, INC.                            8.8%     1,694 shares Series C convertible preferred
  Oxford, Connecticut                                        stock, convertible into 1,694 shares of
  Hematology and blood chemistry analyzers                   common stock at $737.65 per share
  for medical and veterinary applications.                   (acquired 10-15-97)                         $ 1,249,579     $ 1,249,579
                                                           Warrants to acquire 339 shares of
                                                             Series C convertible preferred stock at
                                                             $737.65 per share (acquired 12-17-97)                 -               -
                                                                                                         -----------     -----------
                                                                                                           1,249,579       1,249,579
------------------------------------------------------------------------------------------------------------------------------------

DENNIS TOOL COMPANY                               43.9%    98,687 shares common stock (acquired 3-7-94)      330,000       2,800,000
  Houston, Texas
  Polycrystalline diamond compacts (PDCs)
  used in oil field drill bits and in
  mining and industrial applications.
------------------------------------------------------------------------------------------------------------------------------------

+ENCORE WIRE CORPORATION                          14.6%    1,683,000 shares common stock (acquired
  McKinney, Texas                                            7-16-92, 3-15-94 and 4-28-94)                 4,100,000      33,660,000
  Electrical wire and cable for residential
  and commercial use.
------------------------------------------------------------------------------------------------------------------------------------

+FMC CORPORATION                                  <1%      ++6,430 shares common stock (acquired 6-6-86)     123,777         504,754
  Chicago, Illinois
  Machinery and chemicals in diversified
  product areas.
------------------------------------------------------------------------------------------------------------------------------------

+FRONTIER CORPORATION                             <1%      ++31,338 shares common stock (acquired 12-20-95)   78,346       1,020,444
   Rochester, New York
   Diversified telecommunications company.
------------------------------------------------------------------------------------------------------------------------------------

INTELLIGENT REASONING SYSTEMS, INC.               15.3%    8.5%subordinated promissory note, convertible
  Austin, Texas                                              into 352,565 shares of Series B convertible
  Machine vision systems for automatic                       preferred stock at $0.60 per share
  inspection of electronic circuit boards.                   (acquired 11-21-97 and 2-3-98)                  211,539         211,539
                                                           705,128 shares Series B convertible preferred
                                                             stock, convertible into 705,128 shares of
                                                             common stock at $0.60 per share
                                                             (acquired 5-28-97)                              423,077         423,077
                                                           Warrant to acquire 70,513 shares of Series B
                                                             convertible preferred stock at $.60 per
                                                             share (acquired 11-21-97)                             -               -
                                                                                                         ------------    -----------
                                                                                                              634,616        634,616
------------------------------------------------------------------------------------------------------------------------------------

+KIMBERLY-CLARK CORPORATION (formerly Tecnol      <1%      ++77,180 shares common stock
  Medical Products, Inc.)                                    (acquired 12-18-97)                            2,396,926      3,868,648
  Irving, Texas
  Household and personal care products.
------------------------------------------------------------------------------------------------------------------------------------

+MAIL-WELL, INC.                                  3.8%     1,041,094 shares common stock (acquired
  Englewood, Colorado                                        2-18-94, 12-14-94 and 7-27-95)                 2,889,010     24,986,000
  Customized envelopes, labels and
  high-impact printing.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                    ++Unrestricted securities as defined in Note (b)


                                                                              10



                  Company                       Equity (a)          Investment (b)                         Cost          Value (c)
------------------------------------------------------------------------------------------------------------------------------------

MEDIA RECOVERY, INC. (formerly Varix Corporation) 68.4%    12% promissory note, due 1998
  Graham, Texas                                              (acquired 11-4-97)                          $   293,000      $  293,000
  Computer and office automation supplies                  4,800,000 shares Series A convertible
  and accessories;impact and tilt monitoring                 preferred stock, convertible into
  devices to detect mishandled                               4,800,000 shares of common stock at $1.00
  shipments.                                                 per share (acquired 11-4-97)                  5,415,000       4,800,000
                                                                                                           ---------       ---------
                                                                                                           5,708,000       5,093,000
------------------------------------------------------------------------------------------------------------------------------------

+MYLAN LABORATORIES INC.                          <1%      ++128,286 shares common stock
  Pittsburgh, Pennsylvania                                   (acquired 11-20-91)                             400,000       2,950,578
  Proprietary and generic pharmaceutical
  products.
------------------------------------------------------------------------------------------------------------------------------------

+PALM HARBOR HOMES, INC.                          33.2%    6,284,096 shares common stock
  Dallas, Texas                                              (acquired 1-3-85, 3-31-88 and 7-31-95)       10,931,955     138,250,000
  Integrated manufacturing, retailing,
  financing and insuring of manufactured
  housing produced in 16 plants.
------------------------------------------------------------------------------------------------------------------------------------

+PETSMART, INC.                                   <1%      ++654,220 shares common stock
  Phoenix, Arizona                                           (acquired 6-1-95)                             2,878,733       6,991,976
  Retail chain of 468 stores selling pet
  foods, supplies and services.
------------------------------------------------------------------------------------------------------------------------------------

THE RECTORSEAL CORPORATION                        100.0%    27,907 shares common stock
  Houston, Texas                                              (acquired 1-5-73 and 3-31-73)                   52,600      38,500,000
  Chemical specialty products for industrial,
  construction and oil field applications;
  owns 20% of Whitmore Manufacturing.
------------------------------------------------------------------------------------------------------------------------------------

REWIND HOLDINGS, INC.                             40.7%    12% subordinated notes, payable 1998
  Sugar Land, Texas                                          to 2003 (acquired 10-21-96 and 8-13-97)       3,225,000       3,225,000
  Owns Bill Young  Productions,  Inc.,                     375 shares 8% Series A convertible
  a  producer of radio and television                        preferred stock, convertible into 1,500
  commercials and music videos.                              shares of common stock at $250.00
                                                             per share (acquired 10-21-96)                   375,000         375,000
                                                                                                         -----------     -----------
                                                                                                           3,600,000       3,600,000
------------------------------------------------------------------------------------------------------------------------------------

SDI HOLDING CORP.                                 11.1%    60,000 shares common stock (acquired 3-26-96)   6,000,000       6,000,000
  Greenville, South Carolina
  Owns Sterling  Diagnostic  Imaging,
  a manufacturer  of medical x-ray imaging
  film and direct radiography systems.

------------------------------------------------------------------------------------------------------------------------------------

SKYLAWN CORPORATION                               100.0%   1,449,026 shares common stock
  Hayward, California                                        (acquired 7-16-69)                            4,510,400      42,000,000
  Cemeteries, mausoleums and mortuaries
  located in northern California.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                      ++Unrestricted securities as defined in Note (b)


                                                                              11




                   Company                      Equity (a)          Investment (b)                         Cost          Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION                               <1%      ++36,000  shares common stock
  Westwood, Kansas                                           (acquired 6-20-84)                           $  503,645     $ 2,436,750
  Diversified telecommunications company.
------------------------------------------------------------------------------------------------------------------------------------

+TELE-COMMUNICATIONS, INC.-Liberty Media Group    <1%      ++101,250 shares Series A common stock
  Englewood, Colorado                                        (acquired 8-4-95)                                     -       3,474,141
  Production and distribution of cable
  television programming services.
------------------------------------------------------------------------------------------------------------------------------------

+TELE-COMMUNICATIONS, INC. - TCI Group            <1%      ++114,516 shares Series A common stock
   Englewood, Colorado                                       (acquired 6-3-69)                                    43       3,557,153
   Operation of the nation's largest cable
   television system.
------------------------------------------------------------------------------------------------------------------------------------

+TELE-COMMUNICATIONS, INC. - TCI Ventures Group   <1%      ++130,968 shares Series A common stock
   Englewood, Colorado                                       (acquired 9-17-97)                                   25       2,300,126
   Wireless and wireline communications services.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS PETROCHEMICAL HOLDINGS, INC.                5.4%     30,000 shares common stock
  Houston, Texas                                             (acquired 6-27-96)                            3,000,000       1,500,000
  Butadiene for synthetic  rubber,  MTBE for
  gasoline  octane  enhancement  and
  butylenes for varied applications.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS SHREDDER, INC.                              45.7%    14% subordinated debentures, payable 1999
  San Antonio, Texas                                        (acquired 3-6-91)                                562,500         562,500
  Design and manufacture of heavy-duty shredder            3,000 shares Series A preferred stock (acquired
  systems for recycling steel and other                      3-6-91)                                         300,000         300,000
  materials from junk automobiles.                         750 shares Series B convertible preferred stock,
                                                             convertible into 7,500 shares of common stock
                                                             at $10.00 per share (acquired 3-6-91)            75,000       2,625,000
                                                                                                         -----------      ----------
                                                                                                             937,500       3,487,500
------------------------------------------------------------------------------------------------------------------------------------

+TRITON ENERGY CORPORATION                        <1%      ++6,022 shares common stock (acquired 12-15-86)   144,167         221,309
  Dallas, Texas
  Oil and gas exploration and development.
------------------------------------------------------------------------------------------------------------------------------------

WESTMARC COMMUNICATIONS, INC.                     -        21 shares 12% Series C cumulative compounding pre-      -         508,000
  Denver, Colorado                                           ferred stock (acquired 1-3-90)
  Cable television systems and microwave
  relay systems.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                      ++Unrestricted securities as defined in Note (b)

                                                                              12



                   Company                      Equity (a)          Investment (b)                         Cost          Value (c)
------------------------------------------------------------------------------------------------------------------------------------

THE WHITMORE MANUFACTURING COMPANY                80.0%    80 shares common stock (acquired 8-31-79)    $  1,600,000  $    6,000,000
  Rockwall, Texas
  Specialized  mining and industrial
  lubricants;  automotive transit coatings;
  floor-finishing compounds and equipment.
------------------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS                                     98.8%    Humac Company-1,041,000 shares common stock
                                                             (acquired 1-31-75 and 12-31-75)                       -         210,000
                                                  <1%      +360 Communications Company-++12,000 shares
                                                             common stock (acquired 3-7-96)                  108,355         375,000
                                                  <1%      +TCI Satellite Entertainment, Inc.-++18,000
                                                             shares Series A common stock
                                                             (acquired 12-4-96)                                    -         128,250
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INVESTMENTS                                                                                        $61,154,421    $401,286,454
                                                                                                         ===========    ============
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                     ++Unrestricted securities as defined in Note (b)





                        Notes to Portfolio of Investments


(a) The percentages in the "Equity" column express the potential equity interests held by Capital Southwest Corporation and Capital Southwest Venture Corporation (together, the "Company") in each issuer. Each percentage represents the amount of the issuer's common stock the Company owns or can acquire as a percentage of the issuer's total outstanding common shares, plus shares reserved for all outstanding warrants, convertible securities and employee stock options. The symbol "<1%" indicates that the Company holds a potential equity interest of less than one percent.

(b) Unrestricted securities (indicated by ++) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 1998, restricted securities represented approximately 89% of the value of the consolidated investment portfolio.

(c) Under the valuation policy of the Company, unrestricted securities are valued at the closing sale price for listed securities and at the closing bid price for over-the-counter securities on the valuation date. Restricted securities, including securities of publicly-owned companies which are subject to restrictions on resale, are valued at fair value as determined by the Board of Directors. Fair value is considered to be the amount which the Company may reasonably expect to receive for portfolio securities if such securities were sold on the valuation date. Valuations as of any particular date, however, are not necessarily indicative of amounts which may ultimately be realized as a result of future sales or other dispositions of securities.

     Among the factors considered by the Board of Directors in determining the fair value of restricted securities are the financial condition and operating results of the issuer, the long-term potential of the business of the issuer, the market for and recent sales prices of the issuer's securities, the values of similar securities issued by companies in similar businesses, the proportion of the issuer's securities owned by the Company, the nature and duration of resale restrictions and the nature of any rights enabling the Company to require the issuer to register restricted securities under applicable securities laws. In determining the fair value of restricted securities, the Board of Directors considers the inherent value of such securities without regard to the restrictive feature and adjusts for any diminution in value resulting from restrictions on resale.

(d) Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stocks, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements, which cover common stocks owned at March 31, 1998 and common stocks which may be acquired thereafter through exercise of warrants and conversion of debentures and preferred stocks, apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Skylawn Corporation and The Whitmore Manufacturing Company.

(e) The descriptions of the companies and ownership percentages shown in the portfolio of investments were obtained from published reports and other sources believed to be reliable, are supplemental and are not covered by the report of independent auditors. Acquisition dates indicated are the dates specific securities were acquired. Certain securities were received in exchange for or upon conversion or exercise of other securities previously acquired.


                        Portfolio Changes During the Year



New Investments and Additions to Previous Investments


                                                             Amount
                                                           -----------
Airformed Composites, Incorporated........................ $ 2,225,000
CDC Technologies, Inc.....................................   1,449,579
Intelligent Reasoning Systems, Inc........................     634,616
Media Recovery, Inc.......................................   4,800,000
Rewind Holdings, Inc......................................     600,000
                                                           -----------

                                                           $ 9,709,195
                                                           ===========

Dispositions

                                                              Amount
                                               Cost         Received
                                           ----------    ------------
Cherokee Communications, Inc............   $        -    $    515,020
Data Race, Inc..........................      574,814       2,193,902
Dymetrol Company, Inc...................      199,115         199,115
LiL' Things, Inc........................    3,990,894               -
MESC Holdings, Inc......................            -         553,745
PTS Holdings, Inc.......................    2,000,000      13,208,110
                                           ----------    ------------
                                           $6,764,823    $ 16,669,892
                                           ==========    ============
Repayments Received.....................                 $  1,697,866
                                                         ============

                  Capital Southwest Corporation and Subsidiary
                 Consolidated Statements of Financial Condition



                                                     March 31
                                            ---------------------------
Assets                                           1998          1997
                                            ------------   ------------

Investments at market or fair value (Notes 1
   and 2)
   Companies more than 25% owned
     (Cost: 1998 - $19,370,874,
     1997 - $20,552,361)................... $266,370,919   $203,399,920
   Companies 5% to 25% owned
     (Cost: 1998 - $14,984,195,
     1997 - $19,979,904)...................   43,044,195     35,747,002
   Companies less than 5% owned
     (Cost: 1998 - $26,799,352,
     1997 - $19,375,650)...................    91,871,340    54,144,104
                                            -------------  ------------

Total investments
     (Cost: 1998 - $61,154,421,
     1997 - $59,907,915)...................  401,286,454    293,291,026
Cash and cash equivalents..................  117,047,920     14,009,481
Receivables................................      332,873        279,815
Other assets (Note 8)......................    3,656,308      3,180,171
                                            ------------    -----------







   Totals.................................. $522,323,555   $310,760,493
                                            ============   ============




                                                     March 31
                                            ---------------------------
Liabilities and Shareholders' Equity            1998            1997
                                              --------        --------

Note payable to bank (Note 4) ............. $100,000,000   $          -
Accrued interest and other liabilities
  (Note 8)                                     1,961,382      1,735,372
Income taxes payable.......................            -      3,184,373
Deferred income taxes (Note 3).............  119,339,357     81,868,628
Subordinated debenture (Note 5)............    5,000,000      5,000,000
                                            ------------   ------------
                    Total liabilities .....  226,300,739     91,788,373
                                            ------------   ------------

Shareholders' equity (Notes 3 and 6)
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,225,316
     shares at March 31, 1998 and 4,204,416
     shares at March 31, 1997..............    4,225,316      4,204,416
   Additional capital......................    5,512,409      4,813,121
   Undistributed net investment
     income................................    5,261,898      4,804,205
   Undistributed net realized gain on
     investments...........................   66,598,460     60,113,568
   Unrealized appreciation of investments -
     net of deferred income taxes..........  221,458,035    152,070,112
   Treasury stock - at cost
     (437,365 shares)......................   (7,033,302)    (7,033,302)
                                            ------------   ------------
   Net assets at market or fair value,
     equivalent to $78.15 per share on the
     3,787,951 shares outstanding at
     March 31, 1998, and $58.13 per share
     on the 3,767,051 shares outstanding at
     March 31, 1997........................  296,022,816    218,972,120
                                            ------------   ------------
                       Totals.............. $522,323,555   $310,760,493
                                            ============   ============


             See Notes to Consolidated Financial Statements


                  Capital Southwest Corporation and Subsidiary
                      Consolidated Statements of Operations

                                                                                             Years Ended March 31
                                                                                 --------------------------------------------
                                                                                     1998             1997           1996
                                                                                 ------------    ------------    ------------

Investment income (Note 9):
   Interest..................................................................... $  2,025,024    $  1,371,802    $  2,018,308
   Dividends....................................................................    2,237,293       2,774,321       3,597,004
   Management and directors' fees...............................................      569,900         586,900         561,950
                                                                                 ------------    ------------    ------------
                                                                                    4,832,217       4,733,023       6,177,262
                                                                                 ------------    ------------    ------------

Operating expenses:
   Interest.....................................................................      426,962         634,667       1,700,003
   Salaries.....................................................................    1,206,478       1,147,294       1,112,640
   Net pension expense (benefit) (Note 8).......................................     (313,511)       (349,903)       (208,701)
   Other operating expenses (Note 7)............................................      674,466         599,578         642,955
                                                                                 -------------   ------------    ------------
                                                                                    1,994,395       2,031,636       3,246,897
                                                                                 ------------    ------------    ------------
Income before income taxes......................................................    2,837,822       2,701,387       2,930,365
Income tax expense (Note 3).....................................................      111,678         127,325          75,448
                                                                                 ------------    ------------    ------------
Net investment income .......................................................... $  2,726,144    $  2,574,062    $  2,854,917
                                                                                 ============    ============    ============

Proceeds from disposition of investments........................................ $ 16,669,892    $ 14,177,580    $ 21,470,173
Cost of investments sold (Note 1)...............................................    6,764,823       3,619,369       4,938,933
                                                                                 ------------    ------------    ------------
Realized gain on investments before income taxes (Note 9).......................    9,905,069      10,558,211      16,531,240
Income tax expense .............................................................    3,420,177       3,752,425       5,357,215
                                                                                 ------------    ------------    ------------
Net realized gain on investments................................................    6,484,892       6,805,786      11,174,025
                                                                                 ------------    ------------    ------------
Increase in unrealized appreciation of investments before income taxes and
  distributions.................................................................  106,748,923      34,996,750      54,619,668
Increase in deferred income taxes on appreciation of investments (Note 3).......   37,361,000      12,192,000      15,874,000
                                                                                 ------------    ------------    ------------
Net increase in unrealized appreciation of investments before distributions.....   69,387,923      22,804,750      38,745,668
                                                                                 ------------    ------------    ------------

Net realized and unrealized gain on investments before distributions............ $ 75,872,815    $ 29,610,536    $ 49,919,693
                                                                                 ============    ============    ============

Increase in net assets from operations before distributions..................... $ 78,598,959    $ 32,184,598    $ 52,774,610
                                                                                 ============    ============    ============




                 See Notes to Consolidated Financial Statements


                  Capital Southwest Corporation and Subsidiary
                Consolidated Statements of Changes in Net Assets

                                                                                              Years Ended March 31
                                                                                 --------------------------------------------
                                                                                      1998            1997           1996
                                                                                 ------------    ------------   -------------

Operations
   Net investment income........................................................ $  2,726,144   $   2,574,062   $   2,854,917
   Net realized gain on investments.............................................    6,484,892       6,805,786      11,174,025
   Net increase in unrealized appreciation of investments before distributions..   69,387,923      22,804,750      38,745,668
                                                                                 ------------   -------------   -------------
   Increase in net assets from operations before distributions..................   78,598,959      32,184,598      52,774,610

Distributions from:
   Undistributed net investment income..........................................   (2,268,451)     (2,260,231)     (2,253,831)
   Undistributed net realized gain on investments...............................            -               -        (153,376)
   Unrealized appreciation of investments.......................................            -               -      (9,264,304)

Capital share transactions
   Exercise of employee stock options...........................................      720,188               -         574,750
                                                                                 ------------   -------------   -------------

   Increase in net assets.......................................................   77,050,696      29,924,367      41,677,849
Net assets, beginning of year...................................................  218,972,120     189,047,753     147,369,904
                                                                                -------------   -------------   -------------
Net assets, end of year ........................................................ $296,022,816    $218,972,120    $189,047,753
                                                                                 ============    ============    ============




                 See Notes to Consolidated Financial Statements


                  Capital Southwest Corporation and Subsidiary
                      Consolidated Statements of Cash Flows

                                                                                                 Years Ended March 31
                                                                                 ------------------------------------------------
                                                                                       1998             1997             1996
                                                                                 -------------     ------------      ------------

Cash flows from operating activities
Increase in net assets from operations before distributions..................... $  78,598,959     $ 32,184,598      $ 52,774,610
Adjustments to reconcile increase in net assets from operations before distributions to net cash provided by
   operating activities:
   Depreciation and amortization................................................        23,770           31,240            33,439
   Net pension benefit..........................................................      (313,511)        (349,903)         (208,701)
   Net realized and unrealized gain on investments..............................   (75,872,815)     (29,610,536)      (49,919,693)
   (Increase) decrease in receivables...........................................       (53,058)           5,187           (41,369)
   (Increase) decrease in other assets..........................................        (7,035)         (17,812)           28,950
   Increase (decrease) in accrued interest and other liabilities................        46,649          (66,361)           48,075
   Deferred income taxes........................................................       109,729          122,500            72,640
                                                                                 -------------     ------------      ------------
Net cash provided by operating activities.......................................     2,532,688        2,298,913         2,787,951
                                                                                 -------------     ------------      ------------
Cash flows from investing activities
Proceeds from disposition of investments........................................    16,669,892       14,177,580        21,470,173
Purchases of securities.........................................................    (9,709,195)      (6,023,684)      (19,406,816)
Maturities of securities........................................................     1,697,866        1,040,500         5,515,824
Income taxes paid on realized gain on investments...............................    (6,604,549)      (6,268,782)                -
                                                                                 -------------     ------------      ------------
Net cash provided by investing activities.......................................     2,054,014        2,925,614         7,579,181
                                                                                 -------------     ------------      ------------
Cash flows from financing activities
Increase (decrease) in note payable to bank.....................................   100,000,000      (50,000,000)       50,000,000
Repayment of subordinated debenture.............................................             -       (6,000,000)                -
Distributions from undistributed net investment income..........................    (2,268,451)      (2,260,231)       (2,253,831)
Distributions from undistributed net realized gain on investments...............             -                -           (15,842)
Proceeds from exercise of employee stock options................................       720,188                -           574,750
                                                                                 -------------     ------------      ------------
Net cash provided (used) by financing activities................................    98,451,737      (58,260,231)       48,305,077
                                                                                 -------------     -------------     ------------
Net increase (decrease) in cash and cash equivalents............................   103,038,439      (53,035,704)       58,672,209
Cash and cash equivalents at beginning of year..................................    14,009,481       67,045,185         8,372,976
                                                                                 -------------     ------------      ------------
Cash and cash equivalents at end of year........................................ $ 117,047,920     $ 14,009,481      $ 67,045,185
                                                                                 =============     ============      ============
Supplemental disclosure of cash flow information:
Cash paid during the year for:   Interest ...................................... $     400,000     $    691,397      $  1,653,277
                                 Income taxes................................... $   6,621,499     $  6,270,291      $        483


Supplemental disclosure of financing activities:
On July 31, 1995, Capital Southwest Corporation distributed to its shareholders 1,175,230 shares of common stock of Palm Harbor Homes, Inc., which had a cost of $137,534 and a fair market value of $8.00 per share, or $9,401,838, as adjusted for 5-for-4 stock splits on August 2, 1996 and July 21, 1997.

                 See Notes to Consolidated Financial Statements

                   Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies

     Capital Southwest Corporation ("CSC") is a business development company subject to regulation under the Investment Company Act of 1940. Capital Southwest Venture Corporation ("CSVC"), a wholly-owned subsidiary of CSC, is a Federal licensee under the Small Business Investment Act of 1958. The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements of CSC and CSVC (together, the "Company"):

     Principles of Consolidation. The consolidated financial statements have been prepared on the value method of accounting in accordance with generally accepted accounting principles for investment companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

2.   Valuation of Investments

     The consolidated financial statements as of March 31, 1998 and 1997 include securities valued at $356,464,614 (89% of the value of the consolidated investment portfolio) and $257,914,916 (88% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

3.   Income taxes

     For the tax years ended December 31, 1997, 1996 and 1995, CSC and CSVC qualified to be taxed as regulated investment companies ("RICs") under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). Both CSC and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

     No provision was made for Federal income taxes on the investment company taxable income of CSC and CSVC for the 1998, 1997 and 1996 fiscal years. Such income was distributed to shareholders in the form of cash dividends for which CSC and CSVC receive a tax deduction. With respect to net investment income, the income tax expense for each of the three years ended March 31, 1998 includes a deferred tax provision related to the net pension benefit.

     With respect to the net increase in unrealized appreciation of investments before distributions during fiscal 1996, the increase in deferred income taxes on appreciation of investments at the Federal statutory rate of 35% differs from the amount reported in the financial statements due to the distribution of appreciated securities with no associated tax liability.

     CSC and CSVC may not qualify or elect to be taxed as RICs in future years. Therefore, consolidated deferred Federal income taxes of $118,674,000 and $81,313,000 have been provided on net unrealized appreciation of investments of $340,132,033 and $233,383,111 at March 31, 1998 and 1997, respectively. Such appreciation is not included in taxable income until realized. Deferred income taxes on net unrealized appreciation of investments have been provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35% at March 31, 1998 and 1997.

4.   Note Payable to Bank

     The note payable to bank at March 31, 1998 was an unsecured note with interest payable at 6.51%. The note was paid in full on April 1, 1998.


5.   Subordinated Debenture

     The subordinated debenture of $5,000,000 outstanding at March 31, 1998 and 1997 is payable to others and guaranteed by the Small Business Administration ("SBA"), bears interest at 8.0% and matures in 2002.


6.   Employee Stock Option Plan

     Under the 1984 Incentive Stock Option Plan, options to purchase 69,100 shares of the Company's common stock at $35.625 per share (the adjusted market price at the time of grant) were outstanding at March 31, 1998. Options on 49,725 shares were exercisable at March 31, 1998. During the year ended March 31, 1998, options for 20,900 shares were exercised. Outstanding options expire 2000 through 2003. The 1984 Incentive Stock Option Plan expired in 1994 and no options have been authorized or granted since that date. At March 31, 1998 and 1997, the dilution of net assets per share arising from options outstanding was not material.

7.   Employee Stock Ownership Plan

     The Company and one of its wholly-owned subsidiaries sponsor a qualified employee stock ownership plan ("ESOP") in which certain employees participate. Contributions to the plan, which are invested in Company stock, are made at the discretion of the Company's Board of Directors. A participant's interest in contributions to the ESOP fully vests after five years of active service. During the three years ended March 31, the Company made contributions to the ESOP, which were charged against net investment income, of $67,763 in 1998, $54,104 in 1997 and $76,341 in 1996.


8.   Retirement Plan

     The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned subsidiaries. The following information about the plan represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last ten years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended March 31, 1998.

     Components of net pension benefit related to the qualified plan include the following:

                                                   Years Ended March 31
                                           ------------------------------------
                                              1998          1997         1996
                                           ----------    ---------   ----------
Service cost - benefits earned during
     the year............................  $   52,388    $  47,662   $   42,184
Interest cost on projected benefit
     obligation..........................     204,328      174,792      165,906
Actual return on assets..................  (3,563,399)    (961,831)  (1,421,745)
Net amortization and deferral............   2,813,811      257,580      873,696
                                           ----------    ---------   ----------
Net pension expense (benefit) from
     qualified plan......................  $ (492,872)   $(481,797)  $ (339,959)
                                           ==========    =========   ==========

     The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                              March 31
                                                      -------------------------
                                                          1998          1997
Actuarial present value of benefit                    -----------   -----------
     obligations: Accumulated benefit obligation,
     including vested benefits of $2,602,654 in
     1998 and $2,017,257 in 1997....................  $(2,665,123)  $(2,082,399)
                                                      ===========   ===========

Projected benefit obligation for service rendered to
     date...........................................  $(3,059,555)  $(2,376,257)
Plan assets at fair value*..........................   11,314,714     7,820,401
                                                      -----------   -----------
Excess of plan assets over the projected benefit
     obligation.....................................    8,255,159     5,444,144
Unrecognized net (gain) loss from past experience
     different from that assumed and effects of
     changes in assumptions.........................   (4,214,675)   (1,819,422)
Prior service costs not yet recognized..............      (36,440)      (39,719)
Unrecognized net assets being amortized over
     19 years......................................      (516,801)     (590,632)
                                                      -----------   -----------
Prepaid pension cost included in other assets         $ 3,487,243   $ 2,994,371
                                                      ===========   ===========
--------------
*Primarily equities and bonds including approximately 29,700 shares of common stock of the Company.

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.0% and 5.0%, respectively, at March 31, 1998, 8.0% and 5.0%, respectively, at March 31, 1997 and 7.75% and 5.25%, respectively, at March 31, 1996. The expected long-term rate of return used to project estimated earnings on plan assets was 8.5% for the years ended March 31, 1998, 1997 and 1996. The calculations also assume retirement at age 65, the normal retirement age.

     The Company also sponsors an unfunded Retirement Restoration Plan, which is a nonqualified plan that provides for the payment, upon retirement, of the difference between the maximum annual payment permissible under the qualified retirement plan pursuant to Federal limitations and the amount which would otherwise have been payable under the qualified plan.

     The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:

                                                               March 31
                                                      -------------------------
                                                          1998          1997
                                                      -----------   -----------
Projected benefit obligation.......................   $(2,051,899)  $(1,474,701)
Unrecognized net (gain) loss from past ex-
     perience different from that assumed
     and effects of changes in assumptions.........       406,217       (11,453)
Unrecognized net obligation........................        59,489        79,322
                                                      -----------   -----------
Accrued pension cost included in other liabilities.   $(1,586,193)  $(1,406,832)
                                                      ===========   ===========

     The Retirement Restoration Plan expenses recognized during the years ended March 31, 1998, 1997 and 1996 of $179,361, $131,894 and $131,258, respectively, are offset against the net pension benefit from the qualified plan.

 9.  Sources of Income

     Income was derived from the following sources:

                                Investment  Income          Realized Gain
                        ----------------------------------
                                                             (Loss) on
Years Ended                                                 Investments
March 31                                           Other   Before Income
--------
1998                      Interest    Dividends   Income       Taxes
----                    ---------------------------------- -------------

Companies more than
   25% owned........... $  168,000   $1,985,200   $518,900  $         -
Companies 5% to 25%
   owned...............      8,706            -     35,500   (3,990,894)
Companies less than
   5% owned............    609,187      252,093     15,500   13,895,963
Other sources,
   including temporary
   investments.........  1,239,131            -          -             -
                        ------------------------------------------------
                        $2,025,024   $2,237,293   $569,900  $  9,905,069
                        ================================================

1997
----
Companies more than
   25% owned........... $  237,600   $2,454,895   $531,400  $          -
Companies 5% to 25%
   owned...............          -            -     55,500     2,844,272
Companies less than
   5% owned............    496,847      319,426          -     7,713,939
Other sources,
   including temporary
   investments.........    637,355            -          -             -
                        ------------------------------------------------
                        $1,371,802   $2,774,321   $586,900   $10,558,211
                        ================================================
1996
----
Companies more than
   25% owned........... $  755,146   $3,101,219   $545,200   $         -
Companies 5% to 25%
   owned...............      2,730            -     16,750    17,954,600
Companies less than
   5% owned............    568,915      495,785          -    (1,423,360)
Other sources,
   including temporary
   investments.........    691,517            -          -             -
                        ------------------------------------------------
                        $2,018,308   $3,597,004   $561,950   $16,531,240
                        ================================================









10.   Summarized Financial Information of Unconsolidated
      Subsidiaries

     The Company has three significant wholly-owned subsidiaries - The RectorSeal Corporation, The Whitmore Manufacturing Company and Skylawn
Corporation which are neither investment companies nor business development companies. Accordingly, the accounts of such subsidiaries are not included with those of the Company. Summarized combined financial information of the three subsidiaries is as follows:

(all figures in thousands)                           March 31
                                         -----------------------------
                                           1998                  1997
                                         --------              -------
Condensed Balance Sheet Data
   Assets
   Cash and temporary
     investments........................$  13,496               $11,240
   Receivables..........................   21,769                22,762
   Inventories..........................   34,452                32,825
   Property, plant and equipment........   29,223                19,252
   Other assets.........................   12,316                11,553
                                         --------               -------
     Totals............................. $111,256               $97,632
                                         ========               =======


   Liabilities and Shareholder's Equity
   Long-term debt.......................$   5,540             $     681
   Other liabilities....................   12,836                11,486
   Shareholder's equity.................   92,880                85,465
                                        ---------             ---------
     Totals.............................$ 111,256               $97,632
                                        =========             =========

Condensed Statements of Income             1998       1997       1996
                                         --------    -------    -------
   Revenues.............................$  77,275    $70,890    $69,058
   Costs and operating expenses.........$  66,223    $61,760    $60,050
   Net income...........................$   8,066    $ 7,909    $ 6,865

11.  Commitments

     The Company leases office space under an operating lease which requires base annual rentals of approximately $58,000 through February, 2003. For the three years ended March 31, total rental expense charged to investment income was $44,285 in 1998, $43,844 in 1997 and $43,449 in 1996.


                       Selected Per Share Data and Ratios


                                                                                                  Years Ended March
                                                                                     --------------------------------------------
                                                                                        1998     1997     1996      1995     1994
                                                                                     --------------------------------------------

   Investment income.................................................................$  1.28  $  1.26  $  1.64   $  1.37  $  1.48
   Operating expenses................................................................   (.42)    (.37)    (.41)     (.32)    (.30)
   Interest expense..................................................................   (.11)    (.17)    (.45)     (.37)    (.39)
   Income taxes......................................................................   (.03)    (.03)    (.02)     (.01)    (.02)
                                                                                     --------------------------------------------
   Net investment income.............................................................    .72      .69      .76       .67      .77
   Distributions from undistributed net investment income............................   (.60)    (.60)    (.60)     (.60)    (.60)
   Net realized gain (loss) on investments...........................................   1.71     1.81     2.97       .04     (.13)
   Distributions from undistributed net realized gain on investments.................      -        -     (.04)        -        -
   Net increase in unrealized appreciation of investments before distributions.......  18.32     6.05    10.28      3.64     3.00
   Distributions from unrealized appreciation of investments.........................      -        -    (2.46)        -        -
   Exercise of employee stock options*...............................................   (.13)       -     (.19)     (.10)    (.22)
                                                                                     --------------------------------------------

   Increase in net asset value.......................................................  20.02     7.95    10.72      3.65     2.82
   Net asset value:
     Beginning of year...............................................................  58.13    50.18    39.46     35.81    32.99
                                                                                     --------------------------------------------
     End of year..................................................................... $78.15   $58.13   $50.18    $39.46   $35.81
                                                                                      ===========================================

   Ratio of operating expenses to average net assets.................................    .6%      .7%      .9%       .9%      .9%
   Ratio of net investment income to average net assets..............................   1.1%     1.2%     1.7%      1.8%     2.3%
   Portfolio turnover rate...........................................................   2.5%     1.6%     4.5%      1.3%     1.3%
   Shares outstanding at end of period (000s omitted)................................  3,788     3,767    3,767     3,735    3,715
   ---------------
*Net  decrease  is due to  exercise  of  employee  stock  options  at less  than beginning of period net asset value.


Independent Auditors' Report


The Board of Directors and Shareholders of
   Capital Southwest Corporation:


   We have audited the accompanying consolidated statements of financial condition of Capital Southwest Corporation and subsidiary as of March 31, 1998 and 1997, including the portfolio of investments as of March 31, 1998, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended March 31, 1998 and the selected per share data and ratios for each of the years in the five-year period ended March 31, 1998. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification of securities owned as of March 31, 1998 and 1997, by examination of such securities held by the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Capital Southwest Corporation and subsidiary as of March 31, 1998 and 1997, and the results of their operations, the changes in their net assets and their cash flows for each of the years in the three-year period ended March 31, 1998, and the selected per share data and ratios for each of the years in the five-year period ended March 31, 1998, in conformity with generally accepted accounting principles.




                                                        KPMG PEAT MARWICK LLP
Dallas, Texas
April 24, 1998

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Results of Operations

    The composite measure of the Company's financial performance in the Consolidated Statements of Operations is captioned "Increase in net assets from operations before distributions" and consists of three elements. The first is "Net investment income", which is the difference between the Company's income from interest, dividends and fees and its combined operating and interest expenses, net of applicable income taxes. The second element is "Net realized gain on investments", which is the difference between the proceeds received from disposition of portfolio securities and their stated cost, net of applicable income tax expense. The third element is the "Net increase in unrealized appreciation of investments before distributions", which is the net change in the market or fair value of the Company's investment portfolio, compared with stated cost, net of an increase or decrease in deferred income taxes which would become payable if the unrealized appreciation was realized through the sale or other disposition of the investment portfolio. It should be noted that the "Net realized gain on investments" and "Net increase in unrealized appreciation of investments before distributions" are directly related in that when an appreciated portfolio security is sold to realize a gain, a corresponding decrease in net unrealized appreciation occurs by transferring the gain associated with the transaction from being "unrealized" to being "realized." Conversely, when a loss is realized on a depreciated portfolio security, an increase in net unrealized appreciation occurs.

Net Investment Income

    The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $1,239,000 in 1998, $637,000 in 1997 and $687,000 in 1996. The
Company also receives management fees from its wholly-owned subsidiaries which aggregated $494,400 in the year ended March 31, 1998, $506,400 in the year ended March 31, 1997 and $523,200 in the year ended March 31, 1996. During the three years ended March 31, 1998, the Company recorded dividend income from the following sources:

                                             Years Ended March 31
                                     ----------------------------------
                                        1998        1997        1996
                                     ----------  ---------- -----------
Alamo Group Inc. ................... $1,064,000  $1,064,000 $ 1,064,000
Cherokee Communications, Inc. ......          -     108,789     144,000
Humac Company.......................          -           -     208,200
The RectorSeal Corporation..........    501,200     940,895   1,529,019
Skylawn Corporation.................    300,000     450,000     300,000
Texas Shredder, Inc. ...............     37,500      37,500     178,125
The Whitmore Manufacturing Company..    120,000           -           -
Other...............................    214,593     173,137     173,660
                                     ----------  ----------  ----------
                                     $2,237,293  $2,774,321  $3,597,004
                                     ==========  ==========  ==========

   Total operating expenses, excluding interest expense, increased by $170,464 or 12.2% and decreased by $149,925 or 9.7% during the years ended March 31, 1998 and 1997, respectively. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit. Interest expense, the majority of which is related to the SBA-guaranteed subordinated debentures, decreased by $207,705 and $1,065,336 during the years ended March 31, 1998 and 1997, respectively.

Net Realized Gain on Investments

   Net realized gain on investments was $6,484,892 (after income tax expense of $3,420,177) during the year ended March 31, 1998, compared with a gain of $6,805,786 (after income tax expense of $3,752,425) during 1997 and a gain of $11,174,025 (after income tax expense of $5,357,215) during 1996. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains through the disposition of certain portfolio investments.

Net Increase in Unrealized Appreciation of Investments

   For the three years ended March 31, the Company recorded an increase in unrealized appreciation of investments before income taxes and distributions of $106,748,923, $34,996,750 and $54,619,668 in 1998, 1997 and 1996, respectively.
As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation (before the related change in deferred income taxes and distributions and excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.

                                          Years Ended March 31
                                ---------------------------------------
                                    1998          1997         1996
                                -----------    -----------  -----------
Alamo Group Inc. .............. $ 5,463,000    $(6,432,000) $ 3,652,000
American Homestar Corporation..   8,480,708        550,792    3,834,276
Amfibe, Inc....................   2,400,000      1,400,000            -
Encore Wire Corporation.......   17,279,000      9,782,000   (5,812,000)
Mail-Well, Inc. ...............  14,020,000      6,830,000    1,246,990
Mylan Laboratories, Inc........   1,042,324       (785,752)     (21,381)
Palm Harbor Homes, Inc.........  53,792,000     13,372,000   39,931,777
PETsMART, Inc. ................  (6,092,424)     1,226,663    7,059,004
The RectorSeal Corporation.....   3,500,000      7,000,000    3,000,000
Tele-Communications, Inc.
   LM Group....................   2,132,578        165,938    1,175,625
   TCI Group...................   1,419,678     (1,192,500)    (450,000)
   TCI Ventures Group..........   2,300,101              -            -
Texas Shredder, Inc............   1,125,000        250,000    1,175,000


     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments - March 31, 1998."



Deferred Taxes on Unrealized Appreciation of Investments


     The Company provides for deferred Federal income taxes on net unrealized appreciation of investments. Such taxes would become payable at such time as unrealized appreciation is realized through the sale or other disposition of those components of the investment portfolio which would result in taxable transactions. At March 31, 1998, consolidated deferred Federal income taxes of $118,674,000 were provided on net unrealized appreciation of investments of $340,132,033 compared with deferred taxes of $81,313,000 on net unrealized appreciation of $233,383,111 at March 31, 1997. Deferred income taxes at March 31, 1998 and 1997 were provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35%.

Portfolio Investments

     During the year ended March 31, 1998, the Company invested $9,709,195 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also lists dispositions of portfolio securities. During the 1997 and 1996 fiscal years, the Company invested a total of $6,023,684 and $19,406,816, respectively.

Financial Liquidity and Capital Resources

     At March 31, 1998, the Company had net cash equivalent assets (cash and cash equivalents less the note payable to bank) of $17.0 million. Pursuant to Small Business Administration ("SBA") regulations, cash and cash equivalents of $7.2 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to SBA's approval of its credit application, CSVC would be entitled to borrow up to $48.2 million in addition to the $5 million presently outstanding. Approximately $44.8 million of the Company's investment portfolio is represented by unrestricted publicly-traded securities, which have an ascertainable market value and represent a primary source of liquidity.

     Funds to be used by the Company for operating or investment purposes may be transferred in the form of dividends, management fees or loans from Skylawn Corporation, The RectorSeal Corporation and The Whitmore Manufacturing Company, wholly-owned subsidiaries of the Company, to the extent of their available cash reserves and borrowing capacities.


   Management believes that the Company's cash and cash equivalents are adequate to meet its expected requirements. Consistent with the long- term strategy of the Company, the disposition of investments from time to time may also be an important source of funds for future investment activities.

Impact of Inflation


   The Company does not believe that its business is materially affected by inflation, other than the impact which inflation may have on the securities markets, the valuations of business enterprises and the relationship of such valuations to underlying earnings, all of which will influence the value of the Company's investments.



Risks

   Pursuant to Section 64(b)(1) of the Investment Company Act of 1940, a business development company is required to describe the risk factors involved in an investment in the securities of such company due to the nature of the company's investment portfolio. Accordingly the Company states that:

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



                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)






                                   1988       1989      1990       1991       1992      1993       1994
--------------------------------------------------------------------------------------------------------

Financial Position  (as of March 31)
Investments at cost..........   $  28,478  $ 29,665  $  32,212 $  31,593  $  34,929 $  33,953  $  41,993
Unrealized appreciation......      89,512    97,134     99,903   107,120    100,277   113,153    132,212
                                --------- --------- ---------- ---------   --------  --------   --------
Investments at market or
   fair value................     117,990   126,799    132,115   138,713    135,206   147,106    174,205
Total assets.................     183,941   131,365    185,231   149,975    208,871   176,422    270,874
Subordinated debentures......      15,000    15,000     15,000    15,000     11,000    15,000     15,000
Deferred taxes on
   unrealized appreciation...      30,073    32,619     33,608    36,063     33,761    38,112     45,932
Net assets...................      78,376    83,124     94,610    97,139    107,522   121,455    133,053
Shares outstanding*..........       3,563     3,563      3,617     3,617      3,644     3,681      3,715
--------------------------------------------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income........   $      22  $    716  $   1,737 $   2,090  $   2,363 $   2,189  $   2,870
Net realized gain (loss) on
   investments...............         497        27     12,722    (2,515)    14,313     5,099       (475)
Net increase (decrease) in
   unrealized appreciation
   before distributions......      15,986     5,075      1,780     4,762     (4,541)    8,524     11,160
                                --------- ---------  --------- ---------   -------- ---------  ---------
Increase in net assets
   from operations before
   distributions.............      16,505     5,818     16,239     4,337     12,135    15,812     13,555
Cash dividends paid..........        (378)   (1,069)    (5,197)   (1,809)    (2,181)   (2,202)    (2,228)
Securities dividends.........           -         -          -         -          -         -          -
Treasury stock acquired......      (4,118)        -          -         -          -         -          -
Employee stock options
   exercised.................           -         -        444         -        429       322        272
                                --------- ---------  --------- ---------   -------- ---------  ---------
Increase in net assets.......      12,009     4,749     11,486     2,528     10,383    13,932     11,599
--------------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)*
Deferred taxes on
   unrealized appreciation...   $    8.44  $   9.15  $    9.29 $    9.97  $    9.27 $  10.35   $  12.36
Net assets...................       22.00     23.33      26.16     26.86      29.51    32.99      35.81
   % Increase................       25.1%      6.0%      12.1%      2.7%       9.9%    11.8%       8.5%
Closing market price.........       17.125    18.25      21.375    20.75      24.25    36.50      38.125
Cash dividends paid..........        0.10      0.30       1.44       .50        .60      .60        .60
Securities dividends.........           -         -          -         -          -        -          -

--------------
* Shares outstanding and per share amounts have been restated to give effect to a two-for-one stock split in September 1987.

                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)


                                   1995      1996      1997       1998
-----------------------------------------------------------------------
Financial Position (as of March 31)
Investments at cost..........  $  49,730 $  58,544  $ 59,908  $  61,154
Unrealized appreciation......    153,031   198,386   233,383    340,132
                                --------  --------  --------   --------
Investments at market or
   fair value................    202,761   256,930   293,291    401,286
Total assets.................    213,811   326,972   310,760    522,324
Subordinated debentures......     11,000    11,000     5,000      5,000
Deferred taxes on
   unrealized appreciation...     53,247    69,121    81,313    118,674
Net assets...................    147,370   189,048   218,972    296,023
Shares outstanding*..........      3,735     3,767     3,767      3,788
-----------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income........  $   2,447 $  2,855   $  2,574  $   2,726
Net realized gain (loss) on
   investments...............        142   11,174      6,806      6,485
Net increase (decrease) in
   unrealized appreciation
   before distributions......     13,584   38,746     22,804     69,388
                                -------- --------    --------  --------
Increase in net assets
   from operations before
   distributions.............     16,173   52,775     32,184     78,599
Cash dividends paid..........     (2,241)  (2,270)    (2,260)    (2,268)
Securities dividends.........          -   (9,402)         -          -
Treasury stock acquired......          -        -          -          -
Employee stock options
   exercised.................        385      575          -        720
                                -------- --------    -------   --------
Increase in net assets.......     14,317   41,678     29,924     77,051
-----------------------------------------------------------------------
Per Share Data (as of March 31)*
Deferred taxes on
   unrealized appreciation...  $  14.26  $  18.35   $  21.59  $   31.33
Net assets...................     39.46     50.18      58.13      78.15
   % Increase................     10.2%     27.2%      15.8%      34.4%
Closing market price.........     38.00     60.00      67.875     94.00
Cash dividends paid..........       .60       .60        .60        .60
Securities dividends.........         -      2.50          -          -

--------------
* Shares outstanding and per share amounts have been restated to give effect to a two-for-one stock split in September 1987.

                             Shareholder Information




Stock Transfer Agent

   American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005 (telephone 800-937-5449) serves as transfer agent for the Company's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

Shareholders

   The Company had approximately 900 record holders of its common stock at March 31, 1998. This total does not include an estimated 1,700 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

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

Quarter Ended                                         High        Low
------------------------------------------------------------------------
June 30, 1996....................................      $66       $57 1/2
September 30, 1996...............................       73        63 1/2
December 31, 1996...............................        72 1/2    67 1/4
March 31, 1997...................................       72        65 3/8

Quarter Ended                                         High        Low
------------------------------------------------------------------------
June 30, 1997....................................      $73       $65
September 30, 1997...............................       76        68
December 31, 1997................................       94        73 1/2
March 31, 1998...................................      100        82





Dividends

   The payment dates and amounts of cash dividends per share since April 1, 1996 are as follows:

Payment Date                                              Cash Dividend
-----------------------------------------------------------------------
May 31, 1996..............................................    $0.20
November 29, 1996.........................................     0.40

May 30, 1997..............................................     0.20
November 28, 1997.........................................     0.40

May 29, 1998..............................................     0.20

   The amounts and timing of cash dividend payments have generally been dictated by requirements of the Internal Revenue Code regarding the distribution of taxable net investment income of regulated investment companies.


Automatic Dividend Reinvestment and Optional Cash Contribution Plan

   As a service to its shareholders, the Company offers an Automatic Dividend Reinvestment and Optional Cash Contribution Plan for shareholders of record who own a minimum of 25 shares. The Company pays all costs of administration of the Plan except brokerage transaction fees. Upon request, shareholders may obtain information on the Plan from the Company, 12900 Preston Road, Suite 700, Dallas, Texas 75230. Telephone (972) 233-8242. Questions and answers about the Plan are on the next page.

Annual Meeting

   The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 20, 1998, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (first floor), 12900 Preston Road, Dallas, Texas.