Form 10-K405, Exhibit 13
period 1999-03-31
CAPITAL SOUTHWEST CORP
filed 1999-06-25
CIK 17313

Twelve Largest Investments - March 31, 1999


Palm Harbor Homes, Inc.                                             $125,682,000
--------------------------------------------------------------------------------

   Palm Harbor Homes, Dallas, Texas, is an integrated manufactured housing company, building, retailing, financing and insuring homes produced in 16 plants in Alabama, Arizona, Florida, Georgia, North Carolina, Ohio, Oregon and Texas and sold in 34 states by over 300 independent dealers and 120 company-owned retail superstores. Palm Harbor manufactures high-quality, energy-efficient homes designed to meet the need for affordable housing, particularly among retirees and newly-formed families.

   During the year ended March 26, 1999, Palm Harbor earned $40,177,000 ($1.69 per share) on net sales of $761,374,000, compared with earnings of $31,854,000 ($1.35 per share) on net sales of $637,268,000 in the previous year. The March 31, 1999 closing Nasdaq bid price of Palm Harbor's common stock was $21.75 per share.

   At March 31, 1999, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $125,682,000 ($16.00 per share) consisting of 7,855,121 restricted shares of common stock, representing a fully-diluted equity interest of 32.9%.

================================================================================
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

   During the year ended March 31, 1999, RectorSeal earned $3,839,000 on revenues of $47,555,000, compared with earnings of $3,917,000 on revenues of $42,218,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

   At March 31, 1999, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $38,500,000.

================================================================================
Skylawn Corporation                                                  $35,000,000
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

   For the fiscal year ended March 31, 1999, Skylawn Corporation earned $2,069,000 on revenues of $21,444,000. In the previous year, Skylawn earned $4,031,000 on revenues of $22,156,000.

   At March 31, 1999, Capital Southwest owned 100% of Skylawn Corporation's common stock, which had a cost of $4,510,400 and was valued at $35,000,000.

================================================================================
Mail-Well, Inc.                                                      $18,869,000
--------------------------------------------------------------------------------

   Mail-Well, Inc., Englewood, Colorado, is a leading consolidator in the fragmented printing industry, specializing in customized envelopes, high-impact printing, consumer products labels and business communications documents.
Mail-Well has more than 13,000 employees and operates 110 plants and numerous sales offices throughout North America.

   For the year ended December 31, 1998, Mail-Well reported earnings of $21,709,000 ($0.45 per share) on net sales of $1,504,686,000, compared with earnings of $28,876,000 ($0.68 per share) on net sales of $1,073,937,000 in the previous year. The March 31, 1999 closing NYSE market price of Mail-Well's common stock was $13.375 per share.

   At March 31, 1999, the $2,986,870 investment in Mail-Well by Capital Southwest was valued at $18,869,000 ($9.00 per share) consisting of 2,096,588 restricted shares of common stock, representing a fully-diluted equity interest of 3.4%.

Alamo Group Inc.                                                     $16,625,000
--------------------------------------------------------------------------------

   Alamo Group Inc., Seguin, Texas, is a leading designer, manufacturer and distributor of heavy-duty, tractor-mounted mowing and vegetation maintenance equipment. Founded in 1969, Alamo Group operates 11 manufacturing facilities and serves governmental, industrial and agricultural markets in the U.S. and Europe.

   For the year ended December 31, 1998, Alamo reported consolidated earnings of $4,115,000 ($0.42 per share) on net sales of $200,553,000, compared with earnings of $13,600,000 ($1.41 per share) on net sales of $203,092,000 in the previous year. The March 31, 1999 closing NYSE market price of Alamo's common stock was $7.875 per share.

   At March 31, 1999, the $575,000 investment in Alamo by Capital Southwest and its subsidiary was valued at $16,625,000, consisting of 2,660,000 restricted shares of common stock valued at $16,625,000 ($6.25 per share) and warrants for 62,500 shares, representing a fully-diluted equity interest of 27.0% at an anticipated cost of $1,575,000.

================================================================================
Encore Wire Corporation                                              $16,347,000
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

   For the year ended December 31, 1998, Encore reported net income of $17,568,000 ($1.07 per share) on net sales of $244,044,000, compared with net income of $21,693,000 ($1.31 per share) on net sales of $254,640,000 in the previous year. The March 31, 1999 closing Nasdaq bid price of Encore's common stock was $7.875 per share.

   At March 31, 1999, the $5,800,000 investment in 2,724,500 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $16,347,000 ($6.00 per share), representing a fully-diluted equity interest of 16.4%.

================================================================================
SDI Holding Corporation                                              $12,000,000
--------------------------------------------------------------------------------

   SDI Holding Corp., Greenville, South Carolina, through its subsidiary, Sterling Diagnostic Imaging, Inc., manufactures and markets, on a world-wide basis, x-ray imaging film, intensifying screens, cassettes, film development chemicals and related equipment and services. A subsidiary, Direct Radiography Corp., has developed and obtained FDA approval of a system for capturing, storing and transmitting conventional x-ray images in a digital format.

   During  the  year  ended  December  31, 1998,  SDI  reported   net  sales  of
$522,705,000, compared with $526,642,000 in the previous year.

   At March 31, 1999, Capital Southwest's $6,000,000 investment in the common stock of SDI Holding Corp. was valued at $12,000,000, representing a fully-diluted equity interest of 11.2%. (In May 1999 most of SDI's assets were sold).

================================================================================
AT&T Corp. - Liberty Media Group                                      $8,906,240
--------------------------------------------------------------------------------

   AT&T Corp. - Liberty Media Group, New York, New York, acquired by AT&T as part of Tele-Communications, Inc. in March 1999, produces, acquires and distributes entertainment, sports and informational programming services and electronic retailing services, which are delivered via cable television and other technologies to viewers in the United States and overseas.

   For the nine months ended September 30, 1998, AT&T Corp. - Liberty Media Group reported an unaudited proforma net loss of $606,000,000 ($1.04 per share) on net sales of $1,022,000,000. The March 31, 1999 closing NYSE market price of AT&T Corp. - Series A Liberty Media Group common (tracking) stock was $52.5898 per share.

   At March 31, 1999, Capital Southwest owned 169,353 unrestricted shares of AT&T Corp. - Series A Liberty Media Group common stock, having a total cost of $25 and a market value of $8,906,240 ($52.5898 per share).

The Whitmore Manufacturing Company                                    $8,800,000
--------------------------------------------------------------------------------

   The Whitmore Manufacturing Company, with plants in Rockwall, Texas and Cleveland, Ohio, manufactures specialty lubricants for heavy equipment used in surface mining, railroad and other industries, and produces water-based coatings for the automotive and primary metals industries. Whitmore's subsidiary, Fluid Protection Corporation, manufactures fluid contamination control devices.

   During the year ended March 31, 1999, Whitmore reported net income of $1,150,630 on net sales of $13,949,000, compared with net income of $118,424 on net sales of $12,901,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on page 6).

   At March 31, 1999, the direct investment in Whitmore by Capital Southwest was valued at $8,800,000 and had a cost of $1,600,000.

================================================================================
AT&T Corp.                                                            $7,089,744
--------------------------------------------------------------------------------

   AT&T Corp., New York, New York, is among the world's communications leaders, providing voice, data and video telecommunications services. In March 1999, AT&T Corp. acquired Tele-Communications, Inc., which owns and operates one of the nation's largest cable television systems.

   During the year ended December 31, 1998, AT&T Corp. reported net income of $6,398,000,000 ($3.55 per share) on net sales of $53,223,000,000. The March 31,
1999 closing NYSE market price of AT&T Corp.-Series A common stock was $79.8125 per share.

   At March 31, 1999, Capital Southwest owned 88,830 shares of unrestricted AT&T Corp.-Series A common stock, having a total cost of $43 and a market value of $7,089,744 ($79.8125 per share).

================================================================================
American Homestar Corporation                                         $5,445,178
--------------------------------------------------------------------------------

   American Homestar Corporation, League City, Texas, builds, retails and finances manufactured housing, producing homes from its 14 plants and retailing its products through 125 company-owned retail sales centers, 12 joint venture retail sales centers, 75 retail franchisees and over 300 independent retail locations in 28 states.

   For the year ended May 31, 1998, American Homestar reported net income of $17,683,000 ($0.98 per share) on net sales of $513,939,000. Unaudited earnings for the nine months ended February 28, 1999 were $13,357,000 ($0.71 per share) compared with $11,120,000 ($0.62 per share) during the same period in the prior year. The March 31, 1999 closing Nasdaq bid price of American Homestar's stock was $7.25 per share.

   At March 31, 1999, Capital Southwest and its subsidiary owned 751,059 unrestricted shares of American Homestar common stock, having a cost of $3,405,824 and a market value of $5,445,178 ($7.25 per share), representing a fully-diluted equity interest of 4.1%.

================================================================================
Media Recovery, Inc.                                                  $5,415,000
--------------------------------------------------------------------------------

   Media Recovery, Inc., Graham, Texas, distributes computer and office automation supplies and accessories to corporate customers through its direct sales force with 22 offices in 17 states and also manufactures and sells impact and tilt monitoring devices used to detect mishandled shipments.

   The net assets of Media Recovery were acquired for approximately $23,320,000 in November 1997, by Varix Corporation, which subsequently changed its name to Media Recovery. During the eleven month period ended September 30, 1998, Media Recovery reported net income of $1,028,000 on net sales of $62,351,000.

   At March 31, 1999, the investment by Capital Southwest and its subsidiary in 4,800,000 shares of Series A convertible preferred stock was valued at its cost of $5,415,000 and represented a fully-diluted equity interest of 68.2%.




                    Portfolio of Investments - March 31, 1999

                   Company                 Equity(a)          Investment(b)                                      Cost    Value(c)
------------------------------------------------------------------------------------------------------------------------------------

+AT&T Corp. (formerly Tele-Communications,
   Inc.-TCI Group)                           <1%     ++88,830 shares Series A common stock                 $       43   $ 7,089,744
   New York, New York                                  (acquired 3-9-99)
   World communications leader, providing
   voice, data and video telecommunications
   services and cable television systems.
------------------------------------------------------------------------------------------------------------------------------------

+AT&T Corp. - Liberty Media Group (formerly  <1%     ++169,353 shares Series A common stock                        25     8,906,240
   Tele-Communications, Inc.-Liberty Media             (acquired 3-9-99)
   Group and TCI Ventures Group) New York,
   New York
   Production and distribution of cable
   television  programming  services and
   wireless and wireline communications
   services.
------------------------------------------------------------------------------------------------------------------------------------

AIRFORMED COMPOSITES, INCORPORATED           51.8%   10% subordinated debentures, due 2007 (acquired
   Charleston, South Carolina                         12-12-97 and 5-6-98)                                  3,143,000     3,143,000
   Airformed composite materials for use             425,000 shares Series A convertible preferred stock,
   in absorbent specialty products.                   convertible into 425,000 shares of common stock
                                                      at $1.00 per share (acquired 12-12-97)                  425,000       425,000
                                                                                                           ----------    ----------
                                                                                                            3,568,000     3,568,000
------------------------------------------------------------------------------------------------------------------------------------

+ALAMO GROUP INC.                            27.0%   2,660,000 shares common stock (acquired 4-1-73 and
   Seguin, Texas                                       7-18-78)                                               575,000    16,625,000
   Heavy-duty, tractor-mounted mowing                Warrant to  purchase  62,500  shares of common stock
   and vegetation maintenance equipment               at $16.00 per share, expiring 2000 (acquired
   for governmental, industrial and                   11-25-91)                                                     -             -
   agricultural markets.                                                                                   ----------    ----------
                                                                                                              575,000    16,625,000
------------------------------------------------------------------------------------------------------------------------------------

ALL COMPONENTS, INC.                         29.3%   14% subordinated debenture, due 2000 (acquired
                                                       9-16-94)                                               600,000       600,000
   Farmers Branch, Texas                             150,000 shares Series A convertible preferred stock,
   Distribution and production of                     convertible into 600,000 shares of commonstock at
   memory and other components to                     $0.25 per share (acquired 9-16-94)                      150,000     3,325,000
   personal computer manufacturers,                  450,000 shares Series B preferred stock
   retailers and value-added  resellers.               (acquired 9-16-94)                                     450,000       450,000
                                                                                                           ----------    ----------
                                                                                                            1,200,000     4,375,000
------------------------------------------------------------------------------------------------------------------------------------

+ALLTEL CORPORATION                          <1%     ++8,880 shares common stock (acquired 7-1-98)            108,355       553,890
   Little Rock, Arkansas
   Wireline and wireless communications
   and information services.
------------------------------------------------------------------------------------------------------------------------------------

+AMERICAN HOMESTAR CORPORATION               4.1%    ++751,059 shares common stock (acquired 8-31-93,
   League City, Texas                                  7-12-94  and 3-28-96)
   Integrated manufacturing, retailing                                                                      3,405,824     5,445,178
   and financing of manufactured
   housing produced in 14 plants.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                ++Unrestricted securities as defined in Note (b)


                                                                                                                                   9




                   Company                 Equity(a)           Investment(b)                                     Cost    Value c)
------------------------------------------------------------------------------------------------------------------------------------

AMFIBE, INC.                                 40.0%   2,000 shares Class B non-voting common stock (acquired
   Martinsville, Virginia                              6-15-94)                                            $  200,000    $1,600,000
   Nylon monofilament yarns for the
   textile industry.
------------------------------------------------------------------------------------------------------------------------------------

BALCO, INC.                                  85.2%   14% subordinated debentures, payable 1999 to 2002
   Wichita, Kansas                                    (acquired 8-13-91)                                      320,000       320,000
   Specialty architectural products used             14% subordinated debenture, payable 1999 to 2002, last
   in the construction and remodeling of               maturing $250,000 convertible into 250,000 shares of
   commercial and institutional buildings.             common stock at $1.00 per share (acquired 6-1-91)      640,000     2,390,000
                                                     110,000 shares common stock and 60,920 shares Class B
                                                       non-voting common stock (acquired 10-25-83)            170,920     1,367,360
                                                     Warrants to purchase  85,000 shares of common stock
                                                       at $2.40 per share, expiring 2001 (acquired 8-13-91)         -       476,000
                                                                                                           ----------    ----------
                                                                                                            1,130,920     4,553,360

------------------------------------------------------------------------------------------------------------------------------------

CDC TECHNOLOGIES, INC.                       19.7%   3,388 shares Series C convertible preferred stock,
   Oxford, Connecticut                                 convertible into 7,218  shares of common  stock
   Hematology and blood chemistry analyzers            at $346.24 per share (acquired 10-15-97 and 9-10-98)  2,499,158    2,499,158
   and reagents for veterinary and medical           Warrants to purchase 339 shares of Series C
   applications.                                       convertible preferred stock at $737.65 per share
                                                       (acquired 12-17-97)                                           -             -
                                                                                                            ----------    ----------
                                                                                                             2,499,158     2,499,158

------------------------------------------------------------------------------------------------------------------------------------

DENNIS TOOL COMPANY                        66.2%     20,725 shares 5% convertible preferred stock
   Houston, Texas                                      convertible into 20,725 shares of common stock at
   Polycrystalline diamond compacts                    $48.25 per share (acquired 8-10-98)                    999,981       500,000
   (PDCs) used in oil field drill bits               140,137 shares common stock (acquired 3-7-94
   and in mining and industrial                        and 8-10-98)                                         2,329,963     2,000,000
   applications.                                                                                           ----------    ----------
                                                                                                            3,329,944     2,500,000
------------------------------------------------------------------------------------------------------------------------------------

DYNTEC, INC.                               37.4%     1,710,766 shares Series A redeemable preferred stock
   Louisville, Kentucky                               (acquired 6-24-98)                                    3,743,156     3,743,156
   Multi-specialty dental services                   1,710,766 shares Series B convertible preferred stock,
   provided through Dentistry                         convertible into 1,710,766 shares of common stock
   Plus Centers located in major                      at $0.004 per share (acquired 6-24-98)                    6,844         6,844
   shopping malls.                                                                                         ----------    ----------
                                                                                                            3,750,000     3,750,000

------------------------------------------------------------------------------------------------------------------------------------

+ENCORE WIRE CORPORATION                   16.4%     2,724,500 shares common stock (acquired 7-16-92,
   McKinney, Texas                                    3-15-94, 4-28-94 and 10-7-98)                         5,800,000    16,347,000
   Electrical wire and cable for
   residential and commercial use.
------------------------------------------------------------------------------------------------------------------------------------

+FMC CORPORATION                           <1%       ++6,430 shares common stock (acquired 6-6-86)            123,777       317,480
   Chicago, Illinois
   Machinery and chemicals in
   diversified product areas.
------------------------------------------------------------------------------------------------------------------------------------

+Publicly-owned company                              ++Unrestricted securities as defined in Note b)


10


                   Company                 Equity (a)          Investment (b)                                    Cost    Value c)
------------------------------------------------------------------------------------------------------------------------------------

+FRONTIER CORPORATION                        <1%     ++31,338 shares common stock (acquired 12-20-95)      $   78,346    $1,625,659
   Rochester, New York
   Diversified telecommunications company.
------------------------------------------------------------------------------------------------------------------------------------

INTELLIGENT REASONING SYSTEMS, INC.        14.7%     705,128 shares Series B convertible preferred stock,
   Austin, Texas                                       convertible into 705,128 shares of common stock at
   Machine vision systems for automatic                $0.60 per share (acquired 5-28-97)                     423,077             -
   inspection of electronic circuit boards.          1,513,081 shares Series C convertible preferred stock,
                                                       convertible  into 1,513,081 shares of common stock
                                                       at $0.74 per share (acquired 6-11-98)                1,119,679             2
                                                     Warrant to purchase  70,513 shares of Series B
                                                       convertible preferred stock at $.60 per share
                                                       (acquired 11-21-97)                                          -             -
                                                                                                           ----------    ----------
                                                                                                            1,542,756             2
------------------------------------------------------------------------------------------------------------------------------------

+KIMBERLY-CLARK CORPORATION                <1%       ++77,180 shares common stock (acquired 12-18-97)       2,396,926     3,699,816
   Irving, Texas
   Manufacturer of tissue, personal care
   and health care products.
------------------------------------------------------------------------------------------------------------------------------------

+MAIL-WELL, INC.                           3.4%      2,096,588 shares common stock (acquired 2-18-94,
   Englewood, Colorado                               12-14-94, 7-27-95 and 11-10-98)                        2,986,870    18,869,000
   Customized envelopes, labels and
   high-impact printing.
------------------------------------------------------------------------------------------------------------------------------------

MEDIA RECOVERY, INC.                       68.2%     4,800,000 shares Series A convertible preferred
   Graham, Texas                                       stock, convertible into 4,800,000 shares of
    Computer and office automation                     common stock at $1.00 per share (acquired 11-4-97)   5,415,000     5,415,000
    supplies and accessories;
    impact and tilt monitoring devices
    to detect mishandled shipments.
------------------------------------------------------------------------------------------------------------------------------------

+MYLAN LABORATORIES, INC.                  <1%       ++128,286 shares common stock (acquired 11-20-91)        400,000     3,519,847
   Pittsburgh, Pennsylvania
   Proprietary and generic pharmaceutical products.
------------------------------------------------------------------------------------------------------------------------------------

+PALM HARBOR HOMES, INC.                   32.9%     7,855,121 shares common stock (acquired 1-3-85,
   Dallas, Texas                                       3-31-88 and 7-31-95)                                10,931,955   125,682,000
   Integrated manufacturing, retailing,
   financing and insuring of manufactured
   housing produced in 16 plants.
------------------------------------------------------------------------------------------------------------------------------------

+PETSMART, INC.                            <1%       ++654,220 shares common stock (acquired 6-1-95)        2,878,733     5,233,760
   Phoenix, Arizona
   Retail chain of 548 stores selling pet
   foods, supplies and services.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                              ++Unrestricted securities as defined in Note (b)

                                                                                                                                  11




                   Company                 Equity(a)           Investment(b)                                     Cost    Value (c)
------------------------------------------------------------------------------------------------------------------------------------

THE RECTORSEAL CORPORATION                 100.0%    27,907 shares common stock (acquired 1-5-73 and
   Houston, Texas                                      3-31-73)                                            $   52,600   $38,500,000
   Chemical specialty products for
   industrial, construction and
   oil field applications; owns 20%
   of Whitmore Manufacturing.
------------------------------------------------------------------------------------------------------------------------------------

REWIND HOLDINGS, INC.                       38.3%    12% subordinated notes, payable 1999 to 2003
   Sugar Land, Texas                                  (acquired 10-21-96, 8-13-97 and 8-11-98)              3,825,000     3,825,000
   Owns Bill Young Productions and Texas             375 shares 8% Series A convertible preferred
   Video and Post,which produce radio and             stock, convertible into 1,500 shares of common
   television commercials and corporate               stock at $250.00  per share (acquired 10-21-96)         375,000       375,000
   communications videos.                            Warrant to purchase 600 shares of common stock
                                                      at $250 per share, expiring 2005(acquired 8-11-98)            -             -
                                                                                                           ----------    ----------
                                                                                                            4,200,000     4,200,000
------------------------------------------------------------------------------------------------------------------------------------

SDI HOLDING CORP.                          11.2%     60,305 shares common stock (acquired 3-26-96)          6,000,000    12,000,000
   Greenville, South Carolina
   Owns Sterling  Diagnostic  Imaging,
   a manufacturer of medical x-ray
   imaging film and direct radiography
   systems.

------------------------------------------------------------------------------------------------------------------------------------

SKYLAWN CORPORATION                     100.0%       1,449,026 shares common stock (acquired 7-16-69)       4,510,400    35,000,000
   Hayward, California
   Cemeteries, mausoleums and mortuaries
   located in northern California.
------------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - FON Group            <1%       ++36,000 shares common stock (acquired 6-20-84)          449,654     3,532,500
   Kansas City, Missouri
   Diversified telecommunications company.
------------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - PCS Group            <1%       ++18,000 shares common stock (acquired 11-23-98)          53,991       797,625
   Kansas City, Missouri
   Domestic wireless telephony services.
------------------------------------------------------------------------------------------------------------------------------------

TCI HOLDINGS, INC. (formerly Westmarc      -         21 shares 12% Series C cumulative compounding preferred
   Communications, Inc.)                              stock (acquired 1-30-90)                                      -       508,000
   Denver, Colorado
   Cable television systems and microwave
   relay systems.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS PETROCHEMICAL HOLDINGS, INC.         5.0%      30,000 shares common stock (acquired 6-27-96)          3,000,000       750,000
   Houston, Texas
   Butadiene for synthetic rubber, MTBE
   for gasoline octane enhancement and
   butylenes for varied applications.
------------------------------------------------------------------------------------------------------------------------------------

+Publicly-owned company                              ++Unrestricted securities as defined in Note (b)


12



                   Company                 Equity (a)          Investment (b)                                    Cost    Value(c)
------------------------------------------------------------------------------------------------------------------------------------

TEXAS SHREDDER, INC.                       53.3%     14% subordinated debentures, payable 1999 (acquired
   San Antonio, Texas                                 3-6-91 and 6-1-98)                                   $  617,970   $   617,970
   Design and manufacture of heavy-duty              3,296 shares Series A preferred stock (acquired 3-6-91
   shredder systems for recycling steel               and 6-1-98)                                             329,600       329,600
   and other materials from junk                     750 shares Series B convertible preferred stock,
   automobiles.                                       convertible into 7,500 shares of common stock at
                                                      $10.00 per share (acquired 3-6-91)                       75,000     2,625,000
                                                                                                           ----------    ----------
                                                                                                            1,022,570     3,572,570
------------------------------------------------------------------------------------------------------------------------------------

THE WHITMORE MANUFACTURING COMPANY         80.0%     80 shares common stock (acquired 8-31-79)              1,600,000     8,800,000
   Rockwall, Texas
   Specialized mining and industrial
   lubricants; automotive transit
   coatings.
------------------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS                             100.0%     Humac Company - 1,041,000 shares common stock
                                                      (acquired 1-31-75 and 12-31-75)                               -       159,000
                                             -        STARTech Seed Fund I - Limited partnership              225,000       225,000
                                           <1%       +TCI Satellite Entertainment, Inc.-++18,000 shares
                                                      Series A common stock (acquired 12-4-96)                      -        11,250
                                           <1%       +Triton Energy Corporation -++6,022 shares common
                                                        stock (acquired 12-15-86)                             144,167        47,423
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                                                         $73,580,014  $350,278,502
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

(b) Unrestricted securities (indicated by ++) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 1999, restricted securities represented approximately 88% of the value of the consolidated investment portfolio.

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

(d) Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stocks, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements, which cover common stocks owned at March 31, 1999 and common stocks which may be acquired thereafter through exercise of warrants and conversion of debentures and preferred stocks, apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Skylawn Corporation and The Whitmore Manufacturing Company.

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


                        Portfolio Changes During the Year


New Investments and Additions to Previous Investments


                                                              Amount
                                                          ------------
Airformed Composites, Incorporated........................$  1,343,000
CDC Technologies, Inc.....................................   1,249,579
Dennis Tool Company.......................................   2,999,944
Dyntec, Inc...............................................   3,750,000
Encore Wire Corporation...................................   1,700,000
Intelligent Reasoning Systems, Inc........................   1,119,679
Mail-Well, Inc............................................      97,860
Rewind Holdings, Inc......................................     600,000
STARTech Seed Fund I......................................     225,000
Texas Shredder, Inc.......................................      85,070
                                                          ------------
                                                          $ 13,170,132
                                                          ============

Dispositions

                                                            Amount
                                             Cost          Received
                                         ---------        ------------
Cherokee Communications, Inc............ $       -        $    200,508
PTS Holdings, Inc.......................         -           1,330,183
                                         ---------        ------------

                                         $       -        $  1,530,691
                                         =========        ============


Repayments Received.....................                  $    744,539
                                                          ============

                  Capital Southwest Corporation and Subsidiary
                 Consolidated Statements of Financial Condition




                                                             March 31
                                                   ----------------------------
Assets                                                 1999           1998
                                                   ------------    ------------

Investments at market or fair value (Notes 1
   and 2)
   Companies more than 25% owned
     (Cost: 1999 - $22,130,818,
     1998 - $19,370,874).......................... $231,819,359    $266,370,919
   Companies 5% to 25% owned
     (Cost: 1999 - $18,841,914,
     1998 - $14,984,195)..........................   31,596,160      43,044,195
   Companies less than 5% owned
     (Cost: 1999 - $32,607,282,
     1998 - $26,799,352)..........................   86,862,983      91,871,340
                                                   ------------    ------------

Total investments
     (Cost: 1999 - $73,580,014,
     1998 - $61,154,421)..........................  350,278,502     401,286,454
Cash and cash equivalents.........................    6,050,443     117,047,920
Receivables.......................................      315,707         332,873
Other assets (Note 8).............................    4,141,136       3,656,308
                                                   ------------    ------------


   Totals......................................... $360,785,788    $522,323,555
                                                   ============    ============


                                                             March 31
                                                   ----------------------------
Liabilities and Shareholders' Equity                   1999            1998
                                                   ------------   -------------

Note payable to bank (Note 4) .................... $          -    $100,000,000
Accrued interest and other liabilities (Note 8)...    2,023,625       1,961,382
Income taxes payable..............................      282,741               -
Deferred income taxes (Note 3)....................   97,247,457     119,339,357
Subordinated debenture (Note 5)...................    5,000,000       5,000,000
                                                   ------------    ------------
                    Total liabilities ............  104,553,823     226,300,739
                                                   ------------    ------------

Shareholders' equity (Notes 3 and 6)
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,252,416
     shares at March 31, 1999 and 4,225,316
     shares at March 31, 1998.....................    4,252,416       4,225,316
   Additional capital.............................    6,450,747       5,512,409
   Undistributed net investment
     income.......................................    4,743,205       5,261,898
   Undistributed net realized gain on
     investments..................................   67,593,409      66,598,460
   Unrealized appreciation of investments -
     net of deferred income taxes.................  180,225,490     221,458,035
   Treasury stock - at cost
     (437,365 shares).............................   (7,033,302)     (7,033,302)
                                                   ------------    ------------
   Net assets at market or fair value, equivalent
     to $67.16 per share on the 3,815,051
     shares outstanding at March 31, 1999,
     and $78.15 per share on the 3,787,951
     shares outstanding at March 31, 1998.........  256,231,965     296,022,816
                                                   ------------    ------------
                       Totals..................... $360,785,788    $522,323,555
                                                   ============    ============

                 See Notes to Consolidated Financial Statements




                  Capital Southwest Corporation and Subsidiary
                      Consolidated Statements of Operations

                                                                                 Years Ended March 31
                                                                    -----------------------------------------------
                                                                          1999             1998            1997
                                                                    -------------    -------------    -------------

Investment income (Note 9):
   Interest .....................................................   $   1,307,668    $   2,025,024    $   1,371,802
   Dividends ....................................................       1,966,360        2,237,293        2,774,321
   Management and directors' fees ...............................         538,650          569,900          586,900
                                                                    -------------    -------------    -------------
                                                                        3,812,678        4,832,217        4,733,023
                                                                    -------------    -------------    -------------

Operating expenses:
   Interest .....................................................         416,174          426,962          634,667
   Salaries .....................................................       1,109,699        1,206,478        1,147,294
   Net pension expense (benefit) (Note 8) .......................        (311,625)        (313,511)        (349,903)
   Other operating expenses (Note 7) ............................         727,612          674,466          599,578
                                                                    -------------    -------------    -------------
                                                                        1,941,860        1,994,395        2,031,636
                                                                    -------------    -------------    -------------
Income before income taxes ......................................       1,870,818        2,837,822        2,701,387
Income tax expense (Note 3) .....................................         109,100          111,678          127,325
                                                                    -------------    -------------    -------------
Net investment income ...........................................   $   1,761,718    $   2,726,144    $   2,574,062
                                                                    =============    =============    =============

Proceeds from disposition of investments ........................   $   1,530,691    $  16,669,892    $  14,177,580
Cost of investments sold (Note 1) ...............................            --          6,764,823        3,619,369
                                                                    -------------    -------------    -------------
Realized gain on investments before income taxes (Note 9) .......       1,530,691        9,905,069       10,558,211
Income tax expense ..............................................         535,742        3,420,177        3,752,425
                                                                    -------------    -------------    -------------
Net realized gain on investments ................................         994,949        6,484,892        6,805,786
                                                                    -------------    -------------    -------------
Increase (decrease) in unrealized appreciation of investments
 before income taxes ............................................     (63,433,545)     106,748,923       34,996,750
Increase (decrease) in deferred income taxes on appreciation
 of investments (Note 3) ........................................     (22,201,000)      37,361,000       12,192,000
                                                                    -------------    -------------    -------------
Net increase (decrease) in unrealized appreciation of investments     (41,232,545)      69,387,923       22,804,750
                                                                    -------------    -------------    -------------

Net realized and unrealized gain (loss) on investments ..........   $ (40,237,596)   $  75,872,815    $  29,610,536
                                                                    =============    =============    =============

Increase (decrease) in net assets from operations ...............   $ (38,475,878)   $  78,598,959    $  32,184,598
                                                                    =============    =============    =============




                 See Notes to Consolidated Financial Statements
16



                  Capital Southwest Corporation and Subsidiary
                Consolidated Statements of Changes in Net Assets

                                                                                                   Years Ended March 31
                                                                                    ----------------------------------------------
                                                                                          1999             1998            1997
                                                                                    -------------    -------------    -------------

Operations
   Net investment income.........................................................   $   1,761,718    $   2,726,144    $   2,574,062
   Net realized gain on investments .............................................         994,949        6,484,892        6,805,786
   Net increase (decrease) in unrealized appreciation of investments ............     (41,232,545)      69,387,923       22,804,750
                                                                                    -------------    -------------    -------------
   Increase (decrease)  in net assets from operations ...........................     (38,475,878)      78,598,959       32,184,598

Distributions from:
   Undistributed net investment income ..........................................      (2,280,411)      (2,268,451)      (2,260,231)

Capital share transactions
   Exercise of employee stock options ...........................................         965,438          720,188             --
                                                                                    -------------    -------------    -------------
    Increase (decrease) in net assets ...........................................     (39,790,851)      77,050,696       29,924,367
Net assets, beginning of year ...................................................     296,022,816      218,972,120      189,047,753
                                                                                    -------------    -------------    -------------
Net assets, end of year .........................................................   $ 256,231,965    $ 296,022,816    $ 218,972,120
                                                                                    =============    =============    =============



                 See Notes to Consolidated Financial Statements
                                                                                                                                  17




                  Capital Southwest Corporation and Subsidiary
                      Consolidated Statements of Cash Flows

                                                                                             Years Ended March 31
                                                                               ----------------------------------------------
                                                                                    1999             1998             1997
                                                                               ------------     ------------     ------------

Cash flows from operating activities
Increase (decrease) in net assets from operations..........................    $ (38,475,878)   $  78,598,959    $  32,184,598
Adjustments to reconcile increase in net assets from operations to net cash provided by
   operating activities:
   Depreciation and amortization ...........................................          24,667           23,770           31,240
   Net pension benefit .....................................................        (311,625)        (313,511)        (349,903)
   Net realized and unrealized (gain) loss on investments ..................      40,237,596      (75,872,815)     (29,610,536)
   (Increase) decrease in receivables ......................................          17,166          (53,058)           5,187
   (Increase) decrease in other assets .....................................         (47,315)          (7,035)         (17,812)
   Increase (decrease) in accrued interest and other liabilities ...........         (74,670)          46,649          (66,361)
   Deferred income taxes ...................................................         109,100          109,729          122,500
                                                                               -------------    -------------    -------------
Net cash provided by operating activities ..................................       1,479,041        2,532,688        2,298,913
                                                                               -------------    -------------    -------------
Cash flows from investing activities
Proceeds from disposition of investments ...................................       1,530,691       16,669,892       14,177,580
Purchases of securities ....................................................     (13,170,132)      (9,709,195)      (6,023,684)
Maturities of securities ...................................................         744,539        1,697,866        1,040,500
Income taxes paid on realized gain on investments ..........................        (266,643)      (6,604,549)      (6,268,782)
                                                                               -------------    -------------    -------------
Net cash provided (used) by investing activities ...........................     (11,161,545)       2,054,014        2,925,614
                                                                               -------------    -------------    -------------
Cash flows from financing activities
Increase (decrease) in note payable to bank ................................    (100,000,000)     100,000,000      (50,000,000)
Repayment of subordinated debenture ........................................            --               --         (6,000,000)
Distributions from undistributed net investment income .....................      (2,280,411)      (2,268,451)      (2,260,231)
Proceeds from exercise of employee stock options ...........................         965,438          720,188             --
                                                                               -------------    -------------    -------------
Net cash provided (used) by financing activities ...........................    (101,314,973)      98,451,737      (58,260,231)
                                                                               -------------    -------------    -------------
Net increase (decrease) in cash and cash equivalents .......................    (110,997,477)     103,038,439      (53,035,704)
Cash and cash equivalents at beginning of year .............................     117,047,920       14,009,481       67,045,185
                                                                               -------------    -------------    -------------

Cash and cash equivalents at end of year...................................    $   6,050,443    $ 117,047,920    $  14,009,481
                                                                               =============    =============    =============
Supplemental disclosure of cash flow information:
Cash paid during the year for:Interest.....................................    $     424,926    $     400,000    $     691,397
                              Income taxes.................................    $     288,838    $   6,621,499    $   6,270,291




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

2.   Valuation of Investments

     The consolidated financial statements as of March 31, 1999 and 1998 include securities valued at $309,498,090 (88% of the value of the consolidated investment portfolio) and $356,464,614 (89% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

3.   Income taxes

     For the tax years ended December 31, 1998, 1997 and 1996, CSC and CSVC qualified to be taxed as regulated investment companies ("RICs") under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). Both CSC and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

     No provision was made for Federal income taxes on the investment company taxable income of CSC and CSVC for the 1999, 1998 and 1997 fiscal years. Such income was distributed to shareholders in the form of cash dividends for which CSC and CSVC receive a tax deduction. With respect to net investment income, the income tax expense for each of the three years ended March 31, 1999 includes a deferred tax provision related to the net pension benefit.

     CSC and CSVC may not qualify or elect to be taxed as RICs in future years. Therefore, consolidated deferred Federal income taxes of $96,473,000 and $118,674,000 have been provided on net unrealized appreciation of investments of $276,698,488 and $340,132,033 at March 31, 1999 and 1998, respectively. Such appreciation is not included in taxable income until realized. Deferred income taxes on net unrealized appreciation of investments have been provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35% at March 31, 1999 and 1998.

4.   Note Payable to Bank

     The note payable to bank at March 31, 1998 was an unsecured note with interest payable at 6.51%. The note was paid in full on April 1, 1998.

5.       Subordinated Debenture

     The subordinated debenture of $5,000,000 outstanding at March 31, 1999 and 1998 is payable to others and guaranteed by the Small Business Administration ("SBA"), bears interest at 8.0% and matures in 2002.

6.   Employee Stock Option Plan

     Under the 1984 Incentive Stock Option Plan, options to purchase 42,000 shares of the Company's common stock at $35.625 per share (the adjusted market price at the time of grant) were outstanding at March 31, 1999. Options on 36,625 shares were exercisable at March 31, 1999. During the year ended March 31, 1999, options for 27,100 shares were exercised. Outstanding options expire in 2003. The 1984 Incentive Stock Option Plan expired in 1994 and no options have been authorized or granted since that date. At March 31, 1999 and 1998, the dilution of net assets per share arising from options outstanding was not material.

7.   Employee Stock Ownership Plan

     The Company and one of its wholly-owned subsidiaries sponsor a qualified employee stock ownership plan ("ESOP") in which certain employees participate. Contributions to the plan, which are invested in Company stock, are made at the discretion of the Company's Board of Directors. A participant's interest in contributions to the ESOP fully vests after five years of active service. During the three years ended March 31, the Company made contributions to the ESOP, which were charged against net investment income, of $35,079 in 1999, $67,763 in 1998 and $54,104 in 1997.

8.   Retirement Plans

     On April 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 132, Employers' Disclosures about Pension and other Post-retirement Benefits. SFAS No. 132 revises employers' disclosures about pension and other post-retirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans.

     The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned subsidiaries. The following information about the plan represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last ten years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended March 31, 1999.

     The following tables set forth the plan's benefit obligations and fair value of plan assets at March 31, 1999, 1998 and 1997:


                                                Years Ended March 31
                                        -------------------------------------
                                            1999         1998         1997
                                        -----------  -----------  -----------
Change in benefit obligation
Benefit obligation at beginning
     of  year.........................  $ 3,059,555  $ 2,376,257  $ 2,289,114
Service cost..........................       68,710       52,388       47,662
Interest cost.........................      199,301      204,328      174,792
Amendments............................     (149,171)        --           --
Actuarial gain (loss).................      205,810      495,668      (66,225)
Benefits paid.........................      (69,086)     (69,086)     (69,086)
                                        -----------  -----------  -----------
Benefit obligation at end of year.....  $ 3,315,119  $ 3,059,555  $ 2,376,257
                                        ===========  ===========  ===========



Change in plan assets
Fair value of plan assets at beginning
     of  year........................   $11,314,714  $ 7,820,401  $ 6,927,656
Actual return on plan assets.........    (1,171,030)   3,563,399      961,831
Benefits paid........................       (69,086)     (69,086)     (69,086)
                                        -----------  -----------  -----------
Fair value of plan assets at end of
     year............................   $10,074,598  $11,314,714  $ 7,820,401
                                        ===========  ===========  ===========

     The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:
                                                            March 31
                                                   --------------------------
                                                       1999         1998
                                                   -----------   -----------
Actuarial present value of benefit obligations:
     Accumulated benefit obligation, including
     vested benefits of  $2,915,453  in  1999
     and $2,602,654 in 1998......................  $(2,990,205)  $(2,665,123)
                                                   ===========   ===========

Projected benefit obligation for service rendered
     to date.....................................  $(3,315,119)  $(3,059,555)
Plan assets at fair value*.......................   10,074,598    11,314,714
                                                   -----------   -----------
Excess of plan assets over the projected benefit
     obligation..................................    6,759,479     8,255,159
Unrecognized net (gain) loss from past experience
     different from that assumed and effects of
     changes in assumptions......................   (2,192,798)   (4,214,675)
Prior service costs not yet recognized...........     (174,288)      (36,440)
Unrecognized net assets being amortized over
     19 years....................................     (442,970)     (516,801)
                                                   -----------   -----------
Prepaid pension cost included in other assets....  $ 3,949,423   $ 3,487,243
                                                   ===========   ===========
-------------

*Primarily equities and bonds including approximately 29,800 shares of common stock of the Company.

     Components of net pension benefit related to the qualified plan include the following:

                                                Years Ended March 31
                                      --------------------------------------
                                         1999          1998         1997
                                      -----------  ------------  -----------
Service cost - benefits earned during
     the year.........................$    68,710  $     52,388  $    47,662
Interest cost on projected benefit
     obligation.......................    199,301       204,328      174,792
Actual return on assets...............  1,171,030    (3,563,399)    (961,831)
Net amortization and deferral......... (1,901,221)    2,813,811      257,580
                                      -----------  ------------  -----------
Net pension expense (benefit) from
     qualified plan...................$  (462,180)  $  (492,872) $  (481,797)
                                      ===========   ===========  ===========

     The Company also sponsors an unfunded Retirement Restoration Plan, which is a nonqualified plan that provides for the payment, upon retirement, of the difference between the maximum annual payment permissible under the qualified retirement plan pursuant to Federal limitations and the amount which would otherwise have been payable under the qualified plan.

     The following table sets forth the Retirement Restoration Plan's benefit obligation at March 31, 1999, 1998 and 1997:

                                                Years Ended March 31
                                      -------------------------------------
                                         1999         1998         1997
                                      ----------   ----------    ----------
Change in benefit obligation
Benefit obligation at beginning
     of  year........................ $2,051,899   $1,474,701    $1,465,570
Service cost.........................     13,087        5,958         3,846
Interest cost........................    117,635      142,735       108,215
Amendments...........................     83,360         --            --
Actuarial gain (loss)................    (99,801)     428,505      (102,930)
                                      ----------   ----------    ----------
Benefit obligation at end of year     $2,166,180   $2,051,899    $1,474,701
                                      ==========   ==========    ==========

     The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:

                                                            March 31
                                                   --------------------------
                                                       1999         1998
                                                   -----------   ------------
Projected benefit obligation...................... $(2,166,180)  $(2,051,899)
Unrecognized net (gain) loss from past ex-
     perience different from that assumed
     and effects of changes in assumptions             306,416       406,217
Unrecognized prior service costs..................      83,360          --
Unrecognized net obligation.......................      39,656        59,489
                                                   -----------   -----------
Accrued pension cost included in other liabilities $(1,736,748)  $(1,586,193)
                                                   ===========   ===========

     The Retirement Restoration Plan expenses recognized during the years ended March 31, 1999, 1998 and 1997 of $150,555, $179,361 and $131,894, respectively, are offset against the net pension benefit from the qualified plan.

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.5% and 5.0%, respectively, at March 31, 1999, 7.0% and 5.0%, respectively, at March 31, 1998 and 8.0% and 5.0%, respectively, at March 31, 1997. The expected long-term rate of return used to project estimated earnings on plan assets for the qualified plan was 8.5% for the years ended March 31, 1999, 1998 and 1997. The calculations also assume retirement at age 65, the normal retirement age.

 9.  Sources of Income

     Income was derived from the following sources:

                              Investment Income              Realized Gain
                        ---------------------------------      (Loss) on
Years Ended                                                  Investments
March 31                                          Other      Before Income
1999                     Interest    Dividends    Income         Taxes
----                    ---------------------------------    --------------

Companies more than
   25% owned..........  $  140,000  $1,644,270   $490,900    $          -
Companies 5% to 25%
   owned..............       3,495           -     34,750               -
Companies less than
   5% owned...........     688,210     322,090     13,000       1,530,691
Other sources,
   including temporary
   investments........     475,963           -          -               -
                         ------------------------------------------------
                        $1,307,668  $1,966,360   $538,650    $  1,530,691
                        =================================================

1998
----
Companies more than
   25% owned..........  $  168,000  $1,985,200   $518,900    $          -
Companies 5% to 25%
   owned..............       8,706           -     35,500      (3,990,894)
Companies less than
   5% owned...........     609,187     252,093     15,500      13,895,963
Other sources,
   including temporary
   investments........   1,239,131           -          -               -
                        -------------------------------------------------
                        $2,025,024  $2,237,293   $569,900    $  9,905,069
                        =================================================
1997
----
Companies more than
   25% owned..........  $  237,600  $2,454,895   $531,400    $          -
Companies 5% to 25%
   owned..............           -           -     55,500       2,844,272
Companies less than
   5% owned...........     496,847     319,426          -       7,713,939
Other sources,
   including temporary
   investments........     637,355           -          -               -
                        -------------------------------------------------
                        $1,371,802  $2,774,321   $586,900    $ 10,558,211
                        =================================================


10.  Summarized Financial Information of Unconsolidated
     Subsidiaries

     The Company has three significant wholly-owned subsidiaries - The RectorSeal Corporation, The Whitmore Manufacturing Company and Skylawn Corporation - which are neither investment companies nor business development companies. Accordingly, the accounts of such subsidiaries are not included with those of the Company. Summarized combined financial information of the three subsidiaries is as follows:

(all figures in thousands)                          March 31
                                         ------------------------------
                                           1999                  1998
                                         --------              --------
Condensed Balance Sheet Data
   Assets
   Cash and temporary
     investments........................ $ 12,130             $  13,496
   Receivables..........................   26,350                21,769
   Inventories..........................   34,373                34,452
   Property, plant and equipment........   33,152                29,223
   Other assets.........................   18,402                12,316
                                         --------             ---------
     Totals............................. $124,407             $ 111,256
                                         ========             =========

   Liabilities and Shareholder's Equity
   Long-term debt....................... $ 11,685             $   5,540
   Other liabilities....................   13,901                12,836
   Shareholder's equity.................   98,821                92,880
                                         --------             ---------
     Totals............................. $124,407             $ 111,256
                                         ========             =========


Condensed Statements of Income             1999       1998       1997
                                         --------    -------    -------
   Revenues............................. $ 82,948   $ 77,275  $  70,890
   Costs and operating expenses......... $ 72,780   $ 66,223  $  61,760
   Net income..........................  $  7,059   $  8,066  $   7,909

11.  Commitments

     The Company has agreed, subject to certain conditions, to invest up to $2,900,000 in three portfolio companies.

     The Company leases office space under an operating lease which requires base annual rentals of approximately $58,000 through February, 2003. For the three years ended March 31, total rental expense charged to investment income was $58,798 in 1999, $44,285 in 1998 and $43,844 in 1997.




                       Selected Per Share Data and Ratios


                                                                                                Years Ended March
                                                                                  ---------------------------------------------
                                                                                     1999     1998     1997      1996     1995
                                                                                  ---------------------------------------------

   Investment income............................................................  $  1.00  $  1.28  $  1.26   $  1.64  $  1.37
   Operating expenses...........................................................     (.40)    (.42)    (.37)     (.41)    (.32)
   Interest expense.............................................................     (.11)    (.11)    (.17)     (.45)    (.37)
   Income taxes.................................................................     (.03)    (.03)    (.03)     (.02)    (.01)
                                                                                  ---------------------------------------------
   Net investment income........................................................      .46      .72      .69       .76      .67
   Distributions from undistributed net investment income.......................     (.60)    (.60)    (.60)     (.60)    (.60)
   Net realized gain on investments.............................................      .26     1.71     1.81      2.97      .04
   Distributions from undistributed net realized gain on investments............      -        -        -        (.04)     -
   Net increase (decrease) in unrealized appreciation of investments
    before distributions........................................................   (10.81)   18.32     6.05     10.28     3.64
   Distributions from unrealized appreciation of investments....................      -        -        -       (2.46)     -
   Exercise of employee stock options*..........................................     (.30)    (.13)     -        (.19)    (.10)
                                                                                  ---------------------------------------------

   Increase (decrease) in net asset value.......................................   (10.99)   20.02     7.95     10.72     3.65
   Net asset value:
     Beginning of year..........................................................    78.15    58.13    50.18     39.46    35.81
                                                                                  --------------------------------------------
     End of year................................................................   $67.16   $78.15   $58.13    $50.18   $39.46
                                                                                  ============================================

   Ratio of operating expenses to average net assets............................      .6%      .6%       .7%      .9%      .9%
   Ratio of net investment income to average net assets.........................       6%     1.1%      1.2%     1.7%     1.8%
   Portfolio turnover rate......................................................      .2%     2.5%      1.6%     4.5%     1.3%
   Shares outstanding at end of period (000s omitted)...........................   3,815     3,788     3,767    3,767    3,735



   ---------------
   *Net  decrease  is due to exercise  of  employee  stock  options at less than beginning of period net asset value.


                                                                                                                                  23

Independent Auditors' Report


The Board of Directors and Shareholders of
   Capital Southwest Corporation:



   We have audited the accompanying consolidated statements of financial condition of Capital Southwest Corporation and subsidiary as of March 31, 1999 and 1998, including the portfolio of investments as of March 31, 1999, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended March 31, 1999 and the selected per share data and ratios for each of the years in the five-year period ended March 31, 1999. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification of securities owned as of March 31, 1999 and 1998, by examination of such securities held by the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Capital Southwest Corporation and subsidiary as of March 31, 1999 and 1998, and the results of their operations, the changes in their net assets and their cash flows for each of the years in the three-year period ended March 31, 1999, and the selected per share data and ratios for each of the years in the five-year period ended March 31, 1999, in conformity with generally accepted accounting principles.




                                                                       KPMG LLP
Dallas, Texas
April 23, 1999

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Results of Operations

    The composite measure of the Company's financial performance in the Consolidated Statements of Operations is captioned "Increase (decrease) in net assets from operations" and consists of three elements. The first is "Net investment income", which is the difference between the Company's income from interest, dividends and fees and its combined operating and interest expenses, net of applicable income taxes. The second element is "Net realized gain on investments", which is the difference between the proceeds received from disposition of portfolio securities and their stated cost, net of applicable income tax expense. The third element is the "Net increase (decrease) in unrealized appreciation of investments", which is the net change in the market or fair value of the Company's investment portfolio, compared with stated cost, net of an increase or decrease in deferred income taxes which would become payable if the unrealized appreciation were realized through the sale or other disposition of the investment portfolio. It should be noted that the "Net realized gain on investments" and "Net increase (decrease) in unrealized appreciation of investments" are directly related in that when an appreciated portfolio security is sold to realize a gain, a corresponding decrease in net unrealized appreciation occurs by transferring the gain associated with the transaction from being "unrealized" to being "realized." Conversely, when a loss is realized on a depreciated portfolio security, an increase in net unrealized appreciation occurs.

Net Investment Income

    The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $476,000 in 1999, $1,239,000 in 1998 and $637,000 in 1997. The
Company also receives management fees from its wholly-owned subsidiaries which aggregated $458,400 in the year ended March 31, 1999, $494,400 in the year ended March 31, 1998 and $506,400 in the year ended March 31, 1997. During the three years ended March 31, 1999, the Company recorded dividend income from the following sources:

                                             Years Ended March 31
                                     ----------------------------------
                                        1999        1998        1997
                                     ----------  ----------  ----------
Alamo Group Inc. ................... $1,170,400  $1,064,000 $ 1,064,000
Cherokee Communications, Inc.......           -           -     108,789
Kimberly - Clark Corporation........     77,952      19,295           -
The RectorSeal Corporation..........    240,000     501,200     940,895
Skylawn Corporation.................    150,000     300,000     450,000
Texas Shredder, Inc. ...............     40,460      37,500      37,500
Westmarc Communications.............     81,270      81,270      81,270
The Whitmore Manufacturing Company..     60,000     120,000           -
Other...............................    146,278     114,028      91,867
                                     ----------  ----------  ----------
                                     $1,966,360  $2,237,293  $2,774,321
                                     ==========  ==========  ==========

   Total operating expenses, excluding interest expense, decreased by $41,747 or 2.7% and increased by $170,464 or 12.2% during the years ended March 31, 1999 and 1998, respectively. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit. Interest expense, the majority of which is related to the SBA-guaranteed subordinated debenture, decreased by $10,788 and $207,705 during the years ended March 31, 1999 and 1998, respectively.

Net Realized Gain on Investments

   Net realized gain on investments was $994,949 (after income tax expense of $535,742) during the year ended March 31, 1999, compared with a gain of $6,484,892 (after income tax expense of $3,420,177) during 1998 and a gain of $6,805,786 (after income tax expense of $3,752,425) during 1997. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains through the disposition of certain portfolio investments.
                                                                             25

Net Increase (Decrease) in Unrealized Appreciation of Investments

   For the three years ended March 31, the Company recorded an increase (decrease) in unrealized appreciation of investments before income taxes of $(63,433,545), $106,748,923 and $34,996,750 in 1999, 1998 and 1997,
respectively. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation (before the related change in deferred income taxes and excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.

                                                 Years Ended March 31
                                      ----------------------------------------
                                          1999          1998         1997
                                      ------------  ------------  ------------
AT&T Corp.........................    $ 3,532,591   $  1,419,678  $(1,192,500)
AT&T Corp.-Liberty Media Group....      3,131,973      4,432,679      165,938
Alamo Group Inc. .................    (20,615,000)     5,463,000   (6,432,000)
All Components, Inc...............      1,225,000        950,000    1,000,000
American Homestar Corporation.....    (11,547,532)     8,480,708      550,792
Amfibe, Inc.......................     (2,400,000)     2,400,000    1,400,000
Balco, Inc........................      3,422,440              -            -
Dennis Tool Company...............     (3,299,944)       495,000    1,105,000
Encore Wire Corporation...........    (19,013,000)    17,279,000    9,782,000
Intelligent Reasoning Systems, Inc     (1,542,754)             -            -
Mail-Well, Inc. ..................     (6,214,860)    14,020,000    6,830,000
Palm Harbor Homes, Inc............    (12,568,000)    53,792,000   13,372,000
PETsMART, Inc. ...................     (1,758,216)    (6,092,424)   1,226,663
SDI Holding Corp..................      6,000,000              -            -
Skylawn Corporation...............     (7,000,000)             -   (3,000,000)
Sprint Corporation-FON Group......      1,149,741        803,250      265,500
The Whitmore Manufacturing
       Company....................      2,800,000              -    1,200,000


     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments - March 31, 1999."

Deferred Taxes on Unrealized Appreciation of Investments

     The Company provides for deferred Federal income taxes on net unrealized appreciation of investments. Such taxes would become payable at such time as unrealized appreciation is realized through the sale or other disposition of those components of the investment portfolio which would result in taxable transactions. At March 31, 1999 consolidated deferred Federal income taxes of $96,473,000 were provided on net unrealized appreciation of investments of $276,698,488 compared with deferred taxes of $118,674,000 on net unrealized appreciation of $340,132,033 at March 31, 1998. Deferred income taxes at March 31, 1999 and 1998 were provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35%.

Portfolio Investments

     During the year ended March 31, 1999, the Company invested $13,170,132 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also lists dispositions of portfolio securities. During the 1998 and 1997 fiscal years, the Company invested a total of $9,709,195 and $6,023,684, respectively.

Financial Liquidity and Capital Resources

     At March 31, 1999, the Company had cash and cash equivalents of $6.1 million. Pursuant to Small Business Administration ("SBA") regulations, cash and cash equivalents of $2.7 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to SBA's approval of its credit application, CSVC would be entitled to borrow up to $48.3 million in addition to the $5 million presently outstanding. Approximately $40.8 million of the Company's investment portfolio is represented by unrestricted publicly-traded securities, which have an ascertainable market value and represent a primary source of liquidity.

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

Year 2000

    Many computer software systems in use today cannot properly process date-related information from and after January 1, 2000. Should any of the computer systems employed by our major portfolio companies fail to process this type of information properly, it could have a negative impact on the Company's shareholders. The Company has reviewed its computer system and determined that it will be Year 2000 compliant. In addition, the Company has inquired of its major service providers as well as its major portfolio companies to determine if they will be prepared for the Year 2000. All have indicated they are taking the necessary steps to be Year 2000 compliant. It is anticipated that the Company will incur no material expenses related to the Year 2000 issues.

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


                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)



                                    1989      1990      1991       1992       1993     1994        1995       1996      1997
-----------------------------------------------------------------------------------------------------------------------------

Financial Position (as of March 31)
Investments at cost..........    $ 29,665 $  32,212  $  31,593 $  34,929  $  33,953 $  41,993  $  49,730  $  58,544  $ 59,908
Unrealized appreciation......      97,134    99,903    107,120   100,277    113,153   132,212    153,031    198,386   233,383
                               ---------- ---------  ---------  --------  --------- ---------   ---------  -------- ---------
Investments at market or
   fair value................     126,799   132,115    138,713   135,206    147,106   174,205    202,761    256,930   293,291
Total assets.................     131,365   185,231    149,975   208,871    176,422   270,874    213,811    326,972   310,760
Subordinated debentures......      15,000    15,000     15,000    11,000     15,000    15,000     11,000     11,000     5,000
Deferred taxes on
   unrealized appreciation...      32,619    33,608     36,063    33,761     38,112    45,932     53,247     69,121    81,313
Net assets...................      83,124    94,610     97,139   107,522    121,455   133,053    147,370    189,048   218,972
Shares outstanding...........       3,563     3,617      3,617     3,644      3,681     3,715      3,735      3,767     3,767
------------------------------------------------------------------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income........   $     716 $   1,737  $   2,090 $   2,363  $   2,189 $   2,870  $   2,447 $    2,855  $  2,574
Net realized gain (loss) on
   investments...............          27    12,722     (2,515)   14,313      5,099      (475)       142     11,174     6,806
Net increase (decrease) in
   unrealized appreciation
   before distributions......       5,075     1,780      4,762    (4,541)     8,524    11,160     13,584     38,746    22,804
                               ---------- ---------  ---------  --------  --------- ---------   ---------  -------- ---------
Increase (decrease) in net
   assets from operations
   before distributions......       5,818    16,239      4,337    12,135     15,812    13,555     16,173     52,775    32,184
Cash dividends paid..........      (1,069)   (5,197)    (1,809)   (2,181)    (2,202)   (2,228)    (2,241)    (2,270)   (2,260)
Securities dividends.........           -         -          -         -          -         -          -     (9,402)        -
Employee stock options
   exercised.................           -       444          -       429        322       272        385        575         -
                               ---------- ---------  ---------  --------  --------- ---------   ---------  -------- ---------
Increase (decrease) in net assets   4,749    11,486      2,528    10,383     13,932    11,599     14,317     41,678    29,924
-----------------------------------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation...    $   9.15   $  9.29   $   9.97  $   9.27   $  10.35 $  12.36   $  14.26   $  18.35   $  21.59
Net assets...................       23.33     26.16      26.86     29.51      32.99    35.81      39.46      50.18      58.13
Closing market price.........       18.25     21.375     20.75     24.25      36.50    38.125     38.00      60.00      67.875
Cash dividends paid..........        0.30      1.44        .50       .60        .60      .60        .60        .60        .60
Securities dividends.........           -         -          -         -          -        -          -       2.50          -



                                            1998       1999
--------------------------------------------------------------

Financial Position (as of March 31)
Investments at cost..........            $  61,154  $  73,580
Unrealized appreciation......              340,132    276,698
                                           --------   --------
Investments at market or
   fair value................              401,286    350,278
Total assets.................              522,324    360,786
Subordinated debentures......                5,000      5,000
Deferred taxes on
   unrealized appreciation...              118,674     96,473
Net assets...................              296,023    256,232
Shares outstanding...........                3,788      3,815
--------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income........            $   2,726  $   1,762
Net realized gain (loss) on
   investments...............                6,485        995
Net increase (decrease) in
   unrealized appreciation
   before distributions......               69,388    (41,233)
                                           --------   --------
Increase (decrease) in net
   assets from operations
   before distributions......               78,599    (38,476)
Cash dividends paid..........               (2,268)    (2,280)
Securities dividends.........                    -          -
Employee stock options
   exercised.................                  720        965
                                           --------   --------
Increase (decrease) in net assets           77,051    (39,791)
--------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation...            $   31.33   $  25.29
Net assets...................                78.15      67.16
Closing market price.........                94.00      73.00
Cash dividends paid..........                  .60        .60
Securities dividends.........                    -          -

                             Shareholder Information


Stock Transfer Agent

   American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005 (telephone 800-937-5449) serves as transfer agent for the Company's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

Shareholders

   The Company had approximately 900 record holders of its common stock at March 31, 1999. This total does not include an estimated 2,100 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

   The Company's common stock is traded on The Nasdaq Stock Market (National Market) under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended                                         High        Low
-------------------------------------------------------------------------
June 30, 1997....................................      $73        $65
September 30, 1997...............................       76         68
December 31, 1997................................       94         73 1/2
March 31, 1998...................................      100         82

Quarter Ended                                         High        Low
-------------------------------------------------------------------------
June 30, 1998....................................     $106       $ 92
September 30, 1998...............................      103         81 3/8
December 31, 1998................................       88 3/4     55
March 31, 1999...................................       89         67 1/2




Dividends

   The payment dates and amounts of cash dividends per share since April 1, 1997 are as follows:

Payment Date                                              Cash Dividend
-----------------------------------------------------------------------
May 30, 1997..............................................    $0.20
November 28, 1997.........................................     0.40

May 29, 1998..............................................     0.20
November 30, 1998.........................................     0.40

May 28, 1999..............................................     0.20

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

Annual Meeting

   The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 19, 1999, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (first floor), 12900 Preston Road, Dallas, Texas.