Form 10-K405, Exhibit 13
period 2000-03-31
CAPITAL SOUTHWEST CORP
filed 2000-06-16
CIK 17313

Twelve Largest Investments - March 31, 2000

Palm Harbor Homes, Inc.                                     $86,406,000
--------------------------------------------------------------------------------

   Palm Harbor Homes, Dallas, Texas, is an integrated manufactured housing company, building, retailing, financing and insuring homes produced in 15 plants in Alabama, Arizona, Florida, Georgia, North Carolina, Ohio, Oregon and Texas and sold in 30 states by over 200 independent dealers and 133 company-owned retail superstores. Palm Harbor manufactures high-quality, energy-efficient homes designed to meet the need for affordable housing, particularly among retirees and newly-formed families.

   During the year ended March 31, 2000, Palm Harbor earned $38,596,000 ($1.66 per share) on net sales of $777,471,000, compared with earnings of $40,177,000 ($1.69 per share) on net sales of $761,374,000 in the previous year. The March 31, 2000 closing Nasdaq bid price of Palm Harbor's common stock was $15.00 per share.

   At March 31, 2000, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $86,406,000 ($11.00 per share) consisting of 7,855,121 restricted shares of common stock, representing a fully-diluted equity interest of 34.2%.


================================================================================

The RectorSeal Corporation                                  $42,000,000
--------------------------------------------------------------------------------

   The RectorSeal Corporation, Houston, Texas, with two plants in Texas and a plant in New York, manufactures chemical specialty products including pipe thread sealants, firestop sealants, plastic solvent cements and other formulations for plumbing and industrial applications. RectorSeal's major subsidiary, Jet-Lube, Inc., with plants in Texas, England and Canada, produces anti-seize compounds, specialty lubricants and other products used in industrial and oil field applications. Another subsidiary, Cargo Chemical, produces a limited line of automotive chemical products. RectorSeal also owns a 20% equity interest in The Whitmore Manufacturing Company (described subsequently).

   During the year ended March 31, 2000, RectorSeal earned $4,988,000 on revenues of $53,858,000, compared with earnings of $3,801,000 on revenues of $47,555,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

   At March 31, 2000, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $42,000,000.


================================================================================

Skylawn Corporation                                         $35,000,000
--------------------------------------------------------------------------------

   Skylawn Corporation, Hayward, California owns and operates cemeteries, mausoleums and mortuaries. Skylawn's operations, all of which are in California, include a mausoleum and an adjacent mortuary in Oakland and cemeteries and mausoleums in San Mateo, Hayward, Sacramento and Napa, the latter three of which also have mortuaries at the cemetery sites. These entities have provided cemetery and funeral services to their respective communities for many years. A captive insurance company and funeral and cemetery trusts enable Skylawn's clients to make pre-need arrangements.

   For the fiscal year ended March 31, 2000, Skylawn, after adopting a change in accounting principle, earned $2,940,000 on revenues of $24,574,000. Before this change, earnings were $4,163,000. In the previous year, Skylawn earned $2,069,000 on revenues of $21,922,000.

   At March 31, 2000, Capital Southwest owned 100% of Skylawn Corporation's common stock, which had a cost of $4,510,400 and was valued at $35,000,000.


================================================================================

Alamo Group Inc.                                            $25,392,000
--------------------------------------------------------------------------------

   Alamo Group Inc., Seguin, Texas, is a leading designer, manufacturer and distributor of heavy-duty, tractor-mounted mowing and other vegetation maintenance equipment and replacement parts. Recently, the company acquired a manufacturer of power-sweeping equipment. Founded in 1969, Alamo Group operates 11 manufacturing facilities and serves governmental, industrial and agricultural markets in the U.S. and Europe.

   For the year ended December 31, 1999, Alamo reported consolidated earnings of $6,102,000 ($0.63 per share) on net sales of $176,608,000, compared with earnings of $4,115,000 ($0.42 per share) on net sales of $200,553,000 in the previous year. The March 31, 2000 closing NYSE market price of Alamo's common stock was $11.625 per share.

   At March 31, 2000, the $2,065,047 investment in Alamo by Capital Southwest and its subsidiary was valued at $25,392,000 ($9.00 per share) consisting of 2,821,300 restricted shares of common stock, representing a fully-diluted equity interest of 27.2%.

AT&T Corp. - Liberty Media Group                            $20,089,500
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

   For the ten months ended December 31, 1999, AT&T Corp. - Liberty Media Group reported a net loss of $2,022,000,000 ($1.61 per share) on net sales of $729,000,000. The March 31, 2000 closing NYSE market price of AT&T Corp. - Series A Liberty Media Group common (tracking) stock was $59.3125 per share.

   At March 31, 2000, Capital Southwest owned 338,706 unrestricted shares of Series A Liberty Media Group tracking stock, having a total cost of $25 and a market value of $20,089,500 ($59.3125 per share).


================================================================================

Mail-Well, Inc.                                             $13,628,000
--------------------------------------------------------------------------------

   Mail-Well, Inc., Englewood, Colorado, is a leading consolidator in the fragmented printing industry, specializing in customized envelopes, high-impact printing, consumer products labels and business communications documents.
Mail-Well has more than 15,800 employees and operates 140 plants and numerous sales offices throughout North America and the United Kingdom.

   For the year ended December 31, 1999, Mail-Well reported earnings of $64,482,000 ($1.20 per share) on net sales of $1,848,041,000, compared with earnings of $21,709,000 ($0.45 per share) on net sales of $1,504,686,000 in the previous year. The March 31, 2000 closing NYSE market price of Mail-Well's common stock was $8.6875 per share.

   At March 31, 2000, the $2,986,870 investment in Mail-Well by Capital Southwest was valued at $13,628,000 ($6.50 per share) consisting of 2,096,588 restricted shares of common stock, representing a fully-diluted equity interest of 3.4%.


================================================================================

Encore Wire Corporation                                     $13,623,000
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

   For the year ended December 31, 1999, Encore reported net income of $6,594,000 ($0.42 per share) on net sales of $229,670,000, compared with net income of $17,567,000 ($1.07 per share) on net sales of $244,044,000 in the previous year. The March 31, 2000 closing Nasdaq bid price of Encore's common stock was $7.0625 per share.

   At March 31, 2000, the $5,800,000 investment in 2,724,500 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $13,623,000 ($5.00 per share), representing a fully-diluted equity interest of 16.6%.


================================================================================

Media Recovery, Inc.                                         $8,000,000
--------------------------------------------------------------------------------

   Media Recovery, Inc., Graham, Texas, distributes computer and office automation supplies and accessories to corporate customers through its direct sales force with 24 offices in 18 states. Its Shockwatch division manufactures impact and tilt monitoring devices used to detect mishandled shipments. Media Recovery's subsidiary, The Damage Prevention Company, Denver, Colorado, manufactures dunnage products used to prevent damage in trucking, rail and export container shipments.

   During the year ended September 30, 1999, Media Recovery reported net income of $2,418,000 on net sales of $88,707,000, compared with net income of $1,028,000 on net sales of $62,351,000 for the eleven month period ended September 30, 1998.

   At March 31, 2000, the $5,415,000 investment in Media Recovery by Capital Southwest and its subsidiary was valued at $8,000,000 consisting of 4,800,000 shares of Series A convertible preferred stock, representing a fully-diluted equity interest of 68.2%.

The Whitmore Manufacturing Company                           $8,000,000
--------------------------------------------------------------------------------

   The Whitmore Manufacturing Company, with plants in Rockwall, Texas and Cleveland, Ohio, manufactures specialty lubricants for heavy equipment used in surface mining, railroads and other industries, and produces water-based coatings for the automotive and primary metals industries. Whitmore's subsidiary, Fluid Protection Corporation, manufactures fluid contamination control devices.

   During the year ended March 31, 2000, Whitmore reported a net loss of $10,600 on net sales of $13,176,000, compared with net income of $1,151,000 on net sales of $13,949,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on page 7).

   At March 31, 2000, the direct investment in Whitmore by Capital Southwest was valued at $8,000,000 and had a cost of $1,600,000.


================================================================================

AT&T Corp.                                                   $7,520,015
--------------------------------------------------------------------------------

   AT&T Corp., New York, New York, is among the world's communications leaders telecommunications services. In March 1999, AT&T Corp. acquired Tele-Comm operates one of the nation's largest cable television systems.

   During the year ended December 31, 1999, AT&T Corp. reported net income of $3,428,000,000 ($1.74 per share) on net sales of $62,391,000,000. The March 31,
2000 closing NYSE market price of AT&T Corp. - Series A common stock was $56.4375 per share.

   At March 31, 2000, Capital Southwest owned 133,245 shares of unrestricted AT&T Corp. - Series A common stock, having a total cost of $43 and a market value of $7,520,015 ($56.4375 per share).


================================================================================
Airformed Composites, Inc.                                   $6,568,000

--------------------------------------------------------------------------------

   Airformed Composites, Inc., Charleston, South Carolina, manufactures and markets airformed composites composed of wood pulp, latex binders and various specialized fibers and super-absorbent compounds. Its airlaid materials are used in the production of baby diapers and wet wipes, adult incontinence products, feminine hygiene products, food packaging materials and industrial wipes.

   During the year ended December 31, 1999, Airformed reported a net loss of $4,461,000 on net sales of $3,465,000.

   At March 31, 2000, the investment by Capital Southwest and its subsidiary in a demand promissory note, subordinated debentures and 425,000 shares of Series A convertible preferred stock was valued at its cost of $6,568,000 and represented a fully-diluted equity interest of 65.9%.


================================================================================

All Components, Inc.                                         $5,750,000
--------------------------------------------------------------------------------

   All Components, Inc., Farmers Branch, Texas, distributes and produces memory and other components for personal computer manufacturers, retailers and value-added resellers. Through its Dallas-based sales and distribution center and its plants in Austin, Texas and Boise, Idaho, the company serves over 2,000 customers throughout the United States.

   During the year ended August 31, 1999, All Components reported net income of $2,542,000 on net sales of $157,932,000, compared with net income of $2,109,000 on net sales of $114,522,000 in the previous year.

   At March 31, 2000, the $600,000 investment in All Components by Capital Southwest's subsidiary was valued at $5,750,000 consisting of 450,000 shares of Series B preferred stock and 150,000 shares of convertible preferred stock, representing a 29.1% fully-diluted equity interest.



                    Portfolio of Investments - March 31, 2000


             Company                        Equity (a)     Investment (b)                               Cost          Value (c)
--------------------------------------------------------------------------------------------------------------------------------

+AT&T CORP.                                     <1%        ++133,245 shares Series A common stock
   New York, New York                                        (acquired 3-9-99)                       $        43     $ 7,520,015
   World communications leader, providing
   voice, data and video telecommunications
   services and cable television systems.

--------------------------------------------------------------------------------------------------------------------------------

+AT&T CORP. - Liberty Media Group               <1%        ++338,706 shares Series A common stock
   New York, New York                                        (acquired 3-9-99)                                 25     20,089,500
   Production and distribution of cable
   television programming services and
   wireless and wireline communications
   services.
--------------------------------------------------------------------------------------------------------------------------------

AIRFORMED COMPOSITES, INC.                    65.9%        12% demand promissory notes (acquired
   Charleston, South Carolina                               2-1-00 thru  3-31-00)                       1,000,000      1,000,000
   Airformed composite materials for use                   12% subordinated debenture, due 2004
   in absorbent specialty applications such                 (acquired 12-22-99)                         2,000,000      2,000,000
   as diapers and feminine hygiene products.               10% subordinated debentures, due 2007
                                                            (acquired 12-12-97 and 5-6-98)              3,143,000      3,143,000
                                                           425,000 shares Series A convertible
                                                            preferred stock, convertible into
                                                            425,000 shares of common stock
                                                            at $1.00 per share (acquired 12-12-97)        425,000        425,000
                                                           Warrants to purchase 770,506 shares of
                                                            common stock at $1.00 per share,
                                                            expiring 9-30-09 (acquired 12-22-99)                -              -
                                                                                                     ------------    -----------
                                                                                                        6,568,000      6,568,000
--------------------------------------------------------------------------------------------------------------------------------

+ALAMO GROUP INC.                             27.2%        2,821,300 shares common stock (acquired
   Seguin, Texas                                            4-1-73, 7-18-78 and 9-9-99 thru 10-4-99)    2,065,047     25,392,000
   Tractor-mounted mowing and vegetation
   maintenance equipment for governmental,
   industrial and agricultural markets;
   power-sweeping equipment for
   municipalities.
--------------------------------------------------------------------------------------------------------------------------------

ALL COMPONENTS, INC.                          29.1%        150,000 shares Series A convertible
   Farmers Branch, Texas                                    preferred stock, convertible into
   Distribution and production of memory                    600,000 shares of common stock at $0.25
   and other components for personal computer               per share (acquired 9-16-94)                  150,000      5,300,000
   manufacturers, retailers and value-added                 450,000 shares Series B preferred stock
   resellers.                                               (acquired 9-16-94)                            450,000        450,000
                                                                                                     ------------    -----------
                                                                                                          600,000      5,750,000
--------------------------------------------------------------------------------------------------------------------------------

+ALLTEL CORPORATION                             <1%        ++8,880 shares common stock (acquired
   Little Rock, Arkansas                                    7-1-98)                                       108,355        559,995
   Wireline and wireless communications
   and information services.

--------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                    ++Unrestricted securities as defined in Note (b)







             Company                        Equity (a)     Investment (b)                               Cost          Value (c)
--------------------------------------------------------------------------------------------------------------------------------

+AMERICAN HOMESTAR CORPORATION                 3.3%        ++751,059 shares common stock
   League City, Texas                                        (acquired 8-31-93, 7-12-94
   Integrated manufacturing, retailing                        and 3-28-96)                           $  3,405,824    $ 1,220,471
   and financing of manufactured
   housing produced in 12 plants.
--------------------------------------------------------------------------------------------------------------------------------

AMFIBE, INC.                                  40.0%        2,000 shares Class B non-voting
   Martinsville, Virginia                                   common stock (acquired  6-15-94)              200,000      5,500,000
   Nylon monofilament yarns for the
   textile industry.

--------------------------------------------------------------------------------------------------------------------------------

BALCO, INC.                                   89.7%        14% subordinated debentures,
   Wichita, Kansas                                          payable 2000 to 2002 (acquired 8-13-91)       240,000        240,000
   Specialty architectural products used                   14% subordinated debenture, payable 2000
   in the construction and remodeling of                    to 2002, last maturing $250,000
   commercial and institutional buildings.                  convertible into 250,000 shares of
                                                            common stock at $1.00 per share
                                                            (acquired 6-1-91)                             480,000        980,000
                                                           110,000 shares common stock and 60,920
                                                            shares Class B non-voting common stock
                                                            (acquired 10-25-83)                           170,920        512,760
                                                           Warrants to purchase  85,000 shares of
                                                            common stock at $2.40 per share, expiring
                                                            2001  (acquired 8-13-91)                            -         51,000
                                                                                                     ------------    -----------
                                                                                                          890,920      1,783,760
--------------------------------------------------------------------------------------------------------------------------------

BOXX TECHNOLOGIES, INC.                        9.8%        1,000,000 shares Series B convertible
   Austin, Texas                                            preferred stock, convertible into
   Workstations for computer graphics                       1,000,000 shares of common stock at
   imaging and design.                                      $0.50 per share (acquired 8-20-99)          500,000        500,000

--------------------------------------------------------------------------------------------------------------------------------

CDC TECHNOLOGIES, INC.                        23.6%        12% subordinated debentures, payable
   Oxford, Connecticut                                      2000 (acquired 8-26-99 thru 3-31-00)          600,000              1
   Hematology and blood chemistry analyzers                3,388 shares Series C convertible
   and reagents for veterinary  and                         preferred stock, convertible into 7,218
   medical applications.                                    shares of common stock at $346.24 per
                                                            share (acquired 10-15-97 and 9-10-98)       2,499,158              1
                                                           Warrants  to  purchase  339 shares of
                                                            Series C convertible preferred stock at
                                                            $737.65 per share, expiring 2007
                                                            (acquired 12-17-97)                                 -              -
                                                           Warrant to purchase 3,000 shares of common
                                                            stock at $166.66 per share, expiring 2009
                                                            (acquired 8-26-99 thru 9-29-99)                     -              -
                                                                                                     ------------    -----------
                                                                                                        3,099,158              2
---------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                    ++Unrestricted securities as defined in Note (b)





             Company                        Equity (a)     Investment (b)                               Cost          Value (c)
--------------------------------------------------------------------------------------------------------------------------------

DENNIS TOOL COMPANY                           66.2%         20,725 shares 5% convertible preferred
   Houston, Texas                                            stock, convertible into 20,725 shares
   Polycrystalline diamond compacts (PDCs)                   of common stock at $48.25 per share
   used in oil field drill bits and in                       (acquired 8-10-98)                      $    999,981    $   400,000
   mining and industrial applications.                      140,137 shares common stock  (acquired
                                                             3-7-94 and 8-10-98)                        2,329,963      1,500,000
                                                                                                     ------------    -----------
                                                                                                        3,329,944      1,900,000
--------------------------------------------------------------------------------------------------------------------------------

DYNTEC, INC.                                  51.7%        14% senior secured promissory note,
   Louisville, Kentucky                                     $1,125,000 principal amount, payable
   Multi-specialty dental services provided                 11-10-02 (acquired 9-10-99)                   750,000              1
   through Dentistry Plus Centers located                  1,710,766 shares Series A redeemable
   in major shopping malls.                                 preferred stock (acquired 6-24-98)          3,743,156              1
                                                           1,710,766 shares Series B convertible
                                                            preferred stock, convertible into
                                                            1,710,766 shares of common stock at
                                                            $0.004 per share (acquired 6-24-98)             6,844              -
                                                           Warrants to purchase 1,829,517 shares of
                                                            common stock at $0.004 per share expiring
                                                            7-7-02 and 8-30-02 (acquired 9-10-99)               -              -
                                                                                                     ------------    -----------
                                                                                                        4,500,000              2
--------------------------------------------------------------------------------------------------------------------------------

+ENCORE WIRE CORPORATION                      16.6%        2,724,500 shares common stock (acquired
    McKinney, Texas                                          7-16-92, 3-15-94, 4-28-94 and 10-7-98)     5,800,000     13,623,000
    Electrical wire and cable for
    residential and commercial use.
--------------------------------------------------------------------------------------------------------------------------------

+FMC CORPORATION                                <1%        ++6,430 shares common stock
   Chicago, Illinois                                        (acquired 6-6-86)                             123,777        363,294
   Machinery and chemicals in
   diversified product areas.
--------------------------------------------------------------------------------------------------------------------------------

+GLOBAL CROSSING LTD.                           <1%        ++64,242 shares common stock
   Hamilton, Bermuda                                        (acquired 9-28-99)                             78,346      2,629,907
   Diversified telecommunications company.
--------------------------------------------------------------------------------------------------------------------------------

+HOLOGIC, INC.                                  <1%        ++158,205 shares common stock
   Bedford, Massachusetts                                   (acquired 8-27-99)                            220,000      1,245,864
   Medical instruments including bone
   densitometers and digital radiography
   systems.
--------------------------------------------------------------------------------------------------------------------------------

iCHOOSE, INC.                                  4.1%        240,000 shares Series A convertible
   Carrollton, Texas                                        preferred stock, convertible into
   Online marketing platform to enable                      240,000 shares of common stock at
   e-commerce merchants to deliver competing                $0.4167 per share (acquired 4-9-99)
   offers to consumers at point of purchase                729,928 shares Series B convertible           100,000        100,000
   on competitors' websites.                                preferred stock, convertible into
                                                            729,928 shares of common stock at
                                                            $1.37 per share (acquired 10-29-99)
                                                                                                        1,000,001      1,000,001
                                                                                                     ------------    -----------
                                                                                                        1,100,001      1,100,001

--------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                    ++Unrestricted securities as defined in Note (b)





             Company                        Equity (a)     Investment (b)                               Cost          Value (c)
--------------------------------------------------------------------------------------------------------------------------------

INTELLIGENT REASONING SYSTEMS, INC.            4.4%        705,128 shares Series B convertible
   Austin, Texas                                            preferred stock, convertible into
   Automated optical inspection systems                     705,128  shares  of common stock at
   used in the production of printed                        $0.60 per share (acquired 5-28-97)       $    423,077    $         -
   wired assemblies and high density                       1,513,081 shares Series C convertible
   interconnects.                                           preferred stock, convertible into
                                                            1,513,081 shares of common stock at
                                                            $0.74  per share (acquired 6-11-98)         1,119,679              2
                                                           Warrant to purchase 70,513 shares of
                                                            Series B convertible preferred stock
                                                            at $.60 per share, expiring 2004
                                                            (acquired 11-21-97)                                 -              -
                                                                                                     ------------    -----------
                                                                                                        1,542,756              2
--------------------------------------------------------------------------------------------------------------------------------

INTERNATIONAL TALK.COM, INC.                  18.3%        8,333,334 shares Series A convertible
   Austin, Texas                                            preferred stock,convertible into
   Internet-based retail and wholesale                      8,333,334 shares of common stock at
   long distance communications to and                      $0.36 per share (acquired 9-23-99 and
   from foreign countries.                                  3-3-00)                                     3,000,000      3,000,000
--------------------------------------------------------------------------------------------------------------------------------

+KIMBERLY-CLARK CORPORATION                     <1%        ++77,180 shares common stock (acquired
   Irving, Texas                                            12-18-97)                                   2,396,926      4,322,080
   Manufacturer of tissue, personal
   care and health care products.
--------------------------------------------------------------------------------------------------------------------------------

+MAIL-WELL, INC.                               3.4%        2,096,588 shares common stock (acquired
   Englewood, Colorado                                      2-18-94, 12-14-94, 7-27-95 and 11-10-98)    2,986,870     13,628,000
   Customized envelopes, labels and
   high-impact printing.


--------------------------------------------------------------------------------------------------------------------------------

MEDIA RECOVERY, INC.                          68.2%        4,800,000 shares Series A convertible
   Graham, Texas                                            preferred stock, convertible into
   Computer and office automation                           4,800,000 shares of common stock at
   supplies and accessories; impact                         $1.00 per share (acquired 11-4-97)          5,415,000      8,000,000
   and tilt monitoring devices to detect
   mishandled shipments; dunnage
   for protecting shipments.
--------------------------------------------------------------------------------------------------------------------------------

+MYLAN LABORATORIES, INC.                       <1%        ++128,286 shares common stock (acquired
   Pittsburgh, Pennsylvania                                 11-20-91)                                     400,000      3,527,865
   Proprietary and generic pharmaceutical
   products.
--------------------------------------------------------------------------------------------------------------------------------

ORGANIZED LIVING, INC.                       8.5%-10.8%    2,083,334 shares Series D convertible
   Lenexa, Kansas                                           preferred stock, convertible into
   Specialty retailer of products                           2,083,334 to 2,777,778 shares of common
   designed to provide home and                             stock at $1.80 to $2.40 per share
   office storage and organization                          (acquired 1-7-00)                           5,000,000      5,000,000
   solutions.
--------------------------------------------------------------------------------------------------------------------------------

+PALM HARBOR HOMES, INC.                      34.2%         7,855,121 shares common stock (acquired
   Dallas, Texas                                             1-3-85, 3-31-88 and 7-31-95)              10,931,955     86,406,000
   Integrated manufacturing, retailing,
   financing and insuring of manufactured
   housing produced in 15 plants.
--------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                    ++Unrestricted securities as defined in Note (b)




               Company                      Equity (a)     Investment (b)                               Cost          Value (c)
--------------------------------------------------------------------------------------------------------------------------------

PAYLINX CORPORATION                            1.3%        127,803 shares Series B convertible
   Reston, Virginia                                         preferred stock, convertible into
   Provides traditional and e-commerce                      127,803 shares of common stock at $7.82
   businesses with a single,                                per share (acquired 1-21-00)              $ 1,000,000    $ 1,000,000
   enterprise-wide resource for
   processing electronic payments.
--------------------------------------------------------------------------------------------------------------------------------

+PETSMART, INC.                                 <1%        ++654,220 shares common stock
   Phoenix, Arizona                                         (acquired 6-1-95)                           2,878,733      1,962,660
   Retail chain of 484 stores selling
   pet foods, supplies and services.


--------------------------------------------------------------------------------------------------------------------------------

THE RECTORSEAL CORPORATION                   100.0%        27,907 shares common stock (acquired
   Houston, Texas                                           1-5-73 and 3-31-73)                            52,600     42,000,000
   Chemical specialty products for
   industrial, construction, oil
   field and automotive applications;
   owns 20% of Whitmore Manufacturing.



--------------------------------------------------------------------------------------------------------------------------------

REWIND HOLDINGS, INC.                         38.3%        12% subordinated notes, payable 2000
   Sugar Land, Texas                                        to 2004 (acquired 10-21-96, 8-13-97
   Owns Bill Young Productions, Texas                       and 8-11-98)                                3,825,000      2,000,000
   Video and Post, and Extreme                             375 shares 8% Series A convertible
   Communications, which produce radio                      preferred stock, convertible into
   and television commercials and                           1,500 shares of common stock at $250.00
   corporate communications videos.                         per share (acquired 10-21-96)                 375,000              -
                                                           Warrant to purchase 600 shares of common
                                                            stock at $250 per share, expiring 2005
                                                            (acquired 8-11-98)                                  -              -
                                                                                                     ------------    -----------
                                                                                                        4,200,000      2,000,000
--------------------------------------------------------------------------------------------------------------------------------

SDI INVESTMENTS LIQUIDATING TRUST               -          11.4% non-voting trust interest (acquired
   Houston, Texas                                           5-17-99)                                      118,000        500,000
   Trust formed to complete the liquidation
   of SDI Holding Corp., former owner of
   Sterling Diagnostic Imaging.
--------------------------------------------------------------------------------------------------------------------------------

SKYLAWN CORPORATION                          100.0%        1,449,026 shares common stock (acquired
   Hayward, California                                      7-16-69)                                    4,510,400     35,000,000
   Cemeteries, mausoleums and mortuaries
   located in northern California.
--------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - FON Group                 <1%        ++72,000 shares common stock (acquired
   Kansas City, Missouri                                    6-20-84)                                      449,654      4,536,000
   Diversified telecommunications company.
--------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - PCS Group                 <1%        ++36,000 shares common stock (acquired
   Kansas City, Missouri                                    11-23-98)                                      53,991      2,358,000
   Domestic wireless telephony services.
--------------------------------------------------------------------------------------------------------------------------------

+Publicly-owned company                                    ++Unrestricted securities as defined in Note (b)





             Company                        Equity (a)     Investment (b)                               Cost          Value (c)
--------------------------------------------------------------------------------------------------------------------------------

TCI  HOLDINGS, INC.                             -          21 shares 12% Series C cumulative
   Denver, Colorado                                          compounding preferred stock
   Cable television systems and                              (acquired 1-30-90)                      $          -    $   677,250
   microwave relay systems.
--------------------------------------------------------------------------------------------------------------------------------

TEXAS PETROCHEMICAL HOLDINGS, INC.             5.4%        30,000 shares common stock
   Houston, Texas                                           (acquired 6-27-96)                          3,000,000              1
   Butadiene for synthetic rubber,
   MTBE for gasoline octane enhancement
   and butylenes for varied applications.
--------------------------------------------------------------------------------------------------------------------------------

TEXAS SHREDDER, INC.                          53.3%        14% subordinated debentures, payable
   San Antonio, Texas                                       2000 (acquired 3-6-91 and 6-1-98)             617,970        617,970
   Design and manufacture of heavy-duty                    3,296 shares Series A preferred stock
   shredder systems for recycling steel and                 (acquired 3-6-91 and 6-1-98)                  329,600        329,600
   other materials from junk automobiles.                  750 shares Series B convertible
                                                            preferred stock, convertible into
                                                            750,000 shares of common stock at $0.10
                                                            per share(acquired 3-6-91)                     75,000      2,625,000
                                                                                                     ------------    -----------
                                                                                                        1,022,570      3,572,570
--------------------------------------------------------------------------------------------------------------------------------

VOCALDATA, INC.                                4.1%        650,000 shares Series A convertible
   Richardson, Texas                                        stock, convertible into 650,000 shares
   Hardware and software for customer                       of common stock at $1.75  per share
   premises telephony equipment based                       (acquired 11-4-99 and 12-3-99)              1,137,500      1,137,500
   on Voice Over Internet Protocol.
--------------------------------------------------------------------------------------------------------------------------------

THE WHITMORE MANUFACTURING COMPANY            80.0%        80 shares common stock (acquired 8-31-79)    1,600,000      8,000,000
   Rockwall, Texas
   Specialized mining and industrial
   lubricants; automotive transit coatings.
--------------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS                                   -          Diamond  State  Ventures  L.P. - 1.9%
                                                            limited partnership interest
                                                            (acquired 10-12-99)                            71,875         71,875
                                             100.0%        Humac Company - 1,041,000 shares
                                                            common stock (acquired 1-31-75 and
                                                            12-31-75)                                           -        127,000
                                                -          STARTech Seed Fund I-12.1% limited
                                                            partnership interest (acquired 4-17-98)       500,000        500,000
                                                <1%        +TCI Satellite Entertainment, Inc.-++18,000
                                                            shares Series A common stock
                                                            (acquired 12-4-96)                                  -        345,375
                                                <1%        +Triton Energy Corporation-++6,022 shares
                                                            common stock (acquired 12-15-86)              144,167        211,146
--------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                                                     $85,002,437   $323,629,135
                                                                                                      ===========   ============
 --------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                    ++Unrestricted securities as defined in Note (b)


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

(b) Unrestricted securities (indicated by ++) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 2000, restricted securities represented approximately 84% of the value of the consolidated investment portfolio.

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

(d) Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stocks, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements, which cover common stocks owned at March 31, 2000 and common stocks which may be acquired thereafter through exercise of warrants and conversion of debentures and preferred stocks, apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Skylawn Corporation and The Whitmore Manufacturing Company.

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

                        Portfolio Changes During the Year



New Investments and Additions to Previous Investments

                                                               Amount
                                                           -----------
Airformed Composites, Inc. ...............................$  3,000,000
Alamo Group Inc. .........................................   1,490,047
All Components, Inc.......................................   4,000,000
BOXX Technologies, Inc. ..................................     500,000
CDC Technologies, Inc. ...................................     600,000
Diamond State Ventures L.P. ..............................      71,875
Dyntec, Inc. .............................................     750,000
iChoose, Inc. ............................................   1,100,001
International Talk.com, Inc...............................   3,000,000
Organized Living, Inc. ...................................   5,000,000
PaylinX Corporation ......................................   1,000,000
STARTech Seed Fund I .....................................     275,000
VocalData, Inc. ..........................................   1,137,500
                                                           -----------
                                                          $ 21,924,423
                                                          ============
Dispositions

                                                            Amount
                                            Cost            Received
                                          -----------     ------------
MESC Holdings, Inc. ....................  $         -     $    302,501
PTS Holdings, Inc.......................            -          347,780
SDI Holding Corp. ......................    5,054,000       12,885,369
SDI Investments Liquidating Trust ......      608,000        1,356,863
Miscellaneous...........................            -              929
                                          -----------     ------------
                                          $ 5,662,000     $ 14,893,442
                                          ===========     ============


Repayments Received.....................                  $  4,840,000
                                                          ============



                  Capital Southwest Corporation and Subsidiary
                 Consolidated Statements of Financial Condition


                                                                       March 31
                                                            -----------------------------
Assets                                                          2000             1999
                                                            -------------    ------------

Investments at market or fair value (Notes
 1, 2 and 10)
   Companies more than 25% owned
     (Cost: 2000 - $23,380,865,
     1999 - $22,130,818) ................................   $ 200,608,759    $ 231,819,359
   Companies 5% to 25% owned
     (Cost: 2000 - $22,579,414,
     1999 - $18,841,914) ................................      22,760,506       31,596,160
   Companies less than 5% owned
     (Cost: 2000 - $39,042,158,
     1999 - $32,607,282) ................................     100,259,870       86,862,983
                                                            -------------    -------------

Total investments
     (Cost: 2000 - $85,002,437,
     1999 - $73,580,014) ................................     323,629,135      350,278,502
Cash and cash equivalents ...............................      63,986,715        6,050,443
Receivables .............................................         238,594          315,707
Other assets (Note 8) ...................................       4,731,360        4,141,136
                                                            -------------    -------------








   Totals................................................   $392,585,804    $ 360,785,788
                                                            =============    =============


                                                                       March 31,
                                                            ------------------------------
Liabilities and Shareholders' Equity                            2000             1999
                                                            -------------    -------------

Note payable to bank (Note 4) ...........................   $  60,000,000    $        --
Notes payable to subsidiary (Note 4) ....................       5,000,000             --
Accrued interest and other liabilities (Note 8)..........       2,220,753        2,306,366
Deferred income taxes (Note 3) ..........................      83,489,085       97,247,457
Subordinated debenture (Note 5) .........................       5,000,000        5,000,000
                                                            -------------    -------------
                    Total liabilities ...................     155,709,838      104,553,823
                                                            -------------    -------------

Shareholders' equity (Notes 3 and 6)
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,252,416
     shares at March 31, 2000 and March 31, 1999 ........       4,252,416        4,252,416
   Additional capital ...................................       6,450,747        6,450,747
   Undistributed net investment
     income .............................................       4,117,104        4,743,205
   Undistributed net realized gain on
     investments ........................................      73,613,301       67,593,409
   Unrealized appreciation of investments -
     net of deferred income taxes .......................     155,475,700      180,225,490
   Treasury stock - at cost
     (437,365 shares) ...................................      (7,033,302)      (7,033,302)
                                                            -------------    -------------
   Net assets at market or fair value, equivalent
     to $62.09 per share at March 31, 2000,
     and $67.16 per share at March 31, 1999
     on the 3,815,051 shares outstanding ................     236,875,966      256,231,965
                                                            -------------    -------------

                       Totals ...........................   $ 392,585,804    $ 360,785,788
                                                            =============    =============


                 See Notes to Consolidated Financial Statements



                  Capital Southwest Corporation and Subsidiary
                      Consolidated Statements of Operations

                                                                                                    Years Ended March 31
                                                                                      ----------------------------------------------
                                                                                            2000           1999             1998
                                                                                      -------------   -------------   -------------

Investment income (Note 9):

   Interest...........................................................................$     884,152   $   1,307,668   $   2,025,024
   Dividends .........................................................................    1,878,853       1,966,360       2,237,293
   Management and directors' fees ....................................................      525,400         538,650         569,900
                                                                                      -------------   -------------   -------------
                                                                                          3,288,405       3,812,678       4,832,217
                                                                                      -------------   -------------   -------------

Operating expenses:
   Interest ..........................................................................      456,262         416,174         426,962
   Salaries ..........................................................................      804,933       1,109,699       1,206,478
   Net pension expense (benefit) (Note 8) ............................................     (435,984)       (311,625)       (313,511)
   Other operating expenses (Note 7) .................................................      657,770         727,612         674,466
                                                                                      -------------   -------------   -------------
                                                                                          1,482,981       1,941,860       1,994,395
                                                                                      -------------   -------------   -------------
Income before income taxes ...........................................................    1,805,424       1,870,818       2,837,822
Income tax expense (Note 3) ..........................................................      142,494         109,100         111,678
                                                                                      -------------   -------------   -------------
Net investment income ................................................................$   1,662,930   $   1,761,718   $   2,726,144
                                                                                      =============   =============   =============

Proceeds from disposition of investments .............................................$  14,893,442   $   1,530,691   $  16,669,892
Cost of investments sold (Note 1) ....................................................    5,662,000            --         6,764,823
                                                                                      -------------   -------------   -------------
Realized gain on investments before income taxes (Note 9) ............................    9,231,442       1,530,691       9,905,069
Income tax expense ...................................................................    3,211,550         535,742       3,420,177
                                                                                      -------------   -------------   -------------
Net realized gain on investments .....................................................    6,019,892         994,949       6,484,892
                                                                                      -------------   -------------   -------------
Increase (decrease) in unrealized appreciation of investments before income taxes ....  (38,071,790)    (63,433,545)    106,748,923
Increase (decrease) in deferred income taxes on appreciation of investments (Note 3) .  (13,322,000)    (22,201,000)     37,361,000
                                                                                      -------------   -------------   -------------
Net increase (decrease) in unrealized appreciation of investments ....................  (24,749,790)    (41,232,545)     69,387,923
                                                                                      -------------   -------------   -------------

Net realized and unrealized gain (loss) on investments ...............................$ (18,729,898)  $ (40,237,596)  $  75,872,815
                                                                                      =============   =============   =============

Increase (decrease) in net assets from operations ....................................$ (17,066,968)  $ (38,475,878)  $  78,598,959
                                                                                      =============   =============   =============




                 See Notes to Consolidated Financial Statements



                  Capital Southwest Corporation and Subsidiary
                Consolidated Statements of Changes in Net Assets

                                                                                           Years Ended March 31
                                                                            -----------------------------------------------
                                                                                 2000             1999              1998
                                                                            -------------    -------------    -------------

Operations
   Net investment income.................................................   $   1,662,930    $   1,761,718    $   2,726,144
   Net realized gain on investments .....................................       6,019,892          994,949        6,484,892
   Net increase (decrease) in unrealized appreciation of investments ....     (24,749,790)     (41,232,545)      69,387,923
                                                                            -------------    -------------    -------------
   Increase (decrease) in net assets from operations ....................     (17,066,968)     (38,475,878)      78,598,959

Distributions from:
   Undistributed net investment income ..................................      (2,289,031)      (2,280,411)      (2,268,451)

Capital share transactions
   Exercise of employee stock options ...................................            --            965,438          720,188
                                                                            -------------    -------------    -------------
   Increase (decrease) in net assets ....................................     (19,355,999)     (39,790,851)      77,050,696
Net assets, beginning of year ...........................................     256,231,965      296,022,816      218,972,120
                                                                            -------------    -------------    -------------
Net assets, end of year .................................................   $ 236,875,966    $ 256,231,965    $ 296,022,816
                                                                            =============    =============    =============




                 See Notes to Consolidated Financial Statements



                  Capital Southwest Corporation and Subsidiary
                      Consolidated Statements of Cash Flows

                                                                                            Years Ended March 31
                                                                                  -----------------------------------------------
                                                                                        2000             1999             1998
                                                                                  -------------    -------------    -------------

Cash flows from operating activities
Increase (decrease) in net assets from operations................................ $ (17,066,968)   $ (38,475,878)   $  78,598,959
Adjustments to reconcile increase (decrease) in net assets from operations to net cash provided by operating activities:
   Depreciation and amortization ................................................        31,976           24,667           23,770
   Net pension benefit ..........................................................      (435,984)        (311,625)        (313,511)
   Net realized and unrealized (gain) loss on investments .......................    18,729,898       40,237,596      (75,872,815)
   (Increase) decrease in receivables ...........................................        77,113           17,166          (53,058)
   Increase in other assets .....................................................       (44,754)         (47,315)          (7,035)
   Increase (decrease) in accrued interest and other liabilities ................        41,504          (74,670)          46,649
   Deferred income taxes ........................................................       152,600          109,100          109,729
                                                                                  -------------    -------------    -------------
Net cash provided by operating activities .......................................     1,485,385        1,479,041        2,532,688
                                                                                  -------------    -------------    -------------
Cash flows from investing activities
Proceeds from disposition of investments ........................................    14,893,442        1,530,691       16,669,892
Purchases of securities .........................................................   (21,924,423)     (13,170,132)      (9,709,195)
Maturities of securities ........................................................     4,840,000          744,539        1,697,866
Income taxes paid on realized gain on investments ...............................    (4,069,101)        (266,643)      (6,604,549)
                                                                                  -------------    -------------    -------------
Net cash provided (used) by investing activities ................................    (6,260,082)     (11,161,545)       2,054,014
                                                                                  -------------    -------------    -------------
Cash flows from financing activities
Increase (decrease) in notes payable ............................................    65,000,000     (100,000,000)     100,000,000
Distributions from undistributed net investment income ..........................    (2,289,031)      (2,280,411)      (2,268,451)
Proceeds from exercise of employee stock options ................................          --            965,438          720,188
                                                                                  -------------    -------------    -------------
Net cash provided (used) by financing activities ................................    62,710,969     (101,314,973)      98,451,737
                                                                                  -------------    -------------    -------------
Net increase (decrease) in cash and cash equivalents ............................    57,936,272     (110,997,477)     103,038,439
Cash and cash equivalents at beginning of year ..................................     6,050,443      117,047,920       14,009,481
                                                                                  -------------    -------------    -------------
Cash and cash equivalents at end of year ........................................ $  63,986,715    $   6,050,443    $ 117,047,920
                                                                                  =============    =============    =============
Supplemental disclosure of cash flow information:
Cash paid during the year for: Interest ......................................... $     436,023    $     424,926    $     400,000
                               Income taxes...................................... $   4,092,891    $     288,838    $   6,621,499




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

     Investments. Investments are stated at market or fair value determined by the Board of Directors as described in the Notes to Portfolio of Investments and
Note 2 below. The average cost method is used in determining cost of investments sold. Investments are recorded on a trade date basis. Dividends are recognized on the ex-dividend date and interest income is accrued daily.

     Segment Information. The Company operates and manages its business in a singular segment. As an investment company, the Company invests in portfolio companies in various industries and geographic areas as presented in the portfolio of investments.

2.   Valuation of Investments

     The consolidated financial statements as of March 31, 2000 and 1999 include securities valued at $272,736,962 (84% of the value of the consolidated investment portfolio) and $309,498,090 (88% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

3.   Income taxes

     For the tax years ended December 31, 1999, 1998 and 1997, CSC and CSVC qualified to be taxed as regulated investment companies ("RICs") under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). Both CSC and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

     No provision was made for Federal income taxes on the investment company taxable income of CSC and CSVC for the 2000, 1999 and 1998 fiscal years. Such income was distributed to shareholders in the form of cash dividends for which CSC and CSVC receive a tax deduction. With respect to net investment income, the income tax expense for each of the three years ended March 31, 2000 includes a deferred tax provision related to the net pension benefit.

     CSC and CSVC may not qualify or elect to be taxed as RICs in future years. Therefore, consolidated deferred Federal income taxes of $83,151,000 and $96,473,000 have been provided on net unrealized appreciation of investments of $238,626,698 and $276,698,488 at March 31, 2000 and 1999, respectively. Such appreciation is not included in taxable income until realized. Deferred income taxes on net unrealized appreciation of investments have been provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35% at March 31, 2000 and 1999.

4.   Notes Payable

     The note payable to bank at March 31, 2000 was an unsecured note with interest payable at 6.48%. The note was paid in full on April 3, 2000. The notes payable to subsidiary were demand promissory notes to Skylawn Corporation with interest payable at prime minus 2.25%.

5.   Subordinated Debenture

     The subordinated debenture of $5,000,000 outstanding at March 31, 2000 and 1999 is payable to others and guaranteed by the Small Business Administration ("SBA"), bears interest at 8.0% and matures in 2002.

6.   Employee Stock Option Plan

     Under the 1984 Incentive Stock Option Plan, options to purchase 42,000 shares of the Company's common stock at $35.625 per share (the adjusted market price at the time of grant) were outstanding and exercisable at March 31, 2000 and expire in 2003. The 1984 Incentive Stock Option Plan expired in 1994 and no options have been authorized or granted thereunder since that date.

     On July 19, 1999 shareholders approved the 1999 Stock Option Plan under which 140,000 shares of common stock were reserved for issuance to employees and officers of the Company. Options to purchase 32,000 shares at a price of $77.00 per share (the market price at the time of grant) and 6,000 shares at $84.70 were granted during the year and remain outstanding at March 31, 2000, thus leaving a total of 102,000 options available for future grant. Such options expire ten years from the date of grant and are generally exercisable on or after the first anniversary of the date of grant in eight annual installments.

     At March 31, 2000 and 1999, the dilution of net assets per share arising from options outstanding was not material.

7.   Employee Stock Ownership Plan

     The Company and one of its wholly-owned subsidiaries sponsor a qualified employee stock ownership plan ("ESOP") in which certain employees participate. Contributions to the plan, which are invested in Company stock, are made at the discretion of the Company's Board of Directors. A participant's interest in contributions to the ESOP fully vests after five years of active service. During the three years ended March 31, the Company made contributions to the ESOP, which were charged against net investment income, of $43,862 in 2000, $35,079 in 1999 and $67,763 in 1998.

8.   Retirement Plans

     The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned subsidiaries. The following information about the plan represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last ten years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended March 31, 2000.

     The following tables set forth the plan's benefit obligations and fair value of plan assets at March 31, 2000, 1999 and 1998:

                                                            Years Ended March 31
                                               --------------------------------------------
                                                    2000            1999           1998
                                               ------------    ------------    ------------
Change in benefit obligation
Benefit obligation at beginning
     of  year...............................   $  3,315,119    $  3,059,555    $  2,376,257
Service cost ...............................         43,818          68,710          52,388
Interest cost ..............................        193,397         199,301         204,328
Amendments .................................           --          (149,171)           --
Actuarial gain (loss) ......................       (201,158)        205,810         495,668
Benefits paid ..............................        (90,810)        (69,086)        (69,086)
                                               ------------    ------------    ------------
Benefit obligation at end of year ..........   $  3,260,366    $  3,315,119    $  3,059,555
                                               ============    ============    ============

Change in plan assets
Fair value of plan assets at beginning
     of  year...............................    $10,074,598   $  11,314,714    $  7,820,401
Actual return on plan assets ...............       (146,241)     (1,171,030)      3,563,399
Benefits paid ..............................        (90,810)        (69,086)        (69,086)
                                               ------------    ------------    ------------
Fair value of plan assets at end of
     year...................................   $  9,837,547    $ 10,074,598    $ 11,314,714
                                               ============    ============    ============



     The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                                                 March 31
                                                                        ----------------------------
                                                                             2000           1999
                                                                        ------------    ------------
Actuarial present value of benefit obligations:
     Accumulated benefit obligation, including
     vested benefits of  $2,928,376 in 2000
     and $2,915,453 in 1999 .........................................   $ (2,965,576)   $ (2,990,205)
                                                                        ============    ============

Projected benefit obligation for service rendered to
     date ...........................................................   $ (3,260,366)   $ (3,315,119)
Plan assets at fair value* ..........................................      9,837,547      10,074,598
                                                                        ------------    ------------
Excess of plan assets over the projected benefit
     obligation .....................................................      6,577,181       6,759,479
Unrecognized net (gain) loss from past experience
     different from that assumed and effects of
     changes in assumptions .........................................     (1,518,207)     (2,192,798)
Prior service costs not yet recognized ..............................       (162,965)       (174,288)
Unrecognized net assets being amortized over
     19 years .......................................................       (369,139)       (442,970)
                                                                        ------------    ------------
Prepaid pension cost included in other assets                            $ 4,526,870    $  3,949,423
                                                                        ============    ============

-------------

*Primarily equities and bonds including approximately 30,000 shares of common stock of the Company.

     Components of net pension benefit related to the qualified plan include the following:

                                                  Years Ended March 31
                                        ---------------------------------------
                                            2000          1999          1998
                                        -----------   -----------   -----------
Service cost - benefits earned during
     the year .......................   $    43,818   $    68,710   $    52,388
Interest cost on projected benefit
     obligation .....................       193,397       199,301       204,328
Actual return on assets .............       146,241     1,171,030    (3,563,399)
Net amortization and deferral .......      (960,903)   (1,901,221)    2,813,811
                                        -----------   -----------   -----------
Net pension expense (benefit) from
     qualified plan .................   $  (577,447)  $   462,180)  $  (492,872)
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

     The following table sets forth the Retirement Restoration Plan's benefit obligation at March 31, 2000, 1999 and 1998:

                                                 Years Ended March 31
                                      -----------------------------------------
                                          2000           1999           1998
                                      -----------    -----------    -----------
Change in benefit obligation
Benefit obligation at beginning
     of  year ...................     $ 2,166,180    $ 2,051,899    $ 1,474,701
Service cost ....................           4,089         13,087          5,958
Interest cost ...................         117,541        117,635        142,735
Amendments ......................            --           83,360           --
Actuarial gain (loss) ...........        (261,315)       (99,801)       428,505
                                      -----------    -----------    -----------
Benefit obligation at end of year     $ 2,026,495    $ 2,166,180    $ 2,051,899
                                      ===========    ===========    ===========

     The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:

                                                              March 31
                                                     --------------------------
                                                         2000          1999
                                                     -----------    -----------

Projected benefit obligation .....................   $(2,026,495)   $(2,166,180)
Unrecognized net (gain) loss from past ex-
     perience different from that assumed
     and effects of changes in assumptions .......        45,101        306,416
Unrecognized prior service costs .................        83,360         83,360
Unrecognized net obligation ......................        19,823         39,656
                                                     -----------    -----------
Accrued pension cost included in other liabilities   $(1,878,211)   $(1,736,748)
                                                     ===========    ===========

     The Retirement Restoration Plan expenses recognized during the years ended March 31, 2000, 1999 and 1998 of $141,463, $150,555 and $179,361, respectively, are offset against the net pension benefit from the qualified plan.

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.5% and 5.0%, respectively, at both March 31, 2000 and March 31, 1999 and 7.0% and 5.0%, respectively, at March 31, 1998. The expected long-term rate of return used to project estimated earnings on plan assets for the qualified plan was 7.5% for the year ended March 31, 2000 and 8.5% for the years ended March 31, 1999 and 1998. The calculations also assume retirement at age 65, the normal retirement age.



 9.  Sources of Income

     Income was derived from the following sources:


                                   Investment  Income                  Realized Gain
Years Ended                 ---------------------------------------     (Loss) on
March 31                                                                Investments
--------                                                Other          Before Income
2000                     Interest       Dividends      Income              Taxes
----                     ------------------------------------------    ------------

Companies more than
   25% owned .........   $    106,400   $  1,440,755   $    487,400    $       --
Companies 5% to 25%
   owned .............           --             --           (1,500)      8,133,870
Companies less than
   5% owned ..........        173,105        438,098         39,500       1,097,572
Other sources,
   including temporary
   investments .......        604,647           --             --              --
                         ----------------------------------------------------------
                         $    884,152   $  1,878,853   $    525,400    $  9,231,442
                         ==========================================================


1999
----
Companies more than
   25% owned .........   $    140,000   $  1,644,270   $    490,900    $       --
Companies 5% to 25%
   owned .............          3,495           --           34,750            --
Companies less than
   5% owned ..........        688,210        322,090         13,000       1,530,691
Other sources,
   including temporary
   investments .......        475,963           --             --              --
                         ----------------------------------------------------------
                         $  1,307,668   $  1,966,360   $    538,650    $  1,530,691
                         ==========================================================

1998
----
Companies more than
   25% owned .........   $    168,000   $  1,985,200   $    518,900    $       --
Companies 5% to 25%
   owned .............          8,706           --           35,500      (3,990,894)
Companies less than
   5% owned ..........        609,187        252,093         15,500      13,895,963
Other sources,
   including temporary
   investments .......      1,239,131           --             --              --
                         ----------------------------------------------------------
                         $  2,025,024   $  2,237,293   $    569,900    $  9,905,069
                         ==========================================================


10.  Summarized Financial Information of Unconsolidated Subsidiaries

     The Company has three significant wholly-owned subsidiaries - The RectorSeal Corporation, The Whitmore Manufacturing Company and Skylawn Corporation - which are neither investment companies nor business development companies. Accordingly, the accounts of such subsidiaries are not included with those of the Company. Summarized combined financial information of the three subsidiaries is as follows:

(all figures in thousands)                             March 31
                                            ------------------------------
                                              2000                  1999
                                            --------              --------
Condensed Balance Sheet Data
   Assets
   Cash and temporary
     investments.........................   $ 12,547              $ 12,130
   Receivables ..........................     30,022                26,350
   Inventories ..........................     36,523                34,373
   Property, plant and equipment ........     34,604                33,152
   Other assets .........................     19,671                18,549
                                            --------              --------
     Totals .............................   $133,367              $124,554
                                            ========              ========

   Liabilities and Shareholder's Equity

   Long-term debt........................   $  9,669              $ 11,685
   Other liabilities ....................     17,205                14,086
   Shareholder's equity .................    106,493                98,783
                                            --------              --------
     Totals .............................   $133,367              $124,554
                                            ========              ========

Condensed Statements of Income
                                              2000        1999      1998
                                            --------   --------   --------
   Revenues .............................   $ 91,608   $ 83,426   $ 77,275
   Costs and operating expenses .........   $ 79,237   $ 72,566   $ 66,223
   Net income...............................$  7,917   $  7,021   $  8,066

11.  Commitments

     The Company has agreed, subject to certain conditions, to invest up to $3,053,125 in five portfolio companies.

     The Company leases office space under an operating lease which requires base annual rentals of approximately $58,000 through February, 2003. For the three years ended March 31, total rental expense charged to investment income was $57,479 in 2000, $58,798 in 1999 and $44,285 in 1998.



                       Selected Per Share Data and Ratios

                                                                                       Years Ended March
                                                                      -----------------------------------------------------
                                                                          2000       1999       1998       1997       1996
                                                                      -----------------------------------------------------


Investment income ..................................................  $     .86  $    1.00  $    1.28  $    1.26  $    1.64
Operating expenses .................................................       (.27)      (.40)      (.42)      (.37)      (.41)
Interest expense ...................................................       (.12)      (.11)      (.11)      (.17)      (.45)
Income taxes .......................................................       (.03)      (.03)      (.03)      (.03)      (.02)
                                                                      -----------------------------------------------------
Net investment income ..............................................        .44        .46        .72        .69        .76
Distributions from undistributed net investment income .............       (.60)      (.60)      (.60)      (.60)      (.60)
Net realized gain on investments ...................................       1.58        .26       1.71       1.81       2.97
Distributions from undistributed net realized gain on investments ..         --         --        --         --        (.04)
Net increase (decrease) in unrealized appreciation of investments
 before distributions...............................................      (6.49)    (10.81)     18.32       6.05      10.28
Distributions from unrealized appreciation of investments ..........         --         --         --         --      (2.46)
Exercise of employee stock options* ................................         --       (.30)      (.13)        --       (.19)
                                                                      -----------------------------------------------------
Increase (decrease) in net asset value .............................      (5.07)    (10.99)     20.02       7.95      10.72
Net asset value:
  Beginning of year ................................................      67.16      78.15      58.13      50.18      39.46
                                                                      -----------------------------------------------------
  End of year ......................................................  $   62.09  $   67.16  $   78.15  $   58.13  $   50.18
                                                                      =====================================================

Ratio of operating expenses to average net assets ..................        .4%        .6%        .6%        .7%        .9%
Ratio of net investment income to average net assets ...............        .7%        .6%       1.1%       1.2%       1.7%
Portfolio turnover rate ............................................       4.3%        .2%       2.5%       1.6%       4.5%

Shares outstanding at end of period (000s omitted) .................      3,815      3,815      3,788      3,767      3,767

---------------
*Net decrease is due to exercise of employee stock options at less than beginning of period net asset value.

Independent Auditors' Report

The Board of Directors and Shareholders
   Capital Southwest Corporation:

   We have audited the accompanying consolidated statements of financial condition of Capital Southwest Corporation and subsidiary as of March 31, 2000 and 1999, including the portfolio of investments as of March 31, 2000, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended March 31, 2000 and the selected per share data and ratios for each of the years in the five-year period ended March 31, 2000. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification of securities owned as of March 31, 2000 and 1999, by examination of such securities held by the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Capital Southwest Corporation and subsidiary as of March 31, 2000 and 1999, and the results of their operations, the changes in their net assets and their cash flows for each of the years in the three-year period ended March 31, 2000, and the selected per share data and ratios for each of the years in the five-year period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                                                        KPMG LLP

Dallas, Texas
April 21, 2000

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

Net Investment Income

    The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $599,000 in 2000, $476,000 in 1999 and $1,239,000 in 1998. The
Company also receives management fees from its wholly-owned subsidiaries which aggregated $458,400 in the years ended March 31, 2000 and March 31, 1999, and $494,400 in the year ended March 31, 1998. During the three years ended March 31, 2000, the Company recorded dividend income from the following sources:

                                             Years Ended March 31
                                     ----------------------------------
                                       2000        1999        1998
                                     ----------  ----------  ----------
AT&T Corp........................... $  146,570  $        -  $        -
Alamo Group Inc. ...................    790,756   1,170,400   1,064,000
Dennis Tool Company.................     49,999           -           -
Kimberly - Clark Corporation........     81,039      77,952      19,295
The RectorSeal Corporation..........    240,000     240,000     501,200
Skylawn Corporation.................    300,000     150,000     300,000
TCI Holdings, Inc./Westmarc
   Communications...................     81,270      81,270      81,270
Texas Shredder, Inc. ...............     40,460      40,460      37,500
The Whitmore Manufacturing Company..     60,000      60,000     120,000
Other...............................     88,759     146,278     114,028
                                     ----------  ----------  ----------
                                     $1,878,853  $1,966,360  $2,237,293
                                     ==========  ==========  ==========

   Total operating expenses, excluding interest expense, decreased by $498,967 or 32.7% and decreased by $41,747 or 2.7% during the years ended March 31, 2000 and 1999, respectively. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit. Interest expense, the majority of which is related to the SBA-guaranteed subordinated debenture, increased by $40,088 and decreased by $10,788 during the years ended March 31, 2000 and 1999, respectively.

Net Realized Gain on Investments

   Net realized gain on investments was $6,019,892 (after income tax expense of $3,211,550) during the year ended March 31, 2000, compared with a gain of $994,949 (after income tax expense of $535,742) during 1999 and a gain of $6,484,892 (after income tax expense of $3,420,177) during 1998. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains through the disposition of certain portfolio investments.

Net Increase (Decrease) in Unrealized Appreciation of Investments

   For the three years ended March 31, the Company recorded an increase (decrease) in unrealized appreciation of investments before income taxes of $(38,071,790), $(63,433,545) and $106,748,923 in 2000, 1999 and 1998,
respectively. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation (before the related change in deferred income taxes and excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.

                                           Years Ended March 31
                                ---------------------------------------
                                    2000          1999         1998
                                -----------    -----------  -----------

AT&T Corp......................$    430,271    $ 3,532,591  $ 1,419,678
AT&T Corp.-Liberty Media Group.  11,183,260      3,131,973    4,432,679
Alamo Group Inc. ..............   7,276,953    (20,615,000)   5,463,000
American Homestar Corporation..  (4,224,707)   (11,547,532)   8,480,708
Amfibe, Inc....................   3,900,000     (2,400,000)   2,400,000
Balco, Inc.....................  (2,529,600)     3,422,440            -
CDC Technologies, Inc..........  (3,099,156)             -            -
Dennis Tool Company............    (600,000)    (3,299,944)     495,000
Dyntec, Inc....................  (4,499,998)             -            -
Encore Wire Corporation.......   (2,724,000)   (19,013,000)  17,279,000
Mail-Well, Inc. ...............  (5,241,000)    (6,214,860)  14,020,000
Media Recovery, Inc............   2,585,000        615,000      241,486
Palm Harbor Homes, Inc......... (39,276,000)   (12,568,000)  53,792,000
PETsMART, Inc. ................  (3,271,100)    (1,758,216)  (6,092,424)
The RectorSeal Corporation.....   3,500,000              -    3,500,000
Rewind Holdings, Inc...........  (2,200,000)             -            -
SDI Holding Corp...............           -      6,000,000            -
Skylawn Corporation............           -     (7,000,000)           -
The Whitmore Manufacturing
       Company.................    (800,000)     2,800,000            -


     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments - March 31, 2000."

Deferred Taxes on Unrealized Appreciation of Investments

     The Company provides for deferred Federal income taxes on net unrealized appreciation of investments. Such taxes would become payable at such time as unrealized appreciation is realized through the sale or other disposition of those components of the investment portfolio which would result in taxable transactions. At March 31, 2000 consolidated deferred Federal income taxes of $83,151,000 were provided on net unrealized appreciation of investments of $238,626,698 compared with deferred taxes of $96,473,000 on net unrealized appreciation of $276,698,488 at March 31, 1999. Deferred income taxes at March 31, 2000 and 1999 were provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35%.

Portfolio Investments

     During the year ended March 31, 2000, the Company invested $21,924,423 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also lists dispositions of portfolio securities. During the 1999 and 1998 fiscal years, the Company invested a total of $13,170,132 and $9,709,195, respectively.

Financial Liquidity and Capital Resources

     At March 31, 2000, the Company had net cash equivalent assets (cash and cash equivalents less the note payable to bank) of $4.0 million. Pursuant to Small Business Administration ("SBA") regulations, cash and cash equivalents of $0.3 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to SBA's approval of its credit application, CSVC would be entitled to borrow up to $50.8 million in addition to the $5 million presently outstanding. With the exception of a capital gain distribution made in the form of a distribution of the stock of a portfolio company in the fiscal year ended March 31, 1996, the Company has elected to retain all gains realized during the past 32 years. Retention of future gains is viewed as an important source of funds to sustain the Company's investment activity. Approximately $50.9 million of the Company's investment portfolio is represented by unrestricted publicly-traded securities, which have an ascertainable market value and represent a primary source of liquidity.

     Funds to be used by the Company for operating or investment purposes may be transferred in the form of dividends, management fees or loans from Skylawn Corporation, The RectorSeal Corporation and The Whitmore Manufacturing Company, wholly-owned subsidiaries of the Company, to the extent of their available cash reserves and borrowing capacities.

    Management believes that the Company's net cash equivalent assets are adequate to meet its expected requirements. Consistent with the long- term strategy of the Company, the disposition of investments from time to time may also be an important source of funds for future investment activities.

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



                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)



                                                1990        1991        1992        1993        1994        1995        1996
------------------------------------------------------------------------------------------------------------------------------

Financial Position  (as of March 31)
Investments at cost ........................ $  32,212   $  31,593   $  34,929   $  33,953   $  41,993   $  49,730   $  58,544
Unrealized appreciation ....................    99,903     107,120     100,277     113,153     132,212     153,031     198,386
                                              --------    --------    --------    --------    --------    --------    --------
Investments at market or
   fair value ..............................   132,115     138,713     135,206     147,106     174,205     202,761     256,930
Total assets ...............................   185,231     149,975     208,871     176,422     270,874     213,811     326,972
Subordinated debentures ....................    15,000      15,000      11,000      15,000      15,000      11,000      11,000
Deferred taxes on
   unrealized appreciation .................    33,608      36,063      33,761      38,112      45,932      53,247      69,121
Net assets .................................    94,610      97,139     107,522     121,455     133,053     147,370     189,048
Shares outstanding .........................     3,617       3,617       3,644       3,681       3,715       3,735       3,767
------------------------------------------------------------------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income ...................... $   1,737   $   2,090   $   2,363   $   2,189   $   2,870   $   2,447   $   2,855
Net realized gain (loss) on
   investments .............................    12,722      (2,515)     14,313       5,099        (475)        142      11,174
Net increase (decrease) in
   unrealized appreciation
   before distributions ....................     1,780       4,762      (4,541)      8,524      11,160      13,584      38,746
                                              --------    --------    --------    --------    --------    --------    --------
Increase (decrease) in net
   assets from operations
   before distributions ....................    16,239       4,337      12,135      15,812      13,555      16,173      52,775
Cash dividends paid ........................    (5,197)     (1,809)     (2,181)     (2,202)     (2,228)     (2,241)     (2,270)
Securities dividends .......................      --          --          --          --          --          --        (9,402)
Employee stock options
   exercised ...............................       444        --           429         322         272         385         575
                                              --------    --------    --------    --------    --------    --------    --------
Increase (decrease) in net assets ..........    11,486       2,528      10,383      13,932      11,599      14,317      41,678
------------------------------------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation ................. $    9.29   $    9.97   $    9.27   $   10.35   $   12.36   $   14.26   $   18.35
Net assets .................................     26.16       26.86       29.51       32.99       35.81       39.46       50.18
Closing market price .......................     21.375      20.75       24.25       36.50       38.125      38.00       60.00
Cash dividends paid ........................      1.44         .50         .60         .60         .60         .60         .60
Securities dividends .......................      --          --          --          --          --          --          2.50



                                                1997        1998        1999         2000
                                             ----------------------------------------------

Financial Position (as of March 31)
Investments at cost ........................ $  59,908   $  61,154   $  73,580    $  85,002
Unrealized appreciation ....................   233,383     340,132     276,698      238,627
                                              --------    --------   ---------    ---------
Investments at market or
   fair value ..............................   293,291     401,286     350,278      323,629
Total assets ...............................   310,760     522,324     360,786      392,586
Subordinated debentures ....................     5,000       5,000       5,000        5,000
Deferred taxes on
   unrealized appreciation .................    81,313     118,674      96,473       83,151
Net assets .................................   218,972     296,023     256,232      236,876
Shares outstanding .........................     3,767       3,788       3,815        3,815
-------------------------------------------------------------------------------------------

Changes in Net Assets (years ended March 31)
Net investment income ...................... $   2,574   $   2,726   $   1,762    $   1,663
Net realized gain (loss) on
   investments .............................     6,806       6,485         995        6,020
Net increase (decrease) in
   unrealized appreciation
   before distributions ....................    22,804      69,388     (41,233)     (24,750)
                                              --------    --------   ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions ....................    32,184      78,599     (38,476)     (17,067)
Cash dividends paid ........................    (2,260)     (2,268)     (2,280)      (2,289)
Securities dividends .......................      --          --          --           --
Employee stock options
   exercised ...............................      --           720         965         --
                                              --------    --------   ---------    ---------

Increase (decrease) in net assets ..........    29,924      77,051     (39,791)     (19,356)
-------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation ................. $   21.59      $31.33   $   25.29    $   21.80
Net assets .................................     58.13       78.15       67.16        62.09
Closing market price .......................     67.875      94.00       73.00        54.75
Cash dividends paid ........................       .60         .60         .60          .60
Securities dividends .......................      --          --          --           --


                             Shareholder Information


Stock Transfer Agent

   American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005 (telephone 800-937-5449) serves as transfer agent for the Company's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

Shareholders

   The Company had approximately 900 record holders of its common stock at March 31, 2000. This total does not include an estimated 2,000 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

   The Company's common stock is traded on The Nasdaq Stock Market (National Market) under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended                                         High        Low
-------------------------------------------------------------------------
June 30, 1998....................................      $106       $92
September 30, 1998...............................       103        81 3/8
December 31, 1998...............................         88 3/4    55
March 31, 1999...................................        89        67 1/2

Quarter Ended                                         High        Low
-------------------------------------------------------------------------
June 30, 1999....................................       $82      $ 71 1/8
September 30, 1999...............................        81        71
December 31, 1999................................        70 7/8    56
March 31, 2000...................................        60        44


Dividends

   The payment dates and amounts of cash dividends per share since April 1, 1998 are as follows:

Payment Date                                              Cash Dividend
-----------------------------------------------------------------------
May 29, 1998..............................................    $0.20
November 30, 1998.........................................     0.40
May 28, 1999..............................................     0.20
November 30, 1999.........................................     0.40
May 31, 2000..............................................     0.20

   The amounts and timing of cash dividend payments have generally been dictated by requirements of the Internal Revenue Code regarding the distribution of taxable net investment income (ordinary income) of regulated investment companies. Instead of distributing realized long-term capital gains to shareholders, the Company has ordinarily elected to retain such gains to fund future investments.

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

Annual Meeting

   The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 17, 2000, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (first floor), 12900 Preston Road, Dallas, Texas.