Form 10-K, Exhibit 13
period 2001-03-31
CAPITAL SOUTHWEST CORP
filed 2001-06-15
CIK 17313

Twelve Largest Investments - March 31, 2001

================================================================================

Palm Harbor Homes, Inc.                                              $78,551,000
--------------------------------------------------------------------------------

   Palm Harbor Homes, Dallas, Texas, is an integrated manufactured housing company, building, retailing, financing and insuring homes produced in 15 plants in Alabama, Arizona, Florida, Georgia, North Carolina, Ohio, Oregon and Texas and sold in 28 states by over 150 independent dealers and 145 company-owned retail superstores. Palm Harbor manufactures high-quality, energy-efficient homes designed to meet the need for affordable housing, particularly among retirees and newly-formed families.

   During the year ended March 30, 2001, Palm Harbor earned $19,829,000 ($0.87 per share) on net sales of $650,451,000, compared with earnings of $38,596,000 ($1.66 per share) on net sales of $777,471,000 in the previous year. The March 30, 2001 closing Nasdaq bid price of Palm Harbor's common stock was $15.188 per share.

   At March 31, 2001, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $78,551,000 ($10.00 per share), consisting of 7,855,121 restricted shares of common stock, representing a fully-diluted equity interest of 34.5%.

================================================================================

The RectorSeal Corporation                                           $47,500,000
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

   During the year ended March 31, 2001, RectorSeal earned $5,669,000 on revenues of $56,240,000, compared with earnings of $4,988,000 on revenues of $53,858,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

   At March 31, 2001, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $47,500,000.

================================================================================

Skylawn Corporation                                                  $38,000,000
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

   For the fiscal year ended March 31, 2001, Skylawn, earned $4,120,000 on revenues of $25,799,000. In the previous year, Skylawn, after adopting a change in accounting principle, earned $2,940,000 on revenues of $24,574,000. Before this change, fiscal 2000 earnings were $4,163,000.

   At March 31, 2001, Capital Southwest owned 100% of Skylawn Corporation's common stock, which had a cost of $4,510,400 and was valued at $38,000,000.

================================================================================

Alamo Group Inc.                                                     $28,213,000
--------------------------------------------------------------------------------

   Alamo Group Inc., Seguin, Texas, is a leading designer, manufacturer and distributor of heavy-duty, tractor-mounted mowing and other vegetation maintenance equipment, power-sweeping equipment and replacement parts. Founded in 1969, Alamo Group operates 11 manufacturing facilities and serves governmental, industrial and agricultural markets in the U.S. and Europe.

   For the year ended December 31, 2000, Alamo reported consolidated earnings of $10,770,000 ($1.11 per share) on net sales of $215,874,000, compared with earnings of $6,102,000 ($0.63 per share) on net sales of $176,608,000 in the previous year. The March 30, 2001 closing NYSE market price of Alamo's common stock was $14.30 per share.

   At March 31, 2001, the $2,065,047 investment in Alamo by Capital Southwest and its subsidiary was valued at $28,213,000 ($10.00 per share), consisting of 2,821,300 restricted shares of common stock, representing a fully-diluted equity interest of 27.2%.

================================================================================

Media Recovery, Inc.                                                 $18,000,000
--------------------------------------------------------------------------------

   Media Recovery, Inc., Graham, Texas, distributes computer and office automation supplies and accessories to corporate customers through its direct sales force with 25 offices in 18 states. Its Shockwatch division manufactures impact and tilt monitoring devices used to detect mishandled shipments. Media Recovery's subsidiary, The Damage Prevention Company, Denver, Colorado, manufactures dunnage products used to prevent damage in trucking, rail and export container shipments.

   During the year ended September 30, 2000, Media Recovery reported net income of $3,139,000 on net sales of $92,705,000, compared with net income of $2,418,000 on net sales of $88,707,000 in the previous year.

   At March 31, 2001, the $5,415,000 investment in Media Recovery by Capital Southwest and its subsidiary was valued at $18,000,000, consisting of 4,800,000 shares of Series A convertible preferred stock, representing a fully-diluted equity interest of 68.2%.

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

   For the year ended December 31, 2000, Encore reported net income of $8,050,000 ($0.52 per share) on net sales of $283,689,000, compared with net income of $6,594,000 ($0.42 per share) on net sales of $229,670,000 in the previous year. The March 30, 2001 closing Nasdaq bid price of Encore's common stock was $7.813 per share.

   At March 31, 2001, the $5,800,000 investment in 2,724,500 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $13,623,000 ($5.00 per share), representing a fully-diluted equity interest of 17.1%.

================================================================================

Concert Industries Ltd.                                              $11,162,000
--------------------------------------------------------------------------------

   Concert Industries Ltd.,  Vancouver,  British Columbia,  manufactures  latex, thermal and multi-bonded air-laid materials produced in state-of-the-art facilities in Thurso, Quebec; Falkenhagen, Germany; Charleston, South Carolina; and Gatineau, Quebec (to be launched in 2001). Its air-laid materials are used as absorbent cores in feminine hygiene, specialty diapers and adult incontinence products. Other applications are wet wipes, industrial wipes, food packaging pads and disposable medical products.

   During the year ended December 31, 2000, Concert reported net income of C$7,375,000 (C$0.31 per share) on net sales of C$86,606,000, compared with net income of C$5,388,000 (C$0.30 per share) on net sales of C$47,658,000 in the previous year. The March 30, 2001 closing Toronto Stock Exchange market price of Concert's common stock was C$6.30 (US$4.00) per share.

   At March 31, 2001, the US$10,867,649 investment by Capital Southwest and its subsidiary in a junior secured note, exchangeable subordinated debentures, 787,286 shares of common stock and a warrant to acquire 83,643 shares of common stock was valued at US$11,162,000, representing a fully-diluted equity interest of 9.8%.

================================================================================

AT&T Corp. - Liberty Media Group                                      $9,483,768
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

   For the year ended December 31, 2000, Liberty Media Group reported net income of $1.488 billion ($0.58 per share) on net sales of $1.526 billion compared with a net loss of $2.081 billion ($0.80 per share) on net sales of $1.011 billion in the previous year. The March 30, 2001 closing NYSE market price of Series A Liberty Media Group common (tracking) stock was $14.00 per share.

   At March 31, 2001, Capital Southwest owned 677,412 unrestricted shares of Series A Liberty Media Group tracking stock, having a total cost of $25 and a market value of $9,483,768 ($14.00 per share).

================================================================================

All Components, Inc.                                                  $8,750,000
--------------------------------------------------------------------------------

   All Components, Inc., Farmers Branch, Texas, distributes and produces memory and other components for personal computer manufacturers, retailers and value-added resellers. Through its Dallas-based sales and distribution center and its contract manufacturing plants in Austin, Texas and Boise, Idaho, the company serves over 2,000 customers throughout the United States.

   During the year ended August 31, 2000, All Components reported net income of $4,025,000 on net sales of $220,835,000, compared with net income of $2,542,000 on net sales of $157,932,000 in the previous year.

   At March 31, 2001, the $150,000 investment in All Components by Capital Southwest's subsidiary was valued at $8,750,000 consisting of 150,000 shares of Series A convertible preferred stock, representing a 29.0% fully-diluted equity interest.

================================================================================

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

   During the year ended March 31, 2001, Whitmore reported net income of $41,000 on net sales of $11,536,000, compared with a net loss of $10,600 on net sales of $13,176,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on page 7).

   At March 31, 2001, the direct investment in Whitmore by Capital Southwest was valued at $8,000,000 and had a cost of $1,600,000.

================================================================================

Mail-Well, Inc.                                                       $7,338,000
--------------------------------------------------------------------------------

   Mail-Well, Inc., Englewood, Colorado, is a consolidator of companies engaged in producing envelopes and labels and in printing for commercial applications and for distributors. Mail-Well has approximately 15,000 employees and operates more than 140 plants and numerous sales offices throughout North America and the United Kingdom.

   For the year ended December 31, 2000, Mail-Well reported earnings of $27,618,000 ($0.56 per share) on net sales of $2,425,215,000, compared with earnings of $64,482,000 ($1.20 per share) on net sales of $1,887,230,000 in the previous year. The March 30, 2001 closing NYSE market price of Mail-Well's common stock was $4.87 per share.

   At March 31, 2001, the $2,986,870 investment in Mail-Well by Capital Southwest was valued at $7,338,000 ($3.50 per share), consisting of 2,096,588 restricted shares of common stock, representing a fully-diluted equity interest of 3.5%.

================================================================================

Organized Living, Inc.                                                $6,000,000
--------------------------------------------------------------------------------

   Organized Living, Inc., Lenexa, Kansas, is a leading specialty retailer of high quality products designed to provide storage and organization solutions for customers' home and office needs. The company's superstores provide a one-stop shopping destination for storage and organization products for every area of the home including closets, kitchens, laundry rooms, pantries, bathrooms, bedrooms, playrooms, garages and offices. Organized Living currently operates 14 superstores in retail areas in 12 states.

   During the year ended March 31, 2001, Organized Living reported a net loss of $3,483,000 on net sales of $49,408,000, compared with a net loss of $4,141,000 on net sales of $31,261,000 in the previous year.

   At March 31, 2001, the investment by Capital Southwest in 2,500,001 shares of Series D convertible preferred stock, was valued at its cost of $6,000,000 and represented a fully-diluted equity interest of 10.0% to 12.7%.


                    Portfolio of Investments - March 31, 2001

               Company                        Equity (a)          Investment (b)                         Cost            Value (c)
-----------------------------------------------------------------------------------------------------------------------------------
+AT&T CORP.                                      <1%           ++133,245 shares Series A
   New York, New York                                            common stock (acquired 3-9-99)        $        43    $  2,838,119
   Major provider of telecommunications
   services in four segments:  business
   long distance, consumer long distance,
   broadband (cable) and wireless.
-----------------------------------------------------------------------------------------------------------------------------------

+AT&T CORP. - Liberty Media Group                <1%           ++677,412 shares Series A
   New York, New York                                            common stock (acquired 3-9-99)                 25       9,483,768
   Production and distribution of cable
   television programming services and wireless
   and wireline communications services.
-----------------------------------------------------------------------------------------------------------------------------------

+ALAMO GROUP INC.                                27.2%         2,821,300 shares common stock
   Seguin, Texas                                                 (acquired 4-1-73, 7-18-78 and
   Tractor-mounted mowing and vegetation                         9-9-99 thru 10-4-99)                    2,065,047      28,213,000
   maintenance equipment for governmental,
   industrial and agricultural markets;
   power-sweeping equipment for municipalities.
-----------------------------------------------------------------------------------------------------------------------------------

ALL COMPONENTS, INC.                             29.0%         150,000 shares Series A convertible
   Farmers Branch, Texas                                         preferred stock, convertible into
   Distribution and production of memory and                     600,000 shares of common stock at
   other components for personal computer                        $0.25 per share (acquired 9-16-94)        150,000       8,750,000
   manufacturers, retailers and value-added
   resellers.
-----------------------------------------------------------------------------------------------------------------------------------

+ALLTEL CORPORATION                              <1%           ++8,880 shares common stock
   Little Rock, Arkansas                                         (acquired 7-1-98)                         108,355         465,845
   Wireline and wireless communications and
   information services.
-----------------------------------------------------------------------------------------------------------------------------------

BALCO, INC.                                      89.7%         14% subordinated debentures, payable
   Wichita, Kansas                                               2001 to 2002 (acquired 8-13-91)           160,000         160,000
   Specialty architectural products used in                    14% subordinated debenture, payable
   the construction and remodeling of                            2001 to 2002, last maturing $250,000
   commercial and institutional buildings.                       convertible into 250,000 shares of
                                                                 common stock at $1.00 per share
                                                                 (acquired 6-1-91)                         320,000         820,000
                                                               110,000 shares common stock and 60,920
                                                                 shares Class B non-voting common
                                                                 stock (acquired 10-25-83)                 170,920         512,760
                                                               Warrants to purchase 85,000 shares of
                                                                 common stock at $2.40 per share,
                                                                 expiring 2001 (acquired 8-13-91)                -          51,000
                                                                                                       -----------    ------------
                                                                                                           650,920       1,543,760

-----------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                        ++Unrestricted securities as defined in Note (b)



               Company                        Equity (a)          Investment (b)                         Cost            Value (c)
-----------------------------------------------------------------------------------------------------------------------------------

BOXX TECHNOLOGIES, INC.                           9.6%         10% convertible promissory notes due
   Austin, Texas                                                 2001 (acquired 4-26-00)               $   500,000    $    500,000
   Workstations for computer graphics                          1,000,000 shares Series B convertible
   imaging and design.                                           preferred stock, convertible into
                                                                 1,000,000 shares of common stock at
                                                                 $0.50 per share (acquired 8-20-99)        500,000               -
                                                               Warrants to purchase 80,000 shares of
                                                                 series B preferred stock at $0.50
                                                                 per share, expiring 2005
                                                                 (acquired 4-26-00)                              -               -
                                                                                                       -----------    ------------
                                                                                                         1,000,000         500,000
-----------------------------------------------------------------------------------------------------------------------------------

+CISCO SYSTEMS, INC.                             <1%           ++17,217 shares common stock
   (distributed by STARTech Seed Fund I)                         (acquired 3-19-01)                        257,400         272,252
   San Jose, California
   Networking hardware, software and
   services for the Internet.
-----------------------------------------------------------------------------------------------------------------------------------

+CONCERT INDUSTRIES LTD.                          9.8%         Junior secured note, due 2004
   Vancouver, British Columbia                                   (acquired 5-31-00)                      1,500,000       1,500,000
   Manufacture and sale of latex, thermal                      8% subordinated debentures due 2008,
   and multi-bonded air-laid nonwoven fabrics                    $8,471,263 principal amount,
   having superabsorbent properties.                             exchangeable for 2,046,199 shares of
                                                                 common stock at $4.14 (C$6.525) per
                                                                 share (acquired 5-31-00)                7,143,000       6,785,000
                                                               ++365,000 shares common stock
                                                                 (acquired 11-10-00, 11-14-00 and
                                                                 12-1-00)                                1,299,649       1,459,000
                                                               422,286 shares common stock
                                                                 (acquired 5-31-00)                        877,475       1,350,000
                                                               Warrant to purchase 83,643 shares of
                                                                 common stock at C$6.00 (U$3.807) per
                                                                 share, expiring 2002 (acquired
                                                                 5-31-00)                                   47,525          68,000
                                                                                                       -----------    ------------
                                                                                                        10,867,649      11,162,000
-----------------------------------------------------------------------------------------------------------------------------------

+CYBERSOURCE CORPORATION                         <1%           ++138,027 shares common stock
   Mountain View, California                                     (acquired 7-9-00)                       1,000,000         241,547
   Provides traditional and e-commerce
   businesses with systems for processing
   electronic payments.
-----------------------------------------------------------------------------------------------------------------------------------

DENNIS TOOL COMPANY                              66.2%         20,725 shares 5% convertible preferred
   Houston, Texas                                                stock, convertible into 20,725
   Polycrystalline diamond compacts (PDCs)                       shares of common stock at $48.25 per
   used in oil field drill bits and in                           share (acquired 8-10-98)                  999,981         500,000
   mining and industrial applications.                         140,137 shares common stock (acquired
                                                                 3-7-94 and 8-10-98)                     2,329,963       2,830,000
                                                                                                       -----------    ------------
                                                                                                         3,329,944       3,330,000
-----------------------------------------------------------------------------------------------------------------------------------

+DREW SCIENTIFIC GROUP PLC                       <1%           ++539,925 shares common stock
   (formerly CDC Technologies, Inc.)                             (acquired 3-21-01)                      3,139,161         546,620
   Cumbria, England
   Diagnostic medical equipment and
   consumables.
-----------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                        ++Unrestricted securities as defined in Note (b)



               Company                        Equity (a)          Investment (b)                         Cost            Value (c)
-----------------------------------------------------------------------------------------------------------------------------------

+ENCORE WIRE CORPORATION                         17.1%         2,724,500 shares common stock
   McKinney, Texas                                               (acquired 7-16-92, 3-15-94, 4-28-94
   Electrical wire and cable for                                 and 10-7-98)                          $ 5,800,000    $ 13,623,000
   residential and commercial use.
-----------------------------------------------------------------------------------------------------------------------------------

+FMC CORPORATION                                 <1%           ++6,430 shares common stock
   Chicago, Illinois                                             (acquired 6-6-86)                         123,777         473,505
   Machinery and chemicals in diversified
   product areas.
-----------------------------------------------------------------------------------------------------------------------------------

+GLOBAL CROSSING LTD.                            <1%           ++64,242 shares common stock
   Hamilton, Bermuda                                             (acquired 9-28-99)                         78,346         866,625
   Diversified telecommunications company.
-----------------------------------------------------------------------------------------------------------------------------------

HEELING, INC.                                    43.0%         10% subordinated debenture due 2006
   Carrollton, Texas                                             (acquired 10-30-00, 11-10-00
   Heelys stealth skate shoes ("one wheel in                     and 12-7-00)                            1,800,000       1,800,000
   the heel") sold through specialty skate,                    1,745,455 shares Series A preferred
   lifestyle and sporting goods stores,                          (acquired 5-26-00)                        480,000         480,000
   footwear chains and over the Internet at                    436,364 shares Series B convertible
   Heelys.com.                                                   preferred stock, convertible into
                                                                 436,364 shares of common stock at
                                                                 $0.275 per share (acquired 5-26-00)       120,000         120,000
                                                                                                       -----------    ------------
                                                                                                         2,400,000       2,400,000
-----------------------------------------------------------------------------------------------------------------------------------

+HOLOGIC, INC.                                   <1%           ++158,205 shares common stock
   Bedford, Massachusetts                                        (acquired 8-27-99)                        220,000         632,820
   Medical instruments including bone
   densitometers, mammography devices and
   digital radiography systems.
-----------------------------------------------------------------------------------------------------------------------------------

INTELLIGENT REASONING SYSTEMS, INC.               4.4%         705,128 shares Series B convertible
   Austin, Texas                                                 preferred stock, convertible into
   Automated optical inspection systems used                     705,128 shares of common stock at
   in the production of printed wired                            $0.60 per share (acquired 5-28-97)        423,077               -
   assemblies and high density interconnects.                  1,513,081 shares Series C convertible
                                                                 preferred stock, convertible into
                                                                 1,513,081 shares of common stock at
                                                                 $0.74 per share (acquired 6-11-98)      1,119,679               2
                                                               Warrant to purchase 70,513 shares of
                                                                 Series B convertible preferred stock
                                                                 at $0.60 per share, expiring 2004
                                                                 (acquired 11-21-97)                             -               -
                                                                                                       -----------    ------------
                                                                                                         1,542,756               2
-----------------------------------------------------------------------------------------------------------------------------------

+KIMBERLY-CLARK CORPORATION                      <1%           ++77,180 shares common stock
   Irving, Texas                                                 (acquired 12-18-97)                     2,396,926       5,235,119
   Manufacturer of tissue, personal care and
   health care products.
-----------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                        ++Unrestricted securities as defined in Note (b)



               Company                        Equity (a)          Investment (b)                         Cost            Value (c)
-----------------------------------------------------------------------------------------------------------------------------------

+MAIL-WELL, INC.                                  3.5%         2,096,588 shares common stock
   Englewood, Colorado                                           (acquired 2-18-94, 12-14-94, 7-27-95
   Envelopes, labels and commercial printing.                    and 11-10-98)                         $ 2,986,870    $  7,338,000
-----------------------------------------------------------------------------------------------------------------------------------

MEDIA RECOVERY, INC.                             68.2%         4,800,000 shares Series A convertible
   Graham, Texas                                                 preferred stock, convertible into
   Computer and office automation supplies                       4,800,000 shares of common stock at
   and accessories; impact and tilt                              $1.00 per share (acquired 11-4-97)      5,415,000      18,000,000
   monitoring devices to detect mishandled
   shipments; dunnage for protecting
   shipments.
-----------------------------------------------------------------------------------------------------------------------------------

+MYLAN LABORATORIES, INC.                        <1%           ++128,286 shares common stock
   Pittsburgh, Pennsylvania                                      (acquired 11-20-91)                       400,000       3,316,193
   Proprietary and generic pharmaceutical
   products.
-----------------------------------------------------------------------------------------------------------------------------------

ORGANIZED LIVING, INC.                        10.0%-12.7%      2,500,001 shares Series D convertible
   Lenexa, Kansas                                                preferred stock, convertible into
   Specialty retailer of products designed                       2,500,000 to 3,333,334 shares of
   to provide home and office storage and                        common stock at $1.80 to $2.40 per
   organization solutions.                                       share (acquired  1-7-00 and
                                                                 10-30-00)                               6,000,000       6,000,000
-----------------------------------------------------------------------------------------------------------------------------------

+PALM HARBOR HOMES, INC.                         34.5%         7,855,121 shares common stock
   Dallas, Texas                                                 (acquired 1-3-85, 3-31-88 and
   Integrated manufacturing, retailing,                           7-31-95)                              10,931,955      78,551,000
   financing and insuring of manufactured
   housing produced in 15 plants.
-----------------------------------------------------------------------------------------------------------------------------------

+PETSMART, INC.                                  <1%           ++654,220 shares common stock
   Phoenix, Arizona                                              (acquired 6-1-95)                       2,878,733       2,616,880
   Retail chain of more than 500 stores
   selling pet foods, supplies and services.
-----------------------------------------------------------------------------------------------------------------------------------

THE RECTORSEAL CORPORATION                      100.0%         27,907 shares common stock (acquired
   Houston, Texas                                                1-5-73 and 3-31-73)                        52,600      47,500,000
   Chemical specialty products for
   industrial, construction, oil field and
   automotive applications; owns 20% of
   Whitmore Manufacturing.
-----------------------------------------------------------------------------------------------------------------------------------
REWIND HOLDINGS, INC.                            37.5%         12% subordinated notes, payable 2001
   Sugar Land, Texas                                             to 2004 (acquired 10-21-96, 8-13-97,
   Owns Bill Young Productions, Texas Video                       8-11-98 and 2-15-01)                   3,948,750       1,000,000
   and Post, and Extreme Communications,                       375 shares 8% Series A convertible
   which produce radio and television                            preferred stock, convertible into
   commercials and corporate communications                      1,500,000 shares of common stock at
   videos.                                                       $0.25 per share (acquired 10-21-96)       375,000               -
                                                               Warrants to purchase  723,750  shares
                                                                 of common stock at $0.25 per share,
                                                                 expiring 2005 and 2008 (acquired
                                                                 8-11-98 and 2-15-01)                            -               -
                                                                                                       -----------    ------------
                                                                                                         4,323,750       1,000,000
-----------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                        ++Unrestricted securities as defined in Note (b)




               Company                        Equity (a)          Investment (b)                         Cost            Value (c)
-----------------------------------------------------------------------------------------------------------------------------------

SKYLAWN CORPORATION                             100.0%         1,449,026 shares common stock
   Hayward, California                                           (acquired 7-16-69)                    $ 4,510,400    $ 38,000,000
   Cemeteries, mausoleums and mortuaries
   located in northern California.
-----------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - FON Group                  <1%           ++72,000 shares common stock
   Westwood, Kansas                                              (acquired 6-20-84)                        449,654       1,583,280
   Diversified telecommunications company.
-----------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - PCS Group                  <1%           ++36,000 shares common stock
   Overland Park, Kansas                                         (acquired 11-23-98)                        53,991         684,000
   Domestic wireless telephony services.
-----------------------------------------------------------------------------------------------------------------------------------

SPROCKETS.COM, INC.                               7.0%         10% subordinated convertible
   Boston, Massachusetts                                         promissory notes due 2001 and 2002
   Provides web-based file transfer and                          (acquired 9-15-00, 11-3-00 and
   collaboration platforms to facilitate the                     3-20-01)                                  544,371               1
   creation of visual media from multiple                      2,192,982 shares Series A-2 redeemable
   locations.                                                    convertible preferred stock,
                                                                 convertible into 2,192,982 shares of
                                                                 common stock at $0.342 per share
                                                                 (acquired 5-11-00)                        750,000               -
                                                               Warrants to purchase 562,866 shares of
                                                                 common stock at $0.342 per share,
                                                                 expiring 2005 and 2006 (acquired
                                                                 9-15-00, 11-3-00 and 3-20-01)               5,629               -
                                                                                                       -----------    ------------
                                                                                                         1,300,000               1
-----------------------------------------------------------------------------------------------------------------------------------

TCI  HOLDINGS, INC.                               -            21 shares 12% Series C cumulative
   Denver, Colorado                                              compounding preferred stock
   Cable television systems and microwave                        (acquired 1-30-90)                              -         677,250
   relay systems.
-----------------------------------------------------------------------------------------------------------------------------------

TEXAS CAPITAL BANCSHARES, INC.                    3.3%         344,828 shares common stock
   Dallas, Texas                                                 (acquired 5-1-00)                       5,000,006       5,000,006
   Owns both Texas Capital Bank, NA, which
   serves middle market clients, and Bank
   Direct, an Internet bank.
-----------------------------------------------------------------------------------------------------------------------------------

TEXAS PETROCHEMICAL HOLDINGS, INC.                5.0%         30,000 shares common stock
   Houston, Texas                                                (acquired 6-27-96)                      3,000,000               1
   Butadiene for synthetic rubber, MTBE for
   gasoline octane enhancement and butylenes
   for varied applications.
-----------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                        ++Unrestricted securities as defined in Note (b)




               Company                        Equity (a)          Investment (b)                         Cost            Value (c)
-----------------------------------------------------------------------------------------------------------------------------------
TEXAS SHREDDER, INC.                             53.3%         14% subordinated debentures, payable
   San Antonio, Texas                                            2001 (acquired 3-6-91 and 6-1-98)     $   617,970    $    617,970
   Design and manufacture of heavy-duty                        3,296 shares Series A preferred stock
   shredder systems for recycling steel and                      (acquired 3-6-91 and 6-1-98)              329,600         329,600
   other materials from junk automobiles.                      750 shares Series B convertible
                                                                 preferred stock, convertible into
                                                                 750,000 shares of common stock at
                                                                 $0.10 per share (acquired 3-6-91)          75,000       3,187,500
                                                                                                       -----------    ------------
                                                                                                         1,022,570       4,135,070
-----------------------------------------------------------------------------------------------------------------------------------

VOCALDATA, INC.                                    2.8%        650,001 shares Series A convertible
   Richardson, Texas                                             preferred stock, convertible into
   Hardware and software for customer premises                   1,300,002 shares of common stock at
   telephony equipment based on Voice Over                       $0.875 per share (acquired 11-4-99
   Internet Protocol.                                            and 12-3-99)                            1,137,500       1,290,918
                                                               200,287 shares Series B convertible
                                                                 preferred  stock, convertible into
                                                                 200,287 shares of common stock at
                                                                 $1.759 per share (acquired 10-26-00)      352,305         198,887
                                                                                                       -----------    ------------
                                                                                                         1,489,805       1,489,805
-----------------------------------------------------------------------------------------------------------------------------------

THE WHITMORE MANUFACTURING COMPANY               80.0%         80 shares common stock
   Rockwall, Texas                                               (acquired 8-31-79)                      1,600,000       8,000,000
   Specialized mining and industrial
   lubricants; automotive transit coatings.
-----------------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS                                     -            Diamond State Ventures, L.P. - 1.9%
                                                                 limited partnership interest
                                                                 (acquired 10-12-99)                       119,196         119,196
                                                  -            First Capital Group of Texas III,
                                                                 L.P. - 3.3% limited partnership
                                                                 interest (acquired 12-26-00)              100,000         100,000
                                                100.0%         Humac Company - 1,041,000 shares
                                                                 common stock (acquired 1-31-75 and
                                                                 12-31-75)                                       -         136,000
                                                 <1%           +Liberty Satellite & Technology,
                                                                 Inc. - ++18,000 shares Series A
                                                                 common stock (acquired 12-4-96)                 -          29,812
                                                  -            STARTech Seed Fund I - 12.6% limited
                                                                 partnership interest (acquired
                                                                 4-17-98)                                  242,600         500,000
                                                  -            STARTech Seed Fund II - 3.1% limited
                                                                 partnership interest (acquired
                                                                 4-28-00)                                  450,000         450,000
                                                 <1%           +Triton Energy Limited - ++6,022
                                                                 shares common stock (acquired
                                                                 12-15-86)                                 144,167         113,033
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL INVESTMENTS                                                                                      $87,601,646    $315,917,509
                                                                                                       ===========    ============
-----------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                        ++Unrestricted securities as defined in Note (b)


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

(b) Unrestricted securities (indicated by ++) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 2001, restricted securities represented approximately 90% of the value of the consolidated investment portfolio.

(c) Under the valuation policy of the Company, unrestricted securities are valued at the closing sale price for listed securities and at the closing bid price for Nasdaq securities on the valuation date. Restricted securities, including securities of publicly-owned companies which are subject to restrictions on resale, are valued at fair value as determined by the Board of Directors. Fair value is considered to be the amount which the Company may reasonably expect to receive for portfolio securities if such securities were sold on the valuation date. Valuations as of any particular date, however, are not necessarily indicative of amounts which may ultimately be realized as a result of future sales or other dispositions of securities.

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

(d) Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stocks, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements, which cover common stocks owned at March 31, 2001 and common stocks which may be acquired thereafter through exercise of warrants and conversion of debentures and preferred stocks, apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Skylawn Corporation and The Whitmore Manufacturing Company.

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

                        Portfolio Changes During the Year



New Investments and Additions to Previous Investments


                                                             Amount
                                                          ------------
Airformed Composites, Inc. ............................   $    500,000
Amfibe, Inc............................................          5,210
BOXX Technologies, Inc. ...............................        500,000
CDC Technologies, Inc. ................................         40,003
Concert Industries Ltd. ...............................      3,799,649
Diamond State Ventures, L.P. ..........................         47,321
Dyntec, Inc. ..........................................          3,835
First Capital Group of Texas III, L.P. ................        100,000
Heeling, Inc. .........................................      2,700,000
Organized Living, Inc. ................................      1,000,000
Rewind Holdings, Inc. .................................        123,750
Sprockets.com, Inc. ...................................      1,300,000
STARTech Seed Fund II .................................        450,000
Texas Capital Bancshares, Inc.  .......................      5,000,006
VocalData, Inc. .......................................        352,305
                                                          ------------

                                                          $ 15,922,079
                                                          ============

Dispositions and Write-offs

                                                               Amount
                                                Cost          Received
                                           -------------   -------------
All Components, Inc. ...................   $     450,000   $     450,000
American Homestar Corporation ..........       3,405,824          12,922
Amfibe, Inc.  ..........................         205,210       6,179,200
Dyntec, Inc. ...........................       4,503,835         174,000
iChoose, Inc. ..........................       1,100,001               -
SDI Investments Liquidating Trust ......         118,000         841,255
Vonova Corporation (formerly International
  Talk.com, Inc.).......................       3,000,000               -
                                           -------------   -------------

                                           $  12,782,870   $   7,657,377
                                           =============   =============


Repayments Received.....................                   $     540,000
                                                           =============

                  Capital Southwest Corporation and Subsidiary
                 Consolidated Statements of Financial Condition

                                                           March 31
                                                 ---------------------------
Assets                                                2001           2000
                                                 ------------   ------------

Investments at market or fair value (Notes
   1, 2 and 10)
   Companies more than 25% owned
     (Cost: 2001 - $23,140,865,
     2000 - $23,380,865)...................      $205,273,759   $200,608,759
   Companies 5% to 25% owned
     (Cost: 2001 - $17,642,756,
     2000 - $22,579,414)...................        19,623,004     22,760,506
   Companies less than 5% owned
     (Cost: 2001 - $46,818,025,
     2000 - $39,042,158)...................        91,020,746    100,259,870
                                                 ------------   ------------

Total investments
     (Cost: 2001 - $87,601,646,
     2000 - $85,002,437)...................       315,917,509    323,629,135
Cash and cash equivalents..................         1,137,767     63,986,715
Receivables................................           264,377        238,594
Other assets (Note 8)......................         5,348,315      4,731,360
                                                 ------------   ------------





   Totals..................................      $322,667,968   $392,585,804
                                                 ============   ============



                                                          March 31
                                                 ---------------------------
Liabilities and Shareholders' Equity                  2001           2000
                                                 ------------   ------------

Note payable to bank (Note 4) .............      $  5,000,000   $ 60,000,000
Notes payable to portfolio companies (Note 4)       6,000,000      5,000,000
Accrued interest and other liabilities (Note 8)     2,135,052      2,220,753
Deferred income taxes (Note 3).............        77,924,303     83,489,085
Subordinated debenture (Note 5)............         5,000,000      5,000,000
                                                 ------------   ------------
                    Total liabilities .....        96,059,355    155,709,838
                                                 ------------   ------------

Shareholders' equity (Notes 3 and 6)
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,252,416
     shares at March 31, 2001 and
     March 31, 2000........................         4,252,416      4,252,416
   Additional capital......................         6,450,747      6,450,747
   Undistributed net investment
     income................................         3,550,573      4,117,104
   Undistributed net realized gain on
     investments...........................        70,382,314     73,613,301
   Unrealized appreciation of investments -
     net of deferred income taxes..........       149,005,865    155,475,700
   Treasury stock - at cost
     (437,365 shares)......................        (7,033,302)    (7,033,302)
                                                 ------------   ------------
   Net assets at market or fair value, equivalent
     to $59.40 per share at March 31, 2001,
     and $62.09 per share at March 31, 2000
     on the 3,815,051 shares outstanding...       226,608,613    236,875,966
                                                 ------------   ------------


   Totals..................................      $322,667,968   $392,585,804
                                                 ============   ============



                 See Notes to Consolidated Financial Statements


                  Capital Southwest Corporation and Subsidiary
                      Consolidated Statements of Operations

                                                                                                 Years Ended March 31
                                                                                     --------------------------------------------
                                                                                          2001            2000            1999
                                                                                     ------------    ------------    ------------
Investment income (Note 9):
   Interest ........................................................................ $    542,241    $    884,152    $  1,307,668
   Dividends .......................................................................    2,955,833       1,878,853       1,966,360
   Management and directors' fees ..................................................      530,400         525,400         538,650
                                                                                     ------------    ------------    ------------
                                                                                        4,028,474       3,288,405       3,812,678
                                                                                     ------------    ------------    ------------

Operating expenses:
   Interest ........................................................................    1,144,337         456,262         416,174
   Salaries ........................................................................      850,959         804,933       1,109,699
   Net pension expense (benefit) (Note 8) ..........................................     (486,174)       (435,984)       (311,625)
   Other operating expenses (Notes 7 and 11) .......................................      614,861         657,770         727,612
                                                                                     ------------    ------------    ------------
                                                                                        2,123,983       1,482,981       1,941,860
                                                                                     ------------    ------------    ------------
Income before income taxes .........................................................    1,904,491       1,805,424       1,870,818
Income tax expense (Note 3) ........................................................      181,991         142,494         109,100
                                                                                     ------------    ------------    ------------
Net investment income .............................................................. $  1,722,500    $  1,662,930    $  1,761,718
                                                                                     ============    ============    ============

Proceeds from disposition of investments ........................................... $  7,657,377    $ 14,893,442    $  1,530,691
Cost of investments sold (Note 1) ..................................................   12,782,870       5,662,000            --
                                                                                     ------------    ------------    ------------
Realized gain (loss) on investments before income taxes (Note 9) ...................   (5,125,493)      9,231,442       1,530,691
Income tax expense (benefit) .......................................................   (1,894,506)      3,211,550         535,742
                                                                                     ------------    ------------    ------------
Net realized gain (loss) on investments ............................................   (3,230,987)      6,019,892         994,949
                                                                                     ------------    ------------    ------------
Decrease in unrealized appreciation of investments before income taxes .............  (10,310,835)    (38,071,790)    (63,433,545)
Decrease in deferred income taxes on appreciation of investments (Note 3) ..........   (3,841,000)    (13,322,000)    (22,201,000)
                                                                                     ------------    ------------    ------------
Net decrease in unrealized appreciation of investments .............................   (6,469,835)    (24,749,790)    (41,232,545)
                                                                                     ------------    ------------    ------------

Net realized and unrealized loss on investments .................................... $ (9,700,822)   $(18,729,898)   $(40,237,596)
                                                                                     ============    ============    ============

Decrease in net assets from operations.............................................. $ (7,978,322)   $(17,066,968)   $(38,475,878)
                                                                                     ============    ============    ============


                 See Notes to Consolidated Financial Statements


                  Capital Southwest Corporation and Subsidiary
                Consolidated Statements of Changes in Net Assets

                                                                        Years Ended March 31
                                                          -----------------------------------------------
                                                                2001             2000             1999
                                                          -------------    -------------    -------------
Operations
   Net investment income ................................ $   1,722,500    $   1,662,930    $   1,761,718
   Net realized gain (loss) on investments ..............    (3,230,987)       6,019,892          994,949
   Net decrease in unrealized appreciation of investments    (6,469,835)     (24,749,790)     (41,232,545)
                                                          -------------    -------------    -------------
   Decrease in net assets from operations ...............    (7,978,322)     (17,066,968)     (38,475,878)

Distributions from:
   Undistributed net investment income ..................    (2,289,031)      (2,289,031)      (2,280,411)

Capital share transactions
   Exercise of employee stock options ...................          --               --            965,438
                                                          -------------    -------------    -------------
   Decrease in net assets ...............................   (10,267,353)     (19,355,999)     (39,790,851)

Net assets, beginning of year ...........................   236,875,966      256,231,965      296,022,816
                                                          -------------    -------------    -------------

Net assets, end of year ................................. $ 226,608,613    $ 236,875,966    $ 256,231,965
                                                          =============    =============    =============




                 See Notes to Consolidated Financial Statements


                  Capital Southwest Corporation and Subsidiary
                      Consolidated Statements of Cash Flows

                                                                                                   Years Ended March 31
                                                                                     ---------------------------------------------
                                                                                           2001            2000            1999
                                                                                     -------------   -------------   -------------
Cash flows from operating activities
Decrease in net assets from operations ............................................. $  (7,978,322)  $ (17,066,968)  $ (38,475,878)
Adjustments to reconcile decrease in net assets from operations to net cash provided by operating activities:
   Depreciation and amortization ...................................................        29,891          31,976          24,667
   Net pension benefit .............................................................      (486,174)       (435,984)       (311,625)
   Net realized and unrealized loss on investments .................................     9,700,822      18,729,898      40,237,596
   (Increase) decrease in receivables ..............................................       (25,783)         77,113          17,166
   Increase in other assets ........................................................        (8,923)        (44,754)        (47,315)
   Increase (decrease) in accrued interest and other liabilities ...................       (27,179)         41,504         (74,670)
   Decrease in accrued pension cost ................................................      (209,947)           --              --
   Deferred income taxes ...........................................................       170,400         152,600         109,100
                                                                                     -------------   -------------   -------------
Net cash provided by operating activities ..........................................     1,164,785       1,485,385       1,479,041
                                                                                     -------------   -------------   -------------
Cash flows from investing activities
Proceeds from disposition of investments ...........................................     7,657,377      14,893,442       1,530,691
Purchases of securities ............................................................   (15,922,079)    (21,924,423)    (13,170,132)
Maturities of securities ...........................................................       540,000       4,840,000         744,539
Income taxes paid on realized gain on investments ..................................          --        (4,069,101)       (266,643)
                                                                                     -------------   -------------   -------------
Net cash used by investing activities ..............................................    (7,724,702)     (6,260,082)    (11,161,545)
                                                                                     -------------   -------------   -------------
Cash flows from financing activities
Increase (decrease) in notes payable to bank .......................................   (55,000,000)     60,000,000    (100,000,000)
Increase in notes payable to portfolio companies ...................................     1,000,000       5,000,000            --
Distributions from undistributed net investment income .............................    (2,289,031)     (2,289,031)     (2,280,411)
Proceeds from exercise of employee stock options ...................................          --              --           965,438
                                                                                     -------------   -------------   -------------
Net cash provided (used) by financing activities ...................................   (56,289,031)     62,710,969    (101,314,973)
                                                                                     -------------   -------------   -------------
Net increase (decrease) in cash and cash equivalents ...............................   (62,848,948)     57,936,272    (110,997,477)
Cash and cash equivalents at beginning of year .....................................    63,986,715       6,050,443     117,047,920
                                                                                     -------------   -------------   -------------
Cash and cash equivalents at end of year ........................................... $   1,137,767   $  63,986,715   $   6,050,443
                                                                                     =============   =============   =============
Supplemental disclosure of cash flow information:
Cash paid during the year for: Interest ............................................ $   1,144,558   $     436,023   $     424,926
                               Income taxes ........................................ $      11,591   $   4,092,891   $     288,838




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

     Principles of Consolidation. The consolidated financial statements have been prepared on the value method of accounting in accordance with accounting principles generally accepted in the United States of America for investment companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

2.   Valuation of Investments

     The consolidated financial statements as of March 31, 2001 and 2000 include securities valued at $285,059,091 (90% of the value of the consolidated investment portfolio) and $272,736,962 (84% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

3.   Income taxes

     For the tax years ended December 31, 2000, 1999 and 1998, CSC and CSVC qualified to be taxed as regulated investment companies ("RICs") under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). Both CSC and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

     No material provision was made for Federal income taxes on the investment company taxable income of CSC and CSVC for the 2001, 2000 and 1999 fiscal years. Such income was distributed to shareholders in the form of cash dividends for which CSC and CSVC receive a tax deduction. With respect to net investment income, the income tax expense for each of the three years ended March 31, 2001 includes a deferred tax provision related to the net pension benefit.

     CSC and CSVC may not qualify or elect to be taxed as RICs in future years. Therefore, consolidated deferred Federal income taxes of $79,310,000 and $83,151,000 have been provided on net unrealized appreciation of investments of $228,315,863 and $238,626,698 at March 31, 2001 and 2000, respectively. Such appreciation is not included in taxable income until realized. Deferred income taxes on net unrealized appreciation of investments have been provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35% at March 31, 2001 and 2000.


4.   Notes Payable

     The note  payable to bank at March 31,  2001 was an  unsecured  $15,000,000 revolving line of credit, of which $5,000,000 had been drawn. The revolving line of credit  bears  interest at the bank's base rate less .50% or LIBOR plus 1.25%
and matures on July 31, 2002.  The note payable to bank at March 31, 2000 was an unsecured  note with  interest  payable  at 6.48%.  The note was paid in full on
April 3, 2000.

     The notes payable to portfolio companies were demand promissory notes to Skylawn Corporation and The Whitmore Manufacturing Company with interest payable at prime minus 2.25%. Interest expense on these notes were $421,870 in 2001 and $14,218 in 2000.

5.   Subordinated Debenture

     The subordinated debenture of $5,000,000 outstanding at March 31, 2001 and 2000 is payable to others and guaranteed by the Small Business Administration
("SBA"), bears interest at 8.0% and matures June 1, 2002.

6.   Employee Stock Option Plan

     Under the 1984  Incentive  Stock  Option Plan,  options to purchase  42,000 shares of the Company's  common stock at $35.625 per share (the adjusted  market price at the time of grant) were  outstanding  and exercisable at March 31, 2001 and expire in 2003. The 1984 Incentive Stock Option Plan expired in 1994.

     Under the 1999 Stock Option Plan, 140,000 shares of common stock were reserved for issuance to employees and officers of the Company. Options to purchase 32,000 shares at a price of $77.00 per share (the market price at the time of grant) and 6,000 shares at $84.70 were granted during the year ended
March 31, 2000 and remain outstanding at March 31, 2001, thus leaving a total of 102,000 options available for future grant. Such options expire ten years from the date of grant and are generally exercisable on or after the first anniversary of the date of grant in eight annual installments. At March 31, 2001, 7,750 shares were exercisable.

     At March 31, 2001 and 2000, the dilution of net assets per share arising from options outstanding was not material.

7.   Employee Stock Ownership Plan

     The Company and one of its wholly-owned portfolio companies sponsor a qualified employee stock ownership plan ("ESOP") in which certain employees participate. Contributions to the plan, which are invested in Company stock, are made at the discretion of the Company's Board of Directors. A participant's interest in contributions to the ESOP fully vests after five years of active service. During the three years ended March 31, the Company made contributions to the ESOP, which were charged against net investment income, of $42,997 in 2001, $43,862 in 2000 and $35,079 in 1999.

8.   Retirement Plans

     The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned portfolio companies.
The following information about the plan represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last ten years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended
March 31, 2001.

     The following tables set forth the plan's benefit obligations and fair value of plan assets at March 31, 2001, 2000 and 1999:



                                                   Years Ended March 31
                                       --------------------------------------------
                                            2001            2000            1999
                                       ------------    ------------    ------------
Change in benefit obligation
Benefit obligation at beginning
     of  year ........................ $  3,260,366    $  3,315,119    $  3,059,555
Service cost .........................       50,961          43,818          68,710
Interest cost ........................      205,976         193,397         199,301
Amendments ...........................         --              --          (149,171)
Actuarial gain (loss) ................       59,571        (201,158)        205,810
Benefits paid ........................     (321,205)        (90,810)        (69,086)
                                       ------------    ------------    ------------
Benefit obligation at end of year .... $  3,255,669    $  3,260,366    $  3,315,119
                                       ============    ============    ============



Change in plan assets
Fair value of plan assets at beginning
     of  year ........................ $  9,837,547    $ 10,074,598    $ 11,314,714
Actual return on plan assets .........     (758,307)       (146,241)     (1,171,030)
Benefits paid ........................     (321,205)        (90,810)        (69,086)
                                       ------------    ------------    ------------
Fair value of plan assets at end of
     year ............................ $  8,758,035    $  9,837,547    $ 10,074,598
                                       ============    ============    ============


     The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                              March 31
                                                     --------------------------
                                                         2001           2000
                                                     -----------    -----------
Actuarial present value of benefit obligations:
     Accumulated benefit obligation ................ $(2,938,747)   $(2,965,576)
                                                     ===========    ===========

Projected benefit obligation for service rendered to
     date .......................................... $(3,255,669)   $(3,260,366)
Plan assets at fair value* .........................   8,758,035      9,837,547
                                                     -----------    -----------
Excess of plan assets over the projected benefit
     obligation ....................................   5,502,366      6,577,181
Unrecognized net (gain) loss from past experience
     different from that assumed and effects of
     changes in assumptions ........................     109,379     (1,518,207)
Prior service costs not yet recognized .............    (151,642)      (162,965)
Unrecognized net assets being amortized over
     19 years ......................................    (295,308)      (369,139)
                                                     -----------    -----------
Prepaid pension cost included in other assets ...... $ 5,164,795    $ 4,526,870
                                                     ===========    ===========


-------------
*Primarily equities and bonds including approximately 30,000 shares of common stock of the Company.

     Components of net pension benefit related to the qualified plan include the following:

                                                 Years Ended March 31
                                      -----------------------------------------
                                          2001           2000           1999
                                      -----------    -----------    -----------
Service cost - benefits earned during
     the year ....................... $    50,961    $    43,818    $    68,710
Interest cost on projected benefit
     obligation .....................     205,976        193,397        199,301
Actual return on assets .............     758,307        146,241      1,171,030
Net amortization and deferral .......  (1,653,169)      (960,903)    (1,901,221)
                                      -----------    -----------    -----------
Net pension expense (benefit) from
     qualified plan ................. $  (637,925)   $  (577,447)   $  (462,180)
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

     The following table sets forth the Retirement Restoration Plan's benefit obligation at March 31, 2001, 2000 and 1999:

                                                 Years Ended March 31
                                      -----------------------------------------
                                          2001           2000           1999
                                      -----------    -----------    -----------
Change in benefit obligation
Benefit obligation at beginning
     of  year ....................... $ 2,026,495    $ 2,166,180    $ 2,051,899
Service cost ........................       4,945          4,089         13,087
Interest cost .......................     113,497        117,541        117,635
Amendments ..........................        --             --           83,360
Actuarial gain (loss) ...............    (176,776)      (261,315)       (99,801)
Benefits paid .......................    (209,947)          --             --
                                      -----------    -----------    -----------
Benefit obligation at end of year.... $ 1,758,214    $ 2,026,495    $ 2,166,180
                                      ===========    ===========    ===========

     The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:

                                                              March 31
                                                     --------------------------
                                                         2001           2000
                                                     -----------    -----------

Projected benefit obligation ....................... $(1,758,214)   $(2,026,495)
Unrecognized net (gain) loss from past ex-
     perience different from that assumed
     and effects of changes in assumptions .........    (131,675)        45,101
Unrecognized prior service costs ...................      69,875         83,360
Unrecognized net obligation ........................        --           19,823
                                                     -----------    -----------
Accrued pension cost included in other liabilities.. $(1,820,014)   $(1,878,211)
                                                     ===========    ===========

     The Retirement Restoration Plan expenses recognized during the years ended March 31, 2001, 2000 and 1999 of $151,751, $141,463 and $150,555, respectively, are offset against the net pension benefit from the qualified plan.

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.5% and 5.0%, respectively, at March 31, 2001, March 31, 2000 and March 31, 1999. The expected long-term rate of return used to project estimated earnings on plan assets for the qualified plan was 7.5% for the years ended March 31, 2001 and March 31, 2000 and 8.5% for the year ended March 31, 1999. The calculations also assume retirement at age 65, the normal retirement age.

 9.  Sources of Income

     Income was derived from the following sources:

                                   Investment Income             Realized Gain
Years Ended            ---------------------------------------     (Loss) on
March 31                                                          Investments
--------                                              Other      Before Income
2001                     Interest     Dividends       Income         Taxes
----                   -----------   -----------   -----------   -------------

Companies more than
   25% owned ......... $    72,800   $ 2,585,386   $   494,900    $      --
Companies 5% to 25%
   owned .............        --            --            --       (3,000,000)
Companies less than
   5% owned ..........     217,080       370,447        35,500     (2,125,493)
Other sources,
   including temporary
   investments .......     252,361          --            --             --
                       -----------   -----------   -----------    -----------
                       $   542,241   $ 2,955,833   $   530,400    $(5,125,493)
                       ===========   ===========   ===========    ===========

2000
----

Companies more than
   25% owned ......... $   106,400   $ 1,440,755   $   487,400    $      --
Companies 5% to 25%
   owned .............        --            --          (1,500)     8,133,870
Companies less than
   5% owned ..........     173,105       438,098        39,500      1,097,572
Other sources,
   including temporary
   investments .......     604,647          --            --             --
                       -----------   -----------   -----------    -----------
                       $   884,152   $ 1,878,853   $   525,400    $ 9,231,442
                       ===========   ===========   ===========    ===========

1999
----

Companies more than
   25% owned ......... $   140,000   $ 1,644,270   $   490,900    $      --
Companies 5% to 25%
   owned .............       3,495          --          34,750           --
Companies less than
   5% owned ..........     688,210       322,090        13,000      1,530,691
Other sources,
   including temporary
   investments .......     475,963          --            --             --
                       -----------   -----------   -----------    -----------
                       $ 1,307,668   $ 1,966,360   $   538,650    $ 1,530,691
                       ===========   ===========   ===========    ===========


10.      Summarized Financial Information of Wholly-Owned Portfolio Companies

     The Company has three significant wholly-owned portfolio companies - The RectorSeal Corporation, The Whitmore Manufacturing Company and Skylawn Corporation - which are neither investment companies nor business development companies. Accordingly, the accounts of such portfolio companies are not included with those of the Company. Summarized combined financial information of the three portfolio companies is as follows:

(all figures in thousands)                         March 31
                                        ------------------------------
                                         2001                  2000
                                        --------              --------
Condensed Balance Sheet Data
   Assets
   Cash and temporary
     investments ...................... $ 14,815              $ 12,547
   Receivables ........................   30,504                30,022
   Inventories ........................   37,536                36,523
   Property, plant and equipment ......   38,609                34,604
   Other assets .......................   19,781                19,671
                                        --------              --------
     Totals ........................... $141,245              $133,367
                                        ========              ========

   Liabilities and Shareholder's Equity
   Long-term debt ..................... $  8,334              $  9,669
   Other liabilities ..................   19,412                17,205
   Shareholder's equity ...............  113,499               106,493
                                        --------              --------
     Totals ........................... $141,245              $133,367
                                        ========              ========

Condensed Statements of Income           2001       2000       1999
                                        --------   --------   --------
   Revenues............................ $ 93,575   $ 91,608   $ 83,426
   Costs and operating expenses........ $ 81,087   $ 79,237   $ 72,566
   Net income.......................... $  9,830   $  7,917   $  7,021

11.  Commitments

     The Company has agreed, subject to certain conditions, to invest up to $3,881,154 in six portfolio companies.

     The Company leases office space under an operating lease which requires base annual rentals of approximately $58,000 through February, 2003. For the three years ended March 31, total rental expense charged to investment income was $58,145 in 2001, $57,479 in 2000 and $58,798 in 1999.


                       Selected Per Share Data and Ratios


                                                                                            Years Ended March
                                                                  -----------------------------------------------------------------
                                                                    2001          2000          1999          1998          1997
                                                                  ---------     ---------     ---------     ---------     ---------
Investment income ............................................... $    1.06     $     .86     $    1.00     $    1.28     $    1.26
Operating expenses ..............................................      (.26)         (.27)         (.40)         (.42)         (.37)
Interest expense ................................................      (.30)         (.12)         (.11)         (.11)         (.17)
Income taxes ....................................................      (.05)         (.03)         (.03)         (.03)         (.03)
                                                                  ---------     ---------     ---------     ---------     ---------
Net investment income ...........................................       .45           .44           .46           .72           .69
Distributions from undistributed net investment income ..........      (.60)         (.60)         (.60)         (.60)         (.60)
Net realized gain (loss) on investments .........................      (.85)         1.58           .26          1.71          1.81
Net increase (decrease) in unrealized appreciation of investments     (1.69)        (6.49)       (10.81)        18.32          6.05
Exercise of employee stock options* .............................      --            --            (.30)         (.13)         --
                                                                  ---------     ---------     ---------     ---------     ---------



Increase (decrease) in net asset value ..........................     (2.69)        (5.07)       (10.99)        20.02          7.95
Net asset value:
  Beginning of year .............................................     62.09         67.16         78.15         58.13         50.18
                                                                  ---------     ---------     ---------     ---------     ---------
  End of year ................................................... $   59.40     $   62.09     $   67.16     $   78.15     $   58.13
                                                                  =========     =========     =========     =========     =========

Ratio of operating expenses to average net assets ...............       .4%           .4%           .6%           .6%           .7%
Ratio of net investment income to average net assets ............       .7%           .7%           .6%          1.1%          1.2%
Portfolio turnover rate .........................................      2.6%          4.3%           .2%          2.5%          1.6%
Shares outstanding at end of period (000s omitted) ..............     3,815         3,815         3,815         3,788         3,767


---------------
*Net decrease is due to exercise of employee stock options at less than beginning of period net asset value.

Independent Auditors' Report


The Board of Directors and Shareholders
   Capital Southwest Corporation:

     We have audited the accompanying consolidated statements of financial condition of Capital Southwest Corporation and subsidiary as of March 31, 2001 and 2000, including the portfolio of investments as of March 31, 2001, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended March 31, 2001 and the selected per share data and ratios for each of the years in the five-year period ended March 31, 2001. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification of securities owned as of March 31, 2001 and 2000, by examination of such securities held by the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Capital Southwest Corporation and subsidiary as of March 31, 2001 and 2000, the results of their operations, the changes in their net assets and their cash flows for each of the years in the three-year period ended March 31, 2001, and the selected per share data and ratios for each of the years in the five-year period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States of America.




                                                                        KPMG LLP
Dallas, Texas
April 20, 2001

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Results of Operations

     The composite measure of the Company's financial performance in the Consolidated Statements of Operations is captioned "Decrease in net assets from operations" and consists of three elements. The first is "Net investment income", which is the difference between the Company's income from interest, dividends and fees and its combined operating and interest expenses, net of applicable income taxes. The second element is "Net realized gain (loss) on investments", which is the difference between the proceeds received from disposition of portfolio securities and their stated cost, net of applicable income tax expense. The third element is the "Net decrease in unrealized appreciation of investments", which is the net change in the market or fair value of the Company's investment portfolio, compared with stated cost, net of a decrease in deferred income taxes which would become payable if the unrealized appreciation were realized through the sale or other disposition of the investment portfolio. It should be noted that the "Net realized gain (loss) on investments" and "Net decrease in unrealized appreciation of investments" are directly related in that when an appreciated portfolio security is sold to realize a gain, a corresponding decrease in net unrealized appreciation occurs by transferring the gain associated with the transaction from being "unrealized" to being "realized." Conversely, when a loss is realized on a depreciated portfolio security, an increase in net unrealized appreciation occurs.

Net Investment Income

     The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $249,000 in 2001, $599,000 in 2000 and $476,000 in 1999. The
Company also receives management fees from its wholly-owned portfolio companies which aggregated $458,400 in each of the years ended March 31, 2001, March 31, 2000 and March 31, 1999. During the three years ended March 31, 2001, the Company recorded dividend income from the following sources:

                                                Years Ended March 31
                                       ------------------------------------
                                          2001         2000         1999
                                       ----------   ----------   ----------
AT&T Corp. .........................   $   68,621   $  146,570   $     --
Alamo Group Inc. ...................      677,112      790,756    1,170,400
Dennis Tool Company ................       49,999       49,999         --
Kimberly-Clark Corporation .........       84,126       81,039       77,952
The RectorSeal Corporation .........      960,000      240,000      240,000
Skylawn Corporation ................      658,275      300,000      150,000
TCI Holdings, Inc./Westmarc
   Communications ..................       81,270       81,270       81,270
Texas Shredder, Inc. ...............       40,460       40,460       40,460
The Whitmore Manufacturing Company .      240,000       60,000       60,000
Other ..............................       95,970       88,759      146,278
                                       ----------   ----------   ----------
                                       $2,955,833   $1,878,853   $1,966,360
                                       ==========   ==========   ==========

     Total operating expenses, excluding interest expense, decreased by $47,073 or 4.6% and by $498,967 or 32.7% during the years ended March 31, 2001 and 2000, respectively. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit. Interest expense increased by $688,075 and by $40,088 during the years ended March 31, 2001 and 2000, respectively, due to increased borrowings.

Net Realized Gain (Loss) on Investments

     Net realized loss on investments was $3,230,987 (after income tax benefit of $1,894,506) during the year ended March 31, 2001, compared with a gain of $6,019,892 (after income tax expense of $3,211,550) during 2000 and a gain of $994,949 (after income tax expense of $535,742) during 1999. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains through the disposition of certain portfolio investments.

Net Decrease in Unrealized Appreciation of Investments

     For the three years ended March 31, the Company recorded a decrease in unrealized appreciation of investments before income taxes of $10,310,835, $38,071,790 and $63,433,545 in 2001, 2000 and 1999, respectively. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation (before the related change in deferred income taxes and excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.

                                               Years Ended March 31
                                  --------------------------------------------
                                       2001            2000            1999
                                  ------------    ------------    ------------

AT&T Corp. ....................   $ (4,681,896)   $    430,271    $  3,532,591
AT&T Corp.-Liberty Media Group     (10,605,732)     11,183,260       3,131,973
Alamo Group Inc. ..............      2,821,000       7,276,953     (20,615,000)
All Components, Inc. ..........      3,450,000       1,975,000       1,225,000
American Homestar Corporation .           --        (4,224,707)    (11,547,532)
Amfibe, Inc. ..................           --         3,900,000      (2,400,000)
Balco, Inc. ...................           --        (2,529,600)      3,422,440
CDC Technologies, Inc/Drew
       Scientific Group PLC ...     (2,592,541)     (3,099,156)           --
Dennis Tool Company ...........      1,430,000        (600,000)     (3,299,944)
Dyntec, Inc. ..................           --        (4,499,998)           --
Encore Wire Corporation .......           --        (2,724,000)    (19,013,000)
Global Crossing Ltd./Frontier
       Corporation ............     (1,763,282)      1,004,248         605,215
Mail-Well, Inc. ...............     (6,290,000)     (5,241,000)     (6,214,860)
Media Recovery, Inc. ..........     10,000,000       2,585,000         615,000
Palm Harbor Homes, Inc. .......     (7,855,000)    (39,276,000)    (12,568,000)
PETsMART, Inc. ................        654,220      (3,271,100)     (1,758,216)
The RectorSeal Corporation ....      5,500,000       3,500,000            --
Rewind Holdings, Inc. .........     (1,123,750)     (2,200,000)           --
SDI Holding Corp. .............           --              --         6,000,000
Skylawn Corporation ...........      3,000,000            --        (7,000,000)
Sprint Corporation-FON Group ..     (2,952,720)      1,003,500       1,149,741
Sprint Corporation-PCS Group ..     (1,674,000)      1,560,375         743,634
Sprockets.com, Inc. ...........     (1,299,999)           --              --
The Whitmore Manufacturing
       Company ................           --          (800,000)      2,800,000

     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments - March 31, 2001."

Deferred Taxes on Unrealized Appreciation of Investments

     The Company provides for deferred Federal income taxes on net unrealized appreciation of investments. Such taxes would become payable at such time as unrealized appreciation is realized through the sale or other disposition of those components of the investment portfolio which would result in taxable transactions. At March 31, 2001 consolidated deferred Federal income taxes of $79,310,000 were provided on net unrealized appreciation of investments of $228,315,863 compared with deferred taxes of $83,151,000 on net unrealized appreciation of $238,626,698 at March 31, 2000. Deferred income taxes at March 31, 2001 and 2000 were provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35%.

Portfolio Investments

     During the year ended March 31, 2001, the Company invested $15,922,079 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also lists dispositions and write-offs of portfolio securities. During the 2000 and 1999 fiscal years, the Company invested a total of $21,924,423 and $13,170,132, respectively.

Financial Liquidity and Capital Resources

     At March 31, 2001, the Company had cash and cash equivalents of $1.1 million. Pursuant to Small Business Administration ("SBA") regulations, cash and cash equivalents of $0.1 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to SBA's approval of its credit application, CSVC would be entitled to borrow up to $58.3 million in addition to the $5 million presently outstanding. The Company also has an unsecured $15,000,000 revolving line of credit from a commercial bank, of which $10,000,000 was available at March 31, 2001. With the exception of a capital gain distribution made in the form of a distribution of the stock of a portfolio company in the fiscal year ended March 31, 1996, the Company has elected to retain all gains realized during the past 33 years. Retention of future gains is viewed as an important source of funds to sustain the Company's investment activity. Approximately $30.9 million of the Company's investment portfolio is represented by unrestricted publicly-traded securities, which have an ascertainable market value and represent a primary source of liquidity.

     Funds to be used by the Company for operating or investment purposes may be transferred in the form of dividends, management fees or loans from Skylawn Corporation, The RectorSeal Corporation and The Whitmore Manufacturing Company, wholly-owned portfolio companies of the Company, to the extent of their available cash reserves and borrowing capacities.

     Management believes that the Company's cash and cash equivalents and cash available from other sources described above are adequate to meet its expected requirements. Consistent with the long-term strategy of the Company, the disposition of investments from time to time may also be an important source of funds for future investment activities.

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


                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)


                                              1991       1992       1993       1994       1995       1996       1997       1998
-------------------------------------------- --------   --------   --------   --------   --------   --------   --------   --------
Financial Position  (as of March 31)
Investments at cost ........................ $ 31,593   $ 34,929   $ 33,953   $ 41,993   $ 49,730   $ 58,544   $ 59,908   $ 61,154
Unrealized appreciation ....................  107,120    100,277    113,153    132,212    153,031    198,386    233,383    340,132
                                             --------   --------   --------   --------   --------   --------   --------   --------
Investments at market or
   fair value ..............................  138,713    135,206    147,106    174,205    202,761    256,930    293,291    401,286
Total assets ...............................  149,975    208,871    176,422    270,874    213,811    326,972    310,760    522,324
Subordinated debentures ....................   15,000     11,000     15,000     15,000     11,000     11,000      5,000      5,000
Deferred taxes on
   unrealized appreciation .................   36,063     33,761     38,112     45,932     53,247     69,121     81,313    118,674
Net assets .................................   97,139    107,522    121,455    133,053    147,370    189,048    218,972    296,023
Shares outstanding .........................    3,617      3,644      3,681      3,715      3,735      3,767      3,767      3,788
----------------------------------------------------------------------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income ...................... $  2,090   $  2,363   $  2,189   $  2,870   $  2,447   $  2,855   $  2,574   $  2,726
Net realized gain (loss) on
   investments .............................   (2,515)    14,313      5,099       (475)       142     11,174      6,806      6,485
Net increase (decrease) in
   unrealized appreciation
   before distributions ....................    4,762     (4,541)     8,524     11,160     13,584     38,746     22,804     69,388
                                             --------   --------   --------   --------   --------   --------   --------   --------
Increase (decrease) in net
   assets from operations
   before distributions ....................    4,337     12,135     15,812     13,555     16,173     52,775     32,184     78,599
Cash dividends paid ........................   (1,809)    (2,181)    (2,202)    (2,228)    (2,241)    (2,270)    (2,260)    (2,268)
Securities dividends .......................     --         --         --         --         --       (9,402)      --         --
Employee stock options
   exercised ...............................     --          429        322        272        385        575       --          720
                                             --------   --------   --------   --------   --------   --------   --------   --------
Increase (decrease) in net assets ..........    2,528     10,383     13,932     11,599     14,317     41,678     29,924     77,051
----------------------------------------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation ................. $   9.97   $   9.27   $  10.35   $  12.36   $  14.26   $  18.35   $  21.59   $  31.33
Net assets .................................    26.86      29.51      32.99      35.81      39.46      50.18      58.13      78.15
Closing market price .......................    20.75      24.25      36.50     38.125      38.00      60.00     67.875      94.00
Cash dividends paid ........................      .50        .60        .60        .60        .60        .60        .60        .60
Securities dividends .......................     --         --         --         --         --         2.50       --         --


                                              1999       2000       2001
-------------------------------------------- --------   --------   --------

Financial Position  (as of March 31)
Investments at cost ........................ $ 73,580   $ 85,002   $ 87,602
Unrealized appreciation ....................  276,698    238,627    228,316
                                             --------   --------   --------
Investments at market or
   fair value ..............................  350,278    323,629    315,918
Total assets ...............................  360,786    392,586    322,668
Subordinated debentures ....................    5,000      5,000      5,000
Deferred taxes on
   unrealized appreciation .................   96,473     83,151     79,310
Net assets .................................  256,232    236,876    226,609
Shares outstanding .........................    3,815      3,815      3,815
---------------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income ...................... $  1,762   $  1,663   $  1,723
Net realized gain (loss) on
   investments .............................      995      6,020     (3,231)
Net increase (decrease) in
   unrealized appreciation
   before distributions ....................  (41,233)   (24,750)    (6,470)
                                             --------   --------   --------
Increase (decrease) in net
   assets from operations
   before distributions ....................  (38,476)   (17,067)    (7,978)
Cash dividends paid ........................   (2,280)    (2,289)    (2,289)
Securities dividends .......................     --         --         --
Employee stock options
   exercised ...............................      965       --         --
                                             --------   --------   --------
Increase (decrease) in net assets ..........  (39,791)   (19,356)   (10,267)
---------------------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation ................. $  25.29   $  21.80   $  20.79
Net assets .................................    67.16      62.09      59.40
Closing market price .......................    73.00      54.75      65.00
Cash dividends paid ........................      .60        .60        .60
Securities dividends .......................     --         --         --


                             Shareholder Information


Stock Transfer Agent

     American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038 (telephone 800-937-5449) serves as transfer agent for the Company's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

Shareholders

     The Company had approximately 900 record holders of its common stock at March 31, 2001. This total does not include an estimated 1,800 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

     The Company's common stock trades on The Nasdaq Stock Market under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended                                         High       Low
------------------------------------------------------------------------
June 30, 1999....................................     $82        $71 1/8
September 30, 1999...............................      81         71
December 31, 1999................................      70 7/8     56
March 31, 2000...................................      60         44

Quarter Ended                                         High       Low
------------------------------------------------------------------------
June 30, 2000....................................     $61 1/4    $53
September 30, 2000...............................      62 1/2     57
December 31, 2000...............................       59 3/4     50 5/8
March 31, 2001...................................      68 1/8     52


Dividends

     The payment dates and amounts of cash dividends per share since April 1, 1999 are as follows:

Payment Date                                              Cash Dividend
-----------------------------------------------------------------------
May 28, 1999..............................................    $0.20
November 30, 1999.........................................     0.40
May 31, 2000..............................................     0.20
November 30, 2000.........................................     0.40
May 31, 2001..............................................     0.20

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

Annual Meeting

     The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 16, 2001, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (first floor), 12900 Preston Road, Dallas, Texas.