Form 10-K, Exhibit 13
period 2002-03-31
CAPITAL SOUTHWEST CORP
filed 2002-06-14
CIK 17313

EXHIBIT 13

                   Twelve Largest Investments - March 31, 2002
================================================================================

Palm Harbor Homes, Inc.                                    $109,971,000
--------------------------------------------------------------------------------

     Palm Harbor Homes, Dallas, Texas, is an integrated manufactured housing company, building, retailing, financing and insuring homes produced in 15 plants in Alabama, Arizona, Florida, Georgia, North Carolina, Ohio, Oregon and Texas and sold in 28 states by approximately 100 independent dealers and 151 company-owned retail superstores. Palm Harbor manufactures high-quality, energy-efficient homes designed to meet the need for affordable housing, particularly among retirees and newly-formed families.

     During the year ended March 29, 2002, Palm Harbor earned $19,448,000 ($0.85 per share) on net sales of $627,380,000, compared with earnings of $19,829,000 ($0.87 per share) on net sales of $650,451,000 in the previous year. The March 28, 2002 closing Nasdaq bid price of Palm Harbor's common stock was $20.80 per share.

     At March 31, 2002, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $109,971,000 ($14.00 per share), consisting of 7,855,121 restricted shares of common stock, representing a fully-diluted equity interest of 34.3%.

================================================================================

The RectorSeal Corporation                                  $50,000,000
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

     During the year ended March 31, 2002, RectorSeal earned $5,277,000 on revenues of $57,338,000, compared with earnings of $5,669,000 on revenues of $56,240,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

     At March 31, 2002, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $50,000,000.

================================================================================

Skylawn Corporation                                         $38,000,000
--------------------------------------------------------------------------------

     Skylawn Corporation, Hayward, California, owns and operates cemeteries, mausoleums and mortuaries. Skylawn's operations, all of which are in California, include a mausoleum and an adjacent mortuary in Oakland and cemeteries and mausoleums in San Mateo, Hayward, Sacramento and Napa, the latter three of which also have mortuaries at the cemetery sites. These entities have provided cemetery and funeral services to their respective communities for many years. A captive insurance company and funeral and cemetery trusts enable Skylawn's clients to make pre-need arrangements.

     For the fiscal year ended March 31, 2002, Skylawn earned $3,772,000 on revenues of $26,928,000, compared with earnings of $4,120,000 on revenues of $25,799,000 in the previous year.

     At March 31, 2002, Capital Southwest owned 100% of Skylawn Corporation's common stock, which had a cost of $4,510,400 and was valued at $38,000,000.

================================================================================

Alamo Group Inc.                                            $31,034,000
--------------------------------------------------------------------------------

     Alamo Group Inc., Seguin, Texas, is a leading designer, manufacturer and distributor of heavy-duty, tractor-mounted mowing and other vegetation maintenance equipment, street-sweeping equipment and replacement parts. Founded in 1969, Alamo Group operates 13 manufacturing facilities and serves governmental, industrial and agricultural markets in the U.S., Canada and Europe.

     For the year ended December 31, 2001, Alamo reported consolidated earnings of $10,812,000 ($1.11 per share) on net sales of $246,047,000, compared with earnings of $10,770,000 ($1.11 per share) on net sales of $215,874,000 in the previous year. The March 28, 2002 closing NYSE market price of Alamo's common stock was $16.25 per share.

     At March 31, 2002, the $2,065,047 investment in Alamo by Capital Southwest and its subsidiary was valued at $31,034,000 ($11.00 per share), consisting of 2,821,300 restricted shares of common stock, representing a fully-diluted equity interest of 27.2%.

================================================================================

Encore Wire Corporation                                     $24,521,000
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

     For the year ended December 31, 2001, Encore reported net income of $9,130,000 ($0.60 per share) on net sales of $281,010,000, compared with net income of $8,050,000 ($0.52 per share) on net sales of $283,689,000 in the previous year. The March 28, 2002 closing Nasdaq bid price of Encore's common stock was $16.56 per share.

     At March 31, 2002, the $5,800,000 investment in 2,724,500 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $24,521,000 ($9.00 per share), representing a fully-diluted equity interest of 16.9%.

================================================================================
Media Recovery, Inc.                                        $10,000,000
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

     During the year ended September 30, 2001, Media Recovery reported net income of $3,007,000 on net sales of $110,840,000, compared with net income of $3,139,000 on net sales of $94,373,000 in the previous year.

     At March 31, 2002, the $5,415,000 investment in Media Recovery by Capital Southwest and its subsidiary was valued at $10,000,000, consisting of 4,800,000 shares of Series A convertible preferred stock, representing a fully-diluted equity interest of 71.2%.

================================================================================

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

     During the year ended March 31, 2002, Whitmore reported net income of $88,000 on net sales of $12,151,000, compared with net income of $41,000 on net sales of $11,536,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on page 7).

     At March 31, 2002, the direct investment in Whitmore by Capital Southwest was valued at $8,800,000 and had a cost of $1,600,000.

================================================================================

All Components, Inc.                                         $8,700,000
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

     During the year ended August 31, 2001, All Components reported net income of $5,220,000 on net sales of $152,022,000, compared with net income of $4,025,000 on net sales of $220,835,000 in the previous year.

     At March 31, 2002, the $150,000 investment in All Components by Capital Southwest's subsidiary was valued at $8,700,000 consisting of 150,000 shares of Series A convertible preferred stock, representing a 29.0% fully-diluted equity interest.

================================================================================

Liberty Media Corporation                                    $8,562,488
--------------------------------------------------------------------------------

     Liberty Media Corporation, Englewood, Colorado, acquired by AT&T as part of Tele-Communications, Inc. in 1999 and now an independent company, produces, acquires and distributes entertainment, sports and informational programming services and electronic retailing services, which are delivered via cable television and other technologies to viewers in the United States and overseas.

     For the year ended December 31, 2001, Liberty Media reported a net loss of $6.203 billion ($2.40 per share) on net sales of $2.059 billion, compared with net income of $1.485 billion ($0.57 per share) on net sales of $1.526 billion in the previous year. The March 28, 2002 closing NYSE market price of Series A common stock was $12.64 per share.

     At March 31, 2002, Capital Southwest owned 677,412 unrestricted shares of Series A common stock, having a total cost of $25 and a market value of $8,562,488 ($12.64 per share).
================================================================================

PETsMART, Inc.                                               $7,515,223
--------------------------------------------------------------------------------

     PETsMART, Inc., Phoenix, Arizona, is the largest specialty retailer of services and solutions for the lifetime needs of pets. The company operates more than 500 pet superstores in the United States and Canada and is the leading direct marketer of pet products and information through it e-commerce site and its pet and equine catalog business.

     For the year ended February 3, 2002, PETsMART, Inc. reported net income of $39,567,000 ($0.35 per share) on net sales of $2.501 billion, compared with a net loss of $30,904,000 ($0.28 per share) on net sales of $2.224 billion in the previous year. The March 28,2002 closing Nasdaq bid price of PETsMART's common stock was $13.56 per share.

     At March 31, 2002, Capital Southwest and its subsidiary owned 554,220 unrestricted shares of common stock, having a cost of $2,437,129 and a market value of $7,515,223 ($13.56 per share).

================================================================================

Mail-Well, Inc.                                              $6,814,000
--------------------------------------------------------------------------------

     Mail-Well, Inc., Englewood, Colorado, is the leading manufacturer of envelopes in the United States and Canada and one of North America's largest commercial printers. Upon completion of planned divestitures, the company will operate 77 facilities serving over 20,000 customers of its envelope and printing businesses.

     For the year ended December 31, 2001, Mail-Well reported a net loss of $136,217,000 ($2.86 per share) on net sales of $1.653 billion, compared with net income of $27,618,000 ($0.56 per share) on net sales of $1.824 billion in the previous year. The March 28, 2002 closing NYSE market price of Mail-Well's common stock was $6.28 per share.

     At March 31, 2002, the $2,986,870 investment in Mail-Well by Capital Southwest was valued at $6,814,000 ($3.25 per share), consisting of 2,096,588 restricted shares of common stock, representing a fully-diluted equity interest of 3.4%.

================================================================================
Concert Industries Ltd.                                      $5,922,000
--------------------------------------------------------------------------------

     Concert Industries Ltd., Vancouver, British Columbia, manufactures air-laid super-absorbent materials in facilities in Thurso and Gatineau Quebec; Falkenhagen, Germany; and Charleston, South Carolina. Its non-woven fabrics are used in feminine hygiene, specialty diapers and adult incontinence products. Other applications are industrial wipes, food packaging and disposable medical products.

     During the year ended December 31, 2001, Concert lost C$16,560,000 (C$0.64 per share) on net sales of C$109,895,000, compared with net income of C$7,375,000 (C$0.31 per share) on net sales of C$86,606,000 in the year 2000.
The March 28, 2002 closing Toronto Stock Exchange market price of Concert's common stock was C$5.55 (US$3.49) per share.

     At March 31, 2002, the US$9,367,649 investment by Capital Southwest and its subsidiary in 2,833,485 shares of restricted common stock and warrants to acquire 457,401 shares of common stock was valued at US$5,922,000, representing a fully-diluted equity interest of 8.4%.


                    Portfolio of Investments - March 31, 2002


                   Company                            Equity (a)         Investment (b)                    Cost        Value (c)
------------------------------------------------------------------------------------------------------------------------------------
+AT&T CORP.                                              <1%       ++133,245 shares common
   New York, New York                                                stock (acquired 3-9-99)           $        33      $  2,091,947
   Major provider of voice, data and
   video communications services
   including business and consumer
   long distance and broadband (cable).
------------------------------------------------------------------------------------------------------------------------------------

+AT&T WIRELESS SERVICES, INC.                            <1%       ++42,878 shares common stock
   Redmond, Washington                                               (acquired 7-9-01)                          10           383,758
   Provider of wireless voice and data
   services and products in the cellular
   and PCS markets.
------------------------------------------------------------------------------------------------------------------------------------

+ALAMO GROUP INC.                                      27.2%       2,821,300 shares common stock
   Seguin, Texas                                                     (acquired 4-1-73 thru 10-4-99)      2,065,047        31,034,000
   Tractor-mounted mowing and vegetation
   maintenance equipment for governmental,
   industrial and agricultural markets;
   street-sweeping equipment for municipalities.
------------------------------------------------------------------------------------------------------------------------------------

ALL COMPONENTS, INC.                                   29.0%       150,000 shares Series A convertible
   Farmers Branch, Texas                                             preferred stock,convertible into
   Distribution and production of memory and                         600,000  shares of common  stock
   other components for personal computer                            at  $0.25 per share
   manufacturers, retailers and value-added                          (acquired 9-16-94)                    150,000         8,700,000
   resellers.
------------------------------------------------------------------------------------------------------------------------------------

+ALLTEL CORPORATION                                     <1%        ++8,880 shares common stock
   Little Rock, Arkansas                                             (acquired 7-1-98)                     108,355           493,284
   Wireline and wireless communications and
   information services.
------------------------------------------------------------------------------------------------------------------------------------

BALCO, INC.                                           89.7%        14% subordinated debentures,
   Wichita, Kansas                                                   payable 2002 (acquired 8-13-91)        80,000            80,000
   Specialty architectural products                                14% subordinated debenture,
   used in  the construction and remodeling                          payable 2002, last maturing
   of commercial and institutional buildings.                        $160,000 convertible into 160,000
                                                                     shares of common stock at $1.00
                                                                     per share (acquired 6-1-91)           160,000           949,000
                                                                   285,000 shares common stock
                                                                     and 60,920 shares Class B
                                                                     non-voting common stock
                                                                     (acquired  10-25-83  and
                                                                     5-30-01)                              464,920         2,051,000
                                                                                                         ---------         ---------
                                                                                                           704,920         3,080,000
------------------------------------------------------------------------------------------------------------------------------------

BOXX TECHNOLOGIES, INC.                               16.8%        3,125,354 shares Series B
   Austin, Texas                                                     convertible preferred stock,
   Workstations for computer graphics                                convertible into 3,125,354          1,500,000                 2
   imaging and design.                                               shares of common stock at
                                                                     $0.50 per share (acquired
                                                                     8-20-99 thru 8-8-01)
                                                                   Warrants to purchase 80,000
                                                                     shares of Series B preferred
                                                                     stock at $0.50 per share,                --                --
                                                                     expiring 2005 (acquired  8-24-00)   ---------         ---------
                                                                                                          1,500,000                2
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                   Company                            Equity (a)         Investment (b)                    Cost        Value (c)
                                                       1,500,000         2
------------------------------------------------------------------------------------------------------------------------------------
+CONCERT INDUSTRIES LTD.                               8.4%        2,833,485 shares common stock
   Vancouver, British Columbia                                       (acquired 5-31-00 thru 6-1-01)    $ 9,131,224      $  5,922,000
   Manufacture and sale of latex,                                  Warrant to purchase 83,643 shares
   thermal and multi-bonded                                          of common stock at C$6.00
   air-laid nonwoven fabrics                                         (US$3.769) per share, expiring
   having superabsorbent properties.                                 2002 (acquired 5-31-00)                47,525              --
                                                                   Warrants to purchase 373,758
                                                                     shares of common stock at
                                                                     C$8.00 (US$5.025) per share,
                                                                     expiring 2003 (acquired 6-1-01)       188,900              --
                                                                                                         ---------         ---------
                                                                                                         9,367,649         5,922,000
------------------------------------------------------------------------------------------------------------------------------------

DENNIS TOOL COMPANY                                   66.2%        20,725 shares 5% convertible preferred
   Houston, Texas                                                    stock, convertible into 20,725 shares
   Polycrystalline diamond compacts                                  of common stock at $48.25 per share
   (PDCs) used in oil field drill                                    (acquired 8-10-98)                    999,981           500,000
   bits and in mining and industrial                               140,137  shares  common  stock
   applications.                                                     (acquired 3-7-94 and 8-10-98)       2,329,963         1,500,000
                                                                                                         ---------         ---------

                                                                                                         3,329,944         2,000,000
------------------------------------------------------------------------------------------------------------------------------------

+DREW SCIENTIFIC GROUP PLC                              <1%        ++49,925 shares common stock
   Cumbria, England                                                 (acquired 3-21-01)                     182,689            12,446
   Diagnostic medical equipment and consumables.
------------------------------------------------------------------------------------------------------------------------------------

+ENCORE WIRE CORPORATION                              16.9%        2,724,500 shares common stock
   McKinney, Texas                                                   (acquired 7-16-92 thru 10-7-98)     5,800,000        24,521,000
   Electrical wire and cable for residential
   and commercial use.
------------------------------------------------------------------------------------------------------------------------------------

EXOPACK HOLDING CORP.                                  1.3%          4,500 shares common stock
   Paper and plastic flexible packaging for products                   (acquired 7-27-01)                  450,000           450,000
   Spartanburg, South Carolina
   such as pet food, building  materials, chemicals
   and other commodities.
------------------------------------------------------------------------------------------------------------------------------------

EXTREME INTERNATIONAL, INC.                           41.3%        12% subordinated notes,
   (formerly Rewind Holdings, Inc.)                                  payable 2001 to 2004                4,176,750         1,000,000
   Sugar Land, Texas                                                 (acquired 10-21-96 thru 4-30-01)
   Owns  Bill  Young  Productions, Texas                           375 shares 8% Series A convertible
   Video  and  Post, and  Extreme Communications,                    preferred  stock, convertible into
   which produce radio and television                                1,500,000 shares of common stock at
   commercials and corporate communications videos.                  $0.25 per share (acquired 10-21-96)   375,000              --
                                                                   Warrants to purchase  1,056,000 shares
                                                                     of common stock at $0.25 per share,
                                                                     expiring 2005 and 2008 (acquired
                                                                     8-11-98 thru 4-30-01)                    --                --
                                                                                                         ---------         ---------
                                                                                                         4,551,750         1,000,000
------------------------------------------------------------------------------------------------------------------------------------

+FMC CORPORATION                                        <1%        ++6,430 shares common stock
   Chicago, Illinois                                                 (acquired 6-6-86)                      66,726           269,545
   Chemicals for agricultural, industrial
   and consumer markets.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                 ++Unrestricted securities as defined in Note (b)



                   Company                            Equity (a)         Investment (b)                    Cost        Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+FMC TECHNOLOGIES, INC.                                 <1%        ++11,057 shares common stock
   Chicago, Illinois                                                 (acquired 1-2-02)                 $    57,051      $    220,366
   Technology solutions for the energy,
   food processing and air transportation
   industries.
------------------------------------------------------------------------------------------------------------------------------------

HEELING, INC.                                         43.0%        10% subordinated debenture due 2006
   Carrollton, Texas                                                 (acquired 10-30-00 thru 12-7-00)    1,800,000         1,800,000
   Heelys stealth skate shoes ("one wheel in                       1,745,455 shares Series A preferred
   the heel") sold through specialty skate,                          stock (acquired 5-26-00)              480,000           480,000
   lifestyle  and sporting goods stores,                           436,364 shares Series B convertible
   footwear chains and over the Internet                             preferred stock, convertible into
   at Heelys.com.                                                    436,364 shares of common stock at
                                                                     $0.275 per share (acquired 5-26-00)   120,000           120,000
                                                                                                         ---------         ---------
                                                                                                          2,400,000        2,400,000
------------------------------------------------------------------------------------------------------------------------------------

+HOLOGIC, INC.                                          <1%        ++158,205 shares common stock
   Bedford, Massachusetts                                            (acquired 8-27-99)                    220,000         2,444,267
   Medical instruments including bone
   densitometers, mammography devices
   and digital radiography systems.
------------------------------------------------------------------------------------------------------------------------------------

+KIMBERLY-CLARK CORPORATION                             <1%        ++77,180 shares common stock
   Dallas, Texas                                                     (acquired 12-18-97)                 2,396,926         4,989,687
   Manufacturer of tissue, personal care
   and health care products.
------------------------------------------------------------------------------------------------------------------------------------

+LIBERTY MEDIA CORPORATION                              <1%        ++677,412 shares Series A common
   (formerly AT&T Corp. - Liberty Media Group)                       stock (acquired 3-9-99)                    25         8,562,488
   Englewood, Colorado
   Global media and entertainment company owning
   interests in video programming,
   communications and Internet businesses.
------------------------------------------------------------------------------------------------------------------------------------

+MAIL-WELL, INC.                                       3.4%        2,096,588 shares common stock
   Englewood, Colorado                                               (acquired 2-18-94 thru 11-10-98)    2,986,870         6,814,000
   Envelopes and commercial printing.
------------------------------------------------------------------------------------------------------------------------------------

MEDIA RECOVERY, INC.                                  71.2%        4,800,000 shares Series A convertible
   Graham, Texas                                                     preferred stock, convertible into
   Computer and office automation supplies                           4,800,000 shares of common stock at
   and accessories;impact and tilt monitoring                        $1.00 per share (acquired 11-4-97)  5,415,000        10,000,000
   devices to detect mishandled
   shipments; dunnage for protecting shipments.
------------------------------------------------------------------------------------------------------------------------------------

+MYLAN LABORATORIES, INC.                               <1%        ++64,143 shares common stock
   Pittsburgh, Pennsylvania                                          (acquired 11-20-91)                   200,000         1,889,653
   Proprietary and generic pharmaceutical products.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                   Company                            Equity (a)         Investment (b)                    Cost        Value (c)
------------------------------------------------------------------------------------------------------------------------------------

ORGANIZED LIVING, INC.                                 8.2%        3,333,335 shares Series D
   Lenexa, Kansas                                                    convertible preferred stock,
   Specialty retailer of products designed                           convertible into 3,333,335
   to provide home and office storage and                            shares of common stock at $1.80
   organization solutions.                                           per share (acquired 1-7-00
                                                                     and 10-30-00)                     $ 6,000,000      $  3,000,000
------------------------------------------------------------------------------------------------------------------------------------

PALLET ONE, INC.                                       8.8%        150,000 shares common stock
   Bartow, Florida                                                   (acquired 10-18-01)                   150,000           150,000
   Wooden pallet manufacturer with 12                              1,350,000 shares Series A
   manufacturing  facilities.                                        preferred stock (acquired
                                                                     10-18-01)                           1,350,000         1,350,000
                                                                                                         ---------         ---------
                                                                                                         1,500,000         1,500,000
------------------------------------------------------------------------------------------------------------------------------------

+PALM HARBOR HOMES, INC.                              34.3%        7,855,121 shares common stock
   Dallas, Texas                                                     (acquired 1-3-85 thru 7-31-95)     10,931,955       109,971,000
   Integrated manufacturing, retailing,
   financing and insuring of manufactured
   housing produced in 15 plants.
------------------------------------------------------------------------------------------------------------------------------------

+PETSMART, INC.                                         <1%        ++554,220 shares common stock
   Phoenix, Arizona                                                  (acquired 6-1-95)                   2,437,129         7,515,223
   Retail chain of more than 500 stores selling
   pet foods, supplies and services.
------------------------------------------------------------------------------------------------------------------------------------

THE RECTORSEAL CORPORATION                           100.0%        27,907 shares common stock
   Houston, Texas                                                    (acquired 1-5-73 and 3-31-73)          52,600        50,000,000
   Chemical specialty products for industrial,
   construction, oil field and automotive
   applications; owns 20% of Whitmore
   Manufacturing.

------------------------------------------------------------------------------------------------------------------------------------
SKYLAWN CORPORATION                                  100.0%        1,449,026 shares common stock
   Hayward, California                                               (acquired 7-16-69)                  4,510,400        38,000,000
   Cemeteries, mausoleums and mortuaries
   located in northern California.

------------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - FON Group                         <1%        ++72,000  shares common stock
   Westwood, Kansas                                                  (acquired 6-20-84)                    449,654         1,100,880
   Diversified telecommunications company.

------------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - PCS Group                         <1%        ++36,000 shares common stock
   Overland Park, Kansas                                             (acquired 11-23-98)                    53,991           370,440
   Domestic wireless telephony services.

------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                   Company                            Equity (a)         Investment (b)                    Cost        Value (c)
------------------------------------------------------------------------------------------------------------------------------------

SPROCKETS.COM, INC.                                    1.2%        31,196 shares common stock
   Boston, Massachusetts                                             (acquired 6-29-01)                $ 1,244,883      $          1
   Provides web-based file transfer
   and collaboration platforms to                                  168,403 shares Series B
    acilitate the creation of visual                                 redeemable convertible
   media from multiple locations.                                    preferred  stock,
                                                                     convertible into 168,403
                                                                     shares of common stock at $0.30        49,488              --
                                                                     per share (acquired 6-29-01)
                                                                   Warrants to purchase 4,693 shares of
                                                                     common stock at $41.04 per share
                                                                     expiring 2006 (acquired 6-29-01)        5,629              --
                                                                                                         ---------         ---------
                                                                                                         1,300,000                 1
------------------------------------------------------------------------------------------------------------------------------------

TCI  HOLDINGS, INC.                                      --        21 shares 12% Series C cumulative
   Denver, Colorado                                                  compounding preferred stock
   Cable television systems and                                      (acquired 1-30-90)                       --             677,250
   microwave relay systems.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS CAPITAL BANCSHARES, INC.                         3.0%        344,828 shares common stock
   Dallas, Texas                                                     (acquired 5-1-00)                   5,000,006         5,000,006
   Owns both Texas Capital Bank, NA, which
   serves middle market clients, and
   Bank Direct, an Internet bank.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS PETROCHEMICAL HOLDINGS, INC.                     5.0%        30,000 shares common stock
   Houston, Texas                                                    (acquired 6-27-96)                  3,000,000                 1
   Butadiene for synthetic rubber, MTBE for
   gasoline octane enhancement and
   butylenes for varied applications.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS SHREDDER, INC.                                  53.3%        3,296 shares Series A preferred stock
   San Antonio, Texas                                                (acquired 3-6-91 and 6-1-98)          329,600           329,600
   Design and manufacture of heavy-duty                            750 shares Series B convertible
   shredder systems for recycling                                    preferred  stock, convertible
   steel and other materials                                         into 750,000 shares of common
   from junk automobiles.                                            stock at $0.10 per share
                                                                     (acquired 3-6-91)                      75,000         2,587,500
                                                                                                         ---------         ---------
                                                                                                           404,600         2,917,100
------------------------------------------------------------------------------------------------------------------------------------

VOCALDATA, INC.                                        2.8%        650,001 shares Series A convertible
   Richardson, Texas                                                 preferred stock, convertible into
   Hardware and software for customer                                1,300,002  shares of  common
   premises telephony equipment based on                             stock at $0.875 per share
   Voice Over Internet Protocol.                                     (acquired 11-4-99 and 12-3-99)      1,137,500                 1
                                                                   200,287 shares Series B convertible
                                                                     preferred convertible stock, into
                                                                     200,287  shares of common stock at
                                                                     $1.759 per share
                                                                     (acquired 10-26-00)                   352,305                 1
                                                                                                         ---------         ---------
                                                                                                         1,489,805                 2
------------------------------------------------------------------------------------------------------------------------------------

THE WHITMORE MANUFACTURING COMPANY                    80.0%        80 shares common stock
   Rockwall, Texas                                                   (acquired 8-31-79)                  1,600,000         8,800,000
   Specialized mining and industrial lubricants;
   automotive transit coatings.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                   Company                            Equity (a)         Investment (b)                    Cost        Value (c)
------------------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS                                           --         Diamond State Ventures, L.P.
                                                                     - 1.9% limited partnership
                                                                     interest (acquired 10-12-99
                                                                     thru 8-15-01)                     $   165,625      $    165,625
                                                        --         First  Capital Group of Texas III,
                                                                     L.P. - 3.3% limited partnership
                                                                     interest (acquired 12-26-00
                                                                     and 5-1-01)                           247,929           247,929
                                                     100.0%        Humac Company - 1,041,000 shares
                                                                     common stock (acquired 1-31-75
                                                                     and 12-31-75)                            --             140,000
                                                        --         STARTech Seed Fund I - 12.6% limited
                                                                     partnership
                                                                     interest (acquired 4-17-98
                                                                     thru 1-5-00)                          178,066           178,066
                                                        --         STARTech Seed Fund II - 3.1% limited
                                                                     partnership
                                                                     interest (acquired 4-28-00
                                                                     thru 3-5-02)                          600,000           300,000
                                                        --         Sterling Group Partners I, L.P. -
                                                                     1.7%  limited partnership
                                                                     interest (acquired 4-20-01
                                                                     and 7-27-01)                          319,100           319,100
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INVESTMENTS                                                                                      $82,193,855      $347,481,066
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

(b) Unrestricted securities (indicated by ++) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 2002, restricted securities represented approximately 91% of the value of the consolidated investment portfolio.

(c) Under the valuation policy of the Company, unrestricted securities are valued at the closing sale price for listed securities and at the lower of the closing bid price or the last sale price for Nasdaq securities on the valuation date. Restricted securities, including securities of publicly-owned companies which are subject to restrictions on resale, are valued at fair value as determined by the Board of Directors. Fair value is considered to be the amount which the Company may reasonably expect to receive for portfolio securities if such securities were sold on the valuation date. Valuations as of any particular date, however, are not necessarily indicative of amounts which may ultimately be realized as a result of future sales or other dispositions of securities.

     Among the factors considered by the Board of Directors in determining the fair value of restricted securities are the financial condition and operating results of the issuer, the long-term potential of the business of the is- suer, the market for and recent sales prices of the issuer's securities, the values of similar securities issued by companies in similar businesses, the proportion of the issuer's securities owned by the Company, the nature and duration of resale restrictions and the nature of any rights enabling the Company to require the issuer to register restricted securities under applicable securities laws. In determining the fair value of restricted securities, the Board of Directors considers the inherent value of such securities without regard to the restrictive feature and adjusts for any diminution in value resulting from restrictions on resale.

(d) Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stocks, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements, which cover common stocks owned at March 31, 2002 and common stocks which may be acquired thereafter through exercise of warrants and conversion of debentures and preferred stocks, apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Skylawn Corporation and The Whitmore Manufacturing Company.

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

                        Portfolio Changes During the Year

New Investments and Additions to Previous Investments


                                                            Amount
                                                         ----------
Balco, Inc. .........................................    $  204,000
BOXX Technologies, Inc. ..............................      500,000
Diamond State Ventures, L.P. .........................       46,429
Exopack Holding Corp. ................................      450,000
Extreme International, Inc. ..........................      228,000
First Capital Group of Texas III, L.P. ...............      147,929
PalletOne, Inc. ......................................    1,500,000
STARTech Seed Fund II ................................      150,000
Sterling Group Partners I ............................      319,100
                                                         ----------
                                                         $3,545,458
                                                         ==========

Dispositions

                                     Amount
                                                            Cost       Received
                                                         ----------   ----------
Cisco Systems, Inc. ..................................   $  321,934   $  325,989
CyberSource Corporation ..............................    1,000,000      186,883
Drew Scientific Group PLC ............................    2,956,472      149,941
Global Crossing Ltd. .................................       78,346       96,637
Liberty Satellite & Technology, Inc. .................         --         28,355
Mylan Laboratories, Inc. .............................      200,000    2,352,594
PETsMART, Inc. .......................................      441,604    1,351,080
Photon Dynamics, Inc. (formerly Intelligent
  Reasoning Systems, Inc.) ...........................    1,542,756    1,146,167
Triton Energy Limited ................................      144,167      270,990
Miscellaneous ........................................         --         14,529
                                                         ----------   ----------

                                                         $6,685,279   $5,923,165
                                                         ==========   ==========


Repayments Received ..................................                $2,267,970
                                                                      ==========



Significant Non-Cash Transaction

     On June 1, 2001, the Company exchanged US$8,471,623 principal amount of 8% subordinated debentures of Concert Industries Ltd. for 2,046,199 shares of common stock at US$4.14 (C$6.36) per share and 373,758 warrants to purchase common stock at C$8.00 (US$5.025) per share, expiring 12-31-03.


                  Capital Southwest Corporation and Subsidiary
                 Consolidated Statements of Financial Condition



                                                                    March 31
                                                          ------------------------------
Assets                                                         2002             2001
                                                          -------------    -------------
Investments at market or fair value
(Notes 1, 2 and 10)
   Companies more than 25% owned
     (Cost: 2002 - $23,194,865,
     2001 - $23,140,865) ..............................   $ 243,024,999    $ 205,273,759
   Companies 5% to 25% owned
     (Cost: 2002 - $27,167,649,
     2001 - $17,642,756) ..............................      34,943,003       19,623,004
   Companies less than 5% owned
     (Cost: 2002 - $31,831,341,
     2001 - $46,818,025) ..............................      69,513,064       91,020,746
                                                          -------------    -------------

Total investments
     (Cost: 2002 - $82,193,855,
     2001 - $87,601,646) ..............................     347,481,066      315,917,509
Cash and cash equivalents .............................       1,977,180        1,137,767
Receivables ...........................................       1,753,297          264,377
Other assets (Note 8) .................................       5,971,361        5,348,315
                                                          -------------    -------------


Totals ................................................   $ 357,182,904    $ 322,667,968
                                                          =============    =============


                                                                    March 31
                                                          ------------------------------
Liabilities and Shareholders' Equity                           2002             2001
                                                          -------------    -------------

Note payable to bank (Note 4) .............               $   6,500,000   $    5,000,000
Notes payable to portfolio companies (Note 4) .........       2,500,000        6,000,000
Accrued interest and other liabilities (Note 8) .......       2,018,140        2,135,052
Deferred income taxes (Note 3) ........................      90,673,722       77,924,303
Subordinated debenture (Note 5) .......................       5,000,000        5,000,000
                                                          -------------    -------------
                    Total liabilities .................     106,691,862       96,059,355
                                                          -------------    -------------

Shareholders' equity (Notes 3 and 6)
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,266,416
     shares at March 31, 2002 and 4,252,416
       shares at March 31, 2001 .......................       4,266,416        4,252,416
   Additional capital .................................       6,935,497        6,450,747
   Undistributed net investment
     income ...........................................       3,297,838        3,550,573
   Undistributed net realized gain on
     investments ......................................      69,844,380       70,382,314
   Unrealized appreciation of investments -
     net of deferred income taxes .....................     173,180,213      149,005,865
   Treasury stock - at cost
     (437,365 shares) .................................      (7,033,302)      (7,033,302)
                                                          -------------    -------------
   Net assets at market or fair value, equivalent
     to $65.42 per share on the 3,829,051
     shares outstanding at March 31, 2002,
     and $59.40 per share on the 3,815,051
     shares outstanding at March 31, 2001 ..........        250,491,042      226,608,613
                                                          -------------    -------------


   Totals .......................................         $ 357,182,904    $ 322,667,968
                                                          =============    =============

                 See Notes to Consolidated Financial Statements


                  Capital Southwest Corporation and Subsidiary
                      Consolidated Statements of Operations

                                                                      Years Ended March 31
                                                         --------------------------------------------
                                                              2002            2001            2000
                                                         ------------    ------------    ------------

Investment income (Note 9):
   Interest ..........................................   $    322,521    $    542,241    $    884,152
   Dividends .........................................      3,293,633       2,955,833       1,878,853
   Management and directors' fees ....................        530,400         530,400         525,400
                                                         ------------    ------------    ------------
                                                            4,146,554       4,028,474       3,288,405
                                                         ------------    ------------    ------------

Operating expenses:
   Salaries ..........................................        894,612         850,959         804,933
   Net pension benefit (Note 8) ......................       (504,536)       (486,174)       (435,984)
   Other operating expenses (Notes 7 and 11) .........        633,254         614,861         657,770
                                                         ------------    ------------    ------------
                                                            1,023,330         979,646       1,026,719
                                                         ------------    ------------    ------------
Income before interest expense and income taxes ......      3,123,224       3,048,828       2,261,686
Interest expense .....................................        929,372       1,144,337         456,262
                                                         ------------    ------------    ------------
Income before income taxes ...........................      2,193,852       1,904,491       1,805,424
Income tax expense (Note 3) ..........................        151,956         181,991         142,494
                                                         ------------    ------------    ------------
Net investment income ................................   $  2,041,896    $  1,722,500    $  1,662,930
                                                         ============    ============    ============

Proceeds from disposition of investments .............   $  5,923,165    $  7,657,377    $ 14,893,442
Cost of investments sold (Note 1) ....................      6,685,279      12,782,870       5,662,000
                                                         ------------    ------------    ------------
Realized gain (loss) on investments before
  income taxes (Note 9) ..............................       (762,114)     (5,125,493)      9,231,442
Income tax expense (benefit) .........................       (224,180)     (1,894,506)      3,211,550
                                                         ------------    ------------    ------------
Net realized gain (loss) on investments ..............       (537,934)     (3,230,987)      6,019,892
                                                         ------------    ------------    ------------
Increase (decrease) in unrealized appreciation of
  investments before income taxes ....................     36,971,348     (10,310,835)    (38,071,790)
Increase (decrease) in deferred income taxes on
  appreciation of investments (Note 3) ...............     12,797,000      (3,841,000)    (13,322,000)
                                                         ------------    ------------    ------------
Net increase (decrease) in unrealized appreciation
  of investments .....................................     24,174,348      (6,469,835)    (24,749,790)
                                                         ------------    ------------    ------------

Net realized and unrealized gain (loss) on investments   $ 23,636,414    $ (9,700,822)   $(18,729,898)
                                                         ============    ============    ============

Increase (decrease) in net assets from operations ....   $ 25,678,310    $ (7,978,322)   $(17,066,968)
                                                         ============    ============    ============


                 See Notes to Consolidated Financial Statements


                  Capital Southwest Corporation and Subsidiary
                Consolidated Statements of Changes in Net Assets

                                                                                       Years Ended March 31
                                                                       -----------------------------------------------
                                                                             2002             2001             2000
                                                                       -------------    -------------    -------------
Operations
   Net investment income ...........................................   $   2,041,896    $   1,722,500    $   1,662,930
   Net realized gain (loss) on investments .........................        (537,934)      (3,230,987)       6,019,892
   Net increase (decrease) in unrealized appreciation of investments      24,174,348       (6,469,835)     (24,749,790)
                                                                       -------------    -------------    -------------
   Increase (decrease) in net assets from operations ...............      25,678,310       (7,978,322)     (17,066,968)

Distributions from:
   Undistributed net investment income .............................      (2,294,631)      (2,289,031)      (2,289,031)

Capital share transactions
   Exercise of employee stock options ..............................         498,750             --               --
                                                                       -------------    -------------    -------------

    Increase (decrease) in net assets ..............................      23,882,429      (10,267,353)     (19,355,999)
Net assets, beginning of year ......................................     226,608,613      236,875,966      256,231,965
                                                                       -------------    -------------    -------------

Net assets, end of year ............................................   $ 250,491,042    $ 226,608,613    $ 236,875,966
                                                                       =============    =============    =============


                 See Notes to Consolidated Financial Statements


                  Capital Southwest Corporation and Subsidiary
                      Consolidated Statements of Cash Flows

                                                                                      Years Ended March 31
                                                                        --------------------------------------------
                                                                             2002            2001            2000
                                                                        ------------    ------------    ------------
Cash flows from operating activities
Increase (decrease) in net assets from operations ...................   $ 25,678,310    $ (7,978,322)   $(17,066,968)
Adjustments to reconcile increase (decrease) in net assets from operations to net cash provided by (used in) operating activities:
   Depreciation and amortization ....................................         26,258          29,891          31,976
   Net pension benefit ..............................................       (504,536)       (486,174)       (435,984)
   Net realized and unrealized (gain) loss on investments ...........    (23,636,414)      9,700,822      18,729,898
   (Increase) decrease in receivables ...............................     (1,488,920)        (25,783)         77,113
   Increase in other assets .........................................        (17,922)         (8,923)        (44,754)
   Increase (decrease) in accrued interest and other liabilities ....        (44,479)        (27,179)         41,504
   Decrease in accrued pension cost .................................       (199,280)       (209,947)           --
   Deferred income taxes ............................................        176,600         170,400         152,600
                                                                        ------------    ------------    ------------
Net cash provided by (used in) operating activities .................        (10,383)      1,164,785       1,485,385
                                                                        ------------    ------------    ------------
Cash flows from investing activities
Proceeds from disposition of investments ............................      5,923,165       7,657,377      14,893,442
Purchases of securities .............................................     (3,545,458)    (15,922,079)    (21,924,423)
Maturities of securities ............................................      2,267,970         540,000       4,840,000
Income taxes paid on realized gain on investments ...................           --              --        (4,069,101)
                                                                        ------------    ------------    ------------
Net cash provided by (used in) investing activities .................      4,645,677      (7,724,702)     (6,260,082)
                                                                        ------------    ------------    ------------
Cash flows from financing activities
Increase (decrease) in notes payable to bank ........................      1,500,000     (55,000,000)     60,000,000
Increase (decrease) in notes payable to portfolio companies .........     (3,500,000)      1,000,000       5,000,000
Distributions from undistributed net investment income ..............     (2,294,631)     (2,289,031)     (2,289,031)
Proceeds from exercise of employee stock options ....................        498,750            --              --
                                                                        ------------    ------------    ------------
Net cash provided by (used in) financing activities .................     (3,795,881)    (56,289,031)     62,710,969
                                                                        ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents ................        839,413     (62,848,948)     57,936,272
Cash and cash equivalents at beginning of year ......................      1,137,767      63,986,715       6,050,443
                                                                        ------------    ------------    ------------
Cash and cash equivalents at end of year ............................   $  1,977,180    $  1,137,767    $ 63,986,715
                                                                        ============    ============    ============
Supplemental disclosure of cash flow information:
Cash paid during the year for:. Interest ............................   $    922,011    $  1,144,558    $    436,023
                                Income taxes ........................   $        287    $     11,591    $  4,092,891




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

2.   Valuation of Investments

     The consolidated financial statements as of March 31, 2002 and 2001 include securities valued at $317,137,082 (91% of the value of the consolidated investment portfolio) and $285,059,091 (90% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

3.   Income taxes

     For the tax years ended December 31, 2001, 2000 and 1999, CSC and CSVC qualified to be taxed as regulated investment companies ("RICs") under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). Both CSC and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

     No material provision was made for Federal income taxes on the investment company taxable income of CSC and CSVC for the 2002, 2001 and 2000 fiscal years. Such income was distributed to shareholders in the form of cash dividends for which CSC and CSVC receive a tax deduction. With respect to net investment income, the income tax expense for each of the three years ended March 31, 2002 includes a deferred tax provision related to the net pension benefit.

     CSC and CSVC may not qualify or elect to be taxed as RICs in future years. Therefore, consolidated deferred Federal income taxes of $92,107,000 and $79,310,000 have been provided on net unrealized appreciation of investments of $265,287,211 and $228,315,863 at March 31, 2002 and 2001, respectively. Such appreciation is not included in taxable income until realized. Deferred income taxes on net unrealized appreciation of investments have been provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35% at March 31, 2002 and 2001.

4.   Notes Payable

     The note payable to bank at March 31, 2002 and 2001 was from an unsecured $15,000,000 revolving line of credit, of which $6,500,000 and $5,000,000 had been drawn, respectively. The revolving line of credit bears interest at the bank's base rate less .50% or LIBOR plus 1.25% and matures on July 31, 2002.

     The notes payable to portfolio companies were demand promissory notes to Skylawn Corporation and The Whitmore Manufacturing Company with interest payable at prime minus 2.25%. Interest expense on these portfolio companies' notes were $216,280 in 2002 and $421,870 in 2001.

5.   Subordinated Debenture

     The subordinated debenture of $5,000,000 outstanding at March 31, 2002 and 2001 is payable to others and guaranteed by the Small Business Administration ("SBA"), bears interest at 8.0% and matures June 1, 2002.

6.   Employee Stock Option Plan

     Under the 1984 Incentive Stock Option Plan, options to purchase 28,000, 42,000 and 42,000 shares of common stock at $35.625 per share (the market price at the time of grant) were outstanding and exercisable at March 31, 2002, 2001 and 2000, respectively, and expire in 2003. During the three years ended March 31, 14,000 options were exercised in 2002 and -0- were exercised in 2001 and 2000. The 1984 Incentive Stock Option Plan expired in 1994.

     Under the 1999 Stock Option Plan, 140,000 shares of common stock were reserved for issuance to employees and officers of the Company. Options to purchase 32,000 shares at a price of $77.00 per share and 6,000 shares at a price of $84.70 per share were granted during the year ended March 31, 2000. No options were granted during the year ended March 31, 2001. Options to purchase 29,000 shares at a price of $65.00 per share and 15,000 shares at a price of $65.70 per share were granted during the year ended March 31, 2002. During the year ended March 31, 2002, options to purchase 27,500 shares were canceled, leaving a total of 54,500 options outstanding at March 31, 2002 and a total of 85,500 options available for future grant. Options to purchase 38,000 shares were outstanding at March 31, 2001 and 2000. All options were granted at or above market price and expire ten years from the date of grant and are generally exercisable on or after the first anniversary of the date of grant in five to ten annual installments. At March 31, 2002, 2001 and 2000, options to purchase 8,100, 7,750 and 2,400 shares under the 1999 Stock Option Plan were exercisable.

     At March 31, 2002, if all vested outstanding options for which the market price exceeds the exercise price had been exercised, the Company's net asset value would have been reduced by $0.22 per share, assuming the option proceeds received increased the Company's net asset value and the optioned shares increased the number of shares outstanding. As of March 31, 2001, exercise of all such options would have reduced the Company's net asset value by $0.26 per share.


7.   Employee Stock Ownership Plan

     The Company and one of its wholly-owned portfolio companies sponsor a qualified employee stock ownership plan ("ESOP") in which certain employees participate. Contributions to the plan, which are invested in Company stock, are made at the discretion of the Board of Directors. A participant's interest in contributions to the ESOP fully vests after five years of active service. During the three years ended March 31, the Company made contributions to the ESOP, which were charged against net investment income, of $28,322 in 2002, $42,997 in 2001 and $43,862 in 2000.

8.   Retirement Plans

     The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned portfolio companies.
The following information about the plan represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last ten years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended
March 31, 2002.

     The following tables set forth the qualified plan's benefit obligations and fair value of plan assets at March 31, 2002, 2001 and 2000:

                                                      Years Ended March 31
                                         --------------------------------------------
                                              2002            2001            2000
                                         ------------    ------------    ------------
Change in benefit obligation
Benefit obligation at beginning
     of  year ........................   $  3,255,669    $  3,260,366    $  3,315,119
Service cost .........................         58,428          50,961          43,818
Interest cost ........................        207,940         205,976         193,397
Actuarial gain (loss) ................         94,298          59,571        (201,158)
Benefits paid ........................       (331,872)       (321,205)        (90,810)
                                         ------------    ------------    ------------
Benefit obligation at end of year ....   $  3,284,463    $  3,255,669    $  3,260,366
                                         ============    ============    ============


Change in plan assets
Fair value of plan assets at beginning
     of  year ........................   $  8,758,035    $  9,837,547    $ 10,074,598
Actual return on plan assets .........        984,157        (758,307)       (146,241)
Benefits paid ........................       (331,872)       (321,205)        (90,810)
                                         ------------    ------------    ------------
Fair value of plan assets at end of
     year ............................   $  9,410,320    $  8,758,035    $  9,837,547
                                         ============    ============    ============

     The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                             March 31
                                                     --------------------------
                                                         2002           2001
                                                     -----------    -----------
Actuarial present value of benefit obligations:
     Accumulated benefit obligation ................ $(2,906,821)   $(2,938,747)
                                                     ===========    ===========

Projected benefit obligation for service rendered to
     date .......................................... $(3,284,463)   $(3,255,669)
Plan assets at fair value* .........................   9,410,320      8,758,035
                                                     -----------    -----------
Excess of plan assets over the projected benefit
     obligation ....................................   6,125,857      5,502,366
Unrecognized net (gain) loss from past experience
     different from that assumed and effects of
     changes in assumptions ........................      32,117        109,379
Prior service costs not yet recognized .............    (140,319)      (151,642)
Unrecognized net assets being amortized over
     19 years ......................................    (221,477)      (295,308)
                                                     -----------    -----------
Prepaid pension cost included in other assets ...... $ 5,796,178    $ 5,164,795
                                                     ===========    ===========
--------------
*Primarily equities and bonds including approximately 30,000 shares of common stock of the Company.

     Components of net pension benefit related to the qualified plan include the following:

                                                  Years Ended March 31
                                      -----------------------------------------
                                          2002           2001           2000
                                      -----------    -----------    -----------
Service cost - benefits earned during
     the year ....................... $    58,428    $    50,961    $    43,818
Interest cost on projected benefit
     obligation .....................     207,940        205,976        193,397
Actual return on assets .............    (984,157)       758,307        146,241
Net amortization and deferral .......      86,406     (1,653,169)      (960,903)
                                      -----------    -----------    -----------
Net pension benefit from
     qualified plan ................. $  (631,383)   $  (637,925)   $  (577,447)
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

     The following table sets forth the Retirement Restoration Plan's benefit obligations at March 31, 2002, 2001 and 2000:

                                                 Years Ended March 31
                                      -----------------------------------------
                                          2002           2001           2000
                                      -----------    -----------    -----------
Change in benefit obligation
Benefit obligation at beginning
     of  year ...................     $ 1,758,214    $ 2,026,495    $ 2,166,180
Service cost ....................           8,573          4,945          4,089
Interest cost ...................         113,779        113,497        117,541
Actuarial gain (loss) ...........          97,210       (176,776)      (261,315)
Benefits paid ...................        (199,280)      (209,947)          --
                                      -----------    -----------    -----------
Benefit obligation at end of year     $ 1,778,496    $ 1,758,214    $ 2,026,495
                                      ===========    ===========    ===========

     The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:

                                                              March 31
                                                     --------------------------
                                                         2002           2001
                                                     -----------    -----------

Projected benefit obligation .....................   $(1,778,496)   $(1,758,214)
Unrecognized net (gain) loss from past ex-
     perience different from that assumed
     and effects of changes in assumptions .......       (34,465)      (131,675)
Unrecognized prior service costs .................        65,380         69,875
                                                     -----------    -----------
Accrued pension cost included in other liabilities   $(1,747,581)   $(1,820,014)
                                                     ===========    ===========

     The Retirement Restoration Plan expenses recognized during the years ended March 31, 2002, 2001 and 2000 of $126,847, $151,751 and $141,463, respectively, are offset against the net pension benefit from the qualified plan.

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.5% and 5.0%, respectively, at March 31, 2002, March 31, 2001 and March 31, 2000. The expected long-term rate of return used to project estimated earnings on plan assets for the qualified plan was 7.5% for the years ended March 31, 2002, March 31, 2001 and March 31, 2000. The calculations also assume retirement at age 65, the normal retirement age.

9.   Sources of Income

     Income was derived from the following sources:


                                      Investment  Income           Realized Gain
Years Ended              ------------------------------------------  (Loss) on
March 31                                                            Investments
--------                                                  Other    Before Income
2002                        Interest    Dividends        Income        Taxes
----                     ------------------------------------------------------

Companies more than
   25% owned .........   $    39,200   $ 2,996,591   $   487,400    $      --
Companies 5% to 25%
   owned .............        99,041          --            --             --
Companies less than
   5% owned ..........       133,549       297,042        43,000       (762,114)
Other sources,
   including temporary
   investments .......        50,731          --            --             --
                         ------------------------------------------------------
                         $   322,521   $ 3,293,633   $   530,400    $  (762,114)
                         ======================================================

2001
----
Companies more than
   25% owned .........   $    72,800   $ 2,585,386   $   494,900    $      --
Companies 5% to 25%
   owned .............          --            --            --       (3,000,000)
Companies less than
   5% owned ..........       217,080       370,447        35,500     (2,125,493)
Other sources,
   including temporary
   investments .......       252,361          --            --             --
                         ------------------------------------------------------
                         $   542,241   $ 2,955,833   $   530,400    $(5,125,493)
                         ======================================================

2000
----
Companies more than
   25% owned .........   $   106,400   $ 1,440,755   $   487,400    $      --
Companies 5% to 25%
   owned .............          --            --          (1,500)     8,133,870
Companies less than
   5% owned ..........       173,105       438,098        39,500      1,097,572
Other sources,
   including temporary
   investments .......       604,647          --            --             --
                         ------------------------------------------------------
                         $   884,152   $ 1,878,853   $   525,400    $ 9,231,442
                         ======================================================

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

(all figures in thousands)                          March 31
                                          ------------------------------
                                            2002                  2001
                                          --------              --------
Condensed Balance Sheet Data
   Assets
   Cash and temporary
     investments ......................   $ 21,884              $ 14,815
   Receivables ........................     28,092                30,504
   Inventories ........................     38,721                37,536
   Property, plant and equipment ......     38,109                38,609
   Other assets .......................     21,072                19,783
                                          --------              --------
     Totals ...........................   $147,878              $141,247
                                          ========              ========

   Liabilities and Shareholder's Equity
   Long-term debt .....................   $ 10,594              $  8,334
   Other liabilities ..................     16,926                19,414
   Shareholder's equity ...............    120,358               113,499
                                          --------              --------
     Totals ...........................   $147,878              $141,247
                                          ========              ========

Condensed Statements of Income ........     2002       2001       2000
                                          --------   --------   --------
   Revenues ...........................   $ 96,417   $ 93,575   $ 91,608
   Costs and operating expenses .......   $ 83,475   $ 80,952   $ 79,237
   Net income .........................   $  9,137   $  9,830   $  7,917

11.  Commitments

     The Company has agreed, subject to certain conditions, to invest up to $3,239,346 in six portfolio companies.

     The Company leases office space under an operating lease which requires base annual rentals of approximately $59,000 through February, 2003. For the three years ended March 31, total rental expense charged to investment income was $58,984 in 2002, $58,145 in 2001 and $57,479 in 2000.


                       Selected Per Share Data and Ratios


                                                                                         Years Ended March
                                                                 -----------------------------------------------------------------
Per Share Data                                                       2002          2001         2000           1999          1998
                                                                -----------------------------------------------------------------
Investment income ............................................   $    1.08     $    1.06     $     .86     $    1.00     $    1.28
Operating expenses ...........................................        (.27)         (.26)         (.27)         (.40)         (.42)
Interest expense .............................................        (.24)         (.30)         (.12)         (.11)         (.11)
Income taxes .................................................        (.04)         (.05)         (.03)         (.03)         (.03)
                                                                 -----------------------------------------------------------------
Net investment income ........................................         .53           .45           .44           .46           .72
Distributions from undistributed net investment income .......        (.60)         (.60)         (.60)         (.60)         (.60)
Net realized gain (loss) on investments ......................        (.14)         (.85)         1.58           .26          1.71
Net increase (decrease) in unrealized appreciation of
  investments after deferred taxes ....                               6.31         (1.69)        (6.49)       (10.81)        18.32
Exercise of employee stock options* ..........................        (.08)         --            --            (.30)         (.13)
                                                                 -----------------------------------------------------------------



Increase (decrease) in net asset value .......................        6.02         (2.69)        (5.07)       (10.99)        20.02
Net asset value:
  Beginning of year ..........................................       59.40         62.09         67.16         78.15         58.13
                                                                 -----------------------------------------------------------------
  End of year ................................................   $   65.42     $   59.40     $   62.09     $   67.16     $   78.15
                                                                 =================================================================

Increase (decrease) in deferred taxes on
   unrealized appreciation ...................................   $    3.26     $   (1.01)    $   (3.49)    $ (6.04)      $    9.74
Deferred taxes on unrealized appreciation:
  Beginning of year ..........................................       20.79         21.80         25.29         31.33         21.59
                                                                 -----------------------------------------------------------------
  Ending of year .............................................   $   24.05     $   20.79     $   21.80     $   25.29     $   31.33
                                                                 =================================================================

Ratios and Supplemental Data
Ratio of operating expenses to average net assets ............        .42%          .42%          .42%          .55%          .60%
Ratio of operating expenses to average net assets
  plus average deferred taxes on unrealized appreciation  ....        .31%          .31%          .31%          .39%          .44%
Ratio of net investment income to average net assets .........        .85%          .74%          .67%          .63%         1.05%
Portfolio turnover rate ......................................       1.05%         2.56%         4.26%          .19%         2.45%
Shares outstanding at end of period (000s omitted) ...........       3,829         3,815         3,815         3,815         3,788

--------------
*Net decrease is due to the exercise of employee stock options at prices less than beginning of period net asset value.

Independent Auditors' Report


The Board of Directors and Shareholders
   Capital Southwest Corporation:


     We have audited the accompanying consolidated statements of financial condition of Capital Southwest Corporation and subsidiary as of March 31, 2002 and 2001, including the portfolio of investments as of March 31, 2002, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended March 31, 2002 and the selected per share data and ratios for each of the years in the five-year period ended March 31, 2002. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included the physical examination of securities owned as of March 31, 2002 and 2001, held by the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Capital Southwest Corporation and subsidiary as of March 31, 2002 and 2001, the results of their operations, the changes in their net assets and their cash flows for each of the years in the three-year period ended March 31, 2002, and the selected per share data and ratios for each of the years in the five-year period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.




                                                                KPMG LLP
Dallas, Texas
April 19, 2002

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations



Results of Operations

     The composite measure of the Company's financial performance in the Consolidated Statements of Operations is captioned "Increase (decrease) in net assets from operations" and consists of three elements. The first is "Net investment income", which is the difference between the Company's income from interest, dividends and fees and its combined operating and interest expenses, net of applicable income taxes. The second element is "Net realized gain (loss) on investments", which is the difference between the proceeds received from disposition of portfolio securities and their stated cost, net of applicable income tax expense. The third element is the "Net increase (decrease) in unrealized appreciation of investments", which is the net change in the market or fair value of the Company's investment portfolio, compared with stated cost, net of an increase or decrease in deferred income taxes which would become payable if the unrealized appreciation were realized through the sale or other disposition of the investment portfolio. It should be noted that the "Net realized gain (loss) on investments" and "Net increase (decrease) in unrealized appreciation of investments" are directly related in that when an appreciated portfolio security is sold to realize a gain, a corresponding decrease in net unrealized appreciation occurs by transferring the gain associated with the transaction from being "unrealized" to being "realized." Conversely, when a loss is realized on a depreciated portfolio security, an increase in net unrealized appreciation occurs.

Net Investment Income

     The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $48,877 in 2002, $249,000 in 2001 and $599,000 in 2000. The
Company also receives management fees from its wholly-owned portfolio companies which aggregated $458,400 in each of the years ended March 31, 2002, March 31, 2001 and March 31, 2000. During the three years ended March 31, 2002, the Company recorded dividend income from the following sources:

                                                     Years Ended March 31
                                            ------------------------------------
                                               2002         2001         2000
                                            ----------   ----------   ----------
AT&T Corp. ................................ $   19,987   $   68,621   $  146,570
Alamo Group Inc. ..........................    677,112      677,112      790,756
Dennis Tool Company .......................     49,999       49,999       49,999
Kimberly-Clark Corporation ................     87,985       84,126       81,039
The RectorSeal Corporation ................    960,000      960,000      240,000
Skylawn Corporation .......................  1,069,480      658,275      300,000
TCI Holdings, Inc. ........................     81,270       81,270       81,270
Texas Shredder, Inc. ......................     44,506       40,460       40,460
The Whitmore Manufacturing Company ........    240,000      240,000       60,000
Other .....................................     63,294       95,970       88,759
                                            ----------   ----------   ----------
                                            $3,293,633   $2,955,833   $1,878,853
                                            ==========   ==========   ==========

     Total operating expenses, excluding interest expense, increased by $43,684 or 4.5% and decreased by $47,073 or 4.6% during the years ended March 31, 2002 and 2001, respectively. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit. Interest expense decreased by $214,965 during the year ended March 31, 2002 due to a decrease in interest rates. For the year ended March 31, 2001, interest expense increased by $688,075 due to increased borrowings.

Net Realized Gain (Loss) on Investments

     Net realized loss on investments was $537,934 (after income tax benefit of $224,180) during the year ended March 31, 2002, compared with a loss of $3,230,987 (after income tax benefit of $1,894,506) during 2001 and a gain of $6,019,892 (after income tax expense of $3,211,550) during 2000. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains or losses through the disposition of certain portfolio investments.

Net Increase (Decrease) in Unrealized Appreciation of Investments

     For the three  years  ended  March 31, the  Company  recorded  an  increase
(decrease) in unrealized appreciation of investments before income taxes of $36,971,348, $(10,310,835) and $(38,071,790) in 2002, 2001 and 2000,
respectively. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation (before the related change in deferred income taxes and excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.

                                                 Years Ended March 31
                                  --------------------------------------------
                                       2002            2001            2000
                                  ------------    ------------    ------------

AT&T Corp. ....................   $   (746,162)   $ (4,681,896)   $    430,271
Alamo Group Inc. ..............      2,821,000       2,821,000       7,276,953
All Components, Inc. ..........        (50,000)      3,450,000       1,975,000
American Homestar Corporation .           --              --        (4,224,707)
Amfibe, Inc. ..................           --              --         3,900,000
Balco, Inc. ...................      1,482,240            --        (2,529,600)
CDC Technologies, Inc./Drew
     Scientific Group PLC .....        (38,098)     (2,592,541)     (3,099,156)
Concert Industries Ltd. .......     (3,740,000)        294,351            --
Dyntec, Inc. ..................           --              --        (4,499,998)
Encore Wire Corporation .......     10,898,000            --        (2,724,000)
Liberty Media Group ...........       (921,280)    (10,605,732)     11,183,260
Mail-Well, Inc. ...............       (524,000)     (6,290,000)     (5,241,000)
Media Recovery, Inc. ..........     (8,000,000)     10,000,000       2,585,000
Organized Living, Inc. ........     (3,000,000)           --              --
Palm Harbor Homes, Inc. .......     31,420,000      (7,855,000)    (39,276,000)
PETsMART, Inc. ................      5,298,343         654,220      (3,271,100)
The RectorSeal Corporation ....      2,500,000       5,500,000       3,500,000
Skylawn Corporation ...........           --         3,000,000            --
Sprint Corporation-FON Group ..       (482,400)     (2,952,720)      1,003,500

     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments - March 31, 2002."

Deferred Taxes on Unrealized Appreciation of Investments

     The Company provides for deferred Federal income taxes on net unrealized appreciation of investments. Such taxes would become payable at such time as unrealized appreciation is realized through the sale or other disposition of those components of the investment portfolio which would result in taxable transactions. At March 31, 2002 consolidated deferred Federal income taxes of $92,107,000 were provided on net unrealized appreciation of investments of $265,287,211 compared with deferred taxes of $79,310,000 on net unrealized appreciation of $228,315,863 at March 31, 2001. Deferred income taxes at March 31, 2002 and 2001 were provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35%.

Portfolio Investments

     During the year ended March 31, 2002, the Company invested $3,545,458 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also lists dispositions of portfolio securities. During the 2001 and 2000 fiscal years, the Company invested a total of $15,922,079 and $21,924,423, respectively.

Financial Liquidity and Capital Resources

     At March 31, 2002, the Company had cash and cash equivalents of approximately $2.0 million. Pursuant to Small Business Administration ("SBA") regulations, cash and cash equivalents of $0.7 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to SBA's approval of its credit application, CSVC would be entitled to borrow up to $58.8 million in addition to the $5 million presently outstanding. The Company also has an unsecured $15,000,000 revolving line of credit from a commercial bank, of which $8,500,000 was available at March 31, 2002. With the exception of a capital gain distribution made in the form of a distribution of the stock of a portfolio company in the fiscal year ended March 31, 1996, the Company has elected to retain all gains realized during the past 34 years. Retention of future gains is viewed as an important source of funds to sustain the Company's investment activity. Approximately $30.3 million of the Company's investment portfolio is represented by unrestricted publicly-traded securities, which have an ascertainable market value and represent a primary source of liquidity.

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

Critical Accounting Policies

Valuation of Investments

     In accordance with the Investment Company Act of 1940, investments in unrestricted securities (freely marketable securities having readily available market quotations) are valued at market and investments in restricted securities (securities subject to one or more resale restrictions) are valued at fair value determined in good faith by the Company's Board of Directors. Under the valuation policy of the Company, unrestricted securities are valued at the closing sale price for listed securities and at the lower of the closing bid price or the last sale price for Nasdaq securities on the valuation date. Restricted securities, including securities of publicly-owned companies which are subject to restrictions on resale, are valued at fair value, which is considered to be the amount the Company may reasonably expect to receive if such securities were sold on the valuation date. Valuations as of any particular date, however, are not necessarily indicative of amounts which may ultimately be realized as a result of future sales or other dispositions of securities.

     Among the factors considered by the Board of Directors in determining the fair value of restricted securities are the financial condition and operating results of the issuer, the long-term potential of the business of the issuer, the market for and recent sales prices of the issuer's securities, the values of similar securities issued by companies in similar businesses, the proportion of the issuer's securities owned by the Company, the nature and duration of resale restrictions and the nature of any rights enabling the Company to require the issuer to register restricted securities under applicable securities laws. In determining the fair value of restricted securities the Board of Directors considers the inherent value of such securities without regard to the restrictive feature and adjusts for any diminution in value resulting from restrictions on resale.

Deferred Income Taxes

     In future years, the Company may not qualify or elect to be taxed as a regulated investment company ("RIC") under applicable provisions of the Internal Revenue Code. Therefore, deferred Federal income taxes have been provided on net unrealized appreciation of investments at the then currently effective corporate tax rate on capital gains.

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


                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)


                                                 1992         1993         1994         1995         1996         1997
-------------------------------------------------------------------------------------------------------------------------
Financial Position  (as of March 31)
Investments at cost ........................   $  34,929    $  33,953    $  41,993    $  49,730    $  58,544    $  59,908
Unrealized appreciation ....................     100,277      113,153      132,212      153,031      198,386      233,383
                                               ---------    ---------    ---------    ---------    ---------    ---------
Investments at market or
   fair value ..............................     135,206      147,106      174,205      202,761      256,930      293,291
Total assets ...............................     208,871      176,422      270,874      213,811      326,972      310,760
Subordinated debentures ....................      11,000       15,000       15,000       11,000       11,000        5,000
Deferred taxes on
   unrealized appreciation .................      33,761       38,112       45,932       53,247       69,121       81,313
Net assets .................................     107,522      121,455      133,053      147,370      189,048      218,972
Shares outstanding .........................       3,644        3,681        3,715        3,735        3,767        3,767
-----------------------------------------------------------------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income ......................   $   2,363    $   2,189    $   2,870    $   2,447    $   2,855    $   2,574
Net realized gain (loss) on
   investments .............................      14,313        5,099         (475)         142       11,174        6,806
Net increase (decrease) in
   unrealized appreciation
   before distributions ....................      (4,541)       8,524       11,160       13,584       38,746       22,804
                                               ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions ....................      12,135       15,812       13,555       16,173       52,775       32,184
Cash dividends paid ........................      (2,181)      (2,202)      (2,228)      (2,241)      (2,270)      (2,260)
Securities distributed .....................        --           --           --           --         (9,402)        --
Employee stock options
   exercised ...............................         429          322          272          385          575         --
                                               ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net assets ..........      10,383       13,932       11,599       14,317       41,678       29,924
-----------------------------------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation .................   $    9.27    $   10.35    $   12.36    $   14.26    $   18.35    $   21.59
Net assets .................................       29.51        32.99        35.81        39.46        50.18        58.13
Closing market price .......................       24.25        36.50       38.125        38.00        60.00       67.875
Cash dividends paid ........................         .60          .60          .60          .60          .60          .60
Securities distributed .....................        --           --           --           --           2.50         --




                 Selected Consolidated Financial Data Continued
                (all figures in thousands except per share data)

                                                 1998         1999         2000         2001         2002
------------------------------------------------------------------------------------------------------------

Financial Position  (as of March 31)
Investments at cost ........................   $  61,154    $  73,580    $  85,002    $  87,602    $  82,194
Unrealized appreciation ....................     340,132      276,698      238,627      228,316      265,287
                                               ---------    ---------    ---------    ---------    ---------
Investments at market or
   fair value ..............................     401,286      350,278      323,629      315,918      347,481
Total assets ...............................     522,324      360,786      392,586      322,668      357,183
Subordinated debentures ....................       5,000        5,000        5,000        5,000        5,000
Deferred taxes on
   unrealized appreciation .................     118,674       96,473       83,151       79,310       92,107
Net assets .................................     296,023      256,232      236,876      226,609      250,491
Shares outstanding .........................       3,788        3,815        3,815        3,815        3,829
------------------------------------------------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income ......................   $   2,726    $   1,762    $   1,663    $   1,723    $   2,042
Net realized gain (loss) on
   investments .............................       6,485          995        6,020       (3,231)        (538)
Net increase (decrease) in
   unrealized appreciation
   before distributions ....................      69,388      (41,233)     (24,750)      (6,470)      24,174
                                               ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions ....................      78,599      (38,476)     (17,067)      (7,978)      25,678
Cash dividends paid ........................      (2,268)      (2,280)      (2,289)      (2,289)      (2,295)
Securities distributed .....................        --           --           --           --           --
Employee stock options
   exercised ...............................         720          965         --           --            499
                                               ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net assets ..........      77,051      (39,791)     (19,356)     (10,267)      23,882
------------------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation .................   $   31.33    $   25.29    $   21.80    $   20.79    $   24.05
Net assets .................................       78.15        67.16        62.09        59.40        65.42
Closing market price .......................       94.00        73.00        54.75        65.00        68.75
Cash dividends paid ........................         .60          .60          .60          .60          .60
Securities distributed .....................        --           --           --           --           --

                             Shareholder Information


Stock Transfer Agent

     American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038 (telephone 800-937-5449) serves as transfer agent for the Company's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

Shareholders

     The Company had approximately 900 record holders of its common stock at March 31, 2002. This total does not include an estimated 1,800 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

     The Company's common stock trades on The Nasdaq Stock Market under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended                                                High        Low
--------------------------------------------------------------------------------
June 30, 2000....................................          $61 1/4    $  53
September 30, 2000...............................           62 1/2       57
December 31, 2000................................           59 3/4       50 5/8
March 31, 2001...................................           68%          52

Quarter Ended                                                High        Low
--------------------------------------------------------------------------------
June 30, 2001....................................          $69.00     $  59.00
September 30, 2001...............................           68.20        60.25
December 31, 2001...............................            67.19        57.35
March 31, 2002...................................           69.01        63.28



Dividends

   The payment dates and amounts of cash dividends per share since April 1, 2000 are as follows:

Payment Date                                                       Cash Dividend
--------------------------------------------------------------------------------
May 31, 2000..............................................             $0.20
November 30, 2000.........................................              0.40
May 31, 2001..............................................              0.20
November 30, 2001.........................................              0.40
May 31, 2002..............................................              0.20


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

Annual Meeting

     The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 15, 2002, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (first floor), 12900 Preston Road, Dallas, Texas.