Form 10-K, Exhibit 13
period 2003-03-31
CAPITAL SOUTHWEST CORP
filed 2003-06-13
CIK 17313

EXHIBIT 13.1

                   Twelve Largest Investments - March 31, 2003

================================================================================
Palm Harbor Homes, Inc.                                     $70,696,000
--------------------------------------------------------------------------------

     Palm Harbor Homes, Dallas, Texas, is an integrated manufacturer and retailer of manufactured and modular housing produced in 19 plants and sold in 29 states by 153 company-owned retail stores and over 100 independent dealers. The company provides financing through its subsidiary, CountryPlace Mortgage, and through its jointly-owned mortgage banking company, BSM Financial, and sells insurance through its subsidiary, Standard Casualty. Palm Harbor's high-quality homes are designed to meet the need for attractive, affordable housing.

     During the year ended March 28, 2003, Palm Harbor earned $3,221,000 ($0.14 per share) on net sales of $573,130,000, compared with earnings of $19,448,000 ($0.85 per share) on net sales of $627,380,000 in the previous year. The March 31, 2003 closing Nasdaq bid price of Palm Harbor's common stock was $14.19 per share.

     At March 31, 2003, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $70,696,000 ($9.00 per share), consisting of 7,855,121 restricted shares of common stock, representing a fully-diluted equity interest of 34.1%.

================================================================================
The RectorSeal Corporation                                  $55,000,000
--------------------------------------------------------------------------------

     The RectorSeal Corporation, Houston, Texas, with two plants in Texas and a plant in New York, manufactures specialty chemical products including pipe thread sealants, firestop sealants, plastic cements and other formulations for plumbing and industrial applications. RectorSeal's subsidiary, Jet-Lube, Inc., with plants in Texas, England and Canada, produces anti-seize compounds, specialty lubricants and other products used in industrial and oil field applications. Another subsidiary produces a line of automotive chemical products sold under the Cargo and Blue Magic trade names. RectorSeal also owns a 20% equity interest in The Whitmore Manufacturing Company (described on page 9).

     During the year ended March 31, 2003, RectorSeal earned $6,799,000 on revenues of $63,161,000, compared with earnings of $5,277,000 on revenues of $57,338,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

     At March 31, 2003, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $55,000,000.

================================================================================
Skylawn Corporation                                         $38,000,000
--------------------------------------------------------------------------------

     Skylawn Corporation, Hayward, California, owns and operates cemeteries, mausoleums and mortuaries. Skylawn's operations, all of which are in California, include a major cemetery in San Mateo, a mausoleum and an adjacent mortuary in Oakland and cemeteries, mausoleums and mortuaries in Hayward, Sacramento and Napa. The company recently acquired a funeral home in San Bruno and will soon begin building a major funeral home on the grounds of its San Mateo County cemetery. Its insurance company and funeral and cemetery trusts enable Skylawn's clients to make pre-need arrangements.

     For the fiscal year ended March 31, 2003, Skylawn earned $3,299,000 on revenues of $24,871,000, compared with earnings of $3,772,000 on revenues of $26,928,000 in the previous year.

     At March 31, 2003, Capital Southwest owned 100% of Skylawn Corporation's common stock, which had a cost of $4,510,400 and was valued at $38,000,000.

================================================================================
Alamo Group Inc.                                            $22,570,000
--------------------------------------------------------------------------------

     Alamo Group Inc., Seguin, Texas, is a leading designer, manufacturer and distributor of heavy-duty, tractor-mounted mowing and other vegetation maintenance equipment, street-sweeping equipment and replacement parts. Founded in 1969, Alamo Group operates 13 manufacturing facilities and serves governmental, industrial and agricultural markets in the U.S., Europe, Canada and Australia.

     For the year ended December 31, 2002, Alamo reported consolidated earnings of $6,382,000 ($0.65 per share) on net sales of $259,435,000, compared with earnings of $10,812,000 ($1.11 per share) on net sales of $246,047,000 in the previous year. The March 31, 2003 closing NYSE market price of Alamo's common stock was $11.66 per share.

     At March 31, 2003, the $2,065,047 investment in Alamo by Capital Southwest and its subsidiary was valued at $22,570,000 ($8.00 per share), consisting of 2,821,300 restricted shares of common stock, representing a fully-diluted equity interest of 27.2%.

================================================================================
Encore Wire Corporation                                     $13,623,000
--------------------------------------------------------------------------------

     Encore Wire Corporation, McKinney, Texas, manufactures a broad line of copper electrical building wire and cable including non-metallic sheathed, underground feeder and THHN wire and cable for residential, commercial and industrial construction. Encore's products are sold through large-volume distributors and building materials retailers.

     For the year ended December 31, 2002, Encore reported net income of $5,964,000 ($0.39 per share) on net sales of $285,207,000, compared with net income of $9,130,000 ($0.60 per share) on net sales of $281,010,000 in the previous year. The March 31, 2003 closing Nasdaq bid price of Encore's common stock was $8.50 per share.

     At March 31, 2003, the $5,800,000 investment in 2,724,500 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $13,623,000 ($5.00 per share), representing a fully-diluted equity interest of 17.1%.

================================================================================
Media Recovery, Inc.                                        $10,000,000
--------------------------------------------------------------------------------

     Media Recovery, Inc., Graham, Texas, distributes computer and office automation supplies and accessories to corporate customers through its direct sales force with 27 offices in 22 states. Its Shockwatch division manufactures impact and tilt monitoring devices used to detect mishandled shipments. Media Recovery's subsidiary, The Damage Prevention Company, Denver, Colorado, manufactures dunnage products used to prevent damage in trucking, rail and export container shipments.

     During the year ended September 30, 2002, Media Recovery reported net income of $1,817,000 on net sales of $97,866,000, compared with net income of $3,007,000 on net sales of $110,840,000 in the previous year.

     At March 31, 2003, the $5,415,000 investment in Media Recovery by Capital Southwest and its subsidiary was valued at $10,000,000, consisting of 4,800,000 shares of Series A convertible preferred stock, representing a fully-diluted equity interest of 71.2%.

================================================================================
The Whitmore Manufacturing Company                          $10,000,000
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

     During the year ended March 31, 2003, Whitmore reported net income of $149,000 on net sales of $12,521,000, compared with net income of $88,000 on net sales of $12,151,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on page 8).

     At March 31, 2003, the direct investment in Whitmore by Capital Southwest was valued at $10,000,000 and had a cost of $1,600,000.

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

     During the year ended August 31, 2002, All Components reported net income of $1,605,000 on net sales of $135,936,000, compared with net income of $5,220,000 on net sales of $152,757,000 in the previous year.

     At March 31, 2003, the $150,000 investment in All Components by Capital Southwest's subsidiary was valued at $8,700,000 consisting of 150,000 shares of Series A convertible preferred stock, representing a 29.0% fully-diluted equity interest.

================================================================================
Liberty Media Corporation                                    $6,859,747
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

     For the year ended December 31, 2002, Liberty Media reported a net loss of $5.330 billion ($2.06 per share) on net sales of $2.084 billion, compared with a net loss of $6.203 billion ($2.40 per share) on net sales of $2.059 billion in the previous year. The March 31, 2003 closing NYSE market price of Series A common stock was $9.73 per share.

     At March 31, 2003, Capital Southwest owned 705,010 unrestricted shares of Series A common stock, having a total cost of $165,613 and a market value of $6,859,747 ($9.73 per share).


================================================================================
PETsMART, Inc.                                               $5,723,171
--------------------------------------------------------------------------------

     PETsMART, Inc., Phoenix, Arizona, is the largest specialty retailer of services and solutions for the lifetime needs of pets. The company operates more than 500 pet superstores in the United States and Canada and is the leading direct marketer of pet products through its e-commerce site and its pet and equine catalog business.

     For the year ended February 2, 2003, PETsMART, Inc. reported net income of $88,855,000 ($0.63 per share) on net sales of $2.695 billion, compared with net income of $39,567,000 ($0.35 per share) on net sales of $2.501 billion in the previous year. The March 31, 2003 closing Nasdaq bid price of PETsMART's common stock was $12.60 per share.

     At March 31, 2003, Capital Southwest and its subsidiary owned 454,220 unrestricted shares of common stock, having a cost of $1,995,524 and a market value of $5,723,171 ($12.60 per share).

================================================================================
AmPro Mortgage Corporation                                   $5,029,167
--------------------------------------------------------------------------------

     AmPro Mortgage Corporation, Dallas, Texas, is a newly formed company which acquired the production facility (but not the servicing operations) of Matrix Financial Services Corporation ("Matrix") on February 28, 2003. AmPro originates, acquires, sells and services residential mortgage loans through nine traditional wholesale offices and one wholesale sub-prime office in Santa Ana, California. The wholesale offices are located in Sacramento, Dallas, Houston, Chicago, St Louis, Phoenix, Denver, Atlanta and Jacksonville. In 2002, Matrix originated over $3.6 billion in mortgages.

     At March 31, 2003, the investment in AmPro by Capital Southwest was valued at its cost of $5,029,167 and consisted of 5,000 shares of Series A cumulative preferred stock and 29,167 shares of Series A common stock, representing a fully-diluted equity interest of 29.2%.

================================================================================
Texas Capital Bancshares, Inc.                               $5,000,006
--------------------------------------------------------------------------------

     Texas Capital Bancshares, Inc. of Dallas, Texas, formed in 1998, has raised a total of $133.2 million through three private placements and now has total assets of approximately $1.8 billion. With banks in Dallas, Fort Worth, Austin and San Antonio, Texas Capital Bancshares conducts its business through its wholly-owned subsidiary, Texas Capital Bank, N.A., which primarily targets middle market commercial and wealthy private client customers in Texas.

     For the year ended December 31, 2002, Texas Capital reported net income of $7,343,000 ($0.32 per share), compared with net income of $5,844,000 ($0.30 per share) in the previous year.

     At March 31, 2003, the investment in Texas Capital Bancshares by Capital Southwest was valued at its cost of $5,000,006, consisting of 689,656 shares of common stock, representing a fully-diluted equity interest of 2.9%.


                    Portfolio of Investments - March 31, 2003


         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------
+AT&T CORP.                                              <1%       ++26,649 shares common
   New York, New York                                                stock (acquired 3-9-99)           $        12      $    431,714
   Major provider of voice
   and data communications services
   including business and consumer
   long distance and Internet.
------------------------------------------------------------------------------------------------------------------------------------

+AT&T WIRELESS SERVICES, INC.                            <1%       ++42,878 shares common stock
   Redmond, Washington                                               (acquired 7-9-01)                          10           282,995
   Provider of wireless voice and data
   services and products in the cellular
   and PCS markets.
------------------------------------------------------------------------------------------------------------------------------------

+ALAMO GROUP INC.                                      27.2%       2,821,300 shares common stock
   Seguin, Texas                                                     (acquired 4-1-73 thru 10-4-99)      2,065,047        22,570,000
   Tractor-mounted mowing and vegetation
   maintenance equipment for governmental,
   industrial and agricultural markets;
   street-sweeping equipment for municipalities.
------------------------------------------------------------------------------------------------------------------------------------

ALL COMPONENTS, INC.                                   29.0%       150,000 shares Series A convertible
   Farmers Branch, Texas                                             preferred stock, convertible into
   Distribution and production of memory and                         600,000 shares of common stock
   other components for personal computer                            at $0.25 per share
   manufacturers, retailers and value-added                          (acquired 9-16-94)                    150,000         8,700,000
   resellers; electronics contract manufacturing.
------------------------------------------------------------------------------------------------------------------------------------

+ALLTEL CORPORATION                                      <1%       ++8,880 shares common stock
   Little Rock, Arkansas                                             (acquired 7-1-98)                     108,355           397,469
   Wireline and wireless communications
   and  information services.
------------------------------------------------------------------------------------------------------------------------------------

AMPRO MORTGAGE CORPORATION                             29.2%       5,000 shares Series A cumulative
   Dallas, Texas                                                     preferred stock
   Originator and banker of residential                              (acquired 2-28-03)                  5,000,000         5,000,000
   mortgage loans.                                                 29,167 shares Series A common stock
                                                                     (acquired 2-28-03)                    29,167            29,167
                                                                                                         ---------         ---------
                                                                                                         5,029,167         5,029,167
------------------------------------------------------------------------------------------------------------------------------------

BALCO, INC.                                            89.7%       445,000 shares common stock
   Wichita, Kansas                                                   and 60,920 shares Class B
   Specialty architectural products                                  non-voting common stock
   used in the construction and remodeling                           (acquired 10-25-83 and 5-30-02)       624,920         5,000,000
   of commercial and institutional buildings.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)




         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

BOXX TECHNOLOGIES, INC.                                16.3%       3,125,354 shares Series B
   Austin, Texas                                                     convertible preferred stock,
   Workstations for computer graphics                                convertible into 3,125,354
   imaging and design.                                               shares of common stock at
                                                                     $0.50 per share (acquired
                                                                     8-20-99 thru 8-8-01)              $ 1,500,000      $         2
                                                                   Warrants to purchase 80,000
                                                                     shares of Series B preferred
                                                                     stock at $0.50 per share,
                                                                     expiring 2005 (acquired 8-24-00)         --                --
                                                                                                       -----------      ------------
                                                                                                         1,500,000                 2
------------------------------------------------------------------------------------------------------------------------------------

CMI HOLDING COMPANY, INC.                              14.0%       1,745,744 shares Series
   Richardson, Texas                                                 A preferred stock
   Owns Chase Medical, which develops                                (acquired 8-21-02)                  3,000,000         3,000,000
   and sells devices used in cardiac surgery
   including proprietary devices for surgical
   intervention to relieve congestive
   heart failure.
------------------------------------------------------------------------------------------------------------------------------------

CASHWORKS, INC.                                        33.8%       1,500,000 shares Series
   Dallas, Texas                                                     B convertible preferred stock,
   Provides an ATM based system to convenience                       convertible into 1,500,000
   stores and other retail outlets for paycheck                      shares of common stock at $2.00
   cashing and other financial  services.                            per share (acquired 1-31-03)        3,000,000         3,000,000
                                                                   Warrant to purchase 375,000 shares
                                                                     of Series B preferred
                                                                     stock at $0.85 per share,
                                                                     expiring 2007
                                                                     (acquired 1-31-03)                       --                --
                                                                                                       -----------      ------------
                                                                                                         3,000,000         3,000,000
------------------------------------------------------------------------------------------------------------------------------------

+COMCAST CORPORATION                                     <1%       ++43,104 shares common stock                 21         1,234,068
   Philadelphia, PA                                                  (acquired 11-18-02)
   Development, management and operation of
   broadband cable networks, electronic
   retailing and programming.
------------------------------------------------------------------------------------------------------------------------------------

+CONCERT INDUSTRIES LTD.                                7.5%       2,833,485 shares common stock
   Vancouver, British Columbia                                       (acquired 5-31-00 thru 6-1-01)      9,131,224           443,000
   Manufacture and sale of latex,                                  Warrants to purchase 373,758 shares
   thermal and multi-bonded air-laid                                 of common stock at C$8.00
   nonwoven fabrics having superabsorbent                            (US$5.442) per share, expiring
   properties.                                                       2003 (acquired 6-1-01)                188,900              --
                                                                                                       -----------      ------------
                                                                                                         9,320,124           443,000
------------------------------------------------------------------------------------------------------------------------------------

DENNIS TOOL COMPANY                                    66.8%       20,725 shares 5% convertible preferred
   Houston, Texas                                                    stock, convertible into 20,725 shares
   Polycrystalline diamond compacts                                  of common stock at $48.25 per share
   (PDCs) used in oil field drill                                    (acquired 8-10-98)                    999,981           999,981
   bits and in mining and industrial                               140,137 shares common stock
   applications.                                                     (acquired 3-7-94 and 8-10-98)       2,329,963           500,000
                                                                                                       -----------      ------------
                                                                                                         3,329,944         1,499,981
------------------------------------------------------------------------------------------------------------------------------------

+ENCORE WIRE CORPORATION                               17.1%       2,724,500 shares common stock
   McKinney, Texas                                                   (acquired 7-16-92 thru 10-7-98)     5,800,000        13,623,000
   Electric wire and cable for residential
   and commercial use.
------------------------------------------------------------------------------------------------------------------------------------

EXOPACK HOLDING CORP.                                   1.5%       5,190 shares common stock
   Spartanburg, South Carolina                                       (acquired 7-27-01 and 8-8-02)         523,830           523,830
   Paper and plastic flexible packaging for products
   such as pet food, building  materials, chemicals
   and other commodities.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)


         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

EXTREME INTERNATIONAL, INC.                            43.6%       12% subordinated notes,
   Sugar Land, Texas                                                 payable 2003 to 2004
   Owns Bill Young Productions, Texas                                (acquired 10-21-96 thru 4-30-01)  $ 4,176,750      $  1,551,750
   Video and Post, and Extreme Communications,                     375 shares 8% Series A convertible
   which produce radio and television                                preferred stock, convertible into
   commercials and corporate communications videos.                  1,500,000 shares of common stock at
                                                                     $0.25 per share (acquired 10-21-96)   375,000              --
                                                                   Warrants to purchase 1,303,500 shares
                                                                     of common stock at $0.25 per share,
                                                                     expiring 2005 and 2008 (acquired
                                                                     8-11-98 thru 12-31-01)                   --                --
                                                                                                       -----------         ---------
                                                                                                         4,551,750         1,551,750
------------------------------------------------------------------------------------------------------------------------------------

+FMC CORPORATION                                         <1%       ++6,430 shares common stock
   Chicago, Illinois                                                 (acquired 6-6-86)                      66,726           100,821
   Chemicals for agricultural, industrial
   and consumer markets.
------------------------------------------------------------------------------------------------------------------------------------

+FMC TECHNOLOGIES, INC.                                  <1%       ++11,057 shares common stock
   Chicago, Illinois                                                 (acquired 1-2-02)                      57,051           212,294
   Equipment and systems for the energy,
   food processing and air transportation
   industries.
------------------------------------------------------------------------------------------------------------------------------------

HEELING, INC.                                          43.0%       10% subordinated debenture due 2006
   Carrollton, Texas                                                 (acquired 10-30-00 thru 12-7-00)    1,800,000         1,800,000
   Heelys stealth skate shoes ("one wheel in                       1,745,455 shares Series A preferred
   the heel") sold through specialty skate,                          stock (acquired 5-26-00)              480,000           480,000
   lifestyle and sporting goods stores,                            436,364 shares Series B convertible
   footwear chains, department stores                                preferred stock, convertible into
   and over the Internet at Heelys.com.                              436,364 shares of common stock at
                                                                     $0.275 per share (acquired 5-26-00)   120,000           120,000
                                                                                                       -----------         ---------
                                                                                                         2,400,000         2,400,000
------------------------------------------------------------------------------------------------------------------------------------

+HOLOGIC, INC.                                           <1%       ++158,205 shares common stock
   Bedford, Massachusetts                                            (acquired 8-27-99)                    220,000         1,370,055
   Medical instruments including bone
   densitometers, mammography devices
   and digital radiography systems.
------------------------------------------------------------------------------------------------------------------------------------

+KIMBERLY-CLARK CORPORATION                              <1%       ++77,180 shares common stock
   Dallas, Texas                                                     (acquired 12-18-97)                 2,396,926         3,508,603
   Manufacturer of tissue, personal care
   and health care products.
------------------------------------------------------------------------------------------------------------------------------------

+LIBERTY MEDIA CORPORATION                               <1%       ++705,010 shares Series A
   Englewood, Colorado                                               common  stock (acquired 3-9-99
   Global media and entertainment company                            thru 12-12-02)                        165,613         6,859,747
   owning interests in video programming
   and communications businesses.
------------------------------------------------------------------------------------------------------------------------------------

+MAIL-WELL, INC.                                        3.8%       ++2,096,588 shares common stock
   Englewood, Colorado                                               (acquired 2-18-94 thru 11-10-98)    2,986,870         4,256,074
   Envelopes and commercial printing.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

MEDIA RECOVERY, INC.                                   71.2%       4,800,000 shares Series A convertible
   Graham, Texas                                                     preferred stock, convertible
   Computer and office automation supplies                           into 4,800,000 shares of common
   and accessories; impact and tilt monitoring                       stock at $1.00 per share
   devices to detect mishandled                                      (acquired 11-4-97)                $ 5,415,000      $ 10,000,000
   shipments; dunnage for protecting shipments.
------------------------------------------------------------------------------------------------------------------------------------

ORGANIZED LIVING, INC.                                  6.1%       3,333,335 shares Series D
   Lenexa, Kansas                                                    convertible preferred stock,
   Specialty retailer of products designed                           convertible into 3,333,335
   to provide home and office storage and                            shares of common stock at
   organization solutions.                                           $1.80 per share
                                                                     (acquired 1-7-00 and 10-30-00)      6,000,000                 1
------------------------------------------------------------------------------------------------------------------------------------

PALLET ONE, INC.                                        8.8%       150,000 shares common stock
   Bartow, Florida                                                   (acquired 10-18-01)                   150,000           150,000
   Wood pallet manufacturer with 12                                1,485,000 shares Series A
   manufacturing facilities.                                         preferred stock
                                                                     (acquired 10-18-01)                 1,350,000         1,350,000
                                                                                                       -----------      ------------
                                                                                                         1,500,000         1,500,000
------------------------------------------------------------------------------------------------------------------------------------

+PALM HARBOR HOMES, INC.                               34.1%       7,855,121 shares common stock
   Dallas, Texas                                                     (acquired 1-3-85 thru 7-31-95)     10,931,955        70,696,000
   Integrated manufacturing, retailing,
   financing and insuring of manufactured
   housing and modular homes.
------------------------------------------------------------------------------------------------------------------------------------

+PETSMART, INC.                                          <1%       ++454,220 shares common stock
   Phoenix, Arizona                                                  (acquired 6-1-95)                   1,995,524         5,723,171
   Retail chain of more than 500 stores selling
   pet foods, supplies and services.
------------------------------------------------------------------------------------------------------------------------------------

THE RECTORSEAL CORPORATION                            100.0%       27,907 shares common stock
   Houston, Texas                                                    (acquired 1-5-73 and 3-31-73)          52,600        55,000,000
   Specialty chemical products for plumbing,
   HVAC, electrical, construction, industrial,
   oil field and automotive applications;
   owns 20% of Whitmore Manufacturing Company.

------------------------------------------------------------------------------------------------------------------------------------
SKYLAWN CORPORATION                                   100.0%       1,449,026 shares common stock
   Hayward, California                                               (acquired 7-16-69)                  4,510,400        38,000,000
   Cemeteries, mausoleums and mortuaries
   located in northern California.
------------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - FON Group                          <1%       ++72,000  shares common stock
   Westwood, Kansas                                                  (acquired 6-20-84)                    449,654           846,000
   Diversified telecommunications  company.
------------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - PCS Group                          <1%       ++36,000 shares common stock
   Overland Park, Kansas                                             (acquired 11-23-98)                    53,991           156,960
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


         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

TCI  HOLDINGS, INC.                                        -       21 shares 12% Series C cumulative
   Denver, Colorado                                                  compounding preferred stock
   Cable television systems and                                      (acquired 1-30-90)                $      --        $    677,250
   microwave relay systems.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS CAPITAL BANCSHARES, INC.                          2.9%       689,656 shares common stock
   Dallas, Texas                                                     (acquired 5-1-00)                   5,000,006         5,000,006
   Regional bank holding company with
   banking operations in four Texas cities.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS PETROCHEMICAL HOLDINGS, INC.                      5.1%       30,000 shares common stock
   Houston, Texas                                                    (acquired 6-27-96)                  3,000,000                 1
   Butadiene for synthetic rubber, MTBE for
   gasoline octane enhancement and
   butylenes for varied applications.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS SHREDDER, INC.                                   53.3%       750 shares Series B convertible
   San Antonio, Texas                                                preferred stock, convertible
   Design and manufacture of heavy-duty                              into 750,000 shares  of common
   shredder systems for recycling steel                              stock at $0.10 per share
   and other materials from junk automobiles.                        (acquired 3-6-91)                      75,000         1,800,000
------------------------------------------------------------------------------------------------------------------------------------

VOCALDATA, INC.                                         2.8%       1,300,002 shares Series A convertible
   Richardson, Texas                                                 preferred stock, convertible into
   Hardware and software for customer                                1,300,002 shares of common
   premises telephony  equipment based                               stock at $0.875 per share
   on Voice Over Internet Protocol.                                  (acquired 11-4-99 and 12-3-99)      1,137,500                 1
                                                                   200,287 shares Series B convertible
                                                                     preferred stock, convertible into
                                                                     200,287 shares of common stock
                                                                     at $1.759 per share
                                                                     (acquired 10-26-00)                   352,305                 1
                                                                                                       -----------      ------------
                                                                                                         1,489,805                 2
------------------------------------------------------------------------------------------------------------------------------------

THE WHITMORE MANUFACTURING COMPANY                     80.0%       80 shares common stock
   Rockwall, Texas                                                   (acquired 8-31-79)                  1,600,000        10,000,000
   Specialized mining and industrial lubricants;
   automotive transit coatings.
------------------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS                                            --        Diamond State Ventures, L.P.
                                                                     - 1.9% limited partnership
                                                                     interest (acquired 10-12-99
                                                                     thru 1-3-03)                          184,375           184,375
                                                         --        First Capital Group of Texas III,
                                                                     L.P. - 3.3% limited partnership
                                                                     interest (acquired 12-26-00
                                                                     thru 11-14-02)                        400,000           400,000
                                                      100.0%      Humac Company - 1,041,000 shares
                                                                     common stock (acquired 1-31-75
                                                                     and 12-31-75)                           --             128,000
                                                         --        STARTech Seed Fund I - 12.6% limited
                                                                     partnership interest
                                                                     (acquired 4-17-98 thru 1-5-00)        178,066                 1
                                                         --        STARTech Seed Fund II - 3.1% limited
                                                                     partnership interest
                                                                     (acquired 4-28-00 thru 2-28-02)       750,000           375,000
                                                         --        Sterling Group Partners I, L.P. -
                                                                     1.7% limited partnership
                                                                     interest (acquired 4-20-01
                                                                     thru 2-19-03)                         579,100           579,100
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INVESTMENTS                                                                                      $91,461,842      $287,060,437
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

(b) Unrestricted securities (indicated by ++) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 2003, restricted securities represented approximately 91.2% of the value of the consolidated investment portfolio.

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

(d) Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stocks, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements, which cover common stocks owned at March 31, 2003 and common stocks which may be acquired thereafter through exercise of warrants and conversion of debentures and preferred stocks, apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Skylawn Corporation and The Whitmore Manufacturing Company.

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

                        Portfolio Changes During the Year

New Investments and Additions to Previous Investments


                                                                 Amount
                                                              -----------
AmPro Mortgage Corporation ................................   $ 5,029,167
CMI Holding Company, Inc. .................................     3,000,000
CashWorks, Inc. ...........................................     3,000,000
Diamond State Ventures, L.P. ..............................        18,750
Exopack Holding Corp. .....................................        73,830
First Capital Group of Texas III, L.P. ....................       152,071
Liberty Media Corporation .................................       165,588
Sterling Group Partners I, L.P. ...........................       260,000
StarTech Seed Fund II .....................................       150,000
Miscellaneous .............................................        55,233
                                                              -----------

                                                              $11,904,639
                                                              ===========


Dispositions

                                                                        Amount
                                                            Cost       Received
                                                         ----------   ----------
Concert Industries Ltd. .........                        $   47,525   $     --
Drew Scientific Group PLC........                           182,689       11,168
MESC Holdings ...................                              --         56,678
Mylan Laboratories, Inc.........                            200,000    2,697,985
PETsMART, Inc. ..................                           441,604    1,448,052
Photon Dynamics, Inc. ...........                              --         20,280
Sprockets.com, Inc. .............                         1,300,000         --
Texas Shredder, Inc. ............                           329,600      329,600
Miscellaneous ...................                            55,233         --
                                                         ----------   ----------
                                                         $2,556,651   $4,563,763
                                                         ==========   ==========

Repayments Received .............                                     $   80,000
                                                                      ==========

                 Capital Southwest Corporation and Subsidiaries
                 Consolidated Statements of Financial Condition

                                                               March 31
                                                     ---------------------------
Assets                                                   2003           2002
                                                     ------------   ------------

Investments at market or fair value (Notes
  1, 2 and 10)
  Companies more than 25% owned
     (Cost: 2003 - $23,114,865,
     2002 - $23,194,865) ........................    $202,893,981   $243,024,999
   Companies 5% to 25% owned
     (Cost: 2003 - $30,120,124,
     2002 - $27,167,649) ........................      18,566,004     34,943,003
   Companies less than 5% owned
     (Cost: 2003 - $38,226,853,
     2002 - $31,831,341) ........................      65,600,452     69,513,064
                                                     ------------   ------------

Total investments
     (Cost: 2003 - $91,461,842,
     2002 - $82,193,855) ........................     287,060,437    347,481,066
Cash and cash equivalents .......................       4,650,388      1,977,180
Receivables .....................................         297,664      1,753,297
Other assets (Note 8) ...........................       6,481,383      5,971,361
                                                     ------------   ------------




   Totals........................................    $298,489,872   $357,182,904
                                                     ============   ============




                                                               March 31
                                                    ------------------------------
Liabilities and Shareholders' Equity                    2003              2002
                                                    -------------    -------------
Note payable to bank (Note 4) ...................   $  15,500,000    $   6,500,000
Notes payable to portfolio company (Note 4) .....       7,500,000        2,500,000
Accrued interest and other liabilities (Note 8) .       1,868,991        2,018,140
Deferred income taxes (Note 3) ..................      67,153,906       90,673,722
Subordinated debenture (Note 5) .................            --          5,000,000
                                                    -------------    -------------
                    Total liabilities ...........      92,022,897      106,691,862
                                                    -------------    -------------

Shareholders' equity (Notes 3 and 6)
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,266,416
     shares at March 31, 2003 and
     March 31, 2002 .............................       4,266,416        4,266,416
   Additional capital ...........................       6,935,497        6,935,497
   Undistributed net investment
     income .....................................       3,299,659        3,297,838
   Undistributed net realized gain on
     investments ................................      71,190,108       69,844,380
   Unrealized appreciation of investments -
     net of deferred income taxes ...............     127,808,597      173,180,213
   Treasury stock - at cost
     (437,365 shares) ...........................      (7,033,302)      (7,033,302)
                                                    -------------    -------------
   Net assets at market or fair value, equivalent
     to $53.92 per share at March 31, 2003,
     and $65.42 per share at March 31, 2002,
     on the 3,829,051 shares outstanding ........     206,466,975      250,491,042
                                                    -------------    -------------


   Totals .......................................   $ 298,489,872    $ 357,182,904
                                                    =============    =============

                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Operations

                                                                                                  Years Ended March 31
                                                                                       --------------------------------------------
                                                                                           2003            2002            2001
                                                                                       ------------    ------------    ------------
Investment income (Note 9):
   Interest ........................................................................   $    204,490    $    322,521    $    542,241
   Dividends .......................................................................      3,360,990       3,293,633       2,955,833
   Management and directors' fees ..................................................        495,900         530,400         530,400
                                                                                       ------------    ------------    ------------
                                                                                          4,061,380       4,146,554       4,028,474
                                                                                       ------------    ------------    ------------

Operating expenses:
   Salaries ........................................................................        911,671         894,612         850,959
   Net pension benefit (Note 8) ....................................................       (387,923)       (504,536)       (486,174)
   Other operating expenses (Notes 7 and 11) .......................................        626,106         633,254         614,861
                                                                                       ------------    ------------    ------------
                                                                                          1,149,854       1,023,330         979,646
                                                                                       ------------    ------------    ------------
Income before interest expense and income taxes ....................................      2,911,526       3,123,224       3,048,828
Interest expense ...................................................................        476,761         929,372       1,144,337
                                                                                       ------------    ------------    ------------
Income before income taxes .........................................................      2,434,765       2,193,852       1,904,491
Income tax expense (Note 3) ........................................................        135,513         151,956         181,991
                                                                                       ------------    ------------    ------------
Net investment income ..............................................................   $  2,299,252    $  2,041,896    $  1,722,500
                                                                                       ============    ============    ============

Proceeds from disposition of investments ...........................................   $  4,563,763    $  5,923,165    $  7,657,377
Cost of investments sold (Note 1) ..................................................      2,556,651       6,685,279      12,782,870
                                                                                       ------------    ------------    ------------
Realized gain (loss) on investments before income taxes (Note 9) ...................      2,007,112        (762,114)     (5,125,493)
Income tax expense (benefit) .......................................................        661,384        (224,180)     (1,894,506)
                                                                                       ------------    ------------    ------------
Net realized gain (loss) on investments ............................................      1,345,728        (537,934)     (3,230,987)
                                                                                       ------------    ------------    ------------
Increase (decrease) in unrealized appreciation of investments before income taxes ..    (69,688,616)     36,971,348     (10,310,835)
Increase (decrease) in deferred income taxes on appreciation of investments (Note 3)    (24,317,000)     12,797,000      (3,841,000)
                                                                                       ------------    ------------    ------------
Net increase (decrease) in unrealized appreciation of investments ..................    (45,371,616)     24,174,348      (6,469,835)
                                                                                       ------------    ------------    ------------

Net realized and unrealized gain (loss) on investments .............................   $(44,025,888)   $ 23,636,414    $ (9,700,822)
                                                                                       ============    ============    ============

Increase (decrease) in net assets from operations ..................................   $(41,726,636)   $ 25,678,310    $ (7,978,322)
                                                                                       ============    ============    ============

                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                Consolidated Statements of Changes in Net Assets

                                                                                    Years Ended March 31
                                                                      -----------------------------------------------
                                                                           2003             2002             2001
                                                                      -------------    -------------    -------------
Operations
  Net investment income ...........................................   $   2,299,252    $   2,041,896    $   1,722,500
  Net realized gain (loss) on investments .........................       1,345,728         (537,934)      (3,230,987)
  Net increase (decrease) in unrealized appreciation of investments     (45,371,616)      24,174,348       (6,469,835)
                                                                      -------------    -------------    -------------
  Increase (decrease) in net assets from operations ...............     (41,726,636)      25,678,310       (7,978,322)

Distributions from:
  Undistributed net investment income .............................      (2,297,431)      (2,294,631)      (2,289,031)

Capital share transactions
  Exercise of employee stock options ..............................            --            498,750             --
                                                                      -------------    -------------    -------------


    Increase (decrease) in net assets .............................     (44,024,067)      23,882,429      (10,267,353)
Net assets, beginning of year .....................................     250,491,042      226,608,613      236,875,966
                                                                      -------------    -------------    -------------

Net assets, end of year ...........................................   $ 206,466,975    $ 250,491,042    $ 226,608,613
                                                                      =============    =============    =============




                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                                                     Years Ended March 31
                                                                        --------------------------------------------
                                                                            2003            2002            2001
                                                                        ------------    ------------    ------------
Cash flows from operating activities
Increase (decrease) in net assets from operations ...................   $(41,726,636)   $ 25,678,310    $ (7,978,322)
Adjustments to reconcile increase (decrease) in net assets from operations to net cash provided by (used in) operating activities:
   Depreciation and amortization ....................................         21,668          26,258          29,891
   Net pension benefit ..............................................       (387,923)       (504,536)       (486,174)
   Net realized and unrealized (gain) loss on investments ...........     44,025,888     (23,636,414)      9,700,822
   (Increase) decrease in receivables ...............................      1,455,633      (1,488,920)        (25,783)
   Increase in other assets .........................................        (29,447)        (17,922)         (8,923)
   Decrease in accrued interest and other liabilities ...............        (96,188)        (44,479)        (27,179)
   Decrease in accrued pension cost .................................       (167,280)       (199,280)       (209,947)
   Deferred income taxes ............................................        135,800         176,600         170,400
                                                                        ------------    ------------    ------------
Net cash provided by (used in) operating activities .................      3,231,515         (10,383)      1,164,785
                                                                        ------------    ------------    ------------
Cash flows from investing activities
Proceeds from disposition of investments ............................      4,563,763       5,923,165       7,657,377
Purchases of securities .............................................    (11,904,639)     (3,545,458)    (15,922,079)
Maturities of securities ............................................         80,000       2,267,970         540,000
                                                                        ------------    ------------    ------------
Net cash provided by (used in) investing activities .................     (7,260,876)      4,645,677      (7,724,702)
                                                                        ------------    ------------    ------------
Cash flows from financing activities
Increase (decrease) in notes payable to bank ........................      9,000,000       1,500,000     (55,000,000)
Increase (decrease) in notes payable to portfolio companies .........      5,000,000      (3,500,000)      1,000,000
Decrease in subordinated debenture ..................................     (5,000,000)           --              --
Distributions from undistributed net investment income ..............     (2,297,431)     (2,294,631)     (2,289,031)
Proceeds from exercise of employee stock options ....................           --           498,750            --
                                                                        ------------    ------------    ------------
Net cash provided by (used in) financing activities .................      6,702,569      (3,795,881)    (56,289,031)
                                                                        ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents ................      2,673,208         839,413     (62,848,948)
Cash and cash equivalents at beginning of year ......................      1,977,180       1,137,767      63,986,715
                                                                        ------------    ------------    ------------
Cash and cash equivalents at end of year ............................   $  4,650,388    $  1,977,180    $  1,137,767
                                                                        ============    ============    ============
Supplemental disclosure of cash flow information:
Cash paid during the year for: Interest .............................   $    606,722    $    922,011    $  1,144,558
                               Income taxes .........................   $       --      $        287    $     11,591


                 See Notes to Consolidated Financial Statements

                   Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies

     Capital Southwest Corporation ("CSC") is a business development company subject to regulation under the Investment Company Act of 1940. Capital Southwest Venture Corporation ("CSVC"), a wholly-owned subsidiary of CSC, is a Federal licensee under the Small Business Investment Act of 1958. Capital Southwest Management Corporation ("CSMC"), a wholly-owned subsidiary of CSC, is the management company for CSC and CSVC. The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements of CSC, CSVC and CSMC (together, the "Company"):

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

     Stock-Based Compensation. The Company accounts for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based compensation cost is reflected in net asset value, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the related existing disclosure requirements. Since the Company accounts for its stock-based compensation under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, SFAS 148 does not have an impact on the Company's operating results or financial position for the years ended March 31, 2003, 2002 and 2001.

     The following table illustrates the effect on net asset value and net asset value per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based compensation.

                                                 Years Ended March 31
                                   ---------------------------------------------
                                        2003            2002            2001
                                   -------------   -------------   -------------

Net asset value, as reported       $ 206,466,975   $ 250,491,042   $ 226,608,613
Deduct: Total fair value computed
  stock-based compensation               179,440          59,216          59,216
                                   -------------   -------------   -------------

Pro forma net asset value          $ 206,287,535   $ 250,431,826   $ 226,549,397
                                   =============   =============   =============

Net asset value per share:
  Basic - as reported              $       53.92   $       65.42   $       59.40
                                   =============   =============   =============
  Basic - pro forma                $       53.87   $       65.40   $       59.38
                                   =============   =============   =============

  Diluted - as reported            $       53.79   $       65.20   $       59.14
                                   =============   =============   =============
  Diluted- pro forma               $       53.74   $       65.19   $       59.12
                                   =============   =============   =============

     The diluted net asset value per share calculation assumes all vested outstanding options for which the market price exceeds the exercise price have been exercised.

     Effective April 1, 2003, the Company adopted the fair value method of recording compensation expense related to all stock options granted after March 31, 2003, in accordance with SFAS Nos. 123 and 148. Accordingly, the fair value of stock options as determined on the date of grant using the Black-Scholes option-pricing model will be expensed over the vesting period of the related stock options.

2.   Valuation of Investments

     The consolidated financial statements as of March 31, 2003 and 2002 include securities valued at $261,680,466 (91.2% of the value of the consolidated investment portfolio) and $317,137,082 (91.3% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

3.   Income taxes

     For the tax years ended December 31, 2002, 2001 and 2000, CSC and CSVC qualified to be taxed as regulated investment companies ("RICs") under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). Both CSC and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

     No material provision was made for Federal income taxes on the investment company taxable income of CSC and CSVC for the 2003, 2002 and 2001 fiscal years. Such income was distributed to shareholders in the form of cash dividends for which CSC and CSVC receive a tax deduction. With respect to net investment income, the income tax expense for each of the three years ended March 31, 2003 includes a deferred tax provision related to the net pension benefit.

     CSC and CSVC may not qualify or elect to be taxed as RICs in future years. Therefore, consolidated deferred Federal income taxes of $67,790,000 and $92,107,000 have been provided on net unrealized appreciation of investments of $195,598,595 and $265,287,211 at March 31, 2003 and 2002, respectively. Such appreciation is not included in taxable income until realized. Deferred income taxes on net unrealized appreciation of investments have been provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35% at March 31, 2003 and 2002.

4.   Notes Payable

     The note payable to bank at March 31, 2003 and 2002 was from an unsecured revolving line of credit of $25,000,000 and $15,000,000, respectively, of which $15,500,000 and $6,500,000, respectively, had been drawn. The revolving line of credit bears interest at the bank's base rate less .50% or LIBOR plus 1.25% and matures on July 31, 2004.

     The notes payable to portfolio company were demand promissory notes to Skylawn Corporation with interest payable at the greater of prime minus 2.25% or the Applicable Federal Rate established by the Internal Revenue Service. Interest expense on these portfolio company notes was $75,531 in 2003 and $216,280 in 2002.

5.   Subordinated Debenture

     The subordinated debenture of $5,000,000 outstanding at March 31, 2002 was payable to others and guaranteed by the Small Business Administration ("SBA"), bore interest at 8.0% and was repaid June 3, 2002.

6.   Employee Stock Option Plan

     Under the 1984 Incentive Stock Option Plan, options to purchase 28,000, 28,000 and 42,000 shares of common stock at $35.625 per share (the market price at the time of grant) were outstanding and exercisable at March 31, 2003, 2002 and 2001, respectively, and expire July 2003. During the three years ended March 31, -0- options were exercised in 2003, 14,000 were exercised in 2002 and -0-were exercised in 2001. The 1984 Incentive Stock Option Plan expired in 1994.

     On July 19, 1999, shareholders approved the 1999 Stock Option Plan ("Plan"), which provides for the granting of stock options to employees and officers of the Company and authorizes the issuance of common stock upon the exercise of such options for up to 140,000 shares of common stock. All options are granted at or above market price and generally expire ten years from the date of grant and are generally exercisable on or after the first anniversary of the date of grant in five to ten annual installments.

     At March 31, 2003, there were 85,500 additional shares available for grant under the Plan. The per share weighted average fair value of stock options granted during 2002 was $20.76 on the date of grant using the Black Scholes option-pricing model with the following assumptions: expected dividend yield of ..92%, risk-free interest rate of 5.14%, expected volatility of 20.6%, and expected life of 7 years.

     The following summarizes activity in the stock option plans for the years ended March 31, 2003, 2002 and 2001:

                                       Number     Weighted Average
                                     of shares     Exercise Price
                                     ---------     --------------
Balance at April 1, 2000               80,000         $55.856
     Granted                             --              --
     Exercised                           --              --
     Forfeited                           --              --
     Expired                             --              --
                                      -------         -------
Balance at March 31, 2001              80,000          55.856
     Granted                           44,000          65.239
     Exercised                        (14,000)         35.625
     Forfeited                        (27,500)         65.000
     Expired                             --              --
                                      -------         -------
Balance at March 31, 2002              82,500          58.336
     Granted                             --              --
     Exercised                           --              --
     Forfeited                           --              --
     Expired                             --              --
                                      -------         -------
Balance at March 31, 2003              82,500         $58.336
                                      =======         =======

     At March 31, 2003, the range of exercise prices and weighted average remaining contractual life of outstanding options was $35.625 - $84.70 and 4.80 years, respectively.

     At March 31, 2003, 2002 and 2001, the number of options exercisable was 44,750, 36,100 and 49,750, respectively and the weighted average exercise price of those options was $50.61, $45.93, $42.63, respectively.

7.   Employee Stock Ownership Plan

     The Company and one of its wholly-owned portfolio companies sponsor a qualified employee stock ownership plan ("ESOP") in which certain employees participate. Contributions to the plan, which are invested in Company stock, are made at the discretion of the Board of Directors. A participant's interest in contributions to the ESOP fully vests after five years of active service. During the three years ended March 31, the Company made contributions to the ESOP, which were charged against net investment income, of $44,417 in 2003, $28,322 in 2002 and $42,997 in 2001.

8.   Retirement Plans

     The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned portfolio companies. The following information about the plan represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last ten years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended March 31, 2003.

     The following tables set forth the qualified plan's benefit obligations and fair value of plan assets at March 31, 2003, 2002 and 2001:

                                                Years Ended March 31
                                    -----------------------------------------
                                        2003           2002           2001
                                    -----------    -----------    -----------
Change in benefit obligation
Benefit obligation at beginning
     of  year ...................   $ 3,284,463    $ 3,255,669    $ 3,260,366
Service cost ....................        41,142         58,428         50,961
Interest cost ...................       202,424        207,940        205,976
Amendments ......................       346,882           --             --
Actuarial loss ..................       165,560         94,298         59,571
Benefits paid ...................      (363,872)      (331,872)      (321,205)
                                    -----------    -----------    -----------
Benefit obligation at end of year   $ 3,676,599    $ 3,284,463    $ 3,255,669
                                    ===========    ===========    ===========


                                                    Years Ended March 31
                                         -----------------------------------------
                                             2003           2002           2001
                                         -----------    -----------    -----------
Change in plan assets
Fair value of plan assets at beginning
     of  year ........................   $ 9,410,320    $ 8,758,035    $ 9,837,547
Actual return on plan assets .........    (2,164,725)       984,157       (758,307)
Benefits paid ........................      (363,872)      (331,872)      (321,205)
                                         -----------    -----------    -----------
Fair value of plan assets at end of
     year ............................   $ 6,881,723    $ 9,410,320    $ 8,758,035
                                         ===========    ===========    ===========

     The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                                 March 31
                                                       --------------------------
                                                           2003           2002
                                                       -----------    -----------
Actuarial present value of benefit obligations:
     Accumulated benefit obligation ................   $(3,346,711)   $(2,906,821)
                                                       ===========    ===========
Projected benefit obligation for service rendered to
     date ..........................................   $(3,676,599)   $(3,284,463)
Plan assets at fair value* .........................     6,881,723      9,410,320
                                                       -----------    -----------
Excess of plan assets over the projected benefit
     obligation ....................................     3,205,124      6,125,857
Unrecognized net loss from past experience
     different from that assumed and effects of
     changes in assumptions ........................     3,023,057         32,117
Unrecognized prior service costs ...................       217,886       (140,319)
Unrecognized net assets being amortized over
     19 years ......................................      (147,646)      (221,477)
                                                       -----------    -----------
Prepaid pension cost included in other assets ......   $ 6,298,421    $ 5,796,178
                                                       ===========    ===========

-----------
*Primarily equities and bonds including approximately 30,000 shares of common stock of the Company.

     Components of net pension benefit related to the qualified plan include the following:
                                                     Years Ended March 31
                                            -----------------------------------
                                               2003         2002         2001
                                            ---------    ---------    ---------
Service cost - benefits earned during
     the year .........................     $  41,142    $  58,428    $  50,961
Interest cost on projected benefit
     obligation .......................       202,424      207,940      205,976
Expected return on assets .............      (641,722)    (783,467)    (762,897)
Net amortization and deferral .........      (104,087)    (114,284)    (131,965)
                                            ---------    ---------    ---------
Net pension benefit from qualified plan     $(502,243)   $(631,383)   $(637,925)
                                            =========    =========    =========

     The Company also sponsors an unfunded Retirement Restoration Plan, which is a nonqualified plan that provides for the payment, upon retirement, of the difference between the maximum annual payment permissible under the qualified retirement plan pursuant to Federal limitations and the amount which would otherwise have been payable under the qualified plan.

     The following table sets forth the Retirement Restoration Plan's benefit obligations at March 31, 2003, 2002 and 2001:
                                                Years Ended March 31
                                      -----------------------------------------
                                          2003           2002           2001
                                      -----------    -----------    -----------
Change in benefit obligation
Benefit obligation at beginning
     of  year ...................     $ 1,778,496      1,758,214    $ 2,026,495
Service cost ....................           5,389          8,573          4,945
Interest cost ...................         104,436        113,779        113,497
Amendments ......................        (347,147)          --             --
Actuarial (gain) loss ...........         (20,507)        97,210       (176,776)
Benefits paid ...................        (167,281)      (199,280)      (209,947)
                                      -----------    -----------    -----------
Benefit obligation at end of year     $ 1,353,386    $ 1,778,496    $ 1,758,214
                                      ===========    ===========    ===========

     The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:
                                                               March 31
                                                     --------------------------
                                                         2003           2002
                                                     -----------    -----------

Projected benefit obligation .....................   $(1,353,386)   $(1,778,496)
Unrecognized net gain from past ex-
     perience different from that assumed
     and effects of changes in assumptions .......       (54,972)       (34,465)
Unrecognized prior service costs .................      (286,262)        65,380
                                                     -----------    -----------
Accrued pension cost included in other liabilities   $(1,694,620)   $(1,747,581)
                                                     ===========    ===========

     The Retirement Restoration Plan expenses recognized during the years ended March 31, 2003, 2002 and 2001 of $114,320, $126,847 and $151,751, respectively, are offset against the net pension benefit from the qualified plan.

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.0% and 5.0%, respectively, at March 31, 2003 and 6.5% and 5.0%, respectively, at both March 31, 2002 and March 31, 2001. The expected long-term rate of return used to project estimated earnings on plan assets for the qualified plan was 6.0% for the year ended March 31, 2003 and 7.5% for the years ended March 31, 2002 and March 31, 2001. The calculations also assume retirement at age 65, the normal retirement age.

9.   Sources of Income

     Income was derived from the following sources:


                                     Investment Income             Realized Gain
Years Ended              ---------------------------------------     (Loss) on
March 31                                                            Investments
--------                                                 Other     Before Income
2003                       Interest     Dividends       Income         Taxes
----                     ---------------------------------------   ------------
Companies more than
   25% owned .........   $     5,600   $ 3,073,770   $   494,900    $      --
Companies 5% to 25%
   owned .............          --            --            --          (47,525)
Companies less than
   5% owned ..........       180,000       287,220         1,000      2,054,637
Other sources,
   including temporary
   investments .......        18,890          --            --             --
                         ------------------------------------------------------
                         $   204,490   $ 3,360,990   $   495,900    $ 2,007,112
                         ======================================================
2002
----
Companies more than
   25% owned .........   $    39,200   $ 2,996,591   $   487,400    $      --
Companies 5% to 25%
   owned .............        99,041          --            --             --
Companies less than
   5% owned ..........       133,549       297,042        43,000       (762,114)
Other sources,
   including temporary
   investments .......        50,731          --            --
                         ------------------------------------------------------
                         $   322,521   $ 3,293,633   $   530,400    $  (762,114)
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

(all figures in thousands)                                   March 31
                                                  ------------------------------
                                                    2003                  2002
                                                  --------              --------
Condensed Balance Sheet Data
   Assets
   Cash and temporary
     investments ......................           $ 14,885              $ 21,884
   Receivables ........................             31,675                28,092
   Inventories ........................             40,854                38,721
   Property, plant and equipment ......             38,035                38,109
   Other assets .......................             24,598                21,072
                                                  --------              --------
     Totals ...........................           $150,047              $147,878
                                                  ========              ========

   Liabilities and Shareholder's Equity
   Long-term debt .....................           $  5,182              $ 10,594
   Other liabilities ..................             16,319                16,926
   Shareholder's equity ...............            128,546               120,358
                                                  --------              --------
     Totals ...........................           $150,047              $147,878
                                                  ========              ========

Condensed Statements of Income ........             2003       2002       2001
                                                  --------   --------   --------
   Revenues ...........................           $100,553   $ 96,417   $ 93,575
   Costs and operating expenses .......             88,861     83,475     80,952
   Income before income taxes .........             13,105     14,722     14,659
   Income taxes .......................              2,858      5,585      4,829
   Net income .........................             10,247      9,137      9,830

11.  Commitments

     The Company has agreed, subject to certain conditions, to invest up to $2,408,525 in five portfolio companies.

     The Company leases office space under an operating lease which requires base annual rentals of approximately $74,000 through February, 2008. For the three years ended March 31, total rental expense charged to investment income was $60,482 in 2003, $58,984 in 2002 and $58,145 in 2001.


                       Selected Per Share Data and Ratios


                                                                                           Years Ended March
                                                                  -----------------------------------------------------------------
                                                                     2003          2002          2001          2000          1999
                                                                  -----------------------------------------------------------------
Per Share Data
Investment income ..............................................  $    1.06     $    1.08     $    1.06     $     .86     $    1.00
Operating expenses .............................................       (.30)         (.27)         (.26)         (.27)         (.40)
Interest expense ...............................................       (.12)         (.24)         (.30)         (.12)         (.11)
Income taxes ...................................................       (.04)         (.04)         (.05)         (.03)         (.03)
                                                                  -----------------------------------------------------------------
Net investment income ..........................................        .60           .53           .45           .44           .46
Distributions from undistributed net investment income .........       (.60)         (.60)         (.60)         (.60)         (.60)
Net realized gain (loss) on investments ........................        .35          (.14)         (.85)         1.58           .26
Net increase (decrease) in unrealized appreciation of
    investments after deferred taxes ...........................     (11.85)         6.31         (1.69)        (6.49)       (10.81)
Exercise of employee stock options* ............................       --            (.08)         --            --            (.30)
                                                                  -----------------------------------------------------------------


Increase (decrease) in net asset value .........................     (11.50)         6.02         (2.69)        (5.07)       (10.99)
Net asset value
  Beginning of year ............................................      65.42         59.40         62.09         67.16         78.15
                                                                  -----------------------------------------------------------------
  End of year ..................................................  $   53.92     $   65.42     $   59.40     $   62.09     $   67.16
                                                                  =================================================================

Increase (decrease) in deferred taxes on unrealized
    appreciation ...............................................  $   (6.35)    $    3.26     $   (1.01)    $   (3.49)    $   (6.04)
Deferred taxes on unrealized appreciation:
  Beginning of year ............................................      24.05         20.79         21.80         25.29         31.33
                                                                  -----------------------------------------------------------------
  End of year ..................................................  $   17.70     $   24.05     $   20.79     $   21.80     $   25.29
                                                                  =================================================================

Ratios and Supplemental Data
Ratio of operating expenses to average net assets ..............        .52%          .42%          .42%          .42%          .55%
Ratio of operating expenses to average net assets plus average
    deferred taxes on unrealized appreciation ..................        .39%          .31%          .31%          .31%          .39%
Ratio of net investment income to average net assets ...........       1.04%          .85%          .74%          .67%          .63%
Portfolio turnover rate ........................................       1.53%         1.05%         2.56%         4.26%          .19%

Shares outstanding at end of period (000s omitted) .............      3,829         3,829         3,815         3,815         3,815

---------
* Net decrease is due to the exercise of employee stock options at prices less than beginning of period net asset value.

Independent Auditors' Report


The Board of Directors and Shareholders
   Capital Southwest Corporation:



     We have audited the accompanying consolidated statements of financial condition of Capital Southwest Corporation and subsidiaries as of March 31, 2003 and 2002, including the portfolio of investments as of March 31, 2003, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended March 31, 2003 and the selected per share data and ratios for each of the years in the five-year period ended March 31, 2003. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included the physical examination of securities owned as of March 31, 2003 and 2002, held by the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Capital Southwest Corporation and subsidiaries as of March 31, 2003 and 2002, the results of their operations, the changes in their net assets and their cash flows for each of the years in the three-year period ended March 31, 2003, and the selected per share data and ratios for each of the years in the five-year period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.




                                                                        KPMG LLP
Dallas, Texas
April 25, 2003

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

Net Investment Income

     The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $17,346 in 2003, $48,877 in 2002 and $249,000 in 2001. The
Company also receives management fees from its wholly-owned portfolio companies which aggregated $458,400 in each of the years ended March 31, 2003, March 31, 2002 and March 31, 2001. During the three years ended March 31, 2003, the Company recorded dividend income from the following sources:

                                                    Years Ended March 31
                                            ------------------------------------
                                               2003         2002         2001
                                            ----------   ----------   ----------
AT&T Corp. .........................        $   19,987   $   19,987   $   68,621
Alamo Group Inc. ...................           677,112      677,112      677,112
Dennis Tool Company ................            49,999       49,999       49,999
Kimberly-Clark Corporation .........            95,703       87,985       84,126
The RectorSeal Corporation .........           960,000      960,000      960,000
Skylawn Corporation ................         1,146,659    1,069,480      658,275
TCI Holdings, Inc. .................            81,270       81,270       81,270
Texas Shredder, Inc. ...............            33,667       44,506       40,460
The Whitmore Manufacturing Company .           240,000      240,000      240,000
Other ..............................            56,593       63,294       95,970
                                            ----------   ----------   ----------
                                            $3,360,990   $3,293,633   $2,955,833
                                            ==========   ==========   ==========

     Total operating expenses, excluding interest expense, increased by $126,524 or 12.4% and by $43,684 or 4.5% during the years ended March 31, 2003 and 2002, respectively. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit. Interest expense decreased by $452,611 during the year ended March 31, 2003 due to a decrease in interest rates and the payoff of the subordinated debenture on June 3, 2002. For the year ended March 31, 2002, interest expense decreased by $214,965 due to a decrease in interest rates.

Net Realized Gain (Loss) on Investments

     Net realized gain on investments was $1,345,728 (after income tax expense of $661,384) during the year ended March 31, 2003, compared with a loss of $537,934 (after income tax benefit of $224,180) during 2002 and a loss of $3,230,987 (after income tax benefit of $1,894,506) during 2001. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains or losses through the disposition of certain portfolio investments.

Net Increase (Decrease) in Unrealized Appreciation of Investments

     For the three  years  ended  March 31, the  Company  recorded  an  increase
(decrease) in unrealized appreciation of investments before income taxes of $(69,688,616), $36,971,348 and $(10,310,835) in 2003, 2002 and 2001,
respectively. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation (before the related change in deferred income taxes and excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.
                                           Years Ended March 31
                                    2003          2002         2001
                               ------------    ------------     ------------

AT&T Corp. .................   $   (426,165)   $   (746,162)    $ (4,681,896)
Alamo Group Inc. ...........     (8,464,000)      2,821,000        2,821,000
All Components, Inc. .......           --           (50,000)       3,450,000
Balco, Inc. ................      2,000,000       1,482,240             --
CDC Technologies, Inc./Drew
     Scientific Group PLC ..           --           (38,098)      (2,592,541)
Concert Industries Ltd. ....     (5,479,000)     (3,740,000)         294,351
Encore Wire Corporation ....    (10,898,000)     10,898,000             --
Liberty Media Corporation ..     (1,868,329)       (921,280)     (10,605,732)
Mail-Well, Inc. ............     (2,557,926)       (524,000)      (6,290,000)
Media Recovery, Inc. .......           --        (8,000,000)      10,000,000
Organized Living, Inc. .....     (2,999,999)     (3,000,000)            --
Palm Harbor Homes, Inc. ....    (39,275,000)     31,420,000       (7,855,000)
PETsMART, Inc. .............       (436,051)      5,298,343          654,220
The RectorSeal Corporation .      5,000,000       2,500,000        5,500,000
Skylawn Corporation ........           --              --          3,000,000
Sprint Corporation-FON Group       (254,880)       (482,400)      (2,952,720)

     As shown in the above table for the year ended March 31, 2003, we sustained a major $39,275,000 decrease in the value of our investment in Palm Harbor Homes, Inc. This 35.7% decrease in value reflects Palm Harbor's vulnerability to the unfavorable condition of the manufactured housing industry as the availability of floor plan financing for retailers has declined and lenders have withdrawn from manufactured housing mortgage financing for retail purchasers. The hostile industry climate has created intense price competition and reduced sales volume. We also experienced a significant decline in the value of our investment in Encore Wire Corporation, which was reduced during the year by $10,898,000, equivalent to 44.4%, as overcapacity in the electric wire and cable industry led to intense price competition and lower profit margins. Another large decline was in the value of our investment in Alamo Group Inc., which decreased by $8,464,000 - a 27.3% decline during the year - due to the weakness of mower sales to governmental agencies and the unfavorable condition of the agricultural equipment market. Another large decline was in the value of our investment in Concert Industries Ltd., which decreased by $5,479,000 - a 92.5% decline during the year - as the company experienced continuing losses attributable to production problems in its new Canadian manufacturing facility and to increased competition in the air-laid nonwoven fabrics market.

     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments - March 31, 2003."

Deferred Taxes on Unrealized Appreciation of Investments

     The Company provides for deferred Federal income taxes on net unrealized appreciation of investments. Such taxes would become payable at such time as unrealized appreciation is realized through the sale or other disposition of those components of the investment portfolio which would result in taxable transactions. At March 31, 2003 consolidated deferred Federal income taxes of $67,790,000 were provided on net unrealized appreciation of investments of $195,598,595 compared with deferred taxes of $92,107,000 on net unrealized appreciation of $265,287,211 at March 31, 2002. Deferred income taxes at March 31, 2003 and 2002 were provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35%.

Portfolio Investments

     During the year ended March 31, 2003, the Company invested $11,904,639 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also lists dispositions of portfolio securities. During the 2002 and 2001 fiscal years, the Company invested a total of $3,545,458 and $15,922,079, respectively.

Financial Liquidity and Capital Resources

     At March 31, 2003, the Company had cash and cash equivalents of approximately $4.7 million. Pursuant to Small Business Administration ("SBA") regulations, cash and cash equivalents of $0.5 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to SBA's approval of its credit application, CSVC would be entitled to borrow up to $63.8 million. The Company also has an unsecured $25,000,000 revolving line of credit from a commercial bank, of which $9,500,000 was available at March 31, 2003. With the exception of a capital gain distribution made in the form of a distribution of the stock of a portfolio company in the fiscal year ended March 31, 1996, the Company has elected to retain all gains realized during the past 35 years. Retention of future gains is viewed as an important source of funds to sustain the Company's investment activity. Approximately $25.4 million of the Company's investment portfolio is represented by unrestricted publicly-traded securities, which have an ascertainable market value and represent a source of liquidity.

     Funds to be used by the Company for operating or investment purposes may be transferred in the form of dividends, management fees or loans from Skylawn Corporation, The RectorSeal Corporation and The Whitmore Manufacturing Company, wholly-owned portfolio companies of the Company, to the extent of their available cash reserves and borrowing capacities. At March 31, 2003, the Company owed $7,500,000 to Skylawn Corporation.

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


                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)


                                       1993         1994         1995         1996         1997         1998
--------------------------------------------------------------------------------------------------------------
Financial Position  (as of March 31)
Investments at cost .............   $  33,953    $  41,993    $  49,730    $  58,544    $  59,908    $  61,154
Unrealized appreciation .........     113,153      132,212      153,031      198,386      233,383      340,132
                                    ---------    ---------    ---------    ---------    ---------    ---------
Investments at market or
   fair value ...................     147,106      174,205      202,761      256,930      293,291      401,286
Total assets ....................     176,422      270,874      213,811      326,972      310,760      522,324
Notes payable * .................      15,000       15,000       11,000       11,000        5,000        5,000
Deferred taxes on
   unrealized appreciation ......      38,112       45,932       53,247       69,121       81,313      118,674
Net assets ......................     121,455      133,053      147,370      189,048      218,972      296,023
Shares outstanding ..............       3,681        3,715        3,735        3,767        3,767        3,788

--------------------------------------------------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income ...........   $   2,189    $   2,870    $   2,447    $   2,855    $   2,574    $   2,726
Net realized gain (loss) on
   investments ..................       5,099         (475)         142       11,174        6,806        6,485
Net increase (decrease) in
   unrealized appreciation
   before distributions .........       8,524       11,160       13,584       38,746       22,804       69,388
                                    ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions .........      15,812       13,555       16,173       52,775       32,184       78,599
Cash dividends paid .............      (2,202)      (2,228)      (2,241)      (2,270)      (2,260)      (2,268)
Securities distributed ..........        --           --           --         (9,402)        --           --
Employee stock options
   exercised ....................         322          272          385          575         --            720
                                    ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net assets      13,932       11,599       14,317       41,678       29,924       77,051

--------------------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation ......   $   10.35    $   12.36    $   14.26    $   18.35    $   21.59    $   31.33
Net assets ......................       32.99        35.81        39.46        50.18        58.13        78.15
Closing market price ............       36.50       38.125        38.00        60.00       67.875        94.00
Cash dividends paid .............         .60          .60          .60          .60          .60          .60
Securities distributed ..........        --           --           --           2.50         --           --


* Excludes quarter-end borrowing which is repaid on the first business day after year end.



                Selected Consolidated Financial Data (continued)
                (all figures in thousands except per share data)




                                       1999         2000         2001         2002         2003
-------------------------------------------------------------------------------------------------

Financial Position  (as of March 31)
Investments at cost .............   $  73,580     $ 85,002    $  87,602    $  82,194    $  91,462
Unrealized appreciation .........     276,698      238,627      228,316      265,287      195,598
                                    ---------    ---------    ---------    ---------    ---------
Investments at market or
   fair value ...................     350,278      323,629      315,918      347,481      287,060
Total assets ....................     360,786      392,586      322,668      357,183      298,490
Notes payable * .................       5,000       10,000       16,000       14,000       23,000
Deferred taxes on
   unrealized appreciation ......      96,473       83,151       79,310       92,107       67,790
Net assets ......................     256,232      236,876      226,609      250,491      206,467
Shares outstanding ..............       3,815        3,815        3,815        3,829        3,829

-------------------------------------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income ...........   $   1,762    $   1,663    $   1,723    $   2,042    $   2,299
Net realized gain (loss) on
   investments ..................         995        6,020       (3,231)        (538)       1,346
Net increase (decrease) in
   unrealized appreciation
   before distributions .........     (41,233)     (24,750)      (6,470)      24,174      (45,372)
                                    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions .........     (38,476)     (17,067)      (7,978)      25,678      (41,727)
Cash dividends paid .............      (2,280)      (2,289)      (2,289)      (2,295)      (2,297)
Securities distributed ..........        --           --           --           --           --
Employee stock options
   exercised ....................         965         --           --            499         --
                                    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net assets     (39,791)     (19,356)     (10,267)      23,882      (44,024)

-------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation ......   $   25.29    $   21.80    $   20.79    $   24.05    $   17.70
Net assets ......................       67.16        62.09        59.40        65.42        53.92
Closing market price ............       73.00        54.75        65.00        68.75        48.15
Cash dividends paid .............         .60          .60          .60          .60          .60
Securities distributed ..........        --           --           --           --           --


* Excludes quarter-end borrowing which is repaid on the first business day after year end.

                            Shareholder Information


Stock Transfer Agent

     American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038 (telephone 800-937-5449) serves as transfer agent for the Company's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

Shareholders

     The Company had approximately 800 record holders of its common stock at March 31, 2003. This total does not include an estimated 2,300 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

     The Company's common stock trades on The Nasdaq Stock Market under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended                                            High     Low
-------------------------------------------------------------------------
June 30, 2001....................................       $69.00   $ 59.00
September 30, 2001...............................        68.20     60.25
December 31, 2001................................        67.19     57.35
March 31, 2002...................................        69.01     63.28

Quarter Ended                                            High     Low
-------------------------------------------------------------------------
June 30, 2002....................................       $79.24  $  66.31
September 30, 2002...............................        70.25     58.00
December 31, 2002...............................         60.24     45.35
March 31, 2003...................................        53.00     43.00


Dividends

     The payment dates and amounts of cash dividends per share since April 1, 2001 are as follows:

Payment Date                                              Cash Dividend
-----------------------------------------------------------------------
May 31, 2001..............................................    $0.20
November 30, 2001.........................................     0.40
May 31, 2002..............................................     0.20
November 29, 2002.........................................     0.40
May 30, 2003..............................................     0.20

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

Annual Meeting

     The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 21, 2003, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (first floor), 12900 Preston Road, Dallas, Texas.