Form 10-K, Exhibit 13
period 2004-03-31
CAPITAL SOUTHWEST CORP
filed 2004-06-11
CIK 17313

Exhibit 13.1

                   Twelve Largest Investments - March 31, 2004

================================================================================
Palm Harbor Homes, Inc.                                              $86,406,000
--------------------------------------------------------------------------------
     Palm Harbor Homes, Dallas, Texas, is an integrated manufacturer and retailer of manufactured and modular housing produced in 19 plants and sold in 30 states by 149 company-owned retail stores and builder locations and approximately 275 independent dealers, builders and developers. The company provides financing through its subsidiary, CountryPlace Mortgage, and through its jointly-owned mortgage banking company, BSM Financial, and sells insurance through its subsidiary, Standard Casualty. Palm Harbor's high-quality homes are designed to meet the need for attractive, affordable housing.

     During the year ended March 26, 2004, Palm Harbor reported a net loss of $6,017,000 ($0.26 per share) on net sales of $578,465,000, compared with earnings of $3,221,000 ($0.14 per share) on net sales of $573,130,000 in the previous year. The March 31, 2004 closing Nasdaq bid price of Palm Harbor's common stock was $20.99 per share.

     At March 31, 2004, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $86,406,000 ($11.00 per share), consisting of 7,855,121 restricted shares of common stock, representing a fully-diluted equity interest of 34.4%.

================================================================================
The RectorSeal Corporation                                           $60,000,000
--------------------------------------------------------------------------------
     The RectorSeal Corporation, Houston, Texas, with two plants in Texas and a plant in New York, manufactures specialty chemical products including pipe thread sealants, firestop sealants, plastic cements and other formulations for plumbing, HVAC, electrical and industrial applications. RectorSeal's subsidiary, Jet-Lube, Inc., with plants in Texas, England and Canada, produces anti-seize compounds, specialty lubricants and other products used in industrial and oil field applications. Another subsidiary produces a line of automotive chemical products sold under the Cargo and Blue Magic trade names. RectorSeal also owns a 20% equity interest in The Whitmore Manufacturing Company (described on page 8).

     During the year ended March 31, 2004, RectorSeal earned $6,235,000 on revenues of $65,883,000, compared with earnings of $6,799,000 ($5,720,000 after subtracting extraordinary tax credits) on revenues of $63,161,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

     At March 31, 2004, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $60,000,000.

================================================================================
Encore Wire Corporation                                              $59,939,000
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

     For the year ended December 31, 2003, Encore reported net income of $14,376,000 ($0.94 per share) on net sales of $384,750,000, compared with net income of $5,964,000 ($0.39 per share) on net sales of $285,207,000 in the previous year. The March 31, 2004 closing Nasdaq bid price of Encore's common stock was $37.23 per share.

     At March 31, 2004, the $5,800,000 investment in 2,724,500 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $59,939,000 ($22.00 per share), representing a fully-diluted equity interest of 16.9%.

================================================================================
Skylawn Corporation                                                  $40,000,000
--------------------------------------------------------------------------------
     Skylawn Corporation, Hayward, California, owns and operates cemeteries, mausoleums and mortuaries. Skylawn's operations, all of which are in California, include a major cemetery in San Mateo, a mausoleum and an adjacent mortuary in Oakland and cemeteries, mausoleums and mortuaries in Hayward and Sacramento. The company recently acquired a funeral home in San Bruno and will soon begin building a major funeral home on the grounds of its San Mateo County cemetery. Its insurance company and funeral and cemetery trusts enable Skylawn's clients to make pre-need arrangements.

     For the fiscal year ended March 31, 2004, Skylawn reported unaudited earnings of $2,850,000 on revenues of $25,452,000, compared with restated earnings of $2,928,000 on revenues of $24,871,000 in the previous year.

     At March 31, 2004, Capital Southwest owned 100% of Skylawn Corporation's common stock, which had a cost of $4,510,400 and was valued at $40,000,000.

================================================================================
Alamo Group Inc.                                                     $31,034,000
--------------------------------------------------------------------------------
     Alamo Group Inc., Seguin, Texas, is a leading designer, manufacturer and distributor of heavy-duty, tractor and truck mounted mowing and other vegetation maintenance equipment, street-sweeping equipment and replacement parts. Founded in 1969, Alamo Group operates 15 manufacturing facilities and serves governmental, industrial and agricultural markets in the U.S., Europe, Canada and Australia.

     For the year ended December 31, 2003, Alamo reported consolidated earnings of $8,038,000 ($0.82 per share) on net sales of $279,078,000, compared with earnings of $6,382,000 ($0.65 per share) on net sales of $259,435,000 in the previous year. The March 31, 2004 closing NYSE market price of Alamo's common stock was $17.39 per share.

     At March 31, 2004, the $2,065,047 investment in Alamo by Capital Southwest and its subsidiary was valued at $31,034,000 ($11.00 per share), consisting of 2,821,300 restricted shares of common stock, representing a fully-diluted equity interest of 27.2%.

================================================================================
Media Recovery, Inc.                                                 $17,000,000
--------------------------------------------------------------------------------
     Media Recovery, Inc., Graham, Texas, distributes computer and office automation supplies and accessories to corporate customers through its direct sales force with 29 offices in 22 states. Its Shockwatch division manufactures impact and tilt monitoring devices used to detect mishandled shipments. Media Recovery's subsidiary, The Damage Prevention Company, Denver, Colorado, manufactures dunnage products used to prevent damage in trucking, rail and export container shipments.

     During the year ended September 30, 2003, Media Recovery reported net income of $3,454,000 on net sales of $108,751,000, compared with net income of $1,817,000 on net sales of $97,866,000 in the previous year.

     At March 31, 2004, the $5,415,000 investment in Media Recovery by Capital Southwest and its subsidiary was valued at $17,000,000, consisting of 4,800,000 shares of Series A convertible preferred stock, representing a fully-diluted equity interest of 71.5%.

================================================================================
All Components, Inc.                                                 $14,100,000
--------------------------------------------------------------------------------
     All Components, Inc., Farmers Branch, Texas, distributes and produces memory and other electronic components for personal computer manufacturers, retailers, value-added resellers and other corporate customers. Through its Dallas-based sales and distribution center and its contract manufacturing plants in Austin, Texas and Boise, Idaho, the company serves over 2,000 customers throughout the United States.

     During the year ended August 31, 2003, All Components reported net income of $4,060,000 on net sales of $156,994,000, compared with net income of $1,605,000 on net sales of $135,936,000 in the previous year.

     At March 31, 2004, the $2,650,000 investment in All Components by Capital Southwest and its subsidiary was valued at $14,100,000 consisting of a 12% subordinated note valued at its cost of $2,500,000 and 150,000 shares of Series A convertible preferred stock valued at $11,600,000, representing a 56.1% fully-diluted equity interest.

================================================================================
The Whitmore Manufacturing Company                                   $12,000,000
--------------------------------------------------------------------------------
     The Whitmore Manufacturing Company, Rockwall, Texas, manufactures specialty lubricants for heavy equipment used in surface mining, railroads and other industries, and produces water-based coatings for the automotive and primary metals industries. Whitmore's subsidiary, Fluid Protection Corporation, manufactures fluid contamination control devices.

     During the year ended March 31, 2004, Whitmore reported net income of $376,000 on net sales of $13,739,000, compared with net income of $149,000 on net sales of $12,521,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on page 7).

     At March 31, 2004, the direct investment in Whitmore by Capital Southwest was valued at $12,000,000 and had a cost of $1,600,000.

================================================================================
Texas Capital Bancshares, Inc.                                       $11,110,358
--------------------------------------------------------------------------------
     Texas Capital Bancshares, Inc. of Dallas, Texas, formed in 1998, has total assets of approximately $2.2 billion. With banks in Austin, Dallas, Fort Worth, Houston, Plano and San Antonio, Texas Capital Bancshares conducts its business through its wholly-owned subsidiary, Texas Capital Bank, N.A., which targets middle market commercial and wealthy private client customers in Texas.

     For the year ended December 31, 2003, Texas Capital reported net income of $13,834,000 ($0.60 per share), compared with net income of $7,343,000 ($0.32 per share) in the previous year. The March 31, 2004 closing Nasdaq bid price of Texas Capital's common stock was $16.11 per share.

     At March 31, 2004, Capital Southwest owned 689,656 unrestricted shares of common stock, having a cost of $5,000,006 and a market value of $11,110,358 ($16.11 per share).

================================================================================
Mail-Well, Inc.                                                       $9,371,748
--------------------------------------------------------------------------------
     Mail-Well, Inc., Englewood, Colorado, is one of the largest printers in North America, serving the commercial printing and envelope market segments. It is the world's largest manufacturer of envelopes, the leading printer of envelopes in the U.S. and Canada, and the premier high impact color printer in the U.S.

     For the year ended December 31, 2003, Mail-Well reported net income of $5,150,000 ($0.11 per share) on net sales of $1.672 billion, compared with a net loss of $202,104,000 ($4.24 per share) on net sales of $1.729 billion in the previous year. The March 31, 2004 closing NYSE market price of Mail-Well's common stock was $4.47 per share.

     At March 31, 2004, the $2,986,870 investment in Mail-Well by Capital Southwest was valued at $9,371,748 ($4.47 per share), consisting of 2,096,588 unrestricted shares of common stock, representing a fully-diluted equity interest of 3.8%.

================================================================================
PETsMART, Inc.                                                        $8,115,000
--------------------------------------------------------------------------------
     PETsMART, Inc., Phoenix, Arizona, is the largest specialty retailer of services and solutions for the lifetime needs of pets. The company operates more than 600 pet superstores in the United States and Canada and is a leading direct marketer of pet products through its e-commerce site and its pet and equine catalog business.

     For the year ended February 1, 2004, PETsMART, Inc. reported net income of $139,549,000 ($0.95 per share) on net sales of $2.996 billion, compared with net income of $88,855,000 ($0.63 per share) on net sales of $2.695 billion in the previous year. The March 31, 2004 closing Nasdaq market price of PETsMART's common stock was $27.05 per share.


     At March 31, 2004, Capital Southwest and its subsidiary owned 300,000 unrestricted shares of common stock, having a cost of $1,318,771 and a market value of $8,115,000 ($27.05 per share).

================================================================================
Liberty Media Corporation                                             $7,719,860
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

     For the year ended December 31, 2003, Liberty Media reported a net loss of $1.222 billion ($0.44 per share) on net sales of $4.028 billion, compared with a net loss of $5.330 billion ($2.06 per share) on net sales of $2.084 billion in the previous year. The March 31, 2004 closing NYSE market price of Series A common stock was $10.95 per share.

     At March 31, 2004, Capital Southwest owned 705,010 unrestricted shares of Series A common stock, having a cost of $165,613 and a market value of $7,719,860 ($10.95 per share).


                    Portfolio of Investments - March 31, 2004


         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------
+AT&T CORP.                                              <1%       ++26,649 shares common
   New York, New York                                                stock (acquired 3-9-99)           $        12      $    521,521
   Major provider of voice
   and data communications services
   including business and consumer long
   distance and Internet.
------------------------------------------------------------------------------------------------------------------------------------

+AT&T WIRELESS SERVICES, INC.                            <1%       ++42,878 shares common
   Redmond, Washington                                               stock (acquired 7-9-01)                    10           583,570
   Provider of wireless voice and data
   services and products in the cellular
   and PCS markets.
------------------------------------------------------------------------------------------------------------------------------------

+ALAMO GROUP INC.                                      27.2%       2,821,300 shares common stock
   Seguin, Texas                                                     (acquired 4-1-73 thru 10-4-99)      2,065,047        31,034,000
   Tractor-mounted mowing and vegetation
   maintenance equipment for governmental,
   industrial and agricultural markets;
   street-sweeping equipment for municipalities.
------------------------------------------------------------------------------------------------------------------------------------

ALL COMPONENTS, INC.                                   56.1%       12% subordinated notedue 2008
   Farmers Branch, Texas                                             (acquired 10-28-03 and 1-06-04)     2,500,000         2,500,000
   Distribution and production of memory                           150,000 shares Series A convertible
   and other components for personal computer                        preferred  stock, convertible
   manufacturers, retailers and value-added                          into  600,000 shares of common
   resellers; electronics contract manufacturing.                    stock at $0.25 per share
                                                                     (acquired 9-16-94)                    150,000        11,600,000
                                                                                                       -----------      ------------
                                                                                                         2,650,000        14,100,000
------------------------------------------------------------------------------------------------------------------------------------

+ALLTEL CORPORATION                                      <1%       ++8,880 shares common stock
   Little Rock, Arkansas                                             (acquired 7-1-98)                     108,355           443,023
   Wireline and wireless communications
   and information services.
------------------------------------------------------------------------------------------------------------------------------------

AMPRO MORTGAGE CORPORATION                             34.8%       5,000 shares Series A
   Dallas, Texas                                                     cumulative preferred stock
   Originator and banker of                                          (acquired 2-28-03)                  5,000,000         2,500,000
   residential mortgage loans.                                     1,500 shares Series B
                                                                     cumulative  preferred stock
                                                                     (acquired 3-31-04)                  1,500,000         1,500,000
                                                                   29,167 shares Series A
                                                                     common stock (acquired
                                                                     2-28-03)                               29,167              --
                                                                   Warrant to purchase 375,000
                                                                     shares of common stock at
                                                                     $1.00 per share, expiring 2014
                                                                     (acquired 3-31-04)                       --                --
                                                                                                       -----------      ------------
                                                                                                         6,529,167         4,000,000
------------------------------------------------------------------------------------------------------------------------------------

BALCO, INC.                                            88.5%       445,000 shares common stock
   Wichita, Kansas                                                   and 60,920 shares Class B
   Specialty architectural products used                             non-voting common stock
   in the construction and remodeling of                             (acquired 10-25-83 and 5-30-02)       624,920         5,000,000
   commercial and institutional buildings.

------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)




         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

BOXX TECHNOLOGIES, INC.                                15.4%       3,125,354 shares Series B
   Austin, Texas                                                     convertible preferred stock,
   Workstations for computer graphics                                convertible into 3,125,354
   imaging and design.                                               shares of common stock at
                                                                     $0.50 per share (acquired
                                                                     8-20-99 thru 8-8-01)              $ 1,500,000      $          2
                                                                   Warrants to purchase 80,000
                                                                     shares of Series B preferred
                                                                     stock at $0.50 per share,
                                                                     expiring 2005 (acquired 8-24-00)         --                --
                                                                                                       -----------      ------------
                                                                                                         1,500,000                 2
------------------------------------------------------------------------------------------------------------------------------------

CMI HOLDING COMPANY, INC.                              16.2%       2,327,658 shares Series A
   Richardson, Texas                                                 preferred stock (acquired
   Owns Chase Medical, which develops                                8-21-02 and 6-04-03)                4,000,000         4,000,000
   and sells devices used in cardiac surgery
   including proprietary devices for surgical
   intervention to relieve congestive
   heart failure.
------------------------------------------------------------------------------------------------------------------------------------

+COMCAST CORPORATION                                     <1%       ++43,104 shares common stock
   Philadelphia, Pennsylvania                                        (acquired 11-18-02)                        21         1,239,240
   Development, management and operation of
   broadband cable networks, electronic
   retailing and programming.
------------------------------------------------------------------------------------------------------------------------------------

+CONCERT INDUSTRIES LTD.                                6.7%       2,833,485 shares common stock
   Vancouver, British Columbia                                        (acquired 5-31-00 thru 6-1-01)     9,131,224                 2
   Manufacture and sale of latex, thermal
   and multi-bonded air-laid nonwoven fabrics
   having superabsorbent properties.
------------------------------------------------------------------------------------------------------------------------------------

DENNIS TOOL COMPANY                                    67.4%       20,725 shares 5% convertible
   Houston, Texas                                                    preferred stock, convertible
   Polycrystalline diamond compacts (PDCs)                           into 20,725 shares of common
   used in oil field drill bits and in mining                        stock at $48.25 per share
   and industrial applications.                                      (acquired 8-10-98)                    999,981           999,981
                                                                   140,137 shares common stock
                                                                     (acquired  3-7-94 and 8-10-98)      2,329,963         1,500,000
                                                                                                       -----------      ------------
                                                                                                         3,329,944         2,499,981
------------------------------------------------------------------------------------------------------------------------------------

+ENCORE WIRE CORPORATION                               16.9%       2,724,500 shares common stock
   McKinney, Texas                                                   (acquired 7-16-92 thru
   Electric wire and cable for residential                           10-7-98)                            5,800,000        59,939,000
   and commercial use.
------------------------------------------------------------------------------------------------------------------------------------

EXOPACK HOLDING CORP.                                   1.4%       5,925 shares  common stock
   Spartanburg, South Carolina                                       (acquired  7-27-01 thru 9-29-03)      623,790           805,800
   Paper and plastic flexible packaging
   for products such as pet food, building
   materials, chemicals and other commodities.
------------------------------------------------------------------------------------------------------------------------------------

EXTREME INTERNATIONAL, INC.                            52.8%       12% subordinated notes due
   Sugar Land, Texas                                                 2008, $2,229,493 principal
   Owns Bill Young Productions, Texas                                amount (acquired 9-30-03)           1,551,750         2,229,493
   Video and Post, and Extreme Communications,                     3,935,918 shares Series C
   which produce radio and television                                convertible preferred stock,
   commercials and corporate communications videos.                  convertible into 15,743,672
                                                                     shares of common stock at
                                                                     $0.25 per share
                                                                     (acquired 9-30-03)                  2,625,000         3,935,918
                                                                   375,000 shares 8% Series A
                                                                     convertible preferred stock,
                                                                     convertible into 1,500,000
                                                                     shares  of common stock at
                                                                     $0.25 per share (acquired
                                                                     9-30-03)                              375,000              --
                                                                   Warrants to purchase 1,303,500
                                                                     shares of common stock at $0.25
                                                                     per share, expiring 2008 (acquired
                                                                     8-11-98 thru 9-30-03)                    --                --
                                                                                                       -----------      ------------
                                                                                                         4,551,750         6,165,411
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



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+FMC CORPORATION                                         <1%       ++6,430 shares common stock
   Chicago, Illinois                                                 (acquired 6-6-86)                 $    66,726      $    275,332
   Chemicals for agricultural,
   industrial and consumer markets.
------------------------------------------------------------------------------------------------------------------------------------

+FMC TECHNOLOGIES, INC.                                  <1%       ++11,057 shares common stock
   Chicago, Illinois                                                 (acquired 1-2-02)                      57,051           298,871
   Equipment and systems for the energy,
   food processing and air transportation
   industries.
------------------------------------------------------------------------------------------------------------------------------------

HEELING, INC.                                          43.0%       1,745,455 shares Series A
   Carrollton, Texas                                                 preferred stock (acquired
   Heelys stealth skate shoes sold through                           5-26-00)                              480,000           480,000
   specialty skate, lifestyle and sporting                         436,364 shares Series B
   goods stores, footwear chains, department                         convertible  preferred stock,
   stores and over the Internet at Heelys.com.                       convertible into 436,364 shares
                                                                     of common stock at  $0.275
                                                                     per share (acquired 5-26-00)          120,000         1,600,000
                                                                                                       -----------      ------------
                                                                                                           600,000         2,080,000
------------------------------------------------------------------------------------------------------------------------------------

+HOLOGIC, INC.                                           <1%       ++158,205 shares common stock
   Bedford, Massachusetts                                            (acquired 8-27-99)                    220,000         3,203,651
   Medical instruments including bone
   densitometers, mammography devices and
   digital radiography systems.
------------------------------------------------------------------------------------------------------------------------------------

+KIMBERLY-CLARK CORPORATION                              <1%       ++77,180 shares common stock
   Dallas, Texas                                                     (acquired 12-18-97)                 2,396,926         4,870,058
   Manufacturer of tissue, personal
   care and health care products.
------------------------------------------------------------------------------------------------------------------------------------

+LIBERTY MEDIA CORPORATION                               <1%       ++705,010 shares Series A
   Englewood, Colorado                                               common stock (acquired
   Global media and entertainment company                            3-9-99 thru 12-12-02)                 165,613         7,719,860
   owning interests in video programming and
   communications businesses.
------------------------------------------------------------------------------------------------------------------------------------

+MAIL-WELL, INC.                                        3.8%       ++2,096,588 shares common stock
   Englewood, Colorado                                               (acquired 2-18-94 thru 11-10-98)    2,986,870         9,371,748
   Envelopes and commercial printing.
------------------------------------------------------------------------------------------------------------------------------------

MEDIA RECOVERY, INC.                                   71.5%       4,800,000 shares Series A
   Graham, Texas                                                     convertible preferred stock,
   Computer and office automation supplies                           convertible into 4,800,000
   and accessories; impact and tilt monitoring                       shares of common stock at
   devices to detect mishandled shipments;                           $1.00 per share
   dunnage for protecting shipments.                                 (acquired 11-4-97)                  5,415,000        17,000,000
------------------------------------------------------------------------------------------------------------------------------------

ORGANIZED LIVING, INC.                                  4.6%       3,333,335 shares Series D
   Lenexa, Kansas                                                    convertible preferred stock,
   Specialty retailer of products designed                           convertible into 3,333,335 shares
   to provide home and office storage                                of common stock at $1.80 per
   and organization solutions.                                       share (acquired 1-7-00 and
                                                                     10-30-00)                           6,000,000                 1
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

PALLET ONE, INC.                                        8.8%       1,633,500 shares Series A
   Bartow, Florida                                                   preferred stock (acquired
   Wood pallet manufacturer with 12                                  10-18-01)                         $ 1,350,000      $    750,000
   manufacturing facilities.                                       150,000 shares common stock
                                                                     (acquired 10-18-01)                   150,000              --
                                                                                                       -----------      ------------
                                                                                                         1,500,000           750,000
------------------------------------------------------------------------------------------------------------------------------------

+PALM HARBOR HOMES, INC.                               34.4%       7,855,121 shares common stock
   Dallas, Texas                                                     (acquired 1-3-85 thru 7-31-95)     10,931,955        86,406,000
   Integrated manufacturing, retailing,
   financing and insuring of manufactured
   housing and modular homes.
------------------------------------------------------------------------------------------------------------------------------------

+PETSMART, INC.                                          <1%       ++300,000 shares common stock
   Phoenix, Arizona                                                  (acquired 6-1-95)                   1,318,771         8,115,000
   Retail chain of more than 600 stores
   selling pet foods, supplies and services.
------------------------------------------------------------------------------------------------------------------------------------

PHARMAFAB, INC.                                        28.6%       35,000 shares Series A
   Grand Prairie, Texas                                              convertible preferred stock,
   Value-added contract manufacturer of                              convertible into 129,506 shares
   branded and generic pharmaceutical drugs.                         common stock at $27.0259 per
                                                                     share (acquired 8-1-03)             3,500,000         3,500,000
                                                                   20,000 shares Series B convertible
                                                                     preferred stock, convertible
                                                                     into 74,004 shares common stock
                                                                     at $27.0259 per share
                                                                     (acquired 8-1-03)                   2,000,000         2,000,000
                                                                                                       -----------      ------------
                                                                                                         5,500,000         5,500,000
------------------------------------------------------------------------------------------------------------------------------------

THE RECTORSEAL CORPORATION                            100.0%       27,907 shares common stock
   Houston, Texas                                                    (acquired  1-5-73 and 3-31-73)         52,600        60,000,000
   Specialty chemical products for plumbing,
   HVAC, electrical, construction, industrial,
   oil field and automotive applications;
   owns 20% of Whitmore Manufacturing Company.
------------------------------------------------------------------------------------------------------------------------------------

SKYLAWN CORPORATION                                   100.0%       1,449,026 shares common stock
   Hayward, California                                               (acquired 7-16-69)                  4,510,400        40,000,000
   Cemeteries, mausoleums and mortuaries located
   in northern California.
------------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - FON Group                          <1%       ++72,000 shares common stock
   Westwood, Kansas                                                  (acquired 6-20-84)                    449,654         1,326,960
   Diversified telecommunications  company.
------------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION - PCS Group                          <1%       ++36,000 shares common stock
   Overland Park, Kansas                                             (acquired 11-23-98)                    53,991           331,200
   Domestic wireless telephony services.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)






         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

TCI HOLDINGS, INC.                                         -       21 shares 12% Series C
   Denver, Colorado                                                  cumulative  compounding
   Cable television systems and microwave                            preferred stock (acquired
   relay systems.                                                    1-30-90)                          $      --        $    677,250
------------------------------------------------------------------------------------------------------------------------------------

+TEXAS CAPITAL BANCSHARES, INC.                         2.4%       ++689,656 shares common stock
   Dallas, Texas                                                     (acquired 5-1-00)                   5,000,006        11,110,358
   Regional bank holding company with banking
   operations in six Texas cities.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS PETROCHEMICAL HOLDINGS, INC.                      5.0%       30,000 shares common stock
   Houston, Texas                                                    (acquired 6-27-96)                  3,000,000                 1
   Butadiene for synthetic rubber, MTBE
   for gasoline octane enhancement and
   butylenes for varied applications.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS SHREDDER, INC.                                   53.3%       750 shares Series B convertible
   San Antonio, Texas                                                preferred stock, convertible
   Design and manufacture of heavy-duty                              into 750,000 shares of common
   shredder systems for recycling steel and                          stock at  $0.10 per share
   other materials from junk automobiles.                            (acquired 3-6-91)                      75,000         3,525,000
------------------------------------------------------------------------------------------------------------------------------------

VOCALDATA, INC.                                         1.0%       650,001 shares Series A
   Richardson, Texas                                                 convertible preferred stock,
   Hardware and software for customer premises                       convertible into 703,899 shares
   telephony equipment based on Voice Over                           of common stock at $0.808 per
   Internet Protocol.                                                share (acquired 11-4-99 and
                                                                     12-3-99)                              568,750                 1
                                                                   100,143 shares Series B
                                                                     convertible preferred stock,
                                                                     convertible into 123,184 shares
                                                                     of common stock at $1.43 per
                                                                     share (acquired 10-26-00)             176,153                 1
                                                                   827,083 shares common stock
                                                                     (acquired 10-24-03)                   744,902              --
                                                                                                       -----------      ------------
                                                                                                         1,489,805                 2
------------------------------------------------------------------------------------------------------------------------------------

THE WHITMORE MANUFACTURING COMPANY                     80.0%       80 shares common stock
   Rockwall, Texas                                                   (acquired 8-31-79)                  1,600,000        12,000,000
   Specialized mining, industrial and
   railroad lubricants; automotive transit
   coatings.
------------------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS                                              -       Diamond State Ventures, L.P. -
                                                                     1.9% limited partnership interest
                                                                     (acquired 10-12-99 thru 12-4-03)      196,875           196,875
                                                           -       First Capital Group of Texas III,
                                                                     L.P. - 3.3% limited partnership
                                                                     interest (acquired 12-26-00
                                                                     thru 8-28-03)                         640,000           640,000
                                                      100.0%       Humac Company - 1,041,000 shares
                                                                     common stock (acquired 1-31-75
                                                                     and 12-31-75)                            --             156,000
                                                           -       STARTech Seed Fund I - 12.6%
                                                                     limited partnership interest
                                                                     (acquired  4-17-98 thru 1-5-00)       178,066                 1
                                                           -       STARTech Seed Fund II - 3.2%
                                                                     limited partnership interest
                                                                     (acquired 4-28-00 thru 3-21-04)       900,000                 1
                                                           -       Sterling Group Partners I, L.P. -
                                                                     1.7% limited partnership interest
                                                                     (acquired 4-20-01 thru 11-21-03)    1,063,100         1,063,100
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INVESTMENTS                                                                                      $97,282,649      $406,948,819
                                                                                                       ===========      ============
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)

                        Notes to Portfolio of Investments

(a) The percentages in the "Equity" column express the potential equity interests held by Capital Southwest Corporation and Capital Southwest Venture Corporation (together, the "Company") in each issuer. Each percentage represents the amount of the issuer's common stock the Company owns or can acquire as a percentage of the issuer's total outstanding common shares, plus shares reserved for all warrants, convertible securities and employee stock options. The symbol "<1%" indicates that the Company holds a potential equity interest of less than one percent.

(b) Unrestricted securities (indicated by ++) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 2004, restricted securities represented approximately 87.9% of the value of the consolidated investment portfolio.

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

(d) Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stocks, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements cover common stocks owned at March 31, 2004 and common stocks which may be acquired thereafter through exercise of warrants and conversion of debentures and preferred stocks. They apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Skylawn Corporation and The Whitmore Manufacturing Company.

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

                        Portfolio Changes During the Year

New Investments and Additions to Previous Investments


                                                       Amount
                                                    -----------
All Components, Inc. ............................   $ 2,500,000
AmPro Mortgage Corporation ......................     1,500,000
CMI Holding Company, Inc. .......................     1,000,000
CashWorks, Inc. .................................       954,945
Diamond State Ventures, L.P. ....................        12,500
Exopack Holding Corp. ...........................        99,960
First Capital Group of Texas III, L.P............       240,000
PharmaFab, Inc. .................................     5,500,000
Sterling Group Partners I, L.P. .................       484,000
StarTech Seed Fund II ...........................       150,000
Miscellaneous ...................................        17,435
                                                    -----------
                                                    $12,458,840
                                                    ===========


Dispositions
                                                                    Amount
                                                        Cost       Received
                                                    -----------   -----------
CashWorks, Inc. .................................   $ 3,000,100   $12,780,483
Concert Industries Ltd...........................       188,900          --
PTS Holdings, Inc. ..............................          --          51,245
PETsMART, Inc. ..................................       676,753     3,654,339
Miscellaneous ...................................        17,435          --
                                                    -----------   -----------
                                                    $ 3,883,188   $16,486,067
                                                    ===========   ===========




Repayments Received..............................                 $ 2,754,845
                                                                  ===========


                 Capital Southwest Corporation and Subsidiaries
                 Consolidated Statements of Financial Condition


                                                      March 31
                                             ---------------------------
Assets                                           2004          2003
                                             ------------   ------------

Investments at market or fair value (Notes
   1 and 2)
   Companies more than 25% owned
     (Cost: 2004 - $23,114,865,
     2003 - $23,114,865) .................   $237,095,981   $202,893,981
   Companies 5% to 25% owned
     (Cost: 2004 - $30,431,224,
     2003 - $30,120,124) .................     70,189,005     18,566,004
   Companies less than 5% owned
     (Cost: 2004 - $43,736,560,
     2003 - $38,226,853) .................     99,663,833     65,600,452
                                             ------------   ------------

Total investments
     (Cost: 2004 - $97,282,649,
     2003 - $91,461,842) .................    406,948,819    287,060,437
Cash and cash equivalents ................     10,150,796      4,650,388
Receivables ..............................         76,477        297,664
Other assets (Note 7) ....................      6,802,767      6,481,383
                                             ------------   ------------



   Totals ................................   $423,978,859   $298,489,872
                                             ============   ============




                                                               March 31
                                                    ------------------------------
Liabilities and Shareholders' Equity                     2004             2003
                                                    -------------    -------------
Note payable to bank (Note 4) ...................   $  15,500,000    $  15,500,000
Notes payable to portfolio company (Note 4) .....       5,000,000        7,500,000
Accrued interest and other liabilities (Note 7) .       1,815,996        1,868,991
Income taxes payable ............................       2,726,850             --
Deferred income taxes (Note 3) ..................     108,312,663       67,153,906
                                                    -------------    -------------
                    Total liabilities ...........     133,355,509       92,022,897
                                                    -------------    -------------

Shareholders' equity (Notes 3 and 5)
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,294,416
     shares at March 31, 2004 and 4,266,416
       shares at March 31, 2003 .................       4,294,416        4,266,416
   Additional capital ...........................       7,904,997        6,935,497
   Undistributed net investment
     income .....................................       3,578,088        3,299,659
   Undistributed net realized gain on
     investments ................................      79,381,980       71,190,108
   Unrealized appreciation of investments -
     net of deferred income taxes ...............     202,497,171      127,808,597
   Treasury stock - at cost
     (437,365 shares) ...........................      (7,033,302)      (7,033,302)
                                                    -------------    -------------
   Net assets at market or fair value, equivalent
     to $75.35 per share on the 3,857,051 shares
     outstanding at March 31, 2004, and $53.92
     per share on the 3,829,051 shares
     outstanding at March 31, 2003 ..............     290,623,350      206,466,975
                                                    -------------    -------------

   Totals .......................................   $ 423,978,859    $ 298,489,872
                                                    =============    =============


                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Operations

                                                                                                     Years Ended March 31
                                                                                       --------------------------------------------
                                                                                           2004            2003            2002
                                                                                       ------------    ------------    ------------
Investment income (Note 9):
   Interest ........................................................................   $    213,987    $    204,490    $    322,521
   Dividends .......................................................................      3,860,937       3,360,990       3,293,633
   Management and directors' fees ..................................................        632,864         495,900         530,400
                                                                                       ------------    ------------    ------------
                                                                                          4,707,788       4,061,380       4,146,554
                                                                                       ------------    ------------    ------------

Operating expenses:
   Salaries ........................................................................        997,079         911,671         894,612
   Net pension benefit (Note 7) ....................................................       (272,912)       (387,923)       (504,536)
   Other operating expenses (Notes 6 and 8) ........................................        775,847         626,106         633,254
                                                                                       ------------    ------------    ------------
                                                                                          1,500,014       1,149,854       1,023,330
                                                                                       ------------    ------------    ------------
Income before interest expense and income taxes ....................................      3,207,774       2,911,526       3,123,224
Interest expense ...................................................................        531,068         476,761         929,372
                                                                                       ------------    ------------    ------------
Income before income taxes .........................................................      2,676,706       2,434,765       2,193,852
Income tax expense (Note 3) ........................................................         89,646         135,513         151,956
                                                                                       ------------    ------------    ------------
Net investment income ..............................................................   $  2,587,060    $  2,299,252    $  2,041,896
                                                                                       ============    ============    ============

Proceeds from disposition of investments ...........................................   $ 16,486,067    $  4,563,763    $  5,923,165
Cost of investments sold (Note 1) ..................................................      3,883,188       2,556,651       6,685,279
                                                                                       ------------    ------------    ------------
Realized gain (loss) on investments before income taxes (Note 9) ...................     12,602,879       2,007,112        (762,114)
Income tax expense (benefit) .......................................................      4,411,007         661,384        (224,180)
                                                                                       ------------    ------------    ------------
Net realized gain (loss) on investments ............................................      8,191,872       1,345,728        (537,934)
                                                                                       ------------    ------------    ------------
Increase (decrease) in unrealized appreciation of investments before income taxes ..    114,067,574     (69,688,616)     36,971,348
Increase (decrease) in deferred income taxes on appreciation of investments (Note 3)    (39,379,000)    (24,317,000)     12,797,000
                                                                                       ------------    ------------    ------------
Net increase (decrease) in unrealized appreciation of investments ..................     74,688,574     (45,371,616)     24,174,348
                                                                                       ------------    ------------    ------------

Net realized and unrealized gain (loss) on investments .............................   $ 82,880,446    $(44,025,888)   $ 23,636,414
                                                                                       ============    ============    ============

Increase (decrease) in net assets from operations ..................................   $ 85,467,506    $(41,726,636)   $ 25,678,310
                                                                                       ============    ============    ============


                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                Consolidated Statements of Changes in Net Assets

                                                                                     Years Ended March 31
                                                                      -----------------------------------------------
                                                                           2004             2003             2002
                                                                      -------------    -------------    -------------
Operations
  Net investment income ...........................................   $   2,587,060    $   2,299,252    $   2,041,896
  Net realized gain (loss) on investments .........................       8,191,872        1,345,728         (537,934)
  Net increase (decrease) in unrealized appreciation of investments      74,688,574      (45,371,616)      24,174,348
                                                                      -------------    -------------    -------------
  Increase (decrease) in net assets from operations ...............      85,467,506      (41,726,636)      25,678,310

Distributions from:
  Undistributed net investment income .............................      (2,308,631)      (2,297,431)      (2,294,631)

Capital share transactions
  Exercise of employee stock options ..............................         997,500             --            498,750
                                                                      -------------    -------------    -------------

  Increase (decrease) in net assets ...............................      84,156,375      (44,024,067)      23,882,429
Net assets, beginning of year .....................................     206,466,975      250,491,042      226,608,613
                                                                      -------------    -------------    -------------

Net assets, end of year ...........................................   $ 290,623,350    $ 206,466,975    $ 250,491,042
                                                                      =============    =============    =============












                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                                                          Years Ended March 31
                                                                             --------------------------------------------
                                                                                 2004            2003            2002
                                                                             ------------    ------------    ------------
Cash flows from operating activities
Increase (decrease) in net assets from operations ........................   $ 85,467,506    $(41,726,636)   $ 25,678,310
Adjustments to reconcile increase (decrease) in net assets from operations to net cash provided by (used in) operating activities:
     Proceeds from disposition of investments ............................     16,486,067       4,563,763       5,923,165
     Purchases of securities .............................................    (12,458,840)    (11,904,639)     (3,545,458)
     Maturities of securities ............................................      2,754,845          80,000       2,267,970
     Depreciation and amortization .......................................         19,089          21,668          26,258
     Net pension benefit .................................................       (272,912)       (387,923)       (504,536)
     Net realized and unrealized loss (gain) on investments ..............    (82,880,446)     44,025,888     (23,636,414)
     Decrease (increase) in receivables ..................................        221,187       1,455,633      (1,488,920)
     Decrease (increase) in other assets .................................          5,023         (29,447)        (17,922)
     Increase (decrease) in accrued interest and other liabilities .......         41,701         (96,188)        (44,479)
     Decrease in accrued pension cost ....................................       (167,281)       (167,280)       (199,280)
     Deferred income taxes ...............................................         95,600         135,800         176,600
                                                                             ------------    ------------    ------------
Net cash provided by (used in) operating activities ......................      9,311,539      (4,029,361)      4,635,294
                                                                             ------------    ------------    ------------
Cash flows from financing activities
Increase in note payable to bank .........................................           --         9,000,000       1,500,000
Increase (decrease) in notes payable to portfolio company ................     (2,500,000)      5,000,000      (3,500,000)
Decrease in subordinated debenture .......................................           --        (5,000,000)           --
Distributions from undistributed net investment income ...................     (2,308,631)     (2,297,431)     (2,294,631)
Proceeds from exercise of employee stock options .........................        997,500            --           498,750
                                                                             ------------    ------------    ------------
Net cash provided by (used in) financing activities ......................     (3,811,131)      6,702,569      (3,795,881)
                                                                             ------------    ------------    ------------
Net increase in cash and cash equivalents ................................      5,500,408       2,673,208         839,413
Cash and cash equivalents at beginning of year ...........................      4,650,388       1,977,180       1,137,767
                                                                             ------------    ------------    ------------
Cash and cash equivalents at end of year .................................   $ 10,150,796    $  4,650,388    $  1,977,180
                                                                             ============    ============    ============
Supplemental disclosure of cash flow information:
Cash paid during the year for:  Interest .................................   $    531,194    $    606,722    $    922,011
                                Income taxes .............................   $       --      $       --      $        287




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

     Indemnification. The Company enters into agreements that contain customary indemnification provisions. The maximum exposure under these indemnification agreements is unknown, but the Company has had no previous claims or losses and expects the risk of losses to be remote.

     Related Parties. Several of the Company's directors, officers and employees serve on the boards of various portfolio companies.

     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Stock-Based Compensation. Effective April 1, 2003, the Company adopted the fair value method of recording compensation expense related to all stock options granted after March 31, 2003, in accordance with FASB Statement No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123". Accordingly, the fair value of stock options as determined on the date of grant using the Black-Scholes option-pricing model will be expensed over the vesting period of the related stock options. No stock options were granted during the fiscal year ended March 31, 2004.

     Prior to April 1, 2003, the Company accounted for its stock-based compensation under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". No stock-based compensation cost is reflected in net asset value, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

     The following table illustrates the effect on net asset value and net asset value per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to stock-based compensation.

                                                Years Ended March 31
                                   ------------------------------------------
                                       2004           2003           2002
                                   ------------   ------------   ------------

Net asset value, as reported       $290,623,350   $206,466,975   $250,491,042
Deduct: Total fair value computed
  stock-based compensation              179,440        179,440         59,216
                                   ------------   ------------   ------------

Pro forma net asset value          $290,443,910   $206,287,535   $250,431,826
                                   ============   ============   ============

Net asset value per share:
  Basic - as reported                    $75.35         $53.92         $65.42
                                         ======         ======         ======
  Basic - pro forma                      $75.30         $53.87         $65.40
                                         ======         ======         ======

  Diluted - as reported                  $75.32         $53.79         $65.20
                                         ======         ======         ======
  Diluted- pro forma                     $75.27         $53.74         $65.19
                                         ======         ======         ======

     The diluted net asset value per share calculation assumes all vested outstanding options for which the market price exceeds the exercise price have been exercised.

2.   Valuation of Investments

     The consolidated financial statements as of March 31, 2004 and 2003 include securities valued at $357,538,427 (87.9% of the value of the consolidated investment portfolio) and $261,680,466 (91.2% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

3.   Income Taxes

     For the tax years ended December 31, 2003, 2002 and 2001, CSC and CSVC qualified to be taxed as regulated investment companies ("RICs") under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). Both CSC and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

     For the year ended December 31, 2003, CSC and CSVC had net investment income for book and tax purposes of $2,308,631 and $693,569, respectively, all of which has been distributed. During 2003, CSC and CSVC had a net capital gain for book purposes of $2,638,095 and $2,676,859, respectively, and a net capital gain for tax purposes of $2,579,248 and $2,669,314, respectively, which were offset by a capital loss carryforward of $4,792,370 and $2,758,084, respectively. As of December 31, 2003, CSC and CSVC had capital loss carryforwards of $2,213,122 (expires 2009-2010) and $88,770 (expires 2009), respectively, which may be used to offset future taxable capital gains.

     The aggregate cost of investments for federal income tax purposes as of March 31, 2004 was $100,752,741. Such investments had unrealized appreciation of $335,974,385 and unrealized depreciation of $26,308,215 for book purposes, or net unrealized appreciation of $309,666,170. They had unrealized appreciation of $333,617,078 and unrealized depreciation of $27,420,999 for tax purposes, or net unrealized appreciation of $306,196,079 at March 31, 2004. The difference between book basis and tax basis unrealized appreciation is attributable primarily to interest income that was accrued for tax purposes, but not for book purposes.

     CSC and CSVC may not qualify or elect to be taxed as RICs in future years. Therefore, consolidated deferred Federal income taxes of $107,169,000 and $67,790,000 have been provided on net unrealized appreciation of investments of $309,666,170 and $195,598,595 at March 31, 2004 and 2003, respectively. Such appreciation is not included in taxable income until realized. Deferred income taxes on net unrealized appreciation of investments have been provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35% at March 31, 2004 and 2003.

4.   Notes Payable

     The note payable to bank at March 31, 2004 and 2003 was from an unsecured revolving line of credit of $25,000,000 of which $15,500,000 had been drawn at both March 31, 2004 and 2003. The revolving line of credit bears interest at the bank's base rate less .50% or LIBOR plus 1.25% and matures on July 31, 2004.

     The notes payable to portfolio company were demand promissory notes to Skylawn Corporation with interest payable at the greater of prime minus 2.0% or the Applicable Federal Rate established by the Internal Revenue Service. Interest expense on these portfolio company notes was $151,089 in 2004, $75,531 in 2003 and $216,280 in 2002.

5.   Employee Stock Option Plan

     Under the 1984 Incentive Stock Option Plan, options to purchase -0-, 28,000 and 28,000 shares of common stock at $35.625 per share (the market price at the time of grant) were outstanding and exercisable at March 31, 2004, 2003 and 2002, respectively. During the three years ended March 31, 28,000 options were exercised in 2004, -0- were exercised in 2003 and 14,000 were exercised in 2002. The 1984 Incentive Stock Option Plan expired in 1994.

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

     At March 31, 2004, there were 85,500 additional shares available for grant under the Plan. The per share weighted average fair value of stock options granted during 2002 was $20.76 on the date of grant using the Black Scholes option-pricing model with the following assumptions: expected dividend yield of ..92%, risk-free interest rate of 5.14%, expected volatility of 20.6%, and expected life of 7 years.

     The following summarizes activity in the stock option plans for the years ended March 31, 2004, 2003 and 2002:

                                         Number      Weighted Average
                                       of shares      Exercise Price
                                       ---------      --------------

Balance at April 1, 2001                 80,000          $55.856
     Granted                             44,000           65.239
     Exercised                          (14,000)          35.625
     Forfeited                          (27,500)          65.000
     Expired                               --               --
                                        -------          -------
Balance at March 31, 2002                82,500           58.336
     Granted                               --               --
     Exercised                             --               --
     Forfeited                             --               --
     Expired                               --               --
                                        -------          -------
Balance at March 31, 2003                82,500           58.336
     Granted                               --               --
     Exercised                          (28,000)          35.625
     Forfeited                             --               --
     Expired                               --               --
                                        -------          -------
Balance at March 31, 2004                54,500          $70.004
                                        =======          =======

     At March 31, 2004, the range of exercise prices and weighted average remaining contractual life of outstanding options was $65.00 - $84.70 and 6.12 years, respectively.

     At March 31, 2004, 2003 and 2002, the number of options exercisable was 24,200, 44,750 and 36,100, respectively and the weighted average exercise price of those options was $73.24, $50.61, $45.93, respectively.

6.   Employee Stock Ownership Plan

     The Company and one of its wholly-owned portfolio companies sponsor a qualified employee stock ownership plan ("ESOP") in which certain employees participate. Contributions to the plan, which are invested in Company stock, are made at the discretion of the Board of Directors. A participant's interest in contributions to the ESOP fully vests after five years of active service. During the three years ended March 31, 2004, the Company made contributions to the ESOP, which were charged against net investment income, of $88,937 in 2004, $44,417 in 2003 and $28,322 in 2002.


7.   Retirement Plans

     The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned portfolio companies.
The following information about the plan represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last ten years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended
March 31, 2004.

     The following tables set forth the qualified plan's benefit obligations and fair value of plan assets at March 31, 2004, 2003 and 2002:

                                                      Years Ended March 31
                                         --------------------------------------------
                                             2004            2003            2002
                                         ------------    ------------    ------------
Change in benefit obligation
Benefit obligation at beginning
     of  year ........................   $  3,676,599    $  3,284,463    $  3,255,669
Service cost .........................         81,309          41,142          58,428
Interest cost ........................        215,511         202,424         207,940
Amendments ...........................           --           346,882            --
Actuarial loss .......................        189,566         165,560          94,298
Benefits paid ........................       (363,872)       (363,872)       (331,872)
                                         ------------    ------------    ------------
Benefit obligation at end of year ....   $  3,799,113    $  3,676,599    $  3,284,463
                                         ============    ============    ============

Change in plan assets
Fair value of plan assets at beginning
     of  year ........................   $  6,881,723    $  9,410,320    $  8,758,035
Actual return on plan assets .........      3,512,912      (2,164,725)        984,157
Benefits paid ........................       (363,872)       (363,872)       (331,872)
                                         ------------    ------------    ------------
Fair value of plan assets at end of
     year ............................   $ 10,030,763    $  6,881,723    $  9,410,320
                                         ============    ============    ============

     The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                                   March 31
                                                         ----------------------------
                                                             2004            2003
                                                         ------------    ------------

Actuarial present value of benefit obligations:
     Accumulated benefit obligation ................     $ (3,403,639)   $ (3,346,711)
                                                         ============    ============
Projected benefit obligation for service rendered to
     date ..........................................     $ (3,799,113)   $ (3,676,599)
Plan assets at fair value* .........................       10,030,763       6,881,723
                                                         ------------    ------------
Excess of plan assets over the projected benefit
     obligation ....................................        6,231,650       3,205,124
Unrecognized net loss from past experience
     different from that assumed and effects of
     changes in assumptions ........................          275,731       3,023,057
Unrecognized prior service costs ...................          210,351         217,886
Unrecognized net assets being amortized over
     20 years ......................................          (73,815)       (147,646)
                                                         ------------    ------------
Prepaid pension cost included in other assets ......     $  6,643,917    $  6,298,421
                                                         ============    ============
-----------------
*Primarily  equities and bonds including  approximately  28,000 shares of common stock of the Company.




     Components of net pension benefit related to the qualified plan include the following:

                                                    Years Ended March 31
                                         --------------------------------------------
                                              2004            2003            2002
                                         ------------    ------------    ------------
Service cost - benefits earned during
     the year .........................  $     81,309    $     41,142    $     58,428
Interest cost on projected benefit
     obligation .......................       215,511         202,424         207,940
Expected return on assets .............      (576,020)       (641,722)       (783,467)
Net amortization and deferral .........       (66,296)       (104,087)       (114,284)
                                         ------------    ------------    ------------
Net pension benefit from qualified plan  $   (345,496)   $   (502,243)   $   (631,383)
                                         ============    ============    ============

     The Company also sponsors an unfunded Retirement Restoration Plan, which is a nonqualified plan that provides for the payment, upon retirement, of the difference between the maximum annual payment permissible under the qualified retirement plan pursuant to Federal limitations and the amount which would otherwise have been payable under the qualified plan.

     The following table sets forth the Retirement Restoration Plan's benefit obligations at March 31, 2004, 2003 and 2002:


                                               Years Ended March 31
                                    -----------------------------------------
                                       2004           2003           2002
                                    -----------    -----------    -----------
Change in benefit obligation
Benefit obligation at beginning
     of  year ...................   $ 1,353,386    $ 1,778,496    $ 1,758,214
Service cost ....................         5,464          5,389          8,573
Interest cost ...................        82,683        104,436        113,779
Amendments ......................          --         (347,147)          --
Actuarial (gain) loss ...........       139,839        (20,507)        97,210
Benefits paid ...................      (167,281)      (167,281)      (199,280)
                                    -----------    -----------    -----------
Benefit obligation at end of year   $ 1,414,091    $ 1,353,386    $ 1,778,496
                                    ===========    ===========    ===========

     The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:

                                                              March 31
                                                     --------------------------
                                                         2004           2003
                                                     -----------    -----------

Projected benefit obligation .....................   $(1,414,091)   $(1,353,386)
Unrecognized net gain from past ex-
     perience different from that assumed
     and effects of changes in assumptions .......        84,867        (54,972)
Unrecognized prior service costs .................      (270,699)      (286,262)
                                                     -----------    -----------
Accrued pension cost included in other liabilities   $(1,599,923)   $(1,694,620)
                                                     ===========    ===========

     The Retirement Restoration Plan expenses recognized during the years ended March 31, 2004, 2003 and 2002 of $72,584, $114,320 and $126,847, respectively, are offset against the net pension benefit from the qualified plan.

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 5.75% and 5.0%, respectively, at March 31, 2004, 6.0% and 5.0%, respectively, at March 31, 2003 and 6.5% and 5.0%, respectively, at March 31, 2002. The expected long-term rate of return used to project estimated earnings on plan assets for the qualified plan was 6.0% for the years ended March 31, 2004 and March 31, 2003 and 7.5% for the year ended March 31, 2002. The calculations also assume retirement at age 65, the normal retirement age.

8.   Commitments

     The Company has agreed, subject to certain conditions, to invest up to $2,700,025 in six portfolio companies.

     The Company leases office space under an operating lease which requires base annual rentals of approximately $75,000 through February, 2008. For the three years ended March 31, total rental expense charged to investment income was $74,122 in 2004, $60,482 in 2003 and $58,984 in 2002.

9.   Sources of Income

     Income was derived from the following sources:

                                     Investment Income             Realized Gain
Years Ended              ---------------------------------------     (Loss) on
March 31                                                            Investments
--------                                                 Other     Before Income
2004                       Interest     Dividends       Income         Taxes
----                     ---------------------------------------   -------------
Companies more than
   25% owned .........   $       --    $  3,577,800  $    629,000  $       --
Companies 5% to 25%
   owned .............           --            --           3,864      (188,900)
Companies less than
   5% owned ..........        203,304       283,137          --      12,791,779
Other sources,
   including temporary
   investments .......         10,683          --            --            --
                         ----------------------------------------  ------------
                         $    213,987  $  3,860,937  $    632,864  $ 12,602,879
                         ========================================  ============
2003
----
Companies more than
   25% owned .........   $      5,600  $  3,073,770     $494,900   $       --
Companies 5% to 25%
   owned .............           --            --            --         (47,525)
Companies less than
   5% owned ..........        180,000       287,220         1,000     2,054,637
Other sources,
   including temporary
   investments .......         18,890          --            --            --
                         ----------------------------------------  ------------
                         $    204,490  $  3,360,990  $    495,900  $  2,007,112
                         ========================================  ============
2002
----
Companies more than
   25% owned .........   $     39,200  $  2,996,591  $    487,400  $       --
Companies 5% to 25
   owned .............         99,041          --            --            --
Companies less than
   5% owned ..........        133,549       297,042        43,000      (762,114)
Other sources,
   including temporary
   investments .......         50,731          --            --            --
                         ----------------------------------------  ------------
                         $    322,521  $  3,293,633  $    530,400  $   (762,114)
                         ========================================  ============


                       Selected Per Share Data and Ratios


                                                                                         Years Ended March
                                                                  -----------------------------------------------------------------
   Per Share Data                                                   2004          2003          2002          2001          2000
                                                                  ---------     ---------     ---------     ---------     ---------
Investment income ..............................................  $    1.22     $    1.06     $    1.08     $    1.06     $     .86
Operating expenses .............................................       (.39)         (.30)         (.27)         (.26)         (.27)
Interest expense ...............................................       (.14)         (.12)         (.24)         (.30)         (.12)
Income taxes ...................................................       (.02)         (.04)         (.04)         (.05)         (.03)
                                                                  ---------     ---------     ---------     ---------     ---------
Net investment income ..........................................        .67           .60           .53           .45           .44
Distributions from undistributed net investment income .........       (.60)         (.60)         (.60)         (.60)         (.60)
Net realized gain (loss) on investments ........................       2.13           .35          (.14)         (.85)         1.58
Net increase (decrease) in unrealized appreciation of
    investments after deferred taxes ...........................      19.37        (11.85)         6.31         (1.69)        (6.49)
Exercise of employee stock options* ............................       (.14)         --            (.08)         --            --
                                                                  ---------     ---------     ---------     ---------     ---------


Increase (decrease) in net asset value .........................      21.43        (11.50)         6.02         (2.69)        (5.07)

Net asset value
  Beginning of year ............................................      53.92         65.42         59.40         62.09         67.16
                                                                  ---------     ---------     ---------     ---------     ---------
  End of year ..................................................  $   75.35     $   53.92     $   65.42     $   59.40     $   62.09
                                                                  =========     =========     =========     =========     =========

Increase (decrease) in deferred taxes on unrealized
    appreciation ...............................................  $   10.09     $   (6.35)    $    3.26     $   (1.01)    $   (3.49)
Deferred taxes on unrealized appreciation:
  Beginning of year ............................................      17.70         24.05         20.79         21.80         25.29
                                                                  ---------     ---------     ---------     ---------     ---------
  End of year ..................................................  $   27.79     $   17.70     $   24.05     $   20.79     $   21.80
                                                                  =========     =========     =========     =========     =========

Ratios and Supplemental Data
Ratio of operating expenses to average net assets ..............        .63%          .52%          .42%          .42%          .42%
Ratio of operating expenses to average net assets plus average
    deferred taxes on unrealized appreciation ..................        .47%          .39%          .31%          .31%          .31%
Ratio of net investment income to average net assets ...........       1.09%         1.04%          .85%          .74%          .67%
Portfolio turnover rate ........................................       3.74%         1.53%         1.05%         2.56%         4.26%

Net asset value total return ...................................      41.16%       (16.75%)       11.18%        (3.25%)      (5.12%)

Shares outstanding at end of period (000s omitted) .............      3,857         3,829         3,829         3,815         3,815

----------------
* Net decrease is due to the exercise of employee stock options at prices less than beginning of period net asset value.

Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
   Capital Southwest Corporation:

     We have audited the accompanying consolidated statement of financial condition of Capital Southwest Corporation and subsidiaries, including the portfolio of investments on pages 10-14, as of March 31, 2004, and the related consolidated statements of operations, changes in net assets, and cash flows, and the selected per share data and ratios on page 26 for the year then ended. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification by examination of securities held by the custodian as of March 31, 2004 and confirmation of securities not held by the custodian by correspondence with others. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion the consolidated financial statements and the selected per share data and ratios referred to above present fairly, in all material respects, the consolidated financial position of Capital Southwest Corporation and subsidiaries at March 31, 2004, the consolidated results of its operations, changes in its net assets, and its cash flows, and the selected per share data and ratios for the year then ended, in conformity with U.S. generally accepted accounting principles.





                                                               ERNST & YOUNG LLP
Dallas, Texas
May 12, 2004

Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
   Capital Southwest Corporation:



     We have audited the accompanying consolidated statement of financial condition of Capital Southwest Corporation and subsidiaries as of March 31, 2003, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the two-year period ended March 31, 2003, and the selected per share data and ratios for each of the years in the four-year period ended March 31, 2003. These consolidated financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and per share data and ratios based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Capital Southwest Corporation and subsidiaries as of March 31, 2003, the results of their operations, the changes in their net assets and their cash flows for each of the years in the two-year period ended March 31, 2003, and the selected per share data and ratios for each of the years in the four-year period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.




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

Net Investment Income

     The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $10,247 in 2004, $17,346 in 2003 and $48,877 in 2002. The Company
also receives management fees from its wholly-owned portfolio companies which aggregated $597,000 in 2004 and $458,400 in 2003 and 2002. During the three years ended March 31, 2004, the Company recorded dividend income from the following sources:

                                               Years Ended March 31
                                       ------------------------------------
                                          2004         2003         2002
                                       ----------   ----------   ----------
AT&T Corp. .........................   $   23,984   $   19,987   $   19,987
Alamo Group Inc. ...................      677,112      677,112      677,112
Balco, Inc. ........................      252,960         --           --
Dennis Tool Company ................       49,999       49,999       49,999
Kimberly-Clark Corporation .........      109,596       95,703       87,985
The RectorSeal Corporation .........    1,407,729      960,000      960,000
Skylawn Corporation ................      950,000    1,146,659    1,069,480
TCI Holdings, Inc. .................       81,270       81,270       81,270
Texas Shredder, Inc. ...............        7,500       33,667       44,506
The Whitmore Manufacturing Company .      240,000      240,000      240,000
Other ..............................       60,787       56,593       63,294
                                       ----------   ----------   ----------
                                       $3,860,937   $3,360,990   $3,293,633
                                       ==========   ==========   ==========

     Total operating expenses, excluding interest expense, increased by $350,160 or 30.5% and by $126,524 or 12.4% during the years ended March 31, 2004 and 2003, respectively. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit. Interest expense decreased by $452,611 during the year ended March 31, 2003 due to a decrease in interest rates and the payoff of the subordinated debenture on June 3, 2002. For the year ended March 31, 2002, interest expense decreased by $214,965 due to a decrease in interest rates.

Net Realized Gain (Loss) on Investments

     Net realized gain on investments was $8,191,872 (after income tax expense of $4,411,007) during the year ended March 31, 2004, compared with a gain of $1,345,728 (after income tax expense of $661,384) during 2003 and a loss of $537,934 (after income tax benefit of $224,180) during 2002. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains or losses through the disposition of certain portfolio investments.

Net Increase (Decrease) in Unrealized Appreciation of Investments

     For the three  years  ended  March 31, the  Company  recorded  an  increase
(decrease) in unrealized appreciation of investments before income taxes of $114,067,574, $(69,688,616) and $36,971,348 in 2004, 2003 and 2002,
respectively. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation (before the related change in deferred income taxes and excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.

                                               Years Ended March 31
                                  --------------------------------------------
                                      2004            2003            2002
                                  ------------    ------------    ------------

Alamo Group Inc. ..............   $  8,464,000    $ (8,464,000)   $  2,821,000
All Components, Inc. ..........      2,900,000            --           (50,000)
AmPro Mortgage Corporation ....     (2,529,167)           --              --
Concert Industries Ltd. .......       (442,998)     (5,479,000)     (3,740,000)
Encore Wire Corporation .......     46,316,000     (10,898,000)     10,898,000
Extreme  International, Inc. ..      4,613,661         551,750            --
Mail-Well, Inc. ...............      5,115,674      (2,557,926)       (524,000)
Media Recovery, Inc. ..........      7,000,000            --        (8,000,000)
Organized Living, Inc. ........           --        (2,999,999)     (3,000,000)
Palm Harbor Homes, Inc. .......     15,710,000     (39,275,000)     31,420,000
PETsMART, Inc. ................      4,335,000        (436,051)      5,298,343
The RectorSeal Corporation ....      5,000,000       5,000,000       2,500,000
Texas Capital Bancshares, Inc.       6,110,352            --              --

     As shown in the above table for the year ended March 31, 2004, we sustained a major $46,316,000 increase in the value of our investment in Encore Wire Corporation. This was due to the significant increase in Encore's sales and earnings which stemmed partly from higher copper prices. In the prior period, we experienced a $10,898,000 decline in the value of our investment as overcapacity in the electric wire and cable industry led to intense price competition and lower profit margins. During the year ended March 31, 2004, the value of our investment in Palm Harbor Homes, Inc. increased by $15,710,000 due to anticipated improvement of the manufactured housing industry resulting from substantially reduced inventories of foreclosed homes and reappearance of sources of chattel mortgage financing. In the prior period, the value of our investment decreased by $39,275,000 due to the unfavorable outlook for the manufactured housing industry.

     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments - March 31, 2004."

Deferred Taxes on Unrealized Appreciation of Investments

     The Company provides for deferred Federal income taxes on net unrealized appreciation of investments. Such taxes would become payable at such time as unrealized appreciation is realized through the sale or other disposition of those components of the investment portfolio which would result in taxable transactions. At March 31, 2004 consolidated deferred Federal income taxes of $107,169,000 were provided on net unrealized appreciation of investments of $309,666,170 compared with deferred taxes of $67,790,000 on net unrealized appreciation of $195,598,595 at March 31, 2003. Deferred income taxes at March 31, 2004 and 2003 were provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35%.

Portfolio Investments

     During the year ended March 31, 2004, the Company invested $12,458,840 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also lists dispositions of portfolio securities. During the 2003 and 2002 fiscal years, the Company invested a total of $11,904,639 and $3,545,458, respectively.


Financial Liquidity and Capital Resources

     At  March  31,  2004,  the  Company  had  cash  and  cash   equivalents  of
approximately $10.2 million.  Pursuant to Small Business  Administration ("SBA")
regulations,  cash and cash  equivalents of $0.2 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to SBA's approval of its credit application,  CSVC would be entitled to borrow up to $64.5  million.  The Company  also has an  unsecured
$25,000,000 revolving line of credit from a commercial bank, of which $9,500,000 was  available  at  March  31,  2004.  With  the  exception  of a  capital  gain distribution  made in the form of a  distribution  of the  stock of a  portfolio company in the fiscal  year ended  March 31,  1996,  the  Company has elected to retain all gains realized during the past 36 years. Retention of future gains is viewed as an  important  source of funds to  sustain  the  Company's  investment activity.  Approximately $49.4 million of the Company's  investment portfolio is
represented  by   unrestricted   publicly-traded   securities,   which  have  an
ascertainable market value and represent a source of liquidity.

     Funds to be used by the Company for operating or investment purposes may be transferred in the form of dividends, management fees or loans from Skylawn
Corporation, The RectorSeal Corporation and The Whitmore Manufacturing Company, wholly-owned portfolio companies of the Company, to the extent of their available cash reserves and borrowing capacities. At March 31, 2004, the Company owed $5,000,000 to Skylawn Corporation.

     Management believes that the Company's cash and cash equivalents and cash available from other sources described above are adequate to meet its expected requirements. Consistent with the long-term strategy of the Company, the disposition of investments from time to time may also be an important source of funds for future investment activities.

Contractual Obligations

     As shown below, the Company had the following contractual obligations as of March 31, 2004. For further information see Note 4 and Note 8 of the
Consolidated Financial Statements.

                              Payments Due By Period ($ in Thousands)
                              ---------------------------------------
                                         Less than                           More Than
Contractual Obligations        Total      1 Year     1-3 Years  3-5 Years     5 Years
-----------------------------------------------------------------------------------------
Long-Term Debt Obligations    $20,500     $20,500        --          --          --
Capital  Lease Obligations       --          --          --          --          --
Operating Lease Obligations      --          --           $75         $75        --
Purchase Obligations             --          --          --          --          --
Other Long-Term Liabilities
Reflected on the Company's
Balance Sheet under GAAP         --          --          --          --          --
                              -------------------------------------------------------
Total                         $20,500     $20,500         $75         $75        --
                              -------------------------------------------------------

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


                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)

                                      1994         1995         1996         1997         1998         1999
--------------------------------------------------------------------------------------------------------------
Financial Position  (as of March 31)
Investments at cost .............   $  41,993    $  49,730    $  58,544    $  59,908    $  61,154    $  73,580
Unrealized appreciation .........     132,212      153,031      198,386      233,383      340,132      276,698
                                    ---------    ---------    ---------    ---------    ---------    ---------
Investments at market or
   fair value ...................     174,205      202,761      256,930      293,291      401,286      350,278
Total assets ....................     270,874      213,811      326,972      310,760      522,324      360,786
Notes payable * .................      15,000       11,000       11,000        5,000        5,000        5,000

Deferred taxes on
   unrealized appreciation ......      45,932       53,247       69,121       81,313      118,674       96,473
Net assets ......................     133,053      147,370      189,048      218,972      296,023      256,232
Shares outstanding ..............       3,715        3,735        3,767        3,767        3,788        3,815
--------------------------------------------------------------------------------------------------------------

Changes in Net Assets (years ended March 31)
Net investment income ...........   $   2,870    $   2,447    $   2,855    $   2,574    $   2,726    $   1,762
Net realized gain (loss) on
   investments ..................        (475)         142       11,174        6,806        6,485          995
Net increase (decrease) in
   unrealized appreciation
   before distributions .........      11,160       13,584       38,746       22,804       69,388      (41,233)
                                    ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions .........      13,555       16,173       52,775       32,184       78,599      (38,476)
Cash dividends paid .............      (2,228)      (2,241)      (2,270)      (2,260)      (2,268)      (2,280)
Securities distributed ..........        --           --         (9,402)        --           --           --
Employee stock options
   exercised ....................         272          385          575         --            720          965
                                    ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net assets      11,599       14,317       41,678       29,924       77,051      (39,791)

--------------------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation ......   $   12.36    $   14.26    $   18.35    $   21.59    $   31.33    $   25.29
Net assets ......................       35.81        39.46        50.18        58.13        78.15        67.16
Closing market price ............      38.125        38.00        60.00       67.875        94.00        73.00

Cash dividends paid .............         .60          .60          .60          .60          .60          .60
Securities distributed ..........        --           --           2.50         --           --           --

* Excludes quarter-end borrowing which is repaid on the first business day after year end.




                Selected Consolidated Financial Data (continued)
                (all figures in thousands except per share data)


                                      2000         2001         2002         2003         2004
-------------------------------------------------------------------------------------------------

Financial Position  (as of March 31)
Investments at cost .............   $  85,002    $  87,602    $  82,194    $  91,462    $  97,283
Unrealized appreciation .........     238,627      228,316      265,287      195,598      309,666
                                    ---------    ---------    ---------    ---------    ---------
Investments at market or
   fair value ...................     323,629      315,918      347,481      287,060      406,949
Total assets ....................     392,586      322,668      357,183      298,490      423,979
Notes payable * .................      10,000       16,000       14,000       23,000       20,500

Deferred taxes on
   unrealized appreciation ......      83,151       79,310       92,107       67,790      107,169
Net assets ......................     236,876      226,609      250,491      206,467      290,623
Shares outstanding ..............       3,815        3,815        3,829        3,829        3,857
 ------------------------------------------------------------------------------------------------

Changes in Net Assets (years ended March 31)
Net investment income ...........   $   1,663    $   1,723    $   2,042    $   2,299    $   2,587
Net realized gain (loss) on
   investments ..................       6,020       (3,231)        (538)       1,346        8,192
Net increase (decrease) in
   unrealized appreciation
   before distributions .........     (24,750)      (6,470)      24,174      (45,372)      74,689
                                    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions .........     (17,067)      (7,978)      25,678      (41,727)      85,468
Cash dividends paid .............      (2,289)      (2,289)      (2,295)      (2,297)      (2,309)
Securities distributed ..........        --           --           --           --           --
Employee stock options
   exercised ....................        --           --            499         --            997
                                    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net assets     (19,356)     (10,267)      23,882      (44,024)      84,156

-------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation ......   $   21.80    $   20.79    $   24.05    $   17.70    $   27.79
Net assets ......................       62.09        59.40        65.42        53.92        75.35
Closing market price ............       54.75        65.00        68.75        48.15        75.47

Cash dividends paid .............         .60          .60          .60          .60          .60
Securities distributed ..........        --           --           --           --           --

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

Shareholders

     The Company had approximately 700 record holders of its common stock at March 31, 2004. This total does not include an estimated 2,300 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

     The Company's common stock trades on The Nasdaq Stock Market under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended                                            High       Low
------------------------------------------------------------------------
June 30, 2002....................................       $79.24    $66.31
September 30, 2002...............................        70.25     58.00
December 31, 2002................................        60.24     45.35
March 31, 2003...................................        53.00     43.00

Quarter Ended                                            High       Low
------------------------------------------------------------------------
June 30, 2003....................................       $66.75  $  47.26
September 30, 2003...............................        60.00     53.31
December 31, 2003...............................         64.75     56.35
March 31, 2004...................................        78.00     61.15



Dividends

     The payment dates and amounts of cash dividends per share since April 1, 2002 are as follows:

Payment Date                                              Cash Dividend
-----------------------------------------------------------------------
May 31, 2002..............................................    $0.20
November 29, 2002.........................................     0.40
May 30, 2003..............................................     0.20
November 28, 2003.........................................     0.40
May 28, 2004..............................................     0.20

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

Annual Meeting

     The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 19, 2004, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (first floor), 12900 Preston Road, Dallas, Texas.