Form 10-K, Exhibit 13
period 2005-03-31
CAPITAL SOUTHWEST CORP
filed 2005-05-27
CIK 17313

Exhibit 13.1
                   Twelve Largest Investments - March 31, 2005
================================================================================
The RectorSeal Corporation                                           $72,500,000
--------------------------------------------------------------------------------

     The RectorSeal Corporation, Houston, Texas, with facilities in Texas, New York and Idaho, manufactures specialty chemical products including pipe thread sealants, firestop sealants, plastic cements and other formulations for plumbing, HVAC, electrical and industrial applications. The company also makes special tools for plumbers and systems for containing smoke from building fires. RectorSeal's subsidiary, Jet-Lube, Inc., with plants in Texas, England and Canada, produces anti-seize compounds, specialty lubricants and other products used in industrial and oil field applications. Another subsidiary produces automotive chemical products sold under the Cargo and Blue Magic trade names. RectorSeal owns a 20% equity interest in The Whitmore Manufacturing Company (described on page 8).

     During the year ended March 31, 2005, RectorSeal earned $7,598,000 on revenues of $76,072,000, compared with earnings of $6,235,000 on revenues of $65,883,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

     At March 31, 2005, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $72,500,000.

================================================================================
Palm Harbor Homes, Inc.                                              $70,696,000
--------------------------------------------------------------------------------

     Palm Harbor Homes, Dallas, Texas, is an integrated manufacturer and retailer of manufactured and modular housing produced in 18 plants and sold in 32 states by 121 company-owned retail stores and builder locations and approximately 375 independent dealers, builders and developers. The company provides financing through its subsidiary, CountryPlace Mortgage, and through its jointly-owned mortgage banking company, BSM Financial, and sells insurance through its subsidiary, Standard Casualty. Palm Harbor's homes are designed to meet the need for attractive, affordable housing.

     During the year ended March 25, 2005, Palm Harbor reported a net loss of $3,823,000 ($0.17 per share) on net sales of $610,538,000, compared with a net loss of $6,017,000 ($0.26 per share) on net sales of $578,465,000 in the previous year. The March 31, 2005 closing Nasdaq bid price of Palm Harbor's common stock was $16.06 per share.

     At March 31, 2005, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $70,696,000 ($9.00 per share), consisting of 7,855,121 restricted shares of common stock, representing a fully-diluted equity interest of 30.5%.

================================================================================
Alamo Group Inc.                                                     $50,783,000
--------------------------------------------------------------------------------

     Alamo Group Inc., Seguin, Texas, is a leading designer, manufacturer and distributor of heavy-duty, tractor and truck mounted mowing and other vegetation maintenance equipment, street-sweeping equipment and replacement parts. Founded in 1969, Alamo Group operates 14 manufacturing facilities and serves governmental, industrial and agricultural markets in the U.S., Europe, Canada and Australia.

     For the year ended December 31, 2004, Alamo reported consolidated earnings of $13,396,000 ($1.36 per share) on net sales of $342,171,000, compared with earnings of $8,038,000 ($0.82 per share) on net sales of $279,078,000 in the previous year. The March 31, 2005 closing NYSE market price of Alamo's common stock was $24.74 per share.

     At March 31, 2005, the $2,065,047 investment in Alamo by Capital Southwest and its subsidiary was valued at $50,783,000 ($18.00 per share), consisting of 2,821,300 restricted shares of common stock, representing a fully-diluted equity interest of 27.1%.

================================================================================
Skylawn Corporation                                                  $40,000,000
--------------------------------------------------------------------------------

     Skylawn Corporation, Hayward, California, owns and operates cemeteries, mausoleums and mortuaries. Skylawn's operations, all of which are in California, include a major cemetery in San Mateo, a mausoleum and an adjacent mortuary in Oakland and cemeteries, mausoleums and mortuaries in Hayward and Sacramento. The company also owns a funeral home in San Bruno and is building a major funeral home on the grounds of its San Mateo County cemetery. Its insurance company and funeral and cemetery trusts enable Skylawn's clients to make pre-need arrangements.

     For the fiscal year ended March 31, 2005, Skylawn reported earnings of $2,153,000 on revenues of $24,964,000, compared with earnings of $2,839,000 on revenues of $25,227,000 in the previous year.

     At March 31, 2005, Capital Southwest owned 100% of Skylawn Corporation's common stock, which had a cost of $4,510,400 and was valued at $40,000,000.

================================================================================
Encore Wire Corporation                                              $32,694,000
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

     For the year ended December 31, 2004, Encore reported net income of $33,360,000 ($1.42 per share) on net sales of $603,225,000, compared with net income of $14,376,000 ($0.63 per share) on net sales of $384,750,000 in the previous year. The March 31, 2005 closing Nasdaq bid price of Encore's common stock was $10.14 per share.

     At March 31, 2005, the $5,800,000 investment in 4,086,750 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $32,694,000 ($8.00 per share), representing a fully-diluted equity interest of 17.1%.

================================================================================
Media Recovery, Inc.                                                 $26,256,000
--------------------------------------------------------------------------------

     Media Recovery, Inc., Graham, Texas, distributes computer and office automation supplies and accessories to corporate customers through its direct sales force. Its Shockwatch division manufactures impact and tilt monitoring devices used to detect mishandled shipments and devices for monitoring material handling equipment. Media Recovery's subsidiary, The Damage Prevention Company, Denver, Colorado, manufactures dunnage products used to prevent damage in trucking, rail and export container shipments.

     During the year ended September 30, 2004, Media Recovery reported net income of $3,943,000 on net sales of $123,664,000, compared with net income of $3,454,000 on net sales of $108,751,000 in the previous year.

     At March 31, 2005, the $5,415,000 investment in Media Recovery by Capital Southwest and its subsidiary was valued at $26,256,000, consisting of 4,800,000 shares of Series A convertible preferred stock, representing a fully-diluted equity interest of 76.6%.

================================================================================
The Whitmore Manufacturing Company                                   $18,000,000
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

     During the year ended March 31, 2005, Whitmore reported net income of $1,475,000 on net sales of $16,469,000, compared with net income of $376,000 on net sales of $13,739,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on page 7).

     At March 31, 2005, the direct investment in Whitmore by Capital Southwest was valued at $18,000,000 and had a cost of $1,600,000.

================================================================================
Texas Capital Bancshares, Inc.                                      $12,365,086
--------------------------------------------------------------------------------

     Texas Capital Bancshares, Inc. of Dallas, Texas, formed in 1998, has total assets of approximately $2.6 billion. With banks in Austin, Dallas, Fort Worth, Houston, Plano and San Antonio, Texas Capital Bancshares conducts its business through its wholly-owned subsidiary, Texas Capital Bank, N.A., which targets middle market commercial and wealthy private client customers in Texas.

     For the year ended December 31, 2004, Texas Capital reported net income of $19,560,000 ($0.75 per share), compared with net income of $13,834,000 ($0.60 per share) in the previous year. The March 31, 2005 closing Nasdaq bid price of Texas Capital's common stock was $20.97 per share.

     At March 31, 2005, Capital Southwest owned 589,656 unrestricted shares of common stock, having a cost of $4,275,006 and a market value of $12,365,086 ($20.97 per share).

================================================================================
Cenveo, Inc.                                                         $11,824,756
--------------------------------------------------------------------------------

     Cenveo, Inc. (formerly Mail-Well,  Inc.),  Englewood,  Colorado,  is one of
North America's largest providers of visual communication solutions delivered through print and electronic media. Its products include offset and digital printing, custom and stock envelopes, and business documents.

     For the year ended December 31, 2004, Cenveo reported a net loss of $19,708,000 ($0.41 per share) on net sales of $1.743 billion, compared with net income of $5,150,000 ($0.11 per share) on net sales of $1.672 billion in the previous year. The March 31, 2005 closing NYSE market price of Cenveo's common stock was $5.64 per share.

     At March 31, 2005, the $2,986,870 investment in Cenveo by Capital Southwest was valued at $11,824,756 ($5.64 per share), consisting of 2,096,588 unrestricted shares of common stock, representing a fully-diluted equity interest of 3.6%.

================================================================================
All Components, Inc.                                                 $11,500,000
--------------------------------------------------------------------------------

     All Components, Inc., Addison, Texas, distributes and produces memory and other electronic components for personal computer manufacturers, retailers, value-added resellers and other corporate customers. Through its Dallas-based sales and distribution center and its contract manufacturing plants in Austin, Texas and Boise, Idaho, the company serves over 2,000 customers throughout the United States.

     During the year ended August 31, 2004, All Components reported net income of $4,460,000 on net sales of $230,698,000, compared with net income of $4,060,000 on net sales of $156,994,000 in the previous year.

     At March 31, 2005, the $2,650,000 investment in All Components by Capital Southwest and its subsidiary was valued at $11,500,000 consisting of a 12% subordinated note valued at its cost of $2,500,000 and 150,000 shares of Series A convertible preferred stock valued at $9,000,000, representing a 56.6% fully-diluted equity interest.

================================================================================
PETsMART, Inc.                                                        $8,622,000
--------------------------------------------------------------------------------

     PETsMART, Inc., Phoenix, Arizona, is the largest specialty retailer of services and solutions for the lifetime needs of pets. The company operates more than 725 pet superstores in the United States and Canada, many of which offer pet grooming services and operate PETsHOTELS. It is also a direct marketer of pet products through its e-commerce site and its pet and equine catalog businesses.

     For the year ended January 30, 2005, PETsMART, Inc. reported net income of $171,228,000 ($1.14 per share) on net sales of $3.363 billion, compared with net income of $135,402,000 ($0.92 per share) on net sales of $2.993 billion in the previous year. The March 31, 2005 closing Nasdaq bid price of PETsMART's common stock was $28.74 per share.

     At March 31, 2005, Capital Southwest and its subsidiary owned 300,000 unrestricted shares of common stock, having a cost of $1,318,771 and a market value of $8,622,000 ($28.74 per share).

================================================================================
Liberty Media Corporation                                             $7,310,954
--------------------------------------------------------------------------------

     Liberty Media Corporation, Englewood, Colorado, acquired by AT&T as part of Tele-Communications, Inc. in 1999 and now an independent company, is a holding company owning interests in a broad range of electronic retailing, media, communications and entertainment businesses.

     For the year ended December 31, 2004, Liberty Media reported net income of $46 million ($0.02 per share) on net sales of $7.628 billion, compared with a net loss of $1.222 billion ($0.44 per share) on net sales of $3.738 billion in the previous year. The March 31, 2005 closing NYSE market price of Series A common stock was $10.37 per share.

     At March 31, 2005, Capital Southwest owned 705,010 unrestricted shares of Series A common stock, having a cost of $138,515 and a market value of $7,310,954 ($10.37 per share).


                    Portfolio of Investments - March 31, 2005

         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------
+AT&T CORP.                                              <1%       ++26,649 shares common
   New York, New York                                                stock (acquired 3-9-99)           $        12      $    499,669
   Global leader in local,
   long distance, Internet
   and transaction- based
   voice and data services.
------------------------------------------------------------------------------------------------------------------------------------

+ALAMO GROUP INC.                                      27.1%       2,821,300 shares common stock
   Seguin, Texas                                                     (acquired 4-1-73 thru 10-4-99)      2,065,047        50,783,000
   Tractor-mounted mowing and vegetation
   maintenance equipment for governmental,
   industrial and agricultural markets;
   street-sweeping equipment for municipalities.
------------------------------------------------------------------------------------------------------------------------------------

ALL COMPONENTS, INC.                                   56.6%       12% subordinated note due 2008
   Addison, Texas                                                    (acquired  10-28-03 and 1-06-04)    2,500,000         2,500,000
   Distribution and production of memory                           150,000 shares Series A convertible
   and other components for personal computer                        preferred  stock, convertible
   manufacturers, retailers and value-added                          into 600,000 shares of common
   resellers; electronics contract manufacturing.                    stock at $0.25 per share
                                                                     (acquired 9-16-94)                    150,000         9,000,000
                                                                                                       -----------      ------------
                                                                                                         2,650,000        11,500,000
------------------------------------------------------------------------------------------------------------------------------------

+ALLTEL CORPORATION                                      <1%       ++8,880 shares common stock
   Little Rock, Arkansas                                             (acquired 7-1-98)                     108,355           487,068
   Wireless and wireline local,
   long-distance, network access
   and Internet services.
------------------------------------------------------------------------------------------------------------------------------------

AMPRO MORTGAGE CORPORATION                             34.9%       10% subordinated note due 2007
   Dallas, Texas                                                     (acquired 10-19-04 and 1-13-05)       352,646           352,646
   Originator and banker of                                        12% subordinated note due 2005
   residential mortgage loans.                                       (acquired 3-25-05)                    201,252           201,252
                                                                   5,000 shares Series A cumulative
                                                                     preferred stock (acquired
                                                                     2-28-03)                            5,000,000              --
                                                                   1,500 shares Series B cumulative
                                                                     preferred  stock  (acquired
                                                                     3-31-04)                            1,500,000         1,500,000
                                                                   29,167 shares Series A
                                                                     common stock (acquired
                                                                     2-28-03)                               29,167              --
                                                                   Warrant to purchase 375,000
                                                                     shares of Series A common
                                                                     stock at $1.00 per share,
                                                                     expiring 2014 (acquired
                                                                     3-31-04)                                 --                --
                                                                   Warrant to purchase  88,162
                                                                     shares of Series A common
                                                                     stock at $1.00 per share,
                                                                     expiring 2014 (acquired
                                                                     10-19-04 and 1-13-05)                    --                --
                                                                                                       -----------      ------------
                                                                                                         7,083,065         2,053,898
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

BALCO, INC.                                            88.5%       445,000 shares common stock
   Wichita, Kansas                                                   and 60,920 shares Class B
   Specialty architectural products used                             non-voting common stock
   in the construction and remodeling of                             (acquired 10-25-83 and 5-30-02)   $   624,920      $  5,000,000
   commercial and institutional buildings.
------------------------------------------------------------------------------------------------------------------------------------

BOXX TECHNOLOGIES, INC.                                15.0%       3,125,354 shares Series B
   Austin, Texas                                                     convertible preferred stock,
   Workstations for computer graphics                                convertible  into 3,125,354
   imaging and design.                                               shares of common stock
                                                                     at $0.50 per share (acquired
                                                                     8-20-99 thru 8-8-01)                1,500,000                 2
                                                                   Warrants to purchase 80,000
                                                                     shares of Series B preferred
                                                                     stock at $0.50 per share,
                                                                     expiring 2005 (acquired 8-24-00)         --                --

                                                                                                       -----------      ------------
                                                                                                         1,500,000                 2
------------------------------------------------------------------------------------------------------------------------------------

CMI HOLDING COMPANY, INC.                              19.2%       10% subordinated notes due 2007
   Richardson, Texas                                                 (acquired  4-16-04 thru
   Owns Chase Medical, which develops                                12-17-04)                             750,000           750,000
   and sells devices used in cardiac surgery                       2,327,658 shares Series A
   to relieve congestive heart failure;                              convertible preferred stock,
   development of cardiac imaging systems.                           convertible into 2,327,658
                                                                     shares of common stock at $1.72
                                                                     per share (acquired 8-21-02
                                                                     and 6-04-03)                        4,000,000         4,000,000
                                                                   Warrants to purchase 109,012
                                                                     shares of common stock at
                                                                     $1.72 per share, expiring 2012
                                                                     (acquired 4-16-04)                       --                --
                                                                                                       -----------      ------------
                                                                                                         4,750,000         4,750,000
------------------------------------------------------------------------------------------------------------------------------------

+CENVEO, INC.                                           3.6%       ++2,096,588 shares common stock
   (formerly Mail-Well, Inc.)                                        (acquired 2-18-94 thru 11-10-98)    2,986,870        11,824,756
   Englewood, Colorado
   Envelopes and commercial printing.
------------------------------------------------------------------------------------------------------------------------------------

+COMCAST CORPORATION                                     <1%       ++43,104 shares common stock
   Philadelphia, Pennsylvania                                        (acquired 11-18-02)                        21         1,453,467
   Leading provider of cable, entertainment
   and communications products and services.
------------------------------------------------------------------------------------------------------------------------------------

DENNIS TOOL COMPANY                                    67.4%       20,725 shares 5% convertible
   Houston, Texas                                                    preferred stock, convertible
   Polycrystalline diamond compacts (PDCs)                           into 20,725 shares of common
   used in oil field drill bits and in mining                        stock at $48.25 per share
   and industrial applications.                                      (acquired 8-10-98)                    999,981           999,981
                                                                   140,137 shares common  stock
                                                                     (acquired 3-7-94 and 8-10-98)       2,329,963         1,500,000
                                                                                                       -----------      ------------
                                                                                                         3,329,944         2,499,981
------------------------------------------------------------------------------------------------------------------------------------

+ENCORE WIRE CORPORATION                               17.1%       4,086,750 shares common stock
   McKinney, Texas                                                    (acquired 7-16-92 thru
   Electric wire and cable for residential                            10-7-98)                           5,800,000        32,694,000
   and commercial use.
------------------------------------------------------------------------------------------------------------------------------------

EXOPACK HOLDING CORP.                                   1.4%       5,925 shares common stock
   Spartanburg, South Carolina                                       (acquired 7-27-01 thru
   Paper and plastic flexible packaging                              9-29-03)                              623,790           805,800
   for products such as pet food, building
   materials, chemicals and other commodities.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)




         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

EXTREME INTERNATIONAL, INC.                            53.3%       12% subordinated note due
   Sugar Land, Texas                                                 2008, $1,788,247 principal
   Owns Bill Young Productions, Texas                                amount (acquired 9-30-03)         $ 1,157,481      $  1,788,247
   Video and Post, and Extreme Communications,                     39,359.18 shares Series C
   which produce radio and television                                convertible preferred stock,
   commercials and corporate communications videos.                  convertible into 157,436.72
                                                                     shares of common stock at
                                                                     $25.00 per share (acquired
                                                                     9-30-03)                            2,625,000         3,935,918
                                                                   3,750 shares 8% Series A
                                                                     convertible preferred stock,
                                                                     convertible into 15,000
                                                                     shares of common stock at
                                                                     $25.00 per share (acquired
                                                                     9-30-03)                              375,000           375,000
                                                                   Warrants to purchase 13,035
                                                                     shares of common stock at $25.00
                                                                     per share, expiring 2008 (acquired
                                                                     8-11-98 thru 9-30-03)                    --                --
                                                                                                       -----------      ------------
                                                                                                         4,157,481         6,099,165
------------------------------------------------------------------------------------------------------------------------------------

+FMC CORPORATION                                         <1%       ++6,430 shares common stock
   Chicago, Illinois                                                 (acquired 6-6-86)                      66,726           343,683
   Chemicals for agricultural,
   industrial and consumer markets.
------------------------------------------------------------------------------------------------------------------------------------

+FMC TECHNOLOGIES, INC.                                  <1%       ++11,057 shares common stock
   Chicago, Illinois                                                 (acquired 1-2-02)                      57,051           366,871
   Equipment and systems for the energy,
   food processing and air transportation
   industries.
------------------------------------------------------------------------------------------------------------------------------------

HEELING, INC.                                          43.0%       1,745,455 shares Series A
   Carrollton, Texas                                                 preferred stock (acquired
   Heelys stealth skate shoes sold through                           5-26-00)                              480,000           480,000
   specialty skate, lifestyle and sporting                         436,364 shares Series B
   goods stores, footwear chains, department                         convertible preferred stock,
   stores and over the Internet at Heelys.com.                       convertible into 436,364 shares
                                                                     of common stock at $0.275
                                                                     per share (acquired 5-26-00)          120,000         3,000,000
                                                                                                       -----------      ------------
                                                                                                           600,000         3,480,000
------------------------------------------------------------------------------------------------------------------------------------

+HOLOGIC, INC.                                           <1%       ++158,205 shares common stock
   Bedford, Massachusetts                                            (acquired 8-27-99)                    220,000         5,040,411
   Medical instruments including bone
   densitometers, mammography devices and
   digital radiography systems.
------------------------------------------------------------------------------------------------------------------------------------

+KIMBERLY-CLARK CORPORATION                              <1%       ++77,180 shares common stock
   Dallas, Texas                                                     (acquired 12-18-97)                 2,358,518         5,073,041
   Manufacturer of tissue, personal
   care and health care products.
------------------------------------------------------------------------------------------------------------------------------------

+LIBERTY MEDIA CORPORATION                               <1%       ++705,010 shares Series A
   Englewood, Colorado                                               common stock (acquired 3-9-99
   Holding company owning interests in                               thru 12-12-02)                        138,515         7,310,954
   electronic retailing, media, communications
   and entertainment businesses.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)




         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+LIBERTY MEDIA INTERNATIONAL                             <1%       ++42,463 shares Series A
   Englewood, Colorado                                                common stock (acquired 6-7-04
   Broadband distribution and video                                    and 8-9-04)                     $   207,423      $  1,854,784
   programming services.
------------------------------------------------------------------------------------------------------------------------------------

MEDIA RECOVERY, INC.                                   76.6%       4,800,000 shares Series A
   Graham, Texas                                                     convertible preferred stock,
   Computer and office automation supplies                           convertible into 4,800,000
   and accessories; impact and tilt monitoring                       shares of common stock at
   devices to detect mishandled shipments;                           $1.00 per share (acquired
   dunnage for protecting shipments.                                 11-4-97)                            5,415,000        26,256,000

------------------------------------------------------------------------------------------------------------------------------------

ORGANIZED LIVING, INC.                                  3.9%       3,333,335 shares Series D
   Columbus, Ohio                                                    convertible preferred stock,
   Specialty retailer of products designed                           convertible into 3,333,335
   to provide home and office storage and                            shares of common stock at
   organization solutions.                                           $1.80 per share (acquired
                                                                     1-7-00 and 10-30-00)                6,000,000                 1
------------------------------------------------------------------------------------------------------------------------------------

PALLET ONE, INC.                                        8.8%       1,796,850 shares Series A
   Bartow, Florida                                                   preferred stock (acquired
   Wood pallet manufacturer with 14                                  10-18-01)                           1,350,000         1,796,850
   manufacturing facilities.                                       150,000 shares common stock
                                                                     (acquired 10-18-01)                   150,000           150,000
                                                                                                       -----------      ------------
                                                                                                         1,500,000         1,946,850

------------------------------------------------------------------------------------------------------------------------------------

+PALM HARBOR HOMES, INC.                               30.5%       7,855,121 shares common stock
   Dallas, Texas                                                     (acquired 1-3-85 thru 7-31-95)    10,931,955         70,696,000
   Integrated manufacturing, retailing,
   financing and insuring of manufactured
   housing and modular homes.
------------------------------------------------------------------------------------------------------------------------------------

+PETSMART, INC.                                          <1%       ++300,000 shares common stock
   Phoenix, Arizona                                                  (acquired 6-1-95)                   1,318,771         8,622,000
   Retail chain of more than 725 stores
   selling pet foods, supplies and services.
------------------------------------------------------------------------------------------------------------------------------------

PHARMAFAB, INC.                                        28.6%       35,000 shares Series A
   Grand Prairie, Texas                                              convertible preferred stock,
   Value-added contract manufacturer of                              convertible into 129,506 shares
   branded and generic pharmaceutical drugs.                         common stock at $27.0259 per
                                                                     share (acquired 8-1-03)             3,500,000         3,500,000
                                                                   20,000 shares Series B convertible
                                                                     preferred stock, convertible
                                                                     into 74,004 shares common stock
                                                                     at $27.0259 per share
                                                                     (acquired 8-1-03)                   2,000,000         2,000,000
                                                                                                       -----------      ------------
                                                                                                         5,500,000         5,500,000
------------------------------------------------------------------------------------------------------------------------------------

THE RECTORSEAL CORPORATION                            100.0%       27,907 shares common stock
   Houston, Texas                                                    (acquired  1-5-73 and 3-31-73)         52,600        72,500,000
   Specialty chemical products for plumbing,
   HVAC, electrical, construction, industrial,
   oil field and automotive applications;
   owns 20% of Whitmore Manufacturing Company.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)






         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

SKYLAWN CORPORATION                                   100.0%       1,449,026 shares common stock
   Hayward, California                                               (acquired 7-16-69)                $ 4,510,400      $ 40,000,000
   Cemeteries, mausoleums and mortuaries located
   in northern California.
------------------------------------------------------------------------------------------------------------------------------------

+SPRINT CORPORATION                                      <1%       ++90,000 shares common stock
   Westwood, Kansas                                                  (acquired 6-20-84)                    503,645         2,047,500
   Diversified telecommunications company.
------------------------------------------------------------------------------------------------------------------------------------

TCI HOLDINGS, INC.                                         -       21 shares 12% Series C
   Denver, Colorado                                                  cumulative  compounding
   Cable television systems and microwave                            preferred stock (acquired
   relay systems.                                                    1-30-90)                                 --             677,250
------------------------------------------------------------------------------------------------------------------------------------

+TEKELEC                                                 <1%       2,936 shares common stock
   Calabasas, California                                             (acquired 9-20-04)                     54,580            37,346
   Network signaling products, switching
   solutions and services for telecommunications
   networks and contact centers.
------------------------------------------------------------------------------------------------------------------------------------

+TEXAS CAPITAL BANCSHARES, INC.                         2.3%       ++589,656 shares common stock
   Dallas, Texas                                                     (acquired 5-1-00)                   4,275,006        12,365,086
   Regional bank holding company with banking
   operations in six Texas cities.
------------------------------------------------------------------------------------------------------------------------------------

TEXAS SHREDDER, INC.                                   53.3%       750 shares Series B convertible
   San Antonio, Texas                                                preferred stock, convertible
   Design and manufacture of heavy-duty                              into 750,000 shares of common
   shredder systems for recycling steel and                          stock at  $0.10 per share
   other materials from junk automobiles.                            (acquired 3-6-91)                      75,000         7,000,000

------------------------------------------------------------------------------------------------------------------------------------

THE WHITMORE MANUFACTURING COMPANY                     80.0%       80 shares common stock
   Rockwall, Texas                                                   (acquired 8-31-79)                  1,600,000        18,000,000
   Specialized mining, industrial and
   railroad lubricants; automotive
   transit coatings.
------------------------------------------------------------------------------------------------------------------------------------
MISCELLANEOUS                                              -       Diamond State Ventures, L.P. -
                                                                     1.9% limited partnership interest
                                                                     (acquired 10-12-99 thru 2-14-05)      190,625           190,625
                                                           -       First Capital Group of Texas III,
                                                                     L.P. - 3.3% limited partnership
                                                                     interest (acquired 12-26-00
                                                                     thru 1-5-05)                          764,604           764,604
                                                      100.0%       Humac Company - 1,041,000 shares
                                                                     common stock (acquired 1-31-75
                                                                     and 12-31-75)                            --             150,000
                                                           -       STARTech Seed Fund I - 12.6%
                                                                     limited partnership interest
                                                                     (acquired  4-17-98 thru 1-5-00)       178,066                 1
                                                           -       STARTech Seed Fund II - 3.2%
                                                                     limited partnership interest
                                                                     (acquired 4-28-00 thru 2-23-05)     1,000,000                 1
                                                           -       Sterling Group Partners I, L.P. -
                                                                     1.7% limited partnership interest
                                                                     (acquired 4-20-01 thru 1-24-05)     1,348,408         1,348,408
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INVESTMENTS                                                                                      $84,546,398      $422,022,222
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

(b) Unrestricted securities (indicated by ++) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 2005, restricted securities represented approximately 86.4% of the value of the consolidated investment portfolio.

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

(d) Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stocks, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements cover common stocks owned at March 31, 2005 and common stocks which may be acquired thereafter through exercise of warrants and conversion of debentures and preferred stocks. They apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Skylawn Corporation and The Whitmore Manufacturing Company.

(e) The descriptions of the companies and ownership percentages shown in the portfolio of investments were obtained from published reports and other sources believed to be reliable, are supplemental and are not covered by the report of independent auditors. Acquisition dates indicated are the dates specific securities were acquired, which may differ from the original investment dates. Certain securities were received in exchange for or upon conversion or exercise of other securities previously acquired.

                        Portfolio Changes During the Year

New Investments and Additions to Previous Investments


                                                          Amount
                                                       -----------
AmPro Mortgage Corporation ..................          $   553,898
CMI Holding Company, Inc. ...................              750,000
Diamond State Ventures, L.P. ................               33,750
First Capital Group of Texas III, L.P........              160,000
Liberty Media International, Inc. ...........              180,325
StarTech Seed Fund II .......................              100,000
Sterling Group Partners I, L.P. .............              450,000
Miscellaneous ...............................               52,717
                                                       -----------
                                                       $ 2,280,690
                                                       ===========


Dispositions

                                                                        Amount
                                                           Cost        Received
                                                       -----------   -----------
AT&T Wireless Services, Inc. ................          $        10   $   643,170
CashWorks, Inc. .............................                 --         608,517
Concert Industries Ltd. .....................            9,131,224        34,100
Diamond State Ventures, L.P. ................               40,000        40,000
First Capital Group of Texas III, L.P........               35,396        35,396
Neenah Paper, Inc. ..........................               38,408        82,684
Sterling Group Partners I, L.P. .............              164,692       738,529
Texas Capital Bancshares, Inc. ..............              725,000     2,239,922
Texas Petrochemical Holdings, Inc. ..........            3,000,000          --
VocalData, Inc. .............................            1,489,805       142,914
Miscellaneous ...............................               52,717          --
                                                       -----------   -----------
                                                       $14,677,252   $ 4,565,232
                                                       ===========   ===========

Repayments Received .........................                        $   394,269
                                                                     ===========


                 Capital Southwest Corporation and Subsidiaries
                 Consolidated Statements of Financial Condition

                                                               March 31
Assets                                                   2005           2004
                                                     ------------   ------------

Investments at market or fair value
   Companies more than 25% owned
     (Cost: 2005 - $23,114,866,
     2004 - $23,114,865) ................            $259,628,981   $237,095,981
   Companies 5% to 25% owned
     (Cost: 2005 - $19,050,000,
     2004 - $30,431,224) ................              44,890,852     70,189,005
   Companies less than 5% owned
     (Cost: 2005 - $42,381,532,
     2004 - $43,736,560) ................             117,502,389     99,663,833
                                                     ------------   ------------

Total investments
     (Cost: 2005 - $84,546,398,
     2004 - $97,282,649) ................             422,022,222    406,948,819
Cash and cash equivalents ...............               5,104,935     10,150,796
Receivables .............................                 136,401         76,477
Other assets ............................               7,120,043      6,802,767
                                                     ------------   ------------





   Totals ...............................            $434,383,601   $423,978,859
                                                     ============   ============




                                                               March 31
Liabilities and Shareholders' Equity                     2005             2004
                                                    -------------    -------------
Note payable to bank ............................   $   8,000,000    $  15,500,000
Note payable to portfolio company ...............       5,000,000        5,000,000
Accrued interest and other liabilities ..........       1,842,587        1,815,996
Income taxes payable ............................            --          2,726,850
Deferred income taxes ...........................     117,007,107      108,312,663
                                                    -------------    -------------
                    Total liabilities ...........     131,849,694      133,355,509
                                                    -------------    -------------

Shareholders' equity
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,294,416
     shares at March 31, 2005 and March 31,
       2004 .....................................       4,294,416        4,294,416
   Additional capital ...........................       7,904,997        7,904,997
   Undistributed net investment
     income .....................................       3,669,805        3,578,088
   Undistributed net realized gain on
     investments ................................      73,316,166       79,381,980
   Unrealized appreciation of investments -
     net of deferred income taxes ...............     220,381,825      202,497,171
   Treasury stock - at cost
     (437,365 shares) ...........................      (7,033,302)      (7,033,302)
                                                    -------------    -------------
   Net assets at market or fair value, equivalent
     to $78.44 per share at March 31, 2005,
     and $75.35 per share at March 31, 2004
     on the 3,857,051 shares outstanding ........     302,533,907      290,623,350
                                                    -------------    -------------

   Totals .......................................   $ 434,383,601    $ 423,978,859
                                                    =============    =============




                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Operations

                                                                                                  Years Ended March 31
                                                                                    -----------------------------------------------
                                                                                         2005             2004             2003
                                                                                    -------------    -------------    -------------
Investment income:
   Interest .....................................................................   $     437,753    $     213,987    $     204,490
   Dividends ....................................................................       3,778,190        3,860,937        3,360,990
   Management and directors' fees ...............................................         637,000          632,864          495,900
                                                                                    -------------    -------------    -------------
                                                                                        4,852,943        4,707,788        4,061,380
                                                                                    -------------    -------------    -------------
Operating expenses:
   Salaries .....................................................................       1,132,510          997,079          911,671
   Net pension benefit ..........................................................        (254,872)        (272,912)        (387,923)
   Other operating expenses .....................................................       1,068,313          775,847          626,106
                                                                                    -------------    -------------    -------------
                                                                                        1,945,951        1,500,014        1,149,854
                                                                                    -------------    -------------    -------------
Income before interest expense and income taxes .................................       2,906,992        3,207,774        2,911,526
Interest expense ................................................................         420,351          531,068          476,761
                                                                                    -------------    -------------    -------------
Income before income taxes ......................................................       2,486,641        2,676,706        2,434,765
Income tax expense ..............................................................          80,693           89,646          135,513
                                                                                    -------------    -------------    -------------
Net investment income ...........................................................   $   2,405,948    $   2,587,060    $   2,299,252
                                                                                    =============    =============    =============
Proceeds from disposition of investments ........................................   $   4,565,232    $  16,486,067    $   4,563,763
Cost of investments sold ........................................................      14,677,252        3,883,188        2,556,651
                                                                                    -------------    -------------    -------------
Realized gain (loss) on investments before income taxes .........................     (10,112,020)      12,602,879        2,007,112
Income tax expense (benefit) ....................................................      (4,046,206)       4,411,007          661,384
                                                                                    -------------    -------------    -------------
Net realized gain (loss) on investments .........................................      (6,065,814)       8,191,872        1,345,728
                                                                                    -------------    -------------    -------------
Increase (decrease) in unrealized appreciation of investments before income taxes      27,809,654      114,067,574      (69,688,616)
Increase (decrease) in deferred income taxes on appreciation of investments .....       9,925,000       39,379,000      (24,317,000)
                                                                                    -------------    -------------    -------------
Net increase (decrease) in unrealized appreciation of investments ...............      17,884,654       74,688,574      (45,371,616)
                                                                                    -------------    -------------    -------------

Net realized and unrealized gain (loss) on investments ..........................   $  11,818,840    $  82,880,446    $ (44,025,888)
                                                                                    =============    =============    =============

Increase (decrease) in net assets from operations ...............................   $  14,224,788    $  85,467,506    $ (41,726,636)
                                                                                    =============    =============    =============


                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                Consolidated Statements of Changes in Net Assets

                                                                                    Years Ended March 31
                                                                      -----------------------------------------------
                                                                           2005             2004             2003
                                                                      -------------    -------------    -------------
Operations
  Net investment income ...........................................   $   2,405,948    $   2,587,060    $   2,299,252
  Net realized gain (loss) on investments .........................      (6,065,814)       8,191,872        1,345,728
  Net increase (decrease) in unrealized appreciation of investments      17,884,654       74,688,574      (45,371,616)
                                                                      -------------    -------------    -------------
  Increase (decrease) in net assets from operations ...............      14,224,788       85,467,506      (41,726,636)

Distributions from:
  Undistributed net investment income .............................      (2,314,231)      (2,308,631)      (2,297,431)

Capital share transactions
  Exercise of employee stock options ..............................            --            997,500             --
                                                                      -------------    -------------    -------------

    Increase (decrease) in net assets .............................      11,910,557       84,156,375      (44,024,067)
Net assets, beginning of year .....................................     290,623,350      206,466,975      250,491,042
                                                                      -------------    -------------    -------------

Net assets, end of year ...........................................   $ 302,533,907    $ 290,623,350    $ 206,466,975
                                                                      =============    =============    =============




                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows


                                                                                         Years Ended March 31
                                                                             --------------------------------------------
                                                                                 2005            2004            2003
                                                                             ------------    ------------    ------------
Cash flows from operating activities
Increase (decrease) in net assets from operations ........................   $ 14,224,788    $ 85,467,506    $(41,726,636)
Adjustments to reconcile increase (decrease) in net assets from operations to net cash provided by (used in) operating activities:
     Proceeds from disposition of investments ............................      4,510,652      16,486,067       4,563,763
     Purchases of securities .............................................     (2,280,690)    (12,458,840)    (11,904,639)
     Maturities of securities ............................................        394,269       2,754,845          80,000
     Depreciation and amortization .......................................         17,597          19,089          21,668
     Net pension benefit .................................................       (254,872)       (272,912)       (387,923)
     Net realized and unrealized (gain) loss on investments ..............    (11,818,840)    (82,880,446)     44,025,888
     (Increase) decrease in receivables ..................................        (59,924)        221,187       1,455,633
     (Increase) decrease in other assets .................................        (10,477)          5,023         (29,447)
     Increase (decrease) in accrued interest and other liabilities .......        121,196          41,701         (96,188)
     Decrease in accrued pension cost ....................................       (164,129)       (167,281)       (167,280)
     Deferred income taxes ...............................................         88,800          95,600         135,800
                                                                             ------------    ------------    ------------
Net cash provided by (used in) operating activities ......................      4,768,370       9,311,539      (4,029,361)
                                                                             ------------    ------------    ------------
Cash flows from financing activities
Increase (decrease) in note payable to bank ..............................     (7,500,000)           --         9,000,000
Increase (decrease) in notes payable to portfolio company ................           --        (2,500,000)      5,000,000
Decrease in subordinated debenture .......................................           --              --        (5,000,000)
Distributions from undistributed net investment income ...................     (2,314,231)     (2,308,631)     (2,297,431)
Proceeds from exercise of employee stock options .........................           --           997,500            --
                                                                             ------------    ------------    ------------
Net cash provided by (used in) financing activities ......................     (9,814,231)     (3,811,131)      6,702,569
                                                                             ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents .....................     (5,045,861)      5,500,408       2,673,208
Cash and cash equivalents at beginning of year ...........................     10,150,796       4,650,388       1,977,180
                                                                             ------------    ------------    ------------
Cash and cash equivalents at end of year .................................   $  5,104,935    $ 10,150,796    $  4,650,388
                                                                             ============    ============    ============
Supplemental disclosure of cash flow information:
Cash paid during the year for: Interest ..................................   $    420,446    $    531,194    $    606,722
                               Income taxes ..............................   $       --      $       --      $       --


Note:
-----
   On September 20, 2004, the Company received 2,936 shares of Tekelec valued at $54,580 ($18.59 per share) related to the sale of VocalData, Inc.

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

     Stock-Based Compensation. Effective April 1, 2003, the Company adopted the fair value method of recording compensation expense related to all stock options granted after March 31, 2003, in accordance with FASB Statement Nos. 123 and
148. Accordingly, the fair value of stock options as determined on the date of grant using the Black-Scholes pricing model will be expensed over the vesting period of the related stock options. On July 19, 2004, 7,500 stock options were granted to a new investment associate who resigned on December 31, 2004 with no options vested.

     The following table illustrates the effect on net asset value and net asset value per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to stock-based compensation for options granted prior to the implementation of FASB Statement No. 123.

                                                 Years Ended March 31
                                      ------------------------------------------
                                          2005           2004           2003
                                      ------------   ------------   ------------

Net asset value, as reported          $302,533,907   $290,623,350   $206,466,975
Deduct: Total fair value computed
  stock-based compensation                 160,764        179,440        179,440
                                      ------------   ------------   ------------
Pro forma net asset value             $302,373,143   $290,443,910   $206,287,535
                                      ============   ============   ============
Net asset value per share:
  Basic - as reported                       $78.44         $75.35         $53.92
                                            ======         ======         ======
  Basic - pro forma                         $78.39         $75.30         $53.87
                                            ======         ======         ======


  Diluted - as reported                     $78.38         $75.32         $53.79
                                            ======         ======         ======
  Diluted- pro forma                        $78.34         $75.27         $53.74
                                            ======         ======         ======

     The diluted net asset value per share calculation assumes all vested outstanding options for which the market price exceeds the exercise price have been exercised.

     In December 2004, the FASB issued a revised SFAS No. 123(R), "Share-Based Payment." It requires the Company to measure all employee stock-based compensation awards using a fair value method and record such expense in our consolidated financial statements. In addition it requires additional accounting and disclosure related to the cash flow effects resulting from share-based payment arrangements. It is effective at the beginning of the fiscal year that begins after June 15, 2005. The Company expects that the adoption effective April 1, 2006, will not have a material effect on our financial condition, results of operations and cash flows and that the effect on our net asset value will be comparable to the pro forma disclosures presented above.

2.   Valuation of Investments

     The consolidated financial statements as of March 31, 2005 and 2004 include securities valued at $364,732,932 (86.4% of the value of the consolidated investment portfolio) and $357,538,427 (87.9% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

3.   Income Taxes

     For the tax years ended December 31, 2004, 2003 and 2002, CSC and CSVC qualified to be taxed as regulated investment companies ("RICs") under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). Both CSC and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

     For the year ended December 31, 2004, CSC and CSVC had net investment income for book and tax purposes of $2,314,231 and $527,647, respectively, all of which has been distributed. During 2004, CSC and CSVC had a net capital loss for book purposes of $434,183 and $2,032,537, respectively, and a net capital loss for tax purposes of $773,674 and $2,262,703, respectively. As of December 31, 2004, CSC and CSVC had capital loss carryforwards of $2,989,796 (expires 2009-2012) and $2,351,473 (expires 2009-2012), respectively, which may be used to offset future taxable capital gains.

     The aggregate cost of investments for federal income tax purposes as of March 31, 2005 was $87,467,764. Such investments had unrealized appreciation of $352,030,249 and unrealized depreciation of $14,554,425 for book purposes, or net unrealized appreciation of $337,475,824. They had unrealized appreciation of $349,728,725 and unrealized depreciation of $15,174,267 for tax purposes, or net unrealized appreciation of $334,554,458 at March 31, 2005. The difference between book basis and tax basis net unrealized appreciation is attributable primarily to interest income that was accrued for tax purposes, but not for book purposes.

     CSC and CSVC may not qualify or elect to be taxed as RICs in future years. Therefore, consolidated deferred Federal income taxes of $117,094,000 and $107,169,000 have been provided on net unrealized appreciation of investments of $337,475,824 and $309,666,170 at March 31, 2005 and 2004, respectively. Such appreciation is not included in taxable income until realized. Deferred income taxes on net unrealized appreciation of investments have been provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35% at March 31, 2005 and 2004.

4.   Notes Payable

     The note payable to bank at March 31, 2005 and 2004 was from an unsecured revolving line of credit of $25,000,000 of which $8,000,000 and $15,500,000 had been drawn at March 31, 2005 and 2004, respectively. The revolving line of credit bears interest at the bank's base rate less .50% or LIBOR plus 1.25% and matures on August 31, 2007.

     The note payable to portfolio company is a demand promissory note to Skylawn Corporation with interest payable at the greater of prime minus 2.0% or the Applicable Federal Rate established by the Internal Revenue Service. Interest expense on this portfolio company note was $134,542 in 2005, $151,089 in 2004 and $75,531 in 2003.

5.   Employee Stock Option Plan

     Under the 1984 Incentive Stock Option Plan, options to purchase -0-, -0-and 28,000 shares of common stock at $35.625 per share (the market price at the time of grant) were outstanding and exercisable at March 31, 2005, 2004 and 2003, respectively. During the three years ended March 31, -0- options were exercised in 2005, 28,000 were exercised in 2004 and -0- were exercised in 2003. The 1984 Incentive Stock Option Plan expired in 1994.

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

     At March 31, 2005, there were 91,500 shares available for grant under the Plan. The per share weighted average fair value of stock options granted during 2005 was $23.53 on the date of grant using the Black Scholes option-pricing model with the following assumptions: expected dividend yield of .79%, risk-free interest rate of 4.07%, expected volatility of 22.6%, and expected life of 7 years.

     The following summarizes activity in the stock option plans for the years ended March 31, 2005, 2004 and 2003:

                                          Number          Weighted Average
                                        of shares          Exercise Price
                                        ---------          --------------

Balance at April 1, 2002                 82,500               $58.336
     Granted                               --                    --
     Exercised                             --                    --
     Forfeited                             --                    --
     Expired                               --                    --
                                        -------               -------
Balance at March 31, 2003                82,500                58.336
     Granted                               --                    --
     Exercised                          (28,000)               35.625
     Forfeited                             --                    --
     Expired                               --                    --
                                        -------               -------
Balance at March 31, 2004                54,500                70.004
     Granted                              7,500                76.000
     Exercised                             --                    --
     Forfeited                           (7,500)               76.000
     Expired                             (6,000)               84.700
                                        -------               -------
Balance at March 31, 2005                48,500               $68.186
                                        =======               =======

     At March 31, 2005, the range of exercise prices and weighted average remaining contractual life of outstanding options was $65.00 - $77.00 and 5.84 years, respectively.

     At March 31, 2005, 2004 and 2003, the number of options exercisable was 25,650, 24,200 and 44,750, respectively and the weighted average exercise price of those options was $68.98, $73.24 and $50.61, respectively.

6.   Employee Stock Ownership Plan

     The Company and one of its wholly-owned portfolio companies sponsor a qualified employee stock ownership plan ("ESOP") in which certain employees participate. Contributions to the plan, which are invested in Company stock, are made at the discretion of the Board of Directors. A participant's interest in contributions to the ESOP fully vests after five years of active service. During the three years ended March 31, 2005, the Company made contributions to the ESOP, which were charged against net investment income, of $93,588 in 2005, $88,937 in 2004 and $44,417 in 2003.


7.   Retirement Plans

     The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned portfolio companies.
The following information about the plan represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last ten years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended
March 31, 2005.

     The following tables set forth the qualified plan's benefit obligations and fair value of plan assets at March 31, 2005, 2004 and 2003:

                                                     Years Ended March 31
                                         --------------------------------------------
                                             2005            2004            2003
                                         ------------    ------------    ------------
Change in benefit obligation
Benefit obligation at beginning
     of  year ........................   $  3,799,113    $  3,676,599    $  3,284,463
Service cost .........................         92,434          81,309          41,142
Interest cost ........................        214,076         215,511         202,424
Amendments ...........................           --              --           346,882
Actuarial loss .......................         94,812         189,566         165,560
Benefits paid ........................       (367,024)       (363,872)       (363,872)
                                         ------------    ------------    ------------
Benefit obligation at end of year ....   $  3,833,411    $  3,799,113    $  3,676,599
                                         ============    ============    ============

Change in plan assets
Fair value of plan assets at beginning
     of  year ........................   $ 10,030,763    $  6,881,723    $  9,410,320
Actual return on plan assets .........       (337,485)      3,512,912      (2,164,725)
Benefits paid ........................       (367,024)       (363,872)       (363,872)
                                         ------------    ------------    ------------
Fair value of plan assets at end of
     year ............................   $  9,326,254    $ 10,030,763    $  6,881,723
                                         ============    ============    ============

     The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                                 March 31
                                                       ----------------------------
                                                           2005            2004
                                                       ------------    ------------
Actuarial present value of benefit obligations:
     Accumulated benefit obligation ................   $ (3,392,308)   $ (3,403,639)
                                                       ============    ============
Projected benefit obligation for service rendered to
     date ..........................................   $ (3,833,411)   $ (3,799,113)
Plan assets at fair value* .........................      9,326,254      10,030,763
Excess of plan assets over the projected benefit       ------------    ------------
     obligation ....................................      5,492,843       6,231,650
Unrecognized net loss from past experience
     different from that assumed and effects of
     changes in assumptions ........................      1,272,655         275,731
Unrecognized prior service costs ...................        202,816         210,351
Unrecognized net assets being amortized over
     20 years ......................................           --           (73,815)
                                                       ------------    ------------
Prepaid pension cost included in other assets ......   $  6,968,314    $  6,643,917
                                                       ============    ============

------------
*Primarily equities and bonds including approximately 28,000 shares of common stock of the Company.

     Components of net pension benefit related to the qualified plan include the following:
                                                    Years Ended March 31
                                            -----------------------------------
                                               2005         2004         2003
                                            ---------    ---------    ---------
Service cost - benefits earned during
     the year .........................     $  92,434    $  81,309    $  41,142
Interest cost on projected benefit
     obligation .......................       214,076      215,511      202,424
Expected return on assets .............      (564,627)    (576,020)    (641,722)
Net amortization and deferral .........       (66,280)     (66,296)    (104,087)
                                            ---------    ---------    ---------
Net pension benefit from qualified plan     $(324,397)   $(345,496)   $(502,243)
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

     The following table sets forth the Retirement Restoration Plan's benefit obligations at March 31, 2005, 2004 and 2003:


                                                 Years Ended March 31
                                      -----------------------------------------
                                          2005           2004           2003
                                      -----------    -----------    -----------
Change in benefit obligation
Benefit obligation at beginning
     of  year ...................     $ 1,414,091    $ 1,353,386    $ 1,778,496
Service cost ....................          10,380          5,464          5,389
Interest cost ...................          74,711         82,683        104,436
Amendments ......................            --             --         (347,147)
Actuarial (gain) loss ...........         (32,685)       139,839        (20,507)
Benefits paid ...................        (164,129)      (167,281)      (167,281)
                                      -----------    -----------    -----------
Benefit obligation at end of year     $ 1,302,368    $ 1,414,091    $ 1,353,386
                                      ===========    ===========    ===========

     The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:

                                                              March 31
                                                     --------------------------
                                                        2005           2004
                                                     -----------    -----------

Projected benefit obligation .....................   $(1,302,368)   $(1,414,091)
Unrecognized net gain from past ex-
     perience different from that assumed
     and effects of changes in assumptions .......        52,182         84,867
Unrecognized prior service costs .................      (255,136)      (270,699)
                                                     -----------    -----------
Accrued pension cost included in other liabilities   $(1,505,322)   $(1,599,923)
                                                     ===========    ===========

     The Retirement Restoration Plan expenses recognized during the years ended March 31, 2005, 2004 and 2003 of $69,528, $72,584 and $114,320, respectively, are offset against the net pension benefit from the qualified plan.

     The following assumptions were used in estimating the actuarial present value of the projected benefit obligations:

                                                       Years Ended March 31
                                                 -------------------------------
                                                   2005        2004        2003
                                                 --------    --------    -------

Discount rate ............................         5.75%       5.75%       6.0%
Rate of compensation increases............          5.0%        5.0%        5.0%

     The following assumptions were used in estimating the net periodic (income)/expense:

                                                       Years Ended March 31
                                                 -------------------------------
                                                   2005        2004        2003
                                                 --------    --------    -------
Discount rate......................                 5.75%        6.0%       6.5%
Expected return on plan assets.....                  6.0%        6.0%       6.0%
Rate of compensation increases.....                  5.0%        5.0%       5.0%

     The expected rate of return on assets assumption was determined based on the anticipated performance of the various asset classes in the plan's portfolio and the allocation of assets to each class. The anticipated asset class return is developed using historical and predicted asset return performance, considering the investments underlying each asset class and expected investment performance based on forecasts of inflation, interest rates and market indices for fixed income and equity securities.

     The Company's pension plan asset allocations are as follows:

                                                       Percentage of plan assets
                                                             at March 31
                                                       -------------------------
Asset Category                                           2005             2004
--------------                                         --------         --------

Equity securities...........................             78.6%            81.5%
Debt securities.............................             16.2%            17.2%
Cash .......................................              5.2%             1.3%
                                                        ------           ------
                                                        100.0%           100.0%
                                                        ======           ======

     The Company's pension plan is administered by a board-appointed committee that has fiduciary responsibility for the plan's management. The trustee of the plan is JPMorgan Asset Management. Currently approximately 25% of the assets are selected and managed by the trustee and the remainder of the assets are managed by the committee, invested mostly in equity securities, including the Company's stock.

     Following are the expected benefit payments for the next five years and in the aggregate for the years 2011-2015:

                                            Years Ended March 31
                             ---------------------------------------------------
                                                                           2011-
(In Thousands)                2006     2007     2008     2009     2010     2015
                             ------   ------   ------   ------   ------   ------
                              $342     $327     $310     $293     $275    $1,132

8.   Commitments

     The Company has agreed, subject to certain conditions, to invest up to $1,407,527 in five portfolio companies.

     The Company leases office space under an operating lease which requires base annual rentals of approximately $76,000 through February, 2008. For the three years ended March 31, total rental expense charged to investment income was $75,248 in 2005, $74,122 in 2004 and $60,482 in 2003.


9.   Sources of Income

     Income was derived from the following sources:

                                      Investment Income
                               --------------------------------   Realized Gain
Years Ended                                                          (Loss) on
March 31                                                           Investments
--------                                                 Other    Before Income
2005                           Interest    Dividends    Income        Taxes
----                           --------------------------------   -------------
Companies more than
   25% owned .........         $   --     $3,361,345   $637,000   $        --
Companies 5% to 25%
   owned .............           55,236       80,858       --       (12,097,124)
Companies less than
   5% owned ..........          346,396      335,987       --         1,985,104
Other sources,
   including temporary
   investments .......           36,121         --         --              --
                               ------------------------------------------------
                               $437,753   $3,778,190   $637,000   $ (10,112,020)
                               ================================================
2004
----
Companies more than
   25% owned .........         $   --     $3,577,800   $629,000   $        --
Companies 5% to 25%
   owned .............             --           --        3,864        (188,900)
Companies less than
   5% owned ..........          203,304      283,137       --        12,791,779
Other sources,
   including temporary
   investments .......           10,683         --         --              --
                               ------------------------------------------------
                               $213,987   $3,860,937   $632,864   $  12,602,879
                               ================================================

2003
----
Companies more than
   25% owned .........         $  5,600   $3,073,770   $494,900   $        --
Companies 5% to 25
   owned .............             --           --         --           (47,525)
Companies less than
   5% owned ..........          180,000      287,220      1,000       2,054,637
Other sources,
   including temporary
   investments .......           18,890         --         --              --
                               ------------------------------------------------
                               $204,490   $3,360,990   $495,900   $   2,007,112
                               ================================================


                       Selected Per Share Data and Ratios


                                                                                Years Ended March
                                                                 -----------------------------------------------
Per Share Data                                                    2005      2004       2003      2002      2001
                                                                 -----------------------------------------------
Investment income ............................................   $ 1.26    $ 1.22    $  1.06    $ 1.08    $ 1.06
Operating expenses ...........................................     (.51)     (.39)      (.30)     (.27)     (.26)
Interest expense .............................................     (.11)     (.14)      (.12)     (.24)     (.30)
Income taxes .................................................     (.02)     (.02)      (.04)     (.04)     (.05)
                                                                 -----------------------------------------------
Net investment income ........................................      .62       .67        .60       .53       .45
Distributions from undistributed net investment income .......     (.60)     (.60)      (.60)     (.60)     (.60)
Net realized gain (loss) on investments ......................    (1.57)     2.13        .35      (.14)     (.85)
Net increase (decrease) in unrealized appreciation of
    investments after deferred taxes .........................     4.64     19.37     (11.85)     6.31     (1.69)
Exercise of employee stock options* ..........................     --        (.14)      --        (.08)     --
                                                                 -----------------------------------------------


Increase (decrease) in net asset value .......................     3.09     21.43     (11.50)     6.02     (2.69)
Net asset value
  Beginning of year ..........................................    75.35     53.92      65.42     59.40     62.09
                                                                 -----------------------------------------------
  End of year ................................................   $78.44    $75.35    $ 53.92    $65.42    $59.40
                                                                 ===============================================

Increase (decrease) in deferred taxes on unrealized
    appreciation .............................................   $ 2.57    $10.09    $ (6.35)   $ 3.26    $(1.01)
Deferred taxes on unrealized appreciation:
  Beginning of year ..........................................    27.79     17.70      24.05     20.79     21.80
                                                                 -----------------------------------------------
  End of year ................................................   $30.36    $27.79    $ 17.70    $24.05    $20.79
                                                                 ===============================================

Ratios and Supplemental Data
Ratio of operating expenses to average net assets ............      .67%      .63%       .52%      .42%      .42%
Ratio of operating expenses to average net assets plus average
    deferred taxes on unrealized appreciation ................      .49%      .47%       .39%      .31%      .31%
Ratio of net investment income to average net assets .........      .83%     1.09%      1.04%      .85%      .74%
Portfolio turnover rate ......................................      .56%     3.74%      1.53%     1.05%     2.56%

Net asset value total return .................................     4.90%    41.16%    (16.75%)   11.18%    (3.25%)

Shares outstanding at end of period (000s omitted) ...........    3,857     3,857      3,829     3,829     3,815

* Net decrease is due to the exercise of employee stock options at prices less than beginning of period net asset value.

Management's Report on Internal Control Over Financial Reporting

     Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company's internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States.

     Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     The Company has assessed the effectiveness of its internal control over financial reporting as of March 31, 2005. In making this assessment, it used the criteria described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management believes that, as of March 31, 2005, the Company's internal control over financial reporting is effective.

     Grant Thornton LLP has issued its attestation report on management's assessment and on the effectiveness of the Company's internal control over financial reporting. That report appears on the next page.

Date:    May 23, 2005

/s/ William R. Thomas
---------------------
William R. Thomas
President & Chairman of the Board


/s/ Susan K. Hodgson
--------------------
Susan K. Hodgson
Secretary-Treasurer
(chief financial/accounting officer)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Capital Southwest Corporation

     We have audited management's assessment, included in Management's Report on Internal Control Over Financial Reporting, that Capital Southwest Corporation (a Texas corporation) and subsidiaries, maintained effective internal control over financial reporting as of March 31, 2005 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management's assessment that Capital Southwest Corporation and subsidiaries maintained effective internal control over financial reporting as of March 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion Capital Southwest Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

     We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States of America), the consolidated statement of financial condition of Capital Southwest Corporation and subsidiaries, including the portfolio of investments on pages 10-15 as of March 31, 2005, and the related statements of operations, changes in net assets, and cash flows, and the selected per share data and ratios on page 27 for the year then ended, and our report dated May 23, 2005 expressed an unqualified opinion on those financial statements and per share data and ratios.


/s/Grant Thornton LLP
---------------------
Grant Thornton LLP
Dallas, Texas
May 23, 2005

Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
   Capital Southwest Corporation:


     We have audited the accompanying consolidated statement of financial condition of Capital Southwest Corporation (a Texas corporation) and subsidiaries, including the portfolio of investments on pages 10-15, as of March 31, 2005, and the related consolidated statements of operations, changes in net assets, and cash flows, and the selected per share data and ratios on page 27 for the year then ended. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification by examination of securities held by the custodian as of March 31, 2005 and confirmation of securities not held by the custodian by correspondence with others. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion the consolidated financial statements and the selected per share data and ratios referred to above present fairly, in all material re-spects, the consolidated financial position of Capital Southwest Corporation and subsidiaries at March 31, 2005, the consolidated results of operations, changes in net assets, and cash flows, and the selected per share data and ratios for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States of America), management's assessment that Capital Southwest Corporation and subsidiaries maintained effective internal control over financial reporting as of March 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our accompanying report dated May 23, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of Capital Southwest Corporation and subsidiaries' internal control over financial reporting.




                                                              GRANT THORNTON LLP
Dallas, Texas
May 23, 2005

Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
   Capital Southwest Corporation:


     We have audited the accompanying consolidated statement of financial condition of Capital Southwest Corporation and subsidiaries, including the portfolio of investments as of March 31, 2004, and the related consolidated statements of operations, changes in net assets, and cash flows, and the selected per share data and ratios for the year then ended. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audit.

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





                                                               ERNST & YOUNG LLP
Dallas, Texas
May 12, 2004

Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
   Capital Southwest Corporation:


     We have audited the accompanying consolidated statements of operations, changes in net assets, and cash flows of Capital Southwest Corporation and subsidiaries for the year ended March 31, 2003, and the selected per share data and ratios for each of the years in the three-year period ended March 31, 2003. These consolidated financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and per share data and ratios based on our audits.

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

     In our opinion, the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the results of operations, and the changes in net assets and cash flows for the year ended March 31, 2003, and the selected per share data and ratios for each of the years in the three-year period ended March 31, 2003, of Capital Southwest Corporation and subsidiaries in conformity with U.S. generally accepted accounting principles.




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

Net Investment Income

     The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $35,048 in 2005, $10,247 in 2004 and $17,346 in 2003. The Company
also receives management fees from its wholly-owned portfolio companies which aggregated $597,000 in 2005 and 2004 and $458,400 in 2003. During the three years ended March 31, 2005, the Company recorded dividend income from the following sources:

                                                    Years Ended March 31
                                            ------------------------------------
                                               2005         2004         2003
                                            ----------   ----------   ----------
Alamo Group Inc. ...................        $  677,112   $  677,112   $  677,112
Balco, Inc. ........................           252,960      252,960         --
Dennis Tool Company ................            25,000       49,999       49,999
Kimberly-Clark Corporation .........           127,347      109,596       95,703
PalletOne, Inc. ....................            80,858         --           --
The RectorSeal Corporation .........           960,000    1,407,729      960,000
Skylawn Corporation ................           600,000      950,000    1,146,659
Sprint Corporation .................            45,000       36,000       36,000
TCI Holdings, Inc. .................            81,270       81,270       81,270
The Whitmore Manufacturing Company .           846,273      240,000      240,000
Other ..............................            82,370       56,271       74,247
                                            ----------   ----------   ----------
                                            $3,778,190   $3,860,937   $3,360,990
                                            ==========   ==========   ==========

     Total operating expenses, excluding interest expense, increased by $445,937 or 29.7% and by $350,160 or 30.5% during the years ended March 31, 2005 and 2004, respectively. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit. Interest expense decreased by $110,717 during the year ended March 31, 2005 primarily due to a decrease in notes payable.

Net Realized Gain (Loss) on Investments

     Net realized loss on investments was $6,065,814 (after income tax benefit of $4,046,206) during the year ended March 31, 2005, compared with a gain of $8,191,872 (after income tax expense of $4,411,007) during 2004 and a gain of $1,345,728 (after income tax expense of $661,384) during 2003. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains or losses through the disposition of certain portfolio investments.

Net Increase (Decrease) in Unrealized Appreciation of Investments

     For the three  years  ended  March 31, the  Company  recorded  an  increase
(decrease) in unrealized appreciation of investments before income taxes of $27,809,654, $114,067,574 and $(69,688,616) in 2005, 2004 and 2003,
respectively. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation (before the related change in deferred income taxes and excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.

                                               Years Ended March 31
                                   --------------------------------------------
                                       2005            2004            2003
                                   ------------    ------------    ------------

Alamo Group Inc. ..............    $ 19,749,000    $  8,464,000    $ (8,464,000)
Cenveo, Inc. ..................       2,453,008       5,115,674      (2,557,926)
Concert Industries Ltd. .......            --          (442,998)     (5,479,000)
Encore Wire Corporation .......     (27,245,000)     46,316,000     (10,898,000)
Extreme  International, Inc. ..         375,000       4,613,661         551,750
Media Recovery, Inc. ..........       9,256,000       7,000,000            --
Palm Harbor Homes, Inc. .......     (15,710,000)     15,710,000     (39,275,000)
PETsMART, Inc. ................         507,000       4,335,000        (436,051)
The RectorSeal Corporation ....      12,500,000       5,000,000       5,000,000
Texas Capital Bancshares, Inc.        2,865,728       6,110,352            --
The Whitmore Manufacturing
   Company ....................       6,000,000       2,000,000       1,200,000

     As shown in the above table for the year ended March 31, 2005, the value of our investment in Alamo Group Inc. was increased from our March 31, 2004 value by $19,749,000 due to the escalation in sales and earnings during 2004 which reflected the favorable performance of Alamo's European operations and an improved U.S. climate for industrial mowers and agricultural equipment. During the year ended March 31, 2005, the value of our investment in Encore Wire Corporation was reduced by $27,245,000 due to the cyclical variations in
Encore's profitability and the effect of copper price fluctuations and competitive market conditions on Encore's earnings. In the year ago period, we increased our value of Encore by $46,316,000 reflecting increases in the company's sales and earnings which stemmed partly from higher copper prices. During the year ended March 31, 2005, the value of our investment in Palm Harbor Homes, Inc. decreased by $15,710,000 due to the unfavorable pattern of the company's earnings and the continuing negative outlook for the manufactured housing industry. In the year ago period, we increased our value of Palm Harbor due to anticipated improvement of the manufactured housing industry resulting from substantially reduced inventories of foreclosed homes and reappearance of sources of chattel mortgage financing.

     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments - March 31, 2005."

Deferred Taxes on Unrealized Appreciation of Investments

     The Company provides for deferred Federal income taxes on net unrealized appreciation of investments. Such taxes would become payable at such time as unrealized appreciation is realized through the sale or other disposition of those components of the investment portfolio which would result in taxable transactions. At March 31, 2005 consolidated deferred Federal income taxes of $117,094,000 were provided on net unrealized appreciation of investments of $337,475,824 compared with deferred taxes of $107,169,000 on net unrealized appreciation of $309,666,170 at March 31, 2004. Deferred income taxes at March 31, 2005 and 2004 were provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35%.

Portfolio Investments

     During the year ended March 31, 2005, the Company invested $2,280,690 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also lists dispositions of portfolio securities. During the 2004 and 2003 fiscal years, the Company invested a total of $12,458,840 and $11,904,639, respectively.


Financial Liquidity and Capital Resources

     At  March  31,  2005,  the  Company  had  cash  and  cash   equivalents  of
approximately $5.1 million.  Pursuant to Small Business  Administration  ("SBA")
regulations,  cash and cash  equivalents of $0.3 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to SBA's approval of its credit application,  CSVC would be entitled to borrow up to $65.0  million.  The Company  also has an  unsecured
$25.0 million  revolving  line of credit from a commercial  bank, of which $17.0 million was  available at March 31, 2005.  With the  exception of a capital gain distribution  made in the form of a  distribution  of the  stock of a  portfolio company in the fiscal  year ended  March 31,  1996,  the  Company has elected to retain all gains realized during the past 37 years. Retention of future gains is viewed as an  important  source of funds to  sustain  the  Company's  investment activity.  Approximately $57.3 million of the Company's  investment portfolio is
represented  by   unrestricted   publicly-traded   securities,   which  have  an
ascertainable market value and represent a source of liquidity.

     Funds to be used by the Company for operating or investment purposes may be transferred in the form of dividends, management fees or loans from Skylawn
Corporation, The RectorSeal Corporation and The Whitmore Manufacturing Company, wholly-owned portfolio companies of the Company, to the extent of their available cash reserves and borrowing capacities. At March 31, 2005, the Company owed $5.0 million to Skylawn Corporation.

     Management believes that the Company's cash and cash equivalents and cash available from other sources described above are adequate to meet its expected requirements. Consistent with the long-term strategy of the Company, the disposition of investments from time to time may also be an important source of funds for future investment activities.

Contractual Obligations

     As shown below, the Company had the following contractual obligations as of March 31, 2005. For further information see Note 4 and Note 8 of the
Consolidated Financial Statements.

                                      Payments Due By Period ($ in Thousands)
                                      ---------------------------------------
                                          Less than                        More Than
Contractual Obligations          Total      1 Year   1-3 Years  3-5 Years   5 Years
-----------------------------------------------------------------------------------
Long-term debt obligations      $13,000    $ 5,000    $ 8,000       --         --
Capital  lease obligations         --         --         --         --         --
Operating lease obligations          76       --      $    76       --         --
Purchase obligations               --         --         --         --         --
Other long-term liabilities
   reflected on the Company's
   balance sheet under GAAP        --         --         --         --         --
                                ---------------------------------------------------
Total                           $13,076    $ 5,000    $ 8,076       --         --
                                ===================================================

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


                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)



                                                  1995         1996         1997         1998         1999         2000
-------------------------------------------------------------------------------------------------------------------------
Financial Position  (as of March 31)
Investments at cost ........................   $  49,730    $  58,544    $  59,908    $  61,154    $  73,580    $  85,002
Unrealized appreciation ....................     153,031      198,386      233,383      340,132      276,698      238,627
                                               ---------    ---------    ---------    ---------    ---------    ---------

Investments at market or
   fair value ..............................     202,761      256,930      293,291      401,286      350,278      323,629
Total assets ...............................     213,811      326,972      310,760      522,324      360,786      392,586
Notes payable * ............................      11,000       11,000        5,000        5,000        5,000       10,000

Deferred taxes on
   unrealized appreciation .................      53,247       69,121       81,313      118,674       96,473       83,151
Net assets .................................     147,370      189,048      218,972      296,023      256,232      236,876
Shares outstanding .........................       3,735        3,767        3,767        3,788        3,815        3,815
-------------------------------------------------------------------------------------------------------------------------

Changes in Net Assets (years ended March 31)
Net investment income ......................   $   2,447    $   2,855    $   2,574    $   2,726    $   1,762    $   1,663
Net realized gain (loss) on
   investments .............................         142       11,174        6,806        6,485          995        6,020
Net increase (decrease) in
   unrealized appreciation
   before distributions ....................      13,584       38,746       22,804       69,388      (41,233)     (24,750)
                                               ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions ....................      16,173       52,775       32,184       78,599      (38,476)     (17,067)
Cash dividends paid ........................      (2,241)      (2,270)      (2,260)      (2,268)      (2,280)      (2,289)
Securities distributed .....................        --         (9,402)        --           --           --           --
Employee stock options
   exercised ...............................         385          575         --            720          965         --
                                               ---------    ---------    ---------    ---------    ---------    ---------

Increase (decrease) in net assets ..........      14,317       41,678       29,924       77,051      (39,791)     (19,356)
-------------------------------------------------------------------------------------------------------------------------

Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation .................   $   14.26    $   18.35    $   21.59    $   31.33    $   25.29    $   21.80
Net assets .................................       39.46        50.18        58.13        78.15        67.16        62.09
Closing market price .......................       38.00        60.00       67.875        94.00        73.00        54.75

Cash dividends paid ........................         .60          .60          .60          .60          .60          .60
Securities distributed .....................        --           2.50         --           --           --           --

*Excludes quarter-end borrowing which is repaid on the first business day after year end.




                Selected Consolidated Financial Data (continued)
                (all figures in thousands except per share data)

                                                  2001         2002         2003         2004         2005
------------------------------------------------------------------------------------------------------------

Financial Position  (as of March 31)
Investments at cost ........................   $  87,602    $  82,194    $  91,462    $  97,283    $  84,546
Unrealized appreciation ....................     228,316      265,287      195,598      309,666      337,476
                                               ---------    ---------    ---------    ---------    ---------

Investments at market or
   fair value ..............................     315,918      347,481      287,060      406,949      422,022
Total assets ...............................     322,668      357,183      298,490      423,979      434,384
Notes payable * ............................      16,000       14,000       23,000       20,500       13,000

Deferred taxes on
   unrealized appreciation .................      79,310       92,107       67,790      107,169      117,094
Net assets .................................     226,609      250,491      206,467      290,623      302,534
Shares outstanding .........................       3,815        3,829        3,829        3,857        3,857
------------------------------------------------------------------------------------------------------------

Changes in Net Assets (years ended March 31)
Net investment income ......................   $   1,723    $   2,042    $   2,299    $   2,587        2,406
Net realized gain (loss) on
   investments .............................      (3,231)        (538)       1,346        8,192       (6,066)
Net increase (decrease) in
   unrealized appreciation
   before distributions ....................      (6,470)      24,174      (45,372)      74,689       17,885
                                               ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions ....................      (7,978)      25,678      (41,727)      85,468       14,225
Cash dividends paid ........................      (2,289)      (2,295)      (2,297)      (2,309)      (2,314)
Securities distributed .....................        --           --           --           --           --
Employee stock options
   exercised ...............................        --            499         --            997         --
                                               ---------    ---------    ---------    ---------    ---------

Increase (decrease) in net assets ..........     (10,267)      23,882      (44,024)      84,156       11,911
------------------------------------------------------------------------------------------------------------

Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation .................   $   20.79    $   24.05    $   17.70    $   27.79    $   30.36
Net assets .................................       59.40        65.42        53.92        75.35        78.44
Closing market price .......................       65.00        68.75        48.15        75.47        79.10

Cash dividends paid ........................         .60          .60          .60          .60          .60
Securities distributed .....................        --           --           --           --           --

                             Shareholder Information

Stock Transfer Agent

     American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038 (telephone 800-937-5449) serves as transfer agent for the Company's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

Shareholders

     The Company had approximately 700 record holders of its common stock at March 31, 2005. This total does not include an estimated 2,400 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

     The Company's common stock trades on The Nasdaq Stock Market under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended                                                    High     Low
--------------------------------------------------------------------------------
June 30, 2003....................................               $66.75    $47.26
September 30, 2003...............................                60.00     53.31
December 31, 2003................................                64.75     56.35
March 31, 2004...................................                78.00     61.15

Quarter Ended                                                    High     Low
--------------------------------------------------------------------------------
June 30, 2004....................................               $84.28    $72.68
September 30, 2004...............................                81.40     69.55
December 31, 2004................................                80.44     73.00
March 31, 2005...................................                79.87     74.25



Dividends

   The payment dates and amounts of cash dividends per share since April 1, 2003 are as follows:

Payment Date                                                       Cash Dividend
--------------------------------------------------------------------------------
May 30, 2003.....................................                      $0.20
November 28, 2003................................                       0.40
May 28, 2004.....................................                       0.20
November 30, 2004................................                       0.40
May 31, 2005.....................................                       0.20

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

Annual Meeting

     The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 18, 2005, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (second floor), 12900 Preston Road, Dallas, Texas.