Form 10-K, Exhibit 13
period 2006-03-31
CAPITAL SOUTHWEST CORP
filed 2006-05-26
CIK 17313

Exhibit 13.1
                   Twelve Largest Investments - March 31, 2006

Palm Harbor Homes, Inc.                                              $98,189,000
--------------------------------------------------------------------------------

     Palm Harbor Homes, Dallas, Texas, is an integrated manufacturer and retailer of manufactured and modular housing produced in 19 plants and sold in 32 states by 116 company-owned retail stores and builder locations and approximately 350 independent dealers, builders and developers. The company provides financing through its 80% owned subsidiary, CountryPlace Mortgage, and sells insurance through its subsidiary, Standard Casualty. Palm Harbor's traditional manufactured homes and the upscale modular homes are designed to meet the need for attractive, affordable housing.

     During the year ended March 31, 2006, Palm Harbor reported net income of $11,114,000 ($0.49 per share) on net sales of $710,635,000, compared with a net loss of $3,823,000 ($0.17 per share) on net sales of $610,538,000 in the previous year. The March 31, 2006 closing Nasdaq bid price of Palm Harbor's common stock was $21.31 per share.

     At March 31, 2006, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $98,189,000 ($12.50 per share), consisting of 7,855,121 restricted shares of common stock, representing a fully-diluted equity interest of 30.5%.

================================================================================
The RectorSeal Corporation                                           $87,500,000
--------------------------------------------------------------------------------

     The RectorSeal Corporation, Houston, Texas, with facilities in Texas, New York and Idaho, manufactures specialty chemical products including pipe thread sealants, firestop sealants, plastic cements and other formulations for plumbing, HVAC, electrical and industrial applications. The company also makes special tools for plumbers and systems for containing smoke from building fires. RectorSeal's subsidiary, Jet-Lube, Inc., with plants in Texas, England and Canada, produces anti-seize compounds, specialty lubricants and other products used in industrial and oil field applications. Another subsidiary produces and sells automotive chemical products. RectorSeal owns a 20% equity interest in The Whitmore Manufacturing Company (described on page 10).

     During the year ended March 31, 2006, RectorSeal earned $8,655,000 on revenues of $95,060,000, compared with earnings of $7,598,000 on revenues of $76,072,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

     At March 31, 2006, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $87,500,000.

================================================================================
Encore Wire Corporation                                              $81,735,000
--------------------------------------------------------------------------------

     Encore Wire Corporation, McKinney, Texas, manufactures a broad line of copper electrical building wire and cable including non-metallic sheathed, underground feeder and THHN wire and cable and also armored cable for residential, commercial and industrial construction. Encore's products are sold through large-volume distributors and building materials retailers.

     For the year ended December 31, 2005, Encore reported net income of $50,079,000 ($2.13 per share) on net sales of $758,089,000, compared with net income of $33,360,000 ($1.42 per share) on net sales of $603,225,000 in the previous year. The March 31, 2006 closing market price of Encore's common stock was $33.88 per share.

     At March 31, 2006, the $5,800,000 investment in 4,086,750 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $81,735,000 ($20.00 per share), representing a fully-diluted equity interest of 17.1%.

================================================================================
Alamo Group Inc.                                                     $45,141,000
--------------------------------------------------------------------------------

     Alamo Group Inc., Seguin, Texas, is a leading designer, manufacturer and distributor of heavy-duty, tractor and truck mounted mowing and other vegetation maintenance equipment, mobile excavators, street-sweeping equipment and replacement parts. Founded in 1969, Alamo Group operates 14 manufacturing facilities and serves governmental, industrial and agricultural markets in North America, Europe, and Australia.

     For the year ended December 31, 2005, Alamo reported consolidated earnings of $11,291,000 ($1.14 per share) on net sales of $368,110,000, compared with earnings of $13,396,000 ($1.36 per share) on net sales of $342,171,000 in the previous year. The March 31, 2006 closing NYSE market price of Alamo's common stock was $22.14 per share.

     At March 31, 2006, the $2,065,047 investment in Alamo by Capital Southwest and its subsidiary was valued at $45,141,000 ($16.00 per share), consisting of

2,821,300 restricted shares of common stock, representing a fully-diluted equity interest of 26.2%.

================================================================================
Lifemark Group                                                       $42,000,000
--------------------------------------------------------------------------------

     Lifemark Group (formerly Skylawn Corporation), Hayward, California, owns and operates cemeteries, mausoleums and mortuaries. Lifemark's operations, all of which are in California, include a major cemetery in San Mateo, a mausoleum and an adjacent mortuary in Oakland and cemeteries, mausoleums and mortuaries in Hayward and Sacramento. The company also owns a funeral home in San Bruno and is building a major funeral home on the grounds of its San Mateo County cemetery. Its funeral and cemetery trusts enable Lifemark's clients to make pre-need arrangements. The company's assets also include excess real estate holdings.

     For the fiscal year ended March 31, 2006, Lifemark reported earnings of $2,457,000 on revenues of $27,178,000, compared with earnings of $2,153,000 on revenues of $24,964,000 in the previous year.

     At March 31, 2006, Capital Southwest owned 100% of Lifemark Group's common stock, which had a cost of $4,510,400 and was valued at $42,000,000.

================================================================================
Media Recovery, Inc.                                                 $42,000,000
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

     During the year ended September 30, 2005, Media Recovery reported net income of $5,028,000 on net sales of $142,574,000, compared with net income of $3,943,000 on net sales of $123,664,000 in the previous year.

     At March 31, 2006, the $5,415,000 investment in Media Recovery by Capital Southwest and its subsidiary was valued at $42,000,000, consisting of 4,800,000 shares of Series A convertible preferred stock, representing a fully-diluted equity interest of 87.4%.

================================================================================
Heeling, Inc.                                                        $30,000,000
--------------------------------------------------------------------------------

     Heeling, Inc., Carrollton, Texas, manufacturers and markets specialty stealth skate footwear incorporating a patented "wheel in the heel" design under the brand name Heelys. The company manufactures its products in Korea and China and distributes them through domestic and international sporting goods chains, department and lifestyle stores, specialty footwear retailers and on-line at Heelys.com.

     During the year ended December 31, 2005, Heeling reported net income of $4,347,000 on net sales of $43,950,000, compared with net income of $803,000 on net sales of $21,309,000 in the previous year.

     At March 31, 2006, the $120,000 investment in Heeling by Capital Southwest's subsidiary was valued at $30,000,000 consisting of 436,364 shares of Series B convertible preferred stock, convertible into 436,364 shares of common stock at $0.275 per share, representing a 43.0% fully-diluted equity interest.


================================================================================
The Whitmore Manufacturing Company                                   $22,000,000
--------------------------------------------------------------------------------

     The Whitmore Manufacturing Company, Rockwall, Texas, manufactures specialty lubricants for heavy equipment used in surface mining, railroads and other industries, and produces water-based coatings for the automotive and primary metals industries. Whitmore's subsidiary, Fluid Protection Corporation, manufactures fluid contamination control devices. The company's assets also include several commercial real estate tracts.

     During the year ended March 31, 2006, Whitmore reported net income of $1,776,000 on net sales of $18,010,000, compared with net income of $1,475,000 on net sales of $16,469,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on page 9).

     At March 31, 2006, the direct investment in Whitmore by Capital Southwest was valued at $22,000,000 and had a cost of $1,600,000.

Hologic, Inc.                                                        $17,513,294
--------------------------------------------------------------------------------

     Hologic, Inc., Bedford, Massachusetts, is a leading developer, manufacturer and supplier of bone densitometers, mammography and breast biopsy devices, direct-to-digital x-ray systems and other x-ray based imaging systems. These products are generally targeted to address women's healthcare and general radiographic applications.

     For the year ended September 24, 2005, Hologic reported net income of $28,256,000 ($0.63 per share) on net sales of $287,684,000, compared with net income of $12,164,000 ($0.29 per share) on net sales of $228,705,000 in the previous year. The March 31, 2006 closing Nasdaq bid price of Hologic's common stock was $55.35 per share.

     At March 31, 2006, Capital Southwest and its subsidiary owned 316,410 unrestricted shares of common stock, having a cost of $220,000 and a market value of $17,513,294 ($55.35 per share).

================================================================================
Texas Capital Bancshares, Inc.                                       $11,697,882
--------------------------------------------------------------------------------

     Texas Capital Bancshares, Inc. of Dallas, Texas, formed in 1998, has total assets of approximately $3.0 billion. With banks in Austin, Dallas, Fort Worth, Houston, Plano and San Antonio, Texas Capital Bancshares conducts its business through its wholly-owned subsidiary, Texas Capital Bank, N.A., which targets middle market commercial and wealthy private client customers in Texas.

     For the year ended December 31, 2005, Texas Capital reported net income of $27,192,000 ($1.02 per share), compared with net income of $19,560,000 ($0.75 per share) in the previous year. The March 31, 2006 closing Nasdaq bid price of Texas Capital's common stock was $23.89 per share.

     At March 31, 2006, Capital Southwest owned 489,656 unrestricted shares of common stock, having a cost of $3,550,006 and a market value of $11,697,882 ($23.89 per share).

================================================================================
PETsMART, Inc.                                                        $8,439,000
--------------------------------------------------------------------------------

     PETsMART, Inc., Phoenix, Arizona, is the largest specialty retailer of services and solutions for the lifetime needs of pets. The company operates more than 825 pet superstores in the United States and Canada, many of which offer pet grooming services and operate PETsHOTELS. It is also a direct marketer of pet products through its e-commerce site and its pet and equine catalog businesses.

     For the year ended January 29, 2006, PETsMART, Inc. reported net income of $182,490,000 ($1.25 per share) on net sales of $3.760 billion, compared with net income of $157,453,000 ($1.05 per share) on net sales of $3.363 billion in the previous year. The March 31, 2006 closing Nasdaq bid price of PETsMART's common stock was $28.13 per share.

     At March 31, 2006, Capital Southwest and its subsidiary owned 300,000 unrestricted shares of common stock, having a cost of $1,318,771 and a market value of $8,439,000 ($28.13 per share).


================================================================================
Cenveo, Inc.                                                          $8,290,000
--------------------------------------------------------------------------------

     Cenveo, Inc., Englewood, Colorado, is one of North America's largest providers of visual communication solutions delivered through print and electronic media. Its products include offset and digital printing, custom and stock envelopes, and business documents.

     For the year ended December 31, 2005, Cenveo reported a net loss of $135,052,000 ($2.70 per share) on net sales of $1.749 billion, compared with a net loss of $19,708,000 ($0.41 per share) on net sales of $1.743 billion in the previous year. The March 31, 2006 closing NYSE market price of Cenveo's common stock was $16.58 per share.

     At March 31, 2006, Capital Southwest owned 500,000 unrestricted shares of common stock, having a cost of $712,317 and a market value of $8,290,000 ($16.58 per share).


                                                 Portfolio of Investments - March 31, 2006

         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+AT&T, INC.                                              <1%       ++20,770 shares common stock
   New York, New York                                                (acquired 3-9-99)                 $        12      $    561,621
   Global leader in local, long distance,
   Internet and transaction- based voice
   and data services.
------------------------------------------------------------------------------------------------------------------------------------

+ALAMO GROUP INC.                                      26.2%       2,821,300 shares common stock
   Seguin, Texas                                                     (acquired 4-1-73 thru 10-4-99)      2,065,047        45,141,000
   Tractor-mounted mowing and mobile excavation
   equipment for governmental, industrial and
   agricultural markets; street-sweeping
   equipment for municipalities.
------------------------------------------------------------------------------------------------------------------------------------

ALL COMPONENTS, INC.                                   56.9%       10% subordinated  note due 2008
   Addison, Texas                                                    (acquired 10-28-03 thru 10-3-05)    3,000,000         3,000,000
   Electronics contract manufacturing; distribution                150,000 shares Series A convertible
   and production of memory and other components for                 preferred stock, convertible
   computer manufacturers, retailers and value-added                 into 600,000 shares of common
   resellers; distribution of automotive accessories.                stock at $0.25 per share
                                                                     (acquired 9-16-94)                    150,000         2,000,000
                                                                                                       -----------      ------------
                                                                                                         3,150,000         5,000,000
------------------------------------------------------------------------------------------------------------------------------------

+ALLTEL CORPORATION                                      <1%       ++8,880 shares common stock
   Little Rock, Arkansas                                             (acquired 7-1-98)                     108,355           574,980
   Wireless and wireline local, long-distance,
   network access and Internet services.
------------------------------------------------------------------------------------------------------------------------------------

BALCO, INC.                                            88.5%       445,000 shares common stock and
   Wichita, Kansas                                                   60,920 shares Class B non-voting
   Specialty architectural products used                             common stock (acquired 10-25-83
   in the construction and remodeling of                             and 5-30-02)                          624,920         2,500,000
   commercial and institutional buildings
------------------------------------------------------------------------------------------------------------------------------------

BOXX TECHNOLOGIES, INC.                                15.2%       3,125,354 shares Series B
   Austin, Texas                                                     convertible preferred stock,
   Workstations for computer graphics                                convertible into 3,125,354
   imaging and design.                                               shares of common stock at
                                                                     $0.50 per share (acquired
                                                                     8-20-99 thru 8-8-01)                1,500,000                 2
------------------------------------------------------------------------------------------------------------------------------------

CMI HOLDING COMPANY, INC.                              18.5%       10% convertible subordinated
   Richardson, Texas                                                 notes, convertible into
   Owns Chase Medical, which develops                                568,182 shares of common
   and sells devices used in cardiac                                 stock at $1.32 per share,
   surgery to relieve congestive heart                               due 2007 (acquired 4-16-04
   failure; develops and supports cardiac                            thru 12-17-04)                        750,000           750,000
   imaging systems.                                                2,327,658 shares Series A
                                                                     convertible preferred stock,
                                                                     convertible into 2,327,658
                                                                     shares of common stock at
                                                                     $1.72 per share (acquired
                                                                     8-21-02 and 6-4-03)                 4,000,000         2,000,000
                                                                   Warrants to purchase 109,012
                                                                     shares of common stock at
                                                                     $1.72 per share, expiring
                                                                     2012 (acquired 4-16-04)                  --                --
                                                                                                       -----------      ------------
                                                                                                         4,750,000         2,750,000
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



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+CENVEO, INC.                                            <1%       ++500,000 shares common
   Englewood, Colorado                                               stock (acquired 2-18-94
   Envelopes and commercial printing.                                thru 11-10-98)                    $   712,317      $  8,290,000

------------------------------------------------------------------------------------------------------------------------------------

+COMCAST CORPORATION                                     <1%       ++43,104 shares common
   Philadelphia, Pennsylvania                                        stock (acquired 11-18-02)                  21         1,127,601
   Leading provider of cable, entertainment and
   communications products and services.
------------------------------------------------------------------------------------------------------------------------------------

DENNIS TOOL COMPANY                                    67.4%       20,725 shares 5%
   Houston, Texas                                                    convertible preferred
   Polycrystalline diamond compacts (PDCs)                           stock, convertible into
   used in oil field drill bits and in                               20,725 shares of common
   mining and industrial applications.                               stock at $48.25 per share
                                                                     (acquired 8-10-98 )                   999,981           999,981
                                                                   140,137 shares common stock
                                                                     (acquired 3-7-94
                                                                     and 8-10-98)                        2,329,963                 2
                                                                                                       -----------      ------------
                                                                                                         3,329,944           999,983
------------------------------------------------------------------------------------------------------------------------------------

+DISCOVERY HOLDING COMPANY                               <1%       ++70,501 shares Series A
   Englewood, Colorado                                               common stock (acquired
   Provider of creative content, media                               7-21-05)                               20,262         1,056,810
   management and network services worldwide.
------------------------------------------------------------------------------------------------------------------------------------

+ENCORE WIRE CORPORATION                               17.1%       4,086,750 shares common stock
   McKinney, Texas                                                   (acquired 7-16-92 thru
   Electric wire and cable for residential                           10-7-98)                            5,800,000        81,735,000
   and commercial use.
------------------------------------------------------------------------------------------------------------------------------------

EXTREME INTERNATIONAL, INC.                            53.3%       12% subordinated note due 2008,
   Sugar Land, Texas                                                 $1,413,247 principal amount
   Owns Bill Young Productions, Texas Video                          (acquired 9-30-03)                    782,481         1,413,247
   and Post, and Extreme Communications, which                     39,359.18 shares Series C
   produce radio and television commercials and                      convertible preferred stock,
   corporate communications videos.                                  convertible into 157,436.72
                                                                     shares of common stock at
                                                                     $25.00 per share (acquired
                                                                     9-30-03)                            2,625,000         3,935,918
                                                                   3,750 shares 8% Series A
                                                                     convertible preferred stock,
                                                                     convertible into 15,000 shares
                                                                     of common stock at $25.00
                                                                     per share (acquired 9-30-03)          375,000           375,000
                                                                   Warrants to purchase 13,035 shares
                                                                     of common stock at $25.00 per
                                                                     share, expiring 2008 (acquired
                                                                     8-11-98 thru 9-30-03)                    --                --
                                                                                                       -----------      ------------
                                                                                                         3,782,481         5,724,165
------------------------------------------------------------------------------------------------------------------------------------

+FMC CORPORATION                                         <1%       ++6,430 shares common stock
   Chicago, Illinois                                                 (acquired 6-6-86)                      66,726           398,531
   Chemicals for agricultural, industrial and
   consumer markets.
------------------------------------------------------------------------------------------------------------------------------------

+FMC TECHNOLOGIES, INC.                                  <1%       ++11,057 shares common stock
   Chicago, Illinois                                                 (acquired 1-2-02)                      57,051           566,340
   Equipment and systems for the energy, food
   processing and air transportation industries.

------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

HEELING, INC.                                          43.0%       436,364 shares Series B
   Carrollton, Texas                                                 convertible preferred
   Heelys stealth skate shoes sold through                           stock, convertible into
   sporting goods chains, department stores,                         436,364 shares of common
   footwear retailers and on-line at                                 stock at $0.275 per share
   Heelys.com.                                                       (acquired 5-26-00)                $   120,000      $ 30,000,000
------------------------------------------------------------------------------------------------------------------------------------

HIC-STAR CORPORATION                                   34.9%       10% subordinated note due
   (formerly AmPro Mortgage Corporation)                             2007 (acquired 10-19-04
   Dallas, Texas                                                     and 1-13-05)                          352,646           352,646
   Holding company previously engaged in                           12% subordinated notes due
   mortgage banking operations, which have                           2008 (acquired 3-25-05
   now been sold.                                                    thru 2-27-06)                         819,978           819,978
                                                                   5,000 shares Series A
                                                                     cumulative preferred stock
                                                                     (acquired 2-28-03)                  5,000,000              --
                                                                   1,500 shares Series B cumulative
                                                                     preferred stock (acquired
                                                                     3-31-04)                            1,500,000              --
                                                                   29,167 shares Series A common
                                                                     stock (acquired 2-28-03)              29,167               --
                                                                   Warrants to purchase 463,162
                                                                     shares of Series A common
                                                                     stock at $1.00 per share,
                                                                     expiring 2014 (acquired
                                                                     3-31-04 thru 1-13-05)                   --                 --
                                                                                                       -----------      ------------
                                                                                                         7,701,791         1,172,624
------------------------------------------------------------------------------------------------------------------------------------

+HOLOGIC, INC.                                           <1%       ++316,410 shares common stock
   Bedford, Massachusetts                                            (acquired 8-27-99)                    220,000        17,513,294
   Medical instruments including bone
   densitometers, mammography devices and digital
   radiography systems.
------------------------------------------------------------------------------------------------------------------------------------

+KIMBERLY-CLARK CORPORATION                              <1%       ++77,180 shares common stock
   Dallas, Texas                                                   (acquired 12-18-97)                   2,358,518         4,461,004
   Manufacturer of tissue, personal care and
   health care products.
------------------------------------------------------------------------------------------------------------------------------------

+LIBERTY GLOBAL, INC.                                    <1%       ++42,463 shares Series A common
   Englewood, Colorado                                               stock (acquired 6-15-05)              106,553           867,094
   Owns interests in broadband, distribution                       ++42,463 shares Series C common
   and content companies.                                            stock (acquired 9-6-05)               100,870           835,672
                                                                                                       -----------      ------------
                                                                                                           207,423         1,702,766
------------------------------------------------------------------------------------------------------------------------------------

+LIBERTY MEDIA CORPORATION                               <1%       ++705,010 shares Series A common
   Englewood, Colorado                                               stock (acquired 3-9-99 thru
   Holding company owning interests in electronic                    12-12-02)                             118,253         5,788,132
   retailing, media, communications and entertainment
   businesses.
------------------------------------------------------------------------------------------------------------------------------------

LIFEMARK GROUP (formerly Skylawn Corporation)         100.0%       1,449,026 shares common stock
   Hayward, California                                               (acquired 7-16-69)                  4,510,400        42,000,000
   Cemeteries, mausoleums and mortuaries located
   in northern California.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)




         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

MEDIA RECOVERY, INC.                                   87.4%       4,800,000 shares Series A
   Graham, Texas                                                     convertible preferred stock,
   Computer and office automation supplies and                       convertible into 4,800,000
   accessories; impact and tilt monitoring                           shares of common stock at
   devices to detect mishandled shipments; dunnage                   $1.00 per share (acquired
   for protecting shipments.                                         11-4-97)                          $ 5,415,000      $ 42,000,000
------------------------------------------------------------------------------------------------------------------------------------

PALLETONE, INC.                                         9.7%       1,796,850 shares Series A
   Bartow, Florida                                                   preferred stock (acquired
   Wood pallet manufacturer with 14 manufacturing                    10-18-01)                           1,350,000         1,796,850
   facilities.                                                     150,000 shares common stock
                                                                     (acquired 10-18-01)                   150,000           730,000
                                                                   Warrant to purchase 15,294 shares
                                                                     of common stock at $1.00 per
                                                                     share, expiring  2011 (acquired
                                                                     2-17-06)                               45,746            59,000
                                                                                                       -----------      ------------
                                                                                                         1,545,746         2,585,850
------------------------------------------------------------------------------------------------------------------------------------

+PALM HARBOR HOMES, INC.                               30.5%       7,855,121 shares common stock
   Dallas, Texas                                                     (acquired 1-3-85 thru 7-31-95)     10,931,955        98,189,000
   Integrated manufacturing, retailing, financing
   and insuring of manufactured housing and modular
   homes.
------------------------------------------------------------------------------------------------------------------------------------

+PETSMART, INC.                                          <1%       ++300,000 shares common stock
   Phoenix, Arizona                                                  (acquired 6-1-95)                   1,318,771         8,439,000
   Retail chain of more than 825 stores selling pet
   foods,  supplies and services.
------------------------------------------------------------------------------------------------------------------------------------

PHARMAFAB, INC.                                        67.5%       6% convertible subordinated
   Grand Prairie, Texas                                              notes, $4,205,616 principal
   Contract manufacturer of branded and generic                      amount, convertible into
   pharmaceutical drugs; developer of drug delivery                  Series  A or B convertible
   technology.                                                       preferred stock, convertible
                                                                     into 560,750 shares of
                                                                     common stock at $7.50 per
                                                                     share, due 2013 (acquired
                                                                     2-28-06)                            4,000,000         4,000,000
                                                                   54,000 shares Series A
                                                                     convertible preferred stock,
                                                                     convertible into 720,000 shares
                                                                     of common stock at $7.50 per
                                                                     share (acquired 8-1-03 and
                                                                     2-24-06)                            5,400,000              --
                                                                   1,000 shares Series B
                                                                     convertible preferred stock,
                                                                     convertible into 13,334 shares
                                                                     of common stock at $7.50 per
                                                                     share (acquired 8-1-03)               100,000              --
                                                                   Warrants to purchase 16,668 shares
                                                                     of Series A or B convertible
                                                                     preferred stock at $100.00
                                                                     per share, convertible into
                                                                     111,120 shares of common
                                                                     stock at $7.50 per share,
                                                                     expiring 2012 and 2013
                                                                     (acquired 6-16-05 and 2-28-06)           --                --
                                                                                                       -----------      ------------
                                                                                                         9,500,000         4,000,000
------------------------------------------------------------------------------------------------------------------------------------

THE RECTORSEAL CORPORATION                            100.0%       27,907 shares common stock
   Houston, Texas                                                    (acquired 1-5-73 and
   Specialty chemicals for plumbing, HVAC,                           3-31-73)                               52,600        87,500,000
   electrical, construction, industrial,
   oil field and automotive applications;
   smoke containment systems for building
   fires; owns 20% of Whitmore Manufacturing
   Company.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+SPRINT NEXTEL CORPORATION                               <1%       ++90,000 shares common stock
   Westwood, Kansas                                                  (acquired 6-20-84)                $   503,645      $  2,325,600
   Diversified telecommunications company.
------------------------------------------------------------------------------------------------------------------------------------

TCI  HOLDINGS, INC.                                        -       21 shares 12% Series C
   Denver, Colorado                                                  cumulative compounding preferred
   Cable television systems and microwave                            stock (acquired 1-30-90)                 --             677,250
------------------------------------------------------------------------------------------------------------------------------------

+TEXAS CAPITAL BANCSHARES, INC.                         1.6%       ++489,656 shares common stock
   Dallas, Texas                                                     (acquired 5-1-00)                   3,550,006        11,697,882
   Regional bank holding company with banking
   operations in six Texas cities.
------------------------------------------------------------------------------------------------------------------------------------

VIA HOLDINGS, INC.                                     28.8%       9,118 shares Series B preferred
   Sparks, Nevada                                                    stock (acquired 9-19-05)            4,559,000         4,559,000
   Designer, manufacturer and distributor of
   high-quality office seating.
------------------------------------------------------------------------------------------------------------------------------------

WELLOGIX, INC.                                         19.6%       4,231,861 shares Series A-1
   Houston, Texas                                                    convertible participating
   Developer and supporter of software                               preferred stock, convertible
   used by the oil and gas Industry to control                       into 4,231,861 shares of common
   drilling and maintenance expenses.                                stock at $1.1815 per share
                                                                     (acquired 8-19-05)                  5,000,000         5,000,000
------------------------------------------------------------------------------------------------------------------------------------

THE WHITMORE MANUFACTURING COMPANY                     80.0%       80 shares common stock
   Rockwall, Texas                                                   (acquired 8-31-79)                  1,600,000        22,000,000
   Specialized mining, industrial and railroad
   lubricants; coatings for automobiles and primary
   metals; fluid contamination control devices.
------------------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS                                              -       Diamond State Ventures, L.P.
                                                                     - 1.9% limited partnership
                                                                     interest (acquired 10-12-99
                                                                     thru 8-26-05)                         210,000           210,000
                                                           -       First Capital Group of Texas III,
                                                                     L.P. - 3.3% limited partnership
                                                                     interest (acquired 12-26-00 thru
                                                                     8-12-05)                              964,604           964,604
                                                      100.0%       Humac Company - 1,041,000 shares
                                                                     common stock (acquired 1-31-75
                                                                     and 12-31-75)                            --             152,000
                                                           -       STARTech Seed Fund I - 12.1%
                                                                     limited partnership interest
                                                                     (acquired 4-17-98 thru 1-5-00)        178,066                 1
                                                           -       STARTech Seed Fund II - 3.2%
                                                                     limited partnership interest
                                                                     (acquired 4-28-00 thru 2-23-05)     1,000,000                 1
                                                           -       Sterling  Group  Partners  I, L.P.
                                                                     - 1.7% limited partnership
                                                                     interest (acquired 4-20-01 thru
                                                                     1-24-05)                            1,064,042         1,064,042
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INVESTMENTS                                                                                      $88,596,956      $550,428,083
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

(b) Unrestricted securities (indicated by ++) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 2006, restricted securities represented approximately 88.3% of the value of the consolidated investment portfolio.

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

(d) Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stocks, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements cover common stocks owned at March 31, 2006 and common stocks which may be acquired thereafter through exercise of warrants and conversion of debentures and preferred stocks. They apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Lifemark Group and The Whitmore Manufacturing Company.

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

                        Portfolio Changes During the Year

New Investments and Additions to Previous Investments


                                                                        Amount
                                                                     -----------
All Components, Inc. .....................................           $   500,000
Diamond State Ventures, L.P. .............................                19,375
First Capital Group of Texas III, L.P. ...................               200,000
Hic-Star Corporation (formerly AmPro Mortgage Corporation)               723,923
PalletOne, Inc. ..........................................                45,746
PharmaFab, Inc. ..........................................             4,000,000
VIA Holdings, Inc. .......................................             4,559,000
Wellogix, Inc. ...........................................             5,000,000
Miscellaneous ............................................                 6,697
                                                                     -----------
                                                                     $15,054,741
                                                                     ===========


Dispositions

                                                                        Amount
                                                           Cost        Received
                                                       -----------   -----------
Cenveo, Inc. .......................................   $ 2,274,553   $15,833,234
Exopack Holding Corp. ..............................       623,790     2,054,880
Heeling, Inc. ......................................       480,000       480,000
Organized Living, Inc. .............................     6,000,000          --
Sterling Group Partners I, L.P......................       284,366     1,241,751
Tekelec ............................................        54,580        73,533
Texas Capital Bancshares, Inc.......................       725,000     2,327,408
Texas Shredder, Inc. ...............................        75,000     8,783,891
Miscellaneous ......................................         6,697         7,855
                                                       -----------   -----------
                                                       $10,523,986   $30,802,552
                                                       ===========   ===========

Repayments Received ................................                 $   480,197
                                                                     ===========


                 Capital Southwest Corporation and Subsidiaries
                 Consolidated Statements of Financial Condition


                                                               March 31
                                                     ---------------------------
Assets                                                   2006           2005
                                                     ------------   ------------

Investments at market or fair value
   Companies more than 25% owned
     (Cost: 2006 - $23,114,866,
     2005 - $23,114,866) ..........                  $298,481,983   $259,628,981
   Companies 5% to 25% owned
     (Cost: 2006 - $18,595,746,
     2005 - $19,050,000) ..........                    92,070,852     44,890,852
   Companies less than 5% owned
     (Cost: 2006 - $46,886,344,
     2005 - $42,381,532) ..........                   159,875,248    117,502,389
                                                     ------------   ------------

Total investments
     (Cost: 2006 - $88,596,956,
     2005 - $84,546,398) ..........                   550,428,083    422,022,222
Cash and cash equivalents .........                    11,503,866      5,104,935
Receivables .......................                       135,887        136,401
Other assets ......................                     7,300,297      7,120,043
                                                     ------------   ------------



   Totals .........................                  $569,368,133   $434,383,601
                                                     ============   ============



                                                               March 31
                                                    ------------------------------
Liabilities and Shareholders' Equity                     2006             2005
                                                    -------------    -------------
Note payable to bank ............................   $   8,000,000    $   8,000,000
Note payable to portfolio company ...............            --          5,000,000
Accrued interest and other liabilities ..........       1,697,086        1,842,587
Income taxes payable ............................         982,653             --
Deferred income taxes ...........................     162,070,285      117,007,107
                                                    -------------    -------------
                    Total liabilities ...........     172,750,024      131,849,694
                                                    -------------    -------------

Shareholders' equity
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,297,616
     shares at March 31, 2006 and 4,294,416
     shares at March 31, 2005 ...................       4,297,616        4,294,416
   Additional capital ...........................       8,109,797        7,904,997
   Undistributed net investment
     income .....................................       3,744,830        3,669,805
   Undistributed net realized gain on
     investments ................................      86,432,040       73,316,166
   Unrealized appreciation of investments -
     net of deferred income taxes ...............     301,067,128      220,381,825
   Treasury stock - at cost
     (437,365 shares) ...........................      (7,033,302)      (7,033,302)
                                                    -------------    -------------
   Net assets at market or fair value, equivalent
     to $102.74 per share at March 31, 2006 on
     the 3,860,251 shares outstanding and
     $78.44 per share at March 31, 2005 on the
     3,857,051 shares outstanding ...............     396,618,109      302,533,907
                                                    -------------    -------------

   Totals .......................................   $ 569,368,133    $ 434,383,601
                                                    =============    =============

                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Operations

                                                                                       Years Ended March 31
                                                                         -----------------------------------------------
                                                                              2006             2005             2004
                                                                         -------------    -------------    -------------
Investment income:
   Interest ..........................................................   $     505,536    $     437,753    $     213,987
   Dividends .........................................................       3,485,430        3,778,190        3,860,937
   Management and directors' fees ....................................         848,070          637,000          632,864
                                                                         -------------    -------------    -------------
                                                                             4,839,036        4,852,943        4,707,788
                                                                         -------------    -------------    -------------
Operating expenses:
   Salaries ..........................................................       1,211,584        1,132,510          997,079
   Net pension benefit ...............................................        (116,747)        (254,872)        (272,912)
   Other operating expenses ..........................................         859,702        1,068,313          775,847
                                                                         -------------    -------------    -------------
                                                                             1,954,539        1,945,951        1,500,014
                                                                         -------------    -------------    -------------
Income before interest expense and income taxes ......................       2,884,497        2,906,992        3,207,774
Interest expense .....................................................         436,021          420,351          531,068
                                                                         -------------    -------------    -------------
Income before income taxes ...........................................       2,448,476        2,486,641        2,676,706
Income tax expense ...................................................          59,220           80,693           89,646
                                                                         -------------    -------------    -------------
Net investment income ................................................   $   2,389,256    $   2,405,948    $   2,587,060
                                                                         =============    =============    =============
Proceeds from disposition of investments .............................   $  30,802,552    $   4,565,232    $  16,486,067
Cost of investments sold .............................................      10,523,986       14,677,252        3,883,188
                                                                         -------------    -------------    -------------
Realized gain (loss) on investments before income taxes ..............      20,278,566      (10,112,020)      12,602,879
Income tax expense (benefit) .........................................       7,162,692       (4,046,206)       4,411,007
                                                                         -------------    -------------    -------------
Net realized gain (loss) on investments ..............................      13,115,874       (6,065,814)       8,191,872
                                                                         -------------    -------------    -------------
Increase in unrealized appreciation of investments before income taxes     124,355,303       27,809,654      114,067,574
Increase in deferred income taxes on appreciation of investments .....      43,670,000        9,925,000       39,379,000
                                                                         -------------    -------------    -------------
Net increase in unrealized appreciation of investments ...............      80,685,303       17,884,654       74,688,574
                                                                         -------------    -------------    -------------

Net realized and unrealized gain on investments ......................   $  93,801,177    $  11,818,840    $  82,880,446
                                                                         =============    =============    =============

Increase in net assets from operations ...............................   $  96,190,433    $  14,224,788    $  85,467,506
                                                                         =============    =============    =============


                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                Consolidated Statements of Changes in Net Assets

                                                                         Years Ended March 31
                                                           -----------------------------------------------
                                                                2006             2005             2004
                                                           -------------    -------------    -------------
Operations
  Net investment income ................................   $   2,389,256    $   2,405,948    $   2,587,060
  Net realized gain (loss) on investments ..............      13,115,874       (6,065,814)       8,191,872
  Net increase in unrealized appreciation of investments      80,685,303       17,884,654       74,688,574
                                                           -------------    -------------    -------------
  Increase in net assets from operations ...............      96,190,433       14,224,788       85,467,506

Distributions from:
  Undistributed net investment income ..................      (2,314,231)      (2,314,231)      (2,308,631)

Capital share transactions
  Exercise of employee stock options ...................         208,000             --            997,500
                                                           -------------    -------------    -------------

  Increase in net assets ...............................      94,084,202       11,910,557       84,156,375
Net assets, beginning of year ..........................     302,533,907      290,623,350      206,466,975
                                                           -------------    -------------    -------------

Net assets, end of year ................................   $ 396,618,109    $ 302,533,907    $ 290,623,350
                                                           =============    =============    =============




                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows


                                                                                 Years Ended March 31
                                                                     --------------------------------------------
                                                                         2006            2005            2004
                                                                     ------------    ------------    ------------
Cash flows from operating activities
Increase in net assets from operations ...........................   $ 96,190,433    $ 14,224,788    $ 85,467,506
Adjustments to reconcile increase in net assets from operations to net cash provided by operating activities:
     Proceeds from disposition of investments ....................     30,802,552       4,510,652      16,486,067
     Purchases of securities .....................................    (15,054,741)     (2,280,690)    (12,458,840)
     Maturities of securities ....................................        480,197         394,269       2,754,845
     Depreciation and amortization ...............................         16,136          17,597          19,089
     Net pension benefit .........................................       (116,747)       (254,872)       (272,912)
     Realized (gain) loss on investments before income taxes .....    (20,278,566)     10,112,020     (12,602,879)
     Deferred taxes on realized (gain) loss on investments .......      2,335,031      (4,046,206)      4,411,007
     Net increase in unrealized appreciation of investments ......    (80,685,303)    (17,884,654)    (74,688,574)
     (Increase) decrease in receivables ..........................            514         (59,924)        221,187
     (Increase) decrease in other assets .........................         (3,226)        (10,477)          5,023
     Increase (decrease) in accrued interest and other liabilities        (67,245)        121,196          41,701
     Decrease in accrued pension cost ............................       (154,673)       (164,129)       (167,281)
     Deferred income taxes .......................................         40,800          88,800          95,600
                                                                     ------------    ------------    ------------
Net cash provided by operating activities ........................     13,505,162       4,768,370       9,311,539
                                                                     ------------    ------------    ------------
Cash flows from financing activities
Decrease in note payable to bank .................................           --        (7,500,000)           --
Decrease in notes payable to portfolio company ...................     (5,000,000)           --        (2,500,000)
Distributions from undistributed net investment income ...........     (2,314,231)     (2,314,231)     (2,308,631)
Proceeds from exercise of employee stock options .................        208,000            --           997,500
                                                                     ------------    ------------    ------------
Net cash used in financing activities ............................     (7,106,231)     (9,814,231)     (3,811,131)
                                                                     ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents .............      6,398,931      (5,045,861)      5,500,408
Cash and cash equivalents at beginning of year ...................      5,104,935      10,150,796       4,650,388
                                                                     ------------    ------------    ------------
Cash and cash equivalents at end of year .........................   $ 11,503,866    $  5,104,935    $ 10,150,796
                                                                     ============    ============    ============
Supplemental disclosure of cash flow information:
Cash paid during the year for: Interest ..........................   $    436,920    $    420,446    $    531,194
                               Income taxes ......................   $  4,846,081    $       --      $       --



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

     Principles of Consolidation. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for investment companies. Under rules and regulations applicable to investment companies, we are precluded from consolidating any entity other than another investment company. An exception to this general principle occurs if the investment company has an investment in an operating company that provides services to the investment company. Our consolidated financial statements include our management company, CSMC.

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

     Stock-Based Compensation. Effective April 1, 2003, the Company adopted the fair value method of recording compensation expense related to all stock options granted after March 31, 2003, in accordance with Financial Accounting Standards ("FASB") Statement Nos. 123 and 148. Accordingly, the fair value of stock options as determined on the date of grant using the Black-Scholes pricing model will be expensed over the vesting period of the related stock options. On July 19, 2004, 7,500 stock options were granted to a new investment associate who resigned on December 31, 2004 with no options vested.

     The following table illustrates the effect on net asset value and net asset value per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to stock-based compensation for options granted prior to the implementation of FASB Statement No. 123.

                                                  Years Ended March 31
                                      ------------------------------------------
                                          2006           2005           2004
                                      ------------   ------------   ------------

Net asset value, as reported          $396,618,109   $302,533,907   $290,623,350
Deduct: Total fair value computed
  stock-based compensation                 150,936        160,764        179,440
                                      ------------   ------------   ------------
Pro forma net asset value             $396,467,173   $302,373,143   $290,443,910
                                      ============   ============   ============

Net asset value per share:
  Basic - as reported                      $102.74         $78.44         $75.35
                                           =======         ======         ======
  Basic - pro forma                        $102.71         $78.39         $75.30
                                           =======         ======         ======

  Diluted - as reported                    $102.49         $78.38         $75.32
                                           =======         ======         ======
  Diluted- pro forma                       $102.45         $78.34         $75.27
                                           =======         ======         ======

     The diluted net asset value per share calculation assumes all vested outstanding options for which the market price exceeds the exercise price have been exercised.

     In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123R)", which revises SFAS 123. SFAS 123R also supersedes APB 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS 123R eliminates the alternative to account for employee stock options under APB 25 and requires the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the vesting period.

     In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 107, which provides additional implementation guidance for SFAS 123R. Among other things, SAB 107 provides guidance on share-based payment valuations, income statement classification and presentation, capitalization of costs and related income tax accounting.

     SFAS 123R provides for adoption using either the modified prospective or modified retrospective transition method. The Company will adopt SFAS 123R on April 1, 2006 using the modified prospective transition method in which compensation cost is recognized beginning April 1, 2006 for all share-based payments granted on or after that date and for all awards granted to employees prior to April 1, 2006 that remain unvested on that date. The Company will continue to use the Black-Scholes pricing model to determine the fair value of stock option awards.

     The future impact of SFAS 123R on results of operations cannot be predicted at this time because it will depend on levels of share-based payments granted. However, had SFAS 123R been adopted in prior periods, the effect would have approximated the SFAS 123 pro forma net asset value and net asset value per share disclosures as shown above.

     SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as currently required, thereby reducing net operating cash flows and increasing net financing cash flows in periods after adoption. Those amounts cannot be estimated for future periods (because they depend on, among other things, when employees will exercise the stock options and the market price of the Company's common stock at the time of exercise).

2.   Valuation of Investments

     The consolidated financial statements as of March 31, 2006 and 2005 include securities valued at $485,924,522 (88.3% of the value of the consolidated investment portfolio) and $364,732,932 (86.4% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

3.   Income Taxes

     For the tax years ended December 31, 2005, 2004 and 2003, CSC and CSVC qualified to be taxed as regulated investment companies ("RICs") under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). Both CSC and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

     For the year ended December 31, 2005, CSC and CSVC had net investment income for book and tax purposes of $2,314,231 and $574,794, respectively, all of which has been distributed. During 2005, CSC and CSVC had a net capital gain for book purposes of $12,625,800 and $6,958,957, respectively, and a net capital gain for tax purposes of $16,783,112 and $6,958,957, respectively.

     The aggregate cost of investments for federal income tax purposes as of March 31, 2006 was $91,104,094. Such investments had unrealized appreciation of $480,868,317 and unrealized depreciation of $19,037,190 for book purposes, or net unrealized appreciation of $461,831,127. They had unrealized appreciation of $478,614,873 and unrealized depreciation of $19,290,884 for tax purposes, or net unrealized appreciation of $459,323,989 at March 31, 2006. The difference between book basis and tax basis net unrealized appreciation is attributable primarily to interest income that was accrued for tax purposes, but not for book purposes.

     CSC and CSVC may not qualify or elect to be taxed as RICs in future years. Therefore, consolidated deferred Federal income taxes of $160,764,000 and $117,094,000 have been provided on net unrealized appreciation of investments of $461,831,127 and $337,475,824 at March 31, 2006 and 2005, respectively. Such appreciation is not included in taxable income until realized. Deferred income taxes on net unrealized appreciation of investments have been provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35% at March 31, 2006 and 2005.

4.   Notes Payable

     The note payable to bank at March 31, 2006 and 2005 was from an unsecured revolving line of credit of $25,000,000 of which $8,000,000 had been drawn at March 31, 2006 and 2005. The revolving line of credit bears interest at the bank's base rate less .50% or LIBOR plus 1.25% and matures on August 31, 2007.

     The note payable to portfolio company was a demand promissory note to Lifemark Group (formerly Skylawn Corporation) with interest payable at the greater of prime minus 2.0% or the Applicable Federal Rate established by the Internal Revenue Service. Interest expense on this portfolio company note was $32,329 in 2006 and $134,542 in 2005.


5.   Employee Stock Option Plan

     Under the 1984 Incentive Stock Option Plan, 28,000 options were exercised in 2004. The 1984 Incentive Stock Option Plan expired in 1994.

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

     At March 31, 2006, there were 91,500 shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 2005 was $23.53 on the date of grant using the Black Scholes option-pricing model with the following assumptions: expected dividend yield of .79%, risk-free interest rate of 4.07%, expected volatility of 22.6%, and expected life of 7 years.

     The following summarizes activity in the stock option plans for the years ended March 31, 2006, 2005 and 2004:

                                               Number    Weighted Average
                                              of shares   Exercise Price
                                              ---------   --------------
Balance at April 1, 2003                        82,500       $58.336
     Granted                                      --            --
     Exercised                                 (28,000)       35.625
     Canceled                                     --            --
                                               -------       -------
Balance at March 31, 2004                       54,500        70.004
     Granted                                     7,500        76.000
     Exercised                                    --            --
     Canceled                                  (13,500)       79.870
                                               -------       -------
Balance at March 31, 2005                       48,500        68.186
     Granted                                      --            --
     Exercised                                  (3,200)       65.000
     Canceled                                     --            --
                                               -------       -------
Balance at March 31, 2006                       45,300       $68.411
                                               =======       =======

     At March 31, 2006, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $65.00 - $77.00 and 4.81 years, respectively.


     At March 31, 2006, 2005 and 2004, the number of options exercisable was 29,500, 25,650 and 24,200, respectively and the weighted-average exercise price of those options was $69.01, $68.98 and $73.24, respectively.

6.   Employee Stock Ownership Plan

     The Company and one of its wholly-owned portfolio companies sponsor a qualified employee stock ownership plan ("ESOP") in which certain employees participate. Contributions to the plan, which are invested in Company stock, are made at the discretion of the Board of Directors. A participant's interest in contributions to the ESOP fully vests after five years of active service. During the three years ended March 31, 2006, the Company made contributions to the ESOP, which were charged against net investment income, of $99,167 in 2006, $93,588 in 2005 and $88,937 in 2004.

7.   Retirement Plans

     The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned portfolio companies.
The following information about the plan represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last ten years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended
March 31, 2006.

     The following tables set forth the qualified plan's benefit obligations and fair value of plan assets at March 31, 2006, 2005 and 2004:

                                                      Years Ended March 31
                                         --------------------------------------------
                                             2006            2005            2004
                                         ------------    ------------    ------------
Change in benefit obligation
Benefit obligation at beginning
     of  year ........................   $  3,833,411    $  3,799,113    $  3,676,599
Service cost .........................         95,590          92,434          81,309
Interest cost ........................        223,374         214,076         215,511
Actuarial loss .......................        228,122          94,812         189,566
Benefits paid ........................       (376,480)       (367,024)       (363,872)
                                         ------------    ------------    ------------
Benefit obligation at end of year ....   $  4,004,017    $  3,833,411    $  3,799,113
                                         ============    ============    ============

Change in plan assets
Fair value of plan assets at beginning
     of  year ........................   $  9,326,254    $ 10,030,763    $  6,881,723
Actual return on plan assets .........      2,690,919        (337,485)      3,512,912
Benefits paid ........................       (376,480)       (367,024)       (363,872)
                                         ------------    ------------    ------------
Fair value of plan assets at end of
     year ............................   $ 11,640,693    $  9,326,254    $ 10,030,763
                                         ============    ============    ============

     The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:
                                                              March 31
                                                     --------------------------
                                                         2006           2005
                                                     -----------    -----------
Actuarial present value of benefit obligations:
     Accumulated benefit obligation ................ $(3,475,899)   $(3,392,308)
                                                     ===========    ===========
Projected benefit obligation for service rendered to
     date .......................................... $(4,004,017)   $(3,833,411)
Plan assets
     at fair value* ................................  11,640,693      9,326,254
                                                     -----------    -----------
Excess of plan assets over
     the projected benefit obligation ..............   7,636,676      5,492,843
Unrecognized net (gain) loss from past experience
     different from that assumed and effects of
     changes in assumptions ........................    (670,478)     1,272,655
Unrecognized prior service costs ...................     195,281        202,816
                                                     -----------    -----------
Prepaid pension cost included in other assets ...... $ 7,161,479    $ 6,968,314
                                                     ===========    ===========
--------------------
*Primarily equities and bonds including approximately 28,000 shares of common stock of the Company.

   Components of net pension benefit related to the qualified plan include the following:

                                                    Years Ended March 31
                                            -----------------------------------
                                               2006         2005         2004
                                            ---------    ---------    ---------
Service cost - benefits earned during
     the year .........................     $  95,590    $  92,434    $  81,309
Interest cost on projected benefit
     obligation .......................       223,374      214,076      215,511
Expected return on assets .............      (551,026)    (564,627)    (576,020)
Net amortization and deferral .........        38,897      (66,280)     (66,296)
                                            ---------    ---------    ---------
Net pension benefit from qualified plan     $(193,165)   $(324,397)   $(345,496)
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

     The following table sets forth the Retirement Restoration Plan's benefit obligations at March 31, 2006, 2005 and 2004:

                                                   Years Ended March 31
                                         --------------------------------------
                                            2006          2005          2004
                                         ----------    ----------    ----------
Change in benefit obligation
Benefit obligation at beginning
     of  year ...................        $1,302,368    $1,414,091    $1,353,386
Service cost ....................            19,094        10,380         5,464
Interest cost ...................            72,886        74,711        82,683
Actuarial (gain) loss ...........            40,867       (32,685)      139,839
Benefits paid ...................          (154,673)     (164,129)     (167,281)
                                         ----------    ----------    ----------
Benefit obligation at end of year        $1,280,542    $1,302,368    $1,414,091
                                         ==========    ==========    ==========

     The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:

                                                              March 31
                                                     --------------------------
                                                         2006           2005
                                                     -----------    -----------

Projected benefit obligation .....................   $(1,280,542)   $(1,302,368)
Unrecognized net loss from past ex-
     perience different from that assumed
     and effects of changes in assumptions........        93,049         52,182
Unrecognized prior service costs .................      (239,573)      (255,136)
                                                     -----------    -----------
Accrued pension cost included in other liabilities   $(1,427,066)   $(1,505,322)
                                                     ===========    ===========

     The Retirement Restoration Plan expenses recognized during the years ended March 31, 2006, 2005 and 2004 of $76,417, $69,528 and $72,584, respectively, are offset against the net pension benefit from the qualified plan.

     The following assumptions were used in estimating the actuarial present value of the projected benefit obligations:

                                                       Years Ended March 31
                                                --------------------------------
                                                  2006        2005        2004
                                                --------    --------    --------

Discount rate ......................             5.75%       5.75%       5.75%
Rate of compensation increases......              5.0%        5.0%        5.0%

     The following assumptions were used in estimating the net periodic (income)/expense:

                                                       Years Ended March 31
                                                --------------------------------
                                                  2006        2005        2004
                                                --------    --------    --------
Discount rate.......................             5.75%       5.75%        6.0%
Expected return on plan assets......              6.0%        6.0%        6.0%
Rate of compensation increases......              5.0%        5.0%        5.0%

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

     The Company's pension plan asset allocations are as follows:

                                                       Percentage of plan assets
                                                             at March 31
                                                       -------------------------
Asset Category                                           2006             2005
-----------------                                      --------         --------

Equity securities.........                               83.6%            78.6%
Debt securities...........                               12.9%            16.2%
Cash .....................                                3.5%             5.2%
                                                        ------           ------
                                                        100.0%           100.0%
                                                        ======           ======

     The Company's pension plan is administered by a board-appointed committee that has fiduciary responsibility for the plan's management. The trustee of the plan is JPMorgan Asset Management. Currently approximately 20% of the assets are selected and managed by the trustee and the remainder of the assets are managed by the committee, invested mostly in equity securities, including the Company's stock.

     Following are the expected benefit payments for the next five years and in the aggregate for the years 2012-2016:

                                             Years Ended March 31
                             ---------------------------------------------------
                                                                           2012-
(In Thousands)                2007     2008     2009     2010     2011     2016
                             ------   ------   ------   ------   ------   ------
                             $  352   $  334   $  316   $  296   $  276   $1,132

8.   Commitments

     The Company has agreed, subject to certain conditions, to invest up to $1,191,154 in three portfolio companies.

     The Company leases office space under an operating lease which requires base annual rentals of approximately $80,000 through February, 2008. For the three years ended March 31, total rental expense charged to investment income was $76,877 in 2006, $75,248 in 2005 and $74,122 in 2004.

9.   Sources of Income

     Income was derived from the following sources:

                                     Investment  Income           Realized Gain
Years Ended                  ---------------------------------      (Loss) on
March 31                                                           Investments
--------                                                Other     Before Income
2006                         Interest     Dividends    Income         Taxes
----                         ---------------------------------    -------------
Companies more than
   25% owned .........       $   --      $2,926,964   $642,500    $        --
Companies 5% to 25%
   owned .............        (55,236)      188,233     10,000             --
Companies less than
   5% owned ..........        302,622       370,233    195,570       20,278,566
Other sources,
   including temporary
   investments .......        258,150          --         --               --
                             --------------------------------------------------
                             $505,536    $3,485,430   $848,070    $  20,278,566
                             ==================================================
2005
----
Companies more than
   25% owned .........       $   --      $3,361,345   $637,000    $        --
Companies 5% to 25%
   owned .............         55,236        80,858       --        (12,097,124)
Companies less than
   5% owned ..........        346,396       335,987       --          1,985,104
Other sources,
   including temporary
   investments .......         36,121          --         --               --
                             --------------------------------------------------
                             $437,753    $3,778,190   $637,000    $ (10,112,020)
                             ==================================================

                                     Investment  Income           Realized Gain
Years Ended                  ---------------------------------      (Loss) on
March 31                                                           Investments
--------                                                Other     Before Income
2004                         Interest     Dividends    Income         Taxes
----                         ---------------------------------    -------------
Companies more than
   25% owned .........       $   --      $3,577,800   $629,000    $        --
Companies 5% to 25
   owned .............           --            --        3,864         (188,900)
Companies less than
   5% owned ..........        203,304       283,137       --         12,791,779
Other sources,
   including temporary
   investments .......         10,683          --         --               --
                             --------------------------------------------------
                             $213,987    $3,860,937   $632,864    $  12,602,879
                             ==================================================


                       Selected Per Share Data and Ratios

                                                                                          Years Ended March
                                                                   -------------------------------------------------------------
Per Share Data                                                        2006         2005         2004         2003         2002
                                                                   -------------------------------------------------------------
Investment income ..............................................   $    1.25    $    1.26    $    1.22    $    1.06    $    1.08
Operating expenses .............................................        (.51)        (.51)        (.39)        (.30)        (.27)
Interest expense ...............................................        (.11)        (.11)        (.14)        (.12)        (.24)
Income taxes ...................................................        (.01)        (.02)        (.02)        (.04)        (.04)
                                                                   -------------------------------------------------------------
Net investment income ..........................................         .62          .62          .67          .60          .53
Distributions from undistributed net investment income .........        (.60)        (.60)        (.60)        (.60)        (.60)
Net realized gain (loss) on investments ........................        3.40        (1.57)        2.13          .35         (.14)
Net increase (decrease) in unrealized appreciation of
    investments after deferred taxes ...........................       20.90         4.64        19.37       (11.85)        6.31
Exercise of employee stock options* ............................        (.02)        --           (.14)        --           (.08)
                                                                    -------------------------------------------------------------

Increase (decrease) in net asset value .........................       24.30         3.09        21.43       (11.50)        6.02
Net asset value
  Beginning of year ............................................       78.44        75.35        53.92        65.42        59.40
                                                                   -------------------------------------------------------------
  End of year ..................................................   $  102.74    $   78.44    $   75.35    $   53.92    $   65.42
                                                                   =============================================================

Increase (decrease) in deferred taxes on unrealized appreciation   $   11.29    $    2.57    $   10.09    $   (6.35)   $    3.26
Deferred taxes on unrealized appreciation:
  Beginning of year ............................................       30.36        27.79        17.70        24.05        20.79
                                                                   -------------------------------------------------------------
  End of year ..................................................   $   41.65    $   30.36    $   27.79    $   17.70    $   24.05
                                                                   =============================================================

Ratios and Supplemental Data
Ratio of operating expenses to average net assets ..............         .58%         .67%         .63%         .52%         .42%
Ratio of operating expenses to average net assets plus average
    deferred taxes on unrealized appreciation ..................         .42%         .49%         .47%         .39%         .31%
Ratio of net investment income to average net assets ...........         .71%         .83%        1.09%        1.04%         .85%
Portfolio turnover rate ........................................        2.36%         .56%        3.74%        1.53%
                                                                                                                            1.05%

Net asset value total return ...................................       33.69%        4.90%       41.16%      (16.75)%      11.18%

Shares outstanding at end of period (000s omitted) .............       3,860        3,857        3,857        3,829        3,829

------------
* Net decrease is due to the exercise of employee stock options at prices less than beginning of period net asset value.

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

     The Company has assessed the effectiveness of its internal control over financial reporting as of March 31, 2006. In making this assessment, it used the criteria described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management believes that, as of March 31, 2006, the Company's internal control over financial reporting was effective.

     Grant Thornton LLP has issued its attestation report on management's assessment and on the effectiveness of the Company's internal control over financial reporting. That report appears on the next page.

Date:    May 24, 2006

/s/ William R. Thomas
---------------------
William R. Thomas
President & Chairman of the Board


/s/ Susan K. Hodgson
---------------------
Susan K. Hodgson
Secretary-Treasurer
(chief financial/accounting officer)

To the Board of Directors and Shareholders of Capital Southwest Corporation

     We have audited management's assessment, included in Management's Report on Internal Control Over Financial Reporting, that Capital Southwest Corporation and subsidiaries (the "Company") maintained effective internal control over financial reporting as of March 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

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

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management's assessment that Capital Southwest Corporation and subsidiaries maintained effective internal control over financial reporting as of March 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Capital Southwest Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Capital Southwest Corporation and subsidiaries as of March 31, 2006 and 2005, including the portfolio of investments as of March 31, 2006, on pages 12-17, and the related statements of operations, changes in net assets, and cash flows, and the selected per share data and ratios on page 29 for each of the two years in the period ended March 31, 2006, and our report dated May 26, 2006 expressed an unqualified opinion on those financial statements and per share data and ratios.


/s/Grant Thornton LLP

Dallas, Texas
May 26, 2006

Report of Independent Registered Public Accounting Firm


To the Board of Directors and Shareholders of Capital Southwest Corporation


     We have audited the accompanying consolidated statements of financial condition of Capital Southwest Corporation (a Texas Corporation) and subsidiaries as of March 31, 2006 and 2005, including the portfolio of investments as of March 31, 2006, on pages 12-17, and the related consolidated statements of operations, changes in net assets, and cash flows, and the selected per share data and ratios on page 29, for each of the two years in the period ended March 31, 2006. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification by examination of securities held by the custodian as of March 31, 2006 and 2005, and confirmation of securities not held by the custodian by correspondence with others. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements and the selected per share data and ratios referred to above present fairly, in all material re-spects, the consolidated financial position of Capital Southwest Corporation and subsidiaries as of March 31, 2006 and 2005, and the consolidated results of operations, changes in net assets, and cash flows, and the selected per share data and ratios for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Capital Southwest Corporation and subsidiaries' internal control over financial reporting as of March 31, 2006 and 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our accompanying report dated May 26, 2006 expressed an unqualified opinion on management's assessment of, and the effective operation of Capital Southwest Corporation and subsidiaries' internal control over financial reporting.



/S/GRANT THORNTON LLP

Dallas, Texas
May 26, 2006

Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
   Capital Southwest Corporation:



     We have audited the accompanying consolidated statements of operations, changes in net assets, and cash flows of Capital Southwest Corporation and subsidiaries for the year ended March 31, 2004, and the selected per share data and ratios for the year then ended. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audit.

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

     In our opinion, the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the consolidated results of operations, and the changes in net assets and cash flows for the year ended March 31, 2004, and the selected per share data and ratios for the year then ended, of Capital Southwest Corporation and subsidiaries in conformity with U.S. generally accepted accounting principles.




                                                               ERNST & YOUNG LLP
Dallas, Texas
May 12, 2004

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Results of Operations


     The composite measure of the Company's financial performance in the Consolidated Statements of Operations is captioned "Increase in net assets from operations" and consists of three elements. The first is "Net investment income", which is the difference between the Company's income from interest, dividends and fees and its combined operating and interest expenses, net of applicable income taxes. The second element is "Net realized gain (loss) on investments", which is the difference between the proceeds received from disposition of portfolio securities and their stated cost, net of applicable income tax expense or benefit. The third element is the "Net increase in unrealized appreciation of investments", which is the net change in the market or fair value of the Company's investment portfolio, compared with stated cost, net of an increase in deferred income taxes which would become payable if the unrealized appreciation were realized through the sale or other disposition of the investment portfolio. It should be noted that the "Net realized gain (loss) on investments" and "Net increase in unrealized appreciation of investments" are directly related in that when an appreciated portfolio security is sold to realize a gain, a corresponding decrease in net unrealized appreciation occurs by transferring the gain associated with the transaction from being "unrealized" to being "realized." Conversely, when a loss is realized on a depreciated portfolio security, an increase in net unrealized appreciation occurs.

Net Investment Income

     The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $257,374 in 2006, $35,048 in 2005 and $10,247 in 2004. The
Company also receives management fees primarily from its wholly-owned portfolio companies which aggregated $792,570 in 2006 and $597,000 in 2005 and 2004. During the three years ended March 31, 2006, the Company recorded dividend income from the following sources:

                                                   Years Ended March 31
                                            ------------------------------------
                                               2006         2005         2004
                                            ----------   ----------   ----------
Alamo Group Inc. ...................        $  677,112   $  677,112   $  677,112
Balco, Inc. ........................           252,960      252,960      252,960
Dennis Tool Company ................            49,999       25,000       49,999
Kimberly-Clark Corporation .........           142,011      127,347      109,596
Lifemark Group .....................           600,000      600,000      950,000
PalletOne, Inc. ....................           179,685       80,858         --
The RectorSeal Corporation .........         1,106,893      960,000    1,407,729
Sprint Nextel Corporation ..........            18,000       45,000       36,000
TCI Holdings, Inc. .................            81,270       81,270       81,270
The Whitmore Manufacturing Company             240,000      846,273      240,000
Other ..............................           137,500       82,370       56,271
                                            ----------   ----------   ----------
                                            $3,485,430   $3,778,190   $3,860,937
                                            ==========   ==========   ==========

     Total operating expenses, excluding interest expense, increased by $445,937 or 29.7% during the year ended March 31, 2005. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit. Interest expense decreased by $110,717 during the year ended March 31, 2005 primarily due to a decrease in notes payable.

Net Realized Gain (Loss) on Investments

     Net realized gain on investments was $13,115,874 (after income tax expense of $7,162,692) during the year ended March 31, 2006, compared with a loss of $6,065,814 (after income tax benefit of $4,046,206) during 2005 and a gain of $8,191,872 (after income tax expense of $4,411,007) during 2004. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains or losses through the disposition of certain portfolio investments.

Net Increase  in Unrealized Appreciation of Investments

     For the three years ended March 31, the Company recorded an increase in unrealized appreciation of investments before income taxes of $124,355,303, $27,809,654 and $114,067,574 in 2006, 2005 and 2004, respectively. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation (before the related change in deferred income taxes and excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.

                                                  Years Ended March 31
                                    --------------------------------------------
                                        2006            2005            2004
                                    ------------    ------------    ------------

Alamo Group Inc. .........          $ (5,642,000)   $ 19,749,000    $  8,464,000
Encore Wire Corporation ..            49,041,000     (27,245,000)     46,316,000
Heeling, Inc. ............            27,000,000       1,400,000       1,480,000
Hologic, Inc. ............            12,472,883       1,836,760       1,833,596
Media Recovery, Inc. .....            15,744,000       9,256,000       7,000,000
Palm Harbor Homes, Inc. ..            27,493,000     (15,710,000)     15,710,000
The RectorSeal Corporation            15,000,000      12,500,000       5,000,000

     As shown in the above table, the three investments achieving the largest increases in value during the year ended March 31, 2006 were Encore Wire Corporation, Palm Harbor Homes, Inc. and Heeling, Inc. The major increase in Encore's value was attributable to significant increases in gross profit margins as copper prices soared to record levels. The increase in Palm Harbor's value reflected the improved condition of the markets for manufactured housing and modular homes. The other major increase in value was experienced by Heeling, Inc. as sales of its Heelys skate shoes doubled in 2005 and its order backlog reached a record high level.

     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments - March 31, 2006."

Deferred Taxes on Unrealized Appreciation of Investments

     The Company provides for deferred Federal income taxes on net unrealized appreciation of investments. Such taxes would become payable at such time as unrealized appreciation is realized through the sale or other disposition of those components of the investment portfolio which would result in taxable transactions. At March 31, 2006 consolidated deferred Federal income taxes of $160,764,000 were provided on net unrealized appreciation of investments of $461,831,127 compared with deferred taxes of $117,094,000 on net unrealized appreciation of $337,475,824 at March 31, 2005. Deferred income taxes at March 31, 2006 and 2005 were provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35%.

Portfolio Investments

     During the year ended March 31, 2006, the Company invested $15,054,741 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also lists dispositions of portfolio securities. During the 2005 and 2004 fiscal years, the Company invested a total of $2,280,690 and $12,458,840, respectively.

Financial Liquidity and Capital Resources

     At March 31, 2006, the Company had cash and cash equivalents of approximately $11.5 million. Pursuant to Small Business Administration ("SBA") regulations, cash and cash equivalents of $0.3 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to SBA's approval of its credit application, CSVC would be entitled to borrow up to $72.0 million. The Company also has an unsecured $25.0 million revolving line of credit from a commercial bank, of which $17.0 million was available at March 31, 2006. With the exception of a capital gain distribution made in the form of a distribution of the stock of a portfolio company in the fiscal year ended March 31, 1996, the Company has elected to retain all gains realized during the past 38 years. Retention of future gains is viewed as an important source of funds to sustain the Company's investment activity. Approximately $64.5 million of the Company's investment portfolio is represented by unrestricted publicly-traded securities and represent a source of liquidity.

     Funds to be used by the Company for operating or investment purposes may be transferred in the form of dividends, management fees or loans from Lifemark Group (formerly Skylawn Corporation), The RectorSeal Corporation and The Whitmore Manufacturing Company, wholly-owned portfolio companies of the Company, to the extent of their available cash reserves and borrowing capacities.


     Management believes that the Company's cash and cash equivalents and cash available from other sources described above are adequate to meet its expected requirements. Consistent with the long-term strategy of the Company, the disposition of investments from time to time may also be an important source of funds for future investment activities.

Contractual Obligations

     As shown below, the Company had the following contractual obligations as of March 31, 2006. For further information see Note 4 and Note 8 of the
Consolidated Financial Statements.

                                      Payments Due By Period ($ in Thousands)
                                      ---------------------------------------
                                          Less than                        More Than
Contractual Obligations          Total      1 Year   1-3 Years  3-5 Years   5 Years
-----------------------------------------------------------------------------------
Long-term debt obligations      $8,000       --       $8,000       --         --
Capital  lease obligations        --         --         --         --         --
Operating lease obligations         80       --       $   80       --         --
Purchase obligations              --         --         --         --         --
Other long-term liabilities
   reflected on the Company's
   balance sheet under GAAP       --         --         --         --         --
                                ---------------------------------------------------
Total                           $8,080       --       $8,080       --         --
                                ---------------------------------------------------

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























                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)


                                                 1996        1997        1998        1999        2000        2001
-------------------------------------------------------------------------------------------------------------------
Financial Position (as of March 31)
Investments at cost ........................   $ 58,544    $ 59,908    $ 61,154    $ 73,580    $ 85,002    $ 87,602
Unrealized appreciation ....................    198,386     233,383     340,132     276,698     238,627     228,316
                                               --------    --------    --------    --------    --------    --------
Investments at market or
   fair value ..............................    256,930     293,291     401,286     350,278     323,629     315,918
Total assets ...............................    326,972     310,760     522,324     360,786     392,586     322,668
Notes payable * ............................     11,000       5,000       5,000       5,000      10,000      16,000

Deferred taxes on
   unrealized appreciation .................     69,121      81,313     118,674      96,473      83,151      79,310
Net assets .................................    189,048     218,972     296,023     256,232     236,876     226,609
Shares outstanding .........................      3,767       3,767       3,788       3,815       3,815       3,815
-------------------------------------------------------------------------------------------------------------------

Changes in Net Assets (years ended March 31)
Net investment income ......................   $  2,855    $  2,574    $  2,726    $  1,762    $  1,663    $  1,723
Net realized gain (loss) on
   investments .............................     11,174       6,806       6,485         995       6,020      (3,231)
Net increase (decrease) in
   unrealized appreciation
   before distributions ....................     38,746      22,804      69,388     (41,233)    (24,750)     (6,470)
                                               --------    --------    --------    --------    --------    --------
Increase (decrease) in net
   assets from operations
   before distributions ....................     52,775      32,184      78,599     (38,476)    (17,067)     (7,978)
Cash dividends paid ........................     (2,270)     (2,260)     (2,268)     (2,280)     (2,289)     (2,289)
Securities distributed .....................     (9,402)       --          --          --          --          --
Employee stock options
   exercised ...............................        575        --           720         965        --          --
                                               --------    --------    --------    --------    --------    --------

Increase (decrease) in net assets ..........     41,678      29,924      77,051     (39,791)    (19,356)    (10,267)
-------------------------------------------------------------------------------------------------------------------

Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation .................   $  18.35    $  21.59    $  31.33    $  25.29    $  21.80    $  20.79
Net assets .................................      50.18       58.13       78.15       67.16       62.09       59.40
Closing market price .......................      60.00      67.875       94.00       73.00       54.75       65.00

Cash dividends paid ........................        .60         .60         .60         .60         .60         .60
Securities distributed .....................       2.50        --          --          --          --          --

o Excludes quarter-end borrowing which is repaid on the first business day after year end.



                Selected Consolidated Financial Data (continued)
                (all figures in thousands except per share data)




                                                 2002        2003        2004        2005        2006
-------------------------------------------------------------------------------------------------------
Financial Position (as of March 31)
Investments at cost ........................   $ 82,194    $ 91,462    $ 97,283    $ 84,546    $ 88,597
Unrealized appreciation ....................    265,287     195,598     309,666     337,476     461,831
                                               --------    --------    --------    --------    --------
Investments at market or
   fair value ..............................    347,481     287,060     406,949     422,022     550,428
Total assets ...............................    357,183     298,490     423,979     434,384     569,368
Notes payable * ............................     14,000      23,000      20,500      13,000       8,000

Deferred taxes on
   unrealized appreciation .................     92,107      67,790     107,169     117,094     160,764
Net assets .................................    250,491     206,467     290,623     302,534     396,618
Shares outstanding .........................      3,829       3,829       3,857       3,857       3,860
-------------------------------------------------------------------------------------------------------

Changes in Net Assets (years ended March 31)
Net investment income ......................   $  2,042    $  2,299    $  2,587    $  2,406       2,389
Net realized gain (loss) on
   investments .............................       (538)      1,346       8,192      (6,066)     13,116
Net increase (decrease) in
   unrealized appreciation
   before distributions ....................     24,174     (45,372)     74,689      17,885      80,685
                                               --------    --------    --------    --------    --------
Increase (decrease) in net
   assets from operations
   before distributions ....................     25,678     (41,727)     85,468      14,225      96,190
Cash dividends paid ........................     (2,295)     (2,297)     (2,309)     (2,314)     (2,314)
Securities distributed .....................       --          --          --          --          --
Employee stock options
   exercised ...............................        499        --           997        --           208
                                               --------    --------    --------    --------    --------

Increase (decrease) in net assets ..........     23,882     (44,024)     84,156      11,911      94,084
-------------------------------------------------------------------------------------------------------

Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation .................   $  24.05    $  17.70    $  27.79    $  30.36    $  41.65
Net assets .................................      65.42       53.92       75.35       78.44      102.74
Closing market price .......................      68.75       48.15       75.47       79.10       95.50

Cash dividends paid ........................        .60         .60         .60         .60         .60
Securities distributed .....................       --          --          --          --          --

                             Shareholder Information




Stock Transfer Agent

     American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038 (telephone 800-937-5449) serves as transfer agent for the Company's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

Shareholders

     The Company had approximately 700 record holders of its common stock at March 31, 2006. This total does not include an estimated 3,000 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

     The Company's common stock trades on The Nasdaq Stock Market under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended                                                    High      Low
--------------------------------------------------------------------------------
June 30, 2004....................................               $84.28    $72.68
September 30, 2004...............................                81.40     69.55
December 31, 2004................................                80.44     73.00
March 31, 2005...................................                79.87     74.25

Quarter Ended                                                    High      Low
--------------------------------------------------------------------------------
June 30, 2005....................................               $89.68    $74.98
September 30, 2005...............................                95.18     81.84
December 31, 2005...............................                 92.71     82.10
March 31, 2006...................................                99.01     89.24


Dividends

     The payment dates and amounts of cash dividends per share since April 1, 2004 are as follows:

Payment Date                                                       Cash Dividend
--------------------------------------------------------------------------------
May 28, 2004..............................................             $0.20
November 30, 2004.........................................              0.40
May 31, 2005..............................................              0.20
November 30, 2005.........................................              0.40
May 31, 2006..............................................              0.20

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

Annual Meeting

     The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 17, 2006, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (second floor), 12900 Preston Road, Dallas, Texas.