Form 10-K, Exhibit 13
period 2007-03-31
CAPITAL SOUTHWEST CORP
filed 2007-05-25
CIK 17313

Exhibit 13.1


                   Twelve Largest Investments - March 31, 2007


================================================================================
Heelys, Inc.                                                        $195,664,000
--------------------------------------------------------------------------------

     Heelys, Inc., Carrollton, Texas, manufacturers and markets specialty stealth skate footwear, equipment and apparel under the brand name Heelys. The company manufactures its products in China and Korea and distributes them through domestic and international sporting goods chains, department and lifestyle stores and specialty footwear retailers.

     During the year ended December 31, 2006, Heelys reported net income of $29,174,000 ($1.16 per share) on net sales of $188,208,000, compared with net income of $4,347,000 ($0.17 per share) on net sales of $43,950,000 in the previous year. The March 30, 2007 closing Nasdaq market price of Heely's common stock was $29.34 per share.

     At March 31, 2007, the $102,490 investment in Heelys by Capital Southwest's subsidiary was valued at $195,664,000 ($21.00 per share), consisting of 9,317,310 restricted shares of common stock, representing a fully-diluted equity interest of 31.8%.

================================================================================
The RectorSeal Corporation                                           $98,000,000
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

     During the year ended March 31, 2007, RectorSeal earned $10,381,000 on revenues of $103,922,000, compared with earnings of $8,655,000 on revenues of $95,060,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

     At March 31, 2007, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $98,000,000.

================================================================================
Palm Harbor Homes, Inc.                                              $70,696,000
--------------------------------------------------------------------------------

     Palm Harbor Homes, Dallas, Texas, is an integrated manufacturer and retailer of manufactured and modular housing produced in 14 plants and sold in 27 states by 107 company-owned retail stores and builder locations and approximately 350 independent dealers, builders and developers. The company provides financing through its 80% owned subsidiary, CountryPlace Mortgage, and sells insurance through its subsidiary, Standard Casualty. Palm Harbor's traditional manufactured homes and its upscale modular homes are designed to meet the need for attractive, affordable housing.

     During the year ended March 30, 2007, Palm Harbor reported a net loss of $11,565,000 ($0.51 per share) on net sales of $661,247,000, compared with net income of $11,114,000 ($0.49 per share) on net sales of $710,635,000 in the previous year. The March 30, 2007 closing Nasdaq market price of Palm Harbor's common stock was $14.34 per share.

     At March 31, 2007, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $70,696,000 ($9.00 per share), consisting of 7,855,121 restricted shares of common stock, representing a fully-diluted equity interest of 30.5%.

================================================================================
Encore Wire Corporation                                              $69,475,000
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

     For the year ended December 31, 2006, Encore reported net income of $115,133,000 ($4.86 per share) on net sales of $1,249,330,000, compared with net income of $50,079,000 ($2.13 per share) on net sales of $758,089,000 in the previous year. The March 30, 2007 closing Nasdaq bid price of Encore's common stock was $25.29 per share.

     At March 31, 2007, the $5,800,000 investment in 4,086,750 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $69,475,000 ($17.00 per share), representing a fully-diluted equity interest of 16.9%.

================================================================================
Alamo Group Inc.                                                     $47,962,000
--------------------------------------------------------------------------------

     Alamo Group Inc., Sequin, Texas, is a leading designer, manufacturer and distributor of heavy-duty, tractor and truck mounted mowing and other vegetation maintenance equipment, mobile excavators, street-sweeping and snow removal equipment and replacement parts. Founded in 1969, Alamo Group operates 16 manufacturing facilities and serves governmental, industrial and agricultural markets in North America, Europe, and Australia.

     For the year ended December 31, 2006, Alamo reported net income of $11,488,000 ($1.16 per share) on net sales of $456,494,000, compared with net income of $11,291,000 ($1.14 per share) on net sales of $368,110,000 in the previous year. The March 30, 2007 closing NYSE market price of Alamo's common stock was $23.21 per share.

     At March 31, 2007, the $2,065,047 investment in Alamo by Capital Southwest and its subsidiary was valued at $47,962,000 ($17.00 per share), consisting of 2,821,300 restricted shares of common stock, representing a fully-diluted equity interest of 26.2%.

================================================================================
Media Recovery, Inc.                                                 $45,000,000
--------------------------------------------------------------------------------

     Media Recovery, Inc., Dallas, Texas, provides datacenter supplies and services to corporate customers through its direct sales force. Its Shockwatch division manufactures monitoring devices used to detect mishandled shipments and devices for monitoring material handling equipment. Media Recovery's subsidiary, The Damage Prevention Company, Denver, Colorado, manufactures dunnage products used to prevent damage in trucking, rail and export container shipments.

     During the year ended September 30, 2006, Media Recovery reported net income of $5,164,000 on net sales of $137,040,000, compared with net income of $5,028,000 on net sales of $142,574,000 in the previous year.

     At March 31, 2007, the $5,415,000 investment in Media Recovery by Capital Southwest and its subsidiary was valued at $45,000,000, consisting of 800,000 shares of Series A convertible preferred stock and 4,000,000 shares of common stock, representing a fully-diluted equity interest of 96.5%.

================================================================================
Lifemark Group                                                       $40,000,000
--------------------------------------------------------------------------------

     Lifemark Group, Hayward, California, owns and operates cemeteries, mausoleums and mortuaries. Lifemark's operations, all of which are in California, include a major cemetery and funeral home in San Mateo, a mausoleum and an adjacent mortuary in Oakland and cemeteries, mausoleums and mortuaries in Hayward and Sacramento. The company also owns a funeral home in San Bruno. Its funeral and cemetery trusts enable Lifemark's clients to make pre-need arrangements. The company's assets also include excess real estate holdings.

     For the fiscal year ended March 31, 2007, Lifemark reported earnings of $2,239,000 on revenues of $28,727,000, compared with earnings of $2,457,000 on revenues of $27,178,000 in the previous year.

     At March 31, 2007, Capital Southwest owned 100% of Lifemark Group's common stock, which had a cost of $4,510,400 and was valued at $40,000,000.

================================================================================
The Whitmore Manufacturing Company                                   $26,000,000
--------------------------------------------------------------------------------

     The Whitmore Manufacturing Company, Rockwall, Texas, manufactures specialty lubricants for heavy equipment used in surface mining, railroads and other industries, and produces water-based coatings for the automotive and primary metals industries. Whitmore's Air Sentry division manufactures fluid contamination control devices. The company's assets also include several commercial real estate tracts.

     During the year ended March 31, 2007, Whitmore reported net income of $2,848,000 on net sales of $20,863,000, compared with net income of $1,776,000 on net sales of $18,010,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on page 8).

     At March 31, 2007, the direct investment in 80% of Whitmore by Capital Southwest was valued at $26,000,000 and had a cost of $1,600,000.

================================================================================
Hologic, Inc.                                                        $18,228,380
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

     For the year ended September 30, 2006, Hologic reported net income of $27,423,000 ($0.56 per share) on net sales of $462,680,000, compared with net income of $28,256,000 ($0.63 per share) on net sales of $287,684,000 in the previous year. The March 30, 2007 closing Nasdaq bid price of Hologic's common stock was $57.61 per share.

     At March 31, 2007, Capital Southwest and its subsidiary owned 316,410 unrestricted shares of common stock, having a cost of $220,000 and a market value of $18,228,380 ($57.61 per share).

================================================================================
Texas Capital Bancshares, Inc.                                       $10,013,465
--------------------------------------------------------------------------------

     Texas Capital Bancshares, Inc. of Dallas, Texas, formed in 1998, has total assets of approximately $3.7 billion. With branch banks in Austin, Dallas, Fort Worth, Houston, Plano and San Antonio, Texas Capital Bancshares conducts its business through its subsidiary, Texas Capital Bank, N.A., which targets middle market commercial and wealthy private client customers in Texas. In 2006, Texas Capital Bancshares sponsored the formation of BankCap Partners Fund I, a $109 million partnership organized to finance and launch other regional banks similar to Texas Capital Bancshares.

     For the year ended December 31, 2006, Texas Capital reported net income of $28,924,000 ($1.09 per share), compared with net income of $27,192,000 ($1.02 per share) in the previous year. The March 30, 2007 closing Nasdaq bid price of Texas Capital's common stock was $20.45 per share.

     At March 31, 2007, Capital Southwest owned 489,656 unrestricted shares of common stock, having a cost of $3,550,006 and a market value of $10,013,465 ($20.45 per share).

================================================================================
PETsMART, Inc.                                                        $9,885,000
--------------------------------------------------------------------------------

     PETsMART, Inc., Phoenix, Arizona, is the largest specialty retailer of services and solutions for the lifetime needs of pets. The company operates more than 928 pet superstores in the United States and Canada, many of which offer pet grooming services, operate PETsHOTELS and house veterinary clinics. It is also a direct marketer of pet products through its e-commerce site and its pet and equine catalog businesses.

     For the year ended January 28, 2007, PETsMART, Inc. reported net income of $185,069,000 ($1.33 per share) on net sales of $4.234 billion, compared with net income of $182,490,000 ($1.25 per share) on net sales of $3.760 billion in the previous year. The March 30, 2007 closing Nasdaq bid price of PETsMART's common stock was $32.95 per share.

     At March 31, 2007, Capital Southwest and its subsidiary owned 300,000 unrestricted shares of common stock, having a cost of $1,318,771 and a market value of $9,885,000 ($32.95 per share).

================================================================================
Extreme International, Inc.                                           $7,273,000
--------------------------------------------------------------------------------

     Extreme   International,   Inc.,  Sugar  Land,   Texas,   owns  Bill  Young
Productions, Texas Video and Post, and Extreme Communications, which produce radio and television commercials and corporate communications videos.

     During the year ended September 30, 2006, Extreme reported net income of $1,202,723 on net sales of $10,342,478, compared with net income of $817,121 on net sales of $8,688,545 in the previous year.

     At March 31, 2007, Capital Southwest and its subsidiary owned 39,359.18 shares of Series C convertible preferred stock, 3,750 shares of 8% Series A convertible preferred stock and warrants to purchase 13,035 shares of common stock at $25 per share, having a cost of $3,000,000 and a market value of $7,273,000, representing a fully-diluted equity interest of 53.3%.


                    Portfolio of Investments - March 31, 2007

         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+AT&T, INC.                                              <1%       ++20,770 shares common stock
   San Antonio, Texas                                                (acquired 3-9-99)                 $        12      $    818,961
   Global leader in local, long distance,
   Internet and transaction- based voice
   and data services.
------------------------------------------------------------------------------------------------------------------------------------
+ALAMO GROUP INC.                                      26.2%       2,821,300 shares common stock
   Seguin, Texas                                                     (acquired 4-1-73 thru 10-4-99)      2,065,047        47,962.000
   Tractor-mounted mowing and mobile excavation
   equipment for governmental, industrial and
   agricultural markets; street-sweeping
   equipment for municipalities.
------------------------------------------------------------------------------------------------------------------------------------
ALL COMPONENTS, INC.                                   57.0%       10% subordinated  note due 2008
   Addison, Texas                                                    (acquired 10-28-03 thru 10-3-05)    3,000,000         3,000,000
   Electronics contract manufacturing; distribution                150,000 shares Series A convertible
   and production of memory and other components for                 preferred stock, convertible
   computer manufacturers, retailers and value-added                 into 600,000 shares of common
   resellers.                                                        stock at $0.25 per share
                                                                     (acquired 9-16-94)                    150,000         1,000,000
                                                                                                       -----------      ------------
                                                                                                         3,150,000         4,000,000
------------------------------------------------------------------------------------------------------------------------------------
+ALLTEL CORPORATION                                      <1%       ++8,880 shares common stock
   Little Rock, Arkansas                                             (acquired 7-1-98)                      88,699           550,560
   Owner and operator of the nation's
   largest wireless network.
------------------------------------------------------------------------------------------------------------------------------------
BALCO, INC.                                            88.5%       445,000 shares common stock and
   Wichita, Kansas                                                   60,920 shares Class B non-voting
   Specialty architectural products used                             common stock (acquired 10-25-83
   in the construction and remodeling of                             and 5-30-02)                          624,920         2,500,000
   commercial and institutional buildings
------------------------------------------------------------------------------------------------------------------------------------
BOXX TECHNOLOGIES, INC.                                15.2%       3,125,354 shares Series B
   Austin, Texas                                                     convertible preferred stock,
   Workstations for computer graphics                                convertible into 3,125,354
   imaging and design.                                               shares of common stock at
                                                                     $0.50 per share (acquired
                                                                     8-20-99 thru 8-8-01)                1,500,000           300,000
------------------------------------------------------------------------------------------------------------------------------------
CMI HOLDING COMPANY, INC.                              18.2%       10% convertible subordinated
   Richardson, Texas                                                 notes, convertible into
   Owns Chase Medical, which develops                                720,350 shares of common
   and sells devices used in cardiac                                 stock at $1.32 per share,
   surgery to relieve congestive heart                               due 2007 (acquired 4-16-04
   failure; develops and supports cardiac                            thru 12-17-04)                        750,000           750,000
   imaging systems.                                                2,327,658 shares Series A
                                                                     convertible preferred stock,
                                                                     convertible into 2,327,658
                                                                     shares of common stock at
                                                                     $1.72 per share (acquired
                                                                     8-21-02 and 6-4-03)                 4,000,000         2,000,000
                                                                   Warrants to purchase 109,012
                                                                     shares of common stock at
                                                                     $1.72 per share, expiring
                                                                     2012 (acquired 4-16-04)                  --                --
                                                                                                       -----------      ------------
                                                                                                         4,750,000         2,750,000
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)





                                       4



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------
+COMCAST CORPORATION                                     <1%       ++64,656 shares common
   Philadelphia, Pennsylvania                                        stock (acquired 11-18-02)         $        21      $  1,675,884
   Leading provider of cable, entertainment and
   communications products and services.
------------------------------------------------------------------------------------------------------------------------------------
DENNIS TOOL COMPANY                                    67.4%       20,725 shares 5%
   Houston, Texas                                                    convertible preferred
   Polycrystalline diamond compacts (PDCs)                           stock, convertible into
   used in oil field drill bits and in                               20,725 shares of common
   mining and industrial applications.                               stock at $48.25 per share
                                                                     (acquired 8-10-98 )                   999,981           999,981
                                                                   140,137 shares common stock
                                                                     (acquired 3-7-94
                                                                     and 8-10-98)                        2,329,963                 2
                                                                                                       -----------      ------------
                                                                                                         3,329,944           999,983
------------------------------------------------------------------------------------------------------------------------------------
+DISCOVERY HOLDING COMPANY                               <1%       ++70,501 shares Series A
   Englewood, Colorado                                               common stock (acquired
   Provider of creative content, media                               7-21-05)                               20,262         1,347,274
   management and network services worldwide.
------------------------------------------------------------------------------------------------------------------------------------
+EMBARK CORPORATION                                      <1%       ++4,500 shares common
   Overland Park, Kansas                                             stock (acquired 5-17-06)               46,532           253,575
   Local exchange carrier that provides
   voice and data services, including
   high-speed Internet.

------------------------------------------------------------------------------------------------------------------------------------
+ENCORE WIRE CORPORATION                               16.9%       4,086,750 shares common stock
   McKinney, Texas                                                   (acquired 7-16-92 thru
   Electric wire and cable for residential                           10-7-98)                            5,800,000        69,475,000
   and commercial use.
------------------------------------------------------------------------------------------------------------------------------------
EXTREME INTERNATIONAL, INC.                            53.3%       39,359.18 shares Series C
   Sugar Land, Texas                                                 convertible preferred stock,
   Owns Bill Young Productions, Texas Video                          convertible into 157,436.72
   and Post, and Extreme Communications, which                       shares of common stock at
   produce radio and television commercials and                      $25.00 per share (acquired
   corporate communications videos.                                  9-30-03)                            2,625,000         6,449,000
                                                                   3,750 shares 8% Series A
                                                                     convertible preferred stock,
                                                                     convertible into 15,000 shares
                                                                     of common stock at $25.00
                                                                     per share (acquired 9-30-03)          375,000           614,000
                                                                   Warrants to purchase 13,035 shares
                                                                     of common stock at $25.00 per
                                                                     share, expiring 2008 (acquired
                                                                     8-11-98 thru 9-30-03)                    --             210,000
                                                                                                       -----------      ------------
                                                                                                         3,000,000         7,273,000

------------------------------------------------------------------------------------------------------------------------------------
+FMC CORPORATION                                         <1%       ++6,430 shares common stock
   Philadelphia, Pennsylvania                                        (acquired 6-6-86)                      66,726           485,015
   Chemicals for agricultural, industrial and
   consumer markets.
------------------------------------------------------------------------------------------------------------------------------------
+FMC TECHNOLOGIES, INC.                                  <1%       ++11,057 shares common stock
   Houston, Texas                                                    (acquired 1-2-02)                      57,051           771,336
   Equipment and systems for the energy, food
   processing and air transportation industries.

------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)





                                       5



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------
+HEELYS, INC.                                          31.8%       9,317,310 shares common             $   102,490     $ 195,664,000
   Carrollton, Texas                                               stock (acquire 5-26-00)
   Heelys stealth skate shoes, equipment
   and apparel sold through sporting
   goods chains, department stores and
   footwear retailers

------------------------------------------------------------------------------------------------------------------------------------
HIC-STAR CORPORATION                                   34.9%       10% subordinated note due
   Dallas,Texas                                                     2007 (acquired 10-19-04
   Holding company previously engaged in                            and 1-13-05)                          352,646              --
   mortgage banking operations, which have                         12% subordinated notes due
   now been sold.                                                    2008 (acquired 3-25-05
                                                                     thru 2-27-06)                         717,523           354,738
                                                                   12% demand note (acquired 12-15-06)       4,500             4,500
                                                                   Warrants to purchase 463,162
                                                                     shares of Series A common
                                                                     stock at $1.00 per share,
                                                                     expiring 2014 (acquired
                                                                     3-31-04 thru 1-13-05)                   --                 --
                                                                                                       -----------      ------------
                                                                                                        1,074,669            359,238
------------------------------------------------------------------------------------------------------------------------------------
+HOLOGIC, INC.                                           <1%       ++316,410 shares common stock
   Bedford, Massachusetts                                            (acquired 8-27-99)                    220,000        18,228,380
   Medical instruments including bone
   densitometers, mammography devices and digital
   radiography systems.
------------------------------------------------------------------------------------------------------------------------------------
+KIMBERLY-CLARK CORPORATION                              <1%       ++77,180 shares common stock
   Dallas, Texas                                                   (acquired 12-18-97)                   2,358,518         5,286,058
   Manufacturer of tissue, personal care and
   health care products.
------------------------------------------------------------------------------------------------------------------------------------
+LIBERTY GLOBAL, INC.                                    <1%       ++42,463 shares Series A common
   Englewood, Colorado                                               stock (acquired 6-15-05)              106,553         1,397,033
   Owns interests in broadband, distribution                       ++42,463 shares Series C common
   and content companies.                                            stock (acquired 9-6-05)               100,870         1,299,368
                                                                                                       -----------      ------------
                                                                                                           207,423         2,696,401
------------------------------------------------------------------------------------------------------------------------------------
+LIBERTY MEDIA CORPORATION                               <1%       ++35,250 shares Liberty Capital
   Englewood, Colorado                                               Series A common stock
   Holding company owning interests in electronic                    (acquired 5-9-06)                      51,829         3,897,593
   retailing, media, communications and entertainment              ++176,252 share Liberty Interactive
   businesses.                                                       Series A common stock
                                                                     (acquired 5-9-06)                      66,424         4,196,560
                                                                                                       -----------      ------------
                                                                                                           118,253         8,094,153
------------------------------------------------------------------------------------------------------------------------------------
LIFEMARK GROUP                                        100.0%       1,449,026 shares common stock
   Hayward, California                                               (acquired 7-16-69)                  4,510,400        40,000,000
   Cemeteries, mausoleums and mortuaries located
   in northern California.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)






                                       6



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------
MEDIA RECOVERY, INC.                                   96.5%        800,000 shares Series A
   Dallas, Texas                                                     convertible preferred stock,
   Computer datacenter and office automation supplies                convertible into 800,000
   and accessories; impact, tilt monitoring and                      shares of common stock at
   temperature sensing devices to detect mishandled                  $1.00 per share (acquired
   shipments; dunnage for protecting shipments.                      11-4-97)                          $   800,000      $  7,500,000
                                                                    4,000,000 shares common stock
                                                                     (acquired 11-4-97)                  4,615,000        37,500,000
                                                                                                       -----------      ------------
                                                                                                         5,415,000        45,000,000
------------------------------------------------------------------------------------------------------------------------------------
PALLETONE, INC.                                         8.8%       12.3% senior subordinated notes
   Bartow, Florida                                                   due 2012 (acquired 9-25-06)         1,553,150         2,000,000
   Manufacturer fo wooden pallets and                                150,000 shares common stock
   pressure-treated lumber.                                          (acquired 10-18-01)                   150,000         1,714,000
                                                                   Warrant to purchase 15,294 shares
                                                                     of common stock at $1.00 per
                                                                     share, expiring  2011 (acquired
                                                                     2-17-06)                               45,746           159,000
                                                                                                       -----------      ------------
                                                                                                         1,748,896         3,873,000

------------------------------------------------------------------------------------------------------------------------------------
+PALM HARBOR HOMES, INC.                               30.5%       7,855,121 shares common stock
   Dallas, Texas                                                     (acquired 1-3-85 thru 7-31-95)     10,931,955        70,696,000
   Integrated manufacturing, retailing, financing
   and insuring of manufactured housing and modular
   homes.
------------------------------------------------------------------------------------------------------------------------------------
+PETSMART, INC.                                          <1%       ++300,000 shares common stock
   Phoenix, Arizona                                                  (acquired 6-1-95)                   1,318,771         9,885,000
   Retail chain of more than 928 stores selling pet
   foods, supplies and services.
------------------------------------------------------------------------------------------------------------------------------------
THE RECTORSEAL CORPORATION                            100.0%       27,907 shares common stock
   Houston, Texas                                                    (acquired 1-5-73 and
   Specialty chemicals for plumbing, HVAC,                           3-31-73)                               52,600        98,000,000
   electrical, construction, industrial,
   oil field and automotive applications;
   smoke containment systems for building
   fires; owns 20% of The Whitmore Manufacturing
   Company.
------------------------------------------------------------------------------------------------------------------------------------
+SPRINT NEXTEL CORPORATION                               <1%       ++90,000 shares common stock
   Reston, Virginai                                                  (acquired 6-20-84)                    457,113         1,706,400
   Diversified telecommunications company.
------------------------------------------------------------------------------------------------------------------------------------
TCI  HOLDINGS, INC.                                        -       21 shares 12% Series C
   Denver, Colorado                                                  cumulative compounding preferred
   Cable television systems and microwave                            stock (acquired 1-30-90)                 --             677,250
   relay systems.
------------------------------------------------------------------------------------------------------------------------------------
+TEXAS CAPITAL BANCSHARES, INC.                         1.6%       ++489,656 shares common stock
   Dallas, Texas                                                     (acquired 5-1-00)                   3,550,006        10,013,465
   Regional bank holding company with banking
   operations in six Texas cities.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)






                                       7




         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------
VIA HOLDINGS, INC.                                     28.2%       9,118 shares Series B preferred
   Sparks, Nevada                                                    stock (acquired 9-19-05)          $ 4,559,000      $          2
   Designer, manufacturer and distributor of
   high-quality office seating.
------------------------------------------------------------------------------------------------------------------------------------
WELLOGIX, INC.                                         19.3%       4,478,673 shares Series A-1
   Houston, Texas                                                    convertible participating
   Developer and supporter of software                               preferred stock, convertible
   used by the oil and gas industry to control                       into 4,478,673 shares of common
   drilling and maintenance expenses.                                stock at $1.1164 per share
                                                                     (acquired 8-19-05 thru 9-15-06)     5,000,000                 2
------------------------------------------------------------------------------------------------------------------------------------
THE WHITMORE MANUFACTURING COMPANY                     80.0%       80 shares common stock
   Rockwall, Texas                                                   (acquired 8-31-79)                  1,600,000        26,000,000
   Specialized mining, railroad and industrial
   lubricants; coatings for automobiles and primary
   metals; fluid contamination control devices.
------------------------------------------------------------------------------------------------------------------------------------
+WINDSTREAM CORPORATION                                  <1%      ++9,181 shares common stock
   Little Rock, Arkansas                                             (acquired 7-17-06)                     19,656           134,869
   Provider of voice, broadband and
   entertainment services.

------------------------------------------------------------------------------------------------------------------------------------
MISCELLANEOUS                                              -       BankCap Partners Fund, L.P.
                                                                     -6.0% limited partnership
                                                                     interest (acquired 7-14-06
                                                                     and 1/8-07)                           565,619           595,619
                                                           -       Diamond State Ventures, L.P.
                                                                     - 1.9% limited partnership
                                                                     interest (acquired 10-12-99
                                                                     thru 8-26-05)                         146,000           146,000
                                                           -       First Capital Group of Texas III,
                                                                     L.P. - 3.3% limited partnership
                                                                     interest (acquired 12-26-00 thru
                                                                     8-12-05)                              964,604           964,604
                                                      100.0%       Humac Company - 1,041,000 shares
                                                                     common stock (acquired 1-31-75
                                                                     and 12-31-75)                            --             172,000
                                                           -       PharmaFab, Inc. - contingent
                                                                     payment agreement (acquired
                                                                     2-15-07)                                    2                 2
                                                           -       STARTech Seed Fund I - 12.1%
                                                                     limited partnership interest
                                                                     (acquired 4-17-98 thru 1-5-00)        178,066                 1
                                                           -       STARTech Seed Fund II - 3.2%
                                                                     limited partnership interest
                                                                     (acquired 4-28-00 thru 2-23-05)       950,000                 1
                                                           -       Sterling  Group  Partners  I, L.P.
                                                                     - 1.7% limited partnership
                                                                     interest (acquired 4-20-01 thru
                                                                     1-24-05)                            1,064,042         1,800,000
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INVESTMENTS                                                                                      $71,642,297      $681,155,033
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

(b) Unrestricted securities (indicated by ++) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 2007, restricted securities represented approximately 90.9% of the value of the consolidated investment portfolio.

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

(d) Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stocks, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements cover common stocks owned at March 31, 2007 and common stocks which may be acquired thereafter through exercise of warrants and conversion of debentures and preferred stocks. They apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Lifemark Group and The Whitmore Manufacturing Company.

(e) The descriptions of the companies and ownership percentages shown in the portfolio of investments were obtained from published reports and other sources believed to be reliable, are supplemental and are not covered by the report of independent registered public accounting firm. Acquisition dates indicated are the dates specific securities were acquired, which may differ from the original investment dates. Certain securities were received in exchange for or upon conversion or exercise of other securities previously acquired.

                        Portfolio Changes During the Year


New Investments and Additions to Previous Investments


                                                                Amount
                                                                ------
BankCap Partners Fund I, L.P..............................    $595,619
Hic-Star Corporation......................................       4,500
PalletOne, Inc............................................     203,150
                                                             ---------
                                                              $803,269
                                                              ========
Dispositions

                                                              Amount
                                               Cost          Received
                                               ----          --------
Cenveo, Inc. ...........................  $   712,318     $ 9,597,254
Diamond State Ventures, L.P.............       64,000          64,000
Exopack, Inc............................            -         230,035
Heelys, Inc.............................       17,510      31,087,659
Hic-Star Corporation....................    6,529,167               -
PharmaFab, Inc..........................    9,499,998               -
StarTech Seed Fund II...................       50,000          50,000
Sterling Group Partners I, L.P..........            -         601,081
Texas Shredder, Inc.....................            -       1,289,959
                                           ----------      -------------
                                          $16,872,993     $42,919,988
                                          ===========     ==============
Repayments Received.....................                     $884,935
                                                             ========

                 Capital Southwest Corporation and Subsidiaries
                 Consolidated Statements of Financial Condition


                                                       March 31
Assets                                           2007          2006
                                            ------------   ------------

Investments at market or fair value
   Companies more than 25% owned
     (Cost: 2007 - $28,632,356,
     2006 - $23,114,866)................... $526,993,983   $298,481,983
   Companies 5% to 25% owned
     (Cost: 2007 - $18,798,896,
     2006 - $18,595,746)...................   76,398,002     92,070,852
   Companies less than 5% owned
     (Cost: 2007 - $24,211,045,
     2006 - $46,886,344)...................    7,763,048    159,875,248
                                           -------------- -------------

Total investments
     (Cost: 2007 - $71,642,297,
     2006 - $88,596,956)...................  681,155,033    550,428,083
Cash and cash equivalents..................   38,844,203     11,503,866
Receivables................................      337,892        135,887
Other assets...............................    9,170,185      7,300,297
                                           -------------  -------------




   Totals..................................  $729,507,313  $569,368,133
                                             ============  ============




                                                       March 31
Liabilities and Shareholders' Equity             2007          2006
                                            ------------   ------------

Note payable to bank.......................  $         -   $  8,000,000
Other liabilities..........................    1,457,847      1,697,086
Income taxes payable.......................      231,274        982,653
Deferred income taxes......................  213,474,680    162,070,285
                                            ------------  -------------
                    Total liabilities .....  215,163,801    172,750,024
                                            ------------  -------------

Shareholders' equity
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,323,416
     shares at March 31, 2007 and 4,297,616
     shares at March 31, 2006..............    4,323,416      4,297,616
   Additional capital......................   11,221,601      8,109,797
   Undistributed net investment
     income................................    5,655,020      3,744,830
   Undistributed net realized gain on
     investments...........................  102,766,040     86,432,040
   Unrealized appreciation of investments -
     net of deferred income taxes..........  397,410,737    301,067,128
   Treasury stock - at cost
     (437,365 shares)......................   (7,033,302)    (7,033,302)
                                           --------------  ---------------
   Net assets at market or fair value, equivalent
     to $132.36 per share at March 31, 2007 on
     the 3,886,051 shares outstanding and
     $102.74 per share at March 31, 2006 on the
     3,860,251 shares outstanding..........  514,343,512    396,618,109
                                           -------------  -------------


   Totals.................................. $729,507,313   $569,368,133
                                            ============   ============



                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Operations

                                                                                                Years Ended March 31
                                                                                 --------------------------------------------
                                                                                     2007             2006           2005
                                                                                 ------------    ------------   -------------
Investment income:
   Interest.....................................................................$   2,308,660  $      505,536  $      437,753
   Dividends....................................................................    3,954,875       3,485,430       3,778,190
   Management and directors' fees...............................................      708,900         848,070         637,000
                                                                                --------------  -------------   -------------
                                                                                    6,972,435     4,839,036         4,852,943
                                                                                --------------  -------------   -------------
Operating expenses:
   Salaries.....................................................................    1,356,062       1,211,584       1,132,510
   Net pension benefit..........................................................     (144,945)       (116,747)       (254,872)
   Other operating expenses.....................................................    1,014,255         859,702       1,068,313
                                                                                --------------  -------------   -------------
                                                                                    2,225,372       1,954,539       1,945,951
                                                                                --------------  -------------   -------------
Income before interest expense and income taxes.................................    4,747,063       2,884,497       2,906,992
Interest expense................................................................      460,399         436,021         420,351
                                                                                --------------  -------------   -------------
Income before income taxes......................................................    4,286,664       2,448,476       2,486,641
Income tax expense..............................................................       53,324          59,220          80,693
                                                                                --------------  -------------   -------------
Net investment income ..........................................................$   4,233,340   $   2,389,256   $   2,405,948
                                                                                ==============  =============   =============
Proceeds from disposition of investments........................................$  42,919,988   $  30,802,552   $   4,565,232
Cost of investments sold........................................................   16,872,993      10,523,986      14,677,252
                                                                                --------------  -------------   -------------
Realized gain (loss) on investments before income taxes.........................   26,046,995      20,278,566     (10,112,020)
Income tax expense (benefit) ...................................................    9,712,995       7,162,692      (4,046,206)
                                                                                --------------  -------------   -------------
Net realized gain (loss) on investments.........................................   16,334,000      13,115,874      (6,065,814)
                                                                                --------------  -------------   -------------
Increase in unrealized appreciation of investments before income taxes..........  147,681,609     124,355,303      27,809,654
Increase in deferred income taxes on appreciation of investments................   51,338,000      43,670,000       9,925,000
                                                                                --------------  -------------   -------------
Net increase in unrealized appreciation of investments..........................   96,343,609      80,685,303      17,884,654
                                                                                --------------  -------------   -------------

Net realized and unrealized gain on investments.................................$ 112,677,609   $  93,801,177    $ 11,818,840
                                                                                 ============    ============    ============

Increase in net assets from operations..........................................$ 116,910,949   $  96,190,433    $ 14,224,788
                                                                                 ============    ============    ============


                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                Consolidated Statements of Changes in Net Assets



                                                                                      Years Ended March 31
                                                                        ---------------------------------------------
                                                                            2007             2006            2005
                                                                        -------------- --------------  --------------

Operations:
  Net investment income................................................. $  4,233,340   $  2,389,256    $  2,405,948
  Net realized gain (loss) on investments...............................   16,334,000     13,115,874      (6,065,814)
  Net increase in unrealized appreciation of investments................   96,343,609     80,685,303      17,884,654
                                                                        -------------- --------------  --------------
  Increase in net assets from operations................................  116,910,949     96,190,433      14,224,788

Distributions from:
  Undistributed net investment income...................................   (2,323,150)    (2,314,231)     (2,314,231)

Capital share transactions:
  Exercise of employee stock options....................................    1,794,850        208,000               -
  Adjustment to initially apply FASB No. 158, net of tax                    1,173,751              -               -
  Stock option expense..................................................      169,003              -               -
                                                                        -------------- --------------  --------------
  Increase in net assets...............................................   117,725,403     94,084,202      11,910,557
Net assets, beginning of year...........................................  396,618,109    302,533,907     290,623,350
                                                                        -------------- --------------  --------------

Net assets, end of year ................................................ $514,343,512   $396,618,109    $302,533,907
                                                                         ============   =============   =============




                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows


                                                                                 Years Ended March 31
                                                                  -----------------------------------------------
                                                                       2007              2006             2005
                                                                  -------------    -------------    -------------

Cash flows from operating activities
Increase in net assets from operations.........................   $ 116,910,949    $  96,190,433    $  14,224,788
Adjustments to reconcile increase in net assets from operations to net cash provided by operating activities:
     Proceeds from disposition of investments..................      42,919,988       30,802,552        4,510,652
     Purchases of securities...................................        (803,269)     (15,054,741)      (2,280,690)
     Maturities of securities..................................         884,935          480,197          394,269
     Depreciation and amortization.............................          16,808           16,136           17,597
     Net pension benefit.......................................        (144,945)        (116,747)        (254,872)
     Realized (gain) loss on investments before income taxes...     (26,046,995)     (20,278,566)      10,112,020
     Deferred taxes on realized (gain) loss on investments.....      (1,367,704)       2,335,031       (4,046,206)
     Net increase in unrealized appreciation of investments....     (96,343,609)     (80,685,303)     (17,884,654)
     Stock option expense......................................         169,003             --               --
     (Increase) decrease in receivables........................        (202,005)             514          (59,924)
     Increase in other assets..................................         (39,982)          (3,226)         (10,477)
     Increase (decrease) in other liabilities..................           8,934          (67,245)         121,196
     Decrease in accrued pension cost..........................        (144,171)        (154,673)        (164,129)
     Deferred income taxes.....................................          50,700           40,800           88,800
                                                                  -------------    -------------    -------------
Net cash provided by operating activities......................      35,868,637       13,505,162        4,768,370
                                                                  -------------    -------------    -------------
Cash flows from financing activities
Decrease in note payable to bank...............................      (8,000,000)            --         (7,500,000)
Decrease in note payable to portfolio company..................            --         (5,000,000)            --
Distributions from undistributed net investment income.........      (2,323,150)      (2,314,231)      (2,314,231)
Proceeds from exercise of employee stock options...............       1,794,850          208,000             --
                                                                  -------------    -------------    -------------
Net cash used in financing activities..........................      (8,528,300)      (7,106,231)      (9,814,231)
                                                                  -------------    -------------    -------------
Net increase (decrease) in cash and cash equivalents...........      27,340,337        6,398,931       (5,045,861)
Cash and cash equivalents at beginning of year.................      11,503,866        5,104,935       10,150,796
                                                                  -------------    -------------    -------------
Cash and cash equivalents at end of year.......................   $  38,844,203    $  11,503,866    $   5,104,935
                                                                  =============    =============    =============
Supplemental disclosure of cash flow information:
Cash paid during the year for: Interest........................   $     460,399    $     436,920    $     420,446
                               Income taxes....................   $  11,100,699    $   4,846,081    $         --



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

     Federal Income Taxes. CSC and CSVC intend to comply with the requirements of the Internal Revenue Code necessary to qualify as regulated investment companies. By meeting these requirements, they will not be subject to corporate federal income taxes on ordinary income distributed to shareholders. Therefore, CSC and CSVC made no provision for federal income taxes on net investment income in their financial statements. The Company's policy is to retain and pay the 35% corporate tax on realized long-term capital gains. Therefore, CSC and CSVC provide in their financial statements for taxes on such gain. See page 39 for more detail.

     Stock-Based Compensation. In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R), which revised SFAS 123. SFAS 123R also supersedes APB 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS 123R eliminates the alternative to account for employee stock options under APB 25 and requires the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the vesting period.

     In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 107, which provides additional implementation guidance for SFAS 123R. Among other things, SAB 107 provides guidance on share-based payment valuations, income statement classification and presentation, capitalization of costs and related income tax accounting.

     Effective April 1, 2006, the Company adopted SFAS 123R using the modified prospective transition method. The Company recognizes compensation cost over the straight-line method for all share-based payments granted on or after that date and for all awards granted to employees prior to April 1, 2006 that remain unvested on that date. The fair value of stock options are determined on the date of grant using the Black-Scholes pricing model and are expensed over the vesting period of the related stock options. Accordingly, for the year ended March 31, 2007, the Company recognized compensation expense of $169,003.

     The following table illustrates the effect on net asset value and net asset value per share for the years ended March 31, 2006 and 2005 if the Company had applied the fair value recognition provisions to stock-based compensation for options.

                                           Years Ended March 31
                                            2006               2005
                                       -------------       ------------

Net asset value, as reported            $396,618,109       $302,533,907
Deduct: Total fair value computed
  stock-based compensation                   150,936            160,764
                                       -------------      -------------
Pro forma net asset value               $396,467,173       $302,373,143
                                       =============      =============

Net asset value per share:
  Basic - as reported                        $102.74             $78.44
                                             =======             ======
  Basic - pro forma                          $102.71             $78.39
                                             =======             ======


  Diluted - as reported                       $102.49             $78.38
                                              =======             ======
  Diluted- pro forma                          $102.45             $78.34
                                              =======             ======

     As of March 31, 2007, the total remaining unrecognized compensation cost related to non-vested stock options was $1,171,452 which will be amortized over the weighted-average service period of approximately 7.53 years.

Defined Pension Benefits and Other Postretirement Plans

     Effective March 31, 2007, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements Nos. 87, 88, 106 and 132R (SFAS 158). SFAS 158 is required to be adopted on a prospective basis and prior year financial statements and related disclosures are not permitted to be restated. SFAS 158 requires an employer that sponsors one or more postretirement defined benefit plan(s) to:

     o Recognize the funded status of postretirement defined benefit plans - measured as the difference between the fair value of plan assets and the benefit obligations - in its balance sheet.

     o Recognize changes in the funded status of postretirement defined benefit plans in shareholder's equity in the year in which the changes occur.

     o Measure postretirement defined benefit plan assets and obligations as of the date of the employer's fiscal year-end. The Company presently uses March 31 as the measurement date for all of its postretirement defined benefit plans.

Recent Accounting Pronouncements

     In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN48), which clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for our Company April 1, 2007. The Company has evaluated the positions in the tax returns it has filed and does not believe that FIN 48 will have a material impact on the Company's financial statements.

     The State of Texas recently passed House Bill 3 (HB3), which revises the existing franchise tax system to create a new tax on virtually all Texas businesses. Starting in the fiscal year 2007, HB3 changes the franchise tax base, lowers the tax rate and extends coverage to active businesses receiving state law liability protection. The Company has been subject to an immaterial amount of Texas franchise taxes and expects the future effect of HB3 to also be immaterial.

     In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, "Fair Value Measurements" (SFAS 157). The standard defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements. The standard is effective for years beginning after November 15, 2007, therefore the Company will adopt SFAS 157 effective April 1, 2008. The Company is evaluating the impact of SFAS 157.

     In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 clarifies the SEC staff's beliefs regarding the process of quantifying financial statement misstatements and is effective for fiscal years ending after November 15, 2006. The Company applied SAB 108 during the year and was not required to record an adjustment as a result of the application of SAB 108.

     In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for our Company beginning April 1, 2008. The impact, if any, from the adoption of SFAS 159 has not been determined.

2.   Valuation of Investments

     The consolidated financial statements as of March 31, 2007 and 2006 include restricted securities valued at $619,207,702 (90.9% of the value of the consolidated investment portfolio) and $485,924,522 (88.3% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material. Unrestricted securities are valued at the closing sale price for listed securities and at the lower of the closing bid price or the last sale price for Nasdaq securities on the valuation date.

3.   Income Taxes

     For the tax years ended December 31, 2006, 2005 and 2004, CSC and CSVC qualified to be taxed as regulated investment companies ("RICs") under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). Both CSC and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

     For the year ended December 31, 2006, CSC and CSVC had net investment income for book and tax purposes of $2,323,150 and $394,124, respectively, all of which has been distributed. During 2006, CSC and CSVC had a net capital gain for book purposes of $31,932,775 and $28,697,723, respectively, and a net capital gain for tax purposes of $31,659,140 and $28,697,723, respectively.

     The aggregate cost of investments for federal income tax purposes as of March 31, 2007 was $75,147,983. Such investments had unrealized appreciation of $626,445,188 and unrealized depreciation of $16,932,452 for book purposes, or net unrealized appreciation of $609,512,736. They had unrealized appreciation of $623,584,608 and unrealized depreciation of $17,577,558 for tax purposes, or net unrealized appreciation of $606,007,050 at March 31, 2007. The difference between book basis and tax basis net unrealized appreciation is attributable primarily to interest income that was accrued for tax purposes, but not for book purposes.

     CSC and CSVC may not qualify or elect to be taxed as RICs in future years. Therefore, consolidated deferred Federal income taxes of $212,102,000 and $160,764,000 have been provided on net unrealized appreciation of investments of $609,512,736 and $461,831,127 at March 31, 2007 and 2006, respectively. Such appreciation is not included in taxable income until realized. Deferred income taxes on net unrealized appreciation of investments have been provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35% at March 31, 2007 and 2006.

4.   Note Payable

     The note payable to bank at March 31, 2007 and 2006 was from an unsecured revolving line of credit of $25,000,000 of which $0 and $8,000,000 had been drawn at March 31, 2007 and 2006, respectively. The revolving line of credit bears interest at the bank's base rate less .50% or LIBOR plus 1.25% and matures on August 31, 2007. The average interest rates during the years ended March 31, 2007 and 2006 were 6.46% and 5.05% respectively.

5.   Employee Stock Option Plan

     On July 19, 1999, shareholders approved the 1999 Stock Option Plan ("Plan"), which provided for the granting of stock options to employees and officers of the Company and authorized the issuance of common stock upon exercise of such options for up to 140,000 shares. All options are granted at or above market price, generally expire ten years from the date of grant and are generally exercisable on or after the first anniversary of the date of grant in five to ten annual installments.

     At March 31, 2007, there were 58,500 shares available for grant under the Plan. The per share weighted-average fair value of the stock options granted on May 15, 2006 was $31.276 per option using the Black-Scholes pricing model with the following assumptions: expected dividend yield of 0.64%, risk-free interest rate of 5.08%, expected volatility of 21.1%, and expected life of 7 years. The per share weighted-average fair value of the stock options granted on July 17, 2006 was $33.045 per option using the Black-Scholes pricing model with the following assumptions: expected dividend yield of 0.61%, risk-free interest rate of 5.04%, expected volatility of 21.2%, and expected life of 7 years.

     The following summarizes activity in the stock option plans for the years ended March 31, 2007, 2006 and 2005:

                                     Number         Weighted Average
                                    of shares        Exercise Price
                                    -------            --------
Balance at April 1, 2004             54,500             $70.004
     Granted                          7,500              76.000
     Exercised                            -                   -
     Canceled                       (13,500)             79.870
                                    -------            --------
Balance at March 31, 2005            48,500              68.186
     Granted                              -                   -
     Exercised                       (3,200)             65.000
     Canceled                             -                   -
                                    -------            --------
Balance at March 31, 2006            45,300              68.411
     Granted                         57,500              94.136
     Exercised                      (25,800)             69.568
     Canceled                       (24,500)             89.482
                                    --------           --------
Balance at March 31, 2007            52,500             $86.184
                                     ======             =======

     At March 31, 2007, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $65.00 to $98.44 and 7.78 years, respectively. The total intrinsic value of options exercised during the year ended March 31, 2007 was $571,565, with the exercise prices ranging from $65.00 to $77.00 per share. New shares were issued for the $1,794,850 cash received from option exercises for the year ended March 31, 2007.

     At March 31, 2007, 2006 and 2005, the number of options exercisable was 8,515, 29,500 and 25,650, respectively and the weighted-average exercise price of those options was $69.15, $69.01 and $68.98, respectively.

6.   Employee Stock Ownership Plan

     The Company and one of its wholly-owned portfolio companies sponsor a qualified employee stock ownership plan ("ESOP") in which certain employees participate. Contributions to the plan, which are invested in Company stock, are made at the discretion of the Board of Directors. A participant's interest in contributions to the ESOP fully vests after five years of active service. Effective April 1, 2007, the vesting period will be three years. During the three years ended March 31, 2007, the Company made contributions to the ESOP, which were charged against net investment income, of $84,488 in 2007, $99,167 in 2006 and $93,588 in 2005.

7.   Retirement Plans

     The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned portfolio companies. The following information about the plan represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last ten years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended March 31, 2007.

     The following tables set forth the qualified plan's benefit obligations and fair value of plan assets at March 31, 2007, 2006 and 2005:

                                                  Years Ended March 31
                                                  --------------------
                                            2007         2006         2005
                                        -----------  -----------   -----------
Change in benefit obligation

Benefit obligation at beginning
     of  year...................       $ 4,004,017  $  3,833,411  $ 3,799,113
Service cost....................           103,342        95,590       92,434
Interest cost...................           230,711       223,374      214,076
Actuarial loss..................            68,854       228,122       94,812
Benefits paid...................          (386,982)     (376,480)    (367,024)
Plan change.....................           (54,842)            -            -
                                       -----------  ------------  -----------
Benefit obligation at end of year      $ 3,965,100  $  4,004,017  $ 3,833,411
                                       ===========  ============  ===========

Change in plan assets

Fair value of plan assets at beginning
     of  year....................      $11,640,693  $  9,326,254  $10,030,763
Actual return on plan assets.....        1,719,581     2,690,919     (337,485)
Benefits paid....................         (386,982)     (376,480)    (367,024)
                                       -----------  ------------  -----------
Fair value of plan assets at end of
     year........................      $12,973,292   $11,640,693  $ 9,326,254
                                       ===========   ===========  ===========

     The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                              March 31
                                                              --------
                                                         2007         2006
                                                      ----------   ----------
Actuarial present value of benefit obligations:
     Accumulated benefit obligation.........         $(3,435,396) $(3,475,899)
                                                     ===========  ===========
Projected benefit obligation for service
     rendered todate.........................        $(3,965,100) $(4,004,017)
Plan assets at fair value*................            12,973,292   11,640,693
                                                      ----------   ----------
Funded status.............................             9,008,192    7,636,676
Unrecognized net (gain)loss from past experience
     different from that assumed and effects of
     changes in assumptions...............            (1,761,054)    (670,478)
Unrecognized prior service costs............             132,904      195,281
Additional asset, FAS 158...................           1,628,150            -
                                                     ----------    ----------
Prepaid pension cost included in other assets        $ 9,008,192  $ 7,161,479
                                                     ===========  ===========
-------------
*Primarily equities and bonds including approximately 25,000 shares of common stock of the Company.

     Components of net pension benefit related to the qualified plan include the following:

                                                   Years Ended March 31
                                                   --------------------
                                             2007          2006         2005
                                          ---------     ----------   ----------
Service cost - benefits earned during
     the year....................          $103,342    $   95,590   $   92,434
Interest cost on projected benefit
     obligation..................           230,711       223,374      214,076
Expected return on assets........          (580,104)     (551,026)    (564,627)
Net amortization.................            27,487        38,897      (66,280)
                                         -----------   -----------  -----------
Net pension benefit from qualified plan   $(218,564)    $(193,165)   $(324,397)
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

     The following table sets forth the Retirement Restoration Plan's benefit obligations at March 31, 2007, 2006 and 2005:

                                               Years Ended March 31
                                               --------------------
                                         2007          2006         2005

Change in benefit obligation

Benefit obligation at beginning
     of  year....................     $1,280,542    $1,302,368   $1,414,091
Service cost.....................         20,245        19,094       10,380
Interest cost....................         68,937        72,886       74,711
Actuarial (gain) loss...........         (36,529)       40,867      (32,685)
Benefits paid....................       (144,170)     (154,673)    (164,129)
Plan change......................        (10,134)            -            -
                                      ----------    ----------   ----------
Benefit obligation at end of year     $1,178,891    $1,280,542   $1,302,368
                                      ==========    ==========   ==========

   The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:

                                                          March 31
                                                          --------
                                                     2007          2006
                                                  -----------   ------------

Projected benefit obligation.................    $(1,178,891)  $(1,280,542)
Unrecognized net loss from past ex-
     perience different from that assumed
     and effects of changes in assumptions            56,523        93,049
Unrecognized prior service costs.............       (234,144)     (239,573)
Additional asset, FAS 158....................        177,621             -
Accrued pension cost included in                  -----------  ------------
     other liabilities.......................    $(1,178,891)  $(1,427,066)
                                                  ===========  ============

     The Retirement Restoration Plan expenses recognized during the years ended March 31, 2007, 2006 and 2005 of $73,619, $76,417 and $69,528, respectively, are offset against the net pension benefit from the qualified plan.

     The following assumptions were used in estimating the actuarial present value of the projected benefit obligations:

                                             Years Ended March 31
                                             --------------------
                                        2007         2006         2005
                                      ---------    ----------   ----------

Discount rate......................     6.0%         5.75%        5.75%
Rate of compensation increases.....     5.0%          5.0%         5.0%

     The following assumptions were used in estimating the net periodic (income)/expense:

                                             Years Ended March 31
                                             --------------------
                                        2007         2006         2005
                                     ---------    ----------   ----------
Discount rate......................    5.75%         5.75%        5.75%
Expected return on plan assets.....     6.0%          6.0%         6.0%
Rate of compensation increases.....     5.0%          5.0%         5.0%

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

     The Company's pension plan asset allocations are as follows:

                                                Percentage of plan assets
                                                       at March 31
                                                       -----------
Asset Category                                    2007              2006
--------------                                ----------        ----------

Equity securities...........................      79.1%             83.6%
Debt securities.............................      11.4%             12.9%
Cash .......................................       9.5%              3.5%
                                               --------          --------
                                                 100.0%            100.0%
                                               ========          ========

     The Company's pension plan is administered by a board-appointed committee that has fiduciary responsibility for the plan's management. The trustee of the plan is JPMorgan Asset Management. Currently, approximately 18% of the assets are selected and managed by the trustee and the remainder of the assets are managed by the committee, invested mostly in equity securities, including the Company's stock.

     Following are the expected benefit payments for the next five years and in the aggregate for the years 2013-2017:

                                  Years Ended March 31
                                  --------------------
                                                                 2013-
(In Thousands)   2008     2009     2010      2011      2012      2017
                 ----     ----     ----      ----      ----      ----
                 $357     $337     $316      $294      $281     $1,136


     Incremental effect of applying FASB Statement No. 158 on individual line items in the Statement of Financial Condition:

                                               March 31, 2007
                                               --------------
                               Before Application              After application
                               Of Statement 158    Adjustments  of Statement 158
                               ----------------    -----------  ----------------

Other assets...................     $  7,542,035    $1,628,150 $      9,170,185
Other liabilities..............        1,635,468      (177,621)       1,457,847
Deferred income taxes..........      212,842,660       632,020      213,474,680
Additional capital.............       10,047,850     1,173,751       11,221,601
Net assets at market or fair value   513,169,761     1,173,751      514,343,512

8.   Commitments

     The Company has agreed, subject to certain conditions, to invest up to $9,891,281 in three portfolio companies.

     The Company leases office space under an operating lease which requires base annual rentals of approximately $80,000 through February, 2008. For the three years ended March 31, total rental expense charged to investment income was $79,979 in 2007, $76,877 in 2006 and $75,248 in 2005.

9.   Sources of Income

     Income was derived from the following sources:



                               Investment  Income          Realized Gain
                                                             (Loss) on
Years Ended                                                 Investments
March 31                                         Other     Before Income
2007                    Interest    Dividends    Income        Taxes
----                    -------------------------------------------------
Companies more than
   25% owned........   $       -   $3,449,558   $659,500   $31,070,149
Companies 5% to 25%
   owned............     125,733      171,578     20,000             -
Companies less than
   5% owned.........     938,761      333,739     29,400    (5,023,154)
Other sources,
   including temporary
   investments......   1,244,166            -          -             -
                      ------------------------------------------------
                      $2,308,660   $3,954,875   $708,900   $26,046,995
                      ================================================




2006
----
Companies more than
   25% owned........   $      -    $2,926,964   $642,500   $         -
Companies 5% to 25%
   owned............     (55,236)     188,233     10,000             -
Companies less than
   5% owned.........     302,622      370,233    195,570    20,278,566
Other sources,
   including temporary
   investments......     258,150            -          -             -
                        ----------------------------------------------
                        $505,536   $3,485,430   $848,070   $20,278,566
                        ==============================================


2005
----
Companies more than
   25% owned........  $       -    $3,361,345   $637,000  $          -
Companies 5% to 25
   owned............     55,236        80,858          -   (12,097,124)
Companies less than
   5% owned.........    346,396       335,987          -     1,985,104
Other sources,
   including temporary
   investments......     36,121             -          -             -
                       ------------------------------------------------
                       $437,753    $3,778,190   $637,000  $(10,112,020)
                       ================================================


                       Selected Per Share Data and Ratios


                                                                                       Years Ended March
                                                                    -------------------------------------------------------
   Per Share Data                                                         2007       2006       2005       2004       2003
                                                                    -------------------------------------------------------

Investment income..............................................    $     1.79  $     1.25  $    1.26  $    1.22  $    1.06
Operating expenses.............................................          (.57)       (.51)      (.51)      (.39)      (.30)
Interest expense...............................................          (.12)       (.11)      (.11)      (.14)      (.12)
Income taxes...................................................          (.01)       (.01)      (.02)      (.02)      (.04)
                                                                    -------------------------------------------------------
Net investment income..........................................          1.09         .62        .62        .67        .60
Distributions from undistributed net investment income.........          (.60)       (.60)      (.60)      (.60)      (.60)
Net realized gain (loss) on investments........................          4.20        3.40      (1.57)      2.13        .35
Net increase (decrease) in unrealized appreciation of
investments after deferred taxes...............................         24.80       20.90       4.64      19.37     (11.85)
Exercise of employee stock options*............................          (.21)       (.02)       --        (.14)       --
Stock option expense...........................................           .04         --         --         --         --
Adjustment to initially apply FASB No. 158, net of tax.........           .30         --         --         --         --
                                                                    -------------------------------------------------------



Increase (decrease) in net asset value.........................         29.62       24.30       3.09      21.43     (11.50)
Net asset value
  Beginning of year............................................        102.74       78.44      75.35      53.92      65.42
                                                                    -------------------------------------------------------
  End of year..................................................    $   132.36  $   102.74  $   78.44  $   75.35  $   53.92
                                                                    =======================================================

Increase (decrease) in deferred taxes on
  unrealized appreciation .....................................    $    12.93  $    11.29  $    2.57  $   10.09  $   (6.35)
Deferred taxes on unrealized appreciation:
  Beginning of year............................................         41.65       30.36      27.79      17.70      24.05
                                                                    -------------------------------------------------------
  End of year..................................................    $    54.58  $    41.65  $   30.36  $   27.79  $   17.70
                                                                    =======================================================


Ratios and Supplemental Data
Ratio of operating expenses to average net assets..............           .50%        .58%       .67%       .63%       .52%
Ratio of operating expenses to average net assets plus average
  deferred taxes on unrealized appreciation ...................           .36%        .42%       .49%       .47%       .39%
Ratio of net investment income to average net assets...........           .96%        .71%       .83%      1.09%      1.04%
Portfolio turnover rate........................................          0.13%       2.36%       .56%      3.74%      1.53%


Net asset value total return...................................         32.41%      33.69%      4.90%     41.16%   (16.75)%

   Shares outstanding at end of period (000s omitted)..........          3,886       3,860      3,857      3,857     3,829


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

     The Company has assessed the effectiveness of its internal control over financial reporting as of March 31, 2007. In making this assessment, it used the criteria described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management believes that, as of March 31, 2007, the Company's internal control over financial reporting was effective.

     Grant Thornton LLP has issued its attestation report on management's assessment and on the effectiveness of the Company's internal control over financial reporting. That report appears on the next page.

Date:    May 25, 2007

/s/ William R. Thomas
William R. Thomas
President & Chairman of the Board


/s/ Susan K. Hodgson
Susan K. Hodgson
Secretary-Treasurer
(chief financial/accounting officer)

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Capital Southwest Corporation

     We have audited management's assessment, included in Management's Report on Internal Control Over Financial Reporting, that Capital Southwest Corporation and subsidiaries (the "Company") maintained effective internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

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

     In our opinion, management's assessment that Capital Southwest Corporation and subsidiaries maintained effective internal control over financial reporting as of March 31, 2007, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by COSO. Also, in our opinion, Capital Southwest Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by COSO.

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Capital Southwest Corporation and subsidiaries as of March 31, 2007 and 2006, including the portfolio of investments as of March 31, 2007, and the related consolidated statements of operations, changes in net assets, cash flows, and the selected per share data and ratios for each of the three years in the period ended March 31, 2007, and our report dated May 25, 2007 expressed an unqualified opinion on those financial statements and per share data and ratios.



/s/Grant Thornton LLP

Dallas, Texas
May 25, 2007

Report of Independent Registered Public Accounting Firm


Board of Directors and Shareholders
Capital Southwest Corporation

     We have audited the accompanying consolidated statements of financial condition of Capital Southwest Corporation (a Texas Corporation) and
subsidiaries (the "Company") as of March 31, 2007 and 2006, including the portfolio of investments as of March 31, 2007, and the related consolidated statements of operations, changes in net assets, cash flows, and the selected per share data and ratios for each of the three years in the period ended March 31, 2007. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits. The selected per share data and ratios for the year ended March 31, 2004, were audited by other independent certified public accountants whose report dated May 12, 2004, expressed an unqualified opinion. The selected per share data and ratios for the year ended March 31, 2003, were audited by other independent certified public accountants whose report dated April 25, 2003, expressed an unqualified opinion.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification by examination of securities held by the custodian as of March 31, 2007 and 2006, and confirmation of securities not held by the custodian by correspondence with others. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements and the selected per share data and ratios referred to above present fairly, in all material respects, the consolidated financial position of Capital Southwest Corporation and subsidiaries as of March 31, 2007 and 2006, and the consolidated results of operations, changes in net assets, cash flows, and the selected per share data and ratios for each of the three years in the period ended March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

     As described in Note 5 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective April 1, 2006. As described in Note 7 to the consolidated financial statements, the Company also adopted the provisions of FASB Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans: An Amendment of FASB Statements No. 87, 88, 106, and 132(R), effective March 31, 2007.

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Company's internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 25, 2007, expressed an unqualified opinion on management's assessment that the Company's internal control over financial reporting as of March 31, 2007, was effective and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting as of March 31, 2007.


/S/GRANT THORNTON LLP

Dallas, Texas
May 25, 2007

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

Net Investment Income

     The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $1,187,676 in 2007, $257,374 in 2006 and $35,048 in 2005. The
Company also receives management fees primarily from its wholly-owned portfolio companies which aggregated $626,400 in 2007, $792,570 in 2006 and $597,000 in 2005. During the three years ended March 31, 2007, the Company recorded dividend income from the following sources:

                                             Years Ended March 31
                                             --------------------
                                         2007        2006        2005
                                     ----------  ---------   ----------
Alamo Group Inc. ................... $  677,112  $  677,112  $  677,112
Balco, Inc..........................          -     252,960     252,960
Dennis Tool Company.................     62,499      49,999      25,000
Kimberly-Clark Corporation..........    154,360     142,011     127,347
Lifemark Group......................    600,000     600,000     600,000
PalletOne, Inc......................     89,842     179,685      80,858
The RectorSeal Corporation..........  1,869,947   1,106,893     960,000
Sprint Nextel Corporation...........      9,000      18,000      45,000
TCI Holdings, Inc...................     81,270      81,270      81,270
The Whitmore Manufacturing Company..    240,000     240,000     846,273
Other...............................    170,845     137,500      82,370
                                    ------------------------------------
                                     $3,954,875  $3,485,430  $3,778,190
                                    ====================================
     Total operating expenses, excluding interest expense, increased by $270,833 or 13.9% during the year ended March 31, 2007. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit.

Net Realized Gain (Loss) on Investments

     Net realized gain on investments was $16,334,000 (after income tax expense of $9,712,995) during the year ended March 31, 2007, compared with a gain of $13,115,874 (after income tax expense of $7,162,692) during 2006 and a loss of $6,065,814 (after income tax benefit of $4,046,206) during 2005. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains or losses through the disposition of certain portfolio investments.

Net Increase in Unrealized Appreciation of Investments

     For the three years ended March 31, the Company recorded an increase in unrealized appreciation of investments before income taxes of $147,681,609, $124,355,303 and $27,809,654 in 2007, 2006 and 2005, respectively. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation (before the related change in deferred income taxes and excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.

                                           Years Ended March 31
                                    2007          2006         2005
                                -----------    -----------  -----------

Alamo Group Inc. .............. $ 2,821,000   $ (5,642,000) $19,749,000
Encore Wire Corporation.......  (12,260,000)    49,041,000  (27,245,000)
Heelys, Inc.................... 170,040,908     27,000,000    1,400,000
Hologic, Inc...................     715,086     12,472,883    1,836,760
Media Recovery, Inc............   3,000,000     15,744,000    9,256,000
Palm Harbor Homes, Inc......... (27,493,000)    27,493,000  (15,710,000)
The RectorSeal Corporation.....  10,500,000     15,000,000   12,500,000

     On December 8, 2006, the Company realized a significant gain on the sale of a small fraction of its Heelys investment, and during the year ended March 31, 2007, the value of our remaining Heelys stock increased from the March 31, 2006 value by $170,040,908. This was attributable to the increases in Heelys sales and earnings during 2006 and the market interest in the initial public offering of Heelys common stock on December 8, 2006. The offering totaled 7,393,750 shares at $21.00 per share. A total of 4,268,750 shares were sold by selling stockholders including 1,591,790 shares sold by our Company.

     Offsetting part of the major increase in Heelys' value during the year ended March 31, 2007 was a decrease of $27,493,000 in the value of the restricted stock of Palm Harbor Homes, Inc., which experienced an earnings decline in the face of unfavorable industry conditions.

     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments - March 31, 2007."

Deferred Taxes on Unrealized Appreciation of Investments

     The Company provides for deferred Federal income taxes on net unrealized appreciation of investments. Such taxes would become payable at such time as unrealized appreciation is realized through the sale or other disposition of those components of the investment portfolio which would result in taxable transactions. At March 31, 2007 consolidated deferred Federal income taxes of $212,102,000 were provided on net unrealized appreciation of investments of $609,512,736 compared with deferred taxes of $160,764,000 on net unrealized appreciation of $461,831,127 at March 31, 2006. Deferred income taxes at March 31, 2007 and 2006 were provided at the then currently effective maximum Federal corporate tax rate on capital gains of 35%.

Portfolio Investments

     During the year ended March 31, 2007, the Company invested $803,269 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also lists dispositions of portfolio securities. During the 2006 and 2005 fiscal years, the Company invested a total of $15,054,741 and $2,280,690, respectively.

Financial Liquidity and Capital Resources

     At March 31, 2007, the Company had cash and cash equivalents of approximately $38.8 million. Pursuant to Small Business Administration (SBA) regulations, cash and cash equivalents of $3.1 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to SBA's approval of its credit application, CSVC would be entitled to borrow up to $16.4 million. The Company also has an unsecured $25.0 million revolving line of credit from a commercial bank, of which $25.0 million was available at March 31, 2007. With the exception of a capital gain distribution made in the form of a distribution of the stock of a portfolio company in the fiscal year ended March 31, 1996, the Company has elected to retain all gains realized during the past 39 years. Retention of future gains is viewed as an important source of funds to sustain the Company's investment activity. Approximately $61.9 million of the Company's investment portfolio is represented by unrestricted publicly-traded securities and represent a source of liquidity.

   Funds to be used by the Company for operating or investment purposes may be transferred in the form of dividends, management fees or loans from Lifemark Group, The RectorSeal Corporation and The Whitmore Manufacturing Company, wholly-owned portfolio companies of the Company, to the extent of their available cash reserves and borrowing capacities.

     Management believes that the Company's cash and cash equivalents and cash available from other sources described above are adequate to meet its expected requirements. Consistent with the long-term strategy of the Company, the disposition of investments from time to time may also be an important source of funds for future investment activities.


Contractual Obligations

     As shown below, the Company had the following contractual obligations as of March 31, 2007. For further information see Note 4 and Note 8 of the Consolidated Financial Statements.

                               Payments Due By Period ($ in Thousands)
                               ---------------------------------------
                                     Less than  1-3    3-5   More Than
Contractual Obligations        Total   1 Year  Years  Years  5 Years
----------------------------------------------------------------------
Long-term debt obligations    $  --      --   $  --      --      --
Capital  lease obligations       --      --      --      --      --
Operating lease obligations      80      --      80      --      --
Purchase obligations             --      --      --      --      --
Other long-term liabilities
 reflected on the Company's
 balance sheet under GAAP        --      --      --      --      --
                             -------------------------------------------
Total                         $ 80      --    $  80      --      --
                             -------------------------------------------

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


                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)


                                   1997       1998      1999       2000       2001      2002       2003      2004
-------------------------------------------------------------------------------------------------------------------

Financial Position  (as of March 31)
Investments at cost..........    $ 59,908 $  61,154  $  73,580 $  85,002  $  87,602 $  82,194  $  91,462  $  97,283
Unrealized appreciation......     233,383   340,132    276,698   238,627    228,316   265,287    195,598    309,666
                                 -------- ---------  --------- ---------  --------- ---------  ---------  ---------
Investments at market or
   fair value................     293,291   401,286    350,278   323,629    315,918   347,481    287,060    406,949
Total assets.................     310,760   522,324    360,786   392,586    322,668   357,183    298,490    423,979
Notes payable *..............       5,000     5,000      5,000    10,000     16,000    14,000     23,000     20,500

Deferred taxes on
   unrealized appreciation...      81,313   118,674     96,473    83,151     79,310    92,107     67,790    107,169
Net assets...................     218,972   296,023    256,232   236,876    226,609   250,491    206,467    290,623
Shares outstanding...........       3,767     3,788      3,815     3,815      3,815     3,829      3,829      3,857

--------------------------------------------------------------------------------------------------------------------

Changes in Net Assets (years ended March 31)
Net investment income........    $  2,574 $   2,726  $   1,762 $   1,663  $   1,723 $   2,042  $   2,299  $   2,587
Net realized gain (loss) on
   investments...............       6,806     6,485        995     6,020     (3,231)     (538)     1,346      8,192
Net increase (decrease) in
   unrealized appreciation
   before distributions......      22,804    69,388    (41,233)  (24,750)    (6,470)   24,174    (45,372)    74,689
                                 -------- ---------  --------- ---------  --------- ---------  ---------  ---------
Increase (decrease) in net
   assets from operations
   before distributions......      32,184    78,599    (38,476)  (17,067)    (7,978)   25,678    (41,727)    85,468
Cash dividends paid..........      (2,260)   (2,268)    (2,280)   (2,289)    (2,289)   (2,295)    (2,297)    (2,309)
Employee stock options
   exercised.................           -       720        965         -          -       499          -        997
Stock option expense.........           -         -          -         -          -         -          -          -
Adjustment to initially apply FASB
   Statement No. 158, net of tax        -         -          -         -          -         -          -          -
                                 -----------------------------------------------------------------------------------

Increase (decrease) in net assets  29,924    77,051    (39,791)  (19,356)  ( 10,267)   23,882    (44,024)    84,156

--------------------------------------------------------------------------------------------------------------------

Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation...    $  21.59 $   31.33  $   25.29 $   21.80  $   20.79 $   24.05  $   17.70  $   27.79
Net assets...................       58.13     78.15      67.16     62.09      59.40     65.42      53.92      75.35
Closing market price.........       67.875    94.00      73.00     54.75      65.00     68.75      48.15      75.47

Cash dividends paid..........         .60       .60        .60       .60        .60       .60        .60        .60



o Excludes quarter-end borrowing which is repaid on the first business day after year end.

                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)


                                               2005      2006      2007
                                           ------------------------------

Financial Position  (as of March 31)
Investments at cost..........               $ 84,546  $ 88,597   $ 71,642
Unrealized appreciation......                337,476   461,831    609,513
                                           --------- ---------  ---------
Investments at market or
   fair value................                422,022   550,428    681,155
Total assets.................                434,384   569,368    729,507
Notes payable *..............                 13,000     8,000          -

Deferred taxes on
   unrealized appreciation...                117,094   160,764    212,102
Net assets...................                302,534   396,618    514,344
Shares outstanding...........                  3,857     3,860      3,886

-------------------------------------------------------------------------

Changes in Net Assets (years ended March 31)
Net investment income........               $  2,406  $  2,389   $  4,233
Net realized gain (loss) on
   investments...............                 (6,066)   13,116     16,334
Net increase (decrease) in
   unrealized appreciation
   before distributions......                 17,885    80,685     96,344
                                           --------- ---------  ---------
Increase (decrease) in net
   assets from operations
   before distributions......                 14,225    96,190    116,911
Cash dividends paid..........                 (2,314)   (2,314)    (2,323)
Employee stock options
   exercised.................                     -        208      1,795
Stock option expense.........                     -          -        169
Adjustment to initially apply FASB
   Statement No. 158, net of tax                  -          -      1,173
                                           ------------------------------

Increase (decrease) in net assets             11,911    94,084    117,725

-------------------------------------------------------------------------

Per Share Data (as of March 31)
Deferred taxes on
   unrealized appreciation...               $  30.36  $  41.65   $  54.58
Net assets...................                  78.44    102.74     132.36
Closing market price.........                  79.10     95.50     153.67

Cash dividends paid..........                    .60       .60        .60




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

Shareholders

     The Company had approximately 700 record holders of its common stock at March 31, 2007. This total does not include an estimated 4,000 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

     The Company's common stock trades on The Nasdaq Global Market under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended                                            High      Low
------------------------------------------------------------------------
June 30, 2005....................................       $89.68    $74.98
September 30, 2005...............................        95.18     81.84
December 31, 2005................................        92.71     82.10
March 31, 2006...................................        99.01     89.24

Quarter Ended                                            High      Low
-------------------------------------------------------------------------
June 30, 2006....................................      $104.45   $ 90.65
September 30, 2006...............................       121.00     96.47
December 31, 2006...............................        154.36    115.33
March 31, 2007...................................       155.99    122.05



Dividends

   The payment dates and amounts of cash dividends per share since April 1, 2005 are as follows:

Payment Date                                              Cash Dividend
-----------------------------------------------------------------------
May 31, 2005..............................................    $0.20
November 30, 2005.........................................     0.40
May 31, 2006..............................................     0.20
November 30, 2006.........................................     0.40
May 31, 2007..............................................     0.20

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

Annual Meeting

     The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 16, 2007, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (second floor), 12900 Preston Road, Dallas, Texas.