Form 10-K/A, Exhibit 13
period 2007-03-31
CAPITAL SOUTHWEST CORP
filed 2008-01-09
CIK 17313

Exhibit 13.1

                   Twelve Largest Investments - March 31, 2007


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
--------------------------------------------------------------------------------
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

     At March 31, 2007, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $98,000,000.
 -------------------------------------------------------------------------------
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
--------------------------------------------------------------------------------
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

--------------------------------------------------------------------------------
Alamo Group Inc.                                            $47,962,000
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
--------------------------------------------------------------------------------
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
--------------------------------------------------------------------------------
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

     At March 31, 2007, Capital Southwest owned 100% of Lifemark Group's common stock, which had a cost of $4,510,400 and was valued at $40,000,000.
--------------------------------------------------------------------------------
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

--------------------------------------------------------------------------------
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
--------------------------------------------------------------------------------
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
--------------------------------------------------------------------------------
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
--------------------------------------------------------------------------------
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
------------------------------------------------------------------------------------------------------------------------------------
+ALAMO GROUP INC.                                      26.2%       2,821,300 shares common stock
   Seguin, Texas                                                     (acquired 4-1-73 thru 10-4-99)       2,065,047       47,962,000
   Tractor-mounted mowing and mobile
   excavation equipment for governmental,
   industrial and agricultural markets;
   street-sweeping equipment for municipalities.
------------------------------------------------------------------------------------------------------------------------------------
ALL COMPONENTS, INC.                                   57.0%       10% subordinated  note  due 2008
   Addison, Texas                                                      (acquired  10-28-03 thru 10-3-05)   3,000,00        3,000,000
   Electronics contract manufacturing;                             150,000 shares Series A convertible
   distribution and productionof memory                                preferred stock, convertible
   and other components for computer                                   into 600,000 shares of common
   manufacturers, retailers and                                        stock at $0.25 per share
   value-added resellers.                                              (acquired 9-16-94)                   150,000        1,000,000
                                                                                                          ---------        ---------
                                                                                                          3,150,000        4,000,000
------------------------------------------------------------------------------------------------------------------------------------
+ALLTEL CORPORATION                                      <1%       ++8,880 shares common stock
   Little Rock, Arkansas                                               (acquired 7-1-98)                     88,699          550,560
   Owner and operator of the
   nation's largest wireless network.
------------------------------------------------------------------------------------------------------------------------------------
BALCO, INC.                                            88.5%       445,000 shares common stock and
   Wichita, Kansas                                                     60,920 shares Class B non-voting
   Specialty architectural products used                               common  stock
   in the construction and remodeling of                               (acquired 10-25-83 and 5-30-02)      624,920        2,500,000
   commercial and institutional buildings.
------------------------------------------------------------------------------------------------------------------------------------
BOXX TECHNOLOGIES, INC.                                15.2%       3,125,354 shares Series B convertible
   Austin, Texas                                                       preferred stock,convertible into
   Workstations for computer graphics                                  3,125,354 shares of common stock
   imaging and design.                                                 at $0.50 per share
                                                                       (acquired 8-20-99 thru 8-8-01)     1,500,000          300,000
------------------------------------------------------------------------------------------------------------------------------------
CMI HOLDING COMPANY, INC.                              18.2%       10% convertible subordinated notes,
   Richardson, Texas                                                   convertible into 720,350 shares
   Owns Chase Medical, which develops and                              of common stock at $1.32 per share,
   sells devices used in cardiac surgery                               due 2007
   to relieve congestive heart failure;                                (acquired 4-16-04  thru 12-17-04)    750,000          750,000
   develops and supports cardiac imaging                           2,327,658 shares Series A convertible
   systems.                                                            preferred stock, convertible into
                                                                       2,327,658 shares of common stock at
                                                                       $1.72 per share
                                                                       (acquired 8-21-02 and 6-4-03)      4,000,000        2,000,000
                                                                   Warrants to purchase 109,012 shares
                                                                       of common stock at$1.72 per share,
                                                                        expiring 2012 (acquired 4-16-04)          -                -
                                                                                                          ---------        ---------
                                                                                                          4,750,000        2,750,000
------------------------------------------------------------------------------------------------------------------------------------

+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                                       4



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------
+COMCAST CORPORATION                                     <1%       ++64,656 shares common stock          $       21     $  1,675,884
   Philadelphia, Pennsylvania                                          (acquired 11-18-02)
   Leading provider of cable,
   entertainment and communications
   products and services.
------------------------------------------------------------------------------------------------------------------------------------
DENNIS TOOL COMPANY                                    67.4%       20,725 shares 5% convertible
   Houston, Texas                                                      preferred stock, convertible
   Polycrystalline diamond compacts (PDCs)                             into 20,725 shares of common
   used in oil field drill bits and in                                 stock at $48.25 per share
   mining and industrial applications.                                 (acquired 8-10-98)                   999,981          999,981
                                                                   140,137  shares  common  stock
                                                                       (acquired  3-7-94  and 8-10-98)    2,329,963                2
                                                                                                          ---------        ---------
                                                                                                          3,329,944          999,983
------------------------------------------------------------------------------------------------------------------------------------
+DISCOVERY HOLDING COMPANY                               <1%       ++70,501 shares Series A common stock
   Englewood, Colorado                                                 (acquired 7-21-05)                   220,262        1,347,274
   Provider of creative content, media
   management and network services
   worldwide.
------------------------------------------------------------------------------------------------------------------------------------
+EMBARQ CORPORATION                                      <1%       ++4,500 shares common stock
   Overland Park, Kansas                                               (acquired 5-17-06)                    46,532          253,575
   Local exchange carrier that provides
   voice and data services, including
   high-speed Internet.
------------------------------------------------------------------------------------------------------------------------------------
+ENCORE WIRE CORPORATION                               16.9%       4,086,750 shares common stock
   McKinney, Texas                                                     (acquired 7-16-92 thru 10-7-98)    5,800,000       69,475,000
   Electric wire and cable
   for residential and commercial use.
------------------------------------------------------------------------------------------------------------------------------------
EXTREME INTERNATIONAL, INC.                            53.3%       39,359.18 shares Series C convertible
   Sugar Land, Texas                                                   preferred stock, convertible into
   Owns Bill Young Productions, Texas Video and Post,                  157,436.72 shares of common stock at
   and Extreme Communications, which produce radio                     $25.00 per share
   and television commercials and corporate                            (acquired 9-30-03)                 2,625,000        6,449,000
   communications videos.                                          3,750 shares 8% Series A convertible
                                                                       preferred stock, convertible into
                                                                       15,000 shares of common stock at
                                                                       $25.00 per share
                                                                       (acquired 9-30-03)                   375,000          614,000
                                                                   Warrants to purchase  13,035 shares
                                                                       of common stock at $25.00 per
                                                                       share, expiring 2008
                                                                       (acquired 8-11-98 thru 9-30-03)            -          210,000

                                                                                                          ---------        ---------
                                                                                                          3,000,000        7,273,000
------------------------------------------------------------------------------------------------------------------------------------
+FMC CORPORATION                                         <1%       ++6,430 shares common stock
   Philadelphia, Pennsylvania                                          (acquired 6-6-86)                     66,726          485,015
   Chemicals for agricultural,
   industrial and consumer markets.
------------------------------------------------------------------------------------------------------------------------------------
+FMC TECHNOLOGIES, INC.                                  <1%       ++11,057 shares common stock
   Houston, Texas                                                      (acquired 1-2-02)                     57,051          771,336
   Equipment and systems for the energy,
   food processing and air transportation
   industries.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                                       5



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------
+HEELYS, INC.                                          31.8%       9,317,310 shares common stock         $  102,490     $195,664,000
   Carrollton, Texas                                                   (acquired 5-26-00)
   Heelys stealth skate shoes, equipment
   and apparel sold through sporting goods
   chains, department stores and
   footwear retailers.
------------------------------------------------------------------------------------------------------------------------------------
HIC-STAR CORPORATION                                   34.9%       10% subordinated note due 2007
   Dallas, Texas                                                       (acquired 10-19-04 and 1-13-05)      352,646                -
   Holding company previously engaged in                           12% subordinated notes due 2008
   mortgage banking operations, which                                  (acquired 3-25-05 thru 2-27-06)      717,523          354,738
   have now been sold.                                             12% demand note (acquired 12-15-06)        4,500           4,500
                                                                   Warrants to purchase 463,162 shares
                                                                       of Series A common stock at $1.00
                                                                       per share, expiring 2014
                                                                       (acquired 3-31-04 thru 1-13-05)            -                -
                                                                                                          ---------        ---------
                                                                                                          1,074,669          359,238
------------------------------------------------------------------------------------------------------------------------------------
+HOLOGIC, INC.                                           <1%       ++316,410 shares common stock
   Bedford, Massachusetts                                              (acquired 8-27-99)                   220,000       18,228,380
   Medical instruments including bone
   densitometers, mammography devices
   and digital radiography systems.
------------------------------------------------------------------------------------------------------------------------------------
+KIMBERLY-CLARK CORPORATION                              <1%       ++77,180 shares common stock
   Dallas, Texas                                                       (acquired 12-18-97)                2,358,518        5,286,058
   Manufacturer of tissue, personal
   care and health care products.
------------------------------------------------------------------------------------------------------------------------------------
+LIBERTY GLOBAL, INC.                                    <1%       ++42,463 shares Series A common stock
   Englewood, Colorado                                                 (acquired 6-15-05)                   106,553        1,397,033
   Owns interests in broadband,                                    ++42,463 shares Series C common stock
   distribution and content companies.                                 (acquired 9-6-05)                    100,870        1,299,368
                                                                                                          ---------        ---------
                                                                                                            207,423        2,696,401
------------------------------------------------------------------------------------------------------------------------------------
+LIBERTY MEDIA CORPORATION                               <1%       ++35,250 shares Liberty Capital Series
   Englewood, Colorado                                                 A common stock(acquired 5-9-06)       51,829        3,897,593
   Holding company owning interests in                             ++176,252 shares Liberty Interactive
   electronic retailing, media,                                         Series A common stock
   communications and entertainment                                     (acquired 5-9-06)                    66,424        4,196,560
   businesses.                                                                                            ---------        ---------
                                                                                                            118,253        8,094,153
------------------------------------------------------------------------------------------------------------------------------------
LIFEMARK GROUP                                        100.0%       1,449,026 shares common stock
   Hayward, California                                                 (acquired 7-16-69)                 4,510,400       40,000,000
   Cemeteries, mausoleums and mortuaries
   located in northern California.
---------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                                       6


         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------
MEDIA RECOVERY, INC.                                   96.5%       800,000 shares Series A convertible
   Dallas, Texas                                                       preferred stock, convertible into
   Computer datacenter and office automation                           800,000 shares of common stock at
   supplies and accessories; impact, tilt                              $1.00 per share
   monitoring and temperature sensing devices                          (acquired 11-4-97)                $  800,000     $  7,500,000
   to detect mishandled shipments; dunnage                           4,000,000 shares common stock
   for protecting shipments.                                           (acquired 11-4-97)                 4,615,000       37,500,000
                                                                                                          ---------       ----------
                                                                                                          5,415,000       45,000,000
------------------------------------------------------------------------------------------------------------------------------------
PALLETONE, INC.                                         8.8%       12.3% senior subordinated notes due 2012
   Bartow, Florida                                                     (acquired 9-25-06)                 1,553,150        2,000,000
   Manufacturer of wooden pallets                                  150,000 shares common stock
   and pressure-treated lumber.                                        (acquired 10-18-01)                  150,000        1,714,000
                                                                   Warrant to purchase 15,294 shares  share,
                                                                       of common stock at $1.00 per
                                                                       expiring 2011 (acquired 2-17-06)      45,746          159,000
                                                                                                          ---------        ---------
                                                                                                          1,748,896        3,873,000
------------------------------------------------------------------------------------------------------------------------------------
+PALM HARBOR HOMES, INC.                               30.5%       7,855,121 shares common stock
   Dallas, Texas                                                       (acquired 1-3-85 thru 7-31-95)    10,931,955       70,696,000
   Integrated manufacturing, retailing,
   financing and insuring of manufactured
   housing and modular homes.
------------------------------------------------------------------------------------------------------------------------------------
+PETSMART, INC.                                          <1%       ++300,000 shares common stock
   Phoenix, Arizona                                                    (acquired 6-1-95)                  1,318,771        9,885,000
   Retail chain of more than 928 stores
   selling pet foods, supplies and
   services.
------------------------------------------------------------------------------------------------------------------------------------
THE RECTORSEAL CORPORATION                            100.0%       27,907 shares common stock
   Houston, Texas                                                      (acquired 1-5-73 and 3-31-73)         52,600       98,000,000
   Specialty chemicals for plumbing, HVAC,
   electrical, construction, industrial,
   oil field and automotive applications;
   smoke containment systems for building
   fires; also owns 20% of The Whitmore
   Manufacturing Company.
------------------------------------------------------------------------------------------------------------------------------------
+SPRINT NEXTEL CORPORATION                               <1%       ++90,000  shares common stock
   Reston, Virginia                                                    (acquired 6-20-84)                   457,113        1,706,400
   Diversified telecommunications company.
------------------------------------------------------------------------------------------------------------------------------------
TCI  HOLDINGS, INC.                                        -       21 shares 12% Series C cumulative
   Denver, Colorado                                                    compounding preferred stock
   Cable television systems and                                        (acquired 1-30-90)                         -          677,250
   microwave relay systems.
------------------------------------------------------------------------------------------------------------------------------------
+TEXAS CAPITAL BANCSHARES, INC.                         1.6%       ++489,656 shares common stock
   Dallas, Texas                                                       (acquired 5-1-00)                  3,550,006       10,013,465
   Regional bank holding company with
   banking operations in six Texas cities.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                                       7

         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------
VIA HOLDINGS, INC.                                     28.2%       9,118 shares Series B preferred stock
   Sparks, Nevada                                                      (acquired 9-19-05)                $4,559,000     $          2
   Designer, manufacturer and distributor
   of high-quality office seating.
------------------------------------------------------------------------------------------------------------------------------------
WELLOGIX, INC.                                         19.3%       4,478,673 shares Series A-1
   Houston, Texas                                                      convertible participating preferred
   Developer and supporter of software                                 stock, convertible  into 4,478,673
   used by the oil and gas industry to                                 shares of common stock at $1.1164
   control drilling and maintenance expenses.                          per share
                                                                       (acquired 8-19-05 thru 9-15-06)    5,000,000                2
------------------------------------------------------------------------------------------------------------------------------------
THE WHITMORE MANUFACTURING COMPANY                     80.0%       80 shares common stock
   Rockwall, Texas                                                     (acquired 8-31-79)                 1,600,000       26,000,000
   Specialized mining, railroad and
   industrial lubricants; coatings for
   automobiles and primary metals;
   fluid contamination control devices.
------------------------------------------------------------------------------------------------------------------------------------
+WINDSTREAM CORPORATION                                  <1%       ++9,181 shares common stock
   Little Rock, Arkansas                                               (acquired 7-17-06)                    19,656          134,869
   Provider of voice, broadband and
   entertainment services.
------------------------------------------------------------------------------------------------------------------------------------
MISCELLANEOUS                                              -       BankCap Partners Fund, L.P.
                                                                     -6.0% limited partnership
                                                                     interest (acquired 7-14-06
                                                                     and 1/8-07)                           565,619           595,619
                                                           -       Diamond State Ventures, L.P.
                                                                     - 1.9% limited partnership
                                                                     interest (acquired 10-12-99
                                                                     thru 8-26-05)                         146,000           146,000
                                                           -       First Capital Group of Texas III,
                                                                     L.P. - 3.3% limited partnership
                                                                     interest (acquired 12-26-00 thru
                                                                     8-12-05)                              964,604           964,604
                                                      100.0%       Humac Company - 1,041,000 shares
                                                                     common stock (acquired 1-31-75
                                                                     and 12-31-75)                            --             172,000
                                                           -       PharmaFab, Inc. - contingent
                                                                     payment agreement (acquired
                                                                     2-15-07)                                    2                 2
                                                           -       STARTech Seed Fund I - 12.1%
                                                                     limited partnership interest
                                                                     (acquired 4-17-98 thru 1-5-00)        178,066                 1
                                                           -       STARTech Seed Fund II - 3.2%
                                                                     limited partnership interest
                                                                     (acquired 4-28-00 thru 2-23-05)       950,000                 1
                                                           -       Sterling  Group  Partners  I, L.P.
                                                                     - 1.7% limited partnership
                                                                     interest (acquired 4-20-01 thru
                                                                     1-24-05)                            1,064,042         1,800,000


------------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                                                       $71,642,297     $681,155,033
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
                                                             ---------
                                                              $803,269

Dispositions

                                                              Amount
                                               Cost          Received
                                               ----          --------
Cenveo, Inc. ...........................  $   712,318     $ 9,597,254
Diamond State Ventures, L.P.............       64,000          64,000
Exopack, Inc............................            -         230,035
Heelys, Inc.............................       17,510      31,087,659
Hic-Star Corporation....................    6,529,167               -
PharmaFab, Inc..........................    9,499,998               -
StarTech Seed Fund II...................       50,000          50,000
Sterling Group Partners I, L.P..........            -         601,081
Texas Shredder, Inc.....................           -        1,289,959
                                          -----------     -----------
                                          $16,872,993     $42,919,988

Repayments Received.....................                     $884,935
                                                             ========

                 Capital Southwest Corporation and Subsidiaries
                 Consolidated Statements of Financial Condition

                                                      March 31
                                            ---------------------------
                                                 2007          2006
                                            ------------   ------------
Assets                                       as restated   as restated
Investments at market or fair value
   Companies more than 25% owned
     (Cost: 2007 - $28,632,356,
     2006 - $23,114,866)...................   $526,993,983   $298,481,983
   Companies 5% to 25% owned
     (Cost: 2007 - $18,798,896,
     2006 - $18,595,746)...................     76,398,002     92,070,852
   Companies less than 5% owned
     (Cost: 2007 - $24,211,045,
     2006 - $46,886,344)...................     77,763,048    159,875,248
                                             -------------   ------------

Total investments
     (Cost: 2007 - $71,642,297,
     2006 - $88,596,956)...................    681,155,033    550,428,083
Cash and cash equivalents..................     38,844,203     11,503,866
Receivables................................        337,892        135,887
Other assets...............................      9,170,185      7,300,297
                                             -------------   ------------









   Totals..................................   $729,507,313   $569,368,133
                                              ============   ============



                                                       March 31
                                                 2007          2006
                                            ------------   ------------
Liabilities and Shareholders' Equity         as restated   as restated
Note payable to bank.......................   $        - $    8,000,000
Other liabilities..........................    1,457,847      1,697,086
Deferred income taxes................          2,317,777      1,635,057
                                           ------------- --------------
                    Total liabilities .....    3,775,624    11,332,143
                                           ------------- --------------

Shareholders' equity
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,323,416
     shares at March 31, 2007 and 4,297,616
     shares at March 31, 2006..............    4,323,416      4,297,616
   Additional capital......................  116,373,960     92,410,082
   Undistributed net investment
     income................................    5,655,020      3,744,830
   Undistributed net realized gain (loss) on
     investments...........................  (3,100,142)      2,785,636
   Unrealized appreciation of investments .  609,512,737    461,831,128
   Treasury stock - at cost
     (437,365 shares)......................   (7,033,302)    (7,033,302)
                                           --------------  ---------------
   Net assets at market or fair value, equivalent
     to $186.75 per share at March 31, 2007 on
     the 3,886,051 shares outstanding and
     $144.56 per share at March 31, 2006 on the
     3,860,251 shares outstanding..........  725,731,689    558,035,990
                                           -------------  -------------



   Totals.................................. $729,507,313   $569,368,133
                                            ============   ============




                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Operations

                                                                                                 Years Ended March 31
                                                                                    -----------------------------------------------
                                                                                        2007             2006              2005
                                                                                    -------------    -------------    -------------
                                                                                      as restated      as restated      as restated

Investment income:
   Interest ....................................................................    $   2,308,660    $     505,536    $     437,753
   Dividends ...................................................................        3,954,875        3,485,430        3,778,190
   Management and directors' fees ..............................................          708,900          848,070          637,000
                                                                                    -------------    -------------    -------------
                                                                                        6,972,435        4,839,036        4,852,943
                                                                                    -------------    -------------    -------------
Operating expenses:
   Salaries ....................................................................        1,356,062        1,211,584        1,132,510
   Net pension benefit .........................................................         (144,945)        (116,747)        (254,872)
   Other operating expenses ....................................................        1,014,255          859,702        1,068,313
                                                                                    -------------    -------------    -------------
                                                                                        2,225,372        1,954,539        1,945,951
                                                                                    -------------    -------------    -------------
Income before interest expense and income taxes ................................        4,747,063        2,884,497        2,906,992
Interest expense ...............................................................          460,399          436,021          420,351
                                                                                    -------------    -------------    -------------
Income before income taxes .....................................................        4,286,664        2,448,476        2,486,641
Income tax expense .............................................................           53,324           59,220           80,693
                                                                                    -------------    -------------    -------------
Net investment income ..........................................................    $   4,233,340    $   2,389,256    $   2,405,948
                                                                                    =============    =============    =============
Proceeds from disposition of investments .......................................    $  42,919,988    $  30,802,552    $   4,565,232
Cost of investments sold .......................................................       16,872,993       10,523,986       14,677,252
                                                                                    -------------    -------------    -------------
Realized gain (loss) on investments before income taxes ........................       26,046,995       20,278,566      (10,112,020)
Income tax expense .............................................................       11,080,699        4,827,663             --
                                                                                    -------------    -------------    -------------
Net realized gain (loss) on investments ........................................       14,966,296       15,450,903      (10,112,020)
                                                                                    -------------    -------------    -------------

Net increase in unrealized appreciation of investments .........................      147,681,609      124,355,303       27,809,654
                                                                                    -------------    -------------    -------------

Net realized and unrealized gain on investments ................................    $ 162,647,905    $ 139,806,206    $  17,697,634
                                                                                    =============    =============    =============

Increase in net assets from operations .........................................    $ 166,881,245    $ 142,195,462    $  20,103,582
                                                                                    =============    =============    =============






                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                Consolidated Statements of Changes in Net Assets




                                                                                                   Years Ended March 31
                                                                                   -----------------------------------------------
                                                                                        2007             2006             2005
                                                                                   -------------    -------------    -------------
                                                                                    as restated      as restated      as restated

Operations:
  Net investment income ........................................................   $   4,233,340    $   2,389,256    $   2,405,948
  Net realized gain (loss) on investments ......................................      14,966,296       15,450,903      (10,112,020)
  Net increase in unrealized appreciation of investments .......................     147,681,609      124,355,303       27,809,654
                                                                                   -------------    -------------    -------------
  Increase in net assets from operations .......................................     166,881,245      142,195,462       20,103,582

Distributions from:
  Undistributed net investment income ..........................................      (2,323,150)      (2,314,231)      (2,314,231)
  Net realized gains deemed distributed to shareholders ........................     (11,417,283)     (13,573,139)            --

Capital share transactions:
  Allocated increase in share value for deemed distribution ....................      11,417,283       13,573,139             --
  Exercise of employee stock options ...........................................       1,794,850          208,000             --
  Adjustment to initially apply FASB No. 158, net of tax .......................       1,173,751             --               --
  Stock option expense .........................................................         169,003             --               --
                                                                                   -------------    -------------    -------------
    Increase in net assets .....................................................     167,695,699      140,089,231       17,789,351
Net assets, beginning of year ..................................................     558,035,990      417,946,759      400,157,408
                                                                                   -------------    -------------    -------------

Net assets, end of year ........................................................   $ 725,731,689    $ 558,035,990    $ 417,946,759
                                                                                   =============    =============    =============




                 See Notes to Consolidated Financial Statements


                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows


                                                                                                    Years Ended March 31
                                                                                    -----------------------------------------------
                                                                                         2007             2006             2005
                                                                                    -------------    -------------    -------------
                                                                                     as restated      as restated      as restated

Cash flows from operating activities
Increase in net assets from operations ...........................................  $ 166,881,245    $ 142,195,462    $  20,103,582
Adjustments to reconcile increase in net assets from operations to net cash provided by operating activities:
     Proceeds from disposition of investments ....................................     42,919,988       30,802,552        4,510,652
     Purchases of securities .....................................................       (803,269)     (15,054,741)      (2,280,690)
     Maturities of securities ....................................................        884,935          480,197          394,269
     Depreciation and amortization ...............................................         16,808           16,136           17,597
     Net pension benefit .........................................................       (144,945)        (116,747)        (254,872)
     Realized (gain) loss on investments after income taxes ......................    (14,966,296)     (15,450,905)      10,112,020
     Net increase in unrealized appreciation of investments ......................   (147,681,609)    (124,355,303)     (27,809,654)
     Stock option expense ........................................................        169,003             --               --
     (Increase) decrease in receivables ..........................................       (202,005)             514          (59,924)
     Increase in other assets ....................................................        (39,982)          (3,226)         (10,477)
     Increase (decrease) in other liabilities ....................................          8,934          (67,245)         121,196
     Decrease in accrued pension cost ............................................       (144,171)        (154,673)        (164,129)
     Increase in deferred income taxes ...........................................         50,700           40,800           88,800
                                                                                    -------------    -------------    -------------
Net cash provided by operating activities ........................................     49,949,336       18,332,821        4,768,370
                                                                                    -------------    -------------    -------------
Cash flows from financing activities
Decrease in note payable to bank .................................................     (8,000,000)            --         (7,500,000)
Decrease in note payable to portfolio company ....................................           --         (5,000,000)            --
Distributions from undistributed net investment income ...........................     (2,323,150)      (2,314,231)      (2,314,231)
Proceeds from exercise of employee stock options .................................      1,794,850          208,000             --
Payment of federal income tax for deemed capital gains distribution ..............    (11,080,699)      (4,827,659)            --
                                                                                    -------------    -------------    -------------
Net cash used in financing activities ............................................    (19,608,999)     (11,933,890)      (9,814,231)
                                                                                    -------------    -------------    -------------
Net increase (decrease) in cash and cash equivalents .............................     27,340,337        6,398,931       (5,045,861)
Cash and cash equivalents at beginning of year ...................................     11,503,866        5,104,935       10,150,796
                                                                                    -------------    -------------    -------------
Cash and cash equivalents at end of year .........................................  $  38,844,203    $  11,503,866    $   5,104,935
                                                                                    =============    =============    =============
Supplemental disclosure of cash flow information:
Cash paid during the year for:    Interest .......................................  $     460,399    $     436,920    $     420,446
                              Income taxes .......................................  $      20,000    $      18,420    $        --



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

     Investments. Investments are stated at market or fair value determined by the Board of Directors as described in the Notes to Portfolio of Investments and
Note 3 below. The average cost method is used in determining cost of investments sold. Investments are recorded on a trade date basis. Dividends are recognized on the ex-dividend date and interest income is accrued daily.

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

     Federal Income Taxes. CSC and CSVC intend to comply with the requirements of the Internal Revenue Code necessary to qualify as regulated investment companies. By meeting these requirements, they will not be subject to corporate federal income taxes on ordinary income distributed to shareholders. The Company's policy is to retain and pay the 35% corporate tax on realized long-term capital gains. For investment companies that qualify as RIC's under the IRC, federal income taxes payable on security gains that the company elects to retain are accrued only on the last day of the tax year, December 31. Therefore, CSC and CSVC made no provision for federal income taxes on such gains and net investment income in their financial statements.

     CSMC, a wholly owned subsidiary of CSC, is not a RIC and is required to pay taxes at the current corporate rate.

     Deferred Taxes. The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned portfolio companies. Deferred taxes related to the qualified defined benefit pension plan are recorded as incurred.

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

                                                Years Ended March 31
                                         -------------------------------
                                             2006               2005
                                         ------------       ------------
                                         as restated        as restated

Net asset value, as reported             $558,035,990       $417,946,757
Deduct: Total fair value computed
  stock-based compensation                    150,936            160,764
                                         ------------       ------------
Pro forma net asset value                $557,885,054       $417,785,993
                                         ============       ============

Net asset value per share:
  Basic - as reported                         $144.56            $108.36
                                              =======            =======
  Basic - pro forma                           $144.52            $108.32
                                              =======            =======

  Diluted - as reported                       $144.20            $108.28
                                              =======            =======
  Diluted- pro forma                          $144.16            $108.24
                                              =======            =======

     As of March 31, 2007, the total remaining unrecognized compensation cost related to non-vested stock options was $1,171,452 which will be amortized over the weighted-average service period of approximately 7.53 years.

Defined Pension Benefits and Other Postretirement Plans
-------------------------------------------------------

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

Recent Accounting Pronouncements
--------------------------------

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

2.   Restatement

     As previously announced in a Current Report on Form 8-K filed with the SEC on November 20, 2007, the Company determined that its long-standing practice of recording deferred taxes on unrealized appreciation of investments was not in conformity with GAAP, and its previously issued financial statements, including the Company's annual report on Form 10-K for the fiscal year ended March 31, 2007 and the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2007, as well as all prior period data included within these reports, required restatement. The effects of these changes on the consolidated statements of financial condition as of March 31, 2007 and 2006; the consolidated statements of operations, statements of cash flow and changes in net assets for the three years ended March 31, 2007, 2006 and 2005 are summarized as follows and shown in the tables below:

          (A) A Regulated Investment Company (RIC) is required to record deferred taxes when it is probable the RIC will not qualify under Subchapter M of the Internal Revenue Code for a period longer that one year. Historically, management believed it was probable the Company would not maintain its qualifying status as a RIC in future years and recorded a deferred tax liability on the unrealized appreciation of investments. However, upon further analysis, the Company determined it was only reasonably possible, but not probable, the Company would not maintain its qualifying status as a RIC. Thus the deferred tax liability consistently recorded and disclosed should not have been recognized.

          (B) The Company historically has accrued income taxes payable on its investment gains as they have been incurred, as it has been the Company's practice to retain its investment gains. However, RICs are required to accrue federal income taxes on investment gains that are retained only on the last day of the tax year. The Company incorrectly recorded the tax impact of its investment gains in periods other than the last day of its tax year, December 31. Therefore, the income taxes payable recorded at times other than the tax year end should not have been recognized.

          (C) The Company incorrectly classified its' return of capital contributions cumulatively as "undistributed net realized gains on investments." RICs are required to classify return of capital contributions as "additional capital" in the period in which tax basis amounts become permanent; and reflect undistributed amounts remaining since its' previous tax year end adjusted for temporary tax basis differences as "undistributed net realized gains on investments."

The restatement will eliminate the accrual for deferred taxes on unrealized appreciation of investments, and income taxes payable and related tax carryforwards on realized gains, increasing the net asset value per share and net assets from operations for the periods restated; and reclassify return of capital contributions to "additional capital."

     Our prior accounting treatments resulted in an understatement of our net asset value, and overstatement of our deferred tax liability. This resulted in an understatement of the Company's net asset value in an aggregate amount of $211,388,177 and $161,417,881 as of March 31, 2007 and 2006, respectively. The impact on undistributed net realized gains, undistributed appreciation of investments and additional capital as of April 1, 2005, is $115,412,852 in the aggregate; ($76,531,825) in undistributed net realized losses, $117,094,000 in undistributed appreciation of investments, and $74,850,675 in additional capital.

                                     As of March 31, 2007
Consolidated        -------------------------------------------------------
Statement of          Previously         Adjustment              As
Financial Condition  Reported (1)                           Restated (2)
----------------    -------------     ---------------    ------------------
Total assets         729,507,313                --            729,507,313
                    ============        ============         ============

Income taxes
payable                  231,274            (231,274)                --   (B)
Deferred
income tax           213,474,680        (211,156,903)           2,317,777 (A)(B)
                    ------------        ------------         ------------
Total
liabilities          215,163,801        (211,388,177)           3,775,624
                    ------------        ------------         ------------

Additional capital    11,221,601         105,152,359          116,373,960 (C)

Undistributed
net realized
gain (loss) on
investment           102,766,040        (105,152,359)          (3,100,142)(B)(C)
Net
unrealized
appreciation
of investments       397,410,737         212,102,000          609,512,737 (A)
Net assets at
market or fair
value                514,343,512         211,388,177          725,731,689
                    ------------        ------------         ------------
Total
liabilities and
shareholders'
equity               729,507,313                --            729,507,313
                    ============        ============         ============


                                      As of March 31, 2006
Consolidated        -------------------------------------------------------
Statement of          Previously          Adjustment              As
Financial Condition  Reported (1)                             Restated (2)
----------------    -------------     ---------------    ------------------

Total assets         569,368,133                --            569,368,133
                    ============        ============         ============

Income taxes
payable                  982,653            (982,653)                --   (B)
Deferred
income tax           162,070,285        (160,435,228)           1,635,057 (A)(B)
                    ------------        ------------         ------------
Total
liabilities          172,750,024        (161,417,881)          11,332,143
                    ------------        ------------         ------------

Additional capital     8,109,797          84,300,285           92,410,082 (C)

Undistributed
net realized
gain on
investments           86,432,040         (83,646,404)           2,785,636 (B)(C)
Net unrealized
appreciation
of investments       301,067,128         160,764,000          461,831,128 (A)
Net assets at
market or fair
value                396,618,109         161,417,881          558,035,990
                    ------------        ------------         ------------
Total
liabilities
and
shareholders'
equity               569,368,133                --            569,368,133
                    ============        ============         ============

                                    Year Ended March 31, 2007
                      -------------------------------------------------------
Consolidated
Statement of            Previously                                 As
Operations             Reported (1)        Adjustment           Restated (2)
----------------      -------------     ---------------    ------------------
Net investment
income                   4,233,340               --             4,233,340
Net realized
gain on
investments             16,334,000         (1,367,704)         14,966,296  (B)
Net increase
in unrealized
appreciation
of investments          96,343,609         51,338,000         147,681,609  (A)
                       -----------        -----------         -----------
Net realized
and unrealized
gain on
investments            112,677,609         49,970,296         162,647,905
                       -----------        -----------         -----------
Increase in
net assets
from operations        116,910,949         49,970,296         166,881,245
                       ===========        ===========         ===========









                                      Year Ended March 31, 2006
                        -------------------------------------------------------
Consolidated
Statement of              Previously                                 As
Operations               Reported (1)        Adjustment           Restated (2)
------------------      -------------    ----------------    ------------------
Net investment
income                      2,389,256               --            2,389,256
Net realized gain
on investments             13,115,874          2,335,029         15,450,903 (B)
Net increase
in unrealized
appreciation of
investments                80,685,303         43,670,000        124,355,303 (A)
                          -----------        -----------        -----------
Net realized and
unrealized gain on
investments                93,801,177         46,005,029        139,806,206
                          -----------        -----------        -----------
Increase in net
assets from
operations                 96,190,433         46,005,029        142,195,462
                          ===========        ===========        ===========

                                    Year Ended March 31, 2005
                      -------------------------------------------------------
Consolidated
Statement of            Previously                                 As
Operations             Reported (1)        Adjustment           Restated (2)
----------------      -------------     ---------------    ------------------
Net investment
income                   2,405,948                --             2,405,948
Net realized
loss on
investments             (6,065,814)         (4,046,206)        (10,112,020) (B)
Net increase
in unrealized
appreciation
of investments          17,884,654           9,925,000          27,809,654  (A)
                       -----------         -----------         -----------
Net realized
and unrealized
gain on
investments             11,818,840           5,878,794          17,697,634
                       -----------         -----------         -----------
Increase in
net assets
from operations         14,224,788           5,878,794          20,103,582
                       ===========         ===========         ===========



                                     Year Ended March 31, 2007
                     -------------------------------------------------------
Consolidated
Statement of
Changes in Net        Previously                                 As
Assets               Reported (1)          Adjustment         Restated (2)
-----------------    -------------     ----------------    -----------------
Net investment
income                  4,233,340                --             4,233,340
Net realized gain
on investments         16,334,000          (1,367,704)         14,966,296  (B)
Net increase
on unrealized
appreciation
before
distributions          96,343,609          51,338,000         147,681,609  (A)
                     ------------        ------------        ------------
Increase
in net
assets from
operations before
distributions         116,910,949          49,970,296         166,881,245
Undistributed net
investment income      (2,323,150)               --            (2,323,150)
Net realized gains
deemed distributed
to shareholders              --           (11,417,283)        (11,417,283) (C)
Allocated increase
in share value for
deemed distribution          --            11,417,283          11,417,283  (C)
Employee stock
options exercised       1,794,850                --             1,794,850
Stock option
expense                 1,173,751                --             1,173,751
Adjustment to
initially apply
FASB Statement No.
158, net of tax           169,003                --               169,003
                     ------------        ------------        ------------
Increase
in net
assets                117,725,403          49,970,296         167,695,699
Net assets,
beginning of year     396,618,109         161,417,881         558,035,990
                     ------------        ------------        ------------
Net assets, end of
year                  514,343,512         211,388,177         725,731,689
                     ============        ============        ============
Net asset
value, per share     $     132.36        $      54.40        $     186.75
                     ============        ============        ============

                                     Year Ended March 31, 2006
                          ------------------------------------------------------
Consolidated
Statement of
Changes in Net            Previously                                 As
Assets                   Reported (1)       Adjustment           Restated (2)
-------------------     -------------    ----------------    -----------------
Net investment
income                    2,389,256                 --             2,389,256
Net realized gain
on investments           13,115,874            2,335,029          15,450,903 (B)
Net increase
on unrealized
appreciation
before
distributions            80,685,303           43,670,000         124,355,303 (A)
                       ------------         ------------        ------------
Increase
in net
assets from
operations before
distributions            96,190,433           46,005,029         142,195,462
Undistributed net
investment income        (2,314,231)                --            (2,314,231)
Net realized gains
deemed distributed
to shareholders                --            (13,573,139)        (13,573,139)(C)
Allocated increase
in share value for
deemed distribution            --             13,573,139          13,573,139 (C)
Employee stock
options exercised           208,000                 --               208,000
Stock option
expense                        --                   --                  --
Adjustment to
initially apply
FASB Statement
No. 158, net of
tax                            --                   --                  --
                       ------------         ------------        ------------
Increase
in net
assets                   94,084,202           46,005,029         140,089,231
Net assets,
beginning of year       302,533,907          115,412,852         417,946,759
                       ------------         ------------        ------------
Net assets, end
of year                 396,618,109          161,417,881         558,035,990
                       ============         ============        ============
Net asset
value, per share       $     102.74         $      41.82        $     144.56
                       ============         ============        ============

                                     Year Ended March 31, 2005
                       -------------------------------------------------------
Consolidated
Statement of
Changes in Net             Previously                                As
Assets                    Reported (1)        Adjustment          Restated (2)
-------------------       -------------    ----------------    -----------------
Net investment
income                    2,405,948               --            2,405,948
Net realized
loss on
investments              (6,065,814)        (4,046,206)       (10,112,020)  (B)
Net increase
on unrealized
appreciation
before
distributions            17,884,654          9,925,000         27,809,654   (A)
                       ------------       ------------       ------------
Increase
(decrease) in net
assets from
operations before
distributions            14,224,788          5,878,794         20,103,582
Undistributed net
investment income        (2,314,231)              --           (2,314,231)
Employee stock
options exercised              --                 --                 --
Stock option
expense                        --                 --                 --
Adjustment to
initially apply
FASB Statement
No. 158, net of
tax                            --                 --                 --
                       ------------       ------------       ------------

Increase
in net
assets                   11,910,557          5,878,794         17,789,351
Net assets,
beginning of year       290,623,350        109,534,058        400,157,408
                       ------------       ------------       ------------
Net assets, end
of year                 302,533,907        115,412,852        417,946,759
                       ============       ============       ============
Net asset
value, per share       $      78.44       $      29.92       $     108.36
                       ============       ============       ============


                                       Year Ended March 31, 2007
                           ---------------------------------------------------
Consolidated
Statement of Cash              Previously                              As
Flow                          Reported (1)         Adjustment       Restated (2)
----------------------     ------------------    -------------    -------------

Net Cash provided by
(used in):
Operating activities            35,868,637       11,080,699       46,949,336 (B)

Financing activities            (8,528,300)     (11,080,699)     (19,608,999)(B)
                          ------------------    -------------    -------------
Net increase in cash
and cash equivalents            27,340,337               --       27,340,337
                          ==================    =============    =============

                                        Year Ended March 31, 2006
Consolidated              ----------------------------------------------------
Statement of Cash            Previously                               As
Flow                        Reported (1)         Adjustment       Restated (2)
----------------------    ------------------    -------------    -------------

Net Cash provided by
(used in):
Operating activities            13,505,162        4,827,659       18,332,821 (B)

Financing activities            (7,106,231)      (4,827,659)     (11,933,890)(B)
                          ------------------    -------------    -------------
Net increase in cash
and cash equivalents             6,398,931               --        6,398,931
                          ==================    =============    =============


                                       Year Ended March 31, 2005
Consolidated              ----------------------------------------------------
Statement of Cash            Previously          Adjustment           As
Flow                        Reported (1)                         Restated (2)
----------------------    ------------------    -------------    -------------

Net Cash provided by
(used in):
Operating activities           4,768,370                --         4,768,370

Financing activities          (9,814,231)               --        (9,814,231)
                          ------------------    -------------    -------------
Net decrease in cash
and cash equivalents          (5,045,861)               --        (5,045,861)
                          ==================    =============    =============
------------
(1) As presented in the Company's original Form 10-K for the fiscal year ended March 31, 2007.
(2) Adjusted to reflect the restatement described above.
(A), (B) and (C) are described in detail above.


3.   Valuation of Investments

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

4.   Income Taxes

     For the tax years ended December 31, 2006, 2005 and 2004, CSC and CSVC qualified to be taxed as regulated investment companies ("RICs") under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). To the extent that we retain capital gains and declare a deemed dividend to shareholders, at the corporate rate, on the distribution, and the shareholders would receive a tax credit equal to their proportionate share of the tax paid. Both CSC and CSVC intend to meet the applicable qualifications to be taxed as RICs in future years; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

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

     CSMC, a wholly owned subsidiary of CSC, is not a RIC and is required to pay taxes at the current corporate rate. The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned portfolio companies. Deferred taxes related to the qualified defined benefit pension plan are recorded as incurred.

5.   Undistributed Net Realized Gains (Losses) on Investments

     Distributions made by RICs often differ from aggregate GAAP-basis undistributed net investment income and accumulated net realized gains (total GAAP-basis net realized gains). The principal cause is that required minimum fund distributions are based on income and gain amounts determined in accordance with federal income tax regulations, rather than GAAP. The differences created can be temporary, meaning that they will reverse in the future, or they can be permanent. In subsequent periods when all or a portion of a temporary difference becomes a permanent difference, the amount of the permanent difference will be reclassified to "additional capital".

     For income tax purposes, the $11,417,283 and $13,573,139 are treated as deemed distributions to our shareholders for the tax years ended December 31, 2006 and 2005. We reclassified the deemed distribution, net of tax, from our undistributed net realized earnings capital in excess of par value. For the tax year ended December 31, 2004 to the extent we had capital gains, they were fully offset by either capital losses or capital loss carry forwards.

     As of March 31, 2007 and 2006, our undistributed net realized gains (losses) on investments determined in accordance with generally accepted accounting principles as reflected on our consolidated statement of financial condition were comprised of the following:

As of  March 31,                                    2007                2006
-----------------------------------------       ------------        ------------
                                                (as restated)      (as restated)
Undistributed net realized gains (losses)
  on investments                                ($3,100,142)         $2,785,636


6.   Note Payable

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

7.   Employee Stock Option Plan

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

     The following summarizes activity in the stock option plans for the years ended March 31, 2007, 2006 and 2005:

                                     Number       Weighted Average
                                    of shares      Exercise Price
                                    ---------      --------------
Balance at April 1, 2004             54,500             $70.004
     Granted                          7,500              76.000
     Exercised                            -                   -
     Canceled                       (13,500)             79.870
                                    -------            --------
Balance at March 31, 2005            48,500              68.186
     Granted                              -                   -
     Exercised                       (3,200)             65.000
     Canceled                             -                   -
                                -----------      --------------
Balance at March 31, 2006            45,300              68.411
     Granted                         57,500              94.136
     Exercised                      (25,800)             69.568
     Canceled                       (24,500)             89.482
                                    --------           --------
Balance at March 31, 2007            52,500             $86.184
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

8.   Employee Stock Ownership Plan

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

9.   Retirement Plans

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

     The following tables set forth the qualified plan's benefit obligations and fair value of plan assets at March 31, 2007, 2006 and 2005:

                                              Years Ended March 31
                                    -----------------------------------------
                                        2007          2006           2005
                                    -----------    -----------    -----------
Change in benefit obligation

Benefit obligation at beginning
     of  year ....................  $ 4,004,017    $ 3,833,411    $ 3,799,113
Service cost .....................      103,342         95,590         92,434
Interest cost ....................      230,711        223,374        214,076
Actuarial loss ...................       68,854        228,122         94,812
Benefits paid ....................     (386,982)      (376,480)       367,024)
Plan change ......................      (54,842)          --             --
                                    -----------    -----------    -----------
Benefit obligation at end of year   $ 3,965,100    $ 4,004,017    $ 3,833,411
                                    ===========    ===========    ===========

Change in plan assets

Fair value of plan assets at beginning
     of  year .................... $ 11,640,693    $  9,326,254    $ 10,030,763
Actual return on plan assets .....    1,719,581       2,690,919        (337,485)
Benefits paid ....................     (386,982)       (376,480)       (367,024)
                                   ------------    ------------    ------------
Fair value of plan assets at end of
     year ........................ $ 12,973,292    $ 11,640,693    $  9,326,254
                                   ============    ============    ============

     The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                            March 31
                                                  ----------------------------
                                                       2007            2006
                                                  ------------    ------------

Actuarial present value of benefit obligations:
     Accumulated benefit obligation ............  $ (3,435,396)   $ (3,475,899)
                                                  ============    ============
Projected benefit obligation for service
     rendered to date ..........................  $ (3,965,100)   $ (4,004,017)
Plan assets at fair value* .....................    12,973,292      11,640,693
Funded status ..................................     9,008,192       7,636,676
Unrecognized net (gain)
loss from past experience
     different from that assumed and effects of
     changes in assumptions ....................    (1,761,054)       (670,478)
Unrecognized prior service costs ...............       132,904         195,281
Additional asset, FAS 158 ......................     1,628,150            --
                                                  ------------    ------------
Prepaid pension cost included in other assets ..  $  9,008,192    $  7,161,479
                                                  ============    ============
-------------
*Primarily equities and bonds including approximately 25,000 shares of common stock of the Company.

     Components of net pension benefit related to the qualified plan include the following:

                                                 Years Ended March 31
                                          -----------------------------------
                                             2007         2006         2005
                                          ---------    ---------    ---------
Service cost - benefits earned during
     the year ........................... $ 103,342    $  95,590    $  92,434
Interest cost on projected benefit
     obligation .........................   230,711      223,374      214,076
Expected return on assets ...............  (580,104)    (551,026)    (564,627)
Net amortization ........................    27,487       38,897      (66,280)
                                          ---------    ---------    ---------
Net pension benefit from qualified plan . $(218,564)   $(193,165)   $(324,397)
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

   The following table sets forth the Retirement Restoration Plan's benefit obligations at March 31, 2007, 2006 and 2005:

                                              Years Ended March 31
                                    -----------------------------------------
                                        2007          2006           2005
                                    -----------    -----------    -----------
Change in benefit obligation

Benefit obligation at beginning
     of  year ..................... $ 1,280,542    $ 1,302,368    $ 1,414,091
Service cost ......................      20,245         19,094         10,380
Interest cost .....................      68,937         72,886         74,711
Actuarial (gain) loss .............     (36,529)        40,867        (32,685)
Benefits paid .....................    (144,170)      (154,673)      (164,129)
Plan change .......................     (10,134)          --             --
                                    -----------    -----------    -----------
Benefit obligation at end of year . $ 1,178,891    $ 1,280,542    $ 1,302,368
                                    ===========    ===========    ===========

     The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:

                                                              March 31
                                                     --------------------------
                                                         2007           2006
                                                     -----------    -----------
Projected benefit obligation ....................... $(1,178,891)   $(1,280,542)
Unrecognized net loss from past ex-
     perience different from that assumed
     and effects of changes in assumptions .........      56,523         93,049
Unrecognized prior service costs ...................    (234,144)      (239,573)
Additional asset, FAS 158 ..........................     177,621           --
                                                     -----------    -----------
Accrued pension cost included in other liabilities . $(1,178,891)   $(1,427,066)
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

     The following assumptions were used in estimating the actuarial present value of the projected benefit obligations:

                                            Years Ended March 31
                                     ------------------------------------
                                        2007         2006         2005
                                     ---------    ----------   ----------

Discount rate......................     6.0%         5.75%        5.75%
Rate of compensation increases.....     5.0%          5.0%         5.0%

     The following assumptions were used in estimating the net periodic (income)/expense:

                                             Years Ended March 31
                                     ------------------------------------
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

   The Company's pension plan asset allocations are as follows:

                                                    Percentage of plan assets
                                                           at March 31
                                                      -------------------
Asset Category                                           2007      2006
--------------                                        --------   --------

Equity securities...........................             79.1%      83.6%
Debt securities.............................             11.4%      12.9%
Cash .......................................              9.5%       3.5%
                                                      --------   --------
                                                        100.0%     100.0%

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

     Following are the expected benefit payments for the next five years and in the aggregate for the years 2013-2017:

                          Years Ended March 31
                 ---------------------------------------
                                                    2013-
(In Thousands)   2008   2009   2010   2011   2012   2017
                 ----   ----   ----   ----   ----   ----
                 $357   $337   $316   $294   $281  $1,136

     Incremental effect of applying FASB Statement No. 158 on individual line items in the Statement of Financial Condition:

                                                      March 31, 2007
                                  -------------------------------------------------------
                                 Before Application                     After application
                                  Of Statement 158       Adjustments     of Statement 158
                                  ----------------       -----------     ----------------
Other assets ....................... $  7,542,035       $  1,628,150        $  9,170,185
Other liabilities ..................    1,635,468           (177,621)          1,457,847
Deferred income taxes ..............  212,842,660            632,020         213,474,680
Additional capital .................   10,047,850          1,173,751          11,221,601
Net assets at market or fair value .  513,169,761          1,173,751         514,343,512

10.  Commitments

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

11.  Sources of Income

     Income was derived from the following sources:

                                    Investment Income
                         ------------------------------------------  Realized Gain
                                                                        (Loss) on
Years Ended                                                            Investments
March 31                                                   Other      Before Income
2007                       Interest       Dividends        Income        Taxes
----                     ------------   ------------   ------------   ------------
Companies more than
   25% owned ........... $       --     $  3,449,558   $    659,500   $ 31,070,149
Companies 5% to 25%
   owned ...............      125,733        171,578         20,000           --
Companies less than
   5% owned ............      938,761        333,739         29,400     (5,023,154)
Other sources,
   including temporary
   investments .........    1,244,166           --             --             --
                         ------------   ------------   ------------   ------------
                         $  2,308,660   $  3,954,875   $    708,900   $ 26,046,995
                         ============   ============   ============   ============

                                    Investment  Income
                         -------------------------------------------   Realized Gain
                                                                         (Loss) on
Years Ended                                                             Investments
March 31                                                   Other       Before Income
2006                       Interest       Dividends        Income         Taxes
----                     ------------    ------------   ------------    ------------
Companies more than
   25% owned ........... $       --      $  2,926,964   $    642,500    $       --
Companies 5% to 25%
   owned ...............      (55,236)        188,233         10,000            --
Companies less than
   5% owned ............      302,622         370,233        195,570      20,278,566
Other sources,
   including temporary
   investments .........      258,150            --             --              --
                         ------------    ------------   ------------    ------------
                         $    505,536    $  3,485,430   $    848,070    $ 20,278,566
                         ============    ============   ============    ============


                                       28


2005
----
Companies more than
   25% owned ........... $       --      $  3,361,345   $    637,000    $       --
Companies 5% to 25
   owned ...............       55,236          80,858           --       (12,097,124)
Companies less than
   5% owned ............      346,396         335,987           --         1,985,104
Other sources,
   including temporary
   investments .........       36,121            --             --              --
                         ------------    ------------   ------------    ------------
                         $    437,753    $  3,778,190   $    637,000    $(10,112,020)
                         ============    ============   ============    ============

12.  Subsequent Events

     In July 2007, William R. Thomas, retired from his role as President and Chief Executive Officer, but has continued in capacity as Chairman of the Board. Gary L Martin was named President and Chief Executive Officer.

In   August   2007,   Susan  K.   Hodgson   resigned   from  her   position   as
Secretary-Treasurer and Chief Financial Officer. Tracy L. Morris was hired in September 2007, as Controller and Chief Financial Officer.

On August 27, 2007, Capital Southwest Corporation and Capital Southwest Venture Corporation, were named in a lawsuit filed in the United States District Court of the Northern District of Texas, Dallas Division, against Heelys, Inc and its Chief Executive Officer, Chief Financial Officer and the directors who signed its registration statement with the Securities and Exchange Commission in connection with its December 7, 2006 initial public offering ("IPO"), and its underwriters for the IPO. The complaint alleges violations of Sections 11 and 15 of the Securities Act of 1933 and the plaintiffs are seeking compensatory damages in an unspecified amount, as well as reasonable costs and expenses incurred in the action, including counsel fees and expert fees. We believe that the plaintiffs' claims are without merit, we deny the allegations in the complaints, and we intend to vigorously defend the lawsuits.

In September and October 2007 four similar suits were also filed in the United States District Court of the Northern District of Texas making substantially similar allegations under Sections 11, 12 and 15 of the Securities Act of 1933, and seeking substantially similar damages. These lawsuits have been transferred to a single judge, and we expect that all the cases will be consolidated into a single action, with a consolidated complaint filed shortly thereafter. We believe that the plaintiffs' claims are without merit, we deny the allegations in the complaints, and we intend to vigorously defend the lawsuits.

     On November 15, 2007, the Company received a Staff Determination Letter from NASDAQ, stating that we were delinquent in our SEC filings for the quarter ended September 30, 2007 and in violation of NASDAQ rules. On November 20, 2007, the Company requested a written hearing with NASDAQ. The hearing date is set for January 10, 2008 at 4:00 PM.


                       Selected Per Share Data and Ratios
                                                                                          Years Ended March
                                                                      ---------------------------------------------------------
   Per Share Data                                                        2007       2006         2005        2004        2003
                                                                      ---------   ---------   ---------   ---------   ---------
                                                                    as restated as restated  as restated as restated  as restated


Investment income                                                   $     1.79  $     1.25  $     1.26  $     1.22  $     1.06
Operating expenses                                                        (.57)       (.51)       (.51)       (.39)       (.30)
Interest expense                                                          (.12)       (.11)       (.11)       (.14)       (.12)
Income taxes                                                              (.01)       (.01)       (.02)       (.02)       (.04)
                                                                      ---------   ---------   ---------   ---------   ---------
Net investment income                                                     1.09         .62         .62         .67         .60
Distributions from undistributed net investment income                    (.60)       (.60)       (.60)       (.60)       (.60)
Net realized gain (loss) on investments                                   3.85        4.00       (2.62)       3.27         .52
Net increase (decrease) in unrealized appreciation of investments        38.00       32.22        7.21       29.57      (18.20)
Exercise of employee stock options*                                       (.49)       (.04)        --         (.25)    --

Stock option expense                                                       .04         --          --          --          --

Adjustment to initially apply FASB No. 158, net of tax                     .30         --          --          --          --
                                                                       ---------   ---------   ---------   ---------   ---------



Increase (decrease) in net asset value                                   42.19       36.20        5.21       32.66      (17.68)
Net asset value
  Beginning of year                                                     144.56      108.36      103.75       71.09       88.77
                                                                      ---------   ---------   ---------   ---------   ---------
  End of year                                                       $   186.75  $   144.56  $   108.36  $   103.75  $    71.09
                                                                      =========   =========   =========   =========   =========

Ratios and Supplemental Data
Ratio of operating expenses to average net assets                          .36%        .42%        .49%        .47%        .39%
Ratio of net investment income to average net assets                       .68%        .51%        .60%        .81%        .78%
Portfolio turnover rate                                                   0.13%       2.36%        .56%       3.74%       1.53%


Net asset value total return                                             29.85%      34.31%       5.25%      47.42%     (19.11)%

Shares outstanding at end of period (000s omitted)                       3,886       3,860       3,857       3,857       3,829



-------------
* Net decrease is due to the exercise of employee stock options at prices less than beginning of period net asset value.

Management's Report on Internal Control Over Financial Reporting

     Management is responsible for establishing and maintaining adequate internal control over financial reporting ("ICFR"), as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company's internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. With the participation of the Chief Executive Officer and the Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting as of March 31, 2007 based on the criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.

     In the company's Annual Report on Form 10-K for the year ended March 31, 2007 filed on May 15, 2007, management concluded that our internal control over financial reporting was effective as of March 31, 2007. Subsequently, management identified the following material weakness in internal control over financial reporting with respect to accounting for taxes:

     Under the supervision and with the participation of our management, including our President and Controller, we conducted an evaluation of the effectiveness of our internal control over financial reporting in connection with preparation of the Amended Annual Report on Form 10-K/A for the year ended March 31, 2007. As a result of the assessments, a material weakness was identified. The following material weakness is the basis for our conclusion:

o We did not maintain an adequate process to assess and determine the probability of the Company maintaining its qualifying status as a RIC subject to subchapter M of the IRC over the next twelve months at any given quarter.

     This material weakness has caused us to amend our Annual Report on Form 10-K for the year ended March 31, 2007, in order to restate the financial statements and our selected per share data and ratios for the years ended March 31, 2007, 2006 and 2005, and our selected per share data and ratios for the years ended March 31, 2004 and 2003. Additionally, we have amended our Form 10-Q for the quarter ended June 30, 2007.

     As a result of this material weakness, our Management has revised its earlier assessment and has now concluded that our internal control over financial reporting was not effective as of March 31, 2007.

     Grant Thornton LLP has issued its opinion that the Company had not maintained effective internal control over financial reporting as of March 31, 2007 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organzations of the Treadway Commission. This opinion appears on the next page.



Date: January 9, 2008


/s/ Gary L. Martin
------------------
Gary L. Martin
President & Chief Executive Officer



/s/ Tracy L. Morris
-------------------
Tracy L. Morris
Controller
(chief financial/accounting officer)

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Capital Southwest Corporation

     We have audited Capital Southwest Corporation (a Texas Corporation) and subsidiaries (the "Company") internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management's report on internal control over financial reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

     A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management's assessment.

     o The Company did not maintain an adequate process to assess and determine the probability of the Company maintaining its qualifying status as a RIC subject to subchapter M of the IRC over the next twelve months at any given quarter end.

     In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control--Integrated Framework issued by COSO.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of the Company as of March 31, 2007 and 2006, including the portfolio of investments as of March 31, 2007, and the related consolidated statements of operations, changes in net assets, cash flows, and the selected per share data and ratios for each of the three years in the period ended March 31, 2007. The material weakness identified above was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2007 financial statements, and this report does not affect our report dated, January 9, 2008, which expressed an unqualified opinion on those financial statements and the selected per share data and ratios.




/s/ GRANT THORNTON LLP
Dallas, Texas
January 9, 2008

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Capital Southwest Corporation

     We have audited the accompanying consolidated statements of financial condition of Capital Southwest Corporation (a Texas Corporation) and
subsidiaries (the "Company") as of March 31, 2007 and 2006, including the portfolio of investments as of March 31, 2007, and the related consolidated statements of operations, changes in net assets, cash flows, and the selected per share data and ratios for each of the three years in the period ended March 31, 2007. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits. The selected per share data and ratios for the year ended March 31, 2004, were audited by another independent registered public accounting firm whose report dated May 12, 2004, except for Note 2, which is as of January 9, 2008 expressed an unqualified opinion. The selected per share data and ratios for the year ended March 31, 2003, were audited by another independent registered public accounting firm whose report dated April 25, 2003, except for
Note 2, which is as of January 9, 2008 expressed an unqualified opinion.

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

     As described in Note 6 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective April 1, 2006. As described in Note 8 to the consolidated financial statements, the Company also adopted the provisions of FASB Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans: An Amendment of FASB Statements No. 87, 88, 106, and 132(R), effective March 31, 2007.

     As described in Note 2 to the consolidated financial statements, the Company restated its consolidated financial statements and the selected per share data and ratios for each of the fiscal years ended March 31, 2007, 2006 and 2005 and the selected per share data and ratios for the years ended March 31, 2004 and 2003 by eliminating the accrual for deferred taxes on unrealized appreciation of investments, and income taxes payable and related tax carry forwards on realized gains, which increased the net asset value per share and net assets from operations for the periods restated, and reclassified return of capital contributions to "additional capital".

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Capital Southwest Corporation and subsidiaries' internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our accompanying report dated January 9, 2008, expressed an adverse opinion on the effective operation of the Company's internal control over financial reporting.



/s/ Grant Thornton LLP
Dallas, Texas
January 9, 2008

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Results of Operations


     The composite measure of the Company's financial performance in the Consolidated Statements of Operations is captioned "Increase in net assets from operations" and consists of three elements. The first is "Net investment income", which is the difference between the Company's income from interest, dividends and fees and its combined operating and interest expenses, net of applicable income taxes. The second element is "Net realized gain (loss) on investments", which is the difference between the proceeds received from disposition of portfolio securities and their stated cost, net of applicable income tax expense based on the Company's tax year. The third element is the "Net increase in unrealized appreciation of investments", which is the net change in the market or fair value of the Company's investment portfolio, compared with stated cost. It should be noted that the "Net realized gain (loss) on investments" and "Net increase in unrealized appreciation of investments" are directly related in that when an appreciated portfolio security is sold to realize a gain, a corresponding decrease in net unrealized appreciation occurs by transferring the gain associated with the transaction from being "unrealized" to being "realized." Conversely, when a loss is realized on a depreciated portfolio security, an increase in net unrealized appreciation occurs.

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



                                           Years Ended March 31
                                       2007      2006           2005
                                     ----------  ---------   ----------
Alamo Group Inc. ................... $  677,112  $  677,112 $   677,112
Balco, Inc..........................          -     252,960     252,960
Dennis Tool Company.................     62,499      49,999      25,000
Kimberly-Clark Corporation..........    154,360     142,011     127,347
Lifemark Group......................    600,000     600,000     600,000
PalletOne, Inc......................     89,842     179,685      80,858
The RectorSeal Corporation..........  1,869,947   1,106,893     960,000
Sprint Nextel Corporation...........      9,000      18,000      45,000
TCI Holdings, Inc...................     81,270      81,270      81,270
The Whitmore Manufacturing Company..    240,000     240,000     846,273
Other...............................    170,845     137,500      82,370
                                    --------------------------------------
                                     $3,954,875  $3,485,430  $3,778,190

     Total operating expenses, excluding interest expense, increased by $270,833 or 13.9% during the year ended March 31, 2007. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal and accounting fees and the net pension benefit.

Net Realized Gain (Loss) on Investments

     Net realized gain on investments was $14,966,296 (after income tax expense of $11,080,699) during the year ended March 31, 2007, compared with a gain of $15,450,903 (after income tax expense of $4,827,663) during 2006 and a loss of $10,112,020 during 2005. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains or losses through the disposition of certain portfolio investments.

Net Increase  in Unrealized Appreciation of Investments

     For the three years ended March 31, the Company recorded an increase in unrealized appreciation of investments of $147,681,609, $124,355,303 and $27,809,654 in 2007, 2006 and 2005, respectively. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation excluding the effect of gains or losses realized during the year) by portfolio company for securities held at the end of each year.

                                           Years Ended March 31
                                    2007          2006         2005
                                -----------    -----------  -----------

Alamo Group Inc. ..............  $2,821,000  $  (5,642,000) $19,749,000
Encore Wire Corporation.......  (12,260,000)    49,041,000  (27,245,000)
Heelys, Inc.................... 170,040,908     27,000,000    1,400,000
Hologic, Inc...................     715,086     12,472,883    1,836,760
Media Recovery, Inc............   3,000,000     15,744,000    9,256,000
Palm Harbor Homes, Inc......... (27,493,000)    27,493,000  (15,710,000)
The RectorSeal Corporation.....  10,500,000     15,000,000   12,500,000

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

Contractual Obligations

     As shown below, the Company had the following contractual obligations as of March 31, 2007. For further information see Note 5 and Note 9 of the Consolidated Financial Statements.

                                  Payments Due By Period ($ in Thousands)
                                  ---------------------------------------
                                      Less than      1-3     3-5    More Than
Contractual Obligations        Total    1 Year      Years    Years   5 Years
-----------------------------------------------------------------------------
Long-term debt obligations      $ -       -       $   -       -       -
Capital  lease obligations        -       -           -       -       -
Operating lease obligations      80       -          80       -       -
Purchase obligations              -       -           -       -       -
Other long-term liabilities
   reflected on the Company's
   balance sheet under GAAP       -       -           -       -       -
                             ------------------------------------------------
Total                           $80       -       $  80       -       -
                             ------------------------------------------------

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




                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)

                                    1997         1998         1999         2000         2001
Financial Position                ---------    ---------    ---------    ---------    ---------
(as of March 31)                 as restated  as restated  as restated  as restated  as restated


Investments at cost ............  $  59,908    $  61,154    $  73,580    $  85,002    $  87,602
Unrealized appreciation ........    233,383      340,132      276,698      238,627      228,316
                                  ---------    ---------    ---------    ---------    ---------
Investments at market or
   fair value ..................    293,291      401,286      350,278      323,629      315,918
Total assets ...................    310,760      522,324      360,786      392,586      322,668
Notes payable * ................      5,000        5,000        5,000       10,000       16,000
Net assets .....................    303,469      414,697      352,974      319,438      303,436
Shares outstanding .............      3,767        3,788        3,815        3,815        3,815
                                  ---------    ---------    ---------    ---------    ---------


Changes in Net Assets (years ended March 31)
Net investment income ..........  $   2,574    $   2,726    $   1,762    $   1,663    $   1,723
Net realized gain (loss) on
   investments .................      4,290        3,301        1,264        5,162       (5,126)
Net increase (decrease) in
   unrealized appreciation
   before distributions ........     34,996      106,749    (63,4334)      (38,072)     (10,311)
                                  ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions ........     41,860      112,776      (60,408)     (31,247)     (13,714)
Cash dividends paid ............     (2,260)      (2,268)      (2,280)      (2,289)      (2,289)
Employee stock options
   exercised ...................       --            720          965         --           --

Stock option expense ...........       --           --           --           --           --
Adjustment to initially apply FASB
    Statement No. 158, net of tax      --           --           --           --           --

                                  ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net assets    39,600      111,228      (61,723)     (33,536)     (16,003)


Per Share Data (as of March 31)
Net assets .....................  $   80.56    $  109.48    $   92.52    $   83.73    $   79.54
Closing market price ...........      67.88        94.00        73.00        54.75        65.00

Cash dividends paid ............        .60          .60          .60          .60          .60




                                     2002         2003         2004        2005         2006         2007
Financial Position                ---------    ---------    ---------    ---------    ---------    ---------
(as of March 31)                 as restated  as restated  as restated  as restated  as restated  as restated


Investments at cost ............  $  82,194    $  91,462    $  97,283    $  84,546    $  88,597    $  71,642
Unrealized appreciation ........    265,287      195,598      309,666      337,476      461,831      609,513
                                  ---------    ---------    ---------    ---------    ---------    ---------
Investments at market or
   fair value ..................    347,481      287,060      406,949      422,022      550,428      681,155
Total assets ...................    357,183      298,490      423,979      434,384      569,368      729,507
Notes payable * ................     14,000       23,000       20,500       13,000        8,000         --
Net assets .....................    339,891      272,211      400,157      417,947      558,036      725,732
Shares outstanding .............      3,829        3,829        3,857        3,857        3,860        3,886
                                  ---------    ---------    ---------    ---------    ---------    ---------


Changes in Net Assets (years ended March 31)
Net investment income ..........  $   2,042    $   2,299    $   2,587    $   2,406    $   2,389    $   4,233
Net realized gain (loss) on
   investments .................       (762)       2,007       12,603      (10,112)      15,451       14,966
Net increase (decrease) in
   unrealized appreciation
   before distributions ........     36,971      (69,689)     114,068       27,810      124,355      147,682
                                  ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions ........     38,251      (65,383)     129,257       20,104      142,195      166,881
Cash dividends paid ............     (2,295)      (2,297)      (2,309)      (2,314)      (2,314)      (2,323)
Employee stock options
   exercised ...................        499         --            997         --            208        1,795

Stock option expense ...........       --           --           --           --           --            169
Adjustment to initially apply FASB
    Statement No. 158, net of tax      --           --           --           --           --          1,173

                                  ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net assets    36,455      (67,680)     127,946       17,790      140,089      167,695


Per Share Data (as of March 31)
Net assets .....................  $   88.77    $   71.09    $  103.75    $  108.36    $  144.56    $  186.75
Closing market price ...........      68.75        48.15        75.47        79.10        95.50       153.67

Cash dividends paid ............        .60          .60          .60          .60          .60          .60






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

Market Prices

     The Company's common stock trades on The Nasdaq Global Market under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended                                            High     Low
-----------------------------------------------------------------------
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

Annual Meeting

     The Annual Meeting of Shareholders of Capital Southwest Corporation was held on Monday, July 16, 2007, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (second floor), 12900 Preston Road, Dallas, Texas.