Form 10-K, Exhibit 13
period 2008-03-31
CAPITAL SOUTHWEST CORP
filed 2008-05-23
CIK 17313

Exhibit 13.1
            Twelve Largest Investments - March 31, 2008

--------------------------------------------------------------------------------
The RectorSeal Corporation                                 $144,200,000
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

   During the year ended March 31, 2008, RectorSeal earned $11,264,000 on revenues of $112,029,000, compared with earnings of $9,676,000 on revenues of $103,922,000 in the previous year. RectorSeal's earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

   At March 31, 2008, Capital Southwest owned 100% of RectorSeal's common stock having a cost of $52,600 and a value of $144,200,000.

--------------------------------------------------------------------------------
Lifemark Group                                              $71,000,000
--------------------------------------------------------------------------------

   Lifemark Group, Hayward, California, owns and operates cemeteries, funeral homes, mausoleums and mortuaries. Lifemark's operations, all of which are in California, include a major cemetery and funeral home in San Mateo, a mausoleum and an adjacent mortuary in Oakland and cemeteries, mausoleums and mortuaries in Hayward and Sacramento. The company also owns a funeral home in San Bruno. Its funeral and cemetery trusts enable Lifemark's clients to make pre-need arrangements. The company's assets also include excess real estate holdings.

   For the fiscal year ended March 31, 2008, Lifemark reported earnings of $529,000 on revenues of $29,682,000, compared with earnings of $2,239,000 on revenues of $28,727,000 in the previous year.

   At March 31, 2008, Capital Southwest owned 100% of Lifemark Group's common stock, which had a cost of $4,510,400 and was valued at $71,000,000.

--------------------------------------------------------------------------------
Encore Wire Corporation                                     $51,084,375
--------------------------------------------------------------------------------

   Encore Wire Corporation, McKinney, Texas, manufactures a broad line of copper electrical building wire and cable including non-metallic sheathed, underground feeder and THHN wire and cable as well as armored cable for residential, commercial and industrial construction. Encore's products are sold through distributors and building materials retailers.

   For the year ended December 31, 2007, Encore reported net income of $30,796,000 ($1.32 per share) on net sales of $1,184,786,000, compared with net income of $115,133,000 ($4.86 per share) on net sales of $1,249,330,000 in the previous year. The March 31, 2008 closing Nasdaq bid price of Encore's common stock was $18.18 per share.

   At March 31, 2008, the $5,800,000 investment in 4,086,750 shares of Encore's restricted common stock by Capital Southwest and its subsidiary was valued at $51,084,375 ($12.50 per share), representing a fully-diluted equity interest of 16.9%.

--------------------------------------------------------------------------------
Alamo Group Inc.                                            $45,284,800
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

   For the year ended December 31, 2007, Alamo reported net income of $12,365,000 ($1.24 per share) on net sales of $504,386,000, compared with net income of $11,488,000 ($1.16 per share) on net sales of $456,494,000 in the previous year. The March 31, 2008 closing NYSE market price of Alamo's common stock was $21.27 per share.

   At March 31, 2008, the $2,190,937 investment in Alamo by Capital Southwest and its subsidiary was valued at $45,284,800 ($16.00 per share), consisting of 2,830,300 restricted shares of common stock, representing a fully-diluted equity interest of 26.2%.

--------------------------------------------------------------------------------
The Whitmore Manufacturing Company                          $38,000,000
--------------------------------------------------------------------------------

   The Whitmore Manufacturing Company, Rockwall, Texas, manufactures specialty lubricants for heavy equipment used in surface mining, railroads and other industries, and produces water-based coatings for the automotive and primary metals industries. Whitmore's Air Sentry division manufactures fluid contamination control devices. The company's assets also include several commercial real estate interests.

   During the year ended March 31, 2008, Whitmore reported net income of $2,879,000 on net sales of $23,148,000, compared with net income of $2,848,000 on net sales of $20,863,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest's subsidiary, The RectorSeal Corporation (described on page 6).

   At March 31, 2008, the direct investment in 80% of Whitmore by Capital Southwest was valued at $38,000,000 and had a cost of $1,600,000.

--------------------------------------------------------------------------------
Media Recovery, Inc.                                        $37,500,000
--------------------------------------------------------------------------------

   Media Recovery, Inc. (MRI) is a holding company of three operating divisions, Media Recovery, ShockWatch and Damage Prevention Company. Its Media Recovery division provides datacenter supplies and services to corporate customers through its direct sales force. Its ShockWatch division manufactures monitoring devices used to detect mishandled shipments and devices for monitoring material handling equipment. Media Recovery's subsidiary, The Damage Prevention Company, Denver, Colorado, manufactures dunnage products used to prevent damage in trucking, rail and export container shipments.

   During the year ended September 30, 2007, Media Recovery reported net income of $4,744,000 on net sales of $134,180,000, compared with net income of $5,164,000 on net sales of $137,040,000 in the previous year.

   At March 31, 2008, the $5,415,000 investment in Media Recovery by Capital Southwest and its subsidiary was valued at $37,500,000, consisting of 800,000 shares of Series A convertible preferred stock and 4,000,000 shares of common stock, representing a fully-diluted equity interest of 96.9%.

--------------------------------------------------------------------------------
Heelys, Inc.                                                $34,939,913
--------------------------------------------------------------------------------

   Heelys, Inc., Carrollton, Texas, markets and distributes specialty stealth skate footwear, equipment and apparel under the brand name Heelys. The company manufactures its products in China and Korea and distributes them through domestic and international sporting goods chains, department and lifestyle stores and specialty footwear retailers.

   During the year ended December 31, 2007, Heelys reported net income of $22,317,000 ($0.79 per share) on net sales of $183,472,000, compared with net income of $29,174,000 ($1.16 per share) on net sales of $188,208,000 in the previous year. The March 31, 2008 closing Nasdaq market price of Heely's common stock was $4.29 per share.

   At March 31, 2008, the $102,490 investment in Heelys by Capital Southwest's subsidiary was valued at $34,939,913 ($3.75 per share), consisting of 9,317,310 restricted shares of common stock, representing a fully-diluted equity interest of 31.8%.

--------------------------------------------------------------------------------
Palm Harbor Homes, Inc.                                     $31,420,484
--------------------------------------------------------------------------------

   Palm Harbor Homes, Dallas, Texas, is an integrated manufacturer and retailer of manufactured and modular housing produced in 12 plants and sold in 29 states by 87 company-owned retail stores and builder locations and approximately 275 independent dealers, builders and developers.

   During the year ended March 31, 2008, Palm Harbor reported a net loss of $124,262,000 ($5.44 per share) on net sales of $555,096,000, compared with net loss of $11,565,000 ($0.51 per share) on net sales of $661,247,000 in the previous year. The March 31, 2008 closing Nasdaq market price of Palm Harbor's common stock was $5.25 per share.

   At March 31, 2008, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $31,420,484 ($4.00 per share), consisting of 7,855,121 restricted shares of common stock, representing a fully-diluted equity interest of 30.5%.

--------------------------------------------------------------------------------
Hologic, Inc.                                               $17,586,068
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

   For the year ended September 29, 2007, Hologic reported net income of $94,578,000 ($1.72 per share) on net sales of $738,368,000, compared with net income of $27,423,000 ($0.56 per share) on net sales of $462,680,000 in the previous year. The March 31, 2008 closing Nasdaq bid price of Hologic's common stock was $55.58 per share.

   At March 31, 2008, Capital Southwest and its subsidiary owned 316,410 unrestricted shares of common stock, having a cost of $220,000 and a market value of $17,586,068 ($55.58 per share).


--------------------------------------------------------------------------------
   All Components, Inc.                                     $12,600,000
--------------------------------------------------------------------------------

   All Components, Inc., Austin, Texas, distributes and produces memory and other electronic components for personal computer manufacturers, retailers, value-added resellers and other corporate customers. Through its Austin-based sales and distribution center and its contract manufacturing plants in Austin, Texas and Boise, Idaho, the company serves over 2,000 customers throughout the United States.

   During the year ended August 31, 2007, All Components reported net income of $134,000 on net sales of $239,565,000, compared with net income of $968,000 on net sales of $275,449,000 in the previous year.

   At March 31, 2008, the $6,150,000 investment in All Components by Capital Southwest and its subsidiary was valued at $12,600,000 consisting of an 8.25% subordinated note valued at its cost of $6,000,000 and 150,000 shares of Series A Convertible Preferred Stock valued at $6,600,000, representing a 79.9% fully-diluted equity interest.

--------------------------------------------------------------------------------
Texas Capital Bancshares, Inc.                               $8,265,393
--------------------------------------------------------------------------------

   Texas Capital Bancshares, Inc. of Dallas, Texas, formed in 1998, has total assets of approximately $4.3 billion. With branch banks in Austin, Dallas, Fort Worth, Houston, Plano and San Antonio, Texas Capital Bancshares conducts its business through its subsidiary, Texas Capital Bank, N.A., which targets middle market commercial and wealthy private client customers in Texas.

   For the year ended December 31, 2007, Texas Capital reported net income of $29,422,000 ($1.10 per share), compared with net income of $28,924,000 ($1.09 per share) in the previous year. The March 30, 2008 closing Nasdaq price of Texas Capital's common stock was $16.88 per share.

   At March 31, 2008, Capital Southwest owned 489,656 unrestricted shares of common stock, having a cost of $3,550,006 and a market value of $8,265,393 ($16.88 per share).

--------------------------------------------------------------------------------
Extreme International, Inc.                                  $7,985,000
--------------------------------------------------------------------------------

   Extreme International, Inc., Sugar Land, Texas, owns Bill Young Productions, Texas Video and Post, and Extreme Communications, which produce radio and television commercials and corporate communications videos.

   During the year ended September 30, 2007, Extreme reported net income of $1,688,000 on net sales of $12,470,000, compared with net income of $1,203,000 on net sales of $10,342,000 in the previous year.

   At March 31, 2008, Capital Southwest and its subsidiary owned 39,359 shares of Series C Convertible Preferred Stock, 3,750 shares of 8% Series A Convertible Preferred Stock and warrants to purchase 13,035 shares of common stock at $25 per share, having a cost of $3,000,000 and a market value of $7,985,000, representing a fully-diluted equity interest of 53.6%.




                                                Portfolio of Investments - March 31, 2008

         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+AT&T, INC.                                              <1%       ++20,770 shares common stock        $         12     $    795,491
   San Antonio, Texas                                                (acquired 3-9-99)
   Global leader in local, long distance,
   Internet and transaction- based voice
   and data services.
------------------------------------------------------------------------------------------------------------------------------------

+ALAMO GROUP INC.                                       26.2%      2,830,300 shares common stock
   Seguin, Texas                                                     (acquired 4-1-73 thru 5-25-07)       2,190,937       45,284,800
   Tractor-mounted mowing and mobile excavation
   equipment for governmental, industrial and
   agricultural markets; street-sweeping
   equipment for municipalities.
------------------------------------------------------------------------------------------------------------------------------------

ALL COMPONENTS, INC.                                    79.9%      8.25% subordinated note due 2012       6,000,000        6,000,000
   Austin, Texas                                                     (acquired 6-27-07)
   Electronics contract manufacturing; distribution                150,000 shares Series A Convertible
   and production of memory and other components for                 Preferred Stock, convertible into
   computer manufacturers, retailers and value-added                 600,000 shares of common stock at
   resellers.                                                        $0.25 per share (acquired 9-16-94)     150,000        6,600,000
                                                                   Warrants to purchase 350,000 shares
                                                                     of common stock at $11.00 per share,
                                                                     expiring 2017 (acquired 6-27-07)            --               --
                                                                                                          ---------       ----------
                                                                                                          6,150,000       12,600,000
------------------------------------------------------------------------------------------------------------------------------------

+ATLANTIC CAPITAL BANCSHARES, INC.                       2.0%      300,000 shares common stock
   Atlanta, Georgia                                                  (acquired 4-10-07)                   3,000,000        3,000,000
   Holding company of Atlantic Capital Bank
   a full service commercial bank.
------------------------------------------------------------------------------------------------------------------------------------

BALCO, INC.                                             88.5%      445,000 shares common stock
   Wichita, Kansas                                                   and 60,920 shares Class B
   Specialty architectural products used                             non-voting common stock
   in the construction and remodeling of                             (acquired 10-25-83 and 5-30-02)        624,920        4,500,000
   commercial and institutional buildings.
------------------------------------------------------------------------------------------------------------------------------------

BOXX TECHNOLOGIES, INC.                                 15.2%      3,125,354 shares Series B Convertible
   Austin, Texas                                                     Preferred Stock, convertible into
   Workstations for computer graphics                                3,125,354 shares of common stock
   imaging and design.                                               at $0.50 per share (acquired 8-20-99
                                                                     thru 8-8-01)                         1,500,000                2
------------------------------------------------------------------------------------------------------------------------------------

CMI HOLDING COMPANY, INC.                               15.3%      10% convertible subordinated note,
   Richardson, Texas                                                 due 2009 (acquired 7-2-07
   Owns Chase Medical, which develops and sells                      thru 10-9-07)                        2,363,347        1,000,000
   devices used  in cardiac surgery to relieve                     2,327,658 shares Series A Convertible
   congestive heart failure; develops and                            Preferred Stock, convertible into
   supports cardiac imaging systems.                                 2,327,658 shares of common stock
                                                                     at $1.72 per share (acquired 8-21-02
                                                                     and 6-4-03)                          4,000,000                2
                                                                   Warrants to purchase 109,012 shares of
                                                                     common stock at $1.72 per share,
                                                                     expiring 2012 (acquired 4-7-04)             --               --
                                                                   Warrant to purchase 431,982 shares of
                                                                     Series A-1 Convertible Preferred
                                                                     Stock at $1.72 per share expiring 2017
                                                                     (acquired 7-2-07)                           --               --
                                                                                                          ---------        ---------
                                                                                                          6,363,347        1,000,002
------------------------------------------------------------------------------------------------------------------------------------

+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                                       4


         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+COMCAST CORPORATION                                     <1%       ++64,656 shares common stock
   Philadelphia, Pennsylvania                                        (acquired 11-18-02)               $         21     $  1,248,508
   Leading  provider of cable, entertainment
   and communications products and services.

------------------------------------------------------------------------------------------------------------------------------------

DENNIS TOOL COMPANY                                     67.4%      20,725 shares 5% convertible preferred
   Houston, Texas                                                    stock, convertible into 20,725 shares
   Polycrystalline diamond compacts                                  of common stock at $48.25 per share
   (PDCs) used in oil field drill                                    (acquired 8-10-98)                    999,981           999,981
   bits and in mining and industrial                               140,137 shares common stock
   applications.                                                     (acquired 3-7-94 and 8-10-98)        2,329,963        2,000,000
                                                                                                          ---------        ---------
                                                                                                          3,329,944        2,999,981
------------------------------------------------------------------------------------------------------------------------------------

+DISCOVERY HOLDING COMPANY                               <1%       ++70,501 shares Series A common stock
   Englewood, Colorado                                               (acquired 7-21-05)                      20,262        1,492,506
   Provider of creative content,
   media management and network
   services worldwide.
------------------------------------------------------------------------------------------------------------------------------------

+EMBARQ CORPORATION                                      <1%       ++4,500 shares common stock
   Overland Park, Kansas                                             (acquired 5-17-06)                      46,532          180,450
   Local exchange carrier that provides voice
   and data services, including high-speed
   Internet.
------------------------------------------------------------------------------------------------------------------------------------

+ENCORE WIRE CORPORATION                                16.9%      4,086,750 shares common stock
   McKinney, Texas                                                   (acquired 7-16-92 thru 10-7-98)      5,800,000       51,084,375
   Electric wire and cable for
   residential and commercial use.
------------------------------------------------------------------------------------------------------------------------------------

EXTREME INTERNATIONAL, INC.                             53.6%      39,359.18 shares Series C Convertible
   Sugar Land, Texas                                                 Preferred Stock, convertible into
   Owns Bill Young Productions, Texas Video                          157,436.72 shares of common stock at
   and Post, and Extreme Communications,                             $25.00 per share (acquired 9-30-03)  2,625,000        7,026,000
   which produce radio and television                              3,750 shares 8% Series A Convertible
   commercials  and  corporate                                       Preferred Stock, convertible into
   communications videos.                                            15,000 shares of common stock at
                                                                     $25.00 per share (acquired 9-30-03)     375,000         669,000
                                                                   Warrants to purchase 13,035 shares
                                                                     of common stock at  $25.00 per
                                                                     share, expiring 2008
                                                                     (acquired 8-11-98 thru 9-30-03)             --          290,000
                                                                                                          ---------        ---------
                                                                                                          3,000,000        7,985,000

------------------------------------------------------------------------------------------------------------------------------------

+FMC CORPORATION                                         <1%       ++12,860 shares common stock
   Philadelphia, Pennsylvania                                        (acquired 6-6-86 and 9-13-07)           66,726          713,601
   Chemicals for agricultural,
   industrial and consumer markets.
------------------------------------------------------------------------------------------------------------------------------------

+FMC TECHNOLOGIES, INC.                                  <1%       ++22,114 shares common stock
   Houston, Texas                                                    (acquired 1-2-02 and 8-31-07)           57,051        1,258,065
   Equipment and systems for the energy,
   food processing and air transportation
   industries.
------------------------------------------------------------------------------------------------------------------------------------

+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                                       5



         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+HEELYS, INC.                                          31.8%       9,317,310 shares common stock
   Carrollton, Texas                                                 (acquired 5-26-00)                $    102,490     $ 34,939,913
   Heelys stealth skate shoes, equipment
   and apparel sold through sporting goods
   chains, department stores and footwear retailers.
------------------------------------------------------------------------------------------------------------------------------------

+HOLOGIC, INC.                                           <1%       ++316,410 shares common stock
   Bedford, Massachusetts                                            (acquired 8-27-99)                     220,000       17,586,068
   Medical instruments including bone
   densitometers, mammography devices
   and digital radiography systems.
------------------------------------------------------------------------------------------------------------------------------------

+KIMBERLY-CLARK CORPORATION                              <1%       ++77,180 shares common stock
   Dallas, Texas                                                     (acquired 12-18-97)                  2,358,518        4,981,969
   Manufacturer of tissue, personal care
   and health care products.
------------------------------------------------------------------------------------------------------------------------------------

+LIBERTY GLOBAL, INC.                                    <1%       ++42,463 shares Series A common stock
   Englewood, Colorado                                               (acquired 6-15-05)                     106,553        1,446,714
   Owns interests in broadband,                                    ++42,463 shares Series C common stock
   distribution and content companies.                               (acquired 9-6-05)                      100,870        1,377,500
                                                                                                           --------        ---------
                                                                                                            207,423        2,824,214
------------------------------------------------------------------------------------------------------------------------------------

+LIBERTY MEDIA CORPORATION                               <1%       ++35,250 shares Liberty Capital Series
   Englewood, Colorado                                               A common stock (acquired 5-9-06)         7,833          554,130
   Holding company owning interests in                             ++176,252 shares Liberty Interactive
   electronic retailing, media, communi-                             Series A common stock
   cations and entertainment businesses.                             (acquired 5-9-06)                       66,424        2,842,945
                                                                   ++141,000 shares Liberty Entertainment
                                                                     Series A common stock
                                                                     (acquired 3-3-08)                       43,996        3,148,530
                                                                                                           --------        ---------
                                                                                                            118,253        6,545,605

------------------------------------------------------------------------------------------------------------------------------------

LIFEMARK GROUP                                         100.0%      1,449,026 shares common stock          4,510,400       71,000,000
   Hayward, California                                               (acquired 7-16-69)
   Cemeteries, mausoleums and mortuaries
   located in northern California.
------------------------------------------------------------------------------------------------------------------------------------

MEDIA RECOVERY, INC.                                    96.9%      800,000 shares Series A Convertible
   Dallas, Texas                                                     Preferred Stock, convertible into
   Computer datacenter and office automation                         800,000 shares of common stock at
   supplies and accessories; impact, tilt                            $1.00 per share (acquired 11-4-97)     800,000        6,250,000
   monitoring and temperature sensing devices                      4,000,000 shares common stock
   to detect mishandled shipments; dunnage                           (acquired 11-4-97)                   4,615,000       31,250,000
   for protecting shipments.                                                                              ---------       ----------
                                                                                                          5,415,000       37,500,000
------------------------------------------------------------------------------------------------------------------------------------

PALLETONE, INC.                                          8.4%      12.3% senior subordinated notes due
   Bartow, Florida                                                   2012 (acquired 9-25-06)              1,553,150        2,000,000
   Manufacturer of wooden pallets                                  150,000 shares common stock
   and pressure-treated lumber.                                      (acquired 10-18-01)                    150,000          750,000
                                                                   Warrant to purchase 15,294 shares of
                                                                     common stock at $1.00 per share,
                                                                     expiring 2011 (acquired 2-17-06)        45,746           61,000
                                                                                                          ---------        ---------
                                                                                                          1,748,896        2,811,000
------------------------------------------------------------------------------------------------------------------------------------

+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                                       6

         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

+PALM HARBOR HOMES, INC.                                30.5%      7,855,121 shares common stock
   Dallas, Texas                                                     (acquired 1-3-85 thru 7-31-95)    $ 10,931,955     $ 31,420,484
   Integrated manufacturing, retailing,
   financing and insuring of manufactured
   housing and modular homes.
------------------------------------------------------------------------------------------------------------------------------------

+PETSMART, INC.                                          <1%       ++300,000 shares common stock
   Phoenix, Arizona                                                  (acquired 6-1-95)                    1,318,771        6,123,000
   Retail  chain of more than 928 stores
   selling pet foods, supplies and services.
------------------------------------------------------------------------------------------------------------------------------------

THE RECTORSEAL CORPORATION                             100.0%      27,907 shares common stock
   Houston, Texas                                                    (acquired 1-5-73 and 3-31-73)          52,600       144,200,000
   Specialty chemicals for plumbing, HVAC,
   electrical, construction, industrial,
   oil field and automotive applications;
   smoke containment systems for building
   fires; also owns 20% of The Whitmore
   Manufacturing Company.
------------------------------------------------------------------------------------------------------------------------------------

+SPRINT NEXTEL CORPORATION                               <1%       ++90,000 shares common stock
   Reston, Virginia                                                  (acquired 6-20-84)                     457,113          602,100
   Diversified telecommunications  company.
------------------------------------------------------------------------------------------------------------------------------------

TCI  HOLDINGS, INC.                                       -        21 shares 12% Series C Cumulative
   Denver, Colorado                                                  Compounding Preferred stock
   Cable television systems                                          (acquired 1-30-90)                         --           677,250
   and microwave relay systems.
------------------------------------------------------------------------------------------------------------------------------------

+TEXAS CAPITAL BANCSHARES, INC.                          1.6%      ++489,656 shares common stock
   Dallas, Texas                                                     (acquired 5-1-00)                    3,550,006        8,265,393
   Regional bank holding company with
   banking operations in six Texas cities.
------------------------------------------------------------------------------------------------------------------------------------

VIA HOLDINGS, INC.                                      28.1%      9,118 shares Series B Preferred Stock
    Sparks, Nevada                                                   (acquired 9-19-05)                   4,559,000                2
    Designer, manufacturer and distributor                         1,118 shares Series C Preferred Stock
    of high-quality office seating.                                  (acquired 11-1-07)                     281,523          281,523
                                                                                                          ---------         --------
                                                                                                          4,840,523          281,525
------------------------------------------------------------------------------------------------------------------------------------

WELLOGIX, INC.                                          19.7%      4,726,161 shares Series A-1 Convertible
   Houston, Texas                                                    Participating Preferred Stock, con-
   Developer and supporter of software                               vertible into 4,726,161 shares of
   used by the oil and gas industry to                               common stock at $1.0579 per share
   control drilling and maintenance expenses.                        (acquired 8-19-05 thru 3-15-08)      5,000,000                2
------------------------------------------------------------------------------------------------------------------------------------

THE WHITMORE MANUFACTURING COMPANY                      80.0%      80 shares common stock
   Rockwall, Texas                                                   (acquired 8-31-79)                   1,600,000       38,000,000
   Specialized  mining, railroad and
   industrial lubricants; coatings for
   automobiles and primary metals;
   fluid contamination control devices.
------------------------------------------------------------------------------------------------------------------------------------

+WINDSTREAM CORPORATION                                  <1%       ++9,181 shares common stock
   Little Rock, Arkansas                                             (acquired 7-17-06)                      19,656          109,713
   Provider of voice, broadband
   and entertainment services.
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)



                                       7

         Company                                     Equity (a)        Investment (b)                      Cost           Value (c)
------------------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS                                             -        BankCap Partners Fund I, L.P. - 6.0%
                                                                     limited partnership interest
                                                                     (acquired 7-14-06 thru 12-21-07)  $  2,457,140     $  2,457,140
                                                          -        CapitalSouth Partners Fund III, L.P.
                                                                     - 2.8% limited partnership
                                                                     interest (acquired 1-22-08)            701,256          701,256
                                                          -        Diamond State Ventures, L.P. - 1.9%
                                                                     limited partnership interest
                                                                     (acquired 10-12-99 thru 8-26-05)       111,000          111,000
                                                          -        First Capital Group of Texas III,
                                                                     L.P. - 3.3% limited partnership
                                                                     interest (acquired 12-26-00
                                                                     thru 8-12-05)                          964,604          964,604
                                                       100.0%      Humac Company - 1,041,000 shares
                                                                     common stock (acquired 1-31-75
                                                                     and 12-31-75)                              --           181,000
                                                          -        PharmaFab, Inc. - contingent payment
                                                                   agreement (acquired 2-15-07)                   2                2
                                                          -        STARTech Seed Fund I - 12.1% limited
                                                                     partnership interest (acquired
                                                                     4-17-98 thru 1-5-00)                   178,066                1
                                                          -        STARTech Seed Fund II - 3.2% limited
                                                                     partnership interest (acquired
                                                                     4-28-00 thru 2-23-05)                  950,000                1
                                                          -        Sterling Group Partners I, L.P. -
                                                                     1.7% limited partnership interest
                                                                     (acquired 4-20-01 thru 1-24-05)      1,064,042        1,144,481
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INVESTMENTS                                                                                      $ 81,027,466     $547,570,502
                                                                                                       ============     ============
------------------------------------------------------------------------------------------------------------------------------------
+Publicly-owned company                                            ++Unrestricted securities as defined in Note (b)


                        Notes to Portfolio of Investments


(a) The percentages in the "Equity" column express the potential equity interests held by Capital Southwest Corporation and Capital Southwest Venture Corporation (together, the "Company") in each issuer. Each percentage represents the amount of the issuer's common stock the Company owns or can acquire as a percentage of the issuer's total outstanding common stock, plus stock reserved for all warrants, convertible securities and employee stock options. The symbol "<1%" indicates that the Company holds a potential equity interest of less than 1%.

(b) Unrestricted securities (indicated by ++) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 2008, restricted securities represented approximately 90.4% of the value of the consolidated investment portfolio.

(c) Under the valuation policy of the Company, unrestricted securities are valued at the closing sale price for NYSE listed securities and at the lower of the closing bid price or the last sale price for Nasdaq securities on the valuation date. Restricted securities, including securities of publicly-owned companies which are subject to restrictions on resale, are valued at fair value as determined by the Board of Directors. Fair value is considered to be the amount which the Company may reasonably expect to receive for portfolio securities if such securities were sold on the valuation date. Valuations as of any particular date, however, are not necessarily indicative of amounts which may ultimately be realized as a result of future sales or other dispositions of securities.

   Among the factors considered by the Board of Directors in determining the fair value of restricted securities are the logic and methodology of SFAS 157, the financial condition and operating results of the issuer, the long-term potential of the business of the issuer, the market for and recent sales prices of the issuer's securities, the values of similar securities issued by companies in similar businesses, the proportion of the issuer's securities owned by the Company, the nature and duration of resale restrictions and the nature of any rights enabling the Company to require the issuer to register restricted securities under applicable securities laws. In determining the fair value of restricted securities, the Board of Directors considers the inherent value of such securities without regard to the restrictive feature and adjusts for any diminution in value resulting from restrictions on resale. The values of the Company's top four wholly or majority owned assets determined by our Board of Directors, were reviewed by a nationally-recognized valuation firm as of March 31, 2008.

(d) Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stock, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements cover common stock owned at March 31, 2008 and common stock which may be acquired thereafter through the exercise of warrants and conversion of debentures and preferred stock. They apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Lifemark Group and The Whitmore Manufacturing Company.

(e) The descriptions of the companies and ownership percentages shown in the portfolio of investments were obtained from published reports and other sources believed to be reliable, are supplemental and are not covered by the report of our independent registered public accounting firm. Acquisition dates indicated are the dates specific securities were acquired, which may differ from the original investment dates. Certain securities were received in exchange for or upon conversion or exercise of other securities previously acquired.

                        Portfolio Changes During the Year




New Investments and Additions to Previous Investments


                                                               Amount
                                                               ------
Alamo Group Inc...........................................$    125,890
All Components, Inc.......................................   3,000,000
Atlantic Capital Bancshares, Inc..........................   3,000,000
BankCap Partners Fund I, L.P..............................   1,861,521
CapitalSouth Partners Fund III, L.P.......................     701,255
CMI Holding Company, Inc..................................   1,763,347
VIA Holdings, Inc.........................................     281,523
                                                          ------------
                                                           $10,733,536
                                                          ============
Dispositions

                                                              Amount
                                               Cost          Received
                                               ----          --------
Alltel Corporation .....................   $   88,699      $  634,920
Diamond State Ventures, L.P.............       35,000          35,000
Exopack, Inc............................            -         245,950
Hic-Star Corporation....................    1,070,168               1
Sterling Group Partners I, L.P..........            -         518,020
                                           ----------      ----------
                                           $1,193,867      $1,433,891
                                           ==========      ==========
Repayments Received.....................                     $154,500
                                                             ========

                 Capital Southwest Corporation and Subsidiaries
                 Consolidated Statements of Financial Condition




                                                       March 31
                                            ---------------------------
Assets                                           2008          2007
                                            ------------   ------------

Investments at market or fair value
   Companies more than 25% owned
     (Cost: 2008 - $28,758,246,
     2007 - $28,632,356)................... $410,026,178   $526,993,983
   Companies 5% to 25% owned
     (Cost: 2008 - $20,412,243,
     2007 - $18,798,896)...................   54,895,381     76,398,002
   Companies less than 5% owned
     (Cost: 2008 - $31,856,977,
     2007 - $24,211,045)...................   82,648,943     77,763,048
                                           ------------- --------------

Total investments
     (Cost: 2008 - $81,027,466,
     2007 - $71,642,297)...................  547,570,502    681,155,033
Cash and cash equivalents..................   31,327,758     38,844,203
Receivables................................      156,322        337,892
Other assets...............................    7,630,486      9,170,185
                                           ------------- --------------




   Totals..................................  $586,685,068  $729,507,313
                                             ============  ============




                                                       March 31
                                            ---------------------------
Liabilities and Shareholders' Equity             2008          2007
                                            ------------   ------------

Other liabilities..........................  $  1,187,796  $  1,457,847
Deferred income taxes......................     1,797,058     2,317,777
                                           ----------------------------
                    Total liabilities .....     2,984,854     3,775,624
                                           ----------------------------

Shareholders' equity
   Common stock, $1 par value: authorized,
     5,000,000 shares; issued, 4,326,516
     shares at March 31, 2008 and 4,323,416
     shares at March 31, 2007..............    4,326,516      4,323,416
   Additional capital......................  115,687,153    116,373,960
   Undistributed net investment income.....    7,036,929      5,655,020
   Undistributed net realized loss on
     investments...........................   (2,860,118)    (3,100,142)
   Unrealized appreciation of investments..  466,543,036    609,512,737
   Treasury stock - at cost
     (437,365 shares)......................   (7,033,302)    (7,033,302)
                                           --------------  ---------------
   Net assets at market or fair value, equivalent
     to $150.09 per share at March 31, 2008 on
     the 3,889,151 shares outstanding and
     $186.75 per share at March 31, 2007 on the
     3,886,051 shares outstanding..........  583,700,214    725,731,689
                                           -------------  -------------


   Totals.................................. $586,685,068   $729,507,313
                                            ============   ============





              The accompanying Notes are an integral part of these
                       Consolidated Financial Statements



                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Operations

                                                                                 Years Ended March 31
                                                                    -----------------------------------------------
                                                                         2008             2007             2006
                                                                    -------------    -------------    -------------

Investment income:
   Interest ........................................................$   2,255,550    $   2,308,660    $     505,536
   Dividends .......................................................    3,656,833        3,954,875        3,485,430
   Management and directors' fees ..................................      882,300          708,900          848,070
                                                                    -------------    -------------    -------------
                                                                        6,794,683        6,972,435        4,839,036
                                                                    -------------    -------------    -------------
Operating expenses:
   Salaries ........................................................    1,619,008        1,356,062        1,211,584
   Net pension benefit .............................................     (327,345)        (144,945)        (116,747)
   Other operating expenses ........................................    1,676,660        1,014,255          859,702
                                                                    -------------    -------------    -------------
                                                                        2,968,323        2,225,372        1,954,539
                                                                    -------------    -------------    -------------
Income before interest expense and income taxes ....................    3,826,360        4,747,063        2,884,497
Interest expense ...................................................         --            460,399          436,021
                                                                    -------------    -------------    -------------
Income before income taxes .........................................    3,826,360        4,286,664        2,448,476
Income tax expense .................................................      111,160           53,324           59,220
                                                                    -------------    -------------    -------------
Net investment income ..............................................$   3,715,200    $   4,233,340    $   2,389,256
                                                                    =============    =============    =============
Proceeds from disposition of investments ...........................$   1,433,891    $  42,919,988    $  30,802,552
Cost of investments sold ...........................................    1,193,867       16,872,993       10,523,986
                                                                    -------------    -------------    -------------
Realized gain on investments before income taxes ...................      240,024       26,046,995       20,278,566
Income tax expense .................................................         --         11,080,699        4,827,663
                                                                    -------------    -------------    -------------
Net realized gain on investments ...................................      240,024       14,966,296       15,450,903
                                                                    -------------    -------------    -------------
Net increase (decrease) in unrealized appreciation of investments .. (142,969,698)     147,681,609      124,355,303
                                                                    -------------    -------------    -------------

Net realized and unrealized gain (loss) on investments .............$(142,729,674)   $ 162,647,905    $ 139,806,206
                                                                    =============    =============    =============

Increase (decrease) in net assets from operations ..................$(139,014,474)   $ 166,881,245    $ 142,195,462
                                                                    =============    =============    =============


              The accompanying Notes are an integral part of these
                       Consolidated Financial Statements





                                       12

                 Capital Southwest Corporation and Subsidiaries
                Consolidated Statements of Changes in Net Assets

                                                                                           Years Ended March 31
                                                                             -----------------------------------------------
                                                                                  2008             2007             2006
                                                                             -------------    -------------    -------------
 Operations:
  Net investment income .....................................................$   3,715,200    $   4,233,340    $   2,389,256
  Net realized gain on investments ..........................................      240,024       14,966,296       15,450,903
  Net increase (decrease) in unrealized appreciation of investments ......... (142,969,698)     147,681,609      124,355,303
                                                                             -------------    -------------    -------------
  Increase (decrease) in net assets from operations ......................... (139,014,474)     166,881,245      142,195,462

Distributions from:
  Undistributed net investment income .......................................   (2,333,291)      (2,323,150)      (2,314,231)
  Net realized gains deemed distributed to shareholders .....................         --        (11,417,283)     (13,573,139)

Capital share transactions:
  Allocated increase in share value for deemed distribution .................         --         11,417,283       13,573,139
  Exercise of employee stock options ........................................      231,390        1,794,850          208,000
  Adjustment to initially apply FASB No. 158, net of tax ....................         --          1,173,751             --

Change in pension plan funded status ........................................   (1,178,764)            --               --
Stock option expense ........................................................      263,664          169,003             --
                                                                             -------------    -------------    -------------
    Increase (decrease) in net assets ....................................... (142,031,475)     167,695,699      140,089,231
Net assets, beginning of year ...............................................  725,731,689      558,035,990      417,946,759
                                                                             -------------    -------------    -------------

Net assets, end of year .....................................................$ 583,700,214    $ 725,731,689    $ 558,035,990
                                                                             =============    =============    =============




              The accompanying Notes are an integral part of these
                        Consolidated Financial Statements











                                       13



                 Capital Southwest Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows


                                                                                              Years Ended March 31
                                                                                   -----------------------------------------------
                                                                                       2008              2007            2006
                                                                                   -------------    -------------    -------------
Cash flows from operating activities
Increase (decrease) in net assets from operations .................................$(139,014,474)   $ 166,881,245    $ 142,195,462
Adjustments to reconcile increase in net assets from operations to net cash provided by (used in) operating activities:
     Proceeds from disposition of investments .....................................    1,433,891       42,919,988       30,802,552
     Purchases of securities ......................................................  (10,733,536)        (803,269)     (15,054,741)
     Maturities of securities .....................................................      154,500          884,935          480,197
     Depreciation and amortization ................................................       32,756           16,808           16,136
     Net pension benefit ..........................................................     (327,345)        (144,945)        (116,747)
     Realized gain on investments before income taxes .............................     (240,024)     (14,966,296)     (15,450,905)
     Net (increase) decrease in unrealized appreciation of investments ............  142,969,698     (147,681,609)    (124,355,303)
     Stock option expense .........................................................      263,664          169,003             --
     (Increase) decrease in receivables ...........................................      181,570         (202,005)             514
     Increase in other assets .....................................................      (80,195)         (39,982)          (3,226)
     Increase (decrease) in other liabilities .....................................      (33,281)           8,934          (67,245)
     Decrease in accrued pension liability ........................................     (135,768)        (144,171)        (154,673)
     Increase in deferred income taxes ............................................      114,000           50,700           40,800
                                                                                   -------------    -------------    -------------
Net cash provided by (used in) operating activities ...............................   (5,414,544)      46,949,336       18,332,821
                                                                                   -------------    -------------    -------------
Cash flows from financing activities
Decrease in note payable to bank ..................................................         --         (8,000,000)            --
Decrease in note payable to portfolio company .....................................         --               --         (5,000,000)
Distributions from undistributed net investment income ............................   (2,333,291)      (2,323,150)      (2,314,231)
Proceeds from exercise of employee stock options ..................................      231,390        1,794,850          208,000
Payment of federal income tax for deemed capital gains distribution ...............         --        (11,080,699)      (4,827,659)
                                                                                   -------------    -------------    -------------
Net cash used in financing activities .............................................   (2,101,901)     (19,608,999)     (11,933,890)
                                                                                   -------------    -------------    -------------
Net increase (decrease) in cash and cash equivalents ..............................   (7,516,445)      27,340,337        6,398,931
Cash and cash equivalents at beginning of year ....................................   38,844,203       11,503,866        5,104,935
                                                                                   -------------    -------------    -------------
Cash and cash equivalents at end of year...........................................$  31,327,758    $  38,844,203    $  11,503,866
                                                                                   =============    =============    =============
Supplemental disclosure of cash flow information:
Cash paid during the year for:
                               Interest ...........................................$        --      $     460,399    $     436,920
                               Income taxes .......................................$        --      $      20,000    $      18,420



              The accompanying Notes are an integral part of these
                       Consolidated Financial Statements

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

   Federal Income Taxes. CSC and CSVC intend to comply with the requirements of the Internal Revenue Code necessary to qualify as regulated investment companies
(RICs). By meeting these requirements, they will not be subject to corporate federal income taxes on ordinary income distributed to shareholders. The Company's policy is to retain and pay the 35% corporate tax on realized long-term capital gains. For investment companies that qualify as RICs under the IRC, federal income taxes payable on security gains that the company elects to retain are accrued only on the last day of the tax year, December 31. Therefore, CSC and CSVC made no provision for federal income taxes on such gains and net investment income in their financial statements.

   CSMC, a wholly owned subsidiary of CSC, is not a RIC and is required to pay taxes at the current corporate rate.

   In June 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48 ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted FIN 48 on April 1, 2007, which had no effect on the Company's financial statements.

Deferred Taxes. The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned portfolio companies. Deferred taxes related to the qualified defined benefit pension plan are recorded as incurred.

   Stock-Based Compensation. In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R), which revised SFAS 123. SFAS 123R also supersedes APB 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS 123R eliminates the alternative to account for employee stock options under APB 25 and requires that the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the vesting period.

   In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 107, which provides additional implementation guidance for SFAS 123R. Among other things, SAB 107 provides guidance on share-based payment valuations, income statement classification and presentation, capitalization of costs and related income tax accounting.

   Effective April 1, 2006, the Company adopted SFAS 123R using the modified prospective transition method. The Company recognizes compensation cost over the straight-line method for all share-based payments granted on or after that date and for all awards granted to employees prior to April 1, 2006 that remain unvested on that date. The fair value of stock options are determined on the date of grant using the Black-Scholes pricing model and are expensed over the vesting period of the related stock options. Accordingly, for the years ended March 31, 2008 and March 31, 2007, the Company recognized compensation expense of $263,664 and $169,003, respectively.

   As of March 31, 2008, the total remaining unrecognized compensation cost related to non-vested stock options was $1,795,834 which will be amortized over the weighted-average service period of approximately 5.90 years.

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

Recent Accounting Pronouncements
--------------------------------

   In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, ("SFAS 157"). Effective April 1, 2008, the Company adopted SFAS
157. In February 2008, the FASB issued Staff Position No. 157-2, Effective Date of FASB Statement No. 157 ("FSP 157-2"), which delayed the effective date of SFAS 157 for certain nonfinancial assets and liabilities, including fair value measurements under SFAS 141 and SFAS 142 of goodwill and other intangible assets, to fiscal years beginning after November 15, 2008. Therefore, the Company has adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the following three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:
Level 1 - Quoted prices in active markets for identical assets or liabilities; Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company is currently evaluating this statement and does not anticipate that the adoption of SFAS 157 will have a material impact on our consolidated financial statements.

   In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Company is currently evaluating this statement and has made elections. However, our investments are carried at fair value, the Company does not anticipate that this Statement would have a significant impact on the consolidated financial statements.

2.   Valuation of Investments

   The consolidated financial statements as of March 31, 2008 and 2007 include restricted securities valued at $494,843,820 (90.4% of the value of the consolidated investment portfolio) and $619,207,702 (90.9% of the value of the consolidated investment portfolio), respectively, whose values have been determined by the Board of Directors in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, these values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material. Unrestricted securities are valued at the closing sale price for NYSE listed securities and at the lower of the closing bid price or the last sale price for Nasdaq securities on the valuation date.

3.   Income Taxes

   For the tax years ended December 31, 2007 and 2006, CSC and CSVC qualified to be taxed as RICs under applicable provisions of the Internal Revenue Code. As RICs, CSC and CSVC must distribute at least 90% of their taxable net investment income (investment company taxable income) and may either distribute or retain their taxable net realized gain on investments (capital gains). To the extent that we retain capital gains and declare a deemed dividend to shareholders, at the corporate rate, on the distribution, and the shareholders would receive a tax credit equal to their proportionate share of the tax paid.

   We intend to meet the applicable qualifications to be taxed as a RIC in future years; management feels it is probable that we will maintain our RIC status for a period longer than one year; however, either company's ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

   As permitted by the Internal Revenue Code, a RIC can designate dividends paid in the subsequent tax year as dividends of the current year ordinary taxable income and long-term capital gains if those dividends are both declared by the extended due date of the RIC's federal income tax return and paid to shareholders by the last day of the subsequent tax year. For the tax years ended December 31, 2007 and 2006 we declared and paid dividends in the amounts of $2,333,291 and $2,323,150, respectively.

   Additionally, we are also subject to a nondeductible federal excise tax of 4% if we do not distribute at least 98% of our investment company ordinary taxable income during our tax year. For the tax years ended December 31, 2007 and 2006, we distributed 100% of our investment company ordinary taxable income. As a result, we have made no provision for income taxes on ordinary taxable income for the tax years ended December 31, 2007 and 2006.

   For the tax year ended December 31, 2007, we have an estimated net long-term capital loss of $961,655 for tax purposes and $860,118 for book purposes, which will be carried forward and offset by future net long-term capital gains. For the tax year ended December 31, 2006, we had net long-term capital gains of $31,659,140 for tax purposes and $31,932,775 for book purposes, which we elected to retain and treat as a deemed distribution to our shareholders. In order to make the election to retain capital gains, we incurred and paid a federal tax on behalf of our shareholders of $11,080,699 for the tax year ended December 31, 2006.

   CSMC, a wholly owned subsidiary of CSC, is not a RIC and is required to pay taxes at the current corporate rate. The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of our wholly owned portfolio companies. Deferred taxes related to the qualified defined pension plan are recorded as incurred.


4.   Undistributed Net Realized Gains (Losses) on Investments

   Distributions made by RICs often differ from aggregate GAAP-basis undistributed net investment income and accumulated net realized gains (total GAAP-basis net realized gains). The principal cause is that required minimum fund distributions are based on income and gain amounts determined in accordance with federal income tax regulations, rather than GAAP. The differences created can be temporary, meaning that they will reverse in the future, or they can be permanent. In subsequent periods, when all or a portion of a temporary difference becomes a permanent difference, the amount of the permanent difference will be reclassified to "additional capital."

   For income tax purposes, the $11,417,283 and $13,573,139 are treated as deemed distributions to our shareholders for the tax years ended December 31, 2006 and 2005. We reclassified the deemed distribution, net of tax, from our undistributed net realized earnings capital in excess of par value. For the tax year ended December 31, 2004, to the extent we had capital gains, they were fully offset by either capital losses or capital loss carry forwards.

   As of March 31, 2008 and 2007, our  undistributed net realized gains (losses)
on  investments   determined  in  accordance  with  GAAP  as  reflected  on  our consolidated statement of financial condition were comprised of the following:

     As of March 31,                          2008               2007
     --------------------------------      -----------       -----------

     Undistributed net realized gains
     (losses) on investments               ($2,860,118)      ($3,100,142)

5.   Employee Stock Option Plan

   On July 19, 1999, shareholders approved the 1999 Stock Option

Plan ("Plan"), which provided for the granting of stock options to employees and officers of the Company and authorized the issuance of common stock upon exercise of such options for up to 140,000 shares. All options are granted at or above market price, generally expire 10 years from the date of grant and are generally exercisable on or after the first anniversary of the date of grant in 5 to 10 annual installments.

   At March 31, 2008, there were 37,500 shares available for grant under the Plan. The per share weighted-average fair value of the stock options granted on May 15, 2006 was $31.276 per option using the Black-Scholes pricing model with the following assumptions: expected dividend yield of 0.64%, risk-free interest rate of 5.08%, expected volatility of 21.1%, and expected life of 7 years. The per share weighted-average fair value of the stock options granted on July 17, 2006 was $33.045 per option using the Black-Scholes pricing model with the following assumptions: expected dividend yield of 0.61%, risk-free interest rate of 5.04%, expected volatility of 21.2%, and expected life of 7 years. The per share weighted-average fair value of the stock options granted on July 16, 2007 was $41.78 per option using the Black-Scholes pricing model with the following assumptions: expected dividend yield of 0.39%, risk-free interest rate of 4.95%, expected volatility of 19.9%, and expected life of 5 years.

   The following summarizes activity in the stock option plans for the years ended March 31, 2008, 2007 and 2006:

                                    Number       Weighted Average
                                    of shares      Exercise Price
                                    ---------      --------------
Balance at March 31, 2006            45,300           $  68.411
     Granted                         57,500              94.136
     Exercised                      (25,800)             69.568
     Canceled                       (24,500)             89.482
                                    --------          ---------
Balance at March 31, 2007            52,500              86.184
     Granted                         25,000             152.980
     Exercised                       (3,100)             74.642
     Canceled                        (4,000)             93.490
                                     -------          ---------
Balance at March 31, 2008            70,400            $109.998
                                     ======            ========


                                  Weighted Average        Aggregate Intrinsic
                             Remaining Contractual Term         Value
                             --------------------------         -----
March 31, 2008
     Outstanding                    5.9 years               $2,184,883
     Exercisable                    5.5 years               $  241,320

   At March 31, 2008, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $65.00 to $152.98 and 5.91 years, respectively. The total intrinsic value of options exercised during the years ended March 31, 2008, 2007 and 2006 were $75,129, $571,565 and $66,147, respectively. The exercise prices ranged from $65.00 to $93.49 per share for the year ended March 31, 2008 and $65.00 to $77.00 per share for the each of the years ended March 31, 2007 and 2006. New shares were issued for the $231,390, $1,794,850 and $208,000 cash received from option exercises for the years ended March 31, 2008, 2007 and 2006, respectively.

   At March 31, 2008, 2007 and 2006, the number of options exercisable was 9,930, 8,515 and 29,500, respectively and the weighted-average exercise price of those options was $79.01, $78.51 and $69.01, respectively.

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

   Effective April 1, 2007, the vesting period for the ESOP is three years. During the 3 years ended March 31, 2008, the Company made contributions to the ESOP, which were charged against net investment income, of $94,210 in 2008, $84,488 in 2007 and $99,167 in 2006.

7.   Retirement Plans

   The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly-owned portfolio companies. The following information about the plan represents amounts and information related to the Company's participation in the plan and is presented as though the Company sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last 10 years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended March 31, 2008.

   The following tables set forth the qualified plan's benefit obligations and fair value of plan assets at March 31, 2008, 2007 and 2006:

                                               Years Ended March 31
                                               --------------------
                                         2008          2007         2006
                                      ----------    ----------   ----------
Change in benefit obligation
Benefit obligation at beginning
   of  year...........................$3,965,100    $4,004,017   $3,833,411
Service cost..........................    67,514       103,342       95,590
Interest cost.........................   222,895       230,711      223,374
Actuarial loss........................  (160,840)       68,854      228,122
Benefits paid.........................  (395,384)     (386,982)    (376,480)
Plan change...........................       --        (54,842)         --
                                      ----------    ----------   ----------
Benefit obligation at end of year ....$3,699,285    $3,965,100   $4,004,017
                                      ==========    ==========   ==========

Change in plan assets
Fair value of plan assets at beginning
   of  year..........................$12,973,292   $11,640,693  $ 9,326,254
Actual return on plan assets......... (1,457,571)    1,719,581    2,690,919
Benefits paid........................  ( 395,384)     (386,982)    (376,480)
                                     -----------   -----------  -----------
Fair value of plan assets at end of
   year............................. $11,120,337   $12,973,292  $11,640,693
                                     ===========   ===========  ===========

   The following table sets forth the qualified plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                           March 31
                                                           --------
                                                      2008          2007
                                                  -----------   -----------
Actuarial present value of benefit obligations:
     Accumulated benefit obligation.............. $(3,387,397)  $(3,435,396)
                                                  ===========   ===========
Projected benefit obligation for service
     rendered to date............................ $(3,699,285)  $(3,965,100)
Plan assets at fair value*.......................  11,120,337    12,973,292
                                                  -----------   -----------
Funded status....................................   7,421,052     9,008,192
Unrecognized net (gain) loss from past experience
     different from that assumed and effects of
     changes in assumptions......................     209,044    (1,761,054)
Unrecognized prior service costs.................     129,179       132,904
Additional asset, FAS 158........................    (338,223)    1,628,150
                                                  -----------   -----------
Prepaid pension cost included in other assets ... $ 7,421,052   $ 9,008,192
                                                  ===========   ===========

-------------
*Primarily equities and bonds including approximately 25,000 shares of common stock of the Company.

   Components of net pension benefit related to the qualified plan include the following:

                                                  Years Ended March 31
                                                  --------------------
                                            2008          2007         2006
                                         ----------    ----------  -----------
Service cost - benefits earned during
     the year .......................... $   67,514    $  103,342  $    95,590
Interest cost on projected benefit
     obligation ........................    222,895       230,711      223,374
Expected return on assets ..............   (673,366)     (580,104)    (551,026)
Net amortization .......................      3,725        27,487       38,897
                                         ----------    ----------  -----------
Net pension benefit from qualified plan  $ (379,232)   $ (218,564) $  (193,165)
                                         ==========    ==========  ===========

   The Company also sponsors an unfunded Retirement Restoration Plan, which is a nonqualified plan that provides for the payment, upon retirement, of the difference between the maximum annual payment permissible under the qualified retirement plan pursuant to Federal limitations and the amount which would otherwise have been payable under the qualified plan.

   The following table sets forth the Retirement Restoration Plan's benefit obligations at March 31, 2008, 2007 and 2006:
                                               Years Ended March 31
                                               --------------------
                                         2008          2007         2006
                                      ----------    ----------   ----------
Change in benefit obligation
Benefit obligation at beginning
     of  year........................ $1,178,891    $1,280,542   $1,302,368
Service cost.........................     10,483        20,245       19,094
Interest cost........................     57,588        68,937       72,886
Actuarial (gain) loss................   (169,072)      (36,529)      40,867
Benefits paid........................   (135,768)     (144,170)    (154,673)
Plan change..........................        --        (10,134)         --
                                      ----------    ----------   ----------
Benefit obligation at end of year ... $  942,122    $1,178,891   $1,280,542
                                      ===========   ==========   ==========

   The following table sets forth the status of the Retirement  Restoration Plan
and  the  amounts  recognized  in  the  consolidated   statements  of  financial
condition:
                                                               March 31
                                                               --------
                                                          2008         2007
                                                       ---------   -----------
Projected benefit obligation ........................ $(942,122)  $(1,178,891)
Unrecognized net loss from past ex-
   perience different from that assumed
   and effects of changes in assumptions ............  (112,552)       56,523
Unrecognized prior service costs ....................  (217,958)     (234,144)
Additional asset, FAS 158 ...........................   330,510       177,621
                                                      ---------   -----------
Accrued pension cost included in other liabilities .. $(942,122)  $(1,178,891)
                                                      =========   ===========

   The Retirement Restoration Plan expenses recognized during the years ended March 31, 2008, 2007 and 2006 of $51,885, $73,619 and $76,417, respectively, are offset against the net pension benefit from the qualified plan.

   The following assumptions were used in estimating the actuarial present value of the projected benefit obligations:

                                             Years Ended March 31
                                             --------------------
                                       2008          2007         2006
                                     ---------    ----------   ----------
Discount rate......................    6.25%          6.0%        5.75%
Rate of compensation increases.....     5.0%          5.0%         5.0%

   The  following   assumptions   were  used  in  estimating  the  net  periodic
(income)/expense:
                                             Years Ended March 31
                                             --------------------
                                       2008          2007         2006
                                     ---------    ----------   ----------
Discount rate......................     6.0%         5.75%        5.75%
Expected return on plan assets.....     6.5%          6.0%         6.0%
Rate of compensation increases.....     5.0%          5.0%         5.0%

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

   The Company's pension plan asset allocations are as follows:

                                                Percentage of plan assets
                                                      at March 31
                                                  -------------------
Asset Category                                      2008       2007
--------------                                    --------   --------
Equity securities...........................        75.0%      79.1%
Debt securities.............................        13.8%      11.4%
Cash .......................................        11.2%       9.5%
                                                  --------   --------
                                                   100.0%     100.0%

   The Company's pension plan is administered by a board-appointed committee of that has fiduciary responsibility for the plan's management. The trustee of the plan is JPMorgan Asset Management. Currently, approximately 18% of the assets are selected and managed by the trustee and the remainder of the assets are managed by the committee, invested mostly in equity securities, including the Company's stock.

   Following are the expected benefit payments for the next five years and in the aggregate for the years 2014-2018:

                              Years Ended March 31
                 ----------------------------------------------
                                                          2014-
(In Thousands)   2009    2010    2011    2012    2013     2018
                 ----    ----    ----    ----    ----     ----
                 $362    $339    $316    $301    $277    $1,143

   Incremental effect of applying FASB Statement No. 158 on individual line items in the Statement of Financial Condition:

                                          March 31, 2007
                          Before Application                 After application
                           Of Statement 158   Adjustments     of Statement 158
                           ----------------   -----------     ----------------

Other assets..............  $  7,542,035      $1,628,150         $  9,170,185
Other liabilities.........     1,635,468        (177,621)           1,457,847
Deferred income taxes.....     1,144,026       1,173,751            2,317,777
Additional capital........   115,741,940         632,020          116,373,960
Net assets at market or
  fair value..............  $724,557,938      $1,173,751         $725,731,689

8.   Commitments

   The Company has agreed, subject to certain conditions, to invest up to $5,429,760 in 3 portfolio companies.

   The Company leases office space under an operating lease which requires base annual rentals of approximately $80,000 through February, 2013. For the three years ended March 31, total rental expense charged to investment income was $80,569 in 2008, $79,979 in 2007 and $76,877 in 2006.

9.   Sources of Income

   Income was derived from the following sources:

                                Investment Income
                                -----------------
                                                                 Realized Gain
Years Ended                                                        (Loss) on
March 31                                                          Investments
--------                                               Other     Before Income
2008                        Interest    Dividends      Income        Taxes
----                       ----------   ----------   ----------   ----------
Companies more than
   25% owned ............. $     --     $2,979,631   $  839,800   $     --
Companies 5% to 25%
   owned .................    364,762      326,940       42,500         --
Companies less than
   5% owned ..............    469,066      350,262         --        240,024
Other sources, including
 temporary investments ...  1,421,722         --           --           --
                           ----------   ----------   ----------   ----------
                           $2,255,550   $3,656,833   $  882,300   $  240,024
                           ==========   ==========   ==========   ==========


                                Investment Income
                                -----------------
                                                                   Realized Gain
Years Ended                                                          (Loss) on
March 31                                                            Investments
--------                                              Other        Before Income
2007                    Interest      Dividends       Income          Taxes
----                  ------------   ------------   ------------   ------------
Companies more than
   25% owned .........$       --     $  3,449,558   $    659,500   $ 31,070,149
Companies 5% to 25%
   owned .............     125,733        171,578         20,000           --
Companies less than
   5% owned ..........     938,761        333,739         29,400     (5,023,154)
Other sources,
   including temporary
   investments .......   1,244,166           --             --             --
                      ------------   ------------   ------------   ------------
                      $  2,308,660   $  3,954,875   $    708,900   $ 26,046,995
                      ============   ============   ============   ============

                                Investment Income
                                -----------------

                                                                   Realized Gain
Years Ended                                                          (Loss) on
March 31                                                            Investments
--------                                                Other      Before Income
2006                      Interest       Dividends      Income         Taxes
----                     -----------    -----------   -----------   -----------
Companies more than
   25% owned ........... $      --      $ 2,926,964   $   642,500   $      --
Companies 5% to 25
   owned ...............     (55,236)       188,233        10,000          --
Companies less than
   5% owned ............     302,622        370,233       195,570    20,278,566
Other sources,
   including temporary
   investments .........     258,150           --            --            --
                         -----------    -----------   -----------   -----------
                         $   505,536    $ 3,485,430   $   848,070   $20,278,566
                         ===========    ===========   ===========   ===========



                       Selected Per Share Data and Ratios


                                                                                       Years Ended March
                                                                       ---------------------------------------------------
                                                                        2008       2007       2006       2005       2004
                                                                       -------    -------    -------    -------    -------

Per Share Data
Investment income .....................................................$  1.75    $  1.79    $  1.25    $  1.26    $  1.22
Operating expenses ....................................................   (.76)      (.57)      (.51)      (.51)      (.39)
Interest expense ......................................................    --        (.12)      (.11)      (.11)      (.14)
Income taxes ..........................................................   (.03)      (.01)      (.01)      (.02)      (.02)
                                                                       -------    -------    -------    -------    -------
Net investment income .................................................    .96       1.09        .62        .62        .67
Distributions from undistributed net investment income ................   (.60)      (.60)      (.60)      (.60)      (.60)
Net realized gain (loss) on investments ...............................    .06       3.85       4.00      (2.62)      3.27
Net increase (decrease) in unrealized appreciation of investments ..... (36.76)     38.00      32.22       7.21      29.57
Exercise of employee stock options* ...................................   (.09)      (.49)      (.04)       --        (.25)

Stock option expense ..................................................    .07        .04        --         --         --
Net change in pension plan funded status ..............................   (.30)        --        --         --         --
Adjustment to initially apply FASB No. 158, net of tax ................    --         .30        --         --         --
                                                                       -------    -------    -------    -------    -------

Increase (decrease) in net asset value ................................ (36.66)     42.19      36.20       4.61      32.66
Net asset value
  Beginning of year ................................................... 186.75     144.56     108.36     103.75      71.09
                                                                       -------    -------    -------    -------    -------
  End of year .........................................................$150.09    $186.75    $144.56    $108.36    $103.75
                                                                       =======    =======    =======    =======    =======



Ratios and Supplemental Data
Ratio of operating expenses to average net assets .....................    .46%       .36%       .42%       .49%       .47%
Ratio of net investment income to average net assets ..................    .58%       .68%       .51%       .60%       .81%
Portfolio turnover rate ...............................................    .22%       .13%      2.36%       .56%      3.74%

Net asset value total return ..........................................  19.27%     29.85%     34.31%      5.25%     47.42%

Shares outstanding at end of period (000s omitted) ....................  3,889      3,886      3,860      3,857      3,857

  ---------------
* Net decrease is due to the exercise of employee stock options at prices less than beginning of period net asset value.

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

   The Company has assessed the effectiveness of its internal control over financial reporting as of March 31, 2008. In making this assessment, it used the criteria described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management believes that, as of March 31, 2008, the Company's internal control over financial reporting was effective.

   During the fiscal quarter ended March 31, 2008, the Company implemented the following control in order to remediate the material weakness we identified in our internal controls over accounting for taxes, which resulted in the restatement of our consolidated financial statements for the year ended March 31, 2007 and years represented in our Form 10-K for the year ended March 31, 2007.

     o On a quarterly basis the Company will consult with a RIC compliance expert, on our current RIC status and the potential impact of proposed transactions and scenarios on the Company's future RIC compliance status. The Company has engaged KPMG, LLP to serve in this capacity.

   There were no other changes to our internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect our internal controls over financial reporting.

   Grant Thornton LLP, the independent registered public accounting firm that audited our consolidated financial statements included in this annual report on Form 10-K for the year ended March 31, 2008, has issued an attestation report on our internal control over financial reporting as of March 31, 2008. That report appears on the next page.

Date:    May 23, 2008

/s/ Gary L. Martin
------------------
Gary L. Martin
President & Chief Executive Officer

/s/ Tracy L. Morris
-------------------
Tracy L. Morris
Controller
(chief financial/accounting officer)

Report of Independent Registered Public Accounting Firm


Board of Directors and Shareholders
Capital Southwest Corporation

   We have audited Capital Southwest Corporation (a Texas Corporation) and subsidiaries', (the "Company") internal control over financial reporting as of March 31, 2008, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

   In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2008, based on criteria established in Internal Control--Integrated Framework issued by COSO.

   We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of the Company as of March 31, 2008 and 2007, including the portfolio of investments as of March 31, 2008, and the related consolidated statements of operations, changes in net assets, cash flows, and the selected per share data and ratios for each of the three years in the period ended March 31, 2008, and our report dated May 23, 2008 expressed an unqualified opinion.


/s/Grant Thornton LLP

Dallas, Texas
May 23, 2008

Report of Independent Registered Public Accounting Firm


Board of Directors and Shareholders
Capital Southwest Corporation

   We have audited the accompanying consolidated statements of financial condition of Capital Southwest Corporation (a Texas Corporation) and
subsidiaries (the "Company") as of March 31, 2008 and 2007, including the portfolio of investments as of March 31, 2008, and the related consolidated statements of operations, changes in net assets, cash flows for each of the three years in the period ended March 31, 2008, and the selected per share data and ratios for each of the four years in the period ended March 31, 2008. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits. The selected per share data and ratios for the year ended March 31, 2004, were audited by another independent registered public accounting firm whose report dated May 12, 2004, except for Note 2, which is as of January 9, 2008 expressed an unqualified opinion.

   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and selected per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification by examination of securities held by the custodian as of March 31, 2008 and 2007, and confirmation of securities not held by the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements and the selected per share data and ratios referred to above present fairly, in all material respects, the consolidated financial position of Capital Southwest Corporation and subsidiaries as of March 31, 2008 and 2007, and the consolidated results of its operations, changes in its net assets, its cash flows for each of the three years in the period ended March 31, 2008, and the selected per share data and ratios for each of the four years in the period ended March 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

   As described in Note 5 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective April 1, 2006. As described in Note 7 to the consolidated financial statements, the Company also adopted the provisions of FASB Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans: An Amendment of FASB Statements No. 87, 88, 106, and 132(R), effective March 31, 2008.

   We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Capital Southwest Corporation and subsidiaries' internal control over financial reporting as of March 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 23, 2008, expressed an unqualified opinion thereon.


/s/Grant Thornton LLP



Dallas, Texas
May 23, 2008

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Results of Operations

   The composite measure of the Company's financial performance in the Consolidated Statements of Operations is captioned "Increase in net assets from operations" and consists of three elements. The first is "Net investment income," which is the difference between the Company's income from interest, dividends and fees and its combined operating and interest expenses, net of applicable income taxes. The second element is "Net realized gain (loss) on investments," which is the difference between the proceeds received from disposition of portfolio securities and their stated cost, net of applicable income tax expense based on the Company's tax year. The third element is the "Net increase in unrealized appreciation of investments," which is the net change in the market or fair value of the Company's investment portfolio, compared with stated cost. It should be noted that the "Net realized gain (loss) on investments" and "Net increase in unrealized appreciation of investments" are directly related in that when an appreciated portfolio security is sold to realize a gain, a corresponding decrease in net unrealized appreciation occurs by transferring the gain associated with the transaction from being "unrealized" to being "realized." Conversely, when a loss is realized on a depreciated portfolio security, an increase in net unrealized appreciation occurs.

Net Investment Income

    The Company's principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $1,421,048 in 2008, $1,187,676 in 2007 and $257,374 in 2006. The
Company also receives management fees primarily from its wholly-owned portfolio companies which aggregated $784,800 in 2008, $626,400 in 2007 and $792,570 in 2006. During the three years ended March 31, 2008, the Company recorded dividend income from the following sources:

                                             Years Ended March 31
                                     ----------------------------------
                                         2008        2007        2006
                                     ----------  ----------  ----------
Alamo Group Inc. ................... $  678,732  $  677,112  $  677,112
Balco, Inc..........................    224,400        --       252,960
Dennis Tool Company.................     62,499      62,499      49,999
Encore Wire Corporation.............    326,940        --          --
Kimberly-Clark Corporation..........    167,481     154,360     142,011
Lifemark Group......................    571,333     600,000     600,000
PalletOne, Inc......................       --        89,842     179,685
The RectorSeal Corporation..........  1,154,133   1,869,947   1,106,893
Sprint Nextel Corporation...........      6,750       9,000      18,000
TCI Holdings, Inc...................     81,270      81,270      81,270
The Whitmore Manufacturing Company..    288,533     240,000     240,000
Other...............................     94,762     170,845     137,500
                                     ----------  ----------  ----------
                                     $3,656,833  $3,954,875  $3,485,430
                                     ==========  ==========  ==========

   Total operating expenses, excluding interest expense, increased by $742,951 or 33.4% during the year ended March 31, 2008. Due to the nature of its business, the majority of the Company's operating expenses are related to employee and director compensation, office expenses, legal, professional and accounting fees and the net pension benefit.

Net Realized Gain (Loss) on Investments

   Net realized gain on investments was $240,024 during the year ended March 31, 2008, compared with a gain of $14,966,296 (after income tax expense of

$11,080,699) during 2007 and a gain of $15,450,903 (after income tax of $4,827,663) during 2006. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains or losses through the disposition of certain portfolio investments.

Net Increase in Unrealized Appreciation of Investments

   For the three years ended March 31, the Company recorded a decrease in unrealized appreciation of investments of $142,969,698, in 2008 and an increase of $147,681,609 and $124,355,303, in 2007 and 2006, respectively. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation excluding the effect of gains or losses realized during the year by portfolio company for securities held at the end of each year.

                                           Years Ended March 31
                                ---------------------------------------
                                    2008          2007         2006
                                -----------    -----------  -----------

Alamo Group Inc. ..............$ (2,803,090)  $  2,821,000 $ (5,642,000)
Encore Wire Corporation.......  (18,390,625)   (12,260,000)  49,041,000
Heelys, Inc....................(160,724,088)   170,040,908   27,000,000
The Whitmore Manufacturing
  Company......................  12,000,000      4,000,000    4,000,000
Lifemark Group.................  31,000,000     (2,000,000)   2,000,000
Media Recovery, Inc............  (7,500,000)     3,000,000   15,744,000
Palm Harbor Homes, Inc......... (39,275,516)   (27,493,000)  27,493,000
The RectorSeal Corporation.....  46,200,000     10,500,000   15,000,000

    As shown in the table above for the year ended March 31, 2008, we sustained major increases in The RectorSeal Corporation, LifeMark Group and The Whitmore Manufacturing Company. The $46,200,000 increase in RectorSeal and the $12,000,000 increase in Whitmore were attributable to strong earnings derived from organic growth and the performance of recent acquisitions. LifeMark Group's $31,000,000 increase is attributable to an increase in value of its cemetery and funeral home operations including the new Lifemark Center Funeral Home and continued escalations in non-business land values.

   Offsetting these major increases were significant decreases in Heely's, Inc., Palm Harbor Homes, Inc., and Encore Wire Corporation. While the Heely's investment represented our largest holding at March 31, 2007, the market for Heely's stock declined during the year to a level that decreased our value by $160,724,088. Palm Harbor's decrease of $39,275,516 is attributable to several financial setbacks as the residual real estate markets eroded during the year. Additionally, Encore Wire experienced adversity related to the eroding residual markets and severe competition that had negative impact on its market price prompting us to decrease our value by $18,390,625.

   A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption "Portfolio of Investments - March 31, 2008."

Portfolio Investments

   During the year ended March 31, 2008, the Company invested $10,733,536 in various portfolio securities listed elsewhere in this report under the caption "Portfolio Changes During the Year," which also lists dispositions of portfolio securities. During the 2007 and 2006 fiscal years, the Company invested a total of $803,269 and $15,054,741, respectively.

Financial Liquidity and Capital Resources

   At March 31, 2008, the Company had cash and cash equivalents of approximately $31.3 million. Pursuant to Small Business Administration (SBA) regulations, cash and cash equivalents of $4.7 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to the SBA's approval of its credit application, CSVC would be entitled to borrow up to $16.4 million.

   With the exception of a capital gain distribution made in the form of a distribution of the stock of a portfolio company in the fiscal year ended March 31, 1996, the Company has elected to retain all gains realized during the past 39 years. Retention of future gains is viewed as an important source of funds to sustain the Company's investment activity. Approximately $52.7 million of the Company's investment portfolio is represented by unrestricted publicly-traded securities and represent a source of liquidity.

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

Contractual Obligations

     As shown below, the Company had the following contractual obligations as of March 31, 2008. For further information see Note 8 of the Consolidated Financial Statements.

                                     Payments Due By Period ($ in Thousands)
                                     ---------------------------------------

                                          Less than    1-3      3-5   More Than
Contractual Obligations            Total   1 Year     Years    Years   5 Years
--------------------------------------------------------------------------------
Operating lease obligations        $393      $80      $240       $73     --
                                   ---------------------------------------------
Total                              $393      $80      $240       $73     --
                                   ---------------------------------------------


Critical Accounting Policies

Valuation of Investments

   In accordance with the Investment Company Act of 1940, investments in unrestricted securities (freely marketable securities having readily available market quotations) are valued at market and investments in restricted securities (securities subject to one or more resale restrictions) are valued at fair value determined in good faith by the Company's Board of Directors. Under the valuation policy of the Company, unrestricted securities are valued at the closing sale price for NYSE listed securities and at the lower of the closing bid price or the last sale price for Nasdaq securities on the valuation date. Restricted securities, including securities of publicly-owned companies which are subject to restrictions on resale, are valued at fair value, which is considered to be the amount the Company may reasonably expect to receive if such securities were sold on the valuation date. Valuations as of any particular date, however, are not necessarily indicative of amounts which may ultimately be realized as a result of future sales or other dispositions of securities.

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



                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)


                                        1998         1999         2000         2001         2002         2003         2004
--------------------------------------------------------------------------------------------------------------------------------
Financial Position  (as of March 31)
Investments at cost .................$  61,154    $  73,580    $  85,002    $  87,602    $  82,194    $  91,462    $  97,283
Unrealized appreciation .............  340,132      276,698      238,627      228,316      265,287      195,598      309,666
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
Investments at market or
   fair value .......................  401,286      350,278      323,629      315,918      347,481      287,060      406,949
Total assets ........................  522,324      360,786      392,586      322,668      357,183      298,490      423,979
Notes payable * .....................    5,000        5,000       10,000       16,000       14,000       23,000       20,500
Net assets ..........................  414,697      352,974      319,438      303,436      339,891      272,211      400,157
Shares outstanding ..................    3,788        3,815        3,815        3,815        3,829        3,829        3,857
--------------------------------------------------------------------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income ...............$   2,726    $   1,762    $   1,663    $   1,723    $   2,042    $   2,299    $   2,587
Net realized gain (loss) on
   investments ......................    3,301        1,264        5,162       (5,126)        (762)       2,007       12,603
Net increase (decrease) in
   unrealized appreciation
   before distributions .............  106,749      (63,434)     (38,072)     (10,311)      36,971      (69,689)     114,068
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions .............  112,776      (60,408)     (31,247)     (13,714)      38,251      (65,383)     129,258
Cash dividends paid .................   (2,268)      (2,280)      (2,289)      (2,289)      (2,295)      (2,297)      (2,309)
Employee stock options
   exercised ........................      720          965         --           --            499         --            997
Stock option expense ................     --           --           --           --           --           --           --
Change in pension plan
   funded status ....................     --           --           --           --           --           --           --
Adjustment to initially apply FASB
   Statement No. 158, net of tax ....     --           --           --           --           --           --           --
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in net assets ...  111,228      (61,723)     (33,536)     (16,003)      36,455      (67,680)     127,946
--------------------------------------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Net assets...........................$  109.48    $   92.52    $   83.73    $   79.54    $   88.77    $   71.09    $  103.75
Closing market price.................    94.00        73.00        54.75        65.00        68.75        48.15        75.47

Cash dividends paid..................      .60          .60          .60          .60          .60          .60          .60

o Excludes quarter-end borrowing which is repaid on the first business day after year end.




                                       32


                      Selected Consolidated Financial Data
                (all figures in thousands except per share data)




                                                   2005         2006         2007         2008
------------------------------------------------------------------------------------------------

Financial Position  (as of March 31)
Investments at cost ............................$  84,546    $  88,597    $  71,642    $  81,027
Unrealized appreciation ........................  337,476      461,831      609,513      466,544
                                                ---------    ---------    ---------    ---------
Investments at market or
   fair value ..................................  422,022      550,428      681,155      547,571
Total assets ...................................  434,384      569,368      729,507      586,685
Notes payable * ................................   13,000        8,000         --           --
Net assets .....................................  417,947      558,036      725,732      583,700
Shares outstanding .............................    3,857        3,860        3,886        3,889
------------------------------------------------------------------------------------------------
Changes in Net Assets (years ended March 31)
Net investment income ..........................$   2,406    $   2,389    $   4,233    $   3,715
Net realized gain (loss) on
   investments .................................  (10,112)      15,451       14,966          240
Net increase (decrease) in
   unrealized appreciation
   before distributions ........................   27,810      124,355      147,682     (142,969)
                                                ---------    ---------    ---------    ---------
Increase (decrease) in net
   assets from operations
   before distributions ........................   20,104      142,195      166,881     (139,014)
Cash dividends paid ............................   (2,314)      (2,314)      (2,323)      (2,333)
Employee stock options
   exercised ...................................     --            208        1,795          231
Stock option expense ...........................     --           --            169          263
Change in pension plan
   funded status ...............................     --           --           --         (1,178)
Adjustment to initially apply FASB
   Statement No. 158, net of tax ...............     --           --          1,173         --
                                                ---------    ---------    ---------    ---------
Increase (decrease) in net assets ..............   17,790      140,089      167,695     (142,031)
------------------------------------------------------------------------------------------------
Per Share Data (as of March 31)
Net assets......................................$  108.36    $  144.56    $  186.75    $  150.09
Closing market price............................    79.10        95.50       153.67       123.72

Cash dividends paid.............................      .60          .60          .60          .60



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

Shareholders

   The Company had approximately 700 record holders of its common stock at March 31, 2008. This total does not include an estimated 4,000 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

   The Company's common stock trades on The Nasdaq Global Market under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended                                            High     Low
-----------------------------------------------------------------------
June 30, 2006....................................      $104.45  $  90.65
September 30, 2006...............................       121.00     96.47
December 31, 2006...............................        154.36    115.33
March 31, 2007...................................       155.99    122.05

Quarter Ended                                            High     Low
-------------------------------------------------------------------------
June 30, 2007....................................      $190.33   $144.50
September 30, 2007...............................       162.13    110.00
December 31, 2007...............................        130.00    105.16
March 31, 2008...................................       127.49    100.00

Dividends

   The payment dates and amounts of cash dividends per share since April 1, 2006 are as follows:

Payment Date                                              Cash Dividend
-----------------------------------------------------------------------
May 31, 2006..............................................    $0.20
November 30, 2006.........................................     0.40
May 31, 2007..............................................     0.20
November 30, 2007.........................................     0.40
May 31, 2008..............................................     0.40

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

Annual Meeting

   The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 21, 2008, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (second floor), 12900 Preston Road, Dallas, Texas.



                                       34