Form 10-K, Exhibit 13
period 2009-03-31
CAPITAL SOUTHWEST CORP
filed 2009-05-29
CIK 17313

Twelve Largest Investments – March 31, 2009	Exhibit 13.1

The RectorSeal Corporation	$107,200,000

     The RectorSeal Corporation, Houston, Texas, with facilities in Texas, New York and Idaho, manufactures specialty chemical products including pipe thread sealants, firestop sealants, plastic cements and other formulations for plumbing, HVAC, electrical and industrial applications. The company also makes special tools for plumbers and systems for containing smoke from building fires. RectorSeal’s subsidiary, Jet-Lube, Inc., with plants in Texas, England and Canada, produces anti-seize compounds, specialty lubricants and other products used in industrial and oil field applications. Another subsidiary produces and sells automotive chemical products. RectorSeal also owns a 20% equity interest in The Whitmore Manufacturing Company (described on page 5).

     During the year ended March 31, 2009, RectorSeal earned $10,170,000 on revenues of $111,792,000, compared with earnings of $11,649,000 on revenues of $112,029,000 in the previous year. RectorSeal’s earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

      At March 31, 2009, Capital Southwest owned 100% of RectorSeal’s common stock having a cost of $52,600 and a value of $107,200,000.

Lifemark Group	$71,000,000

     Lifemark Group, Hayward, California, owns and operates cemeteries, funeral homes, mausoleums and mortuaries. Lifemark’s operations, all of which are in California, include a major cemetery and funeral home in San Mateo, a mausoleum and an adjacent mortuary in Oakland and cemeteries, mausoleums and mortuaries in Hayward and Sacramento. The company also owns a funeral home in San Bruno. Its funeral and cemetery trusts enable Lifemark’s clients to make pre-need arrangements. The company’s assets also include excess real estate holdings.

     For the fiscal year ended March 31, 2009, Lifemark reported earnings of $635,000 on revenues of $28,193,000, compared with earnings of $529,000 on revenues of $29,682,000 in the previous year.

     At March 31, 2009, Capital Southwest owned 100% of Lifemark Group’s common stock, which had a cost of $4,510,400 and was valued at $71,000,000.

Encore Wire Corporation	$65,388,000

    Encore Wire Corporation, McKinney, Texas, manufactures a broad line of copper electrical building wire and cable including non-metallic sheathed, underground feeder and THHN wire and cable as well as armored cable for residential, commercial and industrial construction. Encore’s products are sold through distributors and building materials retailers.

     For the year ended December 31, 2008, Encore reported net income of $39,771,000 ($1.72 per share) on net sales of $1,081,132,000, compared with net income of $30,796,000 ($1.32 per share) on net sales of $1,184,786,000 in the previous year. The March 31, 2009 closing Nasdaq bid price of Encore’s common stock was $21.41 per share.

     At March 31, 2009, the $5,800,000 investment in 4,086,750 shares of Encore’s restricted common stock by Capital Southwest and its subsidiary was valued at $65,388,000 ($16.00 per share), representing a fully-diluted equity interest of 17.2%.

The Whitmore Manufacturing Company	$36,000,000

     The Whitmore Manufacturing Company, Rockwall, Texas, manufactures specialty lubricants for heavy equipment used in surface mining, railroads and other industries, and produces water-based coatings for the automotive and primary metals industries. Whitmore’s Air Sentry division manufactures fluid contamination control devices. The company’s assets also include several commercial real estate interests.

     During the year ended March 31, 2009, Whitmore reported net income of $3,209,000 on net sales of $28,163,000, compared with net income of $2,879,000 on net sales of $23,148,000 in the previous year. The company is owned 80% by Capital Southwest and 20% by Capital Southwest’s subsidiary, The RectorSeal Corporation (described on page 5).

     At March 31, 2009, the direct investment in 80% of Whitmore by Capital Southwest was valued at $36,000,000 and had a cost of $1,600,000.

Alamo Group Inc.	$22,642,400

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

     For the year ended December 31, 2008, Alamo reported net income of $10,999,000 ($1.11 per share) on net sales of $557,135,000, compared with net income of $12,365,000 ($1.24 per share) on net sales of $504,386,000 in the previous year. The March 31, 2009 closing NYSE market price of Alamo’s common stock was $10.66 per share.

     At March 31, 2009, the $2,190,937 investment in Alamo by Capital Southwest and its subsidiary was valued at $22,642,400 ($8.00 per share), consisting of 2,830,300 restricted shares of common stock, representing a fully-diluted equity interest of 26.0%.

Media Recovery, Inc.	$14,800,000

     Media Recovery, Inc. (MRI) is a holding company of three operating divisions, Media Recovery, ShockWatch and Damage Prevention Company. Its Media Recovery division provides datacenter supplies and services to corporate customers through its direct sales force. Its ShockWatch division manufactures monitoring devices used to detect mishandled shipments and devices for monitoring material handling equipment. Media Recovery’s subsidiary, The Damage Prevention Company, Denver, Colorado, manufactures dunnage products used to prevent damage in trucking, rail and export container shipments.

     During the year ended September 30, 2008, Media Recovery reported net income of $4,354,000 on net sales of $132,864,000, compared with net income of $4,744,000 on net sales of $134,180,000 in the previous year.

      At March 31, 2009, the $5,415,000 investment in Media Recovery by Capital Southwest and its subsidiary was valued at $14,800,000, consisting of 800,000 shares of Series A convertible preferred stock and 4,000,002 shares of common stock, representing a fully-diluted equity interest of 97.1%.

Heelys, Inc.	$13,975,965

     Heelys, Inc., Carrollton, Texas, markets and distributes specialty stealth skate footwear, equipment and apparel under the brand name Heelys. The company manufactures its products in China and Korea and distributes them through domestic and international sporting goods chains, department and lifestyle stores and specialty footwear retailers.

     During the year ended December 31, 2008, Heelys reported net loss of $5,924,000 (-$0.22 per share) on net sales of $70,741,000, compared with net income of $22,317,000 ($0.79 per share) on net sales of $183,472,000 in the previous year. The March 31, 2009 closing Nasdaq bid price of Heely’s common stock was $1.70 per share.

     At March 31, 2008, the $102,490 investment in Heelys by Capital Southwest’s subsidiary was valued at $13,975,965 ($1.50 per share), consisting of 9,317,310 restricted shares of common stock, representing a fully-diluted equity interest of 31.1%.

Palm Harbor Homes, Inc.	$9,818,901

     Palm Harbor Homes, Dallas, Texas, is an integrated manufacturer and retailer of manufactured and modular housing produced in 9 plants and sold in 29 states by 86 company-owned retail stores and builder locations and approximately 150 independent dealers, builders and developers.

      During the year ended March 27, 2009, Palm Harbor reported a net loss of $26,304,000 (-$1.15 per share) on net sales of $409,274,000, compared with net loss of 124,262,000 (-$5.44 per share) on net sales of 555,096,000 for the year ended March 28, 2008. The March 31, 2009 closing Nasdaq bid price of Palm Harbor’s common stock was $2.21 per share.

     At March 31, 2009, the $10,931,955 investment in Palm Harbor by Capital Southwest and its subsidiary was valued at $9,818,901 ($1.25 per share), consisting of 7,855,121 restricted shares of common stock, representing a fully-diluted equity interest of 31.5%.

Hologic, Inc.	$8,277,286

     Hologic, Inc., Bedford, Massachusetts, is a leading developer, manufacturer and supplier of bone densitometers, mammography and breast biopsy devices, direct-to-digital x-ray systems and other x-ray based imaging systems. These products are generally targeted to address women’s healthcare and general radiographic applications.

     For the year ended September 27, 2008, Hologic reported net loss of $385,617,000 (-$1.57 per share) on net sales of $1,674,499,000, compared with net income of $94,578,000 ($0.86 per share) on net sales of $738,368,000 in the previous year. The March 31, 2009 closing Nasdaq bid price of Hologic’s common stock was $13.08 per share.

     At March 31, 2009, Capital Southwest and its subsidiary owned 632,820 unrestricted shares of common stock, having a cost of $220,000 and a market value of $8,277,288 ($13.08 per share).

Balco, Inc.	$6,600,000

     Balco, Inc., Wichita, Kansas, designs and manufactures innovative architectural products used in the construction and remodeling of educational facilities, commercial and industrial buildings, airports, hotels, hospitals, parking garages and high-end residential condominiums. Company products include an extensive line of high quality, standard or custom-engineered expansion joint covers, floor grids and mats, stair nosings, grates and frames and trench and access covers.

     During the year ended May 31, 2008, Balco reported net income of $841,000 on net sales of $14,035,000, compared with net income of $920,000 on net sales of $15,237,000 in the previous year.

     At March 31, 2009, the $624,920 investment in Balco by Capital Southwest was valued at $6,600,000 consisting of 445,000 shares of common stock and 60,920 shares of Class B non-voting common stock, representing a fully-diluted equity interest of 90.9%.

Extreme International, Inc.	$6,600,000

     Extreme International, Inc., Sugar Land, Texas, owns Bill Young Productions, Texas Video and Post, and Extreme Communications, which produce radio and television commercials and corporate communications videos.

     During the year ended September 30, 2008, Extreme reported net income of $1,435,000 on net sales of $11,545,000, compared with net income of $1,688,000 on net sales of $12,470,000 in the previous year.

     At March 31, 2009, Capital Southwest and its subsidiary owned 39,359 shares of Series C Convertible Preferred Stock, 3,750 shares of 8% Series A Convertible Preferred Stock and 13,035 shares of common stock, having a cost of $3,325,875 and a market value of $6,600,000, representing a fully-diluted equity interest of 53.6%.

Texas Capital Bancshares, Inc.	$5,508,630

     Texas Capital Bancshares, Inc. of Dallas, Texas, formed in 1998, has total assets of approximately $4.3 billion. With branch banks in Austin, Dallas, Fort Worth, Houston, Plano and San Antonio, Texas Capital Bancshares conducts its business through its subsidiary, Texas Capital Bank, N.A., which targets middle market commercial and wealthy private client customers in Texas.

     For the year ended December 31, 2008, Texas Capital reported net income of $24,266,000 ($0.87 per share), compared with net income of $29,422,000 ($1.10 per share) in the previous year. The March 31, 2009 closing Nasdaq bid price of Texas Capital’s common stock was $11.25 per share

     At March 31, 2009, Capital Southwest owned 489,656 unrestricted shares of common stock, having a cost of $3,550,006 and a market value of $5,508,630 ($11.25 per share).

Consolidated Statement of Investments – March 31, 2009

Company	Equity (a)	Investment (b)	Cost	Value (c)
†ALAMO GROUP INC.	26.0%	2,830,300 shares common stock (acquired 4-1-73 thru 5-25-07)	$ 2,190,937	$ 22,642,400
Seguin, Texas
Tractor-mounted mowing and mobile
excavation equipment for governmental,
industrial and agricultural markets; street-
sweeping equipment for municipalities.
ALL COMPONENTS, INC.	80.0%	8.25% subordinated note due 2012 (acquired 6-27-07)	6,000,000	3,000,000
Austin, Texas		150,000 shares Series A Convertible Preferred Stock, convertible into
Electronics contract manufacturing;		600,000 shares of common stock at $0.25 per share (acquired 9-16-94)	150,000	1
distribution and production of memory		Warrants to purchase 350,000 shares of common stock at $11.00 per
and other components for computer		share, expiring 2017 (acquired 6-27-07)	–	–
manufacturers, retailers and value-added			6,150,000	3,000,001
resellers.
ATLANTIC CAPITAL BANCSHARES, INC.	2.0%	300,000 shares common stock (acquired 4-10-07)	3,000,000	3,000,000
Atlanta, Georgia
Holding company of Atlantic Capital Bank,
a full service commercial bank.
BALCO, INC.	90.9%	445,000 shares common stock and 60,920 shares Class B non-voting
Wichita, Kansas		common stock (acquired 10-25-83 and 5-30-02)	624,920	6,600,000
Specialty architectural products used in
the construction and remodeling of
commercial and institutional buildings.
BOXX TECHNOLOGIES, INC.	15.2%	3,125,354 shares Series B Convertible Preferred Stock, convertible
Austin, Texas		into 3,125,354 shares of common stock at $0.50 per share
Workstations for computer graphic		(acquired 8-20-99 thru 8-8-01)	1,500,000	2
imaging and design.
CMI HOLDING COMPANY, INC.	15.3%	10% convertible subordinated note, due 2009 (acquired 7-2-07
Richardson, Texas		thru 10-9-07)	2,363,347	1,000,000
Owns Chase Medical, which develops		2,327,658 shares Series A Convertible Preferred Stock,
and sells devices used in cardiac surgery		convertible into 2,327,658 shares of common stock at $1.72
to relieve congestive heart failure; develops		per share (acquired 8-21-02 and 6-4-03)	4,000,000	2
and supports cardiac imaging systems.		Warrants to purchase 109,012 shares of common stock at $1.72 per
		share, expiring 2012 (acquired 4-7-04)	–	–
		Warrant to purchase 431,982 shares of Series A-1 Convertible
		Preferred Stock at $1.72 per share, expiring 2017 (acquired 7-2-07)	–	–
			6,363,347	1,000,002
†Publicly-owned company		‡Unrestricted securities as defined in Note (b)

Company	Equity (a)	Investment (b)	Cost	Value (c)
CINATRA CLEAN TECHNOLOGIES, INC.	59.2%	10% subordinated secured promissory note (acquired 7-14-08
Houston, Texas		thru 12/08/08)	$ 4,263,000	$ 4,263,000
Cleans above ground oil storage tanks		1,128,649 shares Series A Convertible Preferred Stock, convertible
with a patented, automated system.		into 1,128,649 shares common stock at $1.00 per share
		(acquired 7-14-08 and 11-19-08)	1,128,649	1,128,649
			5,391,649	5,391,649
DENNIS TOOL COMPANY	67.4%	20,725 shares 5% Convertible Preferred Stock, convertible into
Houston, Texas		20,725 shares of common stock at $48.25 per share (acquired 8-10-98)	999,981	999,981
Polycrystalline diamond compacts (PDCs)		140,137 shares common stock (acquired 3-7-94 and 8-10-98)	2,329,963	2,868,000
used in oil field drill bits and in mining			3,329,944	3,867,981
and industrial applications.
†ENCORE WIRE CORPORATION	17.2%	4,086,750 shares common stock (acquired 7-16-92 thru 10-7-98)	5,800,000	65,388,000
McKinney, Texas
Electric wire and cable for residential,
commercial and industrial construction use.
EXTREME INTERNATIONAL, INC.	53.6%	13,035 shares Series A common stock (acquired 9-26-08 and
Sugar Land, Texas		12-18-08)	325,875	463,850
Owns Bill Young Productions, Texas		39,359.18 shares Series C Convertible Preferred Stock, convertible
Video and Post, and Extreme		into 157,436.72 shares of common stock at $25.00 per share
Communications, which produce radio		(acquired 9-30-03)	2,625,000	5,602,376
and television commercials and		3,750 shares 8% Series A Convertible Preferred Stock, convertible into
corporate communications videos.		15,000 shares of common stock at $25.00 per share (acquired 9-30-03)	375,000	533,774
			3,325,875	6,600,000
†HEELYS, INC.	31.1%	9,317,310 shares common stock (acquired 5-26-00)	102,490	13,975,965
Carrollton, Texas
Heelys stealth skate shoes, equipment
and apparel sold through sporting goods
chains, department stores and footwear
retailers.
†HOLOGIC, INC.	<1%	‡632,820 shares common stock (acquired 8-27-99)	220,000	8,277,286
Bedford, Massachusetts
Medical instruments including bone
densitometers, mammography devices
and digital radiography systems.
LIFEMARK GROUP	100.0%	1,449,026 shares common stock (acquired 7-16-69)	4,510,400	71,000,000
Hayward, California
Cemeteries, mausoleums and mortuaries
located in northern California.
†Publicly-owned company		‡Unrestricted securities as defined in Note (b)

Company	Equity (a)	Investment (b)	Cost	Value (c)
MEDIA RECOVERY, INC.	97.1%	800,000 shares Series A Convertible Preferred Stock,
Dallas, Texas		convertible into 800,000 shares of common stock at
Computer datacenter and office automation		$1.00 per share (acquired 11-4-97)	$ 800,000	$ 2,500,000
supplies and accessories; impact, tilt		4,000,002 shares common stock (acquired 11-4-97)	4,615,000	12,300,000
monitoring and temperature sensing			5,415,000	14,800,000
devices to detect mishandling shipments;
dunnage for protecting shipments.
PALLETONE, INC.	8.5%	12.3% senior subordinated notes due 2012 (acquired 9-25-06)	1,553,150	2
Bartow, Florida		150,000 shares common stock (acquired 10-18-01)	150,000	2
Manufacturer of wooden pallets and		Warrant to purchase 15,294 shares of common stock at $1.00
pressure-treated lumber.		per share, expiring 2011 (acquired 2-17-06)	45,746	–
			1,748,896	4
†PALM HARBOR HOMES, INC.	31.5%	7,855,121 shares common stock (acquired 1-3-85 thru 7-31-95)	10,931,955	9,818,902
Dallas, Texas
Integrated manufacturing, retailing,
financing and insuring of manufactured
housing and modular homes.
THE RECTORSEAL CORPORATION	100.00%	27,907 shares common stock (acquired 1-5-73 and 3-31-73)	52,600	107,200,000
Houston, Texas
Specialty chemicals for plumbing, HVAC,
electrical, construction, industrial, oil field
and automotive applications; smoke contain-
ment systems for building fires; also owns 20%
of The Whitmore Manuacturing Company.
TCI HOLDINGS, INC.	–	21 shares 12% Series C Cumulative Compounding Preferred	–	677,250
Denver, Colorado		stock (acquired 1-30-90)
Cable television systems and microwave
relay systems.
†TEXAS CAPITAL BANCSHARES, INC.	1.6%	‡489,656 shares common stock (acquired 5-1-00)	3,550,006	5,508,630
Dallas, Texas
Regional bank holding company with
banking operations in six Texas cities.
TRAX HOLDINGS, INC.	32.5%	1,061,279 shares Series A Convertible Preferred Stock, convertible	5,000,000	5,000,000
Scottsdale, Arizona		into 1,061,279 common stock at $4.71 per share (acquired 12-08-08
Provides a comprehensive set of solutions		and 2-17-09)
to improve the transportation validation,
accounting, payment and information
management process.
VIA HOLDINGS, INC.	28.1%	9,118 shares Series B Preferred Stock (acquired 9-19-05)	4,559,000	2
Sparks, Nevada		1,118 shares Series C Preferred Stock (acquired 11-01-07)	281,523	2
Designer, manufacturer and distributor			4,840,523	4
of high-quality office seating.
†Publicly-owned company		‡Unrestricted securities as defined in Note (b)

Company	Equity (a)	Investment (b)	Cost	Value (c)
WELLOGIX, INC.	19.9%	4,788,371 shares Series A-1 Convertible Participating Preferred
Houston, Texas		Stock, convertible into 4,788,371 shares of common stock at
Developer and supporter of software		$1.0441 per share (acquired 8-19-05 thru 6-15-08)	$ 5,000,000	$ 2
used by the oil and gas industry.
THE WHITMORE MANUFACTURING	80.0%	80 shares common stock (acquired 8-31-79)	1,600,000	36,000,000
COMPANY
Rockwall, Texas
Specialized surface mining, railroad and
industrial lubricants; coatings for automobiles
and primary metals; fluid contamination
control devices.
MISCELLANEOUS	–	Ballast Point Ventures II, L.P. – 2.6% limited partnership interest
		(acquired 8-4-08 thru 10-24-08)	375,000	375,000
	–	BankCap Partners Fund I, L.P. – 6.0% limited partnership interest
		(acquired 7-14-06 thru 10-10-08)	3,766,681	3,766,681
	–	CapitalSouth Partners Fund III, L.P. – 2.8% limited partnership interest
		(acquired 1-22-08 and 2-12-09)	831,256	831,256
	–	Diamond State Ventures, L.P. – 1.9% limited partnership interest
		(acquired 10-12-99 thru 8-26-05)	111,000	111,000
	–	Discovery Alliance, LLC – 90.0% limited liability company
		(acquired 9-12-08 thru 3-01-09)	450,000	450,000
	–	First Capital Group of Texas III, L.P. – 3.0% limited partnership
		interest (acquired 12-26-00 thru 8-12-05)	964,604	840,260
	100.0%	Humac Company – 1,041,000 shares common stock (acquired 1-31-75
		and 12-31-75)	–	133,000
	–	STARTech Seed Fund I – 12.1% limited partnership interest (acquired
		4-17-98 thru 1-5-00)	178,066	1
	–	STARTech Seed Fund II – 3.2% limited partnership interest (acquired
		4-28-00 thru 2-23-05)	950,000	1
	–	Sterling Group Partners I, L.P. – 1.7% limited partnership interest
		(acquired 4-20-01 thru 1-24-05)	1,064,042	379,746
TOTAL INVESTMENTS			$89,339,191	$396,635,023
†Publicly-owned company		‡Unrestricted securities as defined in Note (b)

Notes to Consolidated Statement of Investments

(a)  The percentages in the “Equity” column express the potential equity interests held by Capital Southwest Corporation and Capital Southwest Venture Corporation (together, the “Company”) in each issuer. Each percentage represents the amount of the issuer’s common stock the Company owns or can acquire as a percentage of the issuer’s total outstanding common stock, plus stock reserved for all warrants, convertible securities and employee stock options. The symbol “<1%” indicates that the Company holds a potential equity interest of less than 1%.

(b)  Unrestricted securities (indicated by ‡) are freely marketable securities having readily available market quotations. All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable. At March 31, 2009, restricted securities represented approximately 96.5% of the value of the consolidated investment portfolio.

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

     Among the factors considered by the Board of Directors in determining the fair value of restricted securities are the logic and methodology of SFAS 157, the financial condition and operating results of the issuer, the long-term potential of the business of the issuer, the market for and recent sales prices of the issuer’s securities, the values of similar securities issued by companies in similar businesses, the proportion of the issuer’s securities owned by the Company, the nature and duration of resale restrictions and the nature of any rights enabling the Company to require the issuer to register restricted securities under applicable securities laws. In determining the fair value of restricted securities, the Board of Directors considers the inherent value of such securities without regard to the restrictive feature and adjusts for any diminution in value resulting from restrictions on resale. Our Board of Directors retained Duff & Phelps to provide limited scope third party valuation services on eight investments comprising 85.9% of our net asset value at March 31, 2009. Please refer to our Form 10-K for full disclosure of Duff & Phelps’ services.

(d)  Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stock, including those costs involved in registration under the Securities Act of 1933 but excluding underwriting discounts and commissions. These agreements cover common stock owned at March 31, 2009 and common stock which may be acquired thereafter through the exercise of warrants and conversion of debentures and preferred stock. They apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Lifemark Group and The Whitmore Manufacturing Company.

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

Portfolio Changes During the Year

New Investments and Additions to Previous Investments

Amount
Ballast Point Ventures II, L.P.	$ 375,000
BankCap Partners Fund I, L.P.	1,309,541
CapitalSouth Partners Fund III, L.P.	130,000
Cinatra Clean Technologies, Inc.	5,391,649
Discovery Alliance, LLC	450,000
Extreme International, Inc.	325,876
Trax Holdings, Inc.	5,000,000
Miscellaneous	48,041
$13,030,107

Dispositions

		Amount
	Cost	Received
Ascent Media Corporation	$ -	$ 78,318
AT&T, Inc.	12	569,426
Comcast Corporation	21	1,109,725
Discovery Communications, Inc.	20,262	889,201
Embarq Corporation	46,532	151,182
Exopack, Inc.	--	20,252
FMC Corporation	66,727	486,097
FMC Technologies, Inc.	57,051	852,673
John Bean Technologies Corporation	--	45,360
Kimberly-Clark Corporation	2,358,518	4,349,773
Liberty Global, Inc.	207,423	1,524,611
Liberty Media Capital Group	7,833	275,117
Liberty Media Entertainment	43,996	2,531,015
Liberty Media Interactive Group	66,423	1,137,907
PETsMART, Inc.	1,318,771	6,299,194
Sprint Nextel Corporation	457,113	284,367
Sterling Group Partners I, L.P.	--	12,687
Windstream Corporation	19,656	80,742
Miscellaneous	48,043	--
	$ 4,718,381	$20,697,647

Repayments Received		$0

Capital Southwest Corporation and Subsidiaries

Consolidated Statements of Financial Condition

	March 31
Assets	2009	2008

Investments at market or fair value
Companies more than 25% owned
(Cost: 2009 – $29,208,246,
2008 - $28,758,246)	$286,488,248	$410,026,178
Companies 5% to 25% owned
(Cost: 2009 – $20,412,243,
2008 - $20,412,243)	66,388,010	54,895,381
Companies less than 5% owned
(Cost: 2009 – $39,718,702,
2008 - $31,856,977)	43,758,765	82,648,943

Total investments
(Cost: 2009 – $89,339,191,
2008 – $81,027,466)	396,635,023	547,570,502
Cash and cash equivalents	14,721,730	31,327,758
Receivables	515,212	156,322
Other assets	5,671,174	7,630,486
Totals	$417,543,139	$586,685,068

	March 31
Liabilities and Shareholders’ Equity	2009	2008

Other liabilities	$ 1,187,721	$ 1,187,796
Deferred income taxes	1,092,427	1,797,058
Total liabilities	2,280,148	2,984,854

Shareholders’ equity
Common stock, $1 par value: authorized,
5,000,000 shares; issued, 4,326,516
shares at March 31, 2009 and
March 31, 2008	4,326,516	4,326,516
Additional capital	124,571,029	115,687,153
Undistributed net investment income	2,963,640	7,036,929
Undistributed net realized gain (loss) on
investments	42,622	(2,860,118)
Unrealized appreciation of investments..	307,295,832	466,543,036
Treasury stock – at cost 584,878 shares
at March 31, 2009 and 437,365 shares
at March 31, 2008	(23,936,648)	(7,033,302)
Net assets at market or fair value, equivalent
to $110.98 per share at March 31, 2009 on
the 3,741,638 shares outstanding and
$150.09 per share at March 31, 2008 on the
3,889,151 shares outstanding	415,262,991	583,700,214
Totals	$417,543,139	$586,685,068

The accompanying Notes are an integral part of these Consolidated Financial Statements

Capital Southwest Corporation and Subsidiaries

Consolidated Statements of Operations

	Years Ended March 31
	2009	2008	2007
Investment income (see note 10):
Interest	$ 1,375,215	$ 2,255,550	$ 2,308,660
Dividends	11,533,878	3,656,833	3,954,875
Management and directors’ fees	1,076,039	882,300	708,900
	13,985,132	6,794,683	6,972,435
Operating expenses:
Salaries	2,294,187	1,619,008	1,356,062
Net pension benefit	(253,229)	(327,345)	(144,945)
Other operating expenses	1,624,543	1,676,660	1,014,255
	3,665,501	2,968,323	2,225,372
Income before interest expense and income taxes	10,319,631	3,826,360	4,747,063
Interest expense	--	--	460,399
Income before income taxes	10,319,631	3,826,360	4,286,664
Income tax expense	136,176	111,160	53,324

Net investment income	$ 10,183,455	$ 3,715,200	$ 4,233,340

Proceeds from disposition of investments	$ 20,697,647	$ 1,433,891	$ 42,919,988
Cost of investments sold	4,718,381	1,193,867	16,872,993
Realized gain on investments before income taxes	15,979,266	240,024	26,046,995
Income tax expense	5,222,964	--	11,080,699

Net realized gain on investments	10,756,302	240,024	14,966,296

Net increase (decrease) in unrealized appreciation of investments	(159,247,203)	(142,969,698)	147,681,609

Net realized and unrealized gain (loss) on investments	$ (148,490,901)	$ (142,729,674)	$ 162,647,905

Increase (decrease) in net assets from operations	$ (138,307,446)	$ (139,014,474)	$ 166,881,245

The accompanying Notes are an integral part of these Consolidated Financial Statements

Capital Southwest Corporation and Subsidiaries

Consolidated Statements of Changes in Net Assets

	Years Ended March 31
	2009	2008	2007
Operations:
Net investment income	$ 10,183,455	$ 3,715,200	$ 4,233,340
Net realized gain on investments	10,756,302	240,024	14,966,296
Net increase (decrease) in unrealized appreciation of investments	(159,247,203)	(142,969,698)	147,681,609
Increase (decrease) in net assets from operations	(138,307,446)	(139,014,474)	166,881,245

Distributions from:
Undistributed net investment income	(12,256,745)	(2,333,291)	(2,323,150)
Deemed distribution to shareholders	(8,646,560)	--	(11,417,283)

Capital share transactions:
Allocated increase in share value for deemed distribution	8,646,560	--	11,417,283
Exercise of employee stock options	--	231,390	1,794,850
Adjustment to initially apply FASB No. 158, net of tax	--	--	1,173,751
Change in pension plan funded status	(1,473,329)	(1,178,764)	--
Stock option expense	503,645	263,664	169,003
Treasury stock	(16,903,346)	--	--
Increase (decrease) in net assets	(168,437,221)	(142,031,475)	167,695,699

Net assets, beginning of year	583,700,212	725,731,689	558,035,990

Net assets, end of year	$415,262,991	$583,700,214	$725,731,689

The accompanying Notes are an integral part of these Consolidated Financial Statements

Capital Southwest Corporation and Subsidiaries

Consolidated Statements of Cash Flows

		Years Ended March 31
		2009	2008	2007
	Cash flows from operating activities
	Increase (decrease) in net assets from operations	$(138,307,446)	$(139,014,474)	$ 166,881,245
	Adjustments to reconcile increase (decrease) in net assets from operations
	to net cash provided by (used in) operating activities:
	Proceeds from disposition of investments	20,697,647	1,433,891	42,919,988
	Purchases of securities	(13,030,107)	(10,733,536)	(803,269)
	Maturities of securities	--	154,500	884,935
	Depreciation and amortization	40,478	32,756	16,808
	Net pension benefit	(253,229)	(327,345)	(144,945)
	Net realized gain on investments	(10,756,302)	(240,024)	(14,966,296)
	Net (increase) decrease in unrealized appreciation of investments	159,247,203	142,969,698	(147,681,609)
	Stock option expense	503,645	263,664	169,003
	(Increase) decrease in receivables	(358,890)	181,570	(202,005)
	Increase in other assets	(33,358)	(80,195)	(39,982)
	Increase (decrease) in other liabilities	7,620	(33,281)	8,934
	Decrease in accrued pension liability	(68,934)	(135,768)	(144,171)
	Increase in deferred income taxes	88,700	114,000	50,700
	Net cash provided by (used in) operating activities	17,777,027	(5,414,544)	46,949,336

	Cash flows from financing activities
	Decrease in note payable to bank	--	--	(8,000,000)
	Distributions from undistributed net investment income	(12,256,745)	(2,333,291)	(2,323,150)
	Proceeds from exercise of employee stock options	--	231,390	1,794,850
	Purchase of treasury stock	(16,903,346)	--	--
	Payment of federal income tax for deemed capital gains distribution	(5,222,964)	--	(11,080,699)
	Net cash used in financing activities	(34,383,055)	(2,101,901)	(19,608,999)
	Net increase (decrease) in cash and cash equivalents	(16,606,028)	(7,516,445)	27,340,337
	Cash and cash equivalents at beginning of year	31,327,758	38,844,203	11,503,866
	Cash and cash equivalents at end of year	$ 14,721,730	$ 31,327,758	$ 38,844,203

	Supplemental disclosure of cash flow information:
Cash paid during the year for:	Interest	$ --	$ --	$ 460,399
	Income taxes	$ 3,576	$ --	$ 20,000

The accompanying Notes are an integral part of these Consolidated Financial Statements

Notes to Consolidated Financial Statements

1.     Summary of Significant Accounting Policies

     Capital Southwest Corporation (“CSC”) is a business development company subject to regulation under the Investment Company Act of 1940. Capital Southwest Venture Corporation (“CSVC”), a wholly-owned subsidiary of CSC, is a Federal licensee under the Small Business Investment Act of 1958. Capital Southwest Management Corporation (“CSMC”), a wholly-owned subsidiary of CSC, is the management company for CSC and CSVC. The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements of CSC, CSVC and CSMC (together, the “Company”):

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

     Fair Value Measurements. The Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), on April 1, 2008. SFAS 157 (1) creates a single definition of fair value, (2) establishes a framework for measuring fair value, and (3) expands disclosure requirements about items measured at fair value. The Statement applies to both items recognized and reported at fair value in the financial statements and items disclosed at fair value in the notes to the financial statements. The Statement does not change existing accounting rules governing what can or what must be recognized and reported at fair value in the Company’s financial statements, or disclosed at fair value in the Company’s notes to the financial statements. Additionally, SFAS 157 does not eliminate practicability exceptions that exist in accounting pronouncements amended by this Statement when measuring fair value. As a result, the Company will not be required to recognize any new assets or liabilities at fair value.

     Prior to SFAS 157, certain measurements of fair value were based on the price that would be paid to acquire an asset, or received to assume a liability (an entry price). SFAS 157 clarifies the definition of fair value as the price that would be received from the sale of an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (that is, an exit price). The exit price is based on the amount that the holder of the asset or liability would receive or need to pay in an actual transaction (or in a hypothetical transaction if an actual transaction does not exist) at the measurement date. In some circumstances, the entry and exit price may be the same; however, they are conceptually different.

     Fair value is generally determined based on quoted market prices in the active markets for identical assets or liabilities. If quoted market prices are not available, the Company uses valuation techniques that place greater reliance on observable inputs and less reliance on unobservable inputs. In measuring fair value, the Company may make adjustments for risks and uncertainties, if a market participant would include such an adjustment in its pricing.

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

     Federal Income Taxes. CSC and CSVC intend to comply with the requirements of the Internal Revenue Code (IRC) necessary to qualify as regulated investment companies (RICs). By meeting these requirements, they will not be subject to corporate federal income taxes on ordinary income distributed to shareholders. The Company’s policy is to retain and pay the 35% corporate tax on realized long-term capital gains. For investment companies that qualify as RICs under the IRC, federal income taxes payable on security gains that the company elects to retain are accrued only on the last day of the tax year, December 31. Therefore, CSC and CSVC made no provision for federal income taxes on such gains and net investment income in their financial statements.

     CSMC, a wholly owned subsidiary of CSC, is not a RIC and is required to pay taxes at the current corporate rate.

     In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted FIN 48 on April 1, 2007, which had no effect on the Company’s financial statements.

     Deferred Taxes. The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its controlled affiliates. Deferred taxes related to the qualified defined benefit pension plan are recorded as incurred.

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

     Effective April 1, 2006, the Company adopted SFAS 123R using the modified prospective transition method. The Company recognizes compensation cost over the straight-line method for all share-based payments granted on or after that date and for all awards granted to employees prior to April 1, 2006 that remain unvested on that date. The fair value of stock options are determined on the date of grant using the Black-Scholes pricing model and are expensed over the vesting period of the related stock options. Accordingly, for the years ended March 31, 2009 and March 31, 2008, the Company recognized compensation expense of $503,645 and $263,664, respectively.

     As of March 31, 2009, the total remaining unrecognized compensation cost related to non-vested stock options was $2,362,927 which will be amortized over the weighted-average service period of approximately 4.69 years.

Defined Pension Benefits and Other Postretirement Plans

     Effective March 31, 2007, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements Nos. 87, 88, 106 and 132R (SFAS 158). SFAS 158 is required to be adopted on a prospective basis and prior year financial statements and related disclosures are not permitted to be restated. SFAS 158 requires an employer that sponsors one or more postretirement defined benefit plan(s) to:

•	Recognize the funded status of postretirement defined benefit plans – measured as the difference between the fair value of plan assets and the benefit obligations – in its balance sheet.

•	Recognize changes in the funded status of postretirement defined benefit plans in shareholder’s equity in the year in which the changes occur.

•

Measure postretirement defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end. The Company presently uses March 31 as the measurement date for all of its postretirement defined benefit plans.

Concentration of Credit Risk

    The Company places its idle cash with financial institutions in various money market accounts, which routinely exceed the Federal Deposit Insurance Corporation insured limit. As of March 31, 2009, the Company’s money market account balances exceeded the Federal Deposit Insurance Corporation’s limits by $13.8 million.

Recent Accounting Pronouncements

     The Company adopted FASB Statement No. 157, "Fair Value Measurements" (“SFAS 157”), on a prospective basis on April 1, 2008. SFAS 157 requires that the Company assume that the portfolio investment is to be sold in a principal market to market participants, or in the absence of a principal market, the most advantageous market, which may be a hypothetical market.

     In October 2008, FASB Staff Position 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is not Active” (“FSP 157-3”) was issued. FSP 157-3 reiterated that an entity should utilize its own assumptions, information and techniques to estimate fair value when relevant observable inputs are not available, including the use of risk-adjusted factors for non-performance risk or liquidity risk.

     In April 2009, the FASB issued FASB Staff Position FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" ("FSP 157-4"). FSP 157-4 indicates that if an entity determines that either the volume and/or level of activity for an asset or liability has significantly decreased (from normal conditions for that asset or liability) or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgment will be required to estimate fair value. FSP 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted. FSP 157-4 must be applied prospectively. The Company does not believe the adoption of FSP 157-4 will have a material impact on the consolidated financial statements.

     In April 2009, the FASB issued FASB Staff Position FAS 107-1 and APB 28-1, "Interim Disclosures about Fair Value of Financial Instruments" ("FSP 107-1"). FSP 107-1 relates to fair value disclosures in public entity financial statements for financial instruments that are within the scope of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"). This guidance increases the frequency of those disclosures, requiring public entities to provide the disclosures on a quarterly basis (rather than just annually). The quarterly disclosures are intended to provide financial statement users with more timely information about the effects of current market conditions on an entity's financial instruments that are not otherwise reported at fair value. FSP 107-1 is effective for interim and annual periods ending after June 15, 2009. FSP 107-1 must be applied prospectively. The Company does not believe the adoption of FSP 107-1 will have a material impact on the consolidated financial statements.

2.     Investments

     We fair value our investments in accordance with GAAP as determined in good faith by our Board of Directors. When available, we base the fair value of our investments on directly observable market prices or on market data derived for comparable assets. For all other investments, inputs used to measure fair value reflect management’s best estimate of assumptions that would be used by market participants in pricing the investments in a hypothetical transaction.

     The levels of fair value inputs used to measure our investments are characterized in accordance with the fair value hierarchy established by SFAS No. 157, Fair Value Measurements (“SFAS 157”). Where inputs for an asset or liability fall in more than one level in the fair value hierarchy, the investment is classified in its entirety based on the lowest level input that is significant to that investment’s fair value measurement. We use judgment and consider factors specific to the investment in determining the significance of an input to a fair value measurement. The three levels of the fair value hierarchy and investments that fall into each of the levels are described below:

•

Level 1: Level 1 inputs are unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. We use Level 1 inputs for publicly traded unrestricted securities for which we do not have a controlling interest. Such investments are valued at the closing price for listed securities and at the lower of the closing bid price or the closing sale price for over-the-counter (NASDAQ) securities on the valuation date.

•

Level 2: Level 2 inputs are inputs other than the quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. We did not value any of our investments using level 2 inputs as of March 31, 2009.

•

Level 3: Level 3 inputs are unobservable and cannot be corroborated by observable market data. We use Level 3 inputs for measuring the fair value of substantially all of our investments. See “Notes to Portfolio of Investments” (c) on page 12 for the investment policy used to determine the fair value of these investments.

     The following fair value hierarchy table sets forth our investment portfolio by level as of March 31, 2009 (in millions):

	Level 1	Level 2	Level 3	Total
Debt	$ --	$ --	$ 8.3	$ 8.3
Partnership Interests	--	--	6.7	6.7
Preferred Equity	--	--	15.8	15.8
Common Equity	13.8	--	352.1	365.9
Equity Warrants	--	--	--	--
Total Investments	$ 13.8	$ --	$382.9	$396.7

     The following table sets forth a summary of changes in the fair value of investment assets and liabilities measured using Level 3 inputs during the quarter ended March 31, 2009 (in millions):

			Purchases
	Beginning	Unrealized	Sales, Issuance	Ending
	Balance	gain (loss)	& Settlement	Balance
Debt	$ 9.2	$ (0.9)	$ --	$ 8.3
Partnership Interests	6.8	(0.4)	0.3	6.7
Preferred Equity	17.0	(2.2)	1.0	15.8
Common Equity	408.4	(56.3)	--	352.1
Total Investments	$ 441.4	$ (59.8)	$ 1.3	$ 382.9

The following table sets forth a summary of changes in the fair value of investment assets and liabilities measured using Level 3 inputs during the year ended March 31, 2009 (in millions):

			Purchases
	Beginning	Unrealized	Sales, Issuance	Ending
	Balance	gain (loss)	& Settlement	Balance
Debt	$ 9.0	$ (5.0)	$ 4.3	$ 8.3
Partnership Interests	5.3	(0.9)	2.3	6.7
Preferred Equity	21.8	(12.2)	6.1	15.8
Common Equity	458.3	(106.5)	0.3	352.1
Equity Warrants	0.4	(0.4)	--	--
Total Investments	$ 494.8	$ (124.9)	$ 13.0	$ 382.9

3.     Income Taxes

     CSC and CSVC operate to qualify as a RIC under Subchapter M of the Code. In order to qualify as a RIC, we must annually distribute at least 90% of our taxable ordinary income, based on our tax year, to our shareholders in a timely manner. Ordinary income includes net short-term capital gains but excludes net long-term capital gains. A RIC is not subject to federal income tax on the portion of its ordinary income and long-term capital gains that are distributed to its shareholders, including “deemed distributions” discussed below. As permitted by the IRC, a RIC can designate dividends paid in the subsequent tax year as dividends of current year ordinary income and net long-term gains if those dividends are both declared by the extended due date of the RIC’s federal income tax return and paid to shareholders by the last day of the subsequent tax year. We have distributed or intend to distribute sufficient dividends to eliminate taxable income for our completed tax fiscal years. If we fail to satisfy the 90% distribution requirement or otherwise fail to qualify as a RIC in any tax year, we would be subject to tax in such year on all of our taxable income, regardless of whether we made any distributions to our shareholders. For the tax years ended December 31, 2008 and 2007, CSC and CSVC qualified to be taxed as RICs. We intend to meet the applicable qualifications to be taxed as a RIC in future years; management feels it is probable that we will maintain our RIC status for a period longer than one year. However, either company’s ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

    A RIC may elect to retain its long-term capital gains by designating them as a “deemed distribution” to its shareholders and paying a federal tax of 35% on the long-term capital gains for the benefit of its shareholders. Shareholders would then report their share of the retained capital gains on their income tax returns as if it had been received and report a tax credit for the tax paid on their behalf by the RIC. Shareholders then add the amount of the “deemed distribution,” net of such tax, to the basis of their shares.

    As permitted by the IRC, a RIC can designate dividends paid in the subsequent tax year as dividends of the current year ordinary taxable income and long-term capital gains if those dividends are both declared by the extended due date of the RIC’s federal income tax return and paid to shareholders by the last day of the subsequent tax year. For the tax years ended December 31, 2008 and 2007 we declared and paid dividends in the amounts of $12,256,745 and $2,333,291, respectively.

     Additionally, we are also subject to a nondeductible federal excise tax of 4% if we do not distribute at least 98% of our investment company ordinary taxable income before the end of our tax year. For the tax year ended December 31, 2008 we distributed 100% of our investment company ordinary taxable income. As a result we have made no provision for income taxes on ordinary taxable income for the tax year ended December 31, 2008. For the tax year ended December 31, 2007, we distributed 100% of our investment company ordinary taxable income, however only 70% was distributed by the end of the tax year. As a result, we incurred and an excise tax of 4% of the undistributed income or $41,543, which was paid in 2008 and is included in income tax expense on the accompanying consolidated statements of operation.

     CSMC, a wholly owned subsidiary of CSC, is not a RIC and is required to pay taxes at the current corporate rate. The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its wholly owned portfolio companies. Deferred taxes related to the qualified defined pension plan are recorded as incurred.

4.     Undistributed Net Realized Gains (Losses) on Investments

      Distributions made by RICs often differ from aggregate GAAP-basis undistributed net investment income and accumulated net realized gains (total GAAP-basis net realized gains). The principal cause is that required minimum fund distributions are based on income and gain amounts determined in accordance with federal income tax regulations, rather than GAAP. The differences created can be temporary, meaning that they will reverse in the future, or they can be permanent. In subsequent periods, when all or a portion of a temporary difference becomes a permanent difference, the amount of the permanent difference will be reclassified to “additional capital.”

     For the tax year ended December 31, 2008, we have estimated net long-term capital gains of $14,922,751 for tax purposes and $15,936,644 for book purposes, which we elected to retain and treat as deemed distributions to our shareholders. For the tax year ended December 31, 2007, we had net long-term capital losses of $944,872 for tax purposes and $860,118 for book purposes, which we carried forward and offset by future net long-term capital gains. In order to make the election to retain capital gains, we incurred a federal tax on behalf of our shareholders of $5,222,964 for the tax year ended December 31, 2008. As of December 31, 2008, we did not have any undistributed long-term capital gains since they are treated as being distributed through the “deemed distribution.”

     As of March 31, 2009 and 2008, our undistributed net realized gains (losses) on investments determined in accordance with GAAP as reflected on our consolidated statement of financial condition were comprised of the following:

As of March 31,	2009	2008

Undistributed net realized gains
(losses) on investments	$42,622	($2,860,118)

5.      Share Repurchase Plan

     On June 12, 2008, CSC announced that its Board of Directors authorized a share repurchase plan, which allowed for the repurchase of up to 10% (or 388,915 shares) of its Common Stock at prices not above the lower of the net asset value per share of its Common Stock, or prices prevailing in the over-the-counter market at the time of such purchases. The repurchase program remained in effect through December 10, 2008. CSC did not make purchases under the plan during the quarter ended March 31, 2009. In total CSC purchased 147,513 shares of Common Stock for $16,903,346 at an average price of $114.59 per share, on the open market, while the plan was in effect.

6.     Employee Stock Option Plan

     On July 19, 1999, shareholders approved the 1999 Stock Option Plan (“Plan”), which provides for the granting of stock options to employees and officers of the Company and authorizes the issuance of common stock upon exercise of such options for up to 140,000 shares. All options are granted at or above market price, generally expire 10 years from the date of grant and are generally exercisable on or after the first anniversary of the date of grant in 5 to 10 annual installments.

     At March 31, 2009, there were no shares available for grant under the Plan. The following table summarizes the price per option at grant date using the Black-Scholes Pricing Model:

		Black-Scholes Pricing Model Assumptions
	Weighted	Expected	Risk-Free		Expected
Date of	Average	Dividend	Interest	Expected	Life
Issuance	Fair Value	Yield	Rate	Volatility	(in years)

May 15, 2006	$31.28	0.64%	5.08%	21.1%	7
July 17, 2006	$33.05	0.61%	5.04%	21.2%	7
July 16, 2007	$41.78	0.39%	4.95%	19.9%	5
July 21, 2008	$27.35	0.67%	3.41%	20.2%	5
July 30, 2008	$29.93	0.62%	3.36%	20.2%	5

     The following summarizes activity in the stock option plans for the years ended March 31, 2009, 2008 and 2007:

	Number	Weighted Average
	of shares	Exercise Price
Balance at March 31, 2007	52,500	$ 68.411
Granted	25,000	94.136
Exercised	(3,100)	69.568
Canceled	(4,000)	89.482
Balance at March 31, 2008	70,400	109.998
Granted	37,500	123.721
Exercised	--	--
Canceled	--	--
Balance at March 31, 2009	107,900	$114.767

	Weighted Average Aggregate Intrinsic
	Remaining Contractual Term	Value

March 31, 2009
Outstanding	4.7 years	$3,255,618
Exercisable	4.4 years	$ 608,339

     At March 31, 2009, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $65.00 to $152.98 and 4.69 years, respectively. There were no options exercised during the year ended March 31, 2009. The total intrinsic value of options exercised during the years ended March 31, 2008 and 2007 were $75,129 and $571,565, respectively. The exercise prices ranged from $65.00 to $93.49 per share for the each of the years ended March 31, 2008 and 2007. New shares were issued for, $0, $231,390 and $1,794,850 cash received from option exercises for the years ended March 31, 2009, 2008 and 2007, respectively.

     At March 31, 2009, 2008 and 2007, the number of options exercisable was 21,445, 9,930 and 8,515, respectively and the weighted-average exercise price of those options was $97.00, $79.01 and $69.15, respectively.

7.     Employee Stock Ownership Plan

     CSC and one of its controlled affiliates sponsor a qualified employee stock ownership plan (“ESOP”) in which certain employees participate. Contributions to the plan, which are invested in CSC stock, are made at the discretion of the Board of Directors. A participant’s interest in contributions to the ESOP fully vests after five years of active service.

     Effective April 1, 2007, the vesting period for the ESOP is three years. During the 3 years ended March 31, 2009, the Company made contributions to the ESOP, which were charged against net investment income, of $0 in 2009, $94,210 in 2008 and $84,488 in 2007.

8.     Retirement Plans

     CSC sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its controlled affiliates. The following information about the plan represents amounts and information related to CSC’s participation in the plan and is presented as though CSC sponsored a single-employer plan. Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last 10 years of employment. The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes. No contribution was made to the plan during the three years ended March 31, 2009.

     The following tables set forth the qualified plan’s benefit obligations and fair value of plan assets at March 31, 2009, 2008 and 2007:

	Years Ended March 31
	2009	2008	2007
Change in benefit obligation
Benefit obligation at beginning
of year	$ 3,699,285	$ 3,965,100	$ 4,004,017
Service cost	67,340	67,514	103,342
Interest cost	290,310	222,895	230,711
Actuarial loss	(916,874)	(160,840)	68,854
Benefits paid	(259,810)	(395,384)	(386,982)
Plan change	34,262	--	(54,842)
Benefit obligation at end of year	$ 2,914,513	$ 3,699,285	$ 3,965,100

Change in plan assets
Fair value of plan assets at beginning
of year	$11,120,337	$12,973,292	$11,640,693
Actual return on plan assets	(2,477,154)	(1,457,571)	1,719,581
Benefits paid	(259,810)	(395,384)	(386,982)
Fair value of plan assets at end of
year	$ 8,383,373	$11,120,337	$12,973,292

   The following table sets forth the qualified plan’s funded status and amounts recognized in CSC’s consolidated statements of financial condition:

	March 31
	2009	2008
Actuarial present value of benefit obligations:
Accumulated benefit obligation	$(2,630,743)	$ (3,387,397)
Projected benefit obligation for service rendered to
date	$(2,914,513)	$ (3,699,285)
Plan assets at fair value*	8,383,373	11,120,337
Funded status	5,468,860	7,421,052
Unrecognized net (gain) loss from past experience
different from that assumed and effects of
changes in assumptions	2,502,161	209,044
Unrecognized prior service costs	159,716	129,179
Additional asset, FAS 158	(2,661,877)	(338,223)
Prepaid pension cost included in other assets	$ 5,468,860	$ 7,421,052
_____________

*Primarily equities and bonds including approximately 25,000 shares of CSC Common Stock.

     Components of net pension benefit related to the qualified plan include the following:

	Years Ended March 31
	2009	2008	2007
Service cost – benefits earned during
the year	$ 67,340	$ 67,514	$ 103,342
Interest cost on projected benefit
obligation	290,310	222,895	230,711
Expected return on assets	(732,837)	(673,366)	(580,104)
Net amortization	3,725	3,725	27,487
Net pension benefit from qualified plan	$ (371,462)	$ (379,232)	$ (218,564)

      CSC also sponsors an unfunded Retirement Restoration Plan, which is a nonqualified plan that provides for the payment, upon retirement, of the difference between the maximum annual payment permissible under the qualified retirement plan pursuant to Federal limitations and the amount which would otherwise have been payable under the qualified plan.

     The following table sets forth the Retirement Restoration Plan’s benefit obligations at March 31, 2009, 2008 and 2007:

	Years Ended March 31
	2009	2008	2007
Change in benefit obligation
Benefit obligation at beginning
of year	$ 942,122	$ 1,178,891	$1 ,280,542
Service cost	10,986	10,483	20,245
Interest cost	104,777	57,588	68,937
Actuarial (gain) loss	(74,613)	(169,072)	(36,529)
Benefits paid	(68,934)	(135,768)	(144,170)
Plan change	20,089	--	(10,134)
Benefit obligation at end of year	$ 934,427	$ 942,122	$ 1,178,891

     The following table sets forth the status of the Retirement Restoration Plan and the amounts recognized in the consolidated statements of financial condition:

	March 31
	2009		2008
Projected benefit obligation	$ (934,427)	$	$ (942,122)
Unrecognized net loss from past ex-
perience different from that assumed
and effects of changes in assumptions.	(431,432)		(112,552)
Unrecognized prior service costs	(187,280)		(217,958)
Additional asset, FAS 158	618,712		330,510
Accrued pension cost included in other liabilities	$ (934,427)		$ (942,122)

     Components of net pension expense related to the unfunded Retirement Restoration Plan include the following:

	Years Ended March 31
	2009	2008	2007
Service cost – benefits earned during
the year	$ 10,986	$ 10,483	$ 20,245
Interest cost on projected benefit
obligation	104,777	57,588	68,937
Net amortization	2,470	(16,186)	(15,563)
Net pension expense from retirement
restoration plan	$ 118,233	$ 51,885	$ 73,619

     The following assumptions were used in estimating the actuarial present value of the projected benefit obligations:

	Years Ended March 31
	2009	2008	2007

Discount rate	6.50%	6.25%	6.0%
Rate of compensation increases	5.0%	5.0%	5.0%

     The following assumptions were used in estimating the net periodic (income)/expense:

	Years Ended March 31
	2009	2008	2007

Discount rate	6.25%	6.0%	5.75%
Expected return on plan assets	6.5%	6.5%	6.0%
Rate of compensation increases	5.0%	5.0%	5.0%

     The expected rate of return on assets assumption was determined based on the anticipated performance of the various asset classes in the plan’s portfolio and the allocation of assets to each class. The anticipated asset class return is developed using historical and predicted asset return performance, considering the investments underlying each asset class and expected investment performance based on forecasts of inflation, interest rates and market indices for fixed income and equity securities.

     CSC’s pension plan asset allocations are as follows:

	Percentage of plan assets
	at March 31
Asset Category	2009	2008

Equity securities	67.7%	75.0%
Debt securities	19.2%	13.8%
Other	13.1%	11.2%
	100.0%	100.0%

         CSC’s pension plan is administered by a board-appointed committee that has fiduciary responsibility for the plan’s management. The trustee of the plan is JPMorgan Asset Management. Currently, approximately 18% of the assets are selected and managed by the trustee and the remainder of the assets are managed by the committee, invested mostly in equity securities, including CSC stock.

        Following are the expected benefit payments for the next five years and in the aggregate for the years 2015-2019:

	Years Ended March 31
						2015-
(In Thousands)	2010	2011	2012	2013	2014	2019
Qualified Plan	$ 85	$ 81	$226	$219	$211	$1,092
Restoration Plan	--	--	$ 95	$ 93	$ 92	$ 432

          Incremental effect of applying FASB Statement No. 158 on individual line items in the Statement of Financial Condition:

	March 31, 2007
	Before Application		After application
	Of Statement 158	Adjustments	of Statement 158

Other assets	$ 7,542,035	$ 1,628,150	$ 9,170,185
Other liabilities	1,635,468	(177,621)	1,457,847
Deferred income taxes	1,144,026	1,173,751	2,317,777
Additional capital	115,741,940	632,020	116,373,960
Net assets at market or
fair value	$ 724,557,938	$ 1,173,751	$ 725,731,689

9.      Commitments

      CSC has agreed, subject to certain conditions, to invest up to $8,683,070 in six portfolio companies.

     The Company leases office space under an operating lease which requires base annual rentals of approximately $87,000 through February, 2013. For the three years ended March 31, total rental expense charged to investment income was $84,117 in 2009, $80,569 in 2008 and $79,979 in 2007.

10.      Sources of Income

      Income was derived from the following sources:

	Investment Income			Realized Gain
				(Loss) on
Years Ended				Investments
March 31			Other	Before Income
2009	Interest	Dividends	Income	Taxes
Companies more than
25% owned	$ –	$10,946,581	$ 1,055,000	$ –
Companies 5% to 25%
owned	249,417	326,940	20,750	–
Companies less than
5% owned	743,945	260,357	–	15,979,266
Other sources, including
temporary investments	382,142	–	–	–
	$1,375,504	$11,533,878	$ 1,075,750	$ 15,979,266

	Investment Income			Realized Gain
				(Loss) on
Years Ended				Investments
March 31			Other	Before Income
2008	Interest	Dividends	Income	Taxes
Companies more than
25% owned	$ –	$2,979,631	$ 839,800	$ –
Companies 5% to 25%
owned	364,762	326,940	42,500	–
Companies less than
5% owned	469,066	350,262	–	240,024
Other sources, including
temporary investments	1,421,722	–	–	–
	$2,255,550	$3,656,833	$ 882,300	$ 240,024

	Investment Income			Realized Gain
				(Loss) on
Years Ended				Investments
March 31			Other	Before Income
2007	Interest	Dividends	Income	Taxes
Companies more than
25% owned	$ –	$3,449,558	$ 659,500	$ 31,070,149
Companies 5% to 25%
owned	125,733	171,578	20,000	–
Companies less than
5% owned	938,761	333,739	29,400	(5,023,154)
Other sources, including
temporary investments	1,244,166	–	–	–
	$2,308,660	$3,954,875	$ 708,900	$ 26,046,995

Selected Per Share Data and Ratios

	Years Ended March
	2009	2008	2007	2006	2005

Per Share Data
Investment income	$3.74	$1.75	$1.79	$1.25	$1.26
Operating expenses	(.98)	(.76)	(.57)	(.51)	(.51)
Interest expense	--	--	(.12)	(.11)	(.11)
Income taxes	(.04)	(.03)	(.01)	(.01)	(.02)
Net investment income	2.72	.96	1.09	.62	.62
Distributions from undistributed net investment income	(3.28)	(.60)	(.60)	(.60)	(.60)

Net realized gain (loss) on investments	2.87	.06	3.85	4.00	(2.62)
Net increase (decrease) in unrealized appreciation of investments	(42.56)	(36.76)	38.00	32.22	7.21
Exercise of employee stock options*	--	(.09)	(.49)	(.04)	--
Stock option expense	.13	.07	.04	--	--
Net change in pension plan funded status	(.39)	(.30)	--	--	--
Treasury Stock	1.40	--	--	--	--
Adjustment to initially apply FASB No. 158, net of tax	--	--	.30	--	--

Increase (decrease) in net asset value	(39.11)	(36.66)	42.19	36.20	4.61

Net asset value
Beginning of year	150.09	186.75	144.56	108.36	103.75
End of year	$110.98	$150.09	$186.75	$144.56	$108.36

Ratios and Supplemental Data
Ratio of operating expenses to average net assets	.71%	.46%	.36%	.42%	.49%
Ratio of net investment income to average net assets	1.96%	.58%	.68%	.51%	.60%
Portfolio turnover rate	2.51%	.22%	.13%	2.36%	.56%

Net asset value total return	(22.56)%	(19.27)%	29.85%	34.31%	5.25%

Shares outstanding at end of period (000s omitted)	3,741	3,889	3,886	3,860	3,857

     ____________

  *Net increase is due to purchases of Common Stock at prices less than beginning period net asset value.
**Net decrease is due to the exercise of employee stock options at prices less than beginning of period net asset value.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. CSC’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States.

Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

CSC has assessed the effectiveness of its internal control over financial reporting as of March 31, 2009. In making this assessment, it used the criteria described in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management believes that, as of March 31, 2009, CSC’s internal control over financial reporting was effective.

During the fiscal quarter ended March 31, 2008, CSC implemented the following control in order to remediate the material weakness we identified in our internal controls over accounting for taxes, which resulted in the restatement of our consolidated financial statements for the year ended March 31, 2007 and years represented in our Form 10-K for the year ended March 31, 2007.

On a quarterly basis CSC consults with a RIC compliance expert, on our current RIC status and the potential impact of proposed transactions and scenarios on CSC’s future RIC compliance status. CSC has engaged KPMG, LLP to serve in this capacity.

There were no other changes to our internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect our internal controls over financial reporting.

Grant Thornton LLP, the independent registered public accounting firm that audited our consolidated financial statements included in this annual report on Form 10-K for the year ended March 31, 2009, has issued an attestation report on our internal control over financial reporting as of March 31, 2009. That report appears on the next page.

Date:     May 29, 2009

/s/ Gary L. Martin
Gary L. Martin

Chairman of the Board and President

/s/ Tracy L. Morris
Tracy L. Morris

Chief Financial Officer
(chief financial/accounting officer)

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Capital Southwest Corporation

We have audited Capital Southwest Corporation (a Texas Corporation) and subsidiaries’, (the “Company”) internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of the Company as of March 31, 2009 and 2008, including the portfolio of investments as of March 31, 2009, and the related consolidated statements of operations, changes in net assets and cash flows, for each of the three years in the period ended March 31, 2009, and the selected per share data and ratios for each of the five years in the period ended March 31, 2009, and our report dated May 29, 2009, expressed an unqualified opinion.

/s/Grant Thornton LLP
Dallas, Texas
May 29, 2009

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Capital Southwest Corporation

We have audited the accompanying consolidated statements of financial condition of Capital Southwest Corporation (a Texas Corporation) and subsidiaries (the “Company”) as of March 31, 2009 and 2008, including the portfolio of investments as of March 31, 2009, and the related consolidated statements of operations, changes in net assets, cash flows for each of the three years in the period ended March 31, 2009, and the selected per share data and ratios for each of the five years in the period ended March 31, 2009. These financial statements and per share data and ratios are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and selected per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification by examination of securities held by the custodian as of March 31, 2009 and 2008, and confirmation of securities not held by the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and the selected per share data and ratios referred to above present fairly, in all material respects, the consolidated financial position of Capital Southwest Corporation and subsidiaries as of March 31, 2009 and 2008, and the consolidated results of its operations, changes in its net assets, its cash flows for each of the three years in the period ended March 31, 2009, and the selected per share data and ratios for each of the five years in the period ended March 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (“SFAS 157”), effective April 1, 2008. As described in Note 8 to the consolidated financial statements, the Company also adopted the provisions of FASB Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: An Amendment of FASB Statements No. 87, 88, 106, and 132(R), effective March 31, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Capital Southwest Corporation and subsidiaries’ internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated May 29, 2009, expressed an unqualified opinion thereon.

/s/Grant Thornton LLP

Dallas, Texas

May 29, 2009

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Results of Operations

     The composite measure of the Company’s financial performance in the Consolidated Statements of Operations is captioned “Increase in net assets from operations” and consists of three elements. The first is “Net investment income,” which is the difference between the Company’s income from interest, dividends and fees and its combined operating and interest expenses, net of applicable income taxes. The second element is “Net realized gain (loss) on investments,” which is the difference between the proceeds received from disposition of portfolio securities and their stated cost, net of applicable income tax expense based on the Company’s tax year. The third element is the “Net increase in unrealized appreciation of investments,” which is the net change in the market or fair value of the Company’s investment portfolio, compared with stated cost. It should be noted that the “Net realized gain (loss) on investments” and “Net increase in unrealized appreciation of investments” are directly related in that when an appreciated portfolio security is sold to realize a gain, a corresponding decrease in net unrealized appreciation occurs by transferring the gain associated with the transaction from being “unrealized” to being “realized.” Conversely, when a loss is realized on a depreciated portfolio security, an increase in net unrealized appreciation occurs.

Net Investment Income

     The Company’s principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends. The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates. During the three years ended March 31, the Company had interest income from temporary cash investments of $381,498 in 2009, $1,421,048 in 2008 and $1,187,676 in 2007. The Company also receives management fees primarily from its controlled affiliates which aggregated $984,800 in 2009, $784,800 in 2008 and $626,400 in 2007. During the three years ended March 31, 2009, the Company recorded dividend income from the following sources:

	Years Ended March 31
	2009	2008	2007
Alamo Group Inc.	$ 679,272	$ 678,732	$ 677,112
Balco, Inc.	--	224,400	--
Dennis Tool Company	49,999	62,499	62,499
Encore Wire Corporation	326,940	326,940	--
Heelys, Inc.	9,317,310	--	--
Kimberly–Clark Corporation	89,529	167,481	154,360
Lifemark Group	--	571,333	600,000
PalletOne, Inc.	--	--	89,842
The RectorSeal Corporation	720,000	1,154,133	1,869,947
Sprint Nextel Corporation	--	6,750	9,000
TCI Holdings, Inc.	81,270	81,270	81,270
The Whitmore Manufacturing Company..	180,000	288,533	240,000
Other	89,558	94,762	170,845
	$ 11,533,878	$ 3,656,833	$ 3,954,875

     Total operating expenses, excluding interest expense, increased by $697,177 or 23.5% during the year ended March 31, 2009. Due to the nature of its business, the majority of the Company’s operating expenses are related to employee and director compensation, office expenses, legal, professional and accounting fees and the net pension benefit.

Net Realized Gain (Loss) on Investments

     Net realized gain on investments was $10,756,303 (after income tax expense of $5,222,963) during the year ended March 31, 2009, compared with a gain of $240,024 during 2008 and a gain of $14,966,296 (after income tax expense of $11,080,699) during 2007. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation. This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains or losses through the disposition of certain portfolio investments.

Net Increase/Decrease in Unrealized Appreciation of Investments

      For the three years ended March 31, the Company recorded a decrease in unrealized appreciation of investments of $159,247,203, in 2009 and a decrease of $142,969,698, in 2008 and an increase of $147,681,609 in 2007. As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation excluding the effect of gains or losses realized during the year by portfolio company for securities held at the end of each year.

	Years Ended March 31
	2009	2008	2007
Alamo Group Inc.	$ (22,642,400)	$ (2,803,090)	$ 2,821,000
Encore Wire Corporation	14,303,625	(18,390,625)	(12,260,000)
Heelys, Inc.	(20,963,948)	(160,724,088)	170,040,908
The Whitmore Manufacturing Company	(2,000,000)	12,000,000	4,000,000
Lifemark Group	--	31,000,000	(2,000,000)
Media Recovery, Inc.	(22,700,000)	(7,500,000)	3,000,000
Palm Harbor Homes, Inc.	(21,601,583)	(39,275,516)	(27,493,000)
The RectorSeal Corporation	(37,000,000)	46,200,000	10,500,000

    As shown in the table for the year ended March 31, 2009, we sustained major decreases in several of our largest investments. During the twelve months ended March 31, 2009, the value of our investments in The RectorSeal Corporation decreased by $37,000,000 and Media Recovery, Inc. decreased by $22,700,000, due to decreases in their respective sales resulting from slowdowns in segments of their businesses. Additionally, our investments in Alamo Group, Inc. decreased $22,642,400, Palm Harbor Homes, Inc. decreased $21,601,583, and Heelys, Inc. decreased $20,963,948, due primarily to the decreases in their respective stock prices at March 31, 2009. Offsetting the aforementioned losses during the twelve months ended March 31, 2009, was a $14,030,625 increase in the value of Encore Wire Corporation due primarily to an increase in their stock price at March 31, 2009.

     A description of the investments listed above and other material components of the investment portfolio is included elsewhere in this report under the caption “Portfolio of Investments – March 31, 2009.”

Portfolio Investments

     During the year ended March 31, 2009, the Company invested $13,030,107 in various portfolio securities listed elsewhere in this report under the caption “Portfolio Changes During the Year,” which also lists dispositions of portfolio securities. During the 2008 and 2007 fiscal years, the Company invested a total of $10,733,536 and $803,269, respectively.

Financial Liquidity and Capital Resources

     At March 31, 2009, the Company had cash and cash equivalents of approximately $14.7 million. Pursuant to Small Business Administration (SBA) regulations, cash and cash equivalents of $5.3 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA. Under current SBA regulations and subject to the SBA’s approval of its credit application, CSVC would be entitled to borrow up to $20.6 million.

     With the exception of a capital gain distribution made in the form of a distribution of the stock of a portfolio company in the fiscal year ended March 31, 1996, the Company has elected to retain all gains realized during the past 40 years. Retention of future gains is viewed as an important source of funds to sustain the Company’s investment activity. Approximately $13.8 million of the Company’s investment portfolio is represented by unrestricted publicly traded securities and represent a source of liquidity.

     Funds to be used by the Company for operating or investment purposes may be transferred in the form of dividends, management fees or loans from Lifemark Group, The RectorSeal Corporation and The Whitmore Manufacturing Company, controlled affiliates of the Company, to the extent of their available cash reserves and borrowing capacities.

      Management believes that the Company’s cash and cash equivalents and cash available from other sources described above are adequate to meet its expected requirements. Consistent with the long-term strategy of the Company, the disposition of investments from time to time may also be an important source of funds for future investment activities.

Contractual Obligations

      As shown below, the Company had the following contractual obligations as of March 31, 2009. For further information see Note 9 of the Consolidated Financial Statements.

Payments Due By Period ($ in Thousands)
			2-4	More Than
Contractual Obligations	Total	1 Year	Years	4 Years
Operating lease obligations	$ 340	$ 87	$ 253	--
Total	$ 340	$ 87	$ 253	--

Critical Accounting Policies

Valuation of Investments

     In accordance with the Investment Company Act of 1940, investments in unrestricted securities (freely marketable securities having readily available market quotations) are valued at market and investments in restricted securities (securities subject to one or more resale restrictions) are valued at fair value determined in good faith by the Company’s Board of Directors. Under the valuation policy of the Company, unrestricted securities are valued at the closing sale price for NYSE listed securities and at the lower of the closing bid price or the last sale price for Nasdaq securities on the valuation date. Restricted securities, including securities of publicly-owned companies which are subject to restrictions on resale, are valued at fair value, which is considered to be the amount the Company may reasonably expect to receive if such securities were sold on the valuation date. Valuations as of any particular date, however, are not necessarily indicative of amounts which may ultimately be realized as a result of future sales or other dispositions of securities.

     Among the factors considered by the Board of Directors in determining the fair value of restricted securities are the financial condition and operating results of the issuer, the long-term potential of the business of the issuer, the market for and recent sales prices of the issuer’s securities, the values of similar securities issued by companies in similar businesses, the proportion of the issuer’s securities owned by the Company, the nature and duration of resale restrictions and the nature of any rights enabling the Company to require the issuer to register restricted securities under applicable securities laws.

Impact of Inflation

     The Company does not believe that its business is materially affected by inflation, other than the impact which inflation may have on the securities markets, the valuations of business enterprises and the relationship of such valuations to underlying earnings, all of which will influence the value of the Company’s investments.

Risks

     Pursuant to Section 64(b)(1) of the Investment Company Act of 1940, a business development company is required to describe the risk factors involved in an investment in the securities of such company due to the nature of the company’s investment portfolio. Accordingly the Company states that:

     The Company’s objective is to achieve capital appreciation through investments in businesses believed to have favorable growth potential. Such businesses are often undercapitalized small companies which lack management depth and have not yet attained profitability. The Company’s venture investments often include securities which do not yield interest or dividends and are subject to legal or contractual restrictions on resale, which restrictions adversely affect the liquidity and marketability of such securities.

      Because of the speculative nature of the Company’s investments and the lack of any market for the securities initially purchased by the Company, there is a significantly greater risk of loss than is the case with traditional investment securities. The high-risk, long-term nature of the Company’s venture investment activities may prevent shareholders of the Company from achieving price appreciation and dividend distributions.

Selected Consolidated Financial Data
(all figures in thousands except per share data)

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009

Financial Position (as of March 31)
Investments at cost	$85,002	$87,602	$82,194	$91,462	$97,283	$84,546	$88,597	$71,642	$81,027	$89,339
Unrealized appreciation	238,627	228,316	265,287	195,598	309,666	337,476	461,831	609,513	466,544	307,296
Investments at market or
fair value	323,629	315,918	347,481	287,060	406,949	422,022	550,428	681,155	547,571	396,635
Total assets	392,586	322,668	357,183	298,490	423,979	434,384	569,368	729,507	586,685	417,543
Notes payable *	10,000	16,000	14,000	23,000	20,500	13,000	8,000	--	--	--
Net assets	319,438	303,436	339,891	272,211	400,157	417,947	558,036	725,732	583,700	415,263
Shares outstanding	3,815	3,815	3,829	3,829	3,857	3,857	3,860	3,886	3,889	3,741

Changes in Net Assets (years ended March 31)
Net investment income	$1,663	$1,723	$2,042	$2,299	$2,587	$2,406	$2,389	$4,233	$3,715	$10,183
Net realized gain (loss) on
investments	5,162	(5,126)	(762)	2,007	12,603	(10,112)	15,451	14,966	240	10,756
Net increase (decrease) in
unrealized appreciation
before distributions	(38,072)	(10,311)	36,971	(69,689)	114,068	27,810	124,355	147,682	(142,969)	(159,246)
Increase (decrease) in net
assets from operations
before distributions	(31,247)	(13,714)	38,251	(65,383)	129,257	20,104	142,195	166,881	(139,014)	138,307
Cash dividends paid	(2,289)	(2,289)	(2,295)	(2,297)	(2,309)	(2,314)	(2,314)	(2,323)	(2,333)	(12,257)
Employee stock options
exercised	--	--	499	--	997	--	208	1,795	231	--
Stock option expense	--	--	--	--	--	--	--	169	263	503
Change in pension plan
funded status	--	--	--	--	--	--	--	--	(1,178)	(1,473)
Treasury Stock										(16,903)
Adjustment to initially apply FASB
Statement No. 158, net of tax	--	--	--	--	--	--	--	1,173	--	--
Increase (decrease) in net assets	(33,536)	(16,003)	36,455	(67,680)	127,946	17,790	140,089	167,695	(142,031)	(168,437)

Per Share Data (as of March 31)
Net assets	$83.73	$79.54	$88.77	$71.09	$103.75	$108.36	$144.56	$186.75	$150.09	$110.98
Closing market price	54.75	65.00	68.75	48.15	75.47	79.10	95.50	153.67	123.72	76.39

Cash dividends paid	.60	.60	.60	.60	.60	.60	.60	.60	.60	3.26

• Excludes quarter-end borrowing which is repaid on the first business day after year end.

Shareholder Information

Stock Transfer Agent

     American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038 (telephone 800-937-5449) serves as transfer agent for the Company’s common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

Shareholders

     The Company had approximately 700 record holders of its common stock at March 31, 2009. This total does not include an estimated 4,000 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

     The Company’s common stock trades on The Nasdaq Global Market under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended	High	Low
June 30, 2008	$128.99	$103.67
September 30, 2008	146.81	102.02
December 31, 2008	141.50	60.52
March 31, 2009	109.66	53.57

Quarter Ended	High	Low
June 30, 2007	$190.33	$144.50
September 30, 2007	162.13	110.00
December 31, 2007	130.00	105.16
March 31, 2008	127.49	100.00

Dividends

      The payment dates and amounts of cash dividends per share since April 1, 2007 are as follows:

Payment Date	Cash Dividend
May 31, 2007	$0.20
November 30, 2007	0.40
May 30, 2008	0.40
October 31, 2008	0.30
November 28, 2008	0.40
December 26, 2008	2.16
May 29, 2009	0.40

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

Annual Meeting

     The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 20, 2009, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (second floor), 12900 Preston Road, Dallas, Texas.