Form 10-K, Exhibit 13
period 2010-03-31
CAPITAL SOUTHWEST CORP
filed 2010-05-28
CIK 17313

Twelve Largest Investments – March 31, 2010	Exhibit 13.1

The RectorSeal Corporation	$120,200,000

The RectorSeal Corporation, Houston, Texas, with facilities in Texas, New York and Idaho, manufactures specialty chemical products including pipe thread sealants, firestop sealants, plastic cements and other formulations for plumbing, HVAC, electrical and industrial applications.  The company also makes special tools for plumbers and systems for containing smoke from building fires.  RectorSeal’s subsidiary, Jet-Lube, Inc., with plants in Texas, England and Canada, produces anti-seize compounds, specialty lubricants and other products used in industrial and oil field applications.  Another subsidiary produces and sells automotive chemical products.  RectorSeal also owns a 20% equity interest in The Whitmore Manufacturing Company (described on this page).

During the year ended March 31, 2010, RectorSeal earned $9,571,000 on revenues of $102,075,000, compared with earnings of $10,170,000 on revenues of $112,762,000 in the previous year.  RectorSeal’s earnings do not reflect its 20% equity in The Whitmore Manufacturing Company.

At March 31, 2010, Capital Southwest owned 100% of RectorSeal’s common stock having a cost of $52,600 and a value of $120,200,000.

Lifemark Group	$71,000,000

Lifemark Group, Hayward, California, owns and operates cemeteries, mausoleums and mortuaries.  Lifemark’s operations, all of which are in California, include a major cemetery and funeral home in San Mateo, a mausoleum and an adjacent mortuary in Oakland and cemeteries, mausoleums and mortuaries in Hayward and Sacramento.  Its funeral and cemetery trusts enable Lifemark’s clients to make pre-need arrangements.  The company’s assets also include excess real estate holdings.

For the fiscal year ended March 31, 2010, Lifemark reported earnings of $716,000 on revenues of $25,298,000, compared with earnings of $635,000 on revenues of $28,193,000 in the previous year.

At March 31, 2010, Capital Southwest owned 100% of Lifemark Group’s common stock, which had a cost of $4,510,400 and was valued at $71,000,000.

Encore Wire Corporation	$67,431,375

Encore Wire Corporation, McKinney, Texas, manufactures a broad line of copper electrical building wire and cable including non-metallic sheathed, underground feeder and THHN wire and cable, as well as armored cable for residential, commercial and industrial construction. Encore’s products are sold through distributors and building materials retailers.

For the year ended December 31, 2009, Encore reported net income of $3,636,000 ($0.16 per share) on net sales of $649,613,000, compared with net income of $39,771,000 ($1.70 per share) on net sales of $1,081,132,000 in the previous year.  The March 31, 2010 closing Nasdaq bid price of Encore’s common stock was $20.80 per share.

At March 31, 2010, the $5,800,000 investment in 4,086,750 shares of Encore’s restricted common stock by Capital Southwest and its subsidiary was valued at $67,431,375 ($16.50 per share), representing a fully-diluted equity interest of 17.3%.

The Whitmore Manufacturing Company	$47,500,000

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

During the year ended March 31, 2010, Whitmore reported net income of $3,661,000 on net sales of $26,777,000, compared with net income of $3,209,000 on net sales of $28,163,000 in the previous year.  The company is owned 80% by Capital Southwest and 20% by Capital Southwest’s subsidiary, The RectorSeal Corporation (described on this page).

At March 31, 2010, the direct investment in 80% of Whitmore by Capital Southwest was valued at $47,500,000 and had a cost of $1,600,000.

Alamo Group Inc.	$42,454,500

Alamo Group Inc., Seguin, Texas, is a leading designer, manufacturer and distributor of heavy-duty, tractor and truck mounted mowing and other vegetation maintenance equipment, mobile excavators, street-sweeping and snow removal equipment and replacement parts.  Founded in 1969, Alamo Group operates 18 manufacturing facilities and serves governmental, industrial and agricultural markets in North America, Europe, and Australia.

For the year ended December 31, 2009, Alamo reported net income of $17,091,000 ($1.65 per share) on net sales of $446,487,000, compared with net income of $10,999,000 ($1.11 per share) on net sales of $557,135,000 in the previous year.  The March 31, 2010 closing NYSE market price of Alamo’s common stock was $19.99 per share.

At March 31, 2010, the $2,190,937 investment in Alamo by Capital Southwest and its subsidiary was valued at $42,454,500 ($15.00 per share), consisting of 2,830,300 restricted shares of common stock, representing a fully-diluted equity interest of 22.0%.

Heelys, Inc.	$19,845,870

Heelys, Inc., Carrollton, Texas, designs, markets and distributes branded footwear, equipment and accessories.  The company imports its products from China and Korea and distributes them through domestic and international sporting goods chains, department and lifestyle stores and specialty footwear retailers.

During the year ended December 31, 2009, Heelys reported net loss of $5,125,000 (-$0.19 per share) on net sales of $43,777,000, compared with net loss of $5,924,000 (-$0.22 per share) on net sales of $70,741,000 in the previous year.  The March 31, 2010 closing Nasdaq bid price of Heely’s common stock was $2.37 per share.

At March 31, 2010, the $102,490 investment in Heelys by Capital Southwest’s subsidiary was valued at $19,845,870 ($2.13 per share), consisting of 9,317,310 restricted shares of common stock, representing a fully-diluted equity interest of 31.1%.

Media Recovery, Inc.	$13,400,000

Media Recovery, Inc. (MRI), Dallas, Texas, is the holding company of DataSpan, ShockWatch and Damage Prevention Company.  DataSpan provides datacenter supplies and services to corporate customers through a direct sales force.  ShockWatch manufactures and distributes devices used to detect mishandled shipments and devices for monitoring material handling equipment.  Media Recovery’s subsidiary, The Damage Prevention Company, Denver, Colorado, manufactures dunnage products used to prevent damage in trucking, rail and export container shipments.

   During the year ended September 30, 2009, Media Recovery reported net loss of $2,626,000 on net sales of $110,311,000, compared with net income of $4,354,000 on net sales of $132,864,000 in the previous year.

At March 31, 2010, the $5,415,000 investment in Media Recovery by Capital Southwest and its subsidiary was valued at $13,400,000, consisting of 800,000 shares of Series A Convertible Preferred Stock and 4,000,002 shares of common stock, representing a fully-diluted equity interest of 97.5%.

All Components, Inc.	$12,276,650

All Components, Inc., Pflugerville, Texas, distributes and produces memory and other electronic components for personal computer manufacturers, retailers, value-added resellers and other corporate customers.  Through its sales and distribution center near Austin, Texas and its distribution center in Miami, Florida, the company serves over 2,000 customers throughout the United States and Latin America.

   During the year ended August 31, 2009, All Components reported net income of $1,863,000 on net sales of $186,188,000, compared with net income of $1,167,000 on net sales of $200,673,000 in the previous year.

At March 31, 2010, the $6,150,000 investment in All Components by Capital  Southwest and its subsidiary was valued at $12,276,650 consisting of an 8.25% Subordinated Note valued at $6,454,925 and 150,000 shares of Series A Convertible Preferred Stock valued at $5,821,725, representing a 80.4% fully-diluted equity interest.

Hologic, Inc.	$11,726,155

Hologic, Inc., Bedford, Massachusetts, is a leading developer, manufacturer and supplier of bone densitometers, mammography and breast biopsy devices, direct-to-digital x-ray systems and other x-ray based imaging systems.  These products are generally targeted to address women’s healthcare and general radiographic applications.

For the year ended September 26, 2009, Hologic reported net loss of $2,176,237,000 (-$8.48 per share) on net sales of $1,637,134,000 compared with net loss of $385,617,000 (-$1.57 per share) on net sales of $1,674,499,000 in the previous year.  The March 31, 2010 closing Nasdaq bid price of Hologic’s common stock was $18.53 per share.

At March 31, 2010, Capital Southwest and its subsidiary owned 632,820 unrestricted shares of common stock, having a cost of $220,000 and a market value of $11,726,155 ($18.53 per share).

Texas Capital Bancshares, Inc.	$9,288,774

   Texas Capital Bancshares, Inc. of Dallas, Texas, formed in 1998, has total assets of approximately $5.7 billion.  With branch banks in Austin, Dallas, Fort Worth, Houston, Plano and San Antonio, Texas Capital Bancshares conducts its business through its subsidiary, Texas Capital Bank, N.A., which targets middle market commercial and wealthy private client customers in Texas.

For the year ended December 31, 2009, Texas Capital reported net income of $18,769,000 ($0.55 per share), compared with net income of $24,266,000 ($0.87 per share) in the previous year.  The March 31, 2010 closing Nasdaq bid price of Texas Capital’s common stock was $18.97 per share.

At March 31, 2010, Capital Southwest owned 489,656 unrestricted shares of common stock, having a cost of $3,550,006 and a market value of $9,288,774 ($18.97 per share).

Extreme International, Inc.	$8,525,000

Extreme International, Inc., Sugar Land, Texas, owns Bill Young Productions, Texas Video and Post, and Extreme Communications and Vanilla Gorilla which produce radio and television commercials and corporate communications videos.

During the year ended September 30, 2009, Extreme reported net income of $1,205,000 on net sales of $11,272,000, compared with net income of $1,435,000 on net sales of $11,545,000 in the previous year.

At March 31, 2010, Capital Southwest and its subsidiary owned 39,359 shares of Series C Convertible Preferred Stock, 3,750 shares of 8% Series A Convertible Preferred Stock and 13,035 shares of common stock, having a cost of $3,325,875 and a market value of $8,525,000, representing a fully-diluted equity interest of 53.6%.

Balco, Inc.	$8,000,000

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

   During the year ended May 31, 2009, Balco reported net income of $952,000 on net sales of $14,651,000, compared with net income of $841,000 on net sales of $13,675,000 in the previous year.

At March 31, 2010, the $624,920 investment in Balco by Capital  Southwest was valued at $8,000,000 consisting of 445,000 shares of common stock and 60,920 shares of Class B non-voting common stock, representing a fully-diluted equity interest of 90.9%.

Consolidated Schedule of Investments – March 31, 2010

Company	Equity (a)	Investment (b)	Cost	Value (c)
¥ALAMO GROUP INC.	22.0%	2,830,300 shares common stock (acquired 4-1-73
Seguin, Texas		thru 5-25-07)	$ 2,190,937	$ 42,454,500
Tractor-mounted mowing and mobile excavation
equipment for governmental, industrial and agricultural
markets; street-sweeping equipment for municipalities.
ALL COMPONENTS, INC.	80.4%	8.25% subordinated note, $6,000,000 principal due
Pflugerville, Texas		2012 (acquired 6-27-07)	6,000,000	6,454,925
Electronics contract manufacturing; distribution and production		150,000 shares Series A Convertible Preferred Stock, con-
of memory and other components for computer manufacturers,		vertible into 600,000 shares of common stock at $0.25
retailers and value-added resellers.		per share (acquired 9-16-94)	150,000	5,821,725
		Warrants to purchase 350,000 shares of common stock at
		$11.00 per share, expiring 2017 (acquired 6-27-07)	–	–
			6,150,000	12,276,650
ATLANTIC CAPITAL BANCSHARES, INC.	1.9%	300,000 shares common stock (acquired 4-10-07)	3,000,000	3,150,000
Atlanta, Georgia
Holding company of Atlantic Capital Bank, a full service commercial bank.
¥ BALCO, INC.	90.9%	445,000 shares common stock and 60,920 shares Class B
Wichita, Kansas		non-voting common stock (acquired 10-25-83 and 5-30-02)	624,920	8,000,000
Specialty architectural products used in the construction and remodeling of commercial and institutional buildings.
BOXX TECHNOLOGIES, INC.	15.2%	3,125,354 shares Series B Convertible Preferred Stock,
Austin, Texas		convertible into 3,125,354 shares of common stock at
Workstations for computer graphic imaging and design.		$0.50 per share (acquired 8-20-99 thru 8-8-01)	1,500,000	2
¥ CMI HOLDING COMPANY, INC.	22.4%	10% convertible promissory note, due 2013 (acquired 2-23-10)	650,000	1,300,000
Richardson, Texas		1,631,516 shares Series C-1 Convertible Preferred
Owns Chase Medical, which develops and sells devices used		Stock, convertible into 1,631,516 shares of common
in cardiac surgery to relieve congestive heart failure; develops		stock at $2.15 per share (acquired 7-10-09)	2,863,347	2,857,759
and supports cardiac imaging systems.		2,327,658 shares Series A Convertible Preferred Stock,
		convertible into 2,327,658 shares of common stock at
		$1.72 per share (acquired 8-21-02 and 6-4-03)	4,000,000	2
		Warrants to purchase 109,012 shares of common stock at
		$1.72 per share, expiring 2012 (acquired 4-7-04)	–	–
		Warrants to purchase 636,151 shares of Series A-1 Convertible
		Preferred Stock at $1.72 per share expiring 2017 and
		2019 (acquired 7-2-07 and 6-9-09)	–	–
		Warrant to purchase 90,698 shares of Series D or D-1
		Convertible Preferred Stock at $1.72 per share expiring
		2017 (acquired 2-23-10)	–	–
			7,513,347	4,157,761
†Publicly-owned company; ¥ Control investment		‡Unrestricted securities as defined in Note (b)

Consolidated Schedule of Investments – March 31, 2010

Company	Equity (a)	Investment (b)	Cost	Value (c)
CINATRA CLEAN TECHNOLOGIES, INC.	59.2%	10% subordinated secured promissory note, $6,200,000
Houston, Texas		principal due 2013 (acquired 7-14-08 thru 3-23-10)	$ 6,000,300	$ 3,815,235
Cleans above ground oil storage tanks with a patented,		1,128,649 shares Series A Convertible Preferred Stock,
automated system.		convertible into 1,128,649 shares of common stock at $1.00
		per share (acquired 7-14-08 and 11-19-08)	1,128,649	1,128,649
			7,128,949	4,943,884
†ENCORE WIRE CORPORATION	17.3%	4,086,750 shares common stock (acquired 7-16-92 thru
McKinney, Texas		10-7-98)	5,800,000	67,431,375
Electric wire and cable for residential, commercial and
industrial construction use.
EXTREME INTERNATIONAL, INC.	53.6%	13,035 shares Series A common stock (acquired 9-26-08
Sugar Land, Texas		and 12-18-08)	325,875	600,000
Owns Bill Young Productions, Texas Video and Post, and		39,359.18 shares Series C Convertible Preferred Stock,
Extreme Communications, which produce radio and television		convertible into 157,437.72 shares of common stock at
commercials and corporate communications videos.		$25.00 per share (acquired 9-30-03)	2,625,000	7,236,000
		3,750 shares 8% Series A Convertible Preferred Stock,
		convertible into 15,000 shares of common stock at $25.00
		per share (acquired 9-30-03)	375,000	689,000
			3,325,875	8,525,000
¥ HEELYS, INC.	31.1%	9,317,310 shares common stock (acquired 5-26-00)	102,490	19,845,870
Carrollton, Texas
Heelys stealth skate shoes, equipment and apparel sold
through sporting goods chains, department stores and
footware retailers.
†HOLOGIC, INC.	<1%	‡632,820 shares common stock (acquired 8-27-99)	220,000	11,726,155
Bedford, Massachusetts
Medical instruments including bone densitometers,
mammography devices and digital radiography systems.
iMEMORIES, INC.	26.2%	17,391,304 shares Series B Convertible Preferred Stock,
Scottsdale, AZ		convertible into 17,391,304 shares of common stock at
Enables online video and photo sharing and DVD creation		$0.23 per share (acquired 7-10-09)	4,000,000	4,000,000
for home movies recorded in analog and new digital format.

KBI BIOPHARMA, INC.	14.8%	7,142,857 shares Series B-2 Convertible Preferred Stock,
Durham, NC		convertible into 7,142,857 shares of common stock at
Provides fully-integrated, outsourced drug development		$0.70 per share (acquired 9-08-09)	5,000,000	5,000,000
and bio-manufacturing services.
†Publicly-owned company; ¥ Control investment		‡Unrestricted securities as defined in Note (b)

Consolidated Schedule of Investments – March 31, 2010

Company	Equity (a)	Investment (b)	Cost	Value (c)
¥ LIFEMARK GROUP	100.0%	1,449,026 shares common stock (acquired 7-16-69)	$ 4,510,400	$ 71,000,000
Hayward, California
Cemeteries, mausoleums and mortuaries located in
northern California.
¥ MEDIA RECOVERY, INC.	97.5%	800,000 shares Series A Convertible Preferred Stock,
Dallas, Texas		convertible into 800,000 shares of common stock at
Computer datacenter and office automation supplies and		$1.00 per share (acquired 11-4-97)	800,000	2,200,000
accessories; impact, tilt monitoring and temperature sensing devices		4,000,002 shares common stock (acquired 11-4-97)	4,615,000	11,200,000
to detect mishandled shipments; dunnage for protecting shipments.			5,415,000	13,400,000
PALLETONE, INC.	8.4%	12.3% senior subordinated notes, $2,000,000
Bartow, Florida		principal due 2012 (acquired 9-25-06)	1,553,150	2,000,000
Manufacturer of wooden pallets and pressure-treated		150,000 shares common stock (acquired 10-18-01)	150,000	2
lumber.		Warrant to purchase 15,294 shares of common stock
		at $1.00 per share, expiring 2011 (acquired 2-17-06)	45,746	–
			1,748,896	2,000,002
¥ PALM HARBOR HOMES, INC.	30.5%	7,855,121 shares common stock (acquired 1-3-85
Dallas, Texas		thru 7-31-95)	10,931,955	6,833,955
Integrated manufacturing, retailing, financing and insuring		Warrant to purchase 286,625 shares of common
of manufactured housing and modular homes.		stock at $3.14 per share, expiring 2019 (acquired
		4-24-09)	–	–
			10,931,955	6,833,955
¥ THE RECTORSEAL CORPORATION	100.0%	27,907 shares common stock (acquired 1-5-73 and
Houston, Texas		3-31-73)	52,600	120,200,000
Specialty chemicals for plumbing, HVAC, electrical,
construction, industrial, oil field and automotive applications;
smoke containment systems for building fires; also owns
20% of The Whitmore Manufacturing Company.
TCI HOLDINGS, INC.	–	21 shares 12% Series C Cumulative Compounding
Denver, Colorado		Preferred stock (acquired 1-30-90)	–	677,250
Cable television systems and microwave relay systems.
†TEXAS CAPITAL BANCSHARES, INC.	1.6%	‡489,656 shares common stock (acquired 5-1-00)	3,550,006	9,288,774
Dallas, Texas
Regional bank holding company with banking operations
in six Texas cities.
†Publicly-owned company; ¥ Control investment		‡Unrestricted securities as defined in Note (b)

Consolidated Schedule of Investments – March 31, 2010

Company	Equity (a)	Investment (b)	Cost	Value (c)
TRAX HOLDINGS, INC.	31.1%	1,061,279 shares Series A Convertible Preferred Stock,
Scottsdale, Arizona		convertible into 1,061,279 common stock at $4.71
Provides a comprehensive set of solutions to improve		per share (acquired 12-8-08 and 2-17-09)	$5,000,000	$5,687,669
the transportation validation, accounting, payment
and information management process.
VIA HOLDINGS, INC.	28.1%	9,118 shares Series B Preferred Stock (acquired 9-19-05)	4,559,000	2
Sparks, Nevada		1,118 shares Series C Preferred Stock (acquired 11-1-07)	281,523	2
Designer, manufacturer and distributor of high-quality			4,840,523	4
office seating.
WELLOGIX, INC.	19.6%	4,788,371 shares Series A-1 Convertible Participating
Houston, Texas		Preferred Stock, convertible into 4,788,371 shares
Developer and supporter of software used by the oil and gas		of common stock at $1.0441 per share (acquired
industry.		8-19-05 thru 6-15-08)	5,000,000	2
¥ THE WHITMORE MANUFACTURING COMPANY	80.0%	80 shares common stock (acquired 8-31-79)	1,600,000	47,500,000
Rockwall, Texas
Specialized surface mining, railroad and industrial
lubricants;coatings for automobiles and primary metals;
fluid contamination control devices.
MISCELLANEOUS	–	Ballast Point Ventures II, L.P. – 2.6% limited partnership
		interest (acquired 8-4-08 thru 11-3-09)	675,000	675,000
	–	BankCap Partners Fund I, L.P. – 6.0% limited partnership
		interest (acquired 7-14-06 thru 6-18-09)	5,513,837	5,179,842
	–	CapitalSouth Partners Fund III, L.P. – 2.0% limited partnership
		interest (acquired 1-22-08 and 2-12-09)	831,256	831,256
	–	Diamond State Ventures, L.P. – 1.8% limited partnership
		interest (acquired 10-12-99 thru 8-26-05)	76,000	186,852
	–	¥ Discovery Alliance, LLC – 90.0% limited liability company
		(acquired 9-12-08 thru 3-12-10)	750,000	750,000
	–	Essex Capital Corporation – 10% unsecured promissory
		note due 8-19-11 (acquired 8-16-09)	–	1,000,000
	–	First Capital Group of Texas III, L.P. – 3.0% limited partnership
		interest (acquired 12-26-00 thru 8-12-05)	778,895	451,208
	100.0%	¥ Humac Company – 1,041,000 shares common stock
		(acquired 1-31-75 and 12-31-75)	–	163,000
	–	STARTech Seed Fund I – 12.1% limited partnership
		interest (acquired 4-17-98 thru 1-5-00)	178,066	1
	–	STARTech Seed Fund II – 3.2% limited partnership
		interest (acquired 4-28-00 thru 2-23-05)	950,000	1
	–	Sterling Group Partners I, L.P. – 1.6% limited partnership
		interest (acquired 4-20-01 thru 1-24-05)	1,064,042	607,044
TOTAL INVESTMENTS			$100,022,994	$477,943,057
†Publicly-owned company; ¥ Control investment		‡Unrestricted securities as defined in Note (b)

Consolidated Schedule of Investments – March 31, 2009

Company	Equity (a)	Investment (b)	Cost	Value (c)
¥ ALAMO GROUP INC.	26.0%	2,830,300 shares common stock (acquired 4-1-73
Seguin, Texas		thru 5-25-07)	$ 2,190,937	$ 22,642,400
Tractor-mounted mowing and mobile excavation
equipment for governmental, industrial and agricultural
markets; street-sweeping equipment for municipalities.
ALL COMPONENTS, INC.	80.0%	8.25% subordinated note, due 2012 (acquired 6-27-07)	6,000,000	3,000,000
Austin, Texas		150,000 shares Series A Convertible Preferred
Electronics contract manufacturing; distribution and production		Stock, convertible into 600,000 shares of common
of memory and other components for computer manufacturers,		stock at $0.25 per share (acquired 9-16-94)	150,000	1
retailers and value-added resellers.		Warrants to purchase 350,000 shares of common stock at
		$11.00 per share, expiring 2017 (acquired 6-27-07)	–	–
			6,150,000	3,000,001
ATLANTIC CAPITAL BANCSHARES, INC.	2.0%	300,000 shares common stock (acquired 4-10-07)	3,000,000	3,000,000
Atlanta, Georgia
Holding company of Atlantic Capital Bank
a full service commercial bank.
¥ BALCO, INC.	90.9%	445,000 shares common stock and 60,920 shares Class B
Wichita, Kansas		non-voting common stock (acquired 10-25-83 and 5-30-02)	624,920	6,600,000
Specialty architectural products used in the construction and remodeling of commercial and institutional buildings.
BOXX TECHNOLOGIES, INC.	15.2%	3,125,354 shares Series B Convertible Preferred Stock,
Austin, Texas		convertible into 3,125,354 shares of common stock at
Workstations for computer graphic imaging and design.		$0.50 per share (acquired 8-20-99 thru 8-8-01)	1,500,000	2
¥ CMI HOLDING COMPANY, INC.	15.3%	10% convertiblesubordinated note, due 2009
Richardson, Texas		(acquired 7-2-07 thru 10-9-07)	2,363,347	1,000,000
Owns Chase Medical, which develops and sells devices used		2,327,658 shares Series A Convertible Preferred Stock,
in cardiac surgery to relieve congestive heart failure; develops		convertible into 2,327,658 shares of common stock at
and supports cardiac imaging systems.		$1.72 per share (acquired 8-21-02 and 6-4-03)	4,000,000	2
		Warrants to purchase 109,012 shares of common stock at
		$1.72 per share, expiring 2012 (acquired 4-7-04)	–	–
		Warrants to purchase 431,982 shares of Series A-1 Convertible
		Preferred Stock at $1.72 per share expiring 2017
		(acquired 7-2-07 and 6-9-09)	–	–
			6,363,347	1,000,002
†Publicly-owned company; ¥ Control investment		‡Unrestricted securities as defined in Note (b)

Consolidated Schedule of Investments – March 31, 2009

Company	Equity (a)	Investment (b)	Cost	Value (c)
CINATRA CLEAN TECHNOLOGIES, INC.	59.2%	10% subordinated secured promissory note, (acquired 7-14-08
Houston, Texas		thru 12-08-08)	$ 4,263,000	$ 4,263,000
Cleans above ground oil storage tanks with a patented,		1,128,649 shares Series A Convertible Preferred Stock,
automated system.		convertible into 1,128,649 shares of common stock at $1.00
		per share (acquired 7-14-08 and 11-19-08)	1,128,649	1,128,649
			5,391,649	5,391,649
¥ DENNIS TOOL COMPANY	67.4%	20,725 shares 5% Convertible Preferred Stock, convertible
Houston, Texas		into 20,725 shares of common stock at $48.25 per
Polycrystalline diamond compacts (PDCs) used in oil field drill		share (acquired 8-10-98)	999,981	999,981
bits and in mining and industrial applications.		140,137 shares common stock (acquired 3-7-94 and 8-10-98)	2,329,963	2,868,000
			3,329,944	3,867,981
†ENCORE WIRE CORPORATION	17.2%	4,086,750 shares common stock (acquired 7-16-92 thru
McKinney, Texas		10-7-98)	5,800,000	65,388,000
Electric wire and cable for residential, commercial and
industrial construction use.
EXTREME INTERNATIONAL, INC.	53.6%	13,035 shares Series A common stock (acquired 9-26-08
Sugar Land, Texas		and 12-18-08)	325,875	463,850
Owns Bill Young Productions, Texas Video and Post, and		39,359.18 shares Series C Convertible Preferred Stock,
Extreme Communications, which produce radio and television		convertible into 157,437.72 shares of common stock at
commercials and corporate communications videos.		$25.00 per share (acquired 9-30-03)	2,625,000	5,602,376
		3,750 shares 8% Series A Convertible Preferred Stock,
		convertible into 15,000 shares of common stock at $25.00
		per share (acquired 9-30-03)	375,000	533,774
			3,325,875	6,600,000
¥ HEELYS, INC.	31.1%	9,317,310 shares common stock (acquired 5-26-00)	102,490	13,975,965
Carrollton, Texas
Heelys stealth skate shoes, equipment and apparel sold
through sporting goods chains, department stores and
footware retailers.
†HOLOGIC, INC.	<1%	‡632,820 shares common stock (acquired 8-27-99)	220,000	8,277,286
Bedford, Massachusetts
Medical instruments including bone densitometers,
mammography devices and digital radiography systems.
¥ LIFEMARK GROUP	100.0%	1,449,026 shares common stock (acquired 7-16-69)	4,510,400	71,000,000
Hayward, California
Cemeteries, mausoleums and mortuaries located in
northern California.

†Publicly-owned company; ¥ Control investment		‡Unrestricted securities as defined in Note (b)

Consolidated Schedule of Investments – March 31, 2009

Company	Equity (a)	Investment (b)	Cost	Value (c)
¥ MEDIA RECOVERY, INC.	97.1%	800,000 shares Series A Convertible Preferred Stock,
Dallas, Texas		convertible into 800,000 shares of common stock at
Computer datacenter and office automation supplies and		$1.00 per share (acquired 11-4-97)	$ 800,000	$ 2,500,000
accessories; impact, tilt monitoring and temperature sensing devices		4,000,002 shares common stock (acquired 11-4-97)	4,615,000	12,300,000
to detect mishandled shipments; dunnage for protecting shipments.			5,415,000	14,800,000
PALLETONE, INC.	8.5%	12.3% senior subordinated notes due 2012
Bartow, Florida		(acquired 9-25-06)	1,553,150	2
Manufacturer of wooden pallets and pressure-treated		150,000 shares common stock (acquired 10-18-01)	150,000	2
lumber.		Warrant to purchase 15,294 shares of common stock
		at $1.00 per share, expiring 2011 (acquired 2-17-06)	45,746	–
			1,748,896	4
¥ PALM HARBOR HOMES, INC.	31.5%	7,855,121 shares common stock (acquired 1-3-85
Dallas, Texas		thru 7-31-95)	10,931,955	9,818,902
Integrated manufacturing, retailing, financing and insuring
of manufactured housing and modular homes.
¥ THE RECTORSEAL CORPORATION	100.0%	27,907 shares common stock (acquired 1-5-73 and
Houston, Texas		3-31-73)	52,600	107,200,000
Specialty chemicals for plumbing, HVAC, electrical,
construction, industrial, oil field and automotive applications;
smoke containment systems for building fires; also owns
20% of The Whitmore Manufacturing Company.
TCI HOLDINGS, INC.	–	21 shares 12% Series C Cumulative Compounding
Denver, Colorado		Preferred stock (acquired 1-30-90)	–	677,250
Cable television systems and microwave relay systems.
†TEXAS CAPITAL BANCSHARES, INC.	1.6%	‡489,656 shares common stock (acquired 5-1-00)	3,550,006	5,508,630
Dallas, Texas
Regional bank holding company with banking operations
in six Texas cities.
TRAX HOLDINGS, INC.	32.5%	1,061,279 shares Series A Convertible Preferred Stock, convertible
Scottsdale, Arizona		into 1,061,279 common stock at $4.71 per share
Provides a comprehensive set of solutions to improve the trans-		(acquired 12-8-08 and 2-17-09)	5,000,000	5,000,000
portation validation, accounting, payment and information
management process.
VIA HOLDINGS, INC.	28.1%	9,118 shares Series B Preferred Stock (acquired 9-19-05)	4,559,000	2
Sparks, Nevada		1,118 shares Series C Preferred Stock (acquired 11-1-07)	281,523	2
Designer, manufacturer and distributor of high-quality office			4,840,523	4
seating.
†Publicly-owned company; ¥ Control investment		‡Unrestricted securities as defined in Note (b)

Consolidated Schedule of Investments – March 31, 2009

Company	Equity (a)	Investment (b)	Cost	Value (c)
WELLOGIX, INC.	19.9%	4,788,371 shares Series A-1 Convertible Participating
Houston, Texas		Preferred Stock, convertible into 4,788,371 shares
Developer and supporter of software used by the oil and gas		of common stock at $1.0441 per share (acquired
industry.		8-19-05 thru 6-15-08)	$ 5,000,000	$ 2
¥ THE WHITMORE MANUFACTURING COMPANY	80.0%	80 shares common stock (acquired 8-31-79)	1,600,000	36,000,000
Rockwall, Texas
Specialized surface mining, railroad and industrial
lubricants;coatings for automobiles and primary metals;
fluid contamination control devices.
MISCELLANEOUS	–	Ballast Point Ventures II, L.P. – 2.6% limited partnership
		interest (acquired 8-4-08 thru 10-24-08)	375,000	375,000
	–	BankCap Partners Fund I, L.P. – 6.0% limited partnership
		interest (acquired 7-14-06 thru 10-10-08)	3,766,681	3,766,681
	–	CapitalSouth Partners Fund III, L.P. – 2.8% limited partnership
		interest (acquired 1-22-08 and 2-12-09)	831,256	831,256
	–	Diamond State Ventures, L.P. – 1.9% limited partnership
		interest (acquired 10-12-99 thru 8-26-05)	111,000	111,000
	–	¥ Discovery Alliance, LLC – 90.0% limited liability company
		(acquired 9-12-08 thru 3-1-09)	450,000	450,000
	–	First Capital Group of Texas III, L.P. – 3.0% limited partnership
		interest (acquired 12-26-00 thru 8-12-05)	964,604	840,260
	100.0%	¥ Humac Company – 1,041,000 shares common stock
		(acquired 1-31-75 and 12-31-75)	–	133,000
	–	STARTech Seed Fund I – 12.1% limited partnership
		interest (acquired 4-17-98 thru 1-5-00)	178,066	1
	–	STARTech Seed Fund II – 3.2% limited partnership
		interest (acquired 4-28-00 thru 2-23-05)	950,000	1
	–	Sterling Group Partners I, L.P. – 1.7% limited partnership
		interest (acquired 4-20-01 thru 1-24-05)	1,064,042	379,746
TOTAL INVESTMENTS			$89,339,191	$396,635,023
†Publicly-owned company; ¥ Control investment		‡Unrestricted securities as defined in Note (b)

Notes to Consolidated Schedule of Investments

(a) Equity

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

(b) Investments

Unrestricted  securities   (indicated  by  ‡)  are   freely   marketable securities having readily available market quotations.  All other securities are restricted securities which are subject to one or more restrictions on resale and are not freely marketable.  At March 31, 2010, restricted securities represented approximately 95.6% of the value of the consolidated investment portfolio.

Our investments are carried at fair value in accordance with the Investment Company Act of 1940 (the “1940 Act”) and FASB Accounting Standards Codification™ (ASC) Topic 820, Fair Value Measurements and Disclosures.  In accordance with the 1940 Act, unrestricted minority-owned publicly traded securities, for which the market quotations are readily available, are valued at the closing sale price for the NYSE listed securities and the lower of the closing bid price or the last sale price for NASDAQ securities on the valuation date; and restricted publicly traded securities and other privately held securities are valued as determined in good faith by our Board of Directors.

We adopted FASB ASC Topic 820 on April 1, 2008 (see footnote 1 in “Notes to Consolidated Financial Statements,” page 25).  ASC Topic 820 provides a framework for measuring the fair value of assets and liabilities along with guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings and provides for enhanced disclosures determined by the level within the hierarchy of information used for valuation.

ASC Topic 820 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.  ASC Topic 820 defines fair value in terms of the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the “exit price”) and excludes transaction costs.  Under ASC Topic 820, the fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset.  The principal market is the market in which the reporting entity would sell or transfer the asset with the greatest volume and level of activity for the asset.  In determining the principal market for an asset or liability under ASC, it is assumed that the reporting entity has access to the market as of the measurement date.  Our Board of Directors retained Duff & Phelps to provide limited scope third party valuation services on eight investments comprising 81.3% of our net asset value at March 31, 2010.  Please refer to our Form 10-K for full disclosure of Duff & Phelps’ services.

(c)  Value

Debt Securities are generally valued on the basis of the price the security would command in order to provide a yield-to-maturity equivalent to the present yield of comparable debt instruments of similar quality.  Issuers whose debt securities are judged to be of poor quality and doubtful collectability may instead be valued by assigning major percentage discounts commensurate with the quality of such debt securities.  Debt securities may also be valued based on the resulting value from the sale of the business at the estimated fair market value.

Partnership Interests, Preferred Equity and Common Equity including unrestricted marketable securities, which are valued at the closing sale price for the NYSE listed securities and the lower of the closing bid price or the last sale price for NASDAQ securities on the valuation date, and restricted marketable securities for which there is a public market, are valued at the closing sale price for the NYSE listed securities and the lower of the closing bid price or the last sale price for NASDAQ securities on the valuation date, adjusted in good faith by our Board of Directors if they deem a discount or premium would be likely or obtainable upon a sale or transfer of our interest.  For those without a principal market, the Board of Directors considers the financial condition and operating results of the issuer; the long-term potential of the business of the issuer; the market for and recent sales prices of the issuer’s securities; the values of similar securities issued by companies in similar businesses; the proportion of the issuer’s securities owned by the Company; protective put analysis based on the Black-Scholes option pricing model; the nature and duration of resale restrictions; and the nature of any rights enabling the Company to require the issuer to register restricted securities under applicable securities laws.  In determining the fair value of restricted securities, the Board of Directors considers the inherent value of such securities without regard to the restrictive feature and adjusts for any diminution in value resulting from restrictions on resale.  Investments, in certain entities that calculate net asset value per share (or its equivalent) and for which fair market value is not readily determinable, are valued using the net asset value per share (or its equivalent, such as member units or ownership interest in partners’ capital to which a proportionate share of net assets is attributed) of the investment.

Equity Warrants are valued on the basis of accepted formulas derived from empirical studies which define the market value of a warrant in relation to the market price of its common stock.  These formulas measure the “option value” of a warrant as well as its “exercise value” (the amount, if any, by which the value of the stock exceeds the exercise price of the warrant).  In applying such formulas, the market price of the stock is usually discounted to reflect the fact that the stock is restricted and the calculated value is of the warrant itself may be discounted (if deemed appropriate) to reflect its restrictive nature.  Generally, the option value is excluded if the formula indicates (i) the warrant expires within six months, (ii) the market price of the stock (discounted) is less than one-half of the exercise price of the warrant, or (iii) the market price of the stock (discounted) is more than two times the amount of the exercise price of the warrant.

(d)  Agreements between certain issuers and the Company provide that the issuers will bear substantially all costs in connection with the disposition of common stock, including those costs involved in registration under the Securities Act of 1933, but excluding underwriting discounts and commissions.  These agreements cover common stock owned at March 31, 2010 and common stock which may be acquired thereafter through the exercise of warrants and conversion of debentures and preferred stock.  They apply to restricted securities of all issuers in the investment portfolio of the Company except securities of the following issuers, which are not obligated to bear registration costs: Humac Company, Lifemark Group and The Whitmore Manufacturing Company.

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

Portfolio Changes During the Year

New Investments and Additions to Previous Investments

Amount
Ballast Point Ventures II, L.P.	$ 300,000
BankCap Partners Fund I, L.P.	1,747,156
Cinatra Clean Technologies, Inc..	1,737,300
CMI Holding Company, Inc.	1,150,000
Discovery Alliance, LLC	300,000
iMemories, Inc.	4,000,000
KBI Biopharma, Inc.	5,000,000
Palm Harbor Homes, Inc.	3,000,000
$17,234,456

Dispositions

		Amount
	Cost	Received
Dennis Tool Company	$3,329,944	$4,763,416
Diamond State Ventures	35,000	35,000
Essex Capital Corporation	-	206,522
First Capital Group of Texas	185,709	185,709

	$3,550,653	$5,190,647

Repayments Received		$3,000,000

Capital Southwest Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities

	March 31
Assets	2010	2009

Investments at market or fair value
Companies more than 25% owned
(Cost: 2010 – $26,178,302,
2009 - $29,208,246)	$330,147,325	$286,488,248
Companies 5% to 25% owned
(Cost: 2010 – $21,562,243,
2009 - $20,412,243)	73,589,142	66,388,010
Companies less than 5% owned
(Cost: 2010 – $52,282,449,
2009 - $39,718,702)	74,206,590	43,758,765

Total investments
(Cost: 2010 – $100,022,994,
2009 – $89,339,191)	477,943,057	396,635,023
Cash and cash equivalents	4,093,508	14,721,730
Receivables
Dividends and interest	1,012,782	498,506
Affiliates	864,943	16,706
Pension assets	7,068,957	5,468,861
Other assets	191,338	202,313

Total assets	$491,174,585	$417,543,139

	March 31
Liabilities	2010	2009

Other liabilities	$ 1,070,540	$ 253,294
Pension liability	1,082,941	934,427
Deferred income taxes	2,095,518	1,092,427
Total liabilities	4,248,999	2,280,148

Net Assets

Common stock, $1 par value: authorized,
5,000,000 shares; issued, 4,326,516
shares at March 31, 2010 and
March 31, 2009	4,326,516	4,326,516
Additional capital	126,554,546	124,571,029
Undistributed net investment income	2,061,109	2,963,640
Undistributed net realized gain on
Investments	-	42,622
Unrealized appreciation of investments	377,920,063	307,295,832
Treasury stock – at cost 584,878 shares
at March 31, 2010 and March 31,2009	(23,936,648)	(23,936,648)
Total net assets	486,925,586	415,262,991

Total liabilities and net assets	$491,174,585	$417,543,139
Net assets value per share
(on the 3,741,638 shares outstanding)	$ 130.14	$ 110.98

The accompanying Notes are an integral part of these Consolidated Financial Statements

Capital Southwest Corporation and Subsidiaries
Consolidated Statements of Operations

	Years Ended March 31
	2010	2009	2008
Investment income (see note 9):
Interest	$ 1,044,867	$ 1,375,215	$ 2,255,550
Dividends	3,788,680	11,533,878	3,656,833
Management and directors’ fees	1,275,759	1,076,039	882,300
	6,109,306	13,985,132	6,794,683
Operating expenses:
Salaries	2,839,070	2,294,187	1,619,008
Net pension benefit	(369,108)	(253,229)	(327,345)
Stock option expense	675,210	503,645	263,664
Professional fees	551,112	689,425	798,172
Other operating expenses	207,224	431,473	614,824
	3,903,508	3,665,501	2,968,323
Income before income taxes	2,205,798	10,319,631	3,826,360
Income tax expense	115,017	136,176	111,160
Net investment income	$ 2,090,781	$ 10,183,455	$ 3,715,200
Proceeds from disposition of investments	$ 5,190,647	$ 20,697,647	$ 1,433,891
Cost of investments sold	3,550,653	4,718,381	1,193,867
Net realized gain on investments before income taxes	1,639,994	15,979,266	240,024
Income tax expense	814,503	5,222,964	-
Net realized gain on investments	825,491	10,756,302	240,024
Net increase (decrease) in unrealized appreciation of investments	70,624,231	(159,247,203)	$(142,969,698)
Net realized and unrealized gain (loss) on investments	$71,449,722	$(148,490,901)	$(142,729,674)
Increase (decrease) in net assets from operations	$73,540,503	$(138,307,446)	$(139,014,474)

The accompanying Notes are an integral part of these Consolidated Financial Statements

Capital Southwest Corporation and Subsidiaries
Consolidated Statements of Changes in Net Assets

	Years Ended March 31
	2010	2009	2008
Operations:
Net investment income	$ 2,090,781	$ 10,183,455	$ 3,715,200
Net realized gain on investments	825,491	10,756,302	240,024
Net increase (decrease) in unrealized appreciation of investments	70,624,231	(159,247,203)	(142,969,698)
Increase (decrease) in net assets from operations	73,540,503	(138,307,446)	(139,014,474)
Distributions from:
Undistributed net investment income	(2,993,310)	(12,256,745)	(2,333,291)
Net realized gains deemed distribution to shareholders	(868,114)	(8,646,560)	-

Capital share transactions:
Allocated increase in share value for deemed distribution	868,114	8,646,560	-
Exercise of employee stock options	-	-	231,390
Change in pension plan funded status, net of tax	440,192	(1,473,329)	(1,178,764)
Stock option expense	675,210	503,645	263,664
Treasury stock	-	(16,903,346)	-
Increase (decrease) in net assets	71,662,595	(168,437,221)	(142,031,475)
Net assets, beginning of year	415,262,991	583,700,212	725,731,689
Net assets, end of year	$486,925,586	$ 415,262,991	$ 583,700,214

The accompanying Notes are an integral part of these Consolidated Financial Statements

Capital Southwest Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended March 31
	2010	2009	2008
Cash flows from operating activities
Increase (decrease) in net assets from operations	$ 73,540,503	$(138,307,446)	$(139,014,474)
Adjustments to reconcile increase (decrease) in net assets from operations to net cash provided by (used in) operating activities:
Proceeds from disposition of investments	5,190,647	20,697,647	1,433,891
Proceeds from repayment of debt securities	3,000,000	-	-
Purchases of securities	(17,234,456)	(13,030,107)	(10,733,536)
Maturities of securities	-	-	154,500
Depreciation and amortization	33,130	40,478	32,756
Net pension benefit	(369,108)	(253,229)	(327,345)
Net realized (gain) loss on investments before income taxes	(825,491)	(10,756,302)	(240,024)
Net (increase) decrease in unrealized appreciation of investments	(70,624,231)	159,247,203	142,969,698
Stock option expense	675,210	503,645	263,664
Increase in dividend and interest receivable	(514,278)	(364,160)	190,275
(Increase) decrease in receivables from affiliates	(617,026)	5,270	(8,705)
Increase in other assets	(22,155)	(33,358)	(80,195)
Increase (decrease) in other liabilities	817,246	7,620	(33,281)
Decrease in accrued pension cost	-	(68,934)	(135,768)
Increase in deferred income taxes	129,600	88,700	114,000
Net cash provided by (used in) operating activities	(6,820,409)	17,777,027	(5,414,544)
Cash flows from financing activities
Distributions from undistributed net investment income	(2,993,310)	(12,256,745)	(2,333,291)
Proceeds from exercise of employee stock options	-	-	231,390
Purchase of treasury stock	-	(16,903,346)	-
Payment of federal income tax for deemed capital gains distribution	(814,503)	(5,222,964)	-
Net cash used in financing activities	(3,807,813)	(34,383,055)	(2,101,901)
Net (decrease) in cash and cash equivalents	(10,628,222)	(16,606,028)	(7,516,445)
Cash and cash equivalents at beginning of year	14,721,730	31,327,758	38,844,203
Cash and cash equivalents at end of year	$ 4,093,508	$ 14,721,730	$ 31,327,758
Supplemental disclosure of cash flow information:
Cash paid during the year for: Interest	$ -	$ -	$ -
Income taxes	$ -	$ 3,756	$ -

The accompanying Notes are an integral part of these Consolidated Financial Statements

Notes to Consolidated Financial Statements

ORGANIZATION AND BASIS OF PRESENTATION

Organization

    Capital Southwest Corporation (“CSC” or the “Company”) was organized as a Texas corporation on April 19, 1961.  Until September 1969, we operated as a licensee under the Small Business Investment Act of 1958.  At that time, we transferred to our wholly-owned subsidiary, Capital Southwest Venture Corporation (“CSVC”) certain assets and our license as a small business investment company (“SBIC”).  CSVC is a closed-end, non-diversified investment company of the management type registered under the Investment Company Act of 1940 (the “1940 Act”).  Prior to March 30, 1988, we were registered as a closed-end, non-diversified investment company under the 1940 Act.  On that date, we elected to become a business development company subject to the provisions of 1940 Act, as amended by the Small Business Incentive Act of 1980.  Because we wholly own CSVC, the portfolios of both entities are referred to collectively as “our,” “we” and “us.”  Capital Southwest Management Company (“CSMC”), a wholly-owned subsidiary of CSC, is the management company for CSC and CSVC.  CSMC generally incurs all normal operating and administrative costs required for its day-to-day operations.

Our portfolio is a composite of companies in which we have majority interests, as well as a number of developing companies and marketable securities of established publicly-owned companies.  We make available significant managerial assistance to the companies in which we invest and believe that providing material assistance to such investee companies is critical to their business development activities.  When appropriate, CSMC receives a monthly fixed fee for their management services provided by the portfolio companies.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for investment companies.  Under the investment company rules and regulations pursuant to Article 6 of Regulation S-X and the Audit and Accounting Guide for Investment Companies issued by the American Institute of Certified Public Accountants (the “AICPA Guide”), we are precluded from consolidating any entity other than another investment company.  An exception to this general principle in the AICPA Guide occurs if the investment company has an investment in an operating company that provides services to the investment company.  Therefore, our consolidated financial statements include our management company, CSMC.

We classify our portfolio investments in accordance with the requirements of the 1940 Act.  Under the 1940 Act, “Control Investments” are defined as investments in which we own more than 25% of the voting securities or have rights to maintain greater than 50% of the board representation.  Under the 1940 Act, “Affiliate Investments” are defined as investments in which we own between 5% and 25% of the voting securities.  Under the 1940 Act, “Non-Control/Non-Affiliate Investments” are defined as investments that are neither Control Investments nor Affiliated Investments.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Significant Accounting Policies

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements of CSC, CSVC and CSMC (together, the “Company”).

Fair Value Measurements.  The Company adopted FASB ASC Topic 820 “Fair Value Measurements” on April 1, 2008.  ASC Topic 820 (1) creates a single definition of fair value, (2) establishes a framework for measuring fair value, and (3) expands disclosure requirements about items measured at fair value.  The Statement applies to both items recognized and reported at fair value in the financial statements and items disclosed at fair value in the notes to the financial statements.  The Statement does not change existing accounting rules governing what can or what must be recognized and reported at fair value in the Company’s financial statements, or disclosed at fair value in our notes to the financial statements.  Additionally, Topic 820 does not eliminate practicability exceptions that exist in accounting pronouncements amended by this Statement when measuring fair value.

Prior to ASC Topic 820, certain measurements of fair value were based on the price that would be paid to acquire an asset, or received to assume a liability (an entry price).  FASB Topic 820 clarifies the definition of fair value as the price that would be received from the sale of an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (that is, an exit price).  The exit price is based on the amount that the holder of the asset or liability would receive or need to pay in an actual transaction (or in a hypothetical transaction if an actual transaction does not exist) at the measurement date.  In some circumstances, the entry and exit price may be the same; however, they are conceptually different.

Fair value is generally determined based on quoted market prices in the active markets for identical assets or liabilities.  If quoted market prices are not available, the Company uses valuation techniques that place greater reliance on observable inputs and less reliance on unobservable inputs.  Due to the inherent uncertainty in the valuation process, the Company’s estimate of fair value may differ materially from the values that would have been used had a ready market for the securities existed.  In addition, changes in the market environment, portfolio company performance and other events may occur over the lives of the investments may cause the gains or losses ultimately realized on these investments to be materially different than the valuations currently assigned.  We determine the fair value of each individual investment and record changes in fair value as unrealized appreciation or depreciation.

Pursuant to our internal valuation process, each portfolio company is valued once a quarter.  In addition to our internal valuation process, our Board of Directors retains a nationally recognized firm to provide limited scope third party valuation services on certain portfolio investments.  Our Board of Directors retained Duff & Phelps to provide limited scope third party valuation services on eight investments comprising 81.3% of our net asset value at March 31, 2010.  Please refer to our Form 10-K for full disclosure of Duff & Phelps’ services.

We believe our investments at March 31, 2010 and 2009 approximate fair value as of those dates based on the market in which we operate and other conditions in existence at those reporting periods.

Cash and Cash Equivalents.  Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less at the date of purchase.  Cash and cash equivalents are carried at cost, which approximates fair value.

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

    Interest and Dividend Income.  Interest and dividend income is recorded on an accrual basis to the extent amounts are expected to be collected.  Dividend income is recorded at ex-dividend date for marketable securities and restricted securities.  In accordance with our valuation policy, accrued interest and dividend income is evaluated periodically for collectability.  When a debt or loan becomes 90 days or more past due, and if we otherwise do not expect the debtor to be able to service all of its debt or other obligations, we will generally establish a reserve against the interest or dividend income, thereby placing the loan or debt security’s status on non-accrual basis and cease recognizing interest income on that loan or debt security until the borrower has demonstrated the ability and intent to pay contractual amounts due.  If a loan or debt security’s status significantly improves regarding ability to service the debt or other obligations, it will be restored to accrual basis.

    Federal Income Taxes.  CSC and CSVC have elected and intend to comply with the requirements of the Internal Revenue Code (IRC) necessary to qualify as regulated investment companies (RICs).  By meeting these requirements, they will not be subject to corporate federal income taxes on ordinary income distributed to shareholders.  In order to comply as a RIC, each company is required to timely distribute to its shareholders at least 90% of investment taxable income, as defined by the Code, each year.  Taxable income generally differs from net income for financial reporting purposes due to temporary and permanent differences in the recognition of income and expenses.  Taxable income generally excludes net unrealized appreciation or depreciation, as investment gains or losses are not included in taxable income until they are realized.  The Company’s policy is to retain and pay the 35% corporate tax on realized long-term capital gains.  For investment companies that qualify as RICs under the IRC, federal income taxes payable on security gains that the company elects to retain are accrued only on the last day of the tax year, December 31.  Therefore, CSC and CSVC made no provision for federal income taxes on such gains and net investment income in their financial statements.

CSMC, a wholly owned subsidiary of CSC, is not a RIC and is required to pay taxes at the current corporate rate.

The Company accounts for interest and penalties as part of operating expenses.  There were no interest or penalties incurred during the years ended March 31, 2010, 2009 and 2008.

Deferred Taxes.  The Company sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its controlled affiliates.  Deferred taxes related to the qualified defined benefit pension plan are recorded as incurred.

   Stock-Based Compensation.  At March 31, 2010, the Company has two stock-based incentive compensation plans. These plans encourage and enable the officers, employees, non-employee directors, and other key persons of the Company to acquire an interest in the Company. We account for our share-based compensation using the fair value method, as prescribed by ASC 718, Compensation – Stock Compensation.  Accordingly,  we recognize compensation cost over the straight-line method for all share-based payments granted on or after that date and for all awards granted to employees prior to April 1, 2006 that remain unvested on that date.  The fair value of stock options are determined on the date of grant using the Black-Scholes pricing model and are expensed over the vesting period of the related stock options.  See “Note 5, Stock-Based Compensation” for further discussion.

Defined Pension Benefits and Other Postretirement Plans.  We record annual amounts relating to defined benefit pension plans based on calculations, which include various actuarial assumptions such as discount rates and assumed rates of return depending on the pension plan.  Material changes in pension costs may occur in the future due to changes in the discount rate, changes in the expected long-term rate of return, changes in levels of contributions to the plans and other factors.  The funded status is the difference between the fair value of plan assets and the benefit obligation.  We recognize changes in the funded status of postretirement defined benefit plans in the Consolidated Statements of Assets and Liabilities in the year in which the changes occur and measure postretirement defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end.  The Company presently uses March 31 as the measurement date for all of its postretirement defined benefit plans.

   Concentration of Credit Risk.  The Company places its idle cash with financial institutions in various money market accounts, which routinely exceed the Federal Deposit Insurance Corporation insured limit.  As of March 31, 2010 and March 31, 2009, the Company’s money market account balances exceeded the Federal Deposit Insurance Corporation’s limits by $3.1 million and $13.8 million, respectively.

Recent Accounting Pronouncements

   ASC No. 715-20-50-Pension Plan and Postretirement Benefit Plan Disclosure. In December 2008, the FASB issued ASC No. 715-20-50, “Compensation –Retirement Benefits” (“ASC 715-20-50”).  ASC 715-20-50 requires enhanced disclosures about our plan assets for the defined benefit pension and other postretirement benefit plans.  The enhanced disclosures required by this ASC are intended to provide users of financial statements with a greater understanding of: (1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs (level 3) on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets.  This ASC became effective for us for our fiscal year ended March 31, 2010 and resulted in certain disclosures in Note 7.

   ASC No. 855-10-Subsequent Events.  In May 2009, the FASB issued ASC No. 855-10, “Subsequent Events” (“ASC 855-10”), which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  ASC 855-10 became effective in the first quarter of fiscal March 31, 2010 and did not have a material impact on our consolidated financial statements.  Additionally, in February 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-09, “Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”), which became effective upon issuance and amended the guidance on subsequent events to remove the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events.  We have evaluated certain events and transactions occurring after March 31, 2010 and, as disclosed in Note 10, we had one event that met the definition of a subsequent event for the period ended March 31, 2010.

   Accounting Standard Codification.  The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification™ (“ASC”) became effective on July 1, 2009.  At that date, the ASC became FASB’s officially recognized source of authoritative U.S. generally accepted accounting principles (“GAAP”) applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EIFT”) and related literature.  Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  All other accounting literature is considered non-authoritative.  The switch to ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies.  Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

   ASU No. 2009-05- Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value.  In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value” (“ASU 2009-05”), which amends ASC 820-10.  ASU 2009-05 provides clarification in circumstances when a quoted price in an active market for an identical liability is not available.  In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (1) the quoted price of the identical liability when traded as an asset; (2) quoted prices for similar liabilities when traded as assets; or (3) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income or market approach.  ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  Additionally, ASU 2009-5 clarifies that both a quoted price in an active market for an identical liability at the measurement date and the quoted price for an identical liability when traded as an asset in an active market when no adjustment to the quoted price of the asset are required are Level 1 fair value measurements.  This ASU became effective for us for our fiscal year ended March 31, 2010 and did not have a material impact on our consolidated financial statements.

ASU No. 2009-12—Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset per Share (or Its Equivalent).  In September 2009, the FASB issued ASU No. 2009-12 “Investments in Certain Entities That Calculate Net Asset Per Share (or Its Equivalent),” which provides further guidance for measuring the fair value of investments in certain entities that calculate net asset value per share or its equivalent; provided the investment does not have a readily determined fair value and the net asset value is calculated in a manner that is consistent with ASC Topic 946-Financial Services-Investment Companies, as of the reporting entities’ measurement date, including the measurement of all or substantially all of the underlying investments of the investee in accordance with Topic 820.  In such instances, a reporting entity is permitted to estimate the fair value of an investment using the net asset value per share. This ASU became effective for us for our fiscal year ended March 31, 2010 and did not have a material impact on our consolidated financial statements.

   ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. In January 2010, the FASB issued ASU No. 2010-06 “Improving Disclosures about Fair Value Measurements,” which provides more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. ASU 2010-06 is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activity on a gross basis, which is effective for annual periods beginning after December 15, 2010 and for interim periods within those fiscal years. The Company will adopt ASU 2010-06 in the first quarter of 2010, except for the requirement to provide the Level 3 activity on a gross basis, which will be adopted after December 15, 2010. The Company does not expect the adoption of these disclosures to have a material impact on our consolidated financial position or results of operations.

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

The levels of fair value inputs used to measure our investments are characterized in accordance with the fair value hierarchy established by ASC Topic 820 “Fair Value Measurements and Disclosures.”  Where inputs for an asset or liability fall in more than one level in the fair value hierarchy, the investment is classified in its entirety based on the lowest level input that is significant to that investment’s fair value measurement.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical investments (Level 1) and lowest priority to unobservable inputs (Level 3).  We use judgment and consider factors specific to the investment in determining the significance of an input to a fair value measurement.

The three levels of the fair value hierarchy and investments that fall into each of the levels are described below:

•
Level 1: Investments whose values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.  We use Level 1 inputs for publicly traded unrestricted securities for which we do not have a controlling interest.  Such investments are valued at the closing price for listed securities and at the lower of the closing bid price or the closing sale price for securities traded on the NASDAQ on the valuation date.

•
Level 2: Investments whose values are based on data other than the quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  We did not value any of our investments using level 2 inputs as of March 31, 2010.

•
Level 3: Investments whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the investment. We use Level 3 inputs for measuring the fair value of substantially all of our investments.  See “Notes to Consolidated Schedule of Investments” (c) on page 17 for the investment policy used to determine the fair value of these investments.

     As required by ASC 820, when the inputs used to measure a fair value fall within different levels of the hierarchy, the level within the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety.  For example, a level 3 fair value measurement may include inputs that are observable (Levels 1 and 2) and unobservable (3).  We conduct reviews of fair value hierarchy on a quarterly basis.  Changes in the observability of valuation inputs may result in a reclassification of certain assets.

The following fair value hierarchy tables set forth our investment portfolio by level as of March 31, 2010 and 2009 (in millions):

		Fair Value Measurements at 3/31/2010 Using
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Debt	$ 14.6	$ -	$-	$ 14.6
Partnership Interests	8.6	-	-	8.6
Preferred Equity	35.3	-	-	35.3
Common Equity	419.4	21.0	-	398.4
Total Investments	$477.9	$21.0	$-	$456.9

		Fair Value Measurements at 3/31/2009 Using
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Debt	$ 8.3	$-	$-	$ 8.3
Partnership Interests	6.8	-	-	6.8
Preferred Equity	16.4	-	-	16.4
Common Equity	365.2	13.8	-	351.4
Total Investments	$396.7	$13.8	$-	$382.9

The following tables set forth a summary of changes in the fair value of investment assets and liabilities measured using Level 3 inputs during the years ended March 31, 2010 (in millions):

Asset Category	Fair Value 3/31/09	Net Unrealized Appreciation (Depreciation)	Net New Investments (Divestitures)	Conversion of Security from Debt to Equity	Fair Value 3/31/10
Debt	$ 8.3	$ 4.9	$ 2.7	$(1.3)	$ 14.6
Partnership Interests	6.8	(0.2)	2.1	-	8.6
Preferred Equity	16.4	9.4	8.2	1.3	35.3
Common Equity	351.4	49.3	(2.3)	-	398.4
Total Investments	$382.9	$63.4	$10.7	$ -	$456.9

Asset Category	Fair Value 3/31/08	Net Unrealized Appreciation (Depreciation)	Net New Investments (Divestitures)	Conversion of Security from Debt to Equity	Fair Value 3/31/09
Debt	$ 9.0	$ (5.0)	$ 4.3	$-	$ 8.3
Partnership Interests	5.3	(0.9)	2.3	-	6.8
Preferred Equity	21.8	(11.5)	6.1	-	16.4
Common Equity	458.3	(107.2)	0.3	-	351.4
Equity Warrants	0.4	(0.4)	-	-	-
Total Investments	$494.8	$(124.9)	$13.0	$-	$382.9

 The amount of total gains for the years ended March 31, 2010 and 2009 included in change in net assets attributable to the change in net unrealized appreciation (depreciation) relating to assets (level 3) still held at reporting date was $63,933,254 and $(124,976,775), respectively.

3.      Income Taxes

    We operate to qualify as a RIC under Subchapter M of the IRC.  In order to qualify as a RIC, we must annually distribute at least 90% of our taxable ordinary income, based on our tax year, to our shareholders in a timely manner.  Ordinary income includes net short-term capital gains but excludes net long-term capital gains.  A RIC is not subject to federal income tax on the portion of its ordinary income and long-term capital gains that are distributed to its shareholders, including “deemed distributions” discussed below.  As permitted by the IRC, a RIC can designate dividends paid in the subsequent tax year as dividends of current year ordinary income and net long-term gains if those dividends are both declared by the extended due date of the RIC’s federal income tax return and paid to shareholders by the last day of the subsequent tax year.  We have a calendar tax year end of December 31.

We have distributed or intend to distribute sufficient dividends to eliminate taxable income for our completed tax years.  If we fail to satisfy the 90% distribution requirement or otherwise fail to qualify as a RIC in any tax year, we would be subject to tax in such year on all of our taxable income, regardless of whether we made any distributions to our shareholders. For the tax years ended December 31, 2009 and 2008, we declared and paid ordinary dividends in the amount of $2,993,310 and $12,256,745, respectively.

Additionally, we are also subject to a nondeductible federal excise tax of 4% if we do not distribute at least 98% of our investment company ordinary taxable income before the end of our tax year.  For the tax year ended December 31, 2009 we distributed 100% of our investment company ordinary taxable income.  As a result we have made no provision for income taxes on ordinary taxable income for the tax year ended December 31, 2009.

A RIC may elect to retain its long-term capital gains by designating them as a “deemed distribution” to its shareholders and paying a federal tax of 35% on the long-term capital gains for the benefit of its shareholders.  Shareholders would then report their share of the retained capital gains on their income tax returns as if it had been received and report a tax credit for the tax paid on their behalf by the RIC.  Shareholders then add the amount of the “deemed distribution,” net of such tax, to the basis of their shares. For the tax year ended December 31, 2009, we have estimated net long-term capital gains of $2,327,150 for tax purposes and $1,682,616 for book purposes, which we elected to retain and treat as deemed distributions to our shareholders.  Likewise, for the tax year ended December 31, 2008, we had net long-term capital gains of $14,922,751 for tax purposes and $15,936,644 for book purposes, which we elected to retain and treat as deemed distributions to our shareholders.  As a result of our election to retain long-term capital gains, we incurred federal taxes on behalf of our shareholders in the amount of $814,503 and $5,222,964 for the tax years ended December 31, 2009 and 2008, respectively.  As of December 31, 2009, we did not have any undistributed long-term capital gains since they are being treated as a “deemed distribution.”

For the tax years ended December 31, 2009 and 2008, CSC and CSVC qualified to be taxed as RICs.  We intend to meet the applicable qualifications to be taxed as a RIC in future years.  Management feels it is probable that we will maintain our RIC status for a period longer than one year.  However, either company’s ability to meet certain portfolio diversification requirements of RICs in future years may not be controllable by such company.

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

The following table sets forth a summary of our net realized gains on transactions by category:

Net Realized Gains On Transaction In	For the Tax Year Ended December 31,
Investment Securities of	2009	2008
Unaffiliated issuers	$ 206,522	$15,936,644
Affiliated issuers	1,433,472	-
Investments other than securities	-	-
Net realized gain on investments before taxes	$1,639,994	$15,936,644
Income tax expense	814,503	5,222,964
Net realized gain on investments	$825,491	$10,713,680
Net realized gains (for tax purposes)	$2,327,150	$14,922,751

As a result of our election to retain long-term capital gains, we incurred federal taxes on behalf of our shareholders in the amounts listed in the table above.  As of March 31, 2010, we did not have undistributed long-term capital gains (losses) since they are being treated as a “deemed distribution,” while we reported undistributed long-term capital gains of $42,622 as of March 31, 2009.

5.      Employee Stock Option Plan

    On July 20, 2009, shareholders approved our 2009 Stock Incentive Plan (the “2009 Plan”), which provides for the granting of stock options to employees and officers of the Company and authorizes the issuance of common stock upon exercise of such options for up to 140,000 shares.  All options are granted at or above market price, generally expire up to ten years from the date of grant, and are generally exercisable on or after the first anniversary of the date of grant in five annual installments.  Options to purchase 38,750 shares at a price of $76.74 (market price at the time of the grant) were granted on October 19, 2009.  Additionally, options to purchase 20,000 shares at a price of $95.79 (market price at time of the grant) were granted on March 22, 2010.  All 58,750 shares remain outstanding, thus leaving 81,250 options available for grant under the plan.

    The Company previously granted stock options under our 1999 Stock Option Plan (the “1999 Plan”), as approved by shareholders on July 19, 1999.  The 1999 Plan expired on April 19, 2009.  Options previously granted under the 1999 Plan and outstanding on July 20, 2009 continue to be governed by the provisions of the 1999 Plan.  All options granted under the 1999 Plan were granted at or above market price, generally expire up to ten years from the date of grant, and are generally exercisable on or after the first anniversary of the date of grant in five to ten annual installments.

We recognize compensation cost over the straight-line method for all share-based payments granted and for all awards granted to employees prior to April 1, 2006 that remain unvested.  The fair value of the stock options are determined on the date of grant using the “Black-Scholes Pricing Model” and are expensed over the vesting period of the related stock options.  Accordingly, for the years ended March 31, 2010, 2009 and 2008, we recognized compensation expense of $675,210, $503,645, and $263,664 respectively.

As of March 31, 2010, the total remaining unrecognized compensation cost related to non-vested stock options was $3,332,391, which will be amortized over the weighted-average service period of approximately 4.1 years.

The following table summarizes the 2009 Plan and the 1999 Plan price per option at grant date using the Black-Scholes Pricing Model:

		Black-Scholes Pricing Model Assumptions
	Weighted	Expected	Risk-Free		Expected
Date of	Average	Dividend	Interest	Expected	Life
Issuance	Fair Value	Yield	Rate	Volatility	(in years)

March 22, 2010	$32.56	0.84%	2.43%	37.8%	5
October 19, 2009	$25.36	1.04%	2.36%	37.6%	5

1999 Plan
July 30, 2008	$29.93	0.62%	3.36%	20.2%	5
July 21, 2008	$27.35	0.67%	3.41%	20.2%	5
July 16, 2007	$41.78	0.39%	4.95%	19.9%	5
July 17, 2006	$33.05	0.61%	5.04%	21.2%	7
May 15, 2006	$31.28	0.64%	5.08%	21.1%	7

The following summarizes activity in the stock option plans for the years ended March 31, 2010, 2009 and 2008:

	Number	Weighted Average
	of shares	Exercise Price
2009 Plan
Balance at March 31, 2009	-	$ -
Granted	58,750	83.23
Exercised	-	-
Canceled	-	-
Balance at March 31, 2010	58,750	$ 83.23

1999 Plan
Balance at March 31, 2008	70,400	$110.00
Granted	37,500	123.72
Exercised	-	-
Canceled	-	-
Balance at March 31, 2009	107,900	$114.78
Granted	-	-
Exercised	-	-
Canceled	-	-
Balance at March 31, 2010	107,900	$114.78
Combined Balance at March 31, 2010	166,650	$103.65

	Weighted Average Aggregate Intrinsic
	Remaining Contractual Term	Value
March 31, 2010
Outstanding	4.1 years	$4,889,443
Exercisable	3.4 years	$1,158,499

At March 31, 2010, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $65.00 to $152.98 and 4.1 years, respectively.  There were no options exercised during the years ended March 31, 2010 and March 31, 2009.  The total intrinsic value of options exercised during the years ended March 31, 2008 was $75,129.  The exercise prices ranged from $65.00 to $93.49 per share for the each of the years ended March 31, 2008.  New shares were issued for $231,390 cash received from option exercises for the years ended March 31, 2008.

At March 31, 2010, 2009 and 2008, the number of options exercisable was 38,960, 21,445 and 9,930, respectively and the weighted-average exercise price of those options was $107.94, $97.00 and $79.01, respectively.

6.      Employee Stock Ownership Plan

CSC and one of its controlled affiliates sponsor a qualified employee stock ownership plan (“ESOP”) in which certain employees participate.  Contributions to the plan, which are invested in CSC stock, are made at the discretion of the Board of Directors.  A participant’s interest in contributions to the ESOP fully vests after five years of active service.

Effective April 1, 2007, the vesting period for the ESOP is three years.  During the 3 years ended March 31, 2010, the Company made contributions to the ESOP, which were charged against net investment income, of $144,436 in 2010, $0 in 2009 and $94,210 in 2008.

7.      Retirement Plans

CSC sponsors a qualified defined benefit pension plan which covers its employees and employees of certain of its controlled affiliates.  The following information about the plan represents amounts and information related to CSC’s participation in the plan and is presented as though CSC sponsored a single-employer plan.  Benefits are based on years of service and an average of the highest five consecutive years of compensation during the last 10 years of employment.  The funding policy of the plan is to contribute annual amounts that are currently deductible for tax reporting purposes.  No contribution was made to the plan during the three years ended March 31, 2010.

Additionally, CSC sponsors an unfunded Retirement Restoration Plan, which is a nonqualified plan that provides for the payment, upon retirement, of the difference between the maximum annual payment permissible under the qualified retirement plan pursuant to Federal limitations and the amount which would otherwise have been payable under the qualified plan.

The following tables set forth the qualified plan’s net pension benefit, benefit obligation, fair value of plan assets, and amounts recognized in CSC’s consolidated statements of assets and liabilities at March 31, 2010, 2009 and 2008; as well as amounts recognized in CSC’s consolidated statements of assets and liabilities at March 31, 2010 and 2009:

	Years Ended March 31
	2010	2009	2008
Net pension benefit
Service cost-benefits earned during
the year	$ 116,746	$ 67,340	$ 67,514
Interest cost on projected benefit obligation	191,936	290,310	222,895
Expected return on assets	(735,366)	(732,837)	(673,366)
Net amortization	9,006	3,725	3,725
Net pension benefit from qualified plan	$ (417,678)	$ (371,462)	$ (379,232)

Change in benefit obligation
Benefit obligation at beginning
of year	$2,914,813	$3,699,285	$3,965,100
Service cost	116,746	67,340	67,514
Interest cost	191,936	290,310	222,895
Actuarial gain (loss)	295,379	(916,874)	(160,840)
Benefits paid	(68,131)	(259,810)	(395,384)
Plan change	-	34,262	-
Benefit obligation at end of year	$3,450,443	$2,914,513	$3,699,285

	Years Ended March 31
Change in plan assets	2010	2009	2008
Fair value of plan assets at beginning
of year	$ 8,383,373	$11,120,337	$12,973,292
Actual return on plan assets	2,204,158	(2,477,154)	(1,457,571)
Benefits paid	(68,131)	(259,810)	(395,384)
Fair value of plan assets at end of
year	$10,519,400	$ 8,383,373	$11,120,337

Funded status and amounts recognized in our consolidated	Years Ended March 31
statements of assets and liabilities	2010	2009
Actuarial present value of benefit obligations:
Accumulated benefit obligation	$(3,076,629)	$(2,630,743)
Projected benefit obligation for service rendered to
date	$(3,450,443)	$(2,914,513)
Plan assets at fair value*	10,519,400	8,383,373
Funded status	7,068,957	5,468,860
Unrecognized net (gain) loss from past experience
different from that assumed and effects of
changes in assumptions	1,328,748	2,502,161
Unrecognized prior service costs	150,710	159,716
Additional asset, FAS 158	(1,479,458)	(2,661,877)
Prepaid pension cost included in pension assets	$ 7,068,957	$ 5,468,860

_____________
*Primarily equities and bonds including approximately 25,000 shares of CSC Common Stock.

The following tables set forth the retirement restoration plan’s net pension benefit and benefit obligation amounts at March 31, 2010, 2009 and 2008; as well as amounts recognized in CSC’s consolidated statements of assets and liabilities at March 31, 2010, 2009:

	Years Ended March 31
Net pension benefit	2010	2009	2008
Service cost-benefits earned during
the year	$ 26,847	$ 10,986	$ 10,483
Interest cost on projected benefit obligation	60,334	104,777	57,588
Net amortization	(38,605)	2,470	(16,186)
Net pension benefit from qualified plan	$48,576	$118,233	$ 51,885

	Years Ended March 31
	2010	2009	2008
Change in benefit obligation
Benefit obligation at beginning
of year	$ 934,427	$942,122	$1,178,891
Service cost	26,847	10,986	10,483
Interest cost	60,334	104,777	57,588
Actuarial gain (loss)	61,332	(74,613)	(169,072)
Benefits paid	-	(68,934)	(135,768)
Plan change	-	20,089	-
Benefit obligation at end of year	$1,082,941	$934,427	$ 942,122

	March 31
	2010	2009
Amounts recognized in our consolidated
statements of assets and liabilities
Projected benefit obligation	$(1,082,941)	$ (934,427)
Unrecognized net (gain) loss from past experience
different from that assumed and effects of
changes in assumptions	$ (347,741)	$(431,432$ )
Unrecognized prior service costs	(171,034)	(187,280)
Additional asset, FAS 158	518,775	618,712
Prepaid pension cost included in pension liabilities	$(1,082,941)	$ (934,427)

The following assumptions were used in estimating the actuarial present value of the projected benefit obligations:

	Years Ended March 31
	2010	2009	2008

Discount rate	6.00%	6.5%	6.25%
Rate of compensation increases	5.0%	5.0%	5.0%

The following assumptions were used in estimating the net periodic (income)/expense:

	Years Ended March 31
	2010	2009	2008

Discount rate	6.5%	6.25%	6.0%
Expected return on plan assets	6.5%	6.5%	6.5%
Rate of compensation increases	5.0%	5.0%	5.0%

Following are the expected benefit payments for the next five years and in the aggregate for the years 2016-2020:

	Years Ended March 31
						2016-
(In Thousands)	2011	2012	2013	2014	2015	2020
Qualified Plan	$60	$207	$199	$191	$184	$1,034
Restoration Plan	$18	$ 93	$ 89	$ 85	$ 82	$ 367

We use the “Citigroup Pension Liability Index” to determine the discount rate.  The expected rate of return on assets assumption was determined based on the anticipated performance of the various asset classes in the plan’s portfolio and the allocation of assets to each class.  The anticipated asset class return is developed using historical and predicted asset return performance, considering the investments underlying each asset class and expected investment performance based on forecasts of inflation, interest rates and market indices for fixed income and equity securities.

Plan Assets

CSC’s pension plan is administered by a board-appointed committee that has fiduciary responsibility for the plan’s management.  The trustee of the plan is JPMorgan Asset Management.  Currently, approximately 18% of the assets are selected and managed by the trustee and the remainder of the assets is managed by the committee, invested mostly in equity securities, including CSC stock.  The plan assets are invested using a total return approach whereby a mix of equity securities, debt securities and other investments are used to preserve asset values, diversify risk and achieve our targeted investment return benchmark.  Investment performance and asset allocation are measured and monitored on an ongoing basis.

Plan assets are managed in a balanced portfolio comprised of two major components: an equity portion and a fixed income portion.  The expected role of Plan equity investments is to maximize the long-term real growth of Fund assets, while the role of fixed income investments is to generate current income, provide for more stable periodic returns and provide some protection against prolonged decline in the market value of Fund equity investments.

The current target allocations for plan assets are 60-80% equity, 15-40% for fixed income, and 0-15% for cash and cash equivalents.  Equity investments include U.S. and foreign equities, as well as publicly traded and non-publicly traded mutual funds.  Fixed income securities include long-duration government obligations, government agency obligations and corporate obligations.

CSC’s pension plan asset allocations are as follows:

	Percentage of plan assets
	at March 31
Asset Category	2010	2009
Equity securities	74.2%	67.7%
Fixed income securities	16.5%	19.2%
Cash and cash equivalents	9.3%	13.1%
	100.0%	100.0%

The following fair value hierarchy table sets forth our pension plan investment portfolio by level as of March 31, 2010 (in millions):
		Fair Value Measurements at Reporting Date Using
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Equity securities (a)	$ 7.8	$6.4	$1.4	$-
Fixed income securities (b)	1.7	-	1.7	-
Cash and cash equivalents	1.0	1.0	-	-
Total	$10.5	$7.4	$3.1	$-

There were no plan assets valued using significant unobservable inputs (level 3) as of March 31, 2010.
(a) This category includes investment in equity securities of large, medium and small companies and equity investments in foreign companies.  Mutual funds included in this category are valued using the net asset value per unit as of the valuation date.   These investments include shares of our common stock.  At March 31, 2010 and 2009, Capital Southwest Corporation common stock represented 21.9% and 22.7%, respectively, of the plan assets.
b) This category includes investments in investment grade fixed income instruments, primarily U.S. government obligations.

8.           Commitments

CSC has agreed, subject to certain conditions, to invest up to $5,518,463 in seven portfolio companies.

The Company leases office space under an operating lease which requires base annual rentals of approximately $101,000 through April, 2013. For the three years ended March 31, total rental expense charged to investment income was $92,075 in 2010, $84,117 in 2009 and $80,569 in 2008.

9.           Sources of Income

Income was derived from the following sources:

	Investment Income			Realized Gain
				(Loss) on
Years Ended				Investments
March 31			Other	Before Income
2010	Interest	Dividends	Income	Taxes
Companies more than
25% owned	$ 14,473	$3,359,942	$1,055,900	$1,433,472
Companies 5% to 25%
owned	1,500	326,940	13,000	–
Companies less than
5% owned	1,009,276	101,798	206,522	206,522
Other sources, including
temporary investments	19,618	–	337	-
	$1,044,867	$3,788,680	$1,275,759	$1,639,994

	Investment Income			Realized Gain
				(Loss) on
Years Ended				Investments
March 31			Other	Before Income
2009	Interest	Dividends	Income	Taxes
Companies more than
25% owned	$ –	$10,946,581	$1,055,000	$ –
Companies 5% to 25%
owned	249,417	326,940	20,750	–
Companies less than
5% owned	743,937	260,357	9	15,979,266
Other sources, including
temporary investments	381,861	–	337	-
	$1,375,215	$11,533,878	$1,076,039	$15,979,266

	Investment Income			Realized Gain
				(Loss) on
Years Ended				Investments
March 31			Other	Before Income
2008	Interest	Dividends	Income	Taxes
Companies more than
25% owned	$ –	$2,979,631	$839,800	$ –
Companies 5% to 25%
owned	364 ,762	326,940	42,500	–
Companies less than
5% owned	469,066	350,262	–	240,024
Other sources, including
temporary investments	1,421,722	–	–	–
	$2,255,550	$3,656,833	$882,300	$240,024

10.           Subsequent Events

On April 29, 2010 Capital Southwest Corporation, Lifemark Group, a wholly owned investment of the Company, NorthStar Memorial Group, LLC and NorthStar Cemetery Services of California, LLC, a wholly owned subsidiary of NorthStar (“Purchaser”), entered into a Stock Purchase Agreement, providing for the sale of all issued and outstanding shares of capital stock of Lifemark Group to Purchaser.

Consideration for the sale will be cash in the aggregate of $84,750,000.  Pursuant to terms of the Stock Purchase Agreement, the purchase price will be reduced by the amount of the Lifemark’s outstanding indebtedness.  The purchase price will also be subject to an adjustment based on certain estimated costs or expenses that have been or will be incurred by the Company or its subsidiary associated with, arising out of or relating to the distribution of certain assets.  In addition, the purchase is subject to customary adjustments based on the amount of Seller’s net assets at the time the sale is completed.

   The Stock Purchase Agreement contains representations and warranties, covenants, indemnification provisions and closing conditions that are customary for transactions of this type, including covenants by the Seller related to the conduct of business between the signing of the Stock Purchase Agreement and completion of the sale.  Completion of the transaction is subject to customary closing conditions for transactions of this type, including approval from the State of California.

SCHEDULE 12-14
Schedule of Investments in and Advances to Affiliates

Portfolio Company/Type of Investment (1)	Amount of Interest, Fees or Dividends Credited in Income (2)	Fair Value at March 31, 2009	Gross Additions (3)	Gross Reductions (4)	Fair Value at March 31, 2010
Control Investments
THE RECTORSEAL CORPORATION 27,907 shares of common stock	$ 2,477,870	$ 107,200,000	$ 13,000,000	$ -	$ 120,200,000
LIFEMARK GROUP 1,449,026 shares of common stock	500,000	71,000,000	-	-	71,000,000
THE WHITMORE MANUFACTURING COMPANY 80 shares of common stock	649,467	36,000,000	11,500,000	-	47,500,000
ALAMO GROUP INC. 2,830,300 shares of common stock	717,872	22,642,400	19,812,100	-	42,454,500
HEELYS, INC. 9,317,310 shares of common stock	-	13,975,965	5,869,905	-	19,845,870
MEDIA RECOVERY, INC 800,000 shares Series A Convertible Preferred Stock, convertible into 800,000 shares of common stock at $1.00	-	2,500,000	-	(300,000)	2,200,000
4,000,002 shares common stock	-	12,300,000	-	(1,100,000)	11,200,000
PALM HARBOR HOMES, INC. 7,855,121 shares common stock	46,972	9,818,902	3,000,000	(5,984,947)	6,833,955
BALCO, INC. 445,000 shares common stock and 60,920 shares Class B non-voting common stock	-	6,600,000	1,400,000	-	8,000,000
DENNIS TOOL COMPANY 20,725 shares 5% Convertible Preferred Stock, convertible into 20,725 shares of common stock at $48.25 per share	-	999,981	-	(999,981)	-
140,137 shares common stock	33,333	2,868,000	-	(2,868,000)	-
DISCOVERY ALLIANCE, LLC 90.0% limited liability company	-	450,000	300,000	-	750,000
HUMAC COMPANY 1,041,000 shares of common stock	4,800	133,000	30,000	-	163,000
Total Control Investments	$ 4,430,314	$ 286,488,248	$ 54,912,005	$ (11,252,928)	$ 330,147,325

Affiliated Investments
ENCORE WIRE CORPORATION 4,086,750 shares of common stock	$ 339,940	$ 65,388,000	$ 2,043,375	$ -	$ 67,431,375

SCHEDULE 12-14

Schedule of Investments in and Advances to Affiliates

Portfolio Company/Type of Investment (1)	Amount of Interest, Fees or Dividends Credited in Income (2)	Fair Value at March 31, 2009	Gross Additions (3)	Gross Reductions (4)	Fair Value at March 31, 2010
Affiliated Investments (continued)
CMI HOLDING COMPANY, INC. 10% Convertible Promissory Note, due 2009	$1,500	$1,000,000	$ -	$(1,000,000)	$ -
10% Convertible Promissory Note, due 2013	-	-	1,300,000		1,300,000
1,631,516 shares Series C-1 Convertible Preferred Stock, convertible into 1,631,516 shares of common stock at $2.15 per share	-	2	2,857,759	-	2,857,761
2,327,658 shares Series C-1 Convertible Preferred Stock, convertible into 2,327,658 shares of common stock at $1.72 per share	-	-	-	-	-
Warrants to purchase 109,012 shares of common stock at $1.72 per share, expiring 2012	-	-	-	-	-
Warrants to purchase 636,151 shares of Series A-1 Convertible Preferred Stock at $1.72 per share expiring 2017 and 2019	-	-		-	-
Warrants to purchase 90,698 shares of Series D or D-1 Convertible Preferred Stock at $1.72 per share expiring 2017	-	-	-	-	-
PALLETONE, INC. 12.3% Senior Subordinated Notes, $2,000,000 due 2012	-	2	1,999,998	-	2,000,000
150,000 shares of common stock	-	2	-	-	2
Warrant to purchase 15,294 shares of common stock at $1.00 per share, expiring 2011	-	-	-	-	-
BOXX TECHNOLOGIES, INC. 3,125,354 shares Series B Convertible Preferred Stock, convertible into 3,125,354 shares of common stock at $0.50 per share	-	2	-	-	2
WELLOGIX, INC. 4,788,371 shares Series A-1 Convertible Preferred Stock, convertible into 4,788,371 shares of common stock at $1.0441 per share	-	2	-	-	2
Total Affiliated Investments	$ 341,440	$ 66,388,010	$ 8,201,132	$ (1,000,000)	$ 73,589,142
Total Control & Affiliated Investments	$4,771,754	$352,876,258	$63,113,137	$(12,252,928)	$403,736,467

This schedule should be read in conjunction with the Company’s Consolidated Financial Statements, including the Schedules of Investments and Notes to Consolidated Financial Statements.

(1) The principal amount and ownership detail as shown in the Consolidated Schedules of Investments.

(2) Represents the total amount of interest, fees and dividends, credited to income for the portion of the year an investment was included in the Control or Non-Control/Non-Affiliate categories, respectively.

(3) Gross additions include increases in the cost basis of investments resulting from new portfolio investments, follow-on investments and accrued PIK interest, and the exchange of one or more existing securities for one or more new securities.  Gross additions also include net increases in unrealized appreciation or net decreases in unrealized depreciation as well as movement of an existing portfolio company into this category and out of a different category.

(4) Gross reductions included in decreases in the cost basis of investment resulting from principal payments or sales and exchanges of one or more existing securities for one or more new securities.  Gross reductions also include net increases in unrealized depreciation or net decreases in unrealized appreciation as well as the movement of an existing portfolio company out of this category and into a different category.

Selected Per Share Data and Ratios

	Years Ended March
	2010	2009	2008	2007	2006
Per Share Data
Investment income	$ 1.63	$ 3.74	$ 1.75	$ 1.79	$ 1.25
Operating expenses	(1.04)	(.98)	(.76)	(.57)	(.51)
Interest expense	-	-	-	(.12)	(.11)
Income taxes	(.03)	(.04)	(.03)	(.01)	(.01)
Net investment income	.56	2.72	.96	1.09	.62
Distributions from undistributed net investment income	(.80)	(3.28)	(.60)	(.60)	(.60)
Net realized gain (loss) net of tax	.22	2.87	.06	3.85	4.00
Net increase (decrease) in unrealized appreciation of investments	18.88	(42.56)	(36.76)	38.00	32.22
Treasury stock repurchase *
Exercise of employee stock options **	-	-	(.09)	(.49)	(.04)
Stock option expense	.18	.13	.07	.04	-
Net change in pension plan funded status	.12	(.39)	(.30)	-	-
Treasury Stock	-	1.40	-	-	-
Adjustment to initially apply FASB No	-	-	-	.30	-

Increase (decrease) in net asset value	19.16	(39.11)	(36.66)	42.19	36.20
Net asset value
Beginning of year	110.98	150.09	186.75	144.56	108.36
End of year	$130.14	$110.98	$150.09	$186.75	$144.56

Ratios and Supplemental Data
Ratio of operating expenses to average net assets	.87%	.71%	.46%	.36%	.42%
Ratio of net investment income to average net assets	.47%	1.96%	.58%	.68%	.51%
Portfolio turnover rate	1.16%	2.51%	.22%	.13%	2.36%

Net asset value total return	18.5%	(22.56)%	(19.27)%	29.85%	34.31%
Shares outstanding at end of period (000s omitted)	3,741	3,741	3,889	3,886	3,860

*  Net increase is due to purchases of Common Stock at prices less than beginning period net asset value.
**Net decrease is due to the exercise of employee stock options at prices less than beginning of period net asset value.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of the Company’s principal executive and principal financial officers and effected by the Company’s Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and include those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

●
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

●
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the effectiveness of our internal control over financial reporting as of March 31, 2010.  In making this assessment, management used the criteria described in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Based on the results of this assessment, management (including our Chief Executive Officer and our Chief Financial Officer) has concluded that, as of March 31, 2010, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company’s internal control over financial reporting has been audited by Grant Thornton LLP, the independent registered public accounting firm, as stated in their report which appears on the next page of this Annual Report on Form 10-K.

Date:  May 28, 2010

/s/ Gary L. Martin
Gary L. Martin
Chairman of the Board and President

/s/ Tracy L. Morris
Tracy L. Morris
Chief Financial Officer
(chief financial/accounting officer)

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Capital Southwest Corporation

We have audited  Capital Southwest Corporation (a Texas Corporation) and subsidiaries’, (the “Company”) internal control over financial reporting as of March 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of the Company as of March 31, 2010 and 2009, including the schedule of investments as of March 31, 2010 and 2009, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended March 31, 2010, and the selected per share data and ratios for each of the five years in the period ended March 31, 2010, and our report dated May 28, 2010 expressed an unqualified opinion and included explanatory paragraphs regarding the Company’s adoption of ASC 820, “Fair Value Measurements and Disclosures.”

/s/Grant Thornton, LLP
Dallas, Texas
May 28, 2010

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Capital Southwest Corporation

We have audited the accompanying consolidated statements of assets and liabilities of Capital Southwest Corporation (a Texas Corporation) and subsidiaries (the “Company”) as of March 31, 2010 and 2009, including the consolidated schedule of investments as of March 31, 2010 and 2009, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the three years in the period ended March 31, 2010, and the selected per share data and ratios for each of the five years in the period ended March 31, 2010. Our audits of the basic financial statements included the Schedule of Investments In and Advances to Affiliates. These financial statements, per share data and ratios and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements, per share data and ratios and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and selected per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification by examination of securities held by the custodian as of March 31, 2010 and 2009, and confirmation of securities not held by the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and the selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Capital Southwest Corporation and subsidiaries as of March 31, 2010 and 2009, and the results of their operations, changes in their net assets, and their cash flows for each of the three years in the period ended March 31, 2010, and the selected per share data and ratios for each of the five years in the period ended March 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the accompanying consolidated financial statements, effective April 1, 2008, the Company adopted Accounting Standard Codification (ASC) 820, “Fair Value Measurements and Disclosures.”

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Capital Southwest Corporation and subsidiaries’ internal control over financial reporting as of March 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated May 28, 2010, expressed an unqualified opinion thereon.

/s/ Grant Thornton LLP
Dallas, Texas
May 28, 2010

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

Net Investment Income

    The Company’s principal objective is to achieve capital appreciation. Therefore, a significant portion of the investment portfolio is structured to maximize the potential return from equity participation and provides minimal current yield in the form of interest or dividends.  The Company also earns interest income from the short-term investment of cash funds, and the annual amount of such income varies based upon the average level of funds invested during the year and fluctuations in short-term interest rates.  During the three years ended March 31, the Company had interest income from temporary cash investments of $19,618 in 2010, $381,498 in 2009 and $1,421,048 in 2008.  The Company also receives management fees primarily from its controlled affiliates which aggregated $984,800 in 2010, $984,800 in 2009 and $784,800 in 2008.  During the three years ended March 31, 2010, the Company recorded dividend income from the following sources:

	Years Ended March 31
	2010	2009	2008
Alamo Group Inc.	$ 679,272	$ 679,272	$ 678,732
Balco, Inc.	-	-	224,400
Dennis Tool Company	33,333	49,499	62,499
Encore Wire Corporation	326,940	326,940	326,940
Heelys, Inc.	-	9,317,310	-
Kimberly–Clark Corporation	-	89,529	167,481
Lifemark Group	-	-	571,333
PalletOne, Inc.	-	-	-
The RectorSeal Corporation	2,117,870	720,000	1,154,133
Sprint Nextel Corporation	-	-	6,750
TCI Holdings, Inc.	81,270	81,270	81,270
The Whitmore Manufacturing Company	529,467	180,000	288,533
Other	20,528	89,558	94,762
	$3,788,680	$11,533,878	$3,656,833

Total operating expenses, increased by $238,007 or 6.5% during the year ended March 31, 2010. While, total operating expenses, increased by $697,177 or 23.5% during the year ended March 31, 2009.  Due to the nature of its business, the majority of the Company’s operating expenses are related to employee and director compensation, office expenses, legal, professional and accounting fees and the net pension benefit.

Net Realized Gain (Loss) on Investments

    Net realized gain on investments was $1,639,994 (after income tax expense of $814,503) during the year ended March 31, 2010, compared with a gain of $10,756,302 (after income tax expense of $5,222,964) during 2009 and a gain of $240,024 during 2008.  Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation.  This strategy often dictates the long-term holding of portfolio securities in pursuit of increased values and increased unrealized appreciation, but may at opportune times dictate realizing gains or losses through the disposition of certain portfolio investments.

Net Increase/(Decrease) in Unrealized Appreciation of Investments

For the three years ended March 31, the Company recorded an increase in unrealized appreciation of investments of $70,624,231, in 2010 and a decrease of $159,247,203, in 2009 and a decrease of $142,969,698 in 2008.  As explained in the first paragraph of this discussion and analysis, the realization of gains or losses results in a corresponding decrease or increase in unrealized appreciation of investments. Set forth in the following table are the significant increases and decreases in unrealized appreciation excluding the effect of gains or losses realized during the year by portfolio company for securities held at the end of each year.

	Years Ended March 31
	2010	2009	2008
Alamo Group Inc.	$19,812,100	$(22,642,400)	$ (2,803,090)
All Components, Inc.	9,276,649	(9,600,000)	5,600,000
Encore Wire Corporation	2,043,375	14,303,625	(18,390,625)
Heelys, Inc.	5,869,905	(20,963,948)	(160,724,088)
The Whitmore Manufacturing
Company	11,500,000	(2,000,000)	12,000,000
Lifemark Group	-	-	31,000,000
Media Recovery, Inc.	(1,400,000)	(22,700,000)	(7,500,000)
Palm Harbor Homes, Inc.	(2,984,947)	(21,601,583)	(39,275,516)
The RectorSeal Corporation	13,000,000	(37,000,000)	46,200,000

As shown in the table for the year ended March 31, 2010, we sustained significant increases in several of our largest investments.  The largest increases in unrealized appreciation are attributable to Alamo Group, Inc., which increased $19,812,100; Heelys, Inc., which increased $5,869,905; Encore Wire Corporation, which increased $2,043,375, all due to an increase in their respective stock prices; as well as All Components, Inc., which increased $9,726,649 as a result of debt reduction on its senior credit facility.  The $13,000,000 increase in The RectorSeal Corporation was primarily attributable to the impact of increased valuations of companies operating within their respective sectors. The $11,500,000 increase in The Whitmore Manufacturing Company was attributable to improved earnings. Offsetting these increases were Media Recovery, Inc., which decreased $1,400,000 due to slowdowns in certain segments of their business; and Palm Harbor Homes, Inc., which decreased $2,984,947, due to a reduction in their stock price.

A description of the investments listed above and other material components of the investment portfolio are included elsewhere in this report under the caption “Consolidated Schedule of Investments – March 31, 2010 and 2009.”

Portfolio Investments

    During the year ended March 31, 2010, the Company invested $17,234,456 in various portfolio securities listed elsewhere in this report under the caption “Portfolio Changes During the Year,” which also lists dispositions of portfolio securities.  During the 2009 and 2008 fiscal years, the Company invested a total of $13,030,107 and $10,733,536, respectively.

Financial Liquidity and Capital Resources

At March 31, 2010, the Company had cash and cash equivalents of approximately $4.1 million.  Pursuant to the Small Business Administration (“SBA”) regulations, cash and cash equivalents of $2.7 million held by CSVC may not be transferred or advanced to CSC without the consent of the SBA.

   With the exception of a capital gain distribution made in the form of a distribution of the stock of a portfolio company in the fiscal year ended March 31, 1996, the Company has elected to retain all gains realized during the past 41 years.  Retention of future gains is viewed as an important source of funds to sustain the Company’s investment activity.  Approximately $21.0 million of the Company’s investment portfolio is represented by unrestricted publicly traded securities and represent a source of liquidity.

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

Contractual Obligations

As shown below, the Company had the following contractual obligations as of March 31, 2010.  For  information on our capital committments see Note 8 of the Consolidated Financial Statements.

	Payments Due By Period ($ in Thousands)
			2-3	More Than
Contractual Obligations	Total	1 Year	Years	3 Years
Operating lease obligations	$312	$101	$202	$9
Total	$312	$101	$202	$9

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

Selected Consolidated Financial Data
(all figures in thousands except per share data)

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
Financial Position (as of March 31)
Investments at cost	$87,602	$82,194	$91,462	$97,283	$84,546	$88,597	$71,642	$81,027	$89,339	$100,023
Unrealized appreciation	228,316	265,287	195,598	309,666	337,476	461,831	609,513	466,544	307,296	377,920
Investments at market or
fair value	315,918	347,481	287,060	406,949	422,022	550,428	681,155	547,571	396,635	477,943
Total assets	322,668	357,183	298,490	423,979	434,384	569,368	729,507	586,685	417,543	491,175
Notes payable *	16,000	14,000	23,000	20,500	13,000	8,000	-	-	-	-
Net assets	303,436	339,891	272,211	400,157	417,947	558,036	725,732	583,700	415,263	486,926
Shares outstanding	3,815	3,829	3,829	3,857	3,857	3,860	3,886	3,889	3,741	3,741
Changes in Net Assets (years ended March 31)
Net investment income	$ 1,723	$ 2,042	$ 2,299	$ 2,587	$ 2,406	$ 2,389	$ 4,233	$ 3,715	$10,183	$ 2,091
Net realized gain (loss)
on investments	(5,126)	(762)	2,007	12,603	(10,112)	15,451	14,966	240	10,756	826
Net increase (decrease) in
unrealized appreciation
before distributions	(10,311)	36,971	(69,689)	114,068	27,810	124,355	147,682	(142,969)	(159,246)	70,624
Increase (decrease) in net
assets from operations
before distributions	(13,714)	38,251	(65,383)	129,258	20,104	142,195	166,881	(139,014)	(138,307)	73,541
Cash dividends paid	(2,289)	(2,295)	(2,297)	(2,309)	(2,314)	(2,314)	(2,323)	(2,333)	(12,257)	(2,993)
Employee stock options
exercised		-	499	-	997	-	208	1,795	231	-
Stock option expense	-	-	-	-	-	-	169	263	503	675
Change in pension plan
funded status	-	-	-	-	-	-	-	(1,178)	(1,473)	440
Treasury stock	-	-	-	-	-	-	-	-	(16,903)	-
Adjustment to initially apply FASB
Statement No. 158 net of tax	-	-	-	-	-	-	1,173	-	-	-
Increase (decrease) in net assets	(16,003)	36,455	(67,680)	127,946	17,790	140,089	167,695	(142,031)	(168,437)	71,663
Per Share Data (as of March 31)
Net assets	$ 79.54	$ 88.77	$ 71.09	$103.75	$ 108.36	$144.56	$186.75	$150.09	$110.98	$ 130.14
Closing market price	65.00	68.75	48.15	75.47	79.10	95.50	153.67	123.72	76.39	90.88

Cash dividends paid	.60	.60	.60	.60	.60	.60	.60	.60	3.26	.80

•	Excludes quarter-end borrowing which is repaid on the first business day after year end.

Shareholder Information

Stock Transfer Agent

    American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038 (telephone 800-937-5449) serves as transfer agent for the Company’s common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

Shareholders

The Company had approximately 700 record holders of its common stock at March 31, 2010. This total does not include an estimated 4,000 shareholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms or banks.

Market Prices

The Company’s common stock trades on The Nasdaq Global Market under the symbol CSWC. The following high and low selling prices for the shares during each quarter of the last two fiscal years were taken from quotations provided to the Company by Nasdaq:

Quarter Ended	High	Low
March 31, 2010	$96.04	$78.51
December 31, 2009	79.95	71.72
September 30, 2009	82.90	69.60
June 30, 2009	84.21	67.60

Quarter Ended	High	Low
March 31, 2009	$109.66	$53.57
December 31, 2008	141.50	60.52
September 30, 2008	146.81	102.02
June 30, 2008	128.99	103.67

Dividends

The payment dates and amounts of cash dividends per share since April 1, 2008 are as follows:

Payment Date	Cash Dividend
May 30, 2008	$0.40
October 31, 2008	0.30
November 28, 2008	0.40
December 26, 2008	2.16
May 29, 2009	0.40
November 30, 2009	0.40

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

Annual Meeting

The Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 19, 2010, at 10:00 a.m. in the North Dallas Bank Tower Meeting Room (second floor), 12900 Preston Road, Dallas, Texas 75230.